As filed with the U.S. Securities and Exchange Commission on September 10, 2026

Registration No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZOAR LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1504, 15th Floor, Peninsula Square

18 Sung On Street, Hung Hom,

Kowloon, Hong Kong

+1-345-749-8307

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell L. Lampert, Esq. Joy Zhuoyao Hui, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 (212) 451-2965	Darrin M. Ocasio, Esq. Sharon Carroll, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange ActRule13e-4(i)(Cross-Border Issuer Tender Offer)	☐
Exchange ActRule14d-1(d)(Cross-Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION
DATED , 2026

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS OF IMPACT BIOMEDICAL INC.	PROSPECTUS FOR UP TO 180,000,000 ORDINARY SHARES OF ZOAR LIMITED

Proxy Statement/Prospectus dated [    ], 2026
and first mailed to the stockholders of Impact BioMedical Inc. on or about [    ], 2026

To the Stockholders of Impact BioMedical Inc.:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Impact BioMedical Inc., a Nevada corporation (which we refer to as “Impact,” “we,” “us” or “our”). The Special Meeting will be held on [________], 2026, at [_____], Eastern Standard Time, via a virtual meeting. You may attend the Special Meeting via a live interactive webcast at [_____]. You will need the 16-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Impact recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

Only stockholders of Impact (the “Impact Stockholders”) as of the close of business on [_______], 2026 (which is referred to as the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting.

The purpose of the Special Meeting is to consider and vote on the following proposals (collectively, the “Proposals”):

1.	The Business Combination Proposal — to adopt the merger and share exchange agreement, dated June 21, 2025, by and among Zoar Limited (f.k.a Dr Ashleys Limited), a Cayman Islands exempted company limited by shares (“PubCo”), Impact, Zoar Nevada Sub, Inc. (f.k.a Dr Ashleys Nevada Sub, Inc.), a Nevada corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), Zoar Labs Limited (f.k.a Dr Ashleys Bio Labs Limited), a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole stockholder (“Zoar Shareholder”) of Zoar (the “Original Merger and Share Exchange Agreement”). The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”);

2.	The Corporate Document Proposal — to approve the amended and restated memorandum and articles of association of PubCo (as the surviving company in the Business Combination (as defined below)) upon completion of the Business Combination. The Corporate Document Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Corporate Document Proposal will have no effect, even if approved; and

3.	The Adjournment Proposal — to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Business Combination Proposal at the time of the Special Meeting or to ensure that the accompanying proxy statement/prospectus or any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the Impact Stockholders.

Pursuant to the Merger and Share Exchange Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar from the Zoar Shareholder, which specifically involves the following transactions:

(a)	Merger Sub shall be merged with and into Impact with Impact being the surviving entity (the “Merger”);

(b)	all shares of common stock, par value $0.001 per share, of Impact (each an “Impact Share,” collectively, the “Impact Shares”) shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of ordinary shares of PubCo (“PubCo Shares”) (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the closing of the Business Combination (the “Closing”);

(c)	simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding ordinary shares, par value $0.0001 per share of Zoar (each a “Zoar Share,” collectively, the “Zoar Shares”), and as a result of which, all Zoar will become a wholly-owned subsidiary of PubCo (the “Share Exchange,” together with the Merger and such other transactions contemplated in the Merger and Share Exchange Agreement, the “Business Combination”);

(d)	simultaneous with the sale, assignment and transfer of all the issued and outstanding Zoar Shares from the Zoar Shareholder to PubCo, PubCo shall issue (i) to the Zoar Shareholder such number of PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to Chief Executive Officer of Impact 22,000 PubCo Shares, (iii) to DSS 228,000 PubCo Shares, and (iv) to BMI Capital International LLC a number of shares representing 1.00% of the total issued and outstanding PubCo Shares; and

(e)	simultaneous with or immediately following the Share Exchange, the amended and restated memorandum and articles of association of PubCo shall become effective.

The consummation of the Business Combination is subject to customary closing conditions, including, among others, (i) the adoption of the Merger and Share Exchange Agreement and the transactions contemplated thereby by the board of directors and the requisite stockholders of Impact and Zoar, (ii) the absence of any law or order by any governmental entity in effect that seeks to enjoin, make illegal, delay or otherwise restrain or prohibits the consummation of the Merger, (iii) NYSE’s approval of the PubCo Shares to be issued in the Merger and the Share Exchange being listed on the NYSE Amex, (iv) NYSE’s approval of the initial listing application, including a conditional approval, (v) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Impact, PubCo, or Zoar contained in the Merger and Share Exchange Agreement and the compliance by each party with the covenants contained in the Merger and Share Exchange Agreement, (vi) the absence of a material adverse effect with respect to each of Impact and Zoar, (vii) the registration statement as contemplated under the Merger and Share Exchange Agreement becoming effective, (viii) Impact having net cash of at least $10,000 at the Closing, (ix) Impact having net debt of $0 at the Closing, and (x) delivery of certain certificates and opinions as agreed to between the parties under the Merger and Share Exchange Agreement as of the effective time of the Merger (the “Merger Effective Time”) or the Closing, as applicable.

Immediately following the completion of the Business Combination, the Zoar Shareholder will control a majority of the voting power of the issued and outstanding PubCo Shares. As a result, PubCo will be a “controlled company” under Section 801(a) of the Company Guide of the NYSE Amex which provides that a company in which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, among others:

●	the requirement that a majority of the PubCo Board consist of “independent directors” as defined under the Company Guide of the NYSE Amex;

●	the requirement that the PubCo Board form a compensation committee composed entirely of independent directors; and

●	the requirement that the PubCo Board form nominating/corporate governance committee composed entirely of independent directors.

As a “controlled company,” PubCo is permitted to elect not to comply with certain corporate governance requirements. If PubCo relies on these exemptions in the future, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. As a foreign private issuer, PubCo must disclose in its next annual report on Form 20-F that it is a controlled company and the basis for that determination. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE Amex.

On June 21, 2025, concurrent with the execution and delivery of the Original Merger and Share Exchange Agreement and as a condition and inducement to Zoar’s willingness to enter into the Original Merger and Share Exchange Agreement, certain stockholders of Impact collectively holding 86.81% of Impact’s shareholding (the “Supporting Shareholders”) as on date of the Agreement on an as-converted basis, executed a certain support agreement in favor of Zoar (the “Original Voting and Support Agreement”), pursuant to which the Supporting Shareholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Impact to adopt the Merger and Share Exchange Agreement and thereby approve the transactions contemplated thereunder and against any offer or proposal, whether written or oral, contemplating or otherwise relating to any merger, consolidation, amalgamation or other similar transaction. Concurrently, DSS, Inc., PubCo, Impact and Frank D. Heuszel entered into a transition arrangement agreement (the “Original Transition Arrangement Agreement”) in order to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger and Share Exchange Agreement and in furtherance of the transactions contemplated thereunder.

On February 27, 2026, the parties to the Original Voting and Support Agreement entered into an amendment agreement which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Voting and Support Agreement”). The Amended and Restated Amendment to the Original Voting and Support Agreement reflects (i) the increase of the Supporting Shareholders’ Impact shareholding (the “DSS Ownership”) to 88.87%, representing the number of Impact Shares issued to DSS, Inc in connection with the conversion of a revolving promissory note and the number of Impact Shares issued to DSS BioHealth Security, Inc., in connection with the conversion of the Impact series A preferred stock, and (ii) exception to transfer restriction which permits DSS, Inc. and its subsidiaries to transfer Impact Shares by way of bona fide sales for cash or cash equivalents or grant of share pledge, security interest or other liens, subject to the conditions that (a) no such transfer shall in the aggregate reduce the DSS Ownership below 51% of the outstanding Impact Shares immediately prior to the Merger Effective Time, (b) the number of Impact Shares transferred by DSS, Inc. and its Subsidiaries on any trading day shall not exceed 20% of the total trading volume of Impact Shares on the principal trading market on such trading day, and (c) any sale of Impact Shares by DSS, Inc. or any of its Subsidiaries shall not be made at a price per share less than $0.50.

The foregoing summary of the Voting and Support Agreement is subject to, and qualified in its entirety by, the full text of the form of the Original Voting and Support Agreement and the Amended and Restated Amendment to the Original Voting and Support Agreement, copies of which are attached hereto as Annex C-1 and Annex C-2, respectively. Concurrently, the parties to the Original Transition Arrangement Agreement entered into an amendment agreement which was rescinded and superseded by an amendment dated June 30, 2026, which sets forth the hold harmless obligations of DSS, Inc and the agreement to issue DSS Shares in exchange for DSS. Inc.’s cooperation with the extension of the End Date (as defined in the Merger and Share Exchange Agreement) to July 1, 2026 (the “Amended and Restated Amendment to the Original Transition Arrangement”), and which was further amended by an amendment dated August 13, 2026, pursuant to which the parties agreed to issue an additional 100,000 PubCo Ordinary Shares to DSS. Inc. in exchange for its good faith cooperation with the further extension of the End Date to November 20, 2026 (the “Second Amended and Restated Amendment to the Original Transition Arrangement,” together with the Original Transition Arrangement, and the Amended and Restated Amendment to the Original Transition Arrangement, the “Transition Arrangement Agreement”). The foregoing summary of the Transition Arrangement Agreement is subject to, and qualified in its entirety by, the full text of the form of the Original Transition Arrangement Agreement, the Amended and Restated Amendment to the Original Transition Arrangement Agreement, and the Second Amended and Restated Amendment to the Original Transition Arrangement Agreement, copies of which are attached hereto as Annex D-1, Annex D-2, and Annex D-3, respectively and are incorporated herein by reference.

PubCo is an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operations and following the Business Combination, it will operate through its operating subsidiaries, primarily Zoar HK and IBO. PubCo and Zoar HK currently do not have or intend to set up any subsidiary in mainland China, and do not foresee the need to enter into any contractual arrangements with a variable interest entity (“VIE”) to establish a VIE structure in mainland China. For the years ended March 31, 2025 and 2026, Zoar HK, a Hong Kong incorporated company, generated all its revenues from markets outside China.

Pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.”

However, in light of the PRC government’s recent expansion of authority in Hong Kong, Zoar may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in, and having operations in, mainland China may also apply to operations in Hong Kong at any time and with little or no advance notice. There is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time with little or no advance notice or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder the ability of Zoar to continue its operations; (ii) could significantly limit or completely hinder the ability of PubCo to offer or continue to offer PubCo Ordinary Shares to investors; and (iii) may cause the value of the PubCo Ordinary Shares to significantly decline or become worthless.

The amended Cybersecurity Review Measures, published by the Cyberspace Administration of China (the “CAC”) and 12 other relevant PRC government authorities on December 28, 2021 and came into effect on February 15, 2022, provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services or data processing activities of such company affect or may affect national security. Zoar believes that on the basis that (i) its business operations are conducted in Hong Kong, (ii) it currently does not have or intends to set up any subsidiary or VIE structure in mainland China, (ii) it does not have any business operations in mainland China, and (iii) it possesses personal information of less than one million individuals in the PRC and it has never been recognized as a critical information infrastructure operator in the PRC, it is currently not required to obtain any permission or approval from the CAC or any other governmental authorities of mainland China to operate its business or to list PubCo Ordinary Shares on the U.S. exchanges and offer securities, nor has it been denied of any permissions or approvals from the authorities of mainland China.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect an issuer’s auditor for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange or “over-the-counter” markets. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (“Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). The PCAOB was required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. Marcum Asia CPAs LLP, the auditor of Zoar, is headquartered in New York, New York, and has been inspected by the PCAOB on a regular basis. Marcum Asia CPA LLP is not headquartered in mainland China or Hong Kong and was not identified as a firm subject to the PCAOB’s determination. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act.

Article 15 of the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, promulgated by the China Securities Regulatory Commission (the “CSRC”) on February 17, 2023 and became effective on March 31, 2023, provides that if the issuer meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by a mainland China company and such issuer shall fulfill the CSRC filing procedure prior to its listing on the foreign stock markets: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by mainland China companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. However, the determination as to whether or not an overseas offering and listing by a PRC domestic company is an indirect overseas offering and listing, shall be made on a “substance over form” basis. As advised by Tian Yuan Law Firm, PRC counsel of Zoar, and based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe Zoar is not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before PubCo Ordinary Shares can be listed or offered in the U.S because (i) Zoar HK does not, directly or indirectly, own or control any entity or subsidiary in mainland China, and the operating revenue, total profit, total assets or net assets do not derive from any entity in mainland China, and (ii) none of Zoar’s business activities are conducted in mainland China, and Zoar’s main places of business are not located in mainland China, and the senior managers in charge of the Company’s business operation and management are not mostly Chinese citizens or domiciled or have their habitual residence in mainland China. However, as the Overseas Listing Trial Measures were newly published, there are substantial uncertainties that the CSRC may take a view that is contrary to our understanding of the Overseas Listing Trial Measures because the CSRC may have substantial discretion over the determination of “indirect overseas offering and listing by a domestic company.”

At the Special Meeting, you will also be asked to consider and vote on the Adjournment Proposal to adjourn the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger and Share Exchange Agreement at the time of the Special Meeting or to ensure that the accompanying proxy statement/prospectus or any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Impact Stockholders.

The Board of Directors of Impact (the “Impact Board”), after considering the factors more fully described in the enclosed proxy statement/prospectus, unanimously: (1) determined that it is in the best interest of Impact and the Impact Stockholders to enter into the Merger and Share Exchange Agreement; (2) approve the adoption of the amended and restated memorandum and articles of association; and (3) approved Impact’s execution, delivery and performance of the Merger and Share Exchange Agreement and the consummation of the Business Combination and the other transactions contemplated by the Merger and Share Exchange Agreement.

The Impact Board unanimously recommends that you vote:

(1)	“FOR” the adoption of the Business Combination Proposal;

(2)	“FOR” the adoption of the Corporate Document Proposal;

(3)	“FOR” the adoption of the Adjournment Proposal.

The accompanying proxy statement/prospectus provides detailed information about the Special Meeting, the Merger and Share Exchange Agreement, and the Proposals to be considered at the Special Meeting. Copies of the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, the Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement are attached as Annex A-1, Annex A-2 and Annex A-3.

The accompanying proxy statement/prospectus also describes the actions and determinations of the Impact Board in connection with its evaluation of the Merger and Share Exchange Agreement and the Business Combination. Please read the proxy statement/prospectus and its annexes, including the Merger and Share Exchange Agreement, carefully and in their entirety, as they contain important information.

Even if you plan to virtually attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you virtually attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger and Share Exchange Agreement.

If you hold your shares through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. In most cases you may vote over the internet or telephone. Your bank, broker or other nominee cannot vote on either of the proposals to be considered at the Special Meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the Special Meeting, and that will have the same effect as voting against the adoption of the Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

If you have any questions or need assistance voting your shares, please contact our CEO, Frank D. Heuszel.

Name:	Frank D. Heuszel
Address:	275 Wiregrass Pkwy | Henrietta, NY 14586.
Phone:	(281) 415-6576
mail:	frank.heuszel@impactbiomedicalinc.com,

As noted above, the Impact Board unanimously recommends that Impact Stockholders vote “FOR” the adoption of the Business Combination Proposal, the Corporate Document Proposal and the Adjournment Proposal. We would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Frank D. Heuszel
Chief Executive Officer
Impact BioMedical Inc.

THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entre document and all Annexes, including the Merger and Share Exchange Agreement. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 38 of this proxy statement/prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Merger and Share Exchange Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated               , 2026, and is first being mailed to the stockholders of Impact BioMedical Inc on or about              , 2026.

Impact BioMedical Inc.

275 Wiregrass Pkwy

Henrietta, NY 14586.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF IMPACT BIOMEDICAL INC.

TO BE HELD ON _________, 2026

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

TO THE STOCKHOLDERS OF IMPACT BIOMEDICAL INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Impact BioMedical Inc., a Nevada corporation (“Impact,” “we,” “us,” or “our”), will be held on [_______], 2026, at [____], Eastern Standard Time, via a virtual meeting. You may attend the Special Meeting via a live interactive webcast at [______]. You will need the 16-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Impact recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.

The Special Meeting will be held for the sole purpose for the stockholders of Impact (the “Impact Stockholders”) of considering and voting upon the following proposals (the “Proposals”):

1.	The Business Combination Proposal — to adopt the merger and share exchange agreement, dated June 21, 2025, by and among Zoar Limited (f.k.a Dr Ashleys Limited), a Cayman Islands exempted company limited by shares (“PubCo”), Impact, Zoar Nevada Sub, Inc. (f.k.a Dr Ashleys Neveda Sub, Inc), a Nevada corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), Zoar Labs Limited (f.k.a Zoar Labs Limited), a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole stockholder (“Zoar Shareholder”) of Zoar (the “Original Merger and Share Exchange Agreement”). The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”);:

(a)	Merger Sub shall be merged with and into Impact with Impact being the surviving entity (the “Merger”);

(b)	all shares of common stock, par value $0.001 per share, of Impact (each an “Impact Share,” collectively, the “Impact Shares”), of all outstanding Impact Shares that is issued and outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”), shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of ordinary shares of PubCo (“PubCo Shares”) (subject to such adjustments solely mutually determined by PubCo and Impact) representing approximately 4.80% of the total issued and outstanding PubCo Shares at the closing of the Business Combination (as defined below) (the “Closing”);

(c)	simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding ordinary shares, par value $0.0001 per share of Zoar (each a “Zoar Share,” collectively, the “Zoar Shares”), and as a result of which, all Zoar will become a wholly-owned subsidiary of PubCo (the “Share Exchange,” together with the Merger and such other transactions contemplated in the Merger and Share Exchange Agreement, the “Business Combination”);

(d)	simultaneous with the sale, assignment and transfer of all the issued and outstanding Zoar Shares from the Zoar Shareholder to PubCo, PubCo shall issue (i) to the Zoar Shareholder 167,976,000 of PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to Chief Executive Officer of Impact 22,000 PubCo Shares, (iii) to DSS 228,000 PubCo Shares, and (iv) to BMI Capital International LLC 1,800,000 shares representing 1.00% of the total issued and outstanding PubCo Shares; and;

2.	The Corporate Document Proposal — to approve the amended and restated memorandum and articles of association of PubCo (as the surviving company in the Business Combination) upon completion of the Business Combination. The Corporate Document Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Corporate Document Proposal will have no effect, even if approved; and

4.	The Adjournment Proposal — to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Business Combination Proposal at the time of the Special Meeting or to ensure that the accompanying proxy statement/prospectus or any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the Impact Stockholders.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only Impact Stockholders as of the close of business on [______], 2026 (which is referred to as the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, the board of directors of Impact (the “Impact Board”) has unanimously determined that the terms and conditions of the Merger Agreement, including the Merger, are advisable and in the best interests of Impact and its stockholders, and unanimously recommends that you vote “FOR” Proposals No. 1 through 4. Impact Stockholders do not have dissenters’ or appraisal rights in connection with the Merger pursuant to Section 92A.380 of the Nevada Revised Statutes (the “NRS”).

Even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the adoption of the Merger and Share Exchange Agreement.

If you hold your shares through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. In most cases you may vote over the internet or telephone. Your bank, broker or other nominee cannot vote on either of the proposals to be considered at the Special Meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the Special Meeting, and that will have the same effect as voting against the adoption of the Proposals.

By Order of the Board of Directors,

Frank D. Heuszel

Chief Executive Officer

Houston, Texas

Dated:          [____], 2026

IMPORTANT INFORMATION

Even if you plan to attend the Special Meeting, we encourage you to submit your proxy as promptly as possible: (1) over the internet; (2) by telephone; or (3) by signing, dating and returning the enclosed proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience). You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the Special Meeting. In most cases you may vote over the internet or telephone. Your bank, broker or other nominee cannot vote on either of the Proposals to be considered at the Special Meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the Special Meeting, and that will have the same effect as voting against the adoption of the Merger and Share Exchange Agreement.

If you are a stockholder of record, voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must provide a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the Special Meeting.

We encourage you to read the accompanying proxy statement/prospectus and its annexes, carefully and in their entirety.

If you have any questions concerning the Business Combination Proposal and the Corporate Document Proposal the Special Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, Merger and Share Exchange Agreement contained in the annexes or any other documents filed by Impact with the U.S. Securities and Exchange Commission (the “SEC”), such information is available without charge upon written or oral request. If you have any questions or need assistance with voting, please contact Frank D. Heuszel, Chief Executive Officer of Impact.

Name:	Frank D. Heuszel
Chief Executive Officer
Address:	275 Wiregrass Pkwy Henrietta, NY 14586.
Phone:	(281) 415-6576
E-mail:	Frank.Heuszel@ImpactBioMedInc.com

ADDITIONAL INFORMATION

Impact files annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”), some of which are incorporated by reference herein. See “Where You Can Find More Information.”

You can obtain copies of documents filed by Impact, without charge, from the SEC’s website at www.sec.gov.

You may also obtain copies of documents filed by Impact with the SEC from Impact’s website at  investors.impactbiomedinc.com/.

You can also request copies of this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

Impact BioMedical Inc. 275 Wiregrass Pkwy Henrietta, NY 14586 (281) 415-6576	Zoar Limited 1504, 15th Floor, Peninsula Square 18 Sung On Street, Hung Hom, Kowloon, Hong Kong +1-345-749-8307

In addition, if you have questions about the Business Combination or the Special Meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Frank D. Heuszel, Chief Executive Officer of Impact.

Name:	Frank D. Heuszel
Chief Executive Officer
Address:	275 Wiregrass Pkwy Henrietta, NY 14586.
Phone:	(281) 415-6576
E-mail:	Frank.Heuszel@ImpactBioMedInc.com

You will not be charged for any of the documents that you request. If you would like to request documents, please do so by            , 2026 (which is five Business Days before the date of the Special Meeting) in order to receive them before the Special Meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by PubCo, constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the securities the PubCo will issue if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Special Meeting of Impact Stockholders at which Impact Stockholders will be asked to consider and vote upon the proposals disclosed herein.

No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Impact, PubCo or Zoar.

The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Impact, PubCo or Zoar since the date of the accompanying proxy statement/prospectus or that any information contained therein is correct as of any time subsequent to such date.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding, among other things, the plans, strategies and prospects, both business and financial, of Impact, PubCo and Zoar. These statements are based on the beliefs and assumptions of the management of Impact, PubCo and Zoar. Although the parties believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of Impact, PubCo and Zoar can assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

●	the inability to complete the Business Combination due to the failure to obtain Impact’s stockholder approval;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger and Share Exchange Agreement or substantial delay to the occurrence of Business Combination;

●	the ability to obtain and/or maintain the listing of PubCo Shares on the NYSE Amex following the Business Combination;

●	potential liability litigation, disputes and regulatory enforcement risks;

●	the outcome of any complaints or legal proceedings against Impact, including without limitation, a securities class action and claims from its prior and existing business partners and/or service providers;

●	the outcome of any complaints or legal proceedings that may be instituted against Impact, PubCo, Zoar and the Zoar Shareholder, including any legal proceedings relating to the Merger and Share Exchange Agreement and transactions contemplated therein, any legal proceedings initiated by the trade financing service providers of Zoar HK, and legal proceedings in India against Zoar Shareholder;

●	the ability of Zoar to satisfy payment obligations to trade credit service providers and to resolve liquidity constraints;

●	ability to generate sufficient proceeds from our operation and/or ability to raise additional funds to meet our working capital requirements;

●	the amounts and timing of collection of accounts receivable from our customers and the amounts and timing of payment of accounts payable to our CMOs;

●	the change in payment terms, including our CMOs shortening payment terms;

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●	the risk that the proposed Business Combination disrupts current plans and operations of Zoar or Impact as a result of the announcement and consummation of the Business Combination;

●	the inability to recognize the anticipated benefits of the Business Combination, which could result from among other things, competition, the inability to integrate the Zoar and Impact businesses or the inability of the combined business to generate revenue, grow and manage growth profitably;

●	unexpected costs related to the proposed Business Combination;

●	current and future economic and political conditions;

●	market demand for Zoar’s products and services in the markets within which Zoar operates or where Zoar targets to develop;

●	ability to procure any applicable regulatory licenses in the relevant jurisdictions within which Zoar and Impact operate or where Zoar targets to develop;

●	competition in the industry within which Zoar and Impact operate;

●	ability to implement business growth strategies in new markets by Zoar including the completion of the buildouts of the new facilities in Latvia;

●	ability to maintain and grow customer base;

●	future revenue, expenses, capital expenditures, and capital requirements;

●	Zoar’s ability to maintain and grow business relationship with third-party manufacturers and to develop its own production facilities, adjusting to change in applicable laws, regulations or government policies;

●	ability to protect intellectual property rights and secure the right to use other intellectual property that they deem to be essential or desirable to the conduct of business;

●	the loss of key employees or management personnel;

●	ability to hire and retain qualified management personnel and key employees;

●	general condition of the overall industry and market performance;

●	any further changes in US trade policy;

●	general political conditions, including “trade wars”;

●	fluctuations in currencies and interest rates;

●	the result of future financing efforts;

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

We caution readers of this proxy statement/prospectus not to place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, Zoar and Impact operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the companies’ management to predict all risks, nor can they assess the impact of all factors on the companies’ businesses or the extent to which any factor, or combination of factors, may cause the actual results of Zoar or Impact to differ materially from those contained in any forward-looking statements that may be made. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this proxy statement/prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

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You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus to conform these statements to actual results or to changes in our expectations.

You should read this proxy statement/prospectus and the documents that we reference in this proxy statement/prospectus and have filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

All forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement/prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

IMPORTANT INFORMATION ABOUT GAAP AND NON-GAAP FINANCIAL MEASURES

Each of the financial statements of PubCo, Zoar HK, and Impact included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. This proxy statement/prospectus includes certain references to financial measures that were not prepared in accordance with U.S. GAAP, including EBITDA. The presentation of this non-U.S. GAAP information is not meant to be considered in isolation or as a substitute for Zoar’s consolidated financial results prepared in accordance with U.S. GAAP.

TRADEMARKS AND TRADE NAMES

The names, logos and other trademarks of Impact, PubCo, Zoar or any of their affiliates appearing in this proxy statement/prospectus are the property of the respective owners. Solely for convenience, some of the trademarks logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Impact, PubCo or Zoar will not assert, to the fullest extent under applicable law, such respective owner’s rights or the rights of the applicable licensors to these trademarks and trade names. This proxy statement/prospectus contains additional trademarks and trade names of others. All trademarks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Impact, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction with such Party.

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“Ancillary Documents” means each agreement, instrument, certificate or document to be executed or delivered by any of the Parties in connection with or pursuant to the Merger and Share Exchange Agreement, including the Voting and Support Agreement and the Transition Arrangement Agreement.

“Acquisition Transaction” means, with respect to a Party, any transaction or series of related transactions (other than the Business Combination) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Impact Common Stock (in the case of Impact) or Company Capital Stock (in the case of the Company) or (iii) in which such Party or any of its Subsidiaries issues securities representing 20% or more of the outstanding shares of Impact Common Stock (in the case of Impact) or Company Capital Stock (in the case of the Company); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or a committee thereof).

For the avoidance of doubt, any transactions, series of related transactions, agreement or discussion entered into or proposed to enter into by the Company for purposes of raising capital that is otherwise in accordance with the terms of this Agreement shall not be deemed an Acquisition Transaction.

“Amendment to the Original Merger and Share Exchange Agreement” means the amendment to the Original Merger and Share Exchange Agreement, dated February 27, 2026, between Impact, PubCo, Zoar, Merger Sub and Zoar Shareholder.

“Amended and Restated Amendment to the Original Merger and Share Exchange Agreement” means the amended and restated amendment to the Original Merger and Share Exchange Agreement, dated June 30, 2026, between Impact, PubCo, Zoar, Merger Sub and Zoar Shareholder.

“Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement” means the second amended and restated amendment to the Original Merger and Share Exchange Agreement, dated August 13, 2026, between Impact, PubCo, Zoar, Merger Sub and Zoar Shareholder.

“Amendment to the Transition Arrangement Agreement” means the amendment to the Original Transition Arrangement Agreement, dated February 27, 2026, by and among PubCo, Impact, DSS, Inc., and Frank D. Heuszel.

“Amended and Restated Amendment to the Transition Arrangement Agreement” means the amended and restated amendment to the Original Transition Arrangement Agreement, dated June 30, 2026, by and among PubCo, Impact, DSS, Inc., and Frank D. Heuszel.

“Second Amended and Restated Amendment to the Transition Arrangement Agreement” means the second amended and restated amendment to the Original Transition Arrangement Agreement, dated August 13, 2026, by and among PubCo, Impact, DSS, Inc., and Frank D. Heuszel.

“Amendment to the Original Voting and Support Agreement” means the amendment to the Original Voting and Support Agreement, dated February 27, 2026 by and among PubCo, Merger Sub, Impact, Zoar, Zoar Shareholder and certain stockholders of Impact.

“Amended and Restated Amendment to the Original Voting and Support Agreement” means the amendment to the Original Voting and Support Agreement, dated June 30, 2026 by and among PubCo, Merger Sub, Impact, Zoar, Zoar Shareholder and certain stockholders of Impact.

“Business Combination” means the transactions contemplated by the Merger and Share Exchange Agreement, including the Merger and the Share Exchange.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“CDMO” means contract development and manufacturing organizations.

“Closing” means the closing of the Business Combination.

“CMO” means contract manufacturing organizations.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal with respect to the Company (other than by Impact or an Affiliate thereof and other than actions made in compliance with Section 8.5 of the Merger and Share Exchange Agreement), (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company or (c) upon willful and material breach of the Company’s obligations set forth in the first sentence of Section 8.5(a) of the Merger and Share Exchange Agreement.

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“DSS Shares” means the aggregate of the DSS Shares First Batch and the DSS Shares Second Batch.

“DSS Shares First Batch” means 53,000 PubCo Shares to be issued to DSS Inc., which will be deducted from the Zoar Share Consideration at Closing,

“DSS Shares Second Batch” means 75,000 PubCo Shares to be issued to DSS Inc., which will be deducted from the Zoar Share Consideration.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including NYSE).

“Hong Kong Co” means Zoar HK Limited (f.k.a “Dr Ashleys Limited”), a Hong Kong company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Impact” means Impact BioMedical Inc., a Nevada corporation.

“Impact Articles” means the Amended and Restated Articles of Incorporation of Impact dated July 29, 2020, as the same may be amended or modified from time to time after the date hereof (including as amended on November 21, 2023).

“Impact Board” means the Board of Directors of Impact.

“Impact Compensation Shares” means the issuance of 22,000 PubCo Shares to the Chief Executive Officer of Impact pursuant to the Merger and Share Exchange Agreement.

“Impact Equity Plan” means Impact’s 2023 Employee, Director and Consultant Equity Incentive Plan, as amended and restated from time to time.

“Impact Merger Consideration” means approximately 8,640,000 shares of PubCo Shares, which number is subject to adjustments mutually agreed by PubCo and Impact, representing 4.80% of the total issued and outstanding PubCo Shares at the Closing, to be issued to the Impact Stockholders on a pro rata basis at Closing.

“Impact Stockholder” means a holder of Impact Shares.

“Impact Stockholder Approval” means the approval and adoption of the Proposals by the Requisite Vote of Impact Stockholders at the Special Meeting.

“Impact Securities” means, collectively, the Impact Shares, the Impact Options and the Impact Warrants.

“Impact Shares” means the shares of common stock of Impact, $0.001 par value per share.

“Impact Triggering Event” shall be deemed to have occurred if: (a) Impact shall have failed to include in the Proxy Statement the Impact Board Recommendation, (b)(i) the Impact Board or any committee thereof shall have made an Impact Board Adverse Recommendation Change or (ii) the Impact Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal with respect to an acquisition of Impact (other than by the Company or an Affiliate thereof and other than actions made in compliance with Section 8.5 of the Merger and Share Exchange Agreement (except for an Impact Board Adverse Recommendation Change, as defined in the Merger and Share Exchange Agreement)), (c) Impact shall have entered into any letter of intent or similar document or any similar Contract relating to any Acquisition Proposal or (d) upon willful and material breach of Impact’s obligations set forth in the first sentence of Section 8.5.

“IPO” means the initial public offering of Impact pursuant to the final prospectus, dated September 16, 2024 and filed with the SEC on September 17, 2024.

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“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger” means the merger of Merger Sub with and into Impact, with Impact continuing as the surviving entity and a wholly owned subsidiary of PubCo.

“Merger Effective Time” means the time that Merger Sub and Impact cause the Merger to be consummated by filing the executed Articles of Merger with the Secretary of State of the State of Nevada in accordance with NRS Chapter 92A, or at such later time as may be agreed by Merger Sub and Impact (with the prior written consent of Zoar) in writing and specified in the Articles of Merger.

“Merger and Share Exchange Agreement” means the Original Merger and Share Exchange Agreement, dated June 21, 2025, between Impact, PubCo, Zoar, Merger Sub and Zoar Shareholder, amended by the Amendment to the Original Merger and Share Exchange Agreement, dated February 27, 2026, and as it may be subsequently amended from time to time.

“Merger Sub” means Zoar Nevada Sub, Inc., a Nevada corporation.

“Merger Sub Shares” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“NRS” means the Nevada Revised Statutes, as amended.

“NYSE Amex” means the NYSE American.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Merger and Share Exchange Agreement” means the merger and share exchange agreement, dated June 21, 2025, by and among Impact, PubCo, Zoar, Merger Sub and Zoar Shareholder.

“Original Transition Arrangement Agreement” means the transition arrangement agreement, dated June 21, 2025, by and among PubCo, Impact, DSS, Inc., and Frank D. Heuszel to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger and Share Exchange Agreement and in furtherance of the transactions contemplated thereunder.

“Original Voting and Support Agreement” means the voting and support agreement, dated June 21, 2025, by and among PubCo, Merger Sub, Impact, Zoar, Zoar Shareholder and certain stockholders of Impact.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“PRC” means People’s Republic of China, which, for the purpose of this proxy statement/prospectus, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Proposals” means the Business Combination Proposal, the Corporate Document Proposal and the Adjournment Proposals, as described in the forepart of this proxy statement/prospectus.

“PubCo” means Zoar Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“PubCo Board” means the Board of Directors of PubCo following the Business Combination.

“PubCo Shares” means the ordinary shares, $0.0001 par value per share, of PubCo.

“Record Date” means [  ], 2026, the record date for the Special Meeting.

“Registration Statement” means the registration statement on Form F-4 of which this proxy statement/prospectus is a part.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Company Stockholder Vote” means the written consent or affirmative votes of Zoar Shareholder are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve the Merger and Share Exchange Agreement and approve the Business Combination.

“Requisite Vote” means the approval of at least a majority of the outstanding Impact Shares that are entitled to vote at the Special Meeting as of the Record Date present, in person or by proxy, and voting at the Special Meeting.

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“NYSE Reverse Split” means a reverse stock split of all outstanding shares of Impact Common Stock at a reverse stock split ratio mutually agreed to by Impact and the Company.

“Rupus” and “Dr Vishys” means Dr Vishys SIA Limited (formerly known as Rupus Global Limited), a Hong Kong company.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Exchange” means the acquisition by PubCo of all issued and outstanding Zoar Shares from the Zoar Shareholder in exchange for the issuance of PubCo Shares by PubCo to the Zoar Shareholder.

“Special Meeting” means the special stockholders’ meeting of Impact at which the Impact Stockholders will vote on the Proposals.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Trading Day” means any day on which PubCo Shares are actually traded on the NYSE Amex (or the exchange on which PubCo Shares are then listed).

“Transition Arrangement Agreement” means the transition arrangement agreement, dated June 21, 2025, by and among PubCo, Impact, DSS, Inc., and Frank D. Heuszel to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger and Share Exchange Agreement and in furtherance of the transactions contemplated thereunder.

“U.S. GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Voting and Support Agreement” means the Original Voting and Support Agreement, dated June 21, 2025, by and among PubCo, Merger Sub, Impact, Zoar, Zoar Shareholder and certain stockholders of Impact, pursuant to which each Supporting Investor agreed, among other things, to vote his, her or its Impact Shares in favor of the Business Combination and the Merger and Share Exchange Agreement at the Special Meeting, amended by the Amendment to the Original Voting and Support Agreement, and as it may be subsequently amended from time to time.

“Zoar” means Zoar Labs Limited (f.k.a “Dr Ashleys Bio Labs Limited”), an exempted company organized and existing under the laws of the Cayman Islands.

“Zoar Advisor” means BMI Capital International LLC, financial advisor to Zoar.

“Zoar HK” means the Hong Kong Co and Rupus, collectively.

“Zoar Share Consideration” means 167,976,000 shares of PubCo Shares, representing approximately 93.32% of the total issued and outstanding PubCo Shares at the Closing.

“Zoar Shareholder” means Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national and sole stockholder of Zoar.

“Zoar Shares” means the ordinary shares of Zoar.

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QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF IMPACT

The following questions and answers are intended to briefly address some commonly asked questions regarding the Business Combination, the Merger and Share Exchange Agreement and the proposals to be presented at the Special Meeting of Impact Stockholders. These questions and answers may not address all questions that may be important to you as an Impact Stockholder. Please refer to the section of this proxy statement/prospectus entitled “Summary” and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to and the information incorporated by reference into this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Q: Why am I receiving these materials?

A: On June 21, 2025, Impact BioMedical Inc. (“Impact”), Zoar Limited (f.k.a Dr Ashleys Limited), a Cayman Islands exempted company limited by shares (“PubCo”), Zoar Nevada Sub, Inc. (f.k.a Dr Ashleys Neveda Sub, Inc.), a Nevada corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), Zoar Labs Limited, a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole stockholder (“Zoar Shareholder”) of Zoar, entered into the Original Merger and Share Exchange Agreement (the “Original Merger and Share Exchange Agreement”). The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”). Pursuant to the Merger and Share Exchange Agreement, subject to the satisfactions of the terms and conditions of the Merger and Share Exchange Agreement, inter alia, Merger Sub shall be merged with and into Impact with Impact being the surviving entity and a wholly-owned subsidiary of PubCo. The Impact Board is furnishing this proxy statement/prospectus and form of proxy card to the Impact Stockholders in connection with the solicitation of proxies in favor of the Business Combination Proposal (as described below), the Corporate Document Proposal (as described below) and the Adjournment Proposal (as described below) (collectively, the “Proposals”) to be voted on at the Special Meeting. This proxy statement/prospectus includes information that PubCo and Impact are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. Impact Stockholders of record as of the close of business on [______], 2026, or the Record Date, may attend the Special Meeting and are entitled and requested to vote on the Proposals.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on [______], 2026, at [_____] a.m., Eastern Time, online at www.virtualstockholdermeeting.com/[_______].

Q: What is the proposed Merger and what effects will it have on Impact?

A: If the Business Combination Proposal is approved by the requisite number of Impact Shares, and the other closing conditions under the Merger and Share Exchange Agreement are satisfied or waived, Merger Sub, a wholly-owned subsidiary of PubCo, will merge with and into Impact, with Impact continuing as the surviving corporation. As a result of the Merger, Impact will become a wholly owned subsidiary of PubCo. Subject to the consummation of the other transactions contemplated therein (including the Share Exchange, as described below), the holders of such shares of common stock of Impact (the “Impact Shares”) shall be entitled to receive, on a pro rata basis, such number of ordinary shares of PubCo (the “PubCo Shares”) (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the closing (the “Closing”) of the Business Combination.

Q: What will I receive if the Business Combination is consummated?

A: At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Impact or PubCo, each Impact Share (after giving effect to the NYSE Reverse Split) that is issued and outstanding immediately prior to the Merger Effective Time, shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, a pro rata portion of the Impact Merger Consideration. Each Impact Share converted into the right to receive one PubCo Share will no longer be outstanding and will automatically be cancelled and will cease to exist at the Merger Effective Time. Each holder of the Impact Shares will thereafter cease to have any rights with respect to such securities, except the right to receive the Impact Merger Consideration (as defined below) into which the Impact Shares will have been converted in the Merger.

Under the Merger and Share Exchange Agreement, PubCo will issue (i) to the Zoar Shareholder 167,976,000 PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to the Impact Stockholders on a pro rata basis, a total of approximately 8,640,000 PubCo Shares (which number is subject to adjustments mutually agreed by Zoar and Impact) (collectively, the “Impact Merger Consideration”), (iii) to Chief Executive Officer of Impact 22,000 PubCo Shares (the “Impact Compensation Shares”), (iv) to DSS 228,000 PubCo Shares (the “DSS Shares”), and (v) to BMI Capital International LLC 1,800,000 PubCo Shares representing 1.00% of the total issued and outstanding PubCo Shares.

As a result of this structure, existing Impact Stockholders will experience significant dilution in their percentage ownership, from owning 100% of Impact before the Merger to collectively owning approximately 4.80% of the outstanding PubCo Shares upon completion of the Business Combination (before giving effect to the Impact Compensation Shares and the DSS Shares), while the Zoar Shareholder will own approximately 93.32% and the Zoar Advisor will own approximately 1.00%. The Impact Board nevertheless determined, after consultation with its financial advisor, Corporate Valuation Advisors, Inc. (“CVA”), and based on CVA’s valuation analyses of Zoar indicating an implied equity value range of approximately 814.8 million to 1,030.3 million and a negotiated Zoar valuation of 877.6 million within that range, that the Impact Merger Consideration and the resulting equity allocation, including such dilution, are fair, from a financial point of view, to Impacts unaffiliated stockholders.

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Impact expects that the PubCo Shares will be listed for trading on the NYSE Amex and that the PubCo Shares that Impact Stockholders will receive as Impact Merger Consideration will be registered under the Registration Statement of which this proxy statement/prospectus is a part and thereafter be freely tradeable by the Impact Stockholders that are not Affiliates of Impact.

PubCo intends to target an initial trading price for PubCo Shares immediately after the Closing of approximately $[●] per share in order to satisfy the listing standards of the NYSE Amex and facilitate efficient trading on the public markets.

For a full description of the Impact Merger Consideration, see the section of this proxy statement/prospectus entitled “The Business Combination — Effect of the Business Combination on Existing Impact Shares.”

Q: What portion of the PubCo Shares will the Impact Stockholders own immediately following the Business Combination?

A: Under the terms of the Merger and Share Exchange Agreement, after the Closing, Zoar Shareholder will own approximately [___]% of the total issued and outstanding PubCo Shares (prior to giving effect to the issuance of the Impact Compensation Shares and the DSS Shares) and the Impact Stockholders will own 4.80% of the PubCo Shares. The remaining 1.00% will be owned by the Zoar Advisor.

Q: Who will serve on the PubCo Board and as management?

A: At and after the Closing, PubCo will determine the officers of PubCo and the size and members of the board of directors of PubCo (the “PubCo Board”).

Q: Who will manage PubCo after the Business Combination, and what influence will Impact Stockholders have?

A: Following the Business Combination, PubCo’s senior management and board of directors will be designated by Zoar. At the Merger Effective Time, the directors and officers of Impact immediately prior to the Merger Effective Time will resign and automatically cease to hold office, and Impact, which will be renamed Zoar USA Inc., will become a wholly owned subsidiary of PubCo. The Zoar Shareholder is expected to own approximately 93.32% of the outstanding PubCo Shares immediately after the Business Combination and will therefore have the ability to control the outcome of substantially all matters submitted to a vote of PubCo’s shareholders, including the election and removal of directors and the approval of significant corporate transactions. As a result, Impact Stockholders, who will collectively own approximately 4.80% of the outstanding PubCo Shares (without giving effect to the DSS Shares and Impact Compensation Shares”), will have limited ability to influence PubCo’s management, policies and strategic direction after the Business Combination.

Q: Who is entitled to vote at the Special Meeting?

A: Only Impact Stockholders of record as of the close of business on the Record Date will be entitled to vote at the Special Meeting. If you hold your Impact Shares in “street name,” and you do not instruct your broker, bank, trust or other nominee how to vote your shares, then, because the Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Proposals. Instructions on how to vote shares held in “street name” are described under the question “How may I vote?” below.

Q: How may I vote?

A: For Impact Stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four ways:

●	by voting over the Internet using the website indicated on the enclosed proxy card;

●	by telephone using the toll-free number on the enclosed proxy card;

●	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

●	by attending the Special Meeting in a virtual format and voting by virtual ballot.

If you hold your Impact Shares in “street name”, you must instruct your broker, bank, trust or other nominee how to vote your shares; otherwise, because the Proposals are “non-routine matters,” your broker, bank, trust or other nominee would not have discretionary authority to vote your shares on the Proposals. Your broker, bank, trust or other nominee has enclosed a voting instruction form with this proxy statement/prospectus. We encourage you to authorize your broker, bank, trust or other nominee to vote your shares “FOR” each of the Proposals by following the instructions provided on the voting instruction form.

If you submit your proxy by internet, telephone or mail, and you do not subsequently revoke your proxy, your Impact Shares will be voted in accordance with your instructions.

Even if you plan to attend the Special Meeting and vote by ballot, you are encouraged to vote your Impact Shares by proxy. You may still vote your Impact Shares by ballot at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your previous vote by proxy will not be counted.

Q: How many votes do I have?

A: Each holder of Impact Shares is entitled to cast one vote for each Impact Share that such holder owned as of the Record Date, on each matter properly brought before the Special Meeting.

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Q: May I attend the Special Meeting and vote in person?

A: Impact will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person. Once admitted to the Special Meeting, Impact Stockholders may vote their shares by following the instructions available on the meeting website. To vote during the Special Meeting, you must do so by logging into [_____] using the 16-digit control number included in your proxy materials.

We recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided — even if you plan to attend the Special Meeting in a virtual format. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting in a virtual format and vote by virtual ballot, your vote by virtual ballot will revoke any proxy previously submitted.

Q: What matters will be voted on at the Special Meeting?

A: You are being asked to consider and vote on the following Proposals:

1.	The Business Combination Proposal — to adopt the merger and share exchange agreement, dated June 21, 2026, as amended, restated, supplemented or otherwise modified from time to time, by and among Zoar Limited, a Cayman Islands exempted company limited by shares (“PubCo”), Impact, Zoar Nevada Sub, Inc., a Nevada corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), Zoar Labs Limited, a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole stockholder (“Zoar Shareholder”) of Zoar (the “Original Merger and Share Exchange Agreement”). The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”);

2.	The Corporate Document Proposal — to approve the amended and restated memorandum and articles of association of PubCo (as the surviving company in the Business Combination) upon completion of the Business Combination. The Corporate Document Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Corporate Document Proposal will have no effect, even if approved; and

3.	The Adjournment Proposal — to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Business Combination Proposal at the time of the Special Meeting or to ensure that the accompanying proxy statement/prospectus or any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the Impact Stockholders.

Q: What vote is required to approve the Proposals at the Special Meeting?

A: The affirmative vote of a majority of the issued and outstanding Impact Shares entitled to vote is required to approve each Proposal. This means that the Business Combination Proposal and the Corporate Document Proposal will be approved if the number of shares voted “FOR” each proposal is greater than 50% of the total number of outstanding Impact Shares entitled to vote at the Special Meeting.

The affirmative vote of a majority of the issued and outstanding Impact Shares virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting is required to approve the Adjournment Proposal. This means that the Adjournment Proposal will be approved if the number of shares voted “FOR” such proposal is greater than 50% of the total number of outstanding Impact Shares virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting.

At the time they entered into the Original Merger and Share Exchange Agreement, PubCo, Impact, Zoar, Merger Sub, and the Zoar Shareholder which was amended and restated by the Amended and Restated Amendment to Original Share Exchange Agreement, also entered into the Original Voting and Support Agreement which was amended and restated by the Amendment to the Original Voting and Support Agreement (amended by the Amended and Restated Amendment to the Original Voting and Support Agreement) with certain investors of Impact, namely, DSS, Inc., DSS BioHealth Security, Inc. and DSS PureAir, Inc. (collectively, the “Impact Principal Investors” and each an “Impact Principal Investor”), who collectively own, on a fully diluted basis, a majority of the issued and outstanding Impact Shares. Pursuant to the Voting and Support Agreement, each Impact Principal Investor agreed, among other things, to vote its shares in favor of approval of the Proposals and not to transfer its Impact Shares (subject to certain exceptions).

On the Record Date, the Impact Principal Investors owned [___]% of the outstanding Impact Shares. Accordingly, the Voting and Support Agreement ensures that at least [___]% of the outstanding Impact Shares will vote in favor of the Proposals at the Special Meeting.

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Q: How does the Impact Board recommend that I vote?

A: On June 14, 2025, the board of directors of Impact (the “Impact Board”), after considering various factors, including advice from Revere Securities, LLC, Impact’s financial advisor, and the receipt of a fairness opinion presentation from Corporate Valuation Advisors, Inc., an independent valuation firm and the other factors described in the section of the proxy statement/prospectus entitled “The Business Combination — Recommendation of the Impact Board and Reasons for the Business Combination,” unanimously (1) determined that it is in the best interest of Impact and its stockholders to enter into the Merger and Share Exchange Agreement; (2) approved the NYSE Reverse Split; and (3) approved Impact’s execution, delivery and performance of the Merger and Share Exchange Agreement and the consummation of the Business Combination and the other transactions contemplated by the Merger and Share Exchange Agreement.

The Impact Board recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Corporate Documents Proposal, and “FOR” the Adjournment Proposal.

In considering the recommendations of the Impact Board, Impact Stockholders should be aware that the Impact Board and executive officers have interests in the Merger and Share Exchange Agreement that are different from, or in addition to, their interests as Impact Stockholders generally. These interests may include, among others, the issuance by PubCo to Frank D. Heuszel, the Chief Executive Officer of Impact, of a total of 22,000 PubCo Shares at the Closing. For a more complete description of these interests, see “The Business Combination—Interests of Certain Persons in the Business Combination.”

Q: What do I need to do now?

A: Impact encourages you to read this proxy statement/prospectus, including all documents incorporated by reference into this proxy statement/prospectus, and its annexes carefully and in their entirety. Then as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. Impact encourages all stockholders to vote electronically. Alternatively, if you do not have access to a touch-tone phone or the Internet, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your Impact Shares in “street name”, your broker, bank, trust or other nominee has enclosed a voting instruction form with this proxy statement/prospectus. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of this proxy statement/prospectus for more information.

Q: Should I send in my stock certificate(s) now?

A: No. If you are a record holder, after the Merger is consummated, without any action on your part, your Impact Shares will be cancelled, and you will automatically receive the Impact Merger Consideration for each Impact Share you held as of the Closing. If you hold your shares in “street name,” please contact your broker, bank, trust or other nominee for instructions as to how to effect the surrender of your Impact Shares in exchange for the Impact Merger Consideration in accordance with the terms of the Merger and Share Exchange Agreement. Please do not send in your stock certificates now.

Q: If I am an Impact Stockholder but do not know where my stock certificates are, how will I get the Impact Merger Consideration for my Impact Shares?

A: If the Merger is consummated, the transmittal materials you will receive after the Closing will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q: What happens if the Business Combination is not consummated?

A: If the Merger and Share Exchange Agreement is not adopted by the Impact Stockholders or if the Business Combination is not consummated for any other reason, the Impact Stockholders will not receive any Impact Merger Consideration for their Impact Shares.

Instead, Impact will remain an independent public company, the Impact Shares will continue to be listed and traded on the NYSE Amex and registered under the Exchange Act, and Impact will continue to file periodic reports with the SEC.

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Q: Do any of Impact’s directors or officers have interests in the Business Combination that may be in addition to or differ from those of Impact Stockholders generally?

A: Yes. In considering the recommendation of the Impact Board with respect to the Business Combination Proposal, you should be aware that Impact’s directors and executive officers may have interests in the Business Combination different from, or in addition to, the interests of Impact Stockholders generally. These interests may include, among others, the issuance by PubCo to Frank D. Heuszel, the Chief Executive Officer of Impact, of a total of 22,000 Impact Compensation Shares at the Closing. The Impact Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger and Share Exchange Agreement and the Business Combination, in approving the Merger and Share Exchange Agreement and the Business Combination and the NYSE Reverse Split, and in recommending that the Merger and Share Exchange Agreement be adopted by Impact Stockholders.

For a description of the interests of Impact’s directors and executive officers in the Business Combination, see the section of the proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your Impact Shares are registered directly in your name with Impact’s transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement/prospectus and your proxy card have been sent directly to you by Impact. As the stockholder of record, you have the right to vote by proxy, which involves granting your voting rights directly to Impact or to a third party, or to vote by ballot at the Special Meeting.

If your shares are held through a broker, bank, trust or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement/prospectus has been forwarded to you by your broker, bank, trust or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Proposals, your broker, bank, trust or other nominee may not vote your shares with respect to the Proposals. However, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to the Proposal(s) as to which instructions were given, and will not be voted with respect to any other Proposal(s) without given instructions.

Q: What is a proxy?

A: A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Impact Shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement/prospectus.” The document used to designate a proxy to vote your Impact Shares is called a “proxy card.” The Impact Board has designated Frank D. Heuszel, the Chief Executive Officer of Impact, with full power of substitution, as proxy for the Special Meeting.

Q: Can I change or revoke my proxy?

A: You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

●	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

●	by signing a new proxy card with a date later than your previously delivered proxy and submitting it following the instructions on the enclosed proxy card;

●	by delivering a signed revocation letter to Impact’s corporate secretary, at Impact’s mailing address on the first page of this proxy statement/prospectus before the Special Meeting, which states that you have revoked your proxy; or

●	by attending the Special Meeting in a virtual format and voting by virtual ballot.

Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote by virtual ballot at the virtual Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in “street name” by a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust or other nominee.

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Q: If an Impact Stockholder gives a proxy, how will the shares be voted?

A: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Business Combination Proposal, “FOR” the Corporate Document Proposal, and “FOR” the Adjournment Proposal. However, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, but give no instruction as to the other Proposals, then those shares will be voted as instructed with respect to the Proposal as to which instructions were given and will not be voted with respect to any other Proposal.

Q: I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A: The presence of the Impact Stockholders holding a majority of the outstanding Impact Shares entitled to vote at the Special Meeting constitutes a quorum. As of the close of business on the Record Date, there were [______] Impact Shares outstanding and entitled to be voted at the Special Meeting. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum; however, if you hold your shares in “street name” and give voting instructions to your broker, bank, trust or other nominee with respect to one of the Proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting. If a quorum is not present, the holders of a majority in voting power of the Impact Shares, present or represented by proxy, and entitled to vote at the Special Meeting, or any officer entitled to preside at or act as secretary of the Special Meeting, may adjourn the Special Meeting pursuant to Impact’s bylaws.

Q: How can I obtain a proxy card?

A: If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

●	For Impact Stockholders of record: Please call Frank D. Heuszel, the Chief Executive Officer of Impact, at (281) 415-6576.
●	For holders in “street name”: Please contact your account representative at your broker, bank or other similar institution.

Q: What happens if I sell or otherwise transfer my Impact Shares after the close of business on the Record Date but before the Special Meeting?

A: The Record Date is earlier than both the date of the Special Meeting and the date the Business Combination is expected to occur. If you sell or transfer your Impact Shares after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your Impact Shares and each of you notifies Impact in writing of such special arrangements, you will transfer the right to receive the Impact Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your Impact Shares, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your Impact Shares after the close of business on the Record Date, you are encouraged to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, date, sign and return) with respect to each proxy card and voting instruction card that you receive.

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Q: What happens if I sell or otherwise transfer my Impact Shares after the Special Meeting but before the Merger Effective Time?

A: If you sell or transfer your Impact Shares after the Special Meeting but before the Merger Effective Time, you will have transferred the right to receive the Impact Merger Consideration to the person to whom you sell or transfer your Impact Shares. In order to receive the Impact Merger Consideration, you must hold your Impact Shares through the Merger Effective Time.

Q: Who will count the votes?

A: The inspector of elections appointed for the Special Meeting, a representative of our proxy advisory, [___________], will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q: Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A: The cost of this proxy solicitation will be borne by Impact. Impact’s directors, officers and employees will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this proxy statement/prospectus and related materials to, and obtaining instructions relating to such materials from, beneficial owners of the Impact Shares.

Q: Where can I find the voting results of the Special Meeting?

A: Impact has retained a representative of [______________] to serve as independent inspector of elections in connection with the Special Meeting. Impact intends to notify the Impact Stockholders of the results of the Special Meeting by filing with the SEC a Current Report on Form 8-K.

Q: Will I be subject to U.S. federal income tax upon the exchange of my Impact Shares for PubCo Shares and cash pursuant to the Merger?

A: The receipt of the PubCo Shares in exchange for the Impact Shares pursuant to the Merger will not be a taxable transaction for U.S. federal income tax purposes. The Merger is intended to qualify as either a reorganization within the meaning of Section 368 of the Code or transfer to a controlled corporation within the meaning of Section 351 of the Code.

See the section of the proxy statement/prospectus entitled “Certain Tax Considerations” for a more detailed description of the material U.S. federal income tax consequences of the Merger.

Q: What will happen in the Business Combination?

A: The Business Combination involves the Merger and the Share Exchange, pursuant to which Impact and Zoar will combine their businesses, which will be held as separate subsidiaries of PubCo, with the Impact Stockholders and the Zoar Shareholder surrendering their direct ownership of Impact and Zoar, respectively, in exchange for their respective ownership interests in PubCo.

The Business Combination will involve the following transactions:

(a)	Merger Sub shall be merged with and into Impact with Impact being the surviving entity;

(b)	After giving effect to the NYSE Reverse Split,, all outstanding Impact Shares that is issued and outstanding immediately prior to the Merger Effective Time, shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of PubCo Shares (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the Closing;

(c)	simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding ordinary shares, par value $0.0001 per share of Zoar (each a “Zoar Share,” collectively, the “Zoar Shares”), and as a result of which, all Zoar will become a wholly-owned subsidiary of PubCo (the “Share Exchange”);

(d)	simultaneous with the sale, assignment and transfer of all the issued and outstanding Zoar Shares from the Zoar Shareholder to PubCo, PubCo shall issue (i) to the Zoar Shareholder 167,976,000 PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to Chief Executive Officer of Impact 22,000 PubCo Shares, (iii) to DSS 228,000 PubCo Shares, and (iv) to BMI Capital International LLC 1,800,000 shares representing 1.00% of the total issued and outstanding PubCo Shares; and

(e)	simultaneous with or immediately following the Share Exchange, the amended and restated memorandum and articles of association of PubCo shall become effective.

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PubCo has applied to list the PubCo Shares on the NYSE Amex under the symbol “ZOAR” upon the Closing. The PubCo Shares have not yet been approved for listing on the NYSE Amex, and it is possible that the NYSE Amex will not provide this approval. If the NYSE Amex does not approve the PubCo Shares for listing, then the Business Combination will not occur.

Q: When do you expect the Business Combination to be consummated?

A: Impact and Zoar are working toward consummating the Business Combination as quickly as possible and currently anticipate that the Business Combination will close promptly following the Special Meeting of Impact stockholders, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger and Share Exchange Agreement” — Conditions to Closing of the Business Combination.”

Q: Can the Merger and Share Exchange Agreement be terminated?

A: Yes, the Merger and Share Exchange Agreement can be terminated prior to the Closing, and the Business Combination may be abandoned, even after the Zoar Shareholder and/or the Impact Stockholders have provided their approval, under the following circumstances, among others as more fully described in the section entitled “The Merger and Share Exchange Agreement—Termination”:

(a)	by mutual written consent of Impact, PubCo, the Zoar Shareholder, and Zoar;

(b)	by one of Impact, PubCo, the Zoar Shareholder, or Zoar if the Business Combination shall not have been consummated by July 1, 2026, which may be extended with the mutual written consent of Impact, PubCo, the Zoar Shareholder and Zoar;

(c)	by either Impact, PubCo, the Zoar Shareholder, or Zoar if (i) the Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Impact Stockholders shall have taken a final vote on the Proposals and (ii) the Proposals shall not have been approved at the Special Meeting; and

(d)	by PubCo or Zoar, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger and Share Exchange Agreement by Impact or if any representation or warranty of Impact shall have become inaccurate, in either case, such that certain conditions set forth in the Merger and Share Exchange Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate.

Pursuant to the Merger and Share Exchange Agreement, until the earlier of the termination of the Business Combination or the Closing (the “Pre-Closing Period”), Impact and Zoar have agreed not to, among other things, during the Pre-Closing Period (as defined in the Merger and Share Exchange Agreement), neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Impact or the Company (as applicable) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations (other than to inform any Person of the existence of the provisions of this Agreement) with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (except as provided in Section 9.2 and Section 9.3 of the Merger and Share Exchange Agreement), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (except as provided in Section 9.2 and Section 9.3), or (vi) publicly propose, resolve or agree to do any of the foregoing (except as provided in Section 9.2 and Section 9.3 of the Merger and Share Exchange Agreement).

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Q: What are the conditions that must be satisfied in order to consummate the Business Combination and can Impact or Zoar waive the closing conditions?

A: There are a number of conditions to the consummation of the Business Combination. For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “The Merger and Share Exchange Agreement — Conditions to Closing of the Business Combination.” Certain notable conditions to Closing include that:

●	the PubCo Shares shall have been approved for listing on the NYSE Amex, subject to official notice of issuance;

●	the representations and warranties of Zoar, PubCo, Merger Sub and Impact are true and correct subject to the applicable standards set forth in the Merger and Share Exchange Agreement;

●	each of Zoar, PubCo, Merger Sub and Impact have performed or complied, in all material respects, with their covenants and agreements required to be performed or complied with by it under the Merger and Share Exchange Agreement at or prior to the Sanction Date, as applicable;

●	since the date of the Merger and Share Exchange Agreement, there shall not have occurred or existed any “material adverse effect” in respect of Zoar;

●	no governmental authority of competent jurisdiction shall have enacted any law or order in effect at the time of Closing which has the effect of making the Business Combination or other ancillary transactions illegal or otherwise prohibiting consummation of the Business Combination or ancillary transactions;

●	the approval of the Impact Stockholders of the Business Combination;

●	the memorandum and articles of association of PubCo have been amended and restated as described in this proxy statement/prospectus; and

●	the Registration Statement being declared effective by the SEC.

Zoar and Impact, or both parties together, have the right to waive certain conditions to closing, with such waiver being in the sole discretion of one party or both parties individually. If a party or parties were to waive any closing condition, that waiver may lead the Business Combination to close under circumstances adverse to Impact and the Impact Stockholders. For a more detailed description of the potential risks if closing conditions are waived, see the section of this proxy statement/prospectus entitled “Risk Factors —Risks Relating to the Business Combination.”

Q: Are there any other risks to me from the Business Combination that I should consider?

A: Yes. There are risks associated with all business combinations, including the Business Combination. See the sections of the proxy statement/prospectus entitled “Forward-Looking Statements” and “Risk Factors.”

Q: What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A: If Impact experiences technical difficulties during the Special Meeting (e.g., a temporary or prolonged power outage), it will determine whether the Special Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Special Meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any such situation, Impact will promptly notify stockholders of the decision via the virtual meeting website.

Technical support will be ready to assist you with any individual technical difficulties you may have in accessing the virtual meeting website. Contact information for technical support will appear on the virtual meeting login page prior to the start of the Special Meeting.

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Q: How can I obtain more information about Impact?

A: You can find more information about Impact from various sources described in the section of the proxy statement/prospectus entitled “Where You Can Find More Information.”

Q: Who can help answer my questions?

A: If you have any questions concerning the Business Combination, the Special Meeting or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your Impact Shares, please contact Frank D. Heuszel, Impact’s Chief Executive Officer.

Name:	Frank D. Heuszel
Address:	275 Wiregrass Pkwy Henrietta, NY 14586.
Phone:	(281) 415-6576
E-mail:	frank.heuszel@impactbiomedinc.com

Q: What will the business of PubCo be if the Business Combination is consummated?

A: The business of PubCo will be a combination of the businesses of Impact and Zoar. See “Summary — Parties to the Business Combination  — Zoar” and “— Impact.”

Q: How has the announcement of the Business Combination affected the trading price of Impact’s Shares?

A: On June 20, 2025, the last trading date before the public announcement of the Business Combination, the Impact Shares closed at $0.36 per share. On [_____], 2026, the trading date immediately prior to the date of this proxy statement/prospectus, the Impact Shares closed at $[_____] per share.

Q: What will the Zoar Shareholder receive in the Business Combination?

A: In exchange for the Zoar Shares, PubCo will issue to the Zoar Shareholder a number of PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, prior to giving effect to the reduction of the Impact Compensation Shares and the DSS Shares pursuant to the Merger and Share Exchange Agreement.

Q: Did the Impact Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. Impact retained Corporate Valuation Advisors, Inc.(“CVA”) to provide a fairness opinion to the Impact Board. On May 21, 2025, CVA delivered its opinion to the Impact Board as to the fairness, from a financial point of view to its respective equity holders, of the proposed merger transaction with Zoar Limited. In December 2025, Impact requested, and in February 2026, CVA delivered an updated fairness opinion to the Impact Board, which reaffirmed the fairness, from a financial point of view to its respective equity holders, of the proposed merger transaction with Zoar Limited. For a description of the opinion issued by CVA to the Impact Board, please see “The Business Combination— Fairness Opinion of Corporate Valuation Advisors, Inc.”

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SUMMARY

This summary provides an overview of selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Impact, Zoar and PubCo, to fully understand the proposed Business Combination (as described below) before voting on the Proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

PubCo

Incorporated on June 6, 2025, PubCo is a Cayman Islands exempted company with limited liability that will become the holding company of Impact and Zoar upon the consummation of the Business Combination.

To date, PubCo has not conducted any material activities other than those related to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. PubCo intends to apply to list the PubCo Shares on the NYSE Amex under the symbol “ZOAR” upon the Closing.

The principal executive address of PubCo is 1504, 15th Floor, Peninsula Square, 18 Sung On Street, Hung Hom, Kowloon, Hong Kong, and its phone number is +1-345-749-8307.

Zoar

Incorporated on June 6, 2025, Zoar is a Cayman Islands exempted company with limited liability.

Operating through its subsidiaries, Zoar is an established pharmaceutical company that specializes in development, manufacturing and distribution of APIs and intermediates, leveraging collaboration with its selected CMOs. Zoar provides CDMO services leveraging its proprietary technical knowhow in developing and manufacturing complex APIs and intermediates for special therapeutic areas, including in-depth chemical composition analysis, formulation, API and intermediate manufacturing, and quality control, to produce customized APIs and intermediates meeting customer requirements for product specifications and therapeutic effects, such as unique design in both formulation and manufacturing process. Zoar will sell its products under its new brand name “ZoarTM”.

Zoar is a holding company with no operations of its own, which conducts its operations through Zoar HK Limited, its wholly owned subsidiary in Hong Kong. Cash is transferred through Zoar as follows: (i) funds may be transferred from Zoar, the holding company incorporated in the Cayman Islands to Zoar HK Limited in the form of capital contributions or shareholder loans, as the case may be, provided such funding is in the best interests of Zoar; and (ii) dividends or other distributions may be paid by Zoar HK Limited to Zoar. Zoar HK Limited is permitted under the laws of Hong Kong to provide funding to Zoar through dividend distribution out of profits available for distribution subject to the Companies Ordinance (Cap. 622, Laws of Hong Kong) and its memorandum and articles of association without restrictions on the amount of the funds or restrictions on foreign exchange.  No transfers, dividends or distributions have been made since the incorporation of Zoar to the shareholders of Zoar. Zoar intends to pay any dividends from its operating surplus, less amounts it retains to fund its expansion, for debt repayment and for other corporate purposes, as determined by Zoar’s management and board of directors.

If Zoar intends to distribute dividends to its shareholders, it will depend on payment of dividends from Zoar HK Limited to Zoar in accordance with the laws and regulations of Hong Kong, and the dividends will be distributed by Zoar, subject to applicable Cayman Islands restrictions, to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

Although other means are available for Zoar to obtain financing at the holding company level, Zoar’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by Zoar HK Limited. If Zoar HK Limited incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Zoar.

On June 5, 2026, Zoar HK Limited entered into a repayment agreement (the “Repayment Agreement”) with Peridot Capital Solutions Hong Kong Limited (“Peridot Capital”), a creditor of Zoar HK, pursuant to which Zoar HK acknowledged and undertook to repay the outstanding balance in installments by the end of 2026, with late payment charges continuing to accrue until full payment and agreed to reimburse certain legal costs. As of March 24, 2026, after partial payment the accrued but unpaid principal and fees and charge was approximately $8.09 million. As part of the repayment arrangement, Zoar HK’s repayment obligations are secured by multiple forms of collateral and guarantees, including (i) a personal guarantee from the ultimate shareholder, Kanans Visvanats, (ii) a corporate guarantee from Zoar Limited, and (iii) an equitable mortgage over shares, pursuant to which Zoar Limited is required to charge not less than 1,334,000 PubCo Shares (and, upon listing, maintain charged PubCo Shares at a minimum aggregate market value of at least $8,000,000 and charge more shares to restore the aggregate market value of the charged PubCo Shares to at least $8,000,000 if the market value of the charged PubCo Shares falls below $6,000,000) in favor of Peridot Capital; these security arrangements are intended to ensure payment of the outstanding balance, grant Peridot Capital enforcement rights (including recourse against guarantors and pledged shares) in the event of default, and may require additional collateral if the value of the pledged shares falls below agreed levels.

The principal executive address of Zoar Labs Limited is 1504, 15th Floor, Peninsula Square, 18 Sung On Street, Hung Hom, Kowloon, Hong Kong, and its phone number is +1-345-749-8307.

The following diagram illustrates the corporate structure prior to the completion of the Business Combination:

Impact

Incorporated on October 17, 2018, Impact BioMedical Inc. is a State of Nevada corporation.

Impact is incorporated in Nevada. Its principal executive office is located at 275 Wiregrass Pkwy Henrietta, NY 14586. Impact’s website address is www.impactbiomedinc.com. Information contained on Impact’s website does not constitute part of this proxy statement/prospectus. Impact’s common stock is listed on the NYSE Amex under the symbol “IBO.” Additional information about Impact is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

Merger Sub

Incorporated on May 15, 2025, Merger Sub is a Nevada corporation that will merge with and into Impact following the consummation of the Business Combination.

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To date, Merger Sub has not conducted any material activities other than those incidental to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents.

The principal executive address of Merger Sub is 1504, 15th Floor, Peninsula Square, 18 Sung On Street, Hung Hom, Kowloon, Hong Kong, and its phone number is +1-345-749-8307.

The Business Combination

Pursuant to the Merger and Share Exchange Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar from the Zoar Shareholder, which involves the following transactions:

(a)	Merger Sub shall be merged with and into Impact with Impact being the surviving entity;

(b)	all Impact Shares that is issued and outstanding immediately prior to the Merger Effective Time”, shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of PubCo Shares (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the Closing of the Business Combination;

(c)	simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding Zoar Shares, and as a result of which Zoar will become a wholly-owned subsidiary of PubCo;

(d)	simultaneous with the sale, assignment and transfer of all the issued and outstanding Zoar Shares from the Zoar Shareholder to PubCo, PubCo shall issue (i) to the Zoar Shareholder 167,976,000 PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to Chief Executive Officer of Impact 22,000 PubCo Shares, (iii) to DSS 228,000 PubCo Shares, and (iv) to BMI Capital International LLC a number of shares representing 1.00% of the total issued and outstanding PubCo Shares; and

(e)	simultaneous with or immediately following the Share Exchange, the amended and restated memorandum and articles of association of PubCo shall become effective.

The Merger and Share Exchange Agreement

On June 21, 2025, a certain Merger and Share Exchange Agreement was executed by and among PubCo, Impact, Merger Sub, Zoar, and the Zoar Shareholder. The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”).

The Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and the Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement have been attached Annex A-1, Annex A-2 and Annex A-3 to provide investors and security holders with information regarding their terms.

They are not intended to provide any other factual information about Impact or to modify or supplement any factual disclosures about Impact in its public reports filed with the SEC. The Merger and Share Exchange Agreement includes representations, warranties and covenants of Impact and the other parties thereto made solely for the purposes of the Merger and Share Exchange Agreement and which may be subject to important qualifications and limitations agreed to by Impact and the other parties thereto in connection with the negotiated terms of the Merger and Share Exchange Agreement, respectively. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to Impact’s SEC filings. In addition, the representations and warranties were made for purposes of allocating risk among the parties to the Merger and Share Exchange Agreement and should not be relied upon as establishing factual matters.

Impact Merger Consideration

At the Merger Effective Time, by virtue of the Merger, each Impact Share, after giving effect to the NYSE Reverse Split, that is issued and outstanding immediately prior to the Merger Effective Time, shall thereupon be converted into, and the holder of such Impact Share shall be entitled to receive, on a pro rata basis, such number of PubCo Shares (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the Closing.

Debt Conversion Agreement

On July 21, 2025, Impact entered into a debt conversion agreement with DSS, Inc., pursuant to that certain loan made on March 31, 2023, by DSS, Inc. in the form of a revolving promissory note in the original amount of $12,000,000 (the “Original Note”), which was amended on January 18, 2024, to (i) extend the maturity date of the loan to September 30, 2023, (ii) eliminate any advance feature under the terms of the Original Note, (iii) establish specific repayment terms of the loan balance, and (v) to amend the interest rate to a market rate of interest (WSJ Prime + 0.5%).

In connection with the above, Impact and DSS, Inc. have agreed to settle the outstanding debt owed to DSS, in which IBO issued to DSS, Inc. 31,939,778 shares of freely tradeable common stock of the Company, par value $0.001 per share, in full and final satisfaction of the Original Note and any amendments thereto and all amounts owed thereunder as of the closing of the transaction, and any and all additional financial or operations support, credit, or services extended by DSS, Inc. of its affiliates to Impact between June 21, 2025, and the transaction closing date.

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Share Exchange

At the Closing, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding Zoar Shares, as a result of which Zoar will become a wholly-owned subsidiary of PubCo. Also at the Closing, the PubCo shall issue (i) to the Zoar Shareholder 167,976,000 PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to Chief Executive Officer of Impact 22,000 PubCo Shares, (iii) to DSS 228,000 PubCo Shares, and (iv) to BMI Capital International LLC a number of shares representing 1.00% of the total issued and outstanding PubCo Shares.

Governance

The certificate of incorporation and bylaws of Impact as in effect immediately prior to the Merger Effective Time shall be amended and restated to read in their entirety in the form of the certificate and bylaws of the Merger Sub as in effect immediately prior to the Merger Effective Time. The Merger and Share Exchange Agreement provides that as of the Merger Effective Time, Impact which will be a subsidiary of the PubCo will be renamed “Zoar USA Inc.” and the board of directors and officers of Impact will be designated by Zoar, and the directors and officers of Impact as existing immediately prior to the Merger Effective Time will resign and automatically cease to hold office. The management team of PubCo will be designated by Zoar.

PubCo’s current memorandum and articles of association include provisions customary for a shell company created for the purpose of effecting a business combination. Upon consummation of the Business Combination, the PubCo’s amended and restated memorandum and articles of association will be substantially in the form set forth in Annex E to this Registration Statement/Proxy Statement. For information about PubCo’s corporate governance following the Business Combination, please see the section entitled “Description of PubCo Securities” and “Comparison of Stockholder Rights” in this Registration Statement/Proxy Statement.

Conditions to the Merger

The consummation of the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger and Share Exchange Agreement and the transactions contemplated thereby by the board of directors and the requisite stockholders of Impact and Zoar, (ii) the absence of any law or order by any governmental entity in effect that seeks to enjoin, make illegal, delay or otherwise restrain or prohibits the consummation of the Merger, (iii) NYSE’s approval of the shares of PubCo to be issued in the Merger and the Share Exchange being listed on the NYSE Amex, (iv) NYSE’s approval of the initial listing application, including a conditional approval prior to the Merger Effective Time, (v) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Impact, PubCo, Zoar and Zoar’s wholly owned subsidiary, Zoar HK Limited, a Hong Kong company (formerly known as “Zoar Limited”), contained in the Merger and Share Exchange Agreement and the compliance by each party with the covenants contained in the Merger and Share Exchange Agreement, (vi) the absence of a material adverse effect with respect to each of Impact and Zoar, (vii) the registration statement as contemplated under the Merger and Share Exchange Agreement becoming effective, (viii) Impact having net cash of at least $10,000 at the Closing, (ix) Impact having net debt of $0 at the Closing and (x) delivery of certain certificates and opinions as agreed to between the parties under the Merger and Share Exchange Agreement as of the Merger Effective Time or the Closing, as applicable.

Certain Other Terms of the Merger and Share Exchange Agreement

Impact, Zoar, Merger Sub and PubCo have each made certain representations, warranties and covenants in the Merger and Share Exchange Agreement, including, among other things, covenants by Impact, Zoar and PubCo to conduct their businesses in the ordinary course during the period between the execution of the Merger and Share Exchange Agreement and consummation of the Merger, to refrain from taking certain actions specified in the Merger and Share Exchange Agreement and to use commercially reasonable efforts to cause the conditions of the Merger to be satisfied. Subject to certain exceptions, the Merger and Share Exchange Agreement also requires each of Impact and Zoar to call and hold stockholders’ meetings and requires Merger and Share Exchange Agreement the board of directors of each of Impact and Zoar to recommend approval of the transactions contemplated by the Merger and Share Exchange Agreement.

Impact and Zoar are restricted from soliciting any acquisition proposals (the “Acquisition Proposals”), or engaging in any discussions related to such proposals, although each party may engage in discussions related to a superior proposal subject to certain conditions. Each party’s board of directors may change its recommendation to its stockholders in response to a superior proposal or an intervening event (each as defined in the Merger and Share Exchange Agreement) (after giving the other party at least five business days’ notice and an opportunity to negotiate an alternative transaction) or if the board of directors determines that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable law.

The Merger and Share Exchange Agreement also provides for certain termination rights for the parties. The Merger and Share Exchange Agreement can be terminated under the provisions thereof by either party upon a breach of the representations and warranties of the other party, by Impact if the approval of the Zoar Shareholder for the transactions contemplated under the Merger and Share Exchange Agreement is not obtained, by PubCo or Zoar if the approval of the stockholders of Impact for the Merger is not obtained, and by mutual consent.

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Ancillary Documents and Related Agreements

Voting and Support Agreement

On June 21, 2025, concurrently with the execution and delivery of the Original Merger and Share Exchange Agreement and as a condition and inducement to Zoar’s willingness to enter into the Original Merger and Share Exchange Agreement, certain stockholders of Impact collectively holding 86.81% of Impact’s shareholding (the “Supporting Shareholders”) as on date of the Agreement on an as-converted basis, executed the Original Voting and Support Agreement, pursuant to which such Supporting Shareholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Impact to adopt the Merger and Share Exchange Agreement and thereby approve the transactions contemplated thereunder and against any offer or proposal, whether written or oral, contemplating or otherwise relating to any merger, consolidation, amalgamation or other similar transaction.

On February 27, 2026, the parties to the Original Voting and Support Agreement entered into an amendment agreement which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Voting and Support Agreement”). The Amendment and Restated Amendment to the Original Voting and Support Agreement reflects (i) the increase of the Supporting Shareholders’ Impact shareholding (the “DSS Ownership”) to 88.87%, representing the number of Impact Shares issued to DSS, Inc in connection with the conversion of a revolving promissory note and the number of Impact Shares issued to DSS BioHealth Security, Inc., in connection with the conversion of the Impact series A preferred stock, and (ii) exception to transfer restriction which permits DSS, Inc. and its subsidiaries to transfer Impact Shares by way of bona fide sales for cash or cash equivalents or grant of share pledge, security interest or other liens, subject to the conditions that (a) no such transfer shall in the aggregate reduce the DSS Ownership below 51% of the outstanding Impact Shares immediately prior to the Merger Effective Time, (b) the number of Impact Shares transferred by DSS, Inc. and its Subsidiaries on any trading day shall not exceed 20% of the total trading volume of Impact Shares on the principal trading market on such trading day, and (c) any sale of Impact Shares by DSS, Inc. or any of its Subsidiaries shall not be made at a price per share less than $0.50.

The foregoing summary of the Voting and Support Agreement is subject to, and qualified in its entirety by, the full text of the form of the Original Voting and Support Agreement and the Amended and Restated Amendment to the Original Voting and Support Agreement, copies of which are attached hereto as Annex C-1 and Annex C-2, respectively.

Transition Arrangement Agreement

On June 21, 2025, DSS, Inc., PubCo, Impact and Frank D. Heuszel entered into a transition arrangement agreement (the “Transition Arrangement Agreement”) in order to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger and Share Exchange Agreement and in furtherance of the transactions contemplated thereunder. Pursuant to the agreement, Mr. Heuszel, Impact’s CEO, will be retained as a consultant of PubCo for a period up to one (1) month period from the Merger Effective Time (unless extended mutually between PubCo and Frank D. Heuszel).

On February 27, 2026, the parties to the Original Transition Arrangement Agreement entered into an amendment agreement (the “Amendment to the Original Transition Arrangement,” together with the Original Transition Arrangement, the “Transition Arrangement Agreement”) which was rescinded and superseded by an amendment dated June 30, 2026 which sets forth the hold harmless obligations of DSS, Inc and the agreement to issue DSS Shares in exchange for DSS. Inc.’s cooperation with the extension of the End Date (as defined in the Merger and Share Exchange Agreement) to July 1, 2026 (the “Amended and Restated Amendment to the Original Transition Arrangement,”), and which was further amended by an amendment dated August 13, 2026, pursuant to which the parties agreed to issue an additional 100,000 PubCo Ordinary Shares to DSS. Inc. in exchange for its good faith cooperation with the further extension of the End Date to November 20, 2026 (the “Second Amended and Restated Amendment to the Original Transition Arrangement,” together with the Original Transition Arrangement, and the Amended and Restated Amendment to the Original Transition Arrangement, the “Transition Arrangement Agreement”).

The foregoing summary of the Transition Arrangement Agreement is subject to, and qualified in its entirety by, the full text of the form of the Original Transition Arrangement Agreement and the Amended and Restated Amendment to the Original Transition Arrangement Agreement, and the Second Amended and Restated Amendment to the Original Transition Arrangement Agreement, copies of which are attached hereto as Annex D-1, Annex D-2, and Annex D-3, respectively and are incorporated herein by reference.

The Impact Board’s Reasons for the Approval of the Business Combination

The Impact Board and Impact’s management team regularly review its operating performance, liquidity, future growth prospects and overall strategic direction and consider potential opportunities to strengthen Impact’s businesses and enhance value to its stockholders. These reviews have included consideration of whether the continued execution of Impact’s strategy or possible strategic opportunities, joint ventures or combination with third parties offered the best avenue to maximize stockholder value. After considering various factors, including the unanimous recommendation of Impact’s senior management and its financial advisor and the receipt of a fairness opinion presentation from CVA and after careful consideration, the Impact Board recommends that Impact Stockholders vote “FOR” the approval of the Business Combination Proposal.

See the section entitled “The Business Combination—Impact’s Board of Directors’ Reasons for the Approval of the Business Combination.”

The Special Meeting of Impact Stockholders

The Special Meeting will be held virtually via live webcast on [_______], 2026, beginning at [______], Eastern Time. Impact Stockholders will be able to virtually attend and vote at the Special Meeting by visiting the Special Meeting website at www.proxyvote.com.

The purpose of the Special Meeting is to consider and vote on the following proposals:

1.	The Business Combination Proposal — to adopt the merger and share exchange agreement, dated June 21, 2025, by and among Zoar Limited (f.k.a Dr Ashleys Limited), a Cayman Islands exempted company limited by shares (“PubCo”), Impact, Zoar Nevada Sub, Inc. (f.k.a Dr Ashleys Nevada Sub, Inc.), a Nevada corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), Zoar Labs Limited (f.k.a Dr Ashleys Bio Labs Limited), a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole stockholder (“Zoar Shareholder”) of Zoar (the “Original Merger and Share Exchange Agreement”). The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”);

2.	The Corporate Document Proposal — to approve the amended and restated memorandum and articles of association of PubCo (as the surviving company in the Business Combination) upon completion of the Business Combination. The Corporate Document Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Corporate Document Proposal will have no effect, even if approved; and

3.	The Adjournment Proposal — to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Business Combination Proposal at the time of the Special Meeting or to ensure that the accompanying proxy statement/prospectus or any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the Impact Stockholders.

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Completion of the Business Combination is conditioned on the approval of the Business Combination Proposal by Impact Stockholders.

Only holders of record of Impact Shares outstanding as of the close of business on [_______], 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Impact Stockholders may cast one vote for each Impact Share they own as of the Record Date.

A quorum of Impact Stockholders is necessary to hold the Special Meeting. A quorum will exist at the Special Meeting if holders of record of Impact Shares representing a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting are virtually present via the special meeting website or represented by proxy. All Impact Shares represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. Both of the Proposals for consideration at the Special Meeting are considered “non-routine” matters under the NYSE rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the Special Meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Impact Stockholder provides their bank, broker or other nominee with voting instructions for at least one of the Proposals brought before the Special Meeting.

Assuming a quorum is present at the Special Meeting, approval of the Business Combination Proposal and Corporate Document Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting each such Proposal. Accordingly, an abstention or other failure to vote on the Business Combination Proposal and the Corporate Document Proposal will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Corporate Document Proposal.

Whether or not a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares that are virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an Impact Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if an Impact Stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

At the time they entered into the Merger and Share Exchange Agreement, PubCo, Impact, Zoar Merger Sub, Zoar Shareholder, also entered into a voting and support agreement (“Voting and Support Agreements”) with certain investors of Impact, namely, DSS, Inc., DSS BioHealth Security, Inc. and DSS PureAir, Inc. (collectively, the “Impact Principal Investors” and each an “Impact Principal Investor”), who collectively own, on a fully diluted basis, a majority of the issued and outstanding Impact Shares. Pursuant to the Voting and Support Agreement, each Principal Investor agreed, among other things, to vote its shares in favor of approval of the Proposals and not to transfer its Impact Shares (subject to certain exceptions).

On the Record Date, the Impact Principal Investors owned [___]% of the outstanding Impact Shares. Accordingly, the Voting and Support Agreement ensures that at least [   ]% of the outstanding Impact Shares will vote in favor of the Proposals at the Special Meeting.

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Interests of Certain Persons in the Business Combination

In considering the recommendations of the Impact Board, Impact Stockholders should be aware that Impact directors and executive officers have interests in the Business Combination, including financial interests, which may be different from, or in addition to, the interests of other Impact Stockholders generally. The Impact Board was aware of and considered these interests, among other matters, when it determined that the Business Combination is fair to and in the best interests of Impact and its stockholders, approved and declared advisable the Merger and Share Exchange Agreement and the Business Combination, and recommended that Impact Stockholders approve the Business Combination Proposal.

The benefits and financial interests that Impact’s directors and executive officers may receive upon the completion of the Business Combination include:

●	PubCo shall issue to Frank D. Heuszel, the Chief Executive Officer of Impact a total of 22,000 PubCo Shares, or the Impact Compensation Shares, at the closing of the Business Combination.;

●	transition services provided by Frank D. Heuszel under the Transition Arrangement Agreement dated June 21, 2025 for a period up to one (1) month period from the Merger Effective Time (unless extended mutually between PubCo and Mr. Heuszel; and

●	the exchange of the Impact Shares held by the directors and officers and/or their affiliates for Impact Merger Consideration (which in total represents 4.80% of the total issued and outstanding PubCo Shares at the Closing).

Comparison of Stockholder Rights

Until consummation of the Business Combination, Nevada law and the Impact Charter will continue to govern the rights of Impact Stockholders. After consummation of the Business Combination, laws of the Cayman Islands and the PubCo’s amended and restated memorandum and articles of association will govern the rights of PubCo’s stockholders.

There are certain differences in the rights of Impact Stockholders prior to the Business Combination and the rights of PubCo stockholders after the Business Combination. For more information, please see the section entitled “Description of PubCo Securities” and “Comparison of Stockholder Rights” in this Registration Statement/Proxy Statement.

Material U.S. Federal Income Tax Considerations to the Business Combination

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Business Combination” below, SRFC, counsel for Impact, shall deliver a tax opinion, dated as of the Closing Date, that the Merger, taken together with the Share Exchange, should qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). It is intended that a U.S. stockholder of Impact that receives PubCo Shares in exchange for Impact Shares in the Business Combination generally should not recognize any gain or loss on such exchange. You should consult your tax advisor to fully understand the tax consequences of the Business Combination to you.

For a description of certain material U.S. federal income tax consequences of the Business Combination and the ownership and disposition of PubCo Shares, see the section entitled “Certain Tax Considerations”.

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Accounting Treatment of the Business Combination

For accounting purposes: (i) the Business Combination will be treated as the equivalent of PubCo issuing stock to acquire the net assets of Impact, (ii) the net assets, including goodwill and other identifiable intangible assets of Impact will be recorded based upon their fair values, at the time of closing, and (iii) the reported historical operating results of the combined company prior to the Business Combination will be those of Zoar with assets and liabilities reflected at carrying value. Any excess purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized allocated on a relative fair value basis to the non-monetary net assets acquired.

Proxy Solicitation

Impact is soliciting proxies on behalf of the Impact Board. This solicitation is being made by mail but also may be made by telephone or in person. Impact and its directors, officers and employees may also solicit proxies in person. Impact has hired to assist in the proxy solicitation process. Impact will pay its customary fee plus disbursements. Impact will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Impact will reimburse them for their reasonable expenses.

Price Range of Securities and Dividends

Impact

Impact Shares are traded on the NYSE Amex under the symbol “IBO.” Impact Shares commenced public trading on September 16, 2024.

The following table sets forth, for the calendar quarter and years indicated, the high and low per share sales prices of Impact Shares as reported on the NYSE Amex for the period from September 16, 2024 (the first day on which Impact Shares began trading) through [______], 2026, without giving effect to the NYSE Reverse Split effected on [●], 2026.

	High	Low

Quarter ended September 30, 2024	$3.00	$1.26
Quarter ended December 31, 2024	$3.25	$1.16
Quarter ended March 31, 2025	$6.17	$0.45
Quarter ended June 30, 2025	$1.95	$0.36
Quarter ended September 30, 2025	$0.78	$0.52
Quarter ended December 31, 2025	$0.65	$0.41
Quarter ended March 31, 2026	$0.83	$0.37
Quarter ended June 30, 2026	$0.71	$0.44
July 1, 2026 through September 8, 2026	$0.43	$0.54

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Impact has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Zoar

Historical market price information regarding the Zoar Shares is not provided because they do not have a public market. Zoar has not yet paid any dividends in 2024 or 2025.

Risk Factor Summary

In evaluating the Business Combination and the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the matters addressed under the heading “Forward-Looking Statements” and the risk factors set forth in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:

Risks Related to the Business Combination

●	The consummation of the Business Combination is subject to the closing conditions contained in the Merger and Share Exchange Agreement and could be delayed or may never occur.

●	Impact and Zoar will incur significant transaction and transition costs in connection with the Business Combination.

●	Legal proceedings in connection with the Business Combination or legal proceedings arising from Impact prior to the Business Combination, including without limitation, a securities class action and actions brought against Impact by its business partners or service providers, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

●	The announcement of the proposed Business Combination could disrupt Zoar relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

●	After the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price.

●	Due to potential fluctuations in the market value of PubCo Shares, Impact Stockholders cannot be sure of the market value of the consideration that they will receive in the Business Combination.

●	The Merger and Share Exchange Agreement contains restrictions on the ability of Zoar and Impact to pursue alternatives to the Business Combination.

●	Certain Impact Stockholders who hold a majority of the Impact Shares have entered into agreements to vote in favor of the Transactions.

●	Termination of the Merger and Share Exchange Agreement could have a negative impact on Impact and Zoar.

●	If the Business Combination is consummated, Impact Stockholders will experience immediate and material dilution.

●	PubCo’s ability to be successful following the Business Combination will depend upon the efforts of the Zoar officers and the loss of such persons could negatively impact the operations and profitability of the post-Business Combination business.

●	The directors and officers of PubCo have not had experience managing a business like Impact’s and may not succeed in attracting capable managers, which could cause Impact’s business and financial condition to suffer.

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Risks Related to U.S. Federal Income Taxation of the Business Combination

●	The IRS may not agree that PubCo (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.

●	The Business Combination may not qualify as a non-taxable transaction for U.S. federal income tax purposes.

Risks Related to the Proposed NYSE Reverse Split

●	The NYSE Reverse Split may not increase the PubCo Share price over the long term.

●	The NYSE Reverse Split may decrease the liquidity or overall market capitalization of the PubCo.

Risks Related to Zoar and PubCo

Risks Related to Our Business

●	We have experienced difficulties in satisfying payment obligations to trade credit service providers, which may indicate liquidity constraints and could result in material disruption to our business.

●	If our CMOs or other business partners adjust payment terms, such as shortening payment terms, our liquidity constraints may be increased.

●	Our business and reputation may be affected by certain prior regulatory matters and ongoing legal proceedings involving Dr. Kanans Visvanats, our controlling shareholder and director.

●

If we fail to meet our payment obligations under our trade financing arrangements, bridge loan financing or other payables as they become due, our creditors may take enforcement actions against us, which could adversely affect our operations.

●	We may not be able to effectively manage our growth.

●	We operate in a highly competitive and rapidly consolidating industry.

●	We rely on selected CMOs to manufacture our products.

●	We may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time, including complaints against Impact and its subsidiaries which will be our subsidiaries after the Business Combination. Our officers and directors may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us or our officers or directors, it could have a material adverse effect on our business, results of operations, financial condition, liquidity, cash flows and reputation.

●	We require substantial additional funding to meet our financial needs and to pursue our business objectives. Raising additional capital will likely cause dilution to our stockholders, restrict our operations, or require us to relinquish rights to our current in-development products or technologies or any of our future product candidates.

●	If we are not able to continue to innovate and customize our products and improve our services based upon customer demand or if we fail to adapt to changes in our industry, our business, financial condition, and results of operations would be affected.

●	We may not be able to successfully implement our development of Latvia facilities to build our in-house manufacturing and R&D capacities.

●

Our CMOs and other third-party partners are subject to extensive and evolving regulatory requirements, and any failure by such parties to comply with applicable regulations could adversely affect our business.

●	Our operations in Hong Kong and international sales subject us to complex and evolving regulatory requirements, which may adversely affect our business.

●	If there is delay and/or failure in supplies of materials, services and finished goods from third parties or failure of finished goods from our contract manufacturers, it may adversely affect our business and results of operations.

●	If there is delay and/or failure in supplies of materials, services and finished goods from third parties or failure of finished goods from our contract manufacturers, it may adversely affect our business and results of operations.

●	Continued availability of our API products is dependent on our ability to maintain existing engagements with contract manufacturing organizations to manufacture these products and any disruption to our relationship with such manufacturers would have an adverse effect on the availability of products, our future results of operations and profitability.

●	If we fail to maintain a supply of compliant, quality products, it may adversely affect our reputation and our business.

●	If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

●	Risks from disruption to production, supply chain or operations as a result of events emanating from climate change, and the related impacts of laws intended to mitigate climate change, could adversely affect our business and operations and cause our revenues to decline.

●	From time to time that we enter new markets, and face risks arising out of our limited knowledge of the market and the customs, laws and regulatory systems that may apply.

Risks Related to Our Corporate Structure

●	If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

●	We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

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Risks Related to Doing Business in Hong Kong

●	Although we and our subsidiary are not based in mainland China and we have no operations in mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. It may result in a material adverse change in Zoar HK’s operations, significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of the investors.

●	There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact Zoar HK.

●	There are political risks associated with conducting business in Hong Kong.

●	The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

●	PubCo securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely PubCo auditor.

Risks Related to the PubCo Shares

●	Upon completion of the Business Combination, Impact Stockholders will become stockholders of PubCo, and the market price for the PubCo Shares may be affected by factors different from those that historically have affected Impact.

●	Future sales of PubCo Shares, including resales by the Zoar Shareholder and other significant stockholders, may cause the market price of the PubCo Shares to drop significantly, even if PubCo’s business is doing well.

●	Currently, there is no public market for the PubCo Shares. Impact Stockholders cannot be sure that an active trading market will develop for the PubCo Shares, the market price they will receive or that PubCo will successfully obtain authorization for listing on the NYSE Amex.

●	As a “controlled company” under the rules of the NYSE Amex, PubCo may choose to exempt it from certain corporate governance requirements that could have an adverse effect on the PubCo stockholders.

●	You may have limited ability to influence corporate matters because PubCo’s officers are elected by and serve at the discretion of the board.

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Summary Historical Consolidated Financial Information of Impact

The following table presents summary financial data of Impact. Impact’s balance sheet data as of December 31, 2025, and 2024 and June 30, 2026, have been derived from Impact’s audited financial statements and related notes contained in Impact’s Annual Report on Form 10-K, filed with the SEC on March 11, 2026 and Impact’s Quarterly Report on Form 10-Q, filed with the SEC on August 7, 2026, which reports are incorporated by reference into this proxy statement/prospectus. The information is only a summary and should be read in conjunction with these historical financial statements. Impact’s historical results are not necessarily indicative of future results.

Impact BioMedical, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2026 (unaudited)	December 31, 2025
ASSETS
Current assets:
Cash	$10,000	$3,000
Accounts receivable	-	5,000
Inventory	62,000	63,000
Current portion of notes receivable	197,000	198,000
Prepaid expenses and other current assets	51,000	142,000
Total current assets	320,000	411,000

Other intangible assets, net	16,425,000	16,994,000
Total assets	$16,745,000	$17,405,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$467,000	$347,000
Accrued expenses	248,000	194,000
Due to related party	1,330,000	621,000
Total current liabilities	2,045,000	1,162,000

Deferred tax liability, net	688,000	688,000
Total liabilities	2,733,000	1,850,000

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $0.001 par value; 100,000,000 shares authorized, zero shares issued and outstanding (zero on December 31, 2025)	-	-
Common stock, $0.001 par value; 4,000,000,000 shares authorized, 107,821,231 shares issued and outstanding (104,621,231 on December 31, 2025)	108,000	105,000
Additional paid-in capital	63,150,000	61,713,000
Accumulated deficit	(52,492,000)	(49,507,000)
Total stockholders’ equity of the Company	10,766,000	12,311,000
Non-controlling interest in subsidiaries	3,246,000	3,244,000
Total stockholders’ equity	14,012,000	15,555,000

Total liabilities and stockholders’ equity	$16,745,000	$17,405,000

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Biotech retail sales	$3,000	$7,000	$10,000	$7,000
Total revenue	3,000	7,000	10,000	7,000

Costs and expenses:
Cost of revenue	1,000	1,000	1,000	1,000
Sales, general and administrative compensation (inclusive of stock-based compensation)	167,000	246,000	1,786,000	495,000
Sales and marketing	-	1,000	1,000	20,000
Professional Fees	92,000	411,000	350,000	634,000
Research and development	76,000	75,000	123,000	178,000
Depreciation and Amortization	284,000	288,000	569,000	571,000
Rent and utilities	18,000	18,000	36,000	37,000
Other operating expenses	67,000	120,000	134,000	236,000
Total costs and expenses	705,000	1,160,000	3,000,000	2,172,000
Operating loss	(702,000)	(1,153,000)	(2,990,000)	(2,165,000)

Other income (expense):
Interest income	2,000	3,000	7,000	7,000
Change in fair value of note payable, related party	-	(12,942,000)	-	(12,942,000)
Interest expense	-	(260,000)	-	(531,000)
Loss from operations before income taxes	(700,000)	(14,352,000)	(2,983,000)	(15,631,000)

Income tax benefit	-	-	-	-
Net loss	$(700,000)	$(14,352,000)	$(2,983,000)	$(15,631,000)

Loss (income) from operations attributed to noncontrolling interest	1,000	6,000	(2,000)	17,000

Net loss attributable to common stockholders	$(699,000)	$(14,346,000)	$(2,985,000)	$(15,614,000)

Loss per common share:
Basic	$(0.01)	$(1.18)	$(0.03)	$(1.29)
Diluted	$(0.01)	$(1.18)	$(0.03)	$(1.29)

Shares used in computing loss per common share:
Basic	107,821,231	12,185,412	107,803,551	12,124,146
Diluted	107,821,231	12,185,412	107,803,551	12,124,146

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholder’s Equity

(unaudited)

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Impact	Non- controlling Interest in
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Subsidiary	Total

Balance, December 31, 2024	11,503,955	$11,000	60,496,041	$60,000	$41,559,000	$(37,669,000)	$3,961,000	3,276,000	$7,237,000
							-
Acquisition of DSS PureAir, Inc. assets	545,024	1,000	-	-	819,000	-	820,000	-	820,000
Stock based payments for professional services rendered	136,433	-	-	-	190,000	-	190,000	-	190,000
Stock based payments	-	-	-	-	4,000	-	4,000	-	4,000
Net loss	-	-	-	-	-	(15,614,000)	(15,614,000)	(17,000)	(15,631,000)
Balance, June 30, 2025	12,185,412	$12,000	60,496,041	$60,000	$42,572,000	$(53,283,000)	$(10,639,000)	$3,259,000	$(7,380,000)

Balance, December 31, 2025	104,621,231	$105,000	-	$-	$61,713,000	$(49,507,000)	$12,311,000	$3,244,000	$15,555,000

Stock based compensation	3,200,000	3,000			1,437,000		1,440,000	-	1,440,000
Net income (loss)	-	-	-	-	-	(2,985,000)	(2,985,000)	2,000	(2,983,000)
Balance, June 30, 2026	107,821,231	$108,000	-	$-	$63,150,000	$(52,492,000)	$10,766,000	$3,246,000	$14,012,000

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30,

(unaudited)

	2026	2025
Cash flows from operating activities:
Net loss from operations	$(2,983,000)	$(15,631,000)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	569,000	571,000
Stock based compensation	1,440,000	4,000
Stock based payment for professional services received	-	190,000
Accrued interest on notes payable, related party	-	531,000
Change in fair value of note payable, related party	-	12,942,000
Decrease (increase) in assets:
Accounts receivable	5,000	4,000
Inventory	1,000	3,000
Prepaid expenses and other current assets	91,000	98,000
Increase (decrease) in liabilities:
Accounts payable	120,000	(159,000)
Accrued expenses	54,000	71,000
Due to related party	709,000	-
Net cash provided (used) by operating activities	6,000	(1,376,000)

Cash flows from investing activities:
Payments received on notes receivable	1,000	1,000
Net cash provided by investing activities	1,000	1,000

Net increase (decrease) in cash	7,000	(1,375,000)
Cash at beginning of period	3,000	1,999,000
Cash at end of period	$10,000	$624,000

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Impact BioMedical, Inc. and Subsidiaries

Consolidated Balance Sheets

As of fiscal years ended December 31, 2025 and 2024

	For the Year Ended December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$3,000	$1,999,000
Accounts receivable	5,000	-
Inventory	63,000	-
Current portion of notes receivable	198,000	184,000
Prepaid expenses and other current assets	142,000	265,000
Total current assets	411,000	2,448,000

Property, plant and equipment, net	-	17,000
Notes receivable	-	17,000
Other intangible assets, net	16,994,000	17,808,000
Total assets	$17,405,000	$20,290,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$347,000	$314,000
Accrued expenses	194,000	194,000
Due to related party	621,000	399,000
Note payable, related party	-	8,878,000
Total current liabilities	1,162,000	9,785,000
Deferred tax liability, net	688,000	3,268,000
Total liabilities	1,850,000	13,053,000

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred stock, $0.001 par value; 100,000,000 shares authorized, zero shares issued and outstanding (60,496,041 on December 31, 2024); Liquidation value $0.001 per share, zero aggregate. $60,496,041,000 on December 31, 2024).	-	60,000
Common stock, $0.001 par value; 4,000,000,000 shares authorized, 104,621,231 shares issued and outstanding (11,503,955 on December 31, 2024)	105,000	11,000
Additional paid-in capital	62,011,000	41,857,000
Accumulated deficit	(49,507,000)	(37,669,000)
Total stockholders’ equity of the Company	12,609,000	4,259,000
Non-controlling interest in subsidiaries	2,946,000	2,978,000
Total stockholders’ equity	15,555,000	7,237,000

Total liabilities and stockholders’ equity	$17,405,000	$20,290,000

32

Impact BioMedical, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31,

	For the Year Ended December 31,
	2025	2024
Revenue:
Biotech retail sales	$32,000	$-
Total revenue	32,000	-

Costs and expenses:
Cost of revenue	424,000	-
Sales, general and administrative compensation (inclusive of stock-based compensation)	873,000	718,000
Sales and marketing	24,000	633,000
Professional Fees	1,005,000	446,000
Research and development	340,000	278,000
Depreciation and Amortization	1,145,000	1,119,000
Rent and utilities	74,000	32,000
Impairment of goodwill	-	25,093,000
Impairment of fixed assets	-	263,000
Loss on disposal of fixed assets	12,000	-
Other operating expenses	417,000	171,000
Total costs and expenses	4,314,000	28,753,000
Operating loss	(4,282,000)	(28,753,000)

Other income (expense):
Interest income	13,000	13,000
Change in fair value of note payable, related party	(9,388,000)	5,068,000
Interest expense	(793,000)	(1,065,000)
Loss from operations before income taxes	(14,450,000)	(24,737,000)

Income tax benefit (expense)	2,580,000	(33,000)
Net loss	$(11,870,000)	$(24,770,000)

Loss from operations attributed to noncontrolling interest	32,000	62,000

Net loss attributable to common stockholders	$(11,838,000)	$(24,708,000)

Earnings per common share:
Basic	$(0.38)	$(2.30)
Diluted	$(0.38)	$(2.30)

Shares used in computing loss per common share:
Basic	31,550,457	10,757,147
Diluted	31,550,457	10,757,147

33

Summary Historical Financial Information of Zoar Labs Limited and Subsidiaries

The following summary historical financial information of Zoar Labs Limited and Subsidiaries as of and for the years ended March 31, 2026 and 2025 was derived from the audited consolidated financial statements of Zoar included elsewhere in this proxy statement/prospectus. You should read this information together with the section entitled “Zoar Labs Limited and Subsidiaries’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited, consolidated financial statements and accompanying notes thereto appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace the consolidated financial statements and related notes of Zoar Labs Limited and Subsidiaries. Zoar’s historical results are also not necessarily indicative of Zoar’s future results.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Zoar, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity following the Business Combination. See the sections entitled, “Summary—Parties to the Business Combination— PubCo” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this proxy statement/prospectus.

Balance Sheet Data

(in thousands of U.S. dollars)

	As of March 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$28,956	$29,538
Accounts receivable	227,780	217,524
Inventory	301,084	236,789
Prepaid expenses and other current assets	6,555	14,275
Advance to executive officer	9	190
Total current assets	564,384	498,316

Property and equipment, net	21,835	24,867
Operating lease right-of-use assets, net	2,124	9,993
Deferred offering cost	1,081	-
Total assets	$589,424	$533,176

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$87,867	$129,070
Accrued expenses	1,871	899
Due to related party	1,055	-
Tax payable	64,745	49,749
Advances from customers	2,000	3,794
Unsecured loan payable, current	9,217	-
Operating lease liabilities, current	832	181
Total current liabilities	167,587	183,693
Unsecured loan payable, non-current	3,471	-
Operating lease liabilities, non-current	2,928	11,715
Total liabilities	173,986	195,408

Commitments and contingencies (see note 10)
Equity:
Ordinary shares, par value $0.0001 per share; 500,000,000 shares authorized; 200 shares issued and outstanding as of March 31, 2026 and 2025*	-	-
Additional paid-in capital	53,915	53,915
Retained earnings	361,523	283,853
Total equity	415,438	337,768
Total liabilities and equity	$589,424	$533,176

* Share and per-share information is presented on a retrospective basis to reflect the common-control reorganization described in Note 1.

Income Statements Data

(in thousands of U.S. dollars except share amounts and per share data)

	Years ended March 31,
	2026	2025
Product revenue	$651,725	$556,407
Cost of revenue	540,545	462,977
Gross profit	111,180	93,430
Operating expenses:
General and administrative expense	12,682	10,591
Selling expense	4,025	4,299
Research and development expense	1,123	693
Total operating expenses	17,830	15,583
Income from operations	93,350	77,847
Other income (expenses), net
Interest expense	(683)	-
Total other income (expense), net	(683)	-
Income before income taxes	92,667	77,847
Income tax provision	14,997	15,144
Net income	$77,670	$62,703

Weighted average number of ordinary shares outstanding – basic and diluted*	200	200
Net income per share – basic and diluted*	$388,350	$313,515

* Share and per-share information is presented on a retrospective basis to reflect the common-control reorganization described in Note 1.

34

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

The following summary unaudited pro forma condensed consolidated financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination of Impact, PubCo and Zoar and was prepared on the following bases.

●	The unaudited pro forma condensed consolidated balance sheet as of March 31, 2026 was prepared from the unaudited, historical balance sheet of Impact as of December 31, 2025 and the audited, historical consolidated balance sheet of Zoar Labs Limited and Subsidiaries as of March 31, 2026, as if the Business Combination had been consummated on March 31, 2026.

●	The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2026 was prepared from Impact’s statements of operations for the year ended December 31, 2025 derived from historical information of Impact, and the audited, historical statement of operations of Zoar Labs Limited and Subsidiaries for the year ended March 31, 2026, as if the Business Combination had been consummated on April 1, 2025.

Zoar and Impact have different fiscal year-ends. Zoar’s fiscal year ends on March 31, while Impact’s fiscal year ends on December 31. Accordingly, the unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2026 combines Zoar’s audited consolidated statement of operations for the year ended March 31, 2026 with Impact’s audited consolidated statement of operations for the year ended December 31, 2025. The fiscal year-ends of Zoar and Impact differ by one fiscal quarter or less and, accordingly, such periods have been combined in accordance with Rule 11-02(c)(3) of Regulation S-X.

The Summary Pro Forma information assumes that the Business Combination will be treated, for accounting purposes, as an acquisition of a business in accordance with U.S. generally accepted accounting principles (“GAAP”), such that PubCo is acquiring Impact in the Business Combination.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial information of PubCo and the related notes thereto, appearing in this proxy statement/prospectus under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information.” The Summary Pro Forma Information has been prepared from, is based upon, and should be read in conjunction with, the historical financial statements of Impact and the related notes thereto appearing elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of Zoar Labs Limited and Subsidiaries and the related notes thereto that is incorporated by reference into this proxy statement/prospectus.

The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined companies’ financial position or results of operations actually would have been had the Business Combination and related Transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company.

35

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2026

(in thousands)

	Historical
	Zoar Labs	Impact	Transaction Accounting Adjustments		Pro Forma Balance Sheet
	4(A)	4(B)
ASSETS
Cash and cash equivalents	$28,956	$20	$(2,204)	4(f)	$26,752
			(20)	4(g)
Accounts receivable, net	227,780	-	-		227,780
Inventory	301,084	63	244	4(f)	301,328
			(63)	4(g)
Current portion of notes receivable	-	199	-	4(g)	199
Prepaid expenses and other current assets	6,555	95	(95)	4(e)	6,555
			-		-
Advance to director	9	-	-		9
Total current assets	564,384	377	(2,138)		562,623
Property, plant and equipment, net	21,835	-	-		21,835
Operating lease right-of-use assets, net	2,124	-	-		2,124
Deferred offering cost	1,081	-	(1,081)	4(f)	-
Goodwill	-	-	-		-
Other intangible assets, net	-	16,709	66,190	4(f)	66,190
	-	-	(16,709)	4(g)
Total Assets	$589,424	$17,086	$46,262		$652,772
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,867	374	(374)	4(g)	87,867
Accrued expenses and deferred revenue	1,871	210	(210)	4(g)	1,871
Due to related party	1,055	-	-		1,055
Tax payable	64,745	-	-		64,745
Advances from customers	2,000	-	-		2,000
Unsecured loan payable, current	9,217	-	-		9,217
Operating lease liabilities, current	832	-	-		832
Convertible note	-	-	-		-
Note payable, related party	-	1,103	(1,103)	4(a)	-
Total current liabilities	167,587	1,687	(1,687)		167,587
Unsecured loan payable, non-current	3,471	-	-		3,471
Operating lease liabilities, non-current	2,928	-	-		2,928
Deferred tax liability, net	-	688	11,089	4(f)	11,089
	-	-	(688)	4(g)
Total Liabilities	$173,986	$2,375	$8,714		$185,075

Stockholders’ equity
Preferred stock	-	-	-		-
Common shares	-	108	-	4(a)	18
			-	4(b)
			3	4(c)
			(102)	4(d)
			1	4(f)
			(9)	4(g)
			17	4(h)
Additional paid-in capital	53,915	63,150	1,103	4(a)	116,956
			161	4(b)
			(3)	4(c)
			102	4(d)
			52,258	4(f)
			(64,513)	4(g)
			(17)	4(h)
			10,800	4(i)
Accumulated deficit	361,523	(51,794)	(161)	4(b)	350,723
			(95)	4(e)
			-	4(j)
			52,050	4(g)
			(10,800)	4(i)
Total stockholders’ equity of the Company	415,438	11,464	40,795		467,697
Non-controlling interest in subsidiaries	-	3,247	(3,247)	4(g)	-
Total stockholders’ equity	415,438	14,711	37,548		467,697
Total liabilities and stockholders’ equity	$589,424	$17,086	$46,262		$652,772

36

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED MARCH 31, 2026

(in thousands, except per share amounts)

	Historical
	Zoar Labs	Impact	Impact Adjustments	Impact Proforma	Transaction Accounting Adjustments		Pro Forma Statement of Operations
	5(A)	5(B)	5(C)
Revenues
Product revenue	$651,725	$32	$(32)	$-	$-		$651,725
Cost of revenue	540,545	424	(424)	-	-		540,545
Gross profit	111,180	(392)	392	-	-		111,180
Operating expenses
Sales, general and administrative compensation (inclusive of stock based compensation)	12,682	873	(873)	-	10,800	5(e)	23,456
					(26)	5(d)
Sales and marketing	4,025	24	(24)	-	-		4,025
Professional Fees	-	1,005	(1,005)	-	-		-
Research and development	1,123	340	(340)	-	181	5(b)	1,304
Depreciation and Amortization	-	1,145	-	1,145	3,851	5(a)	4,996
Rent and utilities	-	74	(74)	-	-		-
Impairment of fixed assets	-	-	-	-	-		-
Impairment of goodwill	-	-	-	-	-		-
Loss on disposal of fixed assets		12	(12)	-	-		-
Other operating expenses	-	417	(417)	-	-		-
Total operating expenses	$17,830	$3,890	$(2,745)	$1,145	$14,806		$33,781
Income (loss) from operations	$93,350	$(4,282)	$3,137	$(1,145)	$(14,806)		$77,399
Other income (expense)
Interest income	-	13	-	13	-		13
Change in fair value of note payable, related party	-	(9,388)	9,388	-	-		-
Interest expense	(683)	(793)	793	-	-		(683)
Income (loss) from operations before income taxes	92,667	(14,450)	13,318	(1,132)	(14,806)		76,729
Income tax expense	14,997	(2,580)	-	(2,580)	(789)	5(c)	11,628
Net income (loss)	77,670	(11,870)	13,318	1,448	(14,018)		65,100
Loss from operations attributed to noncontrolling interest	-	32	(32)	-	-		-
Net income (loss) attributable to common stockholders	$77,670	$(11,838)	$13,286	$1,448	$(14,018)		$65,100
Basic and diluted income (loss) per share attributable to common shareholders	$388,350	$(0.38)					$0.36	5(f)
Weighted average number of common shares - basic and diluted	200	31,550,457					180,000,000

37

RISK FACTORS

The risk factors below provide certain information regarding risks and uncertainties relating to PubCo and its securities, Zoar, and the Business Combination. We are also incorporating by reference into this proxy statement/prospectus risk factors pertaining to Impact from the public filings of Impact (see “Where You Can Find More Information”).

The risks and uncertainties described below (or incorporated by reference herein) are not the only risks and uncertainties that Impact, PubCo and Zoar will face following the Business Combination. Additional risks and uncertainties not presently known to Impact, PubCo and Zoar or that those parties currently deem immaterial may also impair PubCo’s business operations. If any of these risks actually occur, PubCo’s business, financial condition and results of operations could suffer. As a result, the trading price of the PubCo Shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below (or incorporated by reference herein) also include forward-looking statements and PubCo’s actual results and performance may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Statements.”

Risks Related to the Business Combination

The consummation of the Business Combination is subject to the closing conditions contained in the Merger and Share Exchange Agreement and could be delayed or may never occur.

The consummation of the Business Combination is subject to the closing conditions contained in the Merger and Share Exchange Agreement and could be delayed or may never occur. Accordingly, any shares of common stock of Impact offered and purchased following the announcement of the Business Combination but prior to the Closing is an investment in Impact. The Business Combination is subject to the approval of the Impact Stockholders, and it is possible that events could occur that would prevent this approval from being obtained. The closing conditions that must be satisfied or waived before the Closing can occur are specified in the Merger and Share Exchange Agreement and include: (i) the representations and warranties of Impact, Zoar and the Zoar Shareholder being true and correct subject to the materiality standards contained in the Merger and Share Exchange Agreement; (ii) material compliance by the parties of their respective pre-closing covenants and agreements, subject to the standards contained in the Merger and Share Agreement; (iii) the absence of any Material Adverse Effect (as defined in the Merger and Share Exchange Agreement) with respect to Zoar since the effective date of the Merger and Share Exchange Agreement that is continuing and uncured; (iv) the expiration or termination, as applicable, of any waiting period (and any extension thereof) applicable to the consummation of the Merger and Share Exchange Agreement under any antitrust laws; (v) that no governmental authority of competent jurisdiction shall have enacted any law or order in effect at the time of Closing which has the effect of making the Business Combination or other ancillary transactions illegal or otherwise prohibiting consummation of the Business Combination or ancillary transactions; (vi) the Registration Statement (as defined below) being declared effective by the SEC; (vii) memorandum and articles of association of PubCo have been amended and restated as described in this proxy statement/prospectus; (viii) the entry into certain ancillary agreements as of the Closing; (ix) the approval of the listing of PubCo’s Shares on the NYSE Amex (or another national securities exchange), and (x) the receipt of certain closing deliverables. Impact and Zoar may not satisfy all of the closing conditions in the Merger and Share Exchange Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, which could have a material adverse effect on the Company’s business, results of operations, cash flows and financial position.

Further, the aggregate percentages of PubCo Shares to be issued to the holders of Impact Shares on one hand and the Zoar Shareholder on the other immediately after the consummation of the Business Combination is fixed pursuant to the Merger and Share Exchange Agreement. Accordingly, the issuance of new Impact Shares following announcement of the Merger and Share Exchange Agreement, including other capital raises, will not increase the aggregate ownership percentage of PubCo’s Shares to be issued to holders of Impact Shares following consummation of the Business Combination, but will dilute PubCo’s ownership percentage that each individual holder of Impact Shares would receive.

Impact and Zoar will incur significant transaction and transition costs in connection with the Business Combination.

Impact, PubCo and Zoar have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs. In addition, PubCo will incur significant costs operating as a public company following the consummation of the Business Combination and may also incur additional costs to retain key employees. Generally, transaction expenses incurred in connection with the Business Combination will be paid by the party incurring those expenses, and many of those expenses might not be paid until after the Closing. Accordingly, these expenses could result in PubCo having less money following the Closing to spend on other aspects of its business, particularly if the actual expenses turn out to be higher than anticipated.

38

Legal proceedings in connection with the Business Combination or legal proceedings arising from Impact prior to the Business Combination, including without limitation, a securities class action and actions brought against Impact by its business partners or service providers, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with transactions like the proposed Business Combination, it is not uncommon for lawsuits to be filed and/or other actions brought against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to stockholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if they do arise, seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Specifically, Impact have received complaints from stockholders, business partners, and other third parties against the company, its officers, directors or affiliates from time to time, in connection with its businesses, operations, and such complaints may give rise to lawsuits or proceedings to be filed against Impact prior to or after the Closing of the Business Combination; and Impact is also the defendant in a securities class actions against a number of public companies. Defending such lawsuits could require Impact, Zoar and PubCo to incur significant costs and draw the attention of Impact’s and Zoar management teams away from the consummation of the Business Combination and the management of their respective businesses. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the business, financial condition, results of operations and cash flows of PubCo and its subsidiaries. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.

The announcement of the proposed Business Combination could disrupt Zoar’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Risks relating to the announcement of the Business Combination on Zoar’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect Zoar ability to retain and hire key personnel and other employees;

●	customers, suppliers, CMOs, business partners and other parties with which Zoar maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Zoar or fail to extend an existing relationship with Zoar; and

●	Zoar has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact PubCo’s results of operations and cash available to fund its business.

After the Business Combination, PubCo may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price.

It is possible that the due diligence conducted in relation to Zoar and Impact and their respective businesses did not identify all material issues or risks associated with these companies or the industries in which they compete.

Furthermore, factors outside of the parties’ control could arise later. As a result of these factors, PubCo may be exposed to liabilities and incur additional costs and expenses and be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if the due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner that is not consistent with the parties’ preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on PubCo’s financial condition and results of operations and could contribute to negative market perceptions regarding PubCo’s securities.

Due to potential fluctuations in the market value of PubCo’s Shares, Impact Stockholders cannot be sure of the market value of the consideration that they will receive in the Business Combination.

After the Closing, the Zoar Shareholder will own approximately 94% of PubCo shares and the Impact Stockholders will own 4.80% of PubCo shares. Pursuant to the Merger and Share Exchange Agreement, any Impact Shares that Impact issues prior to Closing will not change these percentages.

Prior to the Closing, there has not been and will not be an established public trading market for PubCo Shares. The market value of PubCo’s Shares will reflect the combination of Impact and Zoar under the terms of the Merger and Share Exchange Agreement. Further, the Merger Consideration will not be adjusted to reflect any changes in the number of Impact Shares outstanding, the market value of Impact Shares or currency exchange rates.

39

Changes in the price of Impact Shares may result from a variety of factors, including, among others, changes in Impact’s business, operations or prospects, regulatory considerations, governmental actions, legal proceedings and general business, market, industry, political or economic conditions. Many of these factors are beyond Impact’s control. As a result, the aggregate market value of PubCo’s Shares that an Impact Stockholder is entitled to receive at the Closing could vary significantly from the value of the equivalent Impact Shares on the date of the Merger and Share Exchange Agreement, the date of this proxy statement/prospectus or at other times, and Impact Stockholders will neither know nor be able to calculate the value of the Merger Consideration they would receive upon the Closing. Impact Stockholders are urged to obtain current market quotations for Impact Shares.

If the Business Combination is not completed by the End Date either Impact or Zoar may have the right to terminate the Merger and Share Exchange Agreement.

If the conditions to the obligations of Zoar and Impact to consummate the Merger and Share Exchange Agreement are not satisfied or waived (if applicable) by November 20, 2026, either Impact or Zoar may have the right to terminate the Merger and Share Exchange Agreement. Impact or Zoar may elect to terminate the Merger and Share Exchange Agreement in certain other circumstances, including if the Impact Stockholders fail to approve the Transactions at their respective stockholder meetings, and Impact and Zoar can mutually decide to terminate the Merger and Share Exchange Agreement at any time prior to the Merger Effective Time, before or after the required Impact Stockholder approval.

The Merger and Share Exchange Agreement contains restrictions on the ability of Zoar and Impact to pursue alternatives to the Business Combination.

The Merger and Share Exchange Agreement contains provisions that may discourage a third party from submitting a competing Acquisition Proposal that might result in greater value to the Zoar Shareholder or the Impact Stockholders than the Business Combination. These provisions include, among others, a general prohibition on Zoar and Impact from soliciting or entering into discussions with any third party regarding, among other things, any Acquisition Proposal, during the Pre-Closing Period.

Certain Impact Stockholders who own a majority of the Impact Shares have entered into agreements to vote in favor of the Transactions.

At the time they entered into the Merger and Share Exchange Agreement, PubCo, Impact, Zoar Merger Sub, Zoar Shareholder, also entered into an voting and support agreement (“Voting and Support Agreement”) with certain investors of Impact, namely, DSS, Inc., DSS BioHealth Security, Inc. and DSS PureAir, Inc., who collectively own, on a fully diluted basis, a majority of the issued and outstanding Impact Shares. Pursuant to the Voting and Support Agreement, each Impact Principal Investor agreed, among other things, to vote its shares in favor of approval of the Proposals and not to transfer its Impact Shares (subject to certain exceptions).

On the Record Date, the Impact Principal Investors owned [___]% of the outstanding Impact Shares. Accordingly, the Voting and Support Agreement ensures that at least [   ]% of the outstanding Impact Shares will vote in favor of the Proposals at the Special Meeting.

Even if the Merger and Share Exchange Agreement is approved by the Impact Stockholders, closing of the Business Combination still requires that certain closing conditions be satisfied or waived. It is possible that Impact, Zoar and/or PubCo will fail to satisfy one or more conditions and this failure may not be waived by the other parties. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Impact, PubCo or Zoar to lose some or all of the intended benefits of the Business Combination.

Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than Zoar and Impact expect. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that Zoar and Impact expect to achieve from the Business Combination.

40

Termination of the Merger and Share Exchange Agreement could have a negative impact on Impact and Zoar.

If the Business Combination is not completed for any reason, including as a result of Impact Stockholders declining to adopt the Merger and Share Exchange Agreement or declining to approve the Proposals required to effect the Business Combination, the ongoing businesses of Impact and Zoar may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Impact and Zoar would be subject to a number of risks, including the following:

●	Impact may experience negative reactions from the financial markets, including negative impacts on Impact’s stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

●	Zoar may experience negative reactions from its customers, vendors and employees;

●	Impact and Zoar will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Merger and Share Exchange Agreement restricts the conduct of Impact’s and Zoar’s businesses prior to completion of the Business Combination, each of Impact and Zoar may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination is consummated, Impact Stockholders will experience immediate and material dilution.

After the Closing, the Impact Stockholders will own 4.80% of PubCo Shares, and the Zoar Shareholder will own approximately 93.32% of total issued and outstanding PubCo Shares prior to giving effect to the Impact Compensation Shares. Pursuant to the Merger and Share Exchange Agreement, any Impact Shares that Impact issues prior to Closing will not change these percentages. As such, the Impact Stockholders will experience immediate and material dilution upon Closing.

PubCo’s ability to be successful following the Business Combination will depend upon the efforts of the Zoar officers and the loss of such persons could negatively impact the operations and profitability of the post-Business Combination business.

PubCo’s ability to be successful following the Business Combination will be dependent upon the efforts of the certain key personnel of Zoar. Although the parties expect key personnel to remain with PubCo and/or its operating subsidiaries, as applicable, following the Business Combination, there can be no assurance that they will do so. It is possible that PubCo or Zoar will lose some key personnel, the loss of which could negatively impact the operations and profitability of PubCo and its subsidiaries. Furthermore, following the Closing, certain of the key personnel of Zoar may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause PubCo to have to expend time and resources helping them become familiar with such requirements.

The directors and officers of PubCo have not had experience managing a business like Impact’s and may not succeed in attracting capable managers, which could cause Impact’s business and financial condition to suffer.

None of the officers and directors of Impact will remain as officers or directors of Impact following the Business Combination. The officers and directors of PubCo following the Business Combination will be determined by Zoar and will consist primarily of officers and directors of Zoar. Zoar is a global pharmaceutical company specializing in the development, manufacturing, and supply of Active Pharmaceutical Ingredients (“API”) and intermediates, which is a very different business from the business that Impact manages. PubCo may fail to find and employ capable and experienced personnel to manage and operate Impact’s business upon the Closing. If so, Impact’s business and its financial condition could suffer.

Following the Business Combination, Impact Stockholders will be minority shareholders of PubCo and will be primarily exposed to Zoar’s business and industry risks, in which Impact has limited historical operating experience.

After the Business Combination, PubCo’s business, financial condition and results of operations will depend primarily on Zoar’s business, and the value of the PubCo Shares will be driven mainly by Zoar’s performance which are subject to a number of risk factors as described under “Risk Factors—Risks Related to Zoar and PubCo.” Impact historically has operated on a smaller scale and has limited prior operating experience in Zoar’s business lines, and former Impact Stockholders, as holders of approximately 4.80% of the outstanding PubCo Shares, will have limited ability to influence how Zoar’s management and the PubCo board of directors address these industry risks.

Impact is dependent on DSS to fund its operations pending the Business Combination, and if such funding is reduced or withdrawn, Impact may have to seek additional financing on unfavorable terms or may be unable to continue as a going concern.

Impact currently depends on DSS to provide funding for its operating expenses and other corporate needs during the period prior to the anticipated completion of the Business Combination, and DSS has “informally arranged” with Impact to continue such funding until July 1, 2026, unless extended by mutual agreement. If DSS were to discontinue or reduce this financial support, and the Business Combination is delayed or not completed, Impact may be required to obtain additional financing from other sources, which may not be available when needed, on acceptable terms, or at all. In such circumstances, Impact may be forced to significantly curtail or cease operations, seek bankruptcy protection or undertake other strategic alternatives that could involve substantial dilution to existing stockholders or result in little or no value being realized by Impact Stockholders.

Risks Related to U.S. Federal Income Taxation of the Business Combination

The IRS may not agree that PubCo (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, PubCo, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Cayman Islands exempted company, would generally be classified as a non-U.S. corporation. Section 7874 of the Code, and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that PubCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, PubCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by PubCo to non-U.S. holders of PubCo would be subject to U.S. withholding tax. In addition, even if PubCo is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former Impact Stockholders exceeds a threshold amount. If it were determined that PubCo is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends paid by PubCo would not qualify for “qualified dividend income” treatment, and U.S. Affiliates of PubCo after the completion of the Business Combination, including Impact, could be subject to increased taxation under the inversion gain rules and Section 59A of the Code.

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PubCo believes it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or as a surrogate foreign corporation. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the required ownership of PubCo is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. You are urged to consult your tax advisor to determine the tax consequences if the classification of PubCo as a non-U.S. corporation is not respected or if PubCo is treated as a surrogate foreign corporation.

If PubCo is a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of PubCo Shares could be subject to adverse United States federal income tax consequences.

If PubCo is or becomes a “passive foreign investment company,” or a “PFIC”, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds PubCo Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. A non-U.S. corporation, such as PubCo, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Zoar does not believe that PubCo will be treated as a PFIC for its current taxable year and does not expect to become one in the near future. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.

If PubCo determines that it is a PFIC for any taxable year, PubCo will endeavor to provide, and will endeavor to cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a qualified electing fund (QEF) election with respect to PubCo and its non-U.S. subsidiaries.

If PubCo is treated as a PFIC, a U.S. holder of PubCo Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. U.S. holders of PubCo Shares should consult with their tax advisors regarding the potential application of these rules.

The Business Combination may not qualify as a non-taxable transaction for U.S. federal income tax purposes.

If the Business Combination does not qualify as a non-taxable transaction for U.S. federal income tax purposes, the receipt of PubCo Shares in exchange for Impact Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Impact Shares that receives PubCo Shares pursuant to the Merger will generally recognize taxable gain or loss equal to the difference between (i) the sum of the fair market value of the PubCo Shares received as consideration in the Merger and (ii) its adjusted tax basis in the Impact Shares surrendered in the exchange.

Even though the Impact Board has obtained and considered the Fairness Opinion, and the Updated Fairness Opinion, respectively at the applicable time, in determining whether or not to pursue the Business Combination, the Impact Board is not required and may not obtain an additional updated fairness opinion prior to the Closing.

The Impact Board has obtained and considered the Fairness Opinion, and the Updated Fairness Opinion, respectively at the applicable time, and supporting analysis provided by an independent investment bank, CVA. CVA provides professional valuation and financial advisory services to institutions and companies. CVA was selected to provide the opinion based on their experience and industry knowledge and their ability to complete the assignment in a timely manner. The service fees in connection with the Fairness Opinion and the Updated Fairness Opinion were paid to CVA separately upon the execution of the engagement and upon the delivery of the Fairness Opinion, and were not contingent upon either the conclusion expressed in CVA’s opinion or the consummation of the Business Combination. CVA rendered its Fairness Opinion to the Board, as of May 21, 2025, and updated the Updated Fairness Opinion to the Board that, as of January 28, 2026, in each case, the date of the opinion letter, and based upon and subject to the factors and assumptions set forth therein, that the consideration to be paid by Impact in connection with the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view to Impact’s unaffiliated public stockholders. Except with regard to the Updated Fairness Opinion, the Impact Board has not obtained nor will be required obtain an additional updated fairness opinion prior to the Closing in the operations and prospects of Zoar, general market and economic conditions and other factors that may be beyond the control of Impact and Zoar, and on which the Fairness Opinion was based, may alter the value of Impact or Zoar or the price of the Impact’s securities by the time the Business Transaction is completed. The Fairness Opinion and the Updated Fairness Opinion, in each case, does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Merger Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed.

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Risks Related to the Approved NYSE Reverse Split

The NYSE Reverse Split may decrease the liquidity of the Impact Shares.

Although the Impact Board believes that the anticipated increase in the market price of Impact Shares could encourage interest in the Impact Shares and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the already approved NYSE Reverse Split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the Impact Shares.

The NYSE Reverse Split may lead to a decrease in overall market capitalization of the PubCo.

Should the market price of the Impact Shares decline after the NYSE Reverse Split, in the event that it is effected, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the NYSE Reverse Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the PubCo. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the PubCo, as measured by its share capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels and, accordingly, it cannot be assured that the total market value of Impact Shares will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on Impact Share price due to the reduced number of shares outstanding after the NYSE Reverse Split.

If the NYSE Reverse Split does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or is otherwise taxable to U.S. Impact Stockholders, then such holders may be required to pay U.S. federal income taxes.

For U.S. federal income tax purposes, the NYSE Reverse Split is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the IRS or a court determines that the NYSE Reverse Split should not be treated as a reorganization or a tax deferred contribution, a holder of Impact Shares would recognize taxable gain or loss upon executing the NYSE Reverse Split.

Risks Related to Zoar and PubCo

Unless otherwise specified, for purposes of this section, the words “we,” “our,” “us,” “Zoar,” and the “Company” refers to those of Zoar and its subsidiaries before the Business Combination, and those of PubCo and its subsidiaries after the Business Combination.

Risks Related to Our Business

We have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth.

Commencing operations in 2012, we operate in a competitive and rapidly evolving market with limited operating history. We may have limited insight into trends that may develop and affect our business, and we may make errors in predicting and reacting to industry trends and evolving needs of our customers.

Our historical results and growth may not be indicative of our future performance, and we may fail to continue our growth or maintain our historical growth rates. If our production, product offerings, sales and marketing and growth strategy do not develop as we expect, if we fail to maintain and grow our supplier base, if we fail to maintain our collaboration without CMOs, or if we fail to continue to address the needs of our customers, and maintain and grow our customer base, our business and financial conditions may be affected.

In addition, we may not be able to effectively manage our growth. Our business expansion may increase the complexity of our operations and place a strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are not able to manage our growth effectively, our business and prospects may be affected.

The Company has experienced difficulties in satisfying payment obligations to Peridot Capital, which may indicate liquidity constraints and could result in further defaults, enforcement actions and material disruption to our business.

Zoar HK has previously experienced delays and difficulties in paying Peridot Capital Solutions Hong Kong Limited, a creditor of Zoar HK (“Peridot Capital”), resulting in the accumulation of approximately $8.09 million in outstanding indebtedness as of March 24, 2026 and giving rise to the legal proceedings described above. Although such obligations have been restructured pursuant to the Repayment Agreement (defined below), under which Zoar HK has agreed to repay the outstanding balance in installments and provide additional security, including guarantees and share collateral, there can be no assurance that Zoar HK will be able to satisfy its obligations in full or on a timely basis.

These circumstances may indicate constraints on our working capital and liquidity. If we are unable to generate sufficient cash flow or obtain additional financing, we may face difficulties in meeting payment obligations to other suppliers and service providers. Any default under the Repayment Agreement or other payment obligations could trigger enforcement actions, including recourse to guarantees and collateral, and may result in additional legal or insolvency proceedings. Any such events could materially disrupt our operations, impair relationships with suppliers and counterparties, and have a material adverse effect on our business, results of operations and financial condition.

If our CMOs or other business partners adjust payment terms, such as shortening payment terms, our liquidity constraints may be increased.

If our CMOs or other business partners adjust their payment terms, including by shortening payment cycles or requiring upfront or accelerated payments, our liquidity constraints could be exacerbated. Any such changes could increase our working capital requirements and strain our cash flows, particularly if we are unable to secure alternative financing or renegotiate terms on commercially reasonable conditions. As a result, our ability to fund operations, meet existing obligations, or execute our business strategy could be adversely affected.

Our business and reputation may be affected by certain prior regulatory matters and ongoing legal proceedings involving Mr. Kanans Visvanats, our controlling shareholder and director.

Mr. Kanans Visvanats, who serves as a director and is the controlling shareholder of the Company, has previously been associated with regulatory matters and legal proceedings in India in connection with his prior business activities. In particular, a former company with which he was involved, Aanjaneya Lifecare (later known as Dr Datsons Labs), experienced financial difficulties and entered into liquidation, and was subject to review by the Securities and Exchange Board of India (“SEBI”), which resulted in certain regulatory sanctions, including a temporary trading restriction on Mr. Visvanats from 2019 to 2022. In addition, there are a number of civil and criminal proceedings in India relating to such historical business activities, which remain ongoing and are at various stages of adjudication.

We note that no adverse regulatory, litigation or insolvency findings have been identified in Hong Kong or Latvia in relation to Dr. Visvanats, and that the above matters primarily relate to prior operations in India and remain subject to legal process. However, these matters may give rise to reputational considerations, increased scrutiny by regulators or investors, or potential distractions to management. In the event of any adverse developments or outcomes, there is a risk that they could have an impact on investor perception or on our business operations. Accordingly, our business, results of operations and financial condition could be adversely affected.

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If we fail to meet our payment obligations under our trade financing arrangements, bridge loan financing or other payables as they become due, our creditors may take enforcement actions against us, which could adversely affect our operations.

We rely on trade financing arrangements and maintain payables to suppliers, lenders and other counterparties in the ordinary course of business. In addition, on July 7, 2026, we have entered into bridge loan financing with J.J. Astor & Co. If we are unable to make payments when due under such arrangements or otherwise fail to satisfy our outstanding liabilities, our creditors may take enforcement actions against us. Such actions may include, among other things, commencing legal proceedings to recover amounts owed or, in certain jurisdictions, initiating winding-up, liquidation or other insolvency-related proceedings.

We have experienced instances in the past where certain payment obligations were not satisfied when due, which resulted in disputes and required us to engage with the relevant counterparties to resolve such matters. While these matters were addressed and did not result in any material disruption to our operations, there can be no assurance that similar situations will not arise in the future or that they can be resolved on favorable terms.

Any such enforcement actions or insolvency-related proceedings, if brought against us, could materially and adversely affect our business, financial condition and results of operations.

We operate in a highly competitive and rapidly consolidating industry which may adversely affect our revenues and profits.

Our products face intense competition from products commercialized or under development by competitors based in our targeted markets. Many of our competitors have greater financial resources and marketing capabilities than we do.

We must continuously innovate and differentiate its products to stay ahead of our competitors. Our competitors may succeed in developing technologies and products that are more effective, more popular or cheaper than any we may develop or license, thus rendering our technologies and products obsolete or uncompetitive, which would harm our business and financial results. The entry of new competitors with innovative products can also pose a threat to the company’s market share. It is also possible that alternate therapies or substitutable products that we developed for the same indication would lead to cannibalization of revenues from our products. Competitive pressures can lead to price wars, reduced margins, and the need for increased marketing and promotional efforts. If we cannot maintain our competitive edge and fail to effectively compete with our competitors, our business, financial position, and operating results could be adversely impacted.

We rely on selected CMOs to manufacture our products. Any disruption to the manufacturing of CMOs, delivery of finished products by CMOs, or any disruption to our relationship with such CMOs may adversely affect our reputation and our business, financial condition and results of operations.

Our manufacturing operations are conducted by our selected CMOs. We contract directly with our selected CMOs who possess the requisite licenses and regulatory approvals and are equipped with the facilities and personnel meeting our requirements. We control and design the product development and production process, including chemical composition analysis, formulation, production technology design and guidance, qualify control, and finished production inspection. Our selected contract manufacturers are responsible for manufacturing the products strictly following our manufacturing requirement. We maintained most of our relationships with CMOs by entering into purchase orders with the CMOs. As of March 31, 2026 and 2025, we had 56 CMOs and 48 CMOs, respectively.

Our CMOs may experience difficulties, delays and interruptions in the manufacturing and supply of our products for various reasons, including among other reasons:

●	demand significantly in excess of forecast demand, which may lead to supply shortages;
●	supply chain disruptions, including those due to natural or man-made disasters at the facilities of our CMOs or at a critical supplier or vendor;
●	raw material supply shortage;
●	labor disputes;
●	the inability to supply products due to a product quality failure or regulatory agency compliance action such as license withdrawal, product recall or product seizure;
●	change in regulatory requirement;
●	other manufacturing or distribution problems, including limits to manufacturing capacity due to regulatory requirements, changes in the types of products produced, or physical limitations or other business interruptions that could impact continuous supply.

In addition, we may experience disruptions to our relationship with our CMOs. If we fail to maintain our relationship with CMOs, or if any of them fail to operate in compliance with our technical specification, quality control and regulatory requirements, which results in disruption to our relationship, we could face supply shortages and may not be able to supply these products. In addition, such failure may result in increased costs and delays in finding a replacement manufacturer for these products. Delays in establishing a relationship with a new manufacturer or internalizing production could lead to a decrease in these products’ sales and a deterioration in our market share when compared with one or more of our competitors. As a result, any of the foregoing developments could have an adverse effect upon our sales, margins and profitability.

As a result. any disruption to the manufacturing of CMOs, delivery of finished products by CMOs, or any disruption to our relationship with such CMOs may adversely affect our reputation and our business, financial condition and results of operations.

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We require substantial additional funding to meet our financial needs and to pursue our business objectives. If we are unable to raise capital when needed, we could be forced to delay, reduce, or altogether cease our current and future product development programs or future commercialization efforts.

We will need to obtain substantial additional funding in connection with our continuing operations and planned activities. Our future capital requirements will depend on many factors, including:

●	the timing, progress, and results of our launch of new products;
●	the regulatory compliance costs in connection with us entering into new markets or launch of new products;
●	the number and development requirements of future product candidates that we may pursue;
●	the cost of building out the Latvia facilities;
●	the increase of customer orders;
●	the pricing and revenue, if any, received from commercial sales of our current in-development products or any future product candidates that receive marketing approval;
●	the costs and timing of preparing, filing, and prosecuting patent applications;
●	the costs of operating as a public company; and

If we are unable to raise capital when needed or on attractive terms, our business, development plan, financial condition and results of operations may be materially and adversely affected.

Raising additional capital will likely cause dilution to our stockholders, restrict our operations, or require us to relinquish rights to our current in-development products or technologies or any of our future product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings and debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

If we raise additional funds through collaborations, strategic alliances, or marketing, distribution, or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs, or our current in-development products or any future product candidates, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce, or terminate our development of our current in-development products or any future product candidate or future commercialization efforts or grant rights to a third party to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If we are not able to continue to innovate and customize our products and improve our services based upon customer demand or if we fail to adapt to changes in our industry, our business, financial condition, and results of operations would be affected.

The increasing development of API and intermediate industry echoes the ever-changing consumer demands. Leveraging our CDMO services, a significant amount of our products is highly tailored to specific customer requirements. Similarly, our competitors are also constantly innovating, investing in their R&D and improving product quality control to enhance CDMO customer experience. Our business success hinges on our ability to continue customizing and broadening our array of products and improving our CDMO services to meet the evolving demands of our customers.

Our operational model requires continuous investment in R&D, product innovation and quality control to stay competitive and meet our customers’ needs. This often entails significant commitments, such as hiring additional personnel and driving research and development activities, and significant investment in developing and enhancing our existing products as well as to introduce new customized products that will attract new consumers of our brand and products. If we are unable to secure the necessary resources to support this growth and innovation, it could harm our business reputation, financial stability, and operational results.

Our customer base comprises of pharmaceutical companies and distributors. In connection with sales to distributors, we also communicated with the end customers, primarily pharmaceutical companies on their product requirements, Customer requirements tend to be detailed and ever-changing. As customer expectations change or rise, we face mounting competitive pressure in the markets we serve. If we are unable to adapt to these changing customer needs, it could strain our resources, detrimentally affect our customer relationships, and impact on our business performance.

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Our ability to innovate and expand our products and improve our CDMOs services in response to evolving customer demands is crucial to our business. If we are unable to manage these risks effectively, they could exert influence on our business, financial condition, and results of operations.

We may not be able to successfully implement our development of Latvia facilities to build in-house production and improve our in-house R&D capabilities on a timely basis, or at all, which may materially and adversely affect our business operations.

While we plan to continue the current lean manufacturing operation model of leveraging production of contract manufacturers, we plan to invest in building our in-house manufacturing capability to ensure better quality control and improve operational efficiency for the manufacturing. Our controlling stockholder, Mr. Kanans Visvanats, intends to initiate the buildout of a pharmaceutical manufacturing and R&D facility in Latvia. The development of the Latvia facilities is critical to our business plan of improving in-house R&D capability and build in-house production to support our growth. We may experience difficulties in building our Latvia facilities for many reasons, including among other reasons:

●	demand for new capital resources.
●	change in regulatory requirements;
●	inability to obtain the necessary regulatory approvals;
●	inability to recruit senior management, qualified employees with the skills we need and other personnel;
●	inability to procure the raw materials and facilities at the price acceptable to us, if any all;
●	adverse geopolitical developments; and
●	unanticipated natural disasters;

If we fail to implement our development of Latvia-based facilities on a timely basis or if our plan to build the Latvia-based facilities is suspended, our business, financial condition, and operating results will be materially and adversely affected.

Our CMOs and other third-party partners are subject to extensive and evolving regulatory requirements, and any failure by such parties to comply with applicable regulations could adversely affect our business.

We rely on third-party CMOs and other business partners to manufacture our products. These CMOs operate in highly regulated environments and are subject to stringent and evolving regulatory requirements as well as inspections and oversight by applicable regulatory authorities. Compliance with these requirements is costly and complex, and any failure by our CMOs to maintain compliance could result in delays in manufacturing, suspension of production, product recalls, import bans or other enforcement actions.

In addition, regulatory requirements applicable to CMOs may change over time, including through the implementation of new manufacturing, quality control, data integrity, or supply chain standards. Our CMOs may be unable or unwilling to timely adapt to such changes, which could disrupt our supply chain or increase our manufacturing costs. Because we do not control the day-to-day operations of our CMOs, our ability to monitor their compliance is limited, and we are dependent on their adherence to applicable regulatory standards.

Any failure by our CMOs or other third-party partners to comply with applicable regulatory requirements could delay or prevent the manufacture and commercialization of our products, result in regulatory sanctions or reputational harm, and have a material adverse effect on our business, results of operations and financial condition.

Our operations in Hong Kong and international sales subject us to complex and evolving regulatory requirements, which may adversely affect our business.

Our operations, including our headquarters in Hong Kong, are subject to various laws and regulatory requirements applicable to our industry. In addition, as a result of our global operations, our sales are subject to a variety of local laws and regulatory requirements in the jurisdictions in which we operate. We currently offer over 35 products that are sold to customers in more than 35 countries across Europe, Africa, the Middle East, India, Asia, and Central and South America through both direct sales and sales to distributors.

These regulations may differ significantly across markets and may include, among others, requirements relating to product registration, import and export controls, labeling, pricing, marketing practices, and distribution. Compliance with such regulations may be time-consuming and costly, and changes in applicable laws or enforcement practices could require us to modify our business practices, delay or restrict product sales, or incur additional compliance costs. In addition, failure, or perceived failure, to comply with applicable regulatory requirements could result in fines, penalties, suspension of sales, or other restrictions in the affected jurisdictions.

If we are no longer able to continuously improve our R&D capability, our business may be adversely affected.

Our research and development activity mainly focus on formulation or reformulation of API and intermediates per specifications from our pharmaceutical customers and develop or improve manufacturing technologies to improve the safety, efficacy or stability of existing APIs, or new APIs which meet the safety, efficacy or stability requirements of relevant therapeutic drug ingredients, per our customer specifications. We need to invest significant resources, including financial resources, in developing our R&D teams and building our R&D facilities in Latvia.

However, our investments in research and development may not generate corresponding benefits. Development activities are inherently uncertain, and we may not be able to obtain and retain sufficient resources including qualified research and development personnel. Even if we succeed in our research and development efforts and generate the results we expect, we may still encounter practical difficulties in commercializing our development results. If we are no longer able to continuously improve our R&D capability, or if we fail to commercialize our development results, our business, financial condition and results of operation may be materially and adversely affected.

We may fail to successfully develop and launch new products.

The process associated with producing and commercializing new products, including orphan drugs, is a time-consuming, expensive, and uncertain process that takes years to complete. We may face various difficulties in launching new products, including orphan drugs, including among others:

●	we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales in our target markets;
●	we may lack the necessary funding to support the expensive process of R&D, production and commercialization;
●	lack of R&D and other technical capability;
●	inability to attract the talents we need to conduct the R&D and other related work associated with developing and launching new products; and
●	inability to procure the necessary raw materials.

From time to time, we enter new markets, and face risks arising out of our limited knowledge of the market and the customs, laws and regulatory systems that may apply.

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From time to time, we enter new markets in which we have limited knowledge of the market and the customs, laws, regulatory, political and social systems that may apply. There are significant risks and costs inherent in doing business in international markets, including:

●	difficulty establishing and managing international operations and the increased costs and risks associated with operation, infrastructure and logistics and compliance costs associated with locations in different countries or regions;
●	the need to vary pricing and margins to effectively compete in international markets;
●	the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property used in each country;
●	increased competition from local providers of similar products;
●	the need to protect and enforce intellectual property rights abroad;
●	the need to offer customer support in various languages;
●	difficulties in appointing foreign distributors;
●	difficulties in understanding and complying with local laws, regulations, and customs in other jurisdictions;
●	compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act (FCPA), and the U.K. Bribery Act 2010 (U.K. Bribery Act), by us, our employees, and our business partners
●	complexities and other risks associated with current and future legal requirements in other countries, including legal requirements related to consumer protection, consumer product safety, and data privacy and data protection frameworks;
●	tariffs and other non-tariff barriers, such as quotas and local content rules, as well as tax consequences;
●	fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of other currencies into U.S. dollars; and
●	the possibility that local civil unrest, political instability, or changes in diplomatic or trade relationships might disrupt its operations in one or more markets.

Our success in these new markets is dependent upon the acceptability of our product and brand, the ease of doing business in such market and various other social and economic factors that may be specific to such market. Further, limitations by the local authorities of repatriation of generated funds may pose a risk to our success in these new markets. Our sales and profit margins may be adversely affected if we fail to provide competitive options in the market or our brands fail to gain acceptability in the market.

We may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time, including complaints against Impact and its subsidiaries which will be our subsidiaries after the Business Combination. Our officers and directors may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us or our officers or directors, it could have a material adverse effect on our business, results of operations, financial condition, liquidity, cash flows and reputation.

We may be subject to or involved in various complaints, claims, controversies, regulatory actions, arbitration, and legal proceedings. Such allegations, claims and proceedings may be asserted against us (including Impact after the Business Combination) by third parties, including business partners, stockholders, trade finance lenders, suppliers, employees, business partners, governmental or regulatory bodies, competitors or other third parties, in administrative, civil or criminal investigations and proceedings. For example, Zoar HK entered into a payment agreement dated November 11, 2024 (the “Payment Agreement”) with Peridot Capital, pursuant to which Peridot Capital provided trade credit services by advancing payments to Zoar HK’s suppliers, and Zoar HK was obligated to repay such amounts on specified due dates. As of March 24, 2026, after partial repayment, approximately $8.09 million in principal, fees and charges remained outstanding under the Payment Agreement. In connection with such unpaid amounts, on February 4, 2026, Peridot Capital filed a winding-up petition against Zoar HK in the High Court of Hong Kong, and on April 19, 2026, commenced legal proceedings seeking recovery of the outstanding amount. On June 8, 2026, the winding up petition was dismissed. Our officers and directors may be subject to or involved in complaints, claims, controversies, regulatory actions, arbitration, and legal proceedings from time to time. Further, Impact have received and may receive complaints against from stockholders, business partners, and other third parties against the company, its officers, directors or affiliates from time to time, in connection with its businesses, operations, and/or the Business Combination, and such complaints may give rise to lawsuits or proceedings to be filed against Impact prior to or after the Closing of the Business Combination. Complaints, claims, arbitration, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claims would develop into lawsuits or regulatory penalties and other disciplinary actions.

There may also be negative publicity associated with litigation that could decrease consumer acceptance of our products, regardless of whether the allegations are valid or whether we or our officers or directors are ultimately found liable. Lawsuits, litigations, arbitration and regulatory actions may cause us to incur substantial costs or fines, freezing of our assets, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, or materially modify or suspend our business operations, any of which could materially and adversely affect our financial condition, results of operations and business prospects.

After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

Changes in capital markets, merger and acquisition activity, legal or regulatory requirements, general economic conditions and monetary or geopolitical disruptions, as well as other factors beyond our control, could reduce demand for our products, in which case our revenues and profitability could decline.

Different factors outside of our control could affect demand for our products. These include:

●	fluctuations in our targeted markets and/or other global economies, including economic downturns or recessions and the strength and rate of any general economic recoveries;
●	level of leverage incurred by countries or businesses;
●	merger and acquisition activity;
●	frequency and complexity of significant commercial litigation;
●	overexpansion by businesses causing financial difficulties;
●	business and management crises, including the occurrence of alleged fraudulent or illegal activities and practices;
●	new and complex laws and regulations, repeals of existing laws and regulations or changes of enforcement of laws, rules and regulations, including antitrust/competition reviews of proposed merger and acquisition transactions;
●	other economic, geographic or political factors; and
●	general business conditions.

We cannot predict the positive or negative effects that future events or changes to our targeted markets or other global economies will have on our business or the business of any particular business segment. Fluctuations, changes and disruptions in financial, credit, mergers and acquisitions and other markets, political instability and general business factors could impact various business segments’ operations and could affect such operations differently. Changes to factors described above, as well as other events, including by way of example, contractions of regional economies, or the economy of a particular country, trade restrictions, monetary systems, banking, real estate and retail or other industries; debt or credit difficulties or defaults by businesses or countries; new, repeals of or changes to laws and regulations; tort reform; banking reform; a decline in the implementation or adoption of new laws or regulation, or in government enforcement, litigation or monetary damages or remedies that are sought; or political instability may have adverse effects on one or more of our business segments or product offerings.

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If we or our CMOs fail to comply with the regulatory standards of various regulatory agencies in manufacturing quality products, it may have potential impact on our business, financial conditions and operations.

Governmental authorities heavily regulate the manufacturing of our products, including manufacturing quality standards. Periodic inspections are conducted on our CMOs’ sites, and if the regulatory and quality standards and systems are not found adequate, it could result in an inspection observation, or a subsequent investigative letter which may require further corrective actions. While our and our CMOs’ quality practices and quality management systems are designed and maintained in a manner to comply with the highest regulatory and quality standards, the inspections may often lead to non-conformity observations requiring corrective actions. We deal with multiple CMOs and, despite our oversight, any lapse in their quality practices and quality management systems could lead to similar adverse outcomes in the event of an inspection by the relevant regulators. If our CMOs fail to comply with the regulatory standards of various regulatory agencies, it may potentially have negative impact on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

We do not currently own any patents, trademarks or other intellectual property rights. Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our proprietary information and know-how. We rely on trade secret protection and confidentiality agreements to protect certain proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our development processes with respect to our current products that involve proprietary know-how, information and technology that is not covered by patent applications. Any involuntary disclosure or misappropriation by third parties of our confidential or proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third parties. While we require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not have a material system relating to proprietary rights protection. As a result, we may encounter significant problems in protecting and defending our intellectual property. If we are unable to protect or defend the intellectual property related to our technologies, we will not be able to establish or maintain a competitive advantage in our market.

If we are unable to defend ourselves in patent challenges in the future after the Business Combination, we could be subject to injunctions preventing us from selling our products, or we could be subject to substantial liabilities that could adversely affect our profits and cash flows.

There has been substantial patent related litigation in the pharmaceutical industry concerning the manufacture, use and sale of various products. The expense of any such litigation and the resulting disruption to our business, whether or not we are successful, could harm our business. The uncertainties inherent in patent litigation make it difficult for us to predict the outcome of any such litigation.

If the Business Combination is consummated, we may acquire a significant number of patents from Impact, including certain pending patent applications from Impact. In the normal course of business, we may be subject to lawsuits and the ultimate outcome of litigation could adversely affect our results of operations, financial condition and cash flow. Regardless of regulatory approval, lawsuits may commence against us with respect to alleged patent infringements by us, as triggered by our filing of an application for governmental approval in the future.

If we are unsuccessful in defending ourselves against these suits if any arise in the future after the Business Combination, we could be subject to injunctions preventing us from selling our products, resulting in a decrease in revenues, or in damages, which may be substantial. An injunction or substantial damage resulting from these suits could adversely affect our consolidated financial position, results of operations or liquidity.

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We may be susceptible to significant product liability claims that are not covered by insurance.

Our business inherently exposes us to potential product liability claims, and the severity and timing of such claims are unpredictable. We could face financial liability from product liability claims if the use of its products results in significant loss or injury. We can make no assurances that we will not be exposed to any future product liability claims. Such claims may arise from adverse effects, manufacturing defects, or inadequate labelling. Such claims may result in substantial settlement amounts or judgments against us and may also require us to incur additional costs to change the packaging of its products to include adequate labelling or subject its products to additional testing. A product liability claims against us, regardless of its merit or ultimate outcome, could result in:

●	injury to our reputation;
●	decreased demand for our products;
●	diversion of management’s attention;
●	a change in the design, manufacturing process or the indications for which its marketed products may be used;
●	loss of revenue; and
●	an inability to commercialize our product candidates.

If insurance coverage is inadequate or unavailable or if premium costs continue to rise, we may face additional claims not covered by insurance and claims that exceed coverage limits or that are not covered could have a material adverse effect on us. Moreover, liability claims arising from a serious adverse event may, in addition to increasing its costs through higher insurance premiums and deductibles, make it more difficult to secure adequate insurance coverage in the future. Because insurance is generally hard to obtain for such claims, these could have a material adverse effect on us.

If we fail to comply with environmental laws and regulations, or face environmental litigation, our costs may increase, or our revenues may decrease.

We may incur substantial costs complying with requirements of environmental laws and regulations. In addition, we may discover currently unknown environmental problems or conditions. In all countries where we or our third-party contract manufacturers have production and warehousing facilities, we are subject to significant environmental laws and regulations that govern the discharge, emission, storage, handling and disposal of a variety of substances that may be used in or result from our operations. In the normal course of our business, we and our third-party contract manufacturers are exposed to risks relating to possible releases of hazardous substances into the environment, which could cause environmental or property damage or personal injuries, and that could require remediation of contaminated soil and groundwater, which could cause us to incur substantial remediation costs that could adversely affect our consolidated financial position, results of operations or liquidity.

If any plants of our third-party contract manufacturers or the operations of such plants are shut down, it may severely hamper our ability to supply our customers and we may continue to incur costs in complying with regulations, appealing any decision to close our facilities, maintaining production at our existing facilities and continuing to pay labor and other costs, which may continue even if the facility is closed.

Current economic conditions may adversely affect our industry, financial position, results of operations and cash flows.

In recent years, the global economy has experienced volatility and an unfavorable economic environment, and these trends may continue in the future. Reduced consumer spending, reduced funding for national social security systems or shifting concentrations of payors and their preferences, may force our competitors and us to reduce prices. The growth of our business may be negatively affected by high unemployment levels and increases in co-pays, which may lead some patients to delay treatments, skip doses or use fewer effective treatments to reduce their costs.

We have exposure to many different industries and counterparties, including our partners under our research and promotional services agreements, suppliers of raw materials, drug wholesalers and other customers, who may be unstable or may become unstable in the current economic environment. We run the risk of delayed payments or even non-payment by our customers, which consist principally of pharmaceutical companies or distributors.

Significant changes and volatility in the consumer environment and in the competitive landscape may make it increasingly difficult for us to predict our future revenues and earnings.

In addition, there has recently been an accelerated rate of inflation (a trend which is expected to continue in the near future) that has resulted, and may continue to result, in increased costs of labor, raw materials, other supplies and commodity prices and freight and distribution costs, among others. For the pharmaceutical industry, the pricing dynamics of our products generally does not provide the opportunity to pass on such costs to customers. Inflation may also result in higher interest rates and increased costs of capital.

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Implementation of tariffs and changes to or uncertainties related to tariffs and trade agreements could adversely affect our business.

The U.S. government has recently imposed tariffs on certain foreign goods from a variety of countries and regions that it perceives as engaging in unfair trade practices and has raised the possibility of imposing significant additional tariff increases or expanding the tariffs to capture other types of goods from other countries. In response, many of these foreign governments have imposed retaliatory tariffs on goods that their countries import from the U.S. or have enacted export restrictions on certain goods, including critical minerals, produced in their country. Uncertainties with respect to tariffs, trade agreements or any potential trade wars could negatively affect the global economy and demand for our products and could have a material adverse effect on our financial condition, results of operations and cash flows. Changes in tariffs and trade barriers could also result in adverse changes in the cost and availability of our raw materials, and our ability to manufacture globally to support global sales which could lead to increased costs that we may not be able to effectively pass on to customers, each of which could materially adversely affect our operating margins, results of operations and cash flows.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of December 31, 2023, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting. According to the PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are related to (i) our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address U.S GAAP technical accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC, (ii) our lack of internal audit function to establish formal risk assessment process and internal control framework, and (iii) our lack of established proper IT control environment and deficiencies were identified in control areas including access management, change management, IT operations as well as cyber security. We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (i) hiring more qualified staff to fill up the key roles in the operations; (ii) providing our relevant finance staff with appropriate training regarding requirements of U.S. GAAP and SEC reporting; (iii) appointing independent directors, establishing an audit committee and strengthening corporate governance and (iv) hiring experienced IT staff with relevant qualifications to formalize and strengthen the key IT control environment.

We will be subject to the requirements to maintain internal controls and that the management performs periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this offering, we were a private company with limited resources. As a result, we may not discover problems in a timely manner and current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of the PubCo Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing the PubCo Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, the price of the PubCo Shares may decline and we may be unable to remain compliant with the NYSE Listing Rules.

We are subject to anti-bribery laws, which impose restrictions and may carry substantial penalties.

Anti-bribery laws in jurisdictions in which we operate generally prohibit companies and their intermediaries from making improper payments to public officials or otherwise for the purpose of obtaining or retaining business. These laws may also require us to maintain accurate books and records, as well as to establish and monitor adequate controls, policies and processes to ensure business is conducted without the influence of bribery and corruption.

Ethics and compliance are core to our values, and, in this pursuit, we have established a strong compliance framework program. Our policies mandate compliance with these anti-bribery laws, which if not complied with, often carry substantial penalties including fines, criminal prosecution and potential debarment from public procurement contracts. Failure to comply may also result in reputational damages.

We operate in certain jurisdictions that experience governmental corruption to some degree or, are found to be low on the Transparency International Corruption Perceptions Index and, in some circumstances, anti-bribery and anti-corruption (“ABAC”) laws may conflict with some local customs and practices. Business activities in many of these markets have historically been more susceptible to corruption. In many less-developed markets, we work with third party distributors and other agents for the marketing and distribution of our products. Our third-party risk management (“TPRM”) policy sets forth the ABAC policy standards required for all of our vendors and third-party agents. In addition to requiring initial due diligence screenings and ABAC training and certification, our TPRM policy mandates that contracts with these third parties include ABAC compliance obligations. Nonetheless, any lapses in complying with ABAC laws by these third parties despite our TPRM policy may adversely impact us.

If our efforts to maintain a strong TPRM policy or adequate controls fail, we could be held responsible for the non-compliance of third-party agents and distributors under applicable laws and regulations, including anti-bribery laws. In such an event, we may be subject to injunctions or limitations on future conduct, be required to modify our business practices and compliance programs and/or have a compliance monitor imposed on us or suffer other criminal or civil penalties or adverse impacts, including lawsuits by private litigants or investigations and fines imposed by local authorities.

We need to constantly review and update our compliance program to keep it current and active. If we fail to do so, our vulnerabilities may increase, and our controls may be found to be inadequate.

Actions by our employees, or third-party intermediaries acting on our behalf, in violation of such laws, may expose us to liability for violations of such anti-bribery laws and accordingly may have a material adverse effect on our reputation and our business, financial condition, results of operations and/or cash flows.

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, and the resulting restrictive measures and economic impacts may materially and adversely impact our business and results of our operations.

The pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, and responses to curtail them may have a number of risks and challenges for our business, including among others its impacts on the global supply chain, on governmental processing time for product and patent approvals, on health and safety of employees and on the economy in general. In the years ended March 31, 2026, and 2025, we did not experience significant impacts or delays from any pandemic or epidemic on our business operations. However, we cannot be certain whether COVID-19 or other pandemics will adversely impact on our business operations and results in future periods.

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If the world economy is affected due to acts of terrorism, wars or regional hostilities, it may adversely affect our business and results of operations.

Several areas of the world, including certain of our targeted markets, have experienced terrorist acts and retaliatory operations in recent years. Local disturbances, terrorist attacks, riots, social disruption, wars, or regional hostilities in the countries in which we or our partners and suppliers operate (including but not limited to Russia and Ukraine) could affect the economy, our operations and employees by disrupting operations and communications, making travel and the conduct of our business more difficult, and/or causing our customers to be concerned about our ability to meet their needs. If the economy of any of our key markets (including but not limited to Africa, the Middle East, Europe, India, Asia and Central & South America) is affected by such acts, our business, results of operations and cash flows may be adversely affected as a consequence.

Risks from disruption to production, supply chain or operations from natural disasters could adversely affect our business and operations.

If flooding, droughts, hurricanes, tornados, wildfires, earthquakes, volcanic eruptions or other natural disasters or extreme weather events were to directly damage, destroy or disrupt manufacturing facilities of our CMOs, it could disrupt our operations, delay new production and shipments of existing inventory or result in costly repairs, replacements or other costs, all of which would negatively impact our business. Even if we take precautions to provide back-up support in the event of such a natural disaster, the disaster may nonetheless affect our facilities, harming production and ultimately our business. And, even if the manufacturing facilities of our CMOs are not directly damaged, a large natural disaster may result in disruptions in distribution channels or supply chains. The impact of such occurrences depends on the specific geographic circumstances but could be significant. Current or future insurance arrangements may not provide adequate protection for losses that may arise from such events, particularly if such events are catastrophic in nature or occur in combination.

Significant disruptions of information technology systems, breaches of data security or other cyber-attacks could adversely affect our business.

Our business is dependent upon increasingly complex and interdependent information technology (“IT”) systems, including internet and cloud-based systems, to support our business processes as well as internal and external communications. In addition, our businesses and operating models increasingly depend on outsourcing and collaboration, which requires exchanging data and information. The size and complexity and interconnectivity of our computer systems make them potentially vulnerable to breakdowns, malicious intrusion, computer viruses and other cyber-attacks.

Like many companies, we may experience certain of these events given that the external cyber-attack threat continues to grow. Although we and our third-party service providers have invested in measures to reduce these risks, we cannot be assured that these measures will be successful in preventing the compromise and/or disruption of our information technology systems and related data.

Any such compromise or disruption may result in the loss, theft or unauthorized disclosure of key information and/or disruption of production and business processes, such as the conduct of scientific research, the submission of the results of such efforts to regulatory authorities in support of requests for product approvals, the functioning of our manufacturing and supply chain processes, our compliance with legal obligations and other key business activities, any of which could materially and adversely affect our business.

While some of our personnel work remotely, our dependence on secure access from remote work locations has increased and the risk of cyber incidents may be increased. If our information technology systems are unsuccessfully implemented, fail, suffer errors or interruptions, or become unavailable, that might have a materially adverse impact on our business operations and our financial position or results of operations and/or cash flows.

Our success depends on our ability to retain and attract qualified personnel and, if we are not able to retain them or recruit additional qualified personnel, we may be unable to successfully develop our business.

We are highly dependent on the principal members of our management and research and development personnel, the loss of whose services might significantly delay or prevent the achievement of our business or scientific objectives. Competition among pharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to our success. Current or prospective employees may have changing expectations around workplace flexibility and the importance of a diverse and inclusive workplace culture, and a failure to meet these evolving expectations may result in a reduced ability to attract and retain talent. In addition, we do not maintain “key person” life insurance on any officer, employee or consultant. There can be no assurance that we will be able to retain and attract such individuals currently or in the future on acceptable terms, or at all, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and/or cash flows.

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Employees may leave our Company to form or join competitors, and we may not have, or may choose not to pursue, legal recourse against such professionals.

If our key employees pursue independent business opportunities or joining our competitors in a way that we believe violates his or her non-competition or non-solicitation agreement, we will consider any legal remedies we may have against such person on a case-by-case basis. We may decide that preserving cooperation and a professional relationship with a former employee or customer, or other concerns, outweighs the benefits of any possible legal recourse. We may also decide that the likelihood of success does not justify the costs of pursuing a legal remedy. Therefore, there may be times we may decide not to pursue legal action, even if it is available to us.

Risks Related to Our Corporate Structure

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the Closing. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparisons of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. If some investors find our PubCo Shares less attractive as a result, there may be a less active trading market for the PubCo Shares and our share price may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of the Business Combination, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the PubCo Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

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Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified people to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Our board of directors may decline to register transfers of Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares conceded are free of any lien in favor of us; or (vi) a fee of such maximum sum as the NYSE Amex may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Risks Related to Doing Business in Hong Kong

Although we and our subsidiary are not based in mainland China and we have no operations in mainland China, the PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like ourselves. It may result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of PubCo’s securities to significantly decline or become worthless, which would materially affect the interests of the investors.

We and our subsidiary are not based in mainland China and our business is not principally administered in mainland China. However, a significant amount of our CMOs are located in mainland China. We currently do not have or intend to set up any subsidiary in mainland China, or do not foresee the need to enter into any contractual arrangements with a VIE to establish a VIE structure in mainland China. We are headquartered in Hong Kong and conduct a substantial part of our operations in Hong Kong. Pursuant to the Basic Law, which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. The Basic Law expressly provides that the national laws of the PRC which may be listed in Annex III of the Basic Law shall be confined to those relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong. The basic policies of the PRC regarding Hong Kong as a special administrative region of the PRC are reflected in the Basic Law, providing Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.

However, in light of the PRC government’s recent expansion of authority in Hong Kong, we may be subject to uncertainty about any future actions of the PRC government or authorities in Hong Kong, and it is possible that all the legal and operational risks associated with being based in and having operations in the PRC may also apply to operations in Hong Kong in the future. There is No assurance that there will not be any changes in the economic, political and legal environment in Hong Kong. The PRC government may intervene or influence our current and future operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers like us. Such governmental actions, if and when they occur: (i) could significantly limit or completely hinder our ability to continue our operations; (ii) could significantly limit or hinder our ability to offer or continue to offer our Ordinary Shares to investors; and (iii) may cause the value of our Ordinary Shares to significantly decline or become worthless.

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There remain some uncertainties as to whether we will be required to obtain approvals from Chinese authorities to list on the U.S. exchanges and offer securities in the future, and if required, we cannot assure you that we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

We are also aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland-China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On December 28, 2021, the CAC and other PRC authorities promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. In addition, the Cybersecurity Law, which was adopted by the Standing Committee of the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures”, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in mainland China must be stored in mainland China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to national security review by the CAC together with competent departments of the State Council. In addition, for critical information infrastructure operators, or the “CIIOs”, that purchase network-related products and services, the CIIOs shall declare any network-related product or service that affects or may affect national security to the Office of Cybersecurity Review of the CAC for cybersecurity review. Due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws. In addition, the Review Measures stipulates that any online platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. On November 14, 2021, CAC published the Regulations on the Data Security Administration Draft, or the “Data Security Regulations Draft”, to solicit public opinion and comments. Under the Data Security Regulations Draft, an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals shall apply for a cybersecurity review. Data processor means an individual or organization that independently makes decisions on the purpose and manner of processing in data processing activities, and data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. Currently we do not expect the Review Measures to have an impact on the business and operations of our Hong Kong subsidiary, Zoar HK Limited, or this offering, because (i) Zoar HK Limited is incorporated and operating in Hong Kong without any subsidiary or VIE structure in mainland China, and it is unclear whether the Review Measures shall be applied to a Hong Kong company; (ii) as of the date of this prospectus, Zoar HK Limited has not collected or stored personal information of any individual clients of mainland China; and (iii) as of the date of this prospectus, Zoar HK Limited has not been informed by any PRC governmental authority of any requirement that it file for a cybersecurity review for the offering. Based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe Zoar HK Limited is not required to pass the cybersecurity review of the CAC in order to list our Ordinary Shares in the U.S.

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In addition, on December 24, 2021, the CSRC issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Administrative Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Filing Measures”), collectively, the Draft Rules Regarding Overseas Listings. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, all mainland-China-based companies shall file with the CSRC within three working days.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which took effect on March 31, 2023. Compared to the Draft Filing Measures, the Trial Administrative Measures further clarified and emphasized that the comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” shall comply with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profits, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year are accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. On the same day, the CSRC held a press conference for the release of the Trial Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, provided the exemption from immediate filings for issuers that a) have been listed or have been registered but not yet listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Administrative Measures, b) are not required to re-perform the regulatory procedures with the relevant overseas regulatory authority or the overseas stock exchange, and c) will complete the overseas securities offering and listing before September 30, 2023. Nonetheless, such issuers shall carry out the filing procedures as required if they subsequently conduct refinancing or are involved in other circumstances that require filings with the CSRC. Furthermore, the Trial Administrative Measures and its supporting guidelines provide a negative list of types of issuers banned from listing overseas, the issuers’ obligation to comply with national security measures and the personal data protection laws, and certain other matters such as the requirements that an issuer (i) file with the CSRC within three business days after it submits an application for initial public offering to the competent overseas regulator and (ii) file subsequent reports with the CSRC on material events, including change of control and voluntary or forced delisting, after its overseas offering and listing.

As the Trial Administrative Measures are newly issued, there remains uncertainty as to how it will be interpreted or implemented. Therefore, we cannot assure you that when the Company is subject to such filing requirements, we will be able to get clearance from the CSRC in a timely manner, or at all, even though we believe that none of the situations that would clearly prohibit overseas listing and offering applies to us. As advised by Tian Yuan Law Firm, our PRC counsel, and based on laws and regulations currently in effect in the PRC as of the date of this prospectus, we believe Zoar HK Limited is not required to obtain regulatory approval from the CSRC or go through the filing procedures under the Trial Administrative Measures before our Ordinary Shares can be listed or offered in the U.S because a) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, and the operating revenue, total profit, total assets or net assets do not derive from any entity in mainland China, and b) none of the Company’s business activities are conducted in mainland China, and the Company’s main places of business are not located in mainland China, and the senior managers in charge of the Company’s business operation and management are not mostly Chinese citizens or domiciled or have their habitual residence in mainland China. However, Tian Yuan Law Firm cannot rule out the possibility that CSRC would take a different view when determining whether to apply the “substance over form” clause on us.

Since these proposed rules, statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

We believe that, as of the date of this prospectus, on the basis that (i) the Company does not, directly or indirectly, own or control any entity or subsidiary in mainland China, nor is it controlled by any mainland China company or individual directly or indirectly; (ii) the Company and its subsidiary do not have any business operations in mainland China, and their operating revenue, total profit, total assets or net assets do not derive from any entity in mainland China; (iii) the Company currently does not have or intend to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in mainland China; (iv) none of the customers of the Company and its subsidiaries are located in mainland China; and, (v) the Company and its subsidiary possess personal information of less than 1 million individuals in the PRC and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC, we are not required to obtain approvals from the PRC authorities to operate our business or list on the U.S. exchanges and offer securities; specifically, we are currently not required to obtain any permission or approval from the CSRC, the CAC or any other PRC governmental authority to operate our business or to list our securities on a U.S. securities exchange or issue securities to foreign investors. However, if we and our subsidiary (i) do not receive or maintain such approval, should the approval be required in the future by the PRC government, (ii) inadvertently conclude that such approval is not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such approval in the future, our operations and financial condition could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

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Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what potential impact such modified or new laws and regulations will have on PubCo’s daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. If there is significant change to current political arrangements between mainland China and Hong Kong, the PRC government intervenes or influences operations of companies operated in Hong Kong like us, or exerts more control through change of laws and regulations over offerings conducted overseas and/or foreign investment in issuers like us, it may result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or become worthless.

We are headquartered in Hong Kong and conduct a substantial part of our operations in Hong Kong. However, due to the long-arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may also intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

PubCo is a holding company, and we conduct our operations in Hong Kong through Zoar HK Limited (“Hong Kong Co”), our wholly-owned subsidiary formed in Hong Kong, and Dr Vishys SIA Limited (together with Hong Kong Co, collectively, “Zoar HK”), a Hong Kong company under common control by Zoar’s sole stockholder, Mr. Kanans Visvanats. A significant amount of our CMOs are located in mainland China and none of our customers are located in mainland China. As of the date of this prospectus, we do not expect to be materially affected by recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland- China-based issuers. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. The PRC government may choose to exercise significant oversight and discretion, and the policies, regulations, rules, and the enforcement of laws of the PRC government to which we are subject may change rapidly and with little advance notice to us or our stockholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and may be inconsistent with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and/or

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland-China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.

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The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between Zoar Bio Labs Limited, the ultimate holding company, and Zoar HK. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business outside of Hong Kong and may affect our ability to receive funds from Zoar Limited. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected, and such measures could materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

It may be difficult for overseas stockholders and/or regulators to conduct investigations or collect evidence within China.

Stockholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanisms. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Our principal business operation is conducted in Hong Kong. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus based on Hong Kong laws.

Currently, all of our operations are conducted outside the United States, and all of our assets are located outside the United States. Among our directors and officers, Mr. Visvanats is a Latvian national and Hong Kong resident, and a substantial portion of their assets are located in Hong Kong outside the United States. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Enforceability of Civil Liabilities” beginning on page 200 of this prospectus.

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The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the then U.S. President Donald Trump signed the Hong Kong Autonomy Act (the “HKAA”), into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The PRC government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

There are political risks associated with conducting business in Hong Kong.

A substantial part of our operations is based in Hong Kong. Accordingly, our business operations and financial condition will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information included in this prospectus, we derive all of our revenue from territories outside Hong Kong while significant portion of our costs are incurred in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may adversely affect our business operations. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since a substantial part of our operations is based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial position.

If the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

The Hong Kong protests that began in 2019 are ongoing protests in Hong Kong (the “Hong Kong Protests”) triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. If enacted, the bill would have allowed the extradition of criminal fugitives who are wanted in territories with which Hong Kong does not currently have extradition agreements, including mainland China. This led to concerns that the bill would subject Hong Kong residents and visitors to the jurisdiction and legal system of mainland China, thereby undermining the region’s autonomy and people’s civil liberties. Various sectors of the Hong Kong economy have been adversely affected as the protests turned increasingly violent. Most notably, the airline, retail, and real estate sectors have seen their sales decline.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and the HKAA to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business.

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Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Ordinary Shares could be adversely affected.

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

On January 18, 2019, the Supreme People’s Court and the Hong Kong SAR Government signed the Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region (“the New Arrangement”), which seeks to establish a mechanism with greater clarity and certainty for recognition and enforcement of judgments in wider range of civil and commercial matters between Hong Kong SAR and the PRC. The New Arrangement does not include the requirement for a choice of court agreement in writing by the parties. The New Arrangement will only take effect after the promulgation of a judicial interpretation by the Supreme People’s Court and the completion of the relevant legislative procedures in the Hong Kong SAR. On the Hong Kong side, the New Arrangement needs to be implemented through local laws. According to the Hong Kong government’s constitutional report on November 10, 2023, the Mainland Civil and Commercial Judgments (Mutual Enforcement) Ordinance (Chapter 645) and the Mainland Civil and Commercial Judgments (Mutual Enforcement) Rules will come into effect on January 29, 2024.

As one of the conditions for the handover of the sovereignty of Hong Kong to PRC, PRC accepted conditions such as Hong Kong’s Basic Law. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

PubCo securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate our auditor.

Pursuant to the Holding Foreign Companies Accountable Act (“HFCAA”), if the SEC determines that PubCo has filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit PubCo’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and the auditor that issued the audit reports included in Zoar’s financial statements for the fiscal year ended December 31, 2021 was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Zoar’s consolidated financial statements are currently audited by Marcum Asia CPAs LLP, which is registered with and subject to regular inspection by PCAOB. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and PubCo uses an accounting firm headquartered in one of these jurisdictions to issue an audit report on PubCo’s financial statements filed with the SEC, PubCo would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. In accordance with the HFCAA, PubCo’s securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if PubCo is identified as a Commission-Identified Issuer for two consecutive years in the future. If PubCo’s shares are prohibited from trading in the United States, there is no certainty that PubCo Ordinary Shares will be able to list on a non-U.S. exchange or that a market PubCo Ordinary Shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase PubCo’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of PubCo Ordinary Shares. Also, such a prohibition would significantly affect PubCo’s ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on PubCo’s business, financial condition, and prospects.

Interpretation of PRC laws and the implementation of National Security Law in Hong Kong involve uncertainty.

Since 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The PRC legal system is a civil law system based on written statutes. Prior court decisions are encouraged to be used for reference, but it remains unclear to what extent the prior court decisions may impact the current court ruling as the encouragement policy is new and there is limited judicial practice in this regard. Since a large number of laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, and regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties. The same concerns apply to the National Security Law in Hong Kong.

Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of and has developed a relationship with such agency. In addition, any litigation may be protracted and result in substantial costs and a diversion of resources and management attention. All of these uncertainties may cause difficulties in the enforcement of our rights, entitlements under our permits and other statutory and contractual rights and interests.

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On March 8, 2024, the Hong Kong SAR Government issued the Safeguarding National Security Bill (the “Bill”). The Bill as amended was then approved and passed at a full Legislative Council meeting on March 19, 2024. The Safeguarding National Security Ordinance became law and took effect from March 23, 2024. According to the Chief Executive of the Hong Kong SAR, the Safeguarding National Security Ordinance demonstrates three key objectives: (1) to resolutely, fully and faithfully implement the policy of “one country, two systems” under which the people of Hong Kong administer Hong Kong with a high degree of autonomy; (2) to establish and improve the legal system and enforcement mechanisms for the Hong Kong SAR to safeguard national security; and (3) to prevent, suppress and punish acts and activities endangering national security in accordance with the law, to protect the lawful rights and interests of the residents of the Hong Kong SAR and other people in the Hong Kong SAR, to ensure the property and investment in the Hong Kong SAR are protected by the law, to maintain prosperity and stability of the Hong Kong SAR. This ordinance introduces significant uncertainty for businesses operating in Hong Kong. This law grants authorities broad powers to address perceived threats to national security, but its implementation and interpretation remain fluid. The ordinance applies not only within Hong Kong but also to activities conducted outside its borders. Businesses with international operations may face legal risks if their actions are perceived as undermining national security, even if those actions occur elsewhere. Companies may inadvertently violate the law due to its complexity and evolving interpretation. Compliance costs, legal challenges, and reputational damage could result from inadvertent non-compliance. The uncertainty surrounding the ordinance may deter foreign investment, impact investor confidence, and affect Hong Kong’s status as a global financial hub. All of these may adversely affect our operations in Hong Kong.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Risks Related to the PubCo Shares

Upon completion of the Business Combination, Impact Stockholders will become stockholders of PubCo, and the market price for the PubCo Shares may be affected by factors different from those that historically have affected Impact.

Upon completion of the Business Combination, Impact Stockholders will become stockholders of PubCo. PubCo’s business differs from that of Impact, and, accordingly, the results of operations of PubCo will be affected by some factors that are different from those currently affecting the results of operations of Impact. PubCo is a holding company incorporated in the Cayman Islands, and, after the consummation of the Business Combination, will have as its direct subsidiaries Impact and Zoar. We engage in businesses quite distinct from those that Impact currently operate. PubCo’s business and results of operations will, therefore, be affected by operating, industry and regional risks to which Impact is not currently exposed. For a discussion of the future business of PubCo currently conducted and proposed to be conducted by Zoar, see “Information About Zoar.”

As a “controlled company” under the rules of the NYSE Amex, PubCo may choose to exempt it from certain corporate governance requirements that could have an adverse effect on the PubCo stockholders.

After the Closing, it is anticipated that Kanans Visvanats, the Zoar Shareholder, will hold approximately 94% of the PubCo Shares, prior to giving effect to the issuance of the Impact Compensation Shares. Under the NYSE Amex listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although PubCo does not currently intend to rely on the “controlled company” exemptions under applicable listing rules after the Closing if it is deemed a “controlled company,” PubCo may elect to rely on these exemptions in the future. If PubCo is to elect to rely on the “controlled company” exemptions, a majority of the members of its board of directors might not be independent directors and its nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if PubCo relies on the exemptions, during the period PubCo remains a controlled company and during any transition period following a time when PubCo is no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE Amex.

The Zoar Shareholder will have substantial control over PubCo pursuant to the terms of PubCo’s Organizational Documents, and his interests may conflict with those of other stockholders.

After the Closing, it is anticipated that Kanans Visvanats, the Zoar Shareholder, will hold approximately 94% of the PubCo Shares, prior to giving effect to the issuance of the Impact Compensation Shares. In addition, PubCo’s Organizational Documents will provide the Zoar Shareholder with certain rights and powers.

The rights of the Zoar Shareholder under PubCo’s Organizational Documents will allow the Zoar Shareholder to pursue their preferred course of action in managing PubCo’s business, even if PubCo’s other investors disagree with these decisions. Further, the Zoar Shareholder may have interests that are in conflict with or adverse to your own. For more information regarding our Amended and Restated Memorandum and Articles, see the section entitled “Description of PubCo Securities.”

Future sales of PubCo Shares, including resales by the Zoar Shareholder and other significant stockholders, may cause the market price of the PubCo Shares to drop significantly, even if PubCo’s business is doing well.

After the Closing, it is anticipated that existing Zoar Shareholder will hold approximately 94% of PubCo Shares (prior to giving effect to the issuance of the Impact Compensation Shares), and the Impact Stockholders will hold 4.80% of PubCo Shares, based on the Impact Shares outstanding as of [    ], 2026. All of these PubCo Shares will be issued to these holders pursuant to the Registration Statement that PubCo will file in connection with the Business Combination, and therefore will be freely tradable by their holders, subject in certain cases to the restrictions applicable to “control securities” under U.S. securities laws.

The sale by these holders of substantial quantities of PubCo Shares, or the market’s perception that such a sale is pending, could cause a significant decrease in the price of PubCo Shares. This could occur as the expiration of the lock-up or leak-out periods approach, upon an announcement of the waiver of the lock-up/leak-out restrictions applicable to some or all of the shares or for other reasons. Any of these could have the effect of increasing the volatility in, or putting significant downward pressure on, the price of PubCo Shares. See “Shares Eligible for Future Sale.”

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In addition, PubCo could seek to issue new PubCo Shares for sale or as consideration for an acquisition, which could also cause the market price of PubCo Shares to decline or impair PubCo’s ability to raise capital through a future sale of, or pay for acquisitions using, PubCo’s equity securities.

The market price of PubCo Shares may be volatile, and you may lose all or part of your investment.

Immediately following completion of the Business Combination and the other Transactions, based on the Impact Shares outstanding or issuable as of [  ], 2026. This includes [  ] PubCo Shares that will be freely tradable without restriction at the Closing. Sales by PubCo or PubCo’s stockholders of a substantial number of PubCo Shares, the issuance of PubCo Shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of the PubCo Shares to decline or could impair PubCo’s ability to raise capital through a future sale of, or pay for acquisitions using, PubCo’s equity securities.

The market price of PubCo Shares may be volatile, because of actual and perceived changes specific events regarding PubCo’s business, financial performance and prospects, general economic events and conditions, and general volatility in the stock market. The factors that could cause fluctuations in PubCo’s share price may include, among other factors (including those discussed in this “Risk Factors” section) the following:

●	actual or anticipated fluctuations in PubCo’s results of operations;

●	variance in PubCo’s financial performance from the expectations of market analysts or others;

●	announcements by PubCo or PubCo’s competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;

●	PubCo’s involvement in litigation;

●	PubCo’s sale of PubCo Shares or other securities in the future;

●	market conditions in PubCo’s industry;

●	changes in key personnel;

●	the trading volume of PubCo’s Common Shares;

●	the sale of a substantial number of PubCo Shares by PubCo or its stockholders, or the perception that such a sale may occur;

●	changes in the estimation of the future size and growth rate of PubCo’s markets; and

●	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the PubCo Shares, regardless of PubCo’s operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If PubCo was involved in any similar litigation, PubCo could incur substantial costs and PubCo’s management’s attention and resources could be diverted.

Volatility in PubCo’s share price could subject PubCo to securities class action litigation.

The market price of the PubCo Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. PubCo may be the target of this type of litigation and investigations. Securities litigation against PubCo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm PubCo’s business.

An active trading market for PubCo Shares may not be sustained to provide adequate liquidity.

An active trading market may not be sustained for PubCo Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair PubCo’s ability to raise capital by selling PubCo Shares and may impair PubCo’s ability to acquire other companies by using PubCo’s shares as consideration.

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PubCo is a holding company that depends on the ability of its subsidiaries to distribute funds to it in order to satisfy its financial and other obligations.

PubCo is a holding company that has no significant assets other than cash and the equity of its subsidiaries. PubCo’s ability to pay dividends and fulfill respective financial obligations depends on the performance of its subsidiaries and their ability to distribute funds to PubCo. The ability of PubCo’s subsidiaries to make these distributions may become subject to restrictions contained in those subsidiaries’ financing agreements and could be affected by a claim or other action by a third party, including Peridot Capital, or by Cayman Islands law which regulates the payment of dividends by companies. If PubCo is unable to obtain sufficient funds from its subsidiaries to satisfy future liquidity requirements and/or to finance future operations or if for other reasons its subsidiaries are unable to upstream funds to it, PubCo may not be able to pay dividends.

PubCo’s ability to pay dividends is subject to limitations and risks that could cause those dividends to be lower than expected or to not be paid at all.

PubCo has never declared or paid any dividends on the PubCo Shares. Any payment of any dividends by PubCo will be subject to certain limitations and qualifications including that:

●	PubCo intends to pay any dividends from its operating surplus, less amounts it retains to fund its expansion, for debt repayment and for other corporate purposes, as determined by PubCo’s management and board of directors;

●	the declaration and payment of dividends will be subject at all times to the discretion of the PubCo Board;

●	the timing and amount of dividends will depend on PubCo’s earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its loan agreements, the provisions of Cayman Islands law affecting the payment of dividends and other factors; and

●	the requirements of Cayman Islands law, which generally prohibits the payment of dividends other than from surplus, while a company is insolvent, or if it would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net income for the fiscal year in which the dividend is declared, and for the preceding fiscal year.

In addition, PubCo’s ability to pay any dividends is subject to and can be diminished by the risks set forth in this “Risk Factors” section, any of which could result in PubCo being unable to pay its expected dividends or any dividends at all. If PubCo fails to pay dividends at the expected rate, the value of PubCo Shares will decrease, and you could lose some or all of your investment.

Please see the section entitled “Price Range of Securities and Dividends—PubCo” for a description of PubCo’s dividend policy.

Investors may suffer adverse tax consequences in connection with the acquisition, ownership and disposal of the PubCo Shares.

The tax consequences in connection with the acquisition, ownership and disposal of the PubCo Shares may differ from the tax consequences in connection with the acquisition, ownership and disposal of securities in another entity and may also differ depending on such an investor’s respective circumstances including, without limitation, where such an investor is a tax resident. Any such tax consequences could be materially adverse to such an investor and therefore, such an investor should seek its own tax advice in respect of the tax consequences in connection with the acquisition, ownership and disposal of the PubCo Shares.

The number of issued PubCo Shares may fluctuate substantially, which could lead to adverse tax consequences for the holders thereof.

It may be that the number of issued and outstanding PubCo Shares fluctuates substantially. This may have an impact on interests and certain thresholds that are relevant for investors’ tax purposes and positions, also dependent on their respective circumstances. The potential tax consequences in this regard could potentially be material, and therefore, investors should seek their own tax advice with respect to the tax consequences in connection with the acquisition, ownership and disposal of the PubCo Shares.

If securities or industry analysts do not publish research or reports about PubCo’s business, or if they issue an adverse or misleading opinion regarding PubCo Shares, the market price and trading volume of PubCo Shares could decline.

The trading market for PubCo Shares will be influenced by the research and reports that industry or securities analysts publish about PubCo or PubCo’s business. PubCo does not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of PubCo, the trading price for PubCo Shares would be negatively impacted. In the event PubCo obtains securities or industry analyst coverage, if any of the analysts who cover PubCo issue an adverse or misleading opinion regarding PubCo, PubCo’s business model, PubCo’s intellectual property or PubCo’s stock performance, or if PubCo’s results of operations fail to meet the expectations of analysts, PubCo’s stock price would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo regularly, PubCo could lose visibility in the financial markets, which in turn could cause PubCo’s stock price or trading volume to decline.

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Investor confidence and the market price of PubCo’s shares may be adversely impacted if PubCo’s management is unable to establish and maintain an effective system of internal control over financial reporting.

PubCo will become a U.S. public company subject to the reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”), following the completion of the Business Combination. SEC rules require a public company, to include a report from management of its internal control structure and procedures for financial reporting in that company’s annual report on Form 10-K or Form 20-F that contains an assessment by management of the effectiveness of its internal controls over financial reporting. This requirement will first apply to PubCo’s annual report on Form 20-F for the fiscal year ending on March 31, 2026. In addition, independent registered public accountants of a public company must report on the effectiveness of that company’s internal controls over financial reporting after that company loses emerging growth company status and has met accelerated filer status. PubCo’s management may not conclude that its internal controls over financial reporting are effective. Moreover, even if PubCo’s management does conclude that its internal controls over financial reporting are effective, if its independent registered public accountants are not satisfied with its internal control structure and procedures, the level at which its internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from PubCo’s management, they may not concur with its management’s assessment or may not issue a report that is unqualified. Any of these outcomes could result in an adverse reaction in the financial markets due to a loss of investor confidence in the reliability of PubCo’s financial statements, which could lead to a decline in the market price of its shares. Further, the total cost of PubCo’s initial compliance and the future ongoing costs of complying with U.S. public company requirements will be substantial.

Currently, there is no public market for the PubCo Shares. Impact Stockholders cannot be sure that an active trading market will develop for the PubCo Shares, the market price they will receive or that PubCo will successfully obtain authorization for listing on the NYSE Amex.

As part of the Business Combination, each issued and outstanding Impact Share will be converted into the right to receive one PubCo Common Share. PubCo is a newly formed entity, and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere. Further, extensive information about PubCo, its businesses or its operations has not previously been publicly available. Impact and PubCo have agreed to cause the PubCo Shares to be issued in the Business Combination to be approved for listing on the NYSE Amex prior to the Closing of the Business Combination. However, the listing of shares on the NYSE Amex does not ensure that a market for the PubCo Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the PubCo Shares following the Closing and the PubCo Shares may trade at a price less than the current market price of the Impact Shares.

Even if PubCo is successful in developing a public market, there may not be enough liquidity to enable stockholders to sell their common shares. If a public market for the PubCo Shares does not develop, investors may not be able to re-sell their common shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. PubCo cannot predict the extent to which investor interest in PubCo will lead to the development of an active, liquid trading market. The trading price of and demand for the PubCo Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for the PubCo Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of PubCo, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the PubCo Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the PubCo Shares. Many of these factors and conditions are beyond the control of PubCo or PubCo stockholders.

Recent market volatility could impact the share price and trading volume of PubCo’s securities.

The trading market for PubCo’s securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for PubCo Shares.

A possible “short squeeze” due to a sudden increase in demand of PubCo Shares that largely exceeds supply may lead to price volatility in PubCo Shares. Investors may purchase PubCo Shares to hedge existing exposure or to speculate on the price of the PubCo Shares, which may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of PubCo Shares available for purchase, investors with short exposure may have to pay a premium to repurchase PubCo Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the PubCo Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the PubCo Shares that are not directly correlated to the operating performance of PubCo.

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If the PubCo Shares are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then Transactions in the PubCo Shares may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. PubCo expects that PubCo Shares will be eligible for deposit and clearing within the DTC system. PubCo expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the PubCo Shares. PubCo expects these actions, among others, will result in DTC agreeing to accept the PubCo Shares for deposit and clearing within its facilities.

DTC is not obligated to accept PubCo Shares for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept PubCo Shares, it will generally have discretion to cease to act as a depository and clearing agency for PubCo Shares.

If DTC determines at any time after the completion of the Transactions and the listing that the PubCo Shares were not eligible for continued deposit and clearance within its facilities, then PubCo believes the PubCo Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While PubCo would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the PubCo Shares.

PubCo’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Business Combination contains provisions that could have a material adverse effect on the rights of holders of the ordinary shares of PubCo.

In connection with the Business Combination, PubCo will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Business Combination. Subject to the amended and restated memorandum and articles of association, and where applicable the NYSE rules, PubCo’s board of directors will have the authority, subject to any resolution of the stockholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with PubCo Shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of PubCo or make removal of management more difficult. If PubCo’s board of directors decides to issue preference shares, the price of the PubCo Shares may fall and the voting and other rights of the holders of the PubCo Shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PubCo is incorporated under Cayman Islands law.

PubCo is an exempted company with limited liability incorporated under the laws of the Cayman Islands. PubCo’s corporate affairs are governed by its memorandum and articles of association, as amended and restated from time to time, the Companies Act (Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) and the common law of the Cayman Islands. The rights of stockholders to take action against PubCo’s directors, actions by PubCo’s minority stockholders and the fiduciary duties of PubCo’s directors to PubCo under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of PubCo’s stockholders and the fiduciary duties of PubCo’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standings to initiate a stockholder derivative action in a federal court of the United States.

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Stockholders of Cayman Islands exempted companies like PubCo have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by stockholders) or to obtain copies of the register of members of these companies. Under Cayman Islands law, the names of PubCo’s current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. PubCo’s directors have discretion under its articles of association that will become effective immediately prior to the completion of the Business Combination to determine whether or not, and under what conditions, its corporate records may be inspected by its stockholders, but are not obliged to make them available to its stockholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a stockholder motion or to solicit proxies from other stockholders in connection with a proxy contest.

As a result of all of the above, PubCo’s Public Stockholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, the board of directors or controlling stockholders than they would as Public Stockholders of a company incorporated in the United States.

You may have limited ability to influence corporate matters because PubCo’s officers are elected by and serve at the discretion of the board.

PubCo’s amended and restated memorandum and articles of association provides that PubCo’s officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until his office is otherwise vacated. The office of a director shall be vacated if, among other things, the director (i) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (ii) is found to be or becomes of unsound mind; (iii) resigns by notice in writing to PubCo; (iv) is prohibited by any applicable law or stock exchange rules from being a director; or (v) is removed from office pursuant to any other provisions of PubCo’s amended and restated memorandum and articles of association. Pursuant to PubCo’s amended and restated memorandum and articles of association, a director may be removed from office by ordinary resolutions of PubCo.

Pursuant to PubCo’s amended and restated memorandum and articles of association, PubCo may by ordinary resolutions appoint any person to be a director.

Once an officer is elected by the board, the PubCo stockholders may have limited ability or influence over corporate matters, except that the PubCo stockholders may vote to remove and/or appoint the directors of PubCo or amend the amended and restated memorandum and articles of association of PubCo.

The existence of indemnification rights for PubCo’s directors and officers may result in substantial expenditures by PubCo.

PubCo’s amended and restated memorandum and articles of association provide that, subject to the provisions of the Cayman Islands laws, directors and officers, past and present, will be entitled to indemnification from PubCo against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of his or her own dishonesty, willful default or fraud, in or about the conduct of PubCo’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning PubCo or its affairs in any court whether in the Cayman Islands or elsewhere. The foregoing indemnification obligations could result in PubCo incurring substantial expenditures to cover, among others, the cost of settlement or damage awards against PubCo’s directors and officers, which PubCo may be unable to recoup.

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GENERAL INFORMATION

Presentation of Financial Information

This proxy statement/prospectus contains:

●	the audited consolidated financial statements of Zoar Labs Limited as of and for the years ended March 31, 2026 and 2025 prepared in accordance with U.S. GAAP and in its presentation and functional currency of United States dollars;

●

the audited consolidated financial statements of Impact as of and for the years ended December 31, 2025 and 2024, and the unaudited interim consolidated statement of operations of Impact for the three months ended March 31, 2026, prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars;

condensed consolidated statement of operations

●	the audited financial statements of PubCo as of March 31, 2026 and for the period from June 6, 2025 (inception) through March 31, 2026, prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars; and

●	the unaudited pro forma condensed consolidated financial information of PubCo as of and for the year ended March 31, 2026, prepared in accordance with Article 11 of Regulation S-X.

Unless indicated otherwise, financial data presented in this document has been taken from the audited consolidated financial statements of Impact included in this document, and the audited consolidated financial statements of Zoar Labs Limited included in this document.

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THE SPECIAL MEETING OF IMPACT STOCKHOLDERS

This proxy statement/prospectus is being provided to impact Stockholders in connection with the solicitation of proxies by the Impact Board for use at the Special Meeting and at any adjournments or postponements thereof. Impact Stockholders are encouraged to read this entire document carefully, including its annexes, for more detailed information regarding the Merger and Share Exchange Agreement and the Transactions.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held virtually via live webcast at [_______], on [_____], 2026, beginning at [_____], Eastern Time, unless postponed to a later date.

Impact has elected to hold the Special Meeting solely by means of remote communication via live webcast. Impact Stockholders will be able to virtually attend and vote at the Special Meeting by visiting [_______], which is referred to as the “special meeting website.” Impact Stockholders may request access to the list of Impact Stockholders entitled to vote at the Special Meeting during the live webcast.

Impact has retained [  ] to host the live webcast of the Special Meeting.

Matters to Be Considered at the Special Meeting

The purpose of the Special Meeting is to consider and vote on each of the following Proposals, each of which is further described in this proxy statement/prospectus:

1.	The Business Combination Proposal — to adopt the merger and share exchange agreement, dated June 21, 2025, by and among Zoar Limited (f.k.a Dr Ashleys Limited), a Cayman Islands exempted company limited by shares (“PubCo”), Impact, Zoar Nevada Sub, Inc. (f.k.a Dr Ashleys Nevada Sub, Inc.), a Nevada corporation and wholly-owned subsidiary of PubCo (“Merger Sub”), Zoar Labs Limited (f.k.a Dr Ashleys Bio Labs Limited), a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole stockholder (“Zoar Shareholder”) of Zoar (the “Original Merger and Share Exchange Agreement”), which was amended by an amendment dated February 27, 2026 (the “Amendment to the Original Merger and Share Exchange Agreement”), further amended by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” together with the Original Merger and Share Exchange Agreement, the Amendment to the Original Merger and Share Exchange Agreement, and the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, the “Merger and Share Exchange Agreement”), and as it may be subsequently amended from time to time;

2.	The Corporate Document Proposal — to approve the amended and restated memorandum and articles of association of PubCo (as the surviving company in the Business Combination) upon completion of the Business Combination. The Corporate Document Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Corporate Document Proposal will have no effect, even if approved; and

3.	The Adjournment Proposal — to approve the adjournment of the Special Meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Business Combination Proposal at the time of the Special Meeting or to ensure that the accompanying proxy statement/prospectus or any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to the Impact Stockholders.

Recommendation of the Impact Board

The Impact Board unanimously recommends that Impact Stockholders vote:

●	Proposal 1: “FOR” the Business Combination Proposal;

●	Proposal 2: “FOR” the Corporate Document Proposal; and

●	Proposal 3: “FOR” the Adjournment Proposal.

After careful consideration, the Impact Board has unanimously determined that the terms and conditions of the Merger and Share Exchange Agreement, including the Merger, are advisable and in the best interests of Impact and its stockholders, and unanimously recommends that you vote “FOR” Proposals No. 1 through 4. See “Proposals to be Considered by the Impact Stockholders.”

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Record Date for the Special Meeting and Voting Rights

The Record Date to determine Impact Stockholders who are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof is [______] , 2026. As of the close of business on the Record Date, there were [_______] Impact Shares issued and outstanding and entitled to vote at the Special Meeting.

Each Impact Stockholder is entitled to one vote for each Impact Shares such holder owned of record at the close of business on the Record Date with respect to each matter properly brought before the Special Meeting. Only Impact Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of Impact Stockholders is necessary to conduct the Special Meeting. The presence, virtually via the special meeting website or by proxy, of the holders of a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting will constitute a quorum. Impact Shares represented at the Special Meeting by virtual attendance via the special meeting website or by proxy and entitled to vote, but not voted, including shares for which the Impact Stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because both of the proposals for consideration at the Special Meeting are considered “non-routine” matters under the NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Impact Stockholder provides their bank, broker or other nominee with voting instructions for at least one of the Proposals at the Special Meeting. If a quorum is not present, the Special Meeting will be adjourned or postponed until the holders of the number of Impact Shares required to constitute a quorum attend.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under NYSE rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. Both of the Proposals before the Special Meeting are considered “non-routine” matters under the NYSE rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Special Meeting. As a result, Impact does not expect any broker non-votes at the Special Meeting and if you hold your Impact Shares in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on either of the Proposals before the Special Meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve the Business Combination Proposal, as described below, assumes the presence of a quorum at the Special Meeting. As described above, Impact does not expect there to be any broker non-votes at the Special Meeting.

Proposal	Required Vote	Effects of Certain Actions
Proposal 1: Business Combination Proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting on the Business Combination Proposal.	An abstention or other failure to vote on the Business Combination Proposal will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Proposal 2: Corporate Document Proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting on the Corporate Document Proposal.	An abstention or other failure to vote on the Corporate Document Proposal will have the same effect as a vote “AGAINST” the Corporate Document Proposal.

Proposal 3: Adjournment Proposal	Approval requires the affirmative vote of the holders of a majority of the issued	Any shares not virtually present or represented by proxy (including due to

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Proposal	Required Vote	Effects of Certain Actions
	and outstanding Impact Shares virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting.	the failure of an Impact Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if an Impact Stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Vote of Impact Directors and Executive Officers

As of the Record Date, Impact directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [___]% of the total outstanding Impact Shares. Impact currently expects that all Impact directors and executive officers will vote their shares “FOR” the Business Combination Proposal, “FOR” the Corporate Document Proposal and “FOR” the Adjournment Proposal. See “Interests of Impact’s Directors and Executive Officers in the Business Combination”.

Methods of Voting

Registered Stockholders

If you are the Impact Stockholder of record, you may vote at the Special Meeting by proxy through the internet, by telephone or by mail, or by virtually attending and voting at the Special Meeting via the special meeting website, as described below.

●	By Internet: By following the instructions provided on your proxy card.

●	By Telephone: By following the instructions provided on your proxy card.

●	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete and return by mail the enclosed proxy card in the postage-paid envelope.

●	Virtually via the special meeting website: By visiting the special meeting website, you can virtually attend and vote at the Special Meeting. In order to virtually attend and vote at the Special Meeting, you must log into [______] using the 16-digit control number included in your proxy materials.

Unless revoked, all duly executed proxies representing Impact Shares entitled to vote at the Special Meeting will be voted at the Special Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the Impact officers identified on the proxy will vote your shares consistent with the recommendation of the Impact Board on such proposal. If you are the Impact Stockholder of record, proxies submitted over the internet or by telephone as described above must be received by [_____], Eastern Standard Time, on [______], 2026. To reduce administrative costs and help the environment by conserving natural resources, Impact asks that you submit a proxy to vote your shares through the internet or by telephone.

By executing and delivering a proxy in connection with the Special Meeting, you designate certain Impact officers identified therein as your proxies at the Special Meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the Special Meeting, such proxies will vote your Impact Shares on such uninstructed proposal in accordance with the recommendation of the Impact Board. Impact does not expect that any matter other than the Proposals listed above will be brought before the Special Meeting, and the Impact bylaws provide that the only business that may be conducted at the Special Meeting are those Proposals brought before the Special Meeting by or at the direction of the Impact Board.

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Beneficial (Street Name) Stockholders

If you hold your Impact Shares through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. In most cases you may vote over the internet or telephone. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your Impact Shares will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on either of the Proposals to be voted on at the Special Meeting. See “—Quorum; Abstentions and Broker Non-Votes.”

If you hold your Impact Shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to virtually attend and vote at the Special Meeting via the special meeting website. See “—Virtually Attending the Special Meeting.”

Revocability of Proxies

Any Impact Stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Special Meeting. If you are the Impact Stockholder of record, you may revoke your proxy by any of the following actions:

●	by sending a signed written notice of revocation to Impact’s corporate secretary, provided such notice is received no later than the close of business on [______], 2026;

●	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at [______], Eastern Standard Time, on [______], 2026;

●	by submitting a properly signed and dated proxy card with a later date that is received by Impact no later than the close of business on [______], 2026; or

●	by virtually attending the Special Meeting via the special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the Special Meeting via the special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect the Impact Stockholder’s right to virtually attend and vote at the Special Meeting via the special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Attn: Corporate Secretary

275 Wiregrass Pkwy

Henrietta, NY 14586.

If your Impact Shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Special Meeting via the special meeting website.

Proxy Solicitation Costs

Impact is soliciting proxies to provide an opportunity to all Impact Stockholders to vote on agenda items, whether or not such Impact Stockholders are able to virtually attend the Special Meeting or any adjournment or postponement thereof. Impact will bear the entire cost of soliciting proxies from Impact Stockholders. In addition to the solicitation of proxies by mail, Impact will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Impact Shares and secure their voting instructions, if necessary. Impact may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

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Virtually Attending the Special Meeting

If you wish to virtually attend the Special Meeting via the special meeting website, you must (i) be a Impact Stockholder of record at the close of business on [______], 2026 (the “Record Date”), (ii) hold your Impact Shares beneficially in the name of a broker, bank or other nominee as of the Record Date or (iii) hold a valid proxy for the Special Meeting.

To attend the Special Meeting, you must log into www.proxyvote.com using the 16-digit control number included in your proxy materials. If you hold your Impact Shares in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Special Meeting via the special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the Special Meeting but may not vote your shares at the Special Meeting.

If you plan to virtually attend and vote at the Special Meeting via the special meeting website, Impact still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Special Meeting via the special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the Special Meeting via the special meeting website if you later decide to do so.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Impact has previously adopted householding for Impact stockholders of record. As a result, Impact Stockholders with the same address and last name may receive only one copy of this proxy statement/prospectus. If any stockholder residing at the address wishes to receive a separate proxy statement/prospectus for the Special Meeting, the stockholder should telephone [_____], or write to Impact BioMedical Inc., Attn: Corporate Secretary, 275 Wiregrass Pkwy Henrietta, NY 14586.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Impact stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. Impact will promptly deliver a copy of this proxy statement/prospectus to any Impact Stockholder who received only one copy of these materials due to householding upon request in writing to: Impact BioMedical Inc., Attn: Corporate Secretary, 275 Wiregrass Pkwy Henrietta, NY 14586.

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Tabulation of Votes

The Impact Board will appoint an independent inspector of election for the Special Meeting. The inspector of election will, among other matters, determine the number of Impact Shares represented at the Special Meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all Proposals submitted to Impact Stockholders at the Special Meeting.

Adjournments

If a quorum is present at the Special Meeting but there are insufficient votes at the time of the Special Meeting to approve the Business Combination Proposal or Impact needs additional time to ensure that this proxy statement/prospectus or any supplement or amendment to this proxy statement/prospectus is timely provided to Impact Stockholders, then Impact Stockholders may be asked to vote on the Adjournment Proposal.

At any subsequent reconvening of the Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Special Meeting, please contact Impact’s Chief Executive Officer:

Name:	Frank D. Heuszel
Address:	275 Wiregrass Pkwy Henrietta, NY 14586.
Phone:	(281) 415-6576
E-mail:	frank.heuszel@impactbiomedinc.com

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AND SHARE EXCHANGE AGREEMENT, THE BUSINESS COMBINATION AND THE NYSE REVERSE SPLIT. IN PARTICULAR, IMPACT STOCKHOLDERS ARE DIRECTED TO THE MERGER AND SHARE EXCHANGE AGREEMENT, WHICH IS ATTACHED AS ANNEX A-1, ANNEX A-2 AND ANNEX A-3 HERETO.

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PROPOSALS TO BE CONSIDERED BY THE IMPACT STOCKHOLDERS

PROPOSAL 1: BUSINESS COMBINATION PROPOSAL

This proxy statement/prospectus is being furnished to you as the Impact Stockholder in connection with the solicitation of proxies by the Impact Board for use at the Special Meeting. At the Special Meeting, Impact is asking Impact Stockholders to consider and vote on the proposal to adopt the Merger and Share Exchange Agreement, pursuant to which Impact, Merger Sub, PubCo, Zoar and Zoar Shareholder will effect the Business Combination, and to approve and adopt the amended and restated memorandum and articles of association of PubCo.

The Impact Board, after careful consideration, unanimously determined that the Business Combination is in the best interests of Impact and the Impact Stockholders, and approved and declared advisable the Merger and Share Exchange Agreement and the Business Combination, including the Merger, and. approved and declared advisable the amended and restated memorandum and articles of association of PubCo. This proposal shall be referred to herein as the “Business Combination Proposal”.

The Impact Board accordingly unanimously recommends that Impact Stockholders vote “FOR” the Business Combination Proposal.

The Business Combination and a summary of the terms of the Merger and Share Exchange Agreement are described in more detail under “The Business Combination” and Impact Stockholders are encouraged to read the full text of the Merger and Share Exchange Agreement, which is attached as Annex A-1, Annex A-2 and Annex A-3 hereto.

Assuming a quorum is present at the Special Meeting, approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting on the Business Combination Proposal. Accordingly, an abstention or other failure to vote on the Business Combination Proposal will have the same effect as a vote “AGAINST” the Business Combination Proposal.

It is a condition to the completion of the Business Combination that Impact Stockholders approve the Business Combination Proposal.

THE IMPACT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL

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PROPOSAL 2: CORPORATE DOCUMENT PROPOSAL

At the Special Meeting, Impact stockholders will be asked to approve the amended and restated memorandum and articles of association of PubCo. For a description over the differences between the material differences between the rights of Impact Stockholders before the consummation of the Business Combination, and the rights of PubCo stockholders after the Business Combination, please see the section entitled “Description of PubCo Securities” and “Comparison of Stockholder Rights” in this Registration Statement/Proxy Statement.

The Impact Board accordingly unanimously recommends that Impact Stockholders vote “FOR” the Corporate Document Proposal.

You are encouraged to read the full text of the form of the amended and restated memorandum and articles of association, which is attached as Annex E.

Assuming a quorum is present at the Special Meeting, approval of the Corporate Document Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares entitled to vote at the Special Meeting on the Corporate Document Proposal. Accordingly, an abstention or other failure to vote on the Business Combination Proposal will have the same effect as a vote “AGAINST” the Corporate Document Proposal.

THE IMPACT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL

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PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Business Combination Proposal or to ensure that this proxy statement/prospectus or any supplement or amendment to this proxy statement/prospectus is timely provided to Impact Stockholders.

Impact is asking Impact Stockholders to authorize the holder of any proxy solicited by the Impact Board to vote in favor of any adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Business Combination Proposal or to ensure that this proxy statement/prospectus or any supplement or amendment to this proxy statement/prospectus is timely provided to Impact Stockholders.

The Impact Board unanimously recommends that Impact Stockholders approve the proposal to adjourn the Special Meeting, if necessary or appropriate.

Whether or not a quorum is present at the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Impact Shares that are virtually present via the special meeting website or represented by proxy and entitled to vote at the Special Meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of the Impact Stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Special Meeting on the Adjournment Proposal to vote on the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal. In addition, if the Impact Stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Adjournment Proposal, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

THE IMPACT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

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THE BUSINESS COMBINATION

General

Pursuant to the Merger and Share Exchange Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar from the Zoar Shareholder, which involves the following transactions:

(a)	Merger Sub shall be merged with and into Impact with Impact being the surviving entity;

(b)	all Impact Shares that are issued and outstanding immediately prior to the Merger Effective Time, shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of PubCo Shares (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the Closing;

(c)	simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding Zoar Shares, and as a result of which, Zoar will become a wholly-owned subsidiary of PubCo;

(d)	simultaneous with the sale, assignment and transfer of all the issued and outstanding Zoar Shares from the Zoar Shareholder to PubCo, PubCo shall issue to the Zoar Shareholder such number of PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares (prior to the issuance of the Impact Compensation Shares and the DSS Shares), and the issuance to the Zoar Advisor of a number of shares representing 1.00% of the total issued and outstanding PubCo Shares;

(e)	simultaneous with or immediately following the Share Exchange, the amended and restated memorandum and articles of association of PubCo shall become effective.

For more information on the consideration to be provided to the Impact Stockholders, see “-Effect of the Business Combination on Impact Shares” below.

Consideration to the Zoar Shareholder in the Business Combination

After the Closing, the Zoar Shareholder will own approximately 93.32% of the total issued and outstanding PubCo Shares (without giving effect to the deduction of the Impact Compensation Shares and the DSS Shares) and the Impact Stockholders will own approximately 4.80% of the total issued and outstanding PubCo Shares (excluding the DSS Shares). Pursuant to the Merger and Share Exchange Agreement, any Impact Shares that Impact issues prior to the Closing will not change these percentages.

Prior to the Closing, there has not been and will not be an established public trading market for the PubCo Shares. The market value of the PubCo Shares will reflect the combination of Impact and Zoar under the terms of the Merger and Share Exchange Agreement.

Changes in the trading price of the PubCo Shares may result from a variety of factors, including, among others, changes in Zoar’s business, operations or prospects, regulatory considerations, governmental actions, legal proceedings and general business, market, industry, political or economic conditions. Many of these factors are beyond Zoar’s control. As a result, the aggregate market value of the PubCo Shares that an Impact Stockholder is entitled to receive at the Closing could vary significantly from the value of the equivalent PubCo Shares on the date of the Business Combination Agreement, the date of this proxy statement/prospectus or at other times, and Impact Stockholders will neither know nor be able to calculate the value of the Impact Merger Consideration they would receive upon the Closing. Impact Stockholders are urged to obtain current market quotations for the PubCo Shares.

Effect of the Business Combination on Existing Impact Shares

At the Merger Effective Time, each Impact Share issued and outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into and become the right to receive a pro-rata portion of a validly issued, fully paid and non-assessable PubCo Share to be determined (the “Merger Consideration”). PubCo will issue those shares to the Impact Stockholders at Closing.

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Under the Merger and Share Exchange Agreement, PubCo will issue (a) to the Zoar Shareholder approximately 93.32%, or 167,976,000 PubCo Shares, prior to giving effect to the issuance of the Impact Compensation Shares and the DSS Shares, (b) to the Impact Stockholders on a pro rata basis, 4.80%, or approximately a total of 8,640,000 PubCo Shares, and (c) to the Zoar Advisor 1.0%, or 1,800,000 PubCo Shares. In the event of issuance of the Impact Compensation Shares to Frank D. Heuszel, the Chief Executive Officer of Impact and DSS Shares to DSS Inc., in accordance with the agreement, the number of PubCo Shares issued to the Zoar Shareholder will be reduced by such number of Impact Compensation Shares and the DSS Shares, respectively.

Zoar intends to target a trading price for PubCo Shares immediately after the Closing of approximately $[  ] per share as the initial trading price of PubCo Shares in order to satisfy NYSE Amex’s listing standards and facilitate efficient trading on the public markets. For the avoidance of doubt, in the event of issuance of the Compensation Shares (as defined in the Merger and Share Exchange Agreement) at this Closing of the Merger, the Company Share Consideration (as defined in the Merger and Share Exchange Agreement) will be reduced by such number of Compensation Shares.

Importantly, any adjustment to the number of PubCo Shares issued at Closing will have the same effect on PubCo’s Shares to be received by the Impact Stockholders and the Zoar Shareholder.

As of [__], 2026, there were [_____] Impact Shares outstanding.

Impact expects that the PubCo Shares will be listed for trading on the NYSE Amex and that the PubCo Shares that Impact Stockholders will receive as Merger Consideration will be registered under the Registration Statement of which this proxy statement/prospectus is a part and thereafter be freely tradeable by the Impact Stockholders that are not Affiliates of PubCo.

Except as set forth in Section 3.2 of the Merger and Share Exchange Agreement, there are no other provisions that would adjust the PubCo’s Shares to be issued based on fluctuations in the trading prices of either the Zoar Shares or Impact Shares or currency exchange rates prior to Closing. The value of the Merger Consideration to Impact Stockholders will depend on the trading price of PubCo’s Shares at the time the Business Combination is completed.

In determining whether the Merger Consideration and the resulting post-Closing ownership percentages were appropriate, the Impact Board considered, among other things, the relative standalone valuations and prospects of Impact and Zoar, as well as the analyses of Corporate Valuation Advisors, Inc. (“CVA”), Impacts independent financial advisor. CVA’s valuation work indicated an implied equity value range for Zoar of approximately 814.8 million to 1,030.3 million, and the Zoar valuation of 877.6 million used in negotiating the number of PubCo Shares to be issued to the Zoar Shareholder falls within the lower portion of that range. Based on these analyses and the other factors described under “The Business Combination—Impacts Board of Directors’ Reasons for the Approval of the Business Combination; Recommendation of the Impact Board” and “Opinion of Corporate Valuation Advisors, Inc.,” the Impact Board concluded that the issuance of approximately 4.80% of the PubCo Shares to Impact Stockholders and approximately 93.32% to the Zoar Shareholder, together with 1.0% to the Zoar Advisor, and the resulting dilution to existing Impact Stockholders, are fair, from a financial point of view, to Impacts unaffiliated stockholders.

Ownership of PubCo

Under the terms of the Merger and Share Exchange Agreement, after the Closing, the Zoar Shareholder will hold approximately 93.32% (prior to giving effect to the issuance of the Impact Compensation Shares and DSS Shares), the Impact Stockholders will hold approximately 4.80%, and the Zoar Advisor will hold 1.0% of the issued and outstanding PubCo Shares.

Therefore the proportion of PubCo Shares that the Impact Stockholders will own after the Closing will not be increased by the issuance or sale of any new Impact Shares between the signing of the Merger and Share Exchange Agreement and Closing.

For further information related to the determination of the number of PubCo Shares to be issued to the Zoar Shareholder upon completion of the Business Combination, please see the section entitled “The Business Combination—Consideration to the Zoar Shareholder.”

Background of the Business Combination

Overview

The Impact Board and Impact’s management team regularly review its operating performance, liquidity, future growth prospects and overall strategic direction and consider potential opportunities to strengthen Impact’s businesses and enhance value to its stockholders. These reviews have included consideration of whether the continued execution of Impact’s growth strategy or possible strategic opportunities, joint ventures or combination with third parties offered the best avenue to maximize stockholder value.

Beginning in August 2023 and continuing through March 2025, the Impact Board, its management team and its advisors, which included Heng Fai Ambrose Chan, the Chairman of DSS, Inc., Lim Sheng Hon Danny and Tung Moe Chan, both Directors of DSS, Inc., as well as the Company’s previous Investment Banker, Revere Securities LLC, conducted a more rigorous process of identifying and evaluating potential strategic transactions and other opportunities available to Impact. Heng Fai Ambrose Chan, Lim Sheng Hon Danny and Tung Moe Chan facilitated the introduction between Zoar and Impact, and recommended Zoar make a proposal to Impact. Frank D. Heuszel, as Chief Executive Officer of Impact, and as a primary conduit for all information to Impact’s Board of Directors, assessed the strength of the initial offer based upon all information provided by the advisors and Zoar, and made the recommendation to the Board of Directors to accept the initial term sheet from Zoar with the understanding that greater details of the proposed transaction would be negotiated in the Merger and Share Exchange Agreement.

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The management team initially conducted a series of video conference calls, participated in on-site physical meetings, and entered into numerous individual Non-Disclosure Agreements (“NDAs”) with numerous investment banking firms and institutional investors to discuss the Company’s needs for growth capital and/or explore other strategic alternatives that may require the support of an investment banking firm. Through this process, Impact originally received a proposed engagement agreement from Aegis Capital Corp., an investment banking firm relating to raising up to $10,000,000 in a registered offering. Aegis Capital Corp. attempted to arrange the capital raise but could not provide terms, pricing and amount required by the Impact Board. In May 2024, upon the termination of the Aegis agreement, Impact negotiated and signed a letter agreement with Revere Securities, LLC to raise up to $10,000,000 in a registered public offering. On May 7, 2024, the management team provided the Impact Board members with details relating to the proposed Revere engagement agreement to raise $10,000,0000 in a registered offering, which the Board approved by Action by Written Consent. On September 16, 2024, pursuant to an underwriting agreement dated September 16, 2024, by and between Impact and Revere Securities, LLC, Impact closed an initial public offering raise of $4,500,000 (the “IPO”).

After the IPO closing, and in light of prevailing market conditions, management suggested that the Board consider a business combination as a possible strategic alternative to creating long-term value for Impact Stockholders. On December 5, 2024, the Impact Board considered and approved management’s request to be allowed to further assess the opportunities that might exist to advance the Corporation’s business model and revenue opportunities through merger or acquisition and to report back in 60 days. As part of that Impact Board directive, the Impact Board approved the inclusion of four (4) specific targets to be vetted. After the Impact Board’s approval to advance acquisition and/or merger opportunities, the Company’s management did, under a Confidential Non-disclosure Agreement (“CNDA”), notify various investment bankers of its interest in possibly acquiring or merging with one or more third party candidates or assets, which included Revere Capital, LLC.

Between December 5, 2024, and March 1, 2025, the Company did perform confidential due diligence on at least five (5) different asset purchase and/or business combination opportunities, which resulted in a single asset purchase of the business line commonly referred to as the Celios Air Purification business line from DSS Pure Air, Inc under the terms of that Asset Purchase Agreement dated February 25, 2025.

In addition, in November 2024, the Company did identify, via the assistance of Revere Capital, a human health and awareness retail business line which the Company believed could help its long-term revenue generating capabilities. A CNDA was signed on November 19, 2024, with this target company, and an Indication of Interest was exchanged and signed on December 30, 2024, that provided for Impact to buy 51% of the Target Company’s business line. On February 21, 2025, by a letter from Impact CEO to the CEO of the Target Company that it was withdrawing Impact’s Indication of Interest and no longer pursuing such business line.

While the Company invested considerable hours and resources to advance the directive of Impact Board, management was unable to identify further assets or business combination that would result in the enhancement of stockholder value and advance the core business objectives of the Company.

In February 2025, in an update to several of the Impact Board and with various Impact advisors and representatives, operating under confidentiality agreements, DSS Chair Fai Chan shared with Impact’s CEO and Chairman Frank D. Heuszel that he was aware of Zoar, a company in the Biohealth and Pharma industry that was actively seeking a business combination with a public company. After later being provided more general information regarding the Dr. Ashley’s business model and general revenue history, Impact requested additional information on Zoar, which was provided to Chair Heuszel after Impact and the Dr Ashley’s signed a CNDA on or about February 24, 2025.

Following the signing of the CNDA with Zoar, Impact generally determined that Zoar was an established pharmaceutical company that specialized in development, manufacturing and distribution of a wide spectrum of APIs under its brand name, leveraging Zoar’s long-term collaboration with selected contract manufacturers based in India. It was noted that Zoar had the capability of providing customers with on-demand value-added CDMO services involving producing customized APIs and intermediates meeting customer requirements for product specifications and therapeutic effects, which enabled it to foster deeper involvement with customers.

In considering a possible business combination with Zoar, Impact considered the following benefits, risks and challenges.

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●	Zoar is led by an experienced senior management team with decades of proven experience in the pharmaceutical industry, which included human health and wellness.

●	Given Impact’s stated business was the advancement and commercialization of assets and opportunities in human health and awareness, the merger with another biohealth, pharmaceutical, or human health-based company was consistent with Impact’s stated business acquisition and merger goals.

●	The potential risks of an investment in this industry, including a review of risk factors included in other public transactions, many of which are applicable to Zoar. (With such risk factors being noted and included in this proxy statement/prospectus (see “Risk Factors—Risks Related to Zoar’s Business and Industry”)).

●	Zoar’s historical strong financial performance and historical revenue and net income growth rates.

●	That Zoar enterprise value might exceed $1 billion and has a single stockholder, and that the impediments to a successful and efficient merger is relatively low, given the deemed Impact stockholders and debtor alignments.

●	Zoar’s potential to create considerable value for Impact Stockholders, particularly when compared to and weighed against Impact’s much smaller business and the losses it has incurred to date.

●	The ability of Zoar to further advance the technology and assets of Impact to commercialization with its large international network of customers, vendors and professional services.

●	The ability of Zoar to help identify and place Impact’s assets into attractive advancing global markets given its global networks and distribution relationships.

●	Zoar’s plans for continuing to expand its business and the projected revenue and capital growth rates, which indicates that Zoar would possess sufficient financial resources, and even access to future growth capital, to allow Zoar’s management to continue to grow and expand into new markets, which could add significant value to Impact Stockholders.

●	Based on its due diligence of Zoar and the industry in which it operates, as discussed below, Impact believed that a business combination with Zoar would provide Impact Stockholders with an opportunity to participate in a company with significant growth potential while simultaneously advancing considering additional investment in Impact’s existing business.

●	In addition, Impact’s public listing on the NYSE, its ability to convert long-term debt to equity, and ownership of a substantial patent portfolio of attractive uncommercialized assets, were attractive to Zoar.

●	Further, Impact believed that Zoar recognized that such a business combination with Impact would allow it to have access to a broader set of investors and access to US public capital markets by listing on NYSE Amex.

Impact believed that the business combination would be synergistic and value enhancement for both stockholder groups. Following Impact’s initial due diligence on Zoar, Impact management determined that Zoar was a suitable candidate to present to the Impact Board, and management then requested Zoar to affirm a similar indication of interest which it did on or about February 24, 2025. In response, Impact directed Impact’s outside legal counsel to draft for the Impact Board’s review a draft non-binding Letter of Intent that would outline the terms of a potential business combination between Impact and Zoar (the “Letter of Intent” or the “LOI”). On March 4, 2025, the Impact Board were advised of the proposed Letter of Intent, and approved the non-binding LOI to be executed to allow further due diligence and merger discussion to be negotiated with Zoar. On March 5, 2025, the LOI was circulated and signed by both Zoar and Impact. The final terms of the LOI were the result of extensive negotiations between Impact and Zoar.

During the course of the Zoar due diligence and the signing of the LOI, Impact kept its investment banker and merger and acquisition consultant, Revere Capital, which advised on the progress of the negotiations and possible issues which might arise which they could lend guidance. After the signing of the LOI, Impact did then engage a separate independent, outside third-party, CVA, to render a fairness opinion to the Impact Board in respect of the proposed Business Combination with Zoar.

The following is a brief discussion of the background of the negotiations that led to the eventual entry into the Merger and Share Exchange Agreement and related documents. These negotiations were conducted on an arm’s-length basis between the representatives of Impact and representatives of Zoar (the “Zoar Representatives”).

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Background of Impact’s Discussions with Zoar

On February 21, 2025, Lim Sheng Hon Danny, a representative of Impact contacted Zoar’s investment banker, Tsvi Guy of BMI Capital International LLC (i.e. the Zoar Advisor), regarding Impact’s potential interest in engaging in merger transaction discussions. On February 24, 2025, Mr. Kanans Visvanats of Zoar (i.e. the Zoar Shareholder) expressed interest in the possibility of a merger transaction with Impact, pending further details regarding the business rationale behind any potential transaction, Impact’s thoughts on any resulting and go-forward business, as well as potential transaction terms.

On February 24, 2025, Frank D. Heuszel, the CEO of Impact, had has first contact via email with Mr. Guy, the Zoar Advisor. On or around the same day, Impact and Zoar entered into a confidentiality agreement in order to protect the confidentiality of any information provided in furtherance of the discussions, and to permit future discussions.

Between February 26 and 28, 2025, Mr. Lim, Mr. Heuszel, Tung Moe Chan, representatives of Impact, and Mr. Guy, the Zoar Advisor, held several zoom calls to discuss the potential transaction.

On or about March 1, 2025, Impact was made aware that Zoar wanted the distribution of merger consideration between Zoar and Impact to be 95.2% to the Zoar Shareholder and the Zoar Advisor, and 4.8% of the consideration to go to Impact’s stockholders. The proposal was made without either party exchanging or establishing an equity value for Zoar. However, in evaluating the feasibility of such a merger, Impact internally assessed the enterprise value of Zoar to be approximately $700,000,000.00. On or about the same time, an initial draft of the LOI was circulated by Impact for Zoar to review.

On March 3, 2025, Zoar sent a revised draft of the LOI which outlined proposed terms for a potential merger transaction. The draft LOI provided for (i) a merger transaction between the companies where Impact would acquire 100% of the outstanding shares of Zoar with a post-closing entity to be created, effectively creating a reverse merger; (ii) where upon the completion of the proposed transaction, Zoar Shareholder would own 95.2% of the surviving company and Impact stockholders would own 4.8% of such surviving company, (iii) the completion of the proposed transaction being subject to certain stated conditions, and (iv) the consummation of the proposed transaction will be subject to customary SEC clearance, NYSE review, Impact Board and Stockholders’ approval, the shares of the surviving company being approved for listing on the NYSE, and no adverse change in the business, customer relationship, operations and financial condition of Zoar. At this time, neither party has stated a determined valuation of either company. The resulting equity allocation of the Surviving Company was determined through negotiation based upon each company’s assessment as to their independent assessment and valuation of the other. As noted, the parties ultimately settled on an equity division of the Surviving Company to be 95.2% to Zoar Shareholder and 4.8% to Impact’s stockholders. Prior to the approval of the Business Combination by the Impact Board, Impact’s assessment of the entity valuations was to be supported by a fairness presentation and Fairness Opinion by Corporate Valuation Advisors, Inc. to the Impact Board. Zoar HK had an engagement letter with Zoar Advisor dated February 14, 2024 (the “Zoar Advisor EL”) for Zoar Advisor to perform certain financial advisory and fundraising services. In November 2024, Zoar and Zoar Advisor decided to explore a potential merger with a Nasdaq listed public company. As a result, they amended the Zoar Advisor EL dated January 28, 2025 to reflect the scope of work relating to the potential merger and the fee structure of Zoar Advisor. The Zoar Adviosr EL, as amended, is annexed hereto as Exhibit 10.11. The initial fee structure of Zoar Advisor consisted of the combination of cash compensation and 1.0% of enterprise value of the merged company based on the proposed work scope. Subsequently, in August 2025, based on further negotiation, Zoar Advisor agreed to waive the cash portion and further agreed to accept compensation as 1.0% of the total issued and outstanding shares of PubCo, which was formalized through a further revised LOI. The agreed 1.0% of the issued and outstanding shares of PubCo shall be allocated from the 95.2% issuable to Zoar Shareholder and allocation to Impact’s stockholders collectively will remain at 4.8%.

In accordance with the above, and as part of the final negotiations of the Merger and Share Exchange Agreement, negotiations between Impact and Zoar were had as to the retention of Impact staff and employees. Pursuant to internal discussions, Zoar decided to not retain any Impact executive management. Zoar Advisor had suggested that Mr. Frank D. Heuszel be kept as a consultant of Zoar for an initial thirty (30) day period to help effectuate the transition, post-merger. Mr. Heuszel and Zoar agreed to the thirty (30) day consulting period, in which Mr. Heuszel would be compensated approximately $29,166 per month. Additionally, while the original equity division proposal of Zoar was 4.8%, and Impact negotiated for an equity stake greater than 4.8%. However, the original proposal included a number of conditions and timetables that were expected of Impact which were not related to dollar amount consideration which included Impact having no debt at closing (with the treatment of DSS long-term debt to be agreed by the parties), no liabilities other than an agreed level of ordinary-course trade payables, an agreed position on working capital at closing (with Zoar seeking a minimum amount and Impact preferring to leave no cash or liquidity), agreement on the governing law (with Zoar proposing New York law and Impact proposing Jersey or Nevada law), inclusion of a mutually agreed outside closing date, and defined terms regarding the scope, limitations, and cost allocation for Impact management’s participation in financing, roadshow, and related efforts.

Ultimately, Impact negotiated to remove those conditions and timetables and decided that the price was fair for a transaction of this nature, given the Company’s at-the-time market capitalization, as well as the possibility of Impact consummating the merger quickly for Impact’s stockholders.

Additionally, Impact received certain assurances as to the intended review and developments of Impact’s current patents and products. Impact sought further details and clarity as to the assets and balance sheet items of Zoar in order to gain greater comfort with the previously represented strength of Zoar to close the Merger. Furthermore, Impact has and continues to conduct extensive due diligence to vet Zoar and its principal. Both parties came to terms swiftly to keep the Merger process progressing.

On March 3, 2025, Mr. Heuszel, responded to Mr. Guy, indicating that Impact was in receipt of the proposed LOI and would be analyzing the document and responding in due course.

On March 4, 2025, Mr. Heuszel notified Mr. Guy of suggested changes to Zoar originally drafted LOI and notified Zoar team that Impact was prepared to execute the LOI that evening, March 4, 2025. The suggested changes addressed Impact’s long-term debt and other liabilities, working capital and extent of participation in road shows, among other issues.

On March 5, 2025, Mr. Guy, on behalf of Zoar, provided comments and proposed alternations to the LOI, which included clarifying Impact’s responsibility to have no liabilities at the time of closing, except for lease liabilities, usual service contracts, and employment contract responsibilities, and that a fairness opinion of Zoar Limited be delivered by an independent third-party, satisfactory to Impact, to the Impact Board.

On March 5, 2025, Impact engaged Sichenzia, Ross Ference Carmel LLP (“SRFC”) to represent Impact in connection with the Business Combination. Robinson & Cole LLP (“R&C”) was engaged as counsel of Zoar to represent Zoar in the transaction.

On March 5, 2025, Impact and Zoar executed and finalized the LOI, dated March 5, 2025.

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On March 20, 2025, representatives from SRFC and R&C held a telephonic conference to discuss the proposed Business Combination, including the due diligence process, the timing of delivery of audited financial statements, the structure of the transaction, including the proposed tax structure (taking into account the complexities arising from the cross-border nature of the proposed transaction) and the terms of a potential Merger and Share Exchange Agreement.

On April 27, 2025, an initial draft of the Merger and Share Exchange Agreement was delivered to the management teams of both Impact and Zoar for review.

On April 28, 2025, Impact entered into a contract with CVA to consider the proposed terms relating to the Zoar and Impact merger proposed transaction and for CVA. To express its opinion as to whether the consideration to be received by the Impact Stockholders is fair, from a financial point of view to the Impact Stockholders.

On April 29, 2025, SRFC and R&C had a conference call to discuss the potential tax consequences of a triangular merger between the parties, and explored the options of structuring the transaction as a “double-dummy” structure. Between April 29, 2025 to May 13, 2025, the tax specialists from SRFC and R&C, the Cayman Counsel and Hong Kong counsel of Zoar, and the Zoar Advisor exchanged various emails to discuss the structuring of the transaction.

On May 9, 2025, SRFC, on behalf of Impact management, delivered a revised draft of the Merger and Share Exchange Agreement to R&C for review, which regarded updates including debt schedules and representations and warranties.

On May 13, 2025, R&C proposed and SRFC agreed to adopt a two-step “double-dummy” structure, involving a Nevada-merger and a Share Exchange to consummate the proposed transaction.

On May 22, 2025, R&C, on behalf of Zoar’s management, delivered a revised draft of the Merger and Share Exchange Agreement to Impact management and SRFC for review. The revisions include, inter alia: (x) changing the transaction structure from a triangular merger to a two-step “double-dummy” transaction; (y) revising the representations and warranties to align with the request of Zoar and its business and operational realities; (z) adding an indemnification clause requiring certain Impact shares be locked up in escrow for potential indemnification of PubCo liabilities; (xx) adding potential transitional arrangements involving Impact’s current management for a short period of time post-closing; (yy) requiring Impact to maintain $300,000 net cash and $0 net debt at closing, and to terminate all material obligations prior to closing; (zz) requiring out-of-money or at-the-money stock options or warrants issued by Impact to be cancelled and all preferred stock of Impact be converted to common stock of Impact prior to closing.

On June 4, 2025, SRFC, on behalf of Impact management, delivered a revised draft of the Merger and Share Exchange Agreement, which regarded updates concerning the share consideration, representations and warranties, Impact’s employee agreements, and removal of post-closing indemnifications by either party.

In response, R&C delivered a revised draft of the agreement on June 10, 2025, which included further revisions, including: (x) refining the definition of the net cash and net debt definition for Impact; (y) removing or limiting certain representations and warranties not applicable to Zoar; (z) proposing expanding the IP-related representation and warranties of Impact; (xx) removing certain opinion deliveries as closing conditions; (yy) deferring the acquisition of Zoar HK Limited by Zoar Bio Labs Limited to post-signing as a covenant.

SRFC responded with comments on behalf of Impact management on June 10, 2025.

On June 9, 2025, at a meeting of Impact Board, held via Zoom video conference, the Impact Board met to discuss the proposed Business Combination with Zoar, which included a presentation by Mr. Heuszel on Impact’s approach to assessing the proposed Business Combination with Zoar and to affirm its opinion that the proposed transaction both fair and in the best interests of Impact and its stockholders. At the meeting, a motion was made and unanimously approved by the Impact Board to grant management authorization and approval to sign the Merger and Share Exchange Agreement, subject to sign-off of the confirmed final draft of the Merger and Share Exchange Agreement by SRFC.

On June 14, 2025, SRFC and RC agreed in substance the final draft of the Merger Agreement. On the same day, all members of Impact Board were emailed a copy of the final draft of the Merger and Share Exchange Agreement, which SRFC had confirmed was the substantially final version and reflected all of the terms and conditions negotiated by and mutually agreed to between the parties. The Impact Board approved the terms and conditions of the Merger and Share Exchange Agreement and authorized the Impact representative to execute the agreement.

On June 21, 2025, Impact, Zoar and the other parties thereto executed the Merger and Share Exchange Agreement.

On December 22, 2025, Ms. Daphne Huang, then-Chief Financial Officer of Zoar, had a meeting with Mr. Heuszel to discuss the status of the Business Combination. Ms. Huang indicated that in light of the passage in time since the execution of the Merger Agreement and the availabilities of the audited financial statements of Zoar for the year ended March 31, 2025, the change in the timing and schedule of product pipeline and launch, the parties should re-evaluate the merger consideration of the Business Combination. Ms. Huang indicated that the management of Zoar would provide updated financial projections of the company to take into account of the audited financial statements for year ended March 31, 2025, the internal financial data for the six-month period ended September 30, 2025, and other financial and performance metrics of Zoar, for Impact to consider.

On December 23, 2025, the parties agreed that Zoar would provide update financial projections to Impact for its consideration on the valuation of the merger consideration.

On December 29, 2025, Ms. Huang provided the updated financial projections (the “December 2025 Projections”) of the company to Impact.

On December 30, 2025, after internal deliberation, Impact decided to engage CVA to review the December 2025 Projections and to provide an updated Fairness Opinion to the Impact Board for its consideration.

In late January 2026, due to the delay in consummating the business combination as well as the need to provide flexibility for the parties to seek transaction financing to support the working capital or the transactions, Mr. Heuszel, Dr. Visvanats, Ms. Huang, and Mr. Guy engaged in multiple conversations to seek to extend the contractual deadline (i.e. outside closing date) for closing the transaction of March 1, 2026, as provided in Section 13.1(b) of the Merger Agreement, and to consider other changes to the Merger Agreement.

On January 28, 2026, CVA delivered an updated Fairness Opinion (the “Updated Fairness Opinion”) and presentation to the Impact Board, which considered, in part, the December 2025 Projections, the Merger Consideration, and a debrief by the management of Impact on the status of the Business Combination and the change in the business and financial performance of Zoar. The Updated Fairness Opinion provided, subject to its terms, assumptions and limitations, in relevant part, that the Merger Consideration remain fair from a financial perspective to the unaffiliated stockholders of Impact. After evaluating the Updated Fairness Opinion, the Impact Board decided not to seek further changes to the Merger Consideration.

As described above, the CVA delivered its updated fairness opinion to the Impact Board on January 28, 2026, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be received by the holders of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. On September 9, 2026, the Board has considered whether to obtain an updated fairness opinion and has determined not to do so. In reaching this determination, the Board considered, among other things, that the additional expense associated with obtaining an updated opinion would be burdensome to the Company and that the changes in circumstances since January 28, 2026, have not been, in the judgment of the Board, sufficiently material to the Impact to warrant such additional expense. Neither the Company nor the Board has requested, and does not expect to request, that CVA, reaffirm, or revise its opinion, and CVA has no obligation to do so.

On January 29, 2026, Mr. Visvanats and Mr. Heuszel reached an agreement to amend the Merger Agreement to: (x) extend the outside closing date to July 1, 2026; (y) the PubCo shall issue an additional 75,000 PubCo shares to DSS Inc., in exchange for the commitment from DSS to financially support Impact as needed to consummate the transactions; (z) Impact will consider serving as a co-signer for any transaction financing relating to the transaction.

On February 24, 2026, Zoar management, Impact management, SRFC, the Zoar Advisor, and R&C held a conference call to discuss the status of the business combination as well as the proposed amendment to the Merger Agreement.

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On February 26, 2026, based on discussions among Ms. Huang, Mr. Heuszel and the management of DSS, Inc., the parties agreed to revise the proposed amendment structure relating to DSS’s role in supporting the transaction. Under the Amended and Restated Amendment to the Transition Arrangement Agreement, the prior proposed funding and support framework was modified, and DSS’s role was reflected through the issuance of the DSS Shares in consideration for the cooperation, support and related obligations set forth in the Transition Arrangement Agreement, rather than through a continuing commitment by DSS to fund Impact’s operating expenses on an open account basis. Accordingly, Impact should not state that DSS remains committed to fund Impact’s operating expenses through July 1, 2026 unless that obligation is expressly retained in the final executed amendment.

The cooperation, support, and related obligations to be provided by DSS under the Transition Arrangement Agreement include, among other things: (1) cooperating in good faith with the extension of the End Date to provide the parties with additional time to consummate the Contemplated Transactions (as defined in the Merger Agreement) and (2) accommodating Zoar with the Hold Harmless Obligation (as defined in the Merger and Share Exchange Agreement), pursuant to which DSS shall hold Zoar harmless from any claims, demands, suits, or other forms of liability that may arise against them or on account of any action taken to terminate the employment of Impact’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and any other Impact employees in connection with the Merger.

On February 27, 2026, SRFC and R&C finalized the draft amendment to the Merger Agreement, as well as the relevant amendments to the Voting and Support Agreement and Transition Arrangement Agreement. The Impact Board and Zoar approved the amendments on the same day.

Opinion of Corporate Valuation Advisors, Inc.

Impact retained CVA to act as its financial advisor in connection with entering into a Business Combination Agreement with Zoar. CVA is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, related party transactions, going private transactions, secondary distributions of listed and unlisted securities, debt restructurings, private placements and valuations for corporate and other purposes. Impact selected CVA to act as its financial advisor in connection with entering into a Business Combination Agreement with Zoar on the basis of CVA’s experience in similar Transactions and its reputation in the valuation and financial advisory community.

On January 28, 2026, CVA delivered to the Board a written opinion, dated January 28, 2026, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the Transaction is fair, from a financial point of view, to Impact’s Stockholders (the “Opinion”).

The full text of CVA’s written opinion to Impact’s Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of CVA’s opinion is qualified in its entirety by reference to the full text of the opinion. CVA delivered its Opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for the purposes of its evaluation of entering into a Business Combination with Dr. Ashleys. CVA’s Opinion also does not address the relative merits of entering in a Business Combination with Dr. Ashleys as compared to any alternative business strategies or transactions that might exist for Impact, or the underlying business decision of Impact whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, CVA, among other things:

○	Considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transaction, and business and securities valuations generally;

○	Reviewed certain publicly available business and financial information deemed to be generally relevant concerning Impact and Dr. Ashleys and the industries in which each entity operates;

○	Reviewed various drafts of the Business Combination Agreement;

○	Reviewed the financial statements of Impact for the four, one-year periods for the years ending December 31, 2020 through December 31, 2024 as filed with the SEC, the internally prepared financial statements as of December 31, 2025, and the financial projections provided by management of Impact for the seven, one-year periods ending December 31, 2032 and three quarters ending September 30, 2033;

○	Reviewed the financial statements of Dr. Ashleys for the [five], one-year periods for the years ending March 31, 2021 through March 31, 2025, the internally prepared trailing twelve-month (“TTM”) financial statements as of December 31, 2025, and the financial projections provide by management of Dr. Ashleys for the four, one-year periods ending March 31, 2029;

○	Performed a public company comparable analysis of companies similar to Dr. Ashleys;

○	Performed a discounted cash flow analysis of Dr. Ashleys

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In conducting its review and arriving at its Opinion, CVA did not independently verify any of the foregoing information and CVA assumed and relied upon such information being accurate and complete in all material respects, and CVA further relied upon the assurances of management of Impact and management of Dr. Ashleys that they are not aware of any facts that would make any of the information reviewed by CVA inaccurate, incomplete or misleading in any material respect. In addition, CVA has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Impact or Dr. Ashleys, nor has CVA been furnished with any such valuation or appraisal. In addition, CVA has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Impact or Dr. Ashleys.

The issuance of CVA’s Opinion was approved by an authorized internal committee of CVA. CVA’s Opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. CVA expressed no opinion as to the underlying valuation, future performance or long-term viability of Impact or Dr. Ashleys and/or its successors. Further, CVA expressed no opinion as to the prices at which shares of Common Stock of Impact or Dr. Ashleys will trade at any time. It should be understood that, although subsequent developments may affect CVA’s opinion, CVA does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

Summary of Financial Analyses

The following represents a brief summary of the material financial analyses reviewed by the Board and performed by CVA in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by CVA, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by CVA. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by CVA.

The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by CVA or Impact’s Board of Directors. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on January 20, 2026, and is not necessarily indicative of current market conditions. All analyses conducted by CVA were going-concern analyses and CVA expressed no opinion regarding the liquidation value of any entity.

Comparable Public Company Analysis

The comparable public company analysis uses data from comparable guideline companies to develop a measure of current value for Zoar. The theory underlying the comparable public companies’ valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining an approximate equity value for Zoar.

CVA analyzed the current market valuations of comparable publicly listed companies (“Peers”). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between Zoar and its Peers.

[To calculate the implied equity value of the operating business, CVA first obtained the average forward looking fiscal year (“FY+1”) business enterprise value to revenue (“BEV/Revenue”) and business enterprise value to EBITDA(“BEV/EBITDA”) multiples from a total of twenty-two (22) comparable public companies identified by CVA that most resembled Zoar’s business, and applied to the TTM and FY+1 revenue and EBITDA of Zoar. Given Zoar’s reporting on a March 31 fiscal year end, the TTM and FY+1 periods, as of January 20, 2026, correspond to December 31, 2025 and March 31, 2026, respectively. The FY+1 BEV/Revenue and FY+1 BEV/EBITDA multiples of the Peers were applied to Zoar’s TTM and FY+1 periods because eighteen (18) of the Peers have fiscal year ends of December 31 and, as of January 20, 2026, had reported results through September 30, 2025. As a result, the Peer’s FY+1 period reflects fiscal years ending December 31, 2025, which aligns with Zoar’s TTM and represent the closest available proxy to Zoar’s FY+1 Period. Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) is a Non-GAAP financial measure, and is one of the most widely used non-GAAP earnings measures. It is a proxy for a company’s operating profitability excluding large, non-cash expenses (depreciation and amortization).]

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The comparable public companies were selected based on comparable companies proposed by the management of Dr. Ashleys and further supplemented by an independent search conducted by CVA using the following criteria: (i) listed on a major stock exchange in the North America, Europe or Asia, (ii) operate in the “Pharmaceutical and Medicine Manufacturing” industry (NAICS 32541), (iii) TTM revenue greater than $20 million and (iv) business descriptions including various relevant terms such as “pharmaceutical”, “biopharmaceutical” and/or “active pharmaceutical ingredients”.

The average (excluding outliers) of the FY+1 BEV/Revenue and BEV/EBITDA were 2.95x and 10.66x, respectively. A summary of the Peers’ certain historical and forward-looking financial performance obtained from S&P Capital IQ, as of January 20, 2026, are shown below:

	Exchange/		TTM	TTM	FY+1	FY+1
Name	Ticker	BEV	Revenue	EBITDA	Revenue	EBITDA
(in Thousands USD)
Collegium Pharmaceutical, Inc.	NASDAQGS:COLL	$2,152,376	$757,067	$440,925	$781,290	$456,388
Cronos Group Inc.	TSX:CRON	$200,314	$132,357	$(5,149)	$191,256	$18,954
Dr. Reddy’s Laboratories Limited	BSE:500124	$10,548,289	$3,799,865	$949,112	$3,758,446	$897,542
Dynavax Technologies Corporation	NASDAQGS:DVAX	$1,395,790	$330,514	$80,389	$338,751	$24,530
Haleon plc	LSE:HLN	$55,390,792	$14,836,408	$3,836,004	$14,911,336	$3,753,723
HUTCHMED (China) Limited	AIM:HCM	$1,344,555	$602,197	$12,049	$589,955	$(10,030)
Indivior PLC	NASDAQGS:INDV	$3,990,936	$1,180,000	$353,000	$1,190,760	$414,696
Ironwood Pharmaceuticals, Inc.	NASDAQGS:IRWD	$1,189,167	$338,987	$163,669	$299,233	$140,950
Kamada Ltd.	TASE:KMDA	$393,323	$174,787	$43,538	$578,745	$140,761
Lantheus Holdings, Inc.	NASDAQGM:LNTH	$4,555,422	$1,525,933	$498,376	$1,502,703	$552,884
Neurocrine Biosciences, Inc.	NASDAQGS:NBIX	$12,299,605	$2,682,700	$795,700	$2,852,981	$658,695
Phibro Animal Health Corporation	NASDAQGM:PAHC	$2,325,614	$1,399,676	$211,248	$1,465,665	$236,075
Prestige Consumer Healthcare Inc.	NYSE:PBH	$4,010,332	$1,110,479	$384,778	$1,107,296	$365,561
Supernus Pharmaceuticals, Inc.	NASDAQGM:SUPN	$2,575,486	$681,539	$149,973	$702,995	$129,400
Takeda Pharmaceutical Company Limited	TSE:4502	$79,190,679	$27,968,288	$8,235,548	$28,598,778	$7,664,305
Zhengye Biotechnology Holding Limited	NASDAQCM:ZYBT	$67,117	$22,089	$(318)	N/A	N/A
Zoetis Inc.	NYSE:ZTS	$59,313,032	$9,397,000	$4,132,000	$9,440,783	$4,102,882
Alkermes plc	NASDAQGS:ALKS	$4,131,367	$1,521,338	$481,895	$1,470,965	$343,786
Hims & Hers Health, Inc.	NYSE:HIMS	$7,277,729	$2,210,958	$293,192	$2,346,611	$312,600
Kiniksa Pharmaceuticals International, plc	NASDAQGS:KNSA	$2,757,798	$597,973	$74,707	$670,996	$106,818
ANI Pharmaceuticals, Inc.	NASDAQGM:ANIP	$2,141,791	$826,880	$177,634	$868,551	$225,781
Pacira BioSciences, Inc.	NASDAQGS:PCRX	$960,698	$716,791	$206,839	$731,556	$203,604

	FY+1		FY+1
Name	BEV/Revenue		BEV/EBITDA

Collegium Pharmaceutical, Inc.	2.75	x	4.72	x
Cronos Group Inc.	1.05	x	10.57	x
Dr. Reddy’s Laboratories Limited	2.81	x	11.75	x
Dynavax Technologies Corporation	4.12	x	56.90	x
Haleon plc	3.71	x	14.76	x
HUTCHMED (China) Limited	2.28	x	-134.05	x
Indivior PLC	3.35	x	9.62	x
Ironwood Pharmaceuticals, Inc.	3.97	x	8.44	x
Kamada Ltd.	0.68	x	2.79	x
Lantheus Holdings, Inc.	3.03	x	8.24	x
Neurocrine Biosciences, Inc.	4.31	x	18.67	x
Phibro Animal Health Corporation	1.59	x	9.85	x
Prestige Consumer Healthcare Inc.	3.62	x	10.97	x
Supernus Pharmaceuticals, Inc.	3.66	x	19.90	x
Takeda Pharmaceutical Company Limited	2.77	x	10.33	x
Zhengye Biotechnology Holding Limited	N/A		N/A
Zoetis Inc.	6.28	x	14.46	x
Alkermes plc	2.81	x	12.02	x
Hims & Hers Health, Inc.	3.10	x	23.28	x
Kiniksa Pharmaceuticals International, plc	4.11	x	25.82	x
ANI Pharmaceuticals, Inc.	2.47	x	9.49	x
Pacira BioSciences, Inc.	1.31	x	4.72	x

	FY+1		FY+1
Summary Statistics	BEV/Revenue		BEV/EBITDA
Minimum	0.68	x	-134.05	x
25th Percentile	2.47	x	8.44	x
Average	3.04	x	7.30	x
Median	3.03	x	10.57	x
75th Percentile	3.71	x	14.76	x
Maximum	6.28	x	56.90	x
Average – Excluding Outliers	2.95	x	10.66	x

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Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a four-year projection period. The estimated cash flows for each of the years in the projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present values of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the projection period to arrive at an estimate of value.

CVA performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Zoar for the forecasted fiscal years of 2025 through 2029. In applying the DCF Analysis, CVA relied on the financial projections prepared by Zoar. CVA applied a discount rate of 15.50% and a terminal value based on growth in perpetuity rate of 3.00%.

The discount rate was determined using the weighted average cost of capital (“WACC”) method, which has many inputs, with key variables including:

●	Tax rate of 16.50% based on the Hong Kong corporate tax rate

●	Cost of debt of 5.95% based on the Moody’s Baa seasoned corporate bond yield as obtained from S&P Capital IQ

●	Risk-free rate based on the 20-year treasury constant maturity rate as of January 20, 2026 of 4.87% as obtained from S&P Capital IQ

●	Equity risk premium of 6.26% based on the long-horizon supply-side expected equity risk premium as obtained from the 2025 Kroll Valuation Handbook

●	Beta of 0.58 based on the average relevered beta of the Peers

●	Size premium of 0.88% obtained from the 2025 Kroll Valuation Handbook

●	Company risk premium of 2.00% based on the risk of achieving the revenue and EBITDA margins contained in the financial projections.

●	Country risk premium of 5.30% based on the revenue weighted average country risk premium obtained from Professor Damodaran Online Database.

The growth in perpetuity rate is the constant rate that a company is expected to grow at continuously. The long-term growth rate has been estimated at 3.00% based on 1-2% inflationary growth and 1-2% industry growth.

CVA relied on the financial projections prepared by Zoar in order to prepare a DCF Analysis as part of its process for rendering its fairness opinion, and as such, relied on such projections among other inputs. The projections for revenue growth and cash-flow margins between the fiscal years of March 31, 2026 and March 31, 2029 were prepared by the management team of Zoar. Zoar’s management based these projections on its understanding of Zoar’s business including historical performance, potential new customers, growth plans and factors affecting the business and its industry, including current trends applicable to both. Zoar’s management, Impact’s management and CVA then discussed the resulting financial model, and this discussion included questions and comments regarding the projections and assumptions included in the financial model. Following these discussions, CVA and Impact’s management discussed independent assumptions made by CVA regarding the financial model and projections.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by CVA to Impact’s Board of Directors in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. CVA believes that its analyses summarized above must be considered as a whole. CVA further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CVA’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

The estimates of the future performance of Impact and Zoar in/or underlying CVA’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by CVA’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be CVA’s view of the actual values of the Impact Shares or the Dr. Ashleys Shares.

CVA is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, related party transactions, going private transactions, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. CVA in the future may provide financial advisory or other services to Impact, Zoar and/or their respective Affiliates and may receive compensation for the rendering of these services. During the past two years, (i) Impact has engaged CVA to provide, and CVA has provided financial advisory and/or other financial services to Impact unrelated to entering into a Business Combination Agreement for which Impact has paid or expects to pay fees to CVA, and (ii) neither CVA nor any of its Affiliates have provided investment banking services or other financial services to Zoar or its Affiliates unrelated to entering into a Business Combination Agreement for which CVA and its Affiliates have received, or may receive, compensation.

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Conclusion

The values derived from the different analyses that CVA used show a range for the valuation of Zoar between $814,782,000 to $1,030,250,000. The valuation of Zoar of $877,624,000 that underlies the calculation of the Zoar Share Consideration is below the valuation ranges of the financial analyses described above.

Based on its analysis, it is CVA’s opinion that, as of the date hereof, the Zoar Share Consideration is fair, from a financial point of view, to Impact and the Impact Stockholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between Impact and Zoar, and was approved by the Impact Board. The decision to enter into the Business Combination was solely that of the Impact Board. As described above and below, CVA’s Opinion and analyses was only one of many factors considered by the Impact Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Impact or Zoar management with respect to the Business Combination.

Fees and Expenses

As compensation for CVA’s services in connection with the rendering of its Opinion to the Board, Impact agreed to pay CVA a fee of $100,000, with $70,000 of the fee paid as a retainer, and $30,000 paid upon delivery of the Opinion. CVA’s fee has been fully paid and no portion of such fee is refundable or contingent upon the conclusion reached in the Opinion.

Impact’s Board of Directors’ Reasons for the Approval of the Business Combination

The Impact Board and Impact’s management team regularly review its operating performance, liquidity, future growth prospects and overall strategic direction and consider potential opportunities to strengthen Impact’s businesses and enhance value to its stockholders. These reviews have included consideration of whether the continued execution of Impact’s strategy or possible strategic opportunities, joint ventures or combination with third parties offered the best avenue to maximize stockholder value. In considering a possible business combination with Zoar, including the risks and challenges of Impact entering an industry with which it has limited experience, the Impact Board considered the following factors:

●	Zoar is led by an experienced senior management team with decades of proven experience in the Pharmaceutical industry and a track record of building large successful companies.

●	The potential risks of an investment in this industry, including a review of the applicable risk factors, many of which are applicable to Zoar and are included in this proxy statement/prospectus (see “Risk Factors—Risks Related to Zoar Business and Industry”);

●	Based on Zoar historical financial performance, Zoar has the potential to create considerable value for Impact’s stockholders, particularly when compared to and weighed against Impact’s much smaller business and the losses it has incurred to date.

●	Zoar current plans for continuing to expand its business to confirm the likelihood that it would possess sufficient financial resources and the access to future growth capital to allow management to continue to operate and develop Zoar service offerings and expansion into new markets, which could add significant value to Impact Stockholders.

●	The Opinion provided by CVA, an independent valuation firm.

After careful consideration, the Impact Board recommends that Impact Stockholders vote “FOR” the approval of the Business Combination Proposal.

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Certain Unaudited Prospective Financial Information of Zoar

Zoar does not, as a matter of general practice, make public projections as to future revenues, earnings, or other results. However, in connection with Impact’s consideration of the Business Combination, in April 2025, Zoar’s management internally prepared certain financial projections for the three-year period from 2026 through 2028 and provided it to Impact and CVA. In December 2025, Zoar refined its financial projections based on the audited financial statements for the years ended March 31, 2025 and 2024, and updated assumptions of product categories, and sales volume by product and regions, and provided updated financial projections of Zoar for the four-year period from 2026 to 2029 (the “December 2025 Projection”).   For the purpose of valuation and fairness, Impact relied to a greater extent on a portion of this financial information for the years ending March 31, 2027 and 2028 in conducting their analyses of Zoar, and accordingly, this information is included below in this proxy statement/prospectus. You should not consider the inclusion of this information as an indication that Zoar, its management, board of directors, the Zoar Advisor or any other party considered (or now considers) it to be predictive of actual future results.

The unaudited prospective financial information is included in this proxy statement/prospectus solely to provide the Impact Stockholders access to information made available in connection with Impact’s consideration of the Business Combination and CVA’s preparation of its Updated Fairness Opinion. The unaudited prospective financial information should not be viewed as public guidance. They are not included in this proxy statement/prospectus to influence Impact Stockholder’s decision whether to vote for or against the Business Combination and the other proposals included in this proxy statement/prospectus. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared, which was December 29, 2025.

The unaudited prospective financial information was prepared in good faith by Zoar’s management team. This information is based on Zoar’s management’s reasonable estimates and assumptions with respect to the expected future financial performance of Zoar at the time they prepared this information and speak only as of that time.

The unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Zoar’s business, all of which are difficult to predict and many of which are beyond Zoar’s or Impact’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than what is presented below. The unaudited prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations based on actual experience and business developments. The data within the unaudited prospective financial information constitute forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Zoar’s or Impact’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Zoar Labs Limited and Subsidiaries’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements”.

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Below is a summary of the unaudited prospective financial information prepared by Zoar’s management in December 2025:

ZOAR

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars)

	Projected	Projected
	3/31/2027	3/31/2028
Revenue(1)	758,638	899,814
Cost of products sold(2)	619,968	726,074
Gross profit(3)	138,671	173,740

Total operating expenses(4)	27,285	33,564
Income from Operations	111,386	140,176

Income tax provision	18,964	23,719
Net income	92,458	116,522

(1)	Revenue was estimated based on the expected sales of products by product category and region for the respective period indicated using Zoar management’s judgment. See “Projected sales by product categories” and “Projected sales by regions” below.
(2)	Cost of Products Sold was estimated based on expected cost using Zoar management’s judgment. Costs are expected to increase mainly as a result of sales volume increase.
(3)	Gross Profit is calculated as Revenue less Cost of Products Sold.
(4)	Operating Expenses consist primarily of general and administrative expenses, selling expenses, and research and development expense.

In arriving at the unaudited prospective financial information, the material assumptions that Zoar’s management considered, included, but were not limited to, the following:

●	Projection based on organic sales and profitability growth from the existing customer base;
●	Existing product sales growth assumption based on historical trend;
●	New product sales (including orphan drug APIs) in two therapeutic categories based on existing customer demand: Oncology and Cardiovascular;
●	Improvement in profit margins mainly attributable to sales from higher profitability new products; and
●	Minimal improvement in operating expense as a percentage of sales assuming additional U.S. listed public company costs offsets cost efficiency brought from consolidation of CMO manufacturing.

Revenue by Product Category ($s in 000s)	Quantity	Projected		Quantity	Projected
	Kgs	3/31/2027%		Kgs	3/31/2028%
Product

Anti Cancer	32,600	$339,230	45%	38,250	$397,949	44%
Anti Coagulants	14,175	58,836	8%	17,450	72,440	8%
Anti Malarial	6,600	47,154	6%	7,825	55,900	6%
Anti Viral	11,500	39,826	5%	13,700	47,451	5%
Bronchodilators	4,275	28,681	4%	5,650	37,905	4%
Cardiovascular	1,275	21,421	3%	1,550	26,039	3%
Oncology	4,175	63,714	8%	4,875	74,343	8%
Anti Respiratory	21,700	159,777	21%	25,500	187,788	21%
	96,300	$758,638	100%	114,800	$899,814	100%

●	Projected sales by region: this is based on the projected customer demand in the respective regions from both existing product and new product sales.

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Geographical revenue ($s in 000s)
	Quantity	3/31/2027	Quantity	3/31/2028
Region	Kgs		Kgs
Africa	23,150	$143,824	28,450	$176,778
Middle East	17,650	149,818	20,375	171,287
India	11,975	122,469	14,400	145,977
Central and South America	16,650	124,584	19,675	146,705
Asia	16,100	133,257	18,850	156,255
Europe	10,775	84,687	13,050	102,813
	96,300	$758,638	114,800	$899,814

●	Public Company Cost: With respect to projected general and administrative expenses, Zoar’s management assume that there will be public company costs which Zoar will have to incur as below:

Year end 2027	US$	5,250,000
Year end 2028	US$	5,420,000

●	R&D Expenses: it is assumed that the R&D expenses comprises of formulation and testing of the drugs with respect to their quality, gradation, crystallization and synthesis. In addition, the employee benefit costs of R&D personnel have been assumed to be included as part of costs.
●	CMO Plant: it is assumed that the company will consolidate part of its products’ CMO into a facility operated by Apex Drugs Ltd situated at Telangana, India. It is further assumed that (i) this plant will commence manufacturing activities in first half 2026, (ii) assumed equipment capex at the site of $5 million, and (iii) this plant has sufficient capacity to meet the production level required for designated products for the projected years.
●	New Product sales: based on expected commercialization of 13 new products in cardiovascular and oncology therapeutic categories.
●	Riga Plant in Latvia: potential cost and sales of the planned Riga Plant at Latvia has been excluded as Zoar is to initiate the buildout.

Zoar uses certain financial measures in the unaudited prospective financial information that are not prepared in accordance with U.S. GAAP as supplemental measures to assess operational performance and in planning and forecasting future periods. While Zoar believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with U.S. GAAP, are not reported by all of Zoar’s competitors and may not be directly comparable to similarly titled measures of Zoar’s competitors. You should not consider non-GAAP financial measures in isolation from, or as a substitute for, financial information presented in accordance with U.S. GAAP nor should you consider them in isolation or as a substitute for net income and revenues, which are the most directly comparable measures of performance prepared in accordance with GAAP. Financial measures included in the unaudited prospective financial information provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the unaudited prospective financial information are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a U.S. GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the unaudited prospective financial information was prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the projections may not align with those underlying the non-GAAP measures presented in “Zoar Labs Limited and Subsidiaries’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Zoar”.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS) BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, NONE OF IMPACT, PUBCO, ZOAR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE IMPACT BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Interests of Impact’s Directors and Officers in the Business Combination

In considering the recommendations of the Impact Board, Impact Stockholders should be aware that Impact directors and executive officers have interests in the Business Combination, including financial interests, which may be different from, or in addition to, the interests of other Impact Stockholders generally. The Impact Board was aware of and considered these interests, among other matters, when it determined that the Business Combination is fair to and in the best interests of Impact and its stockholders, approved and declared advisable the Merger and Share Exchange Agreement and the Business Combination, and recommended that Impact Stockholders approve the Proposals.

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The benefits and financial interests that Impact’s directors and executive officers may receive upon the completion of the Business Combination include:

●	PubCo shall issue to Frank D. Heuszel, the Chief Executive Officer of Impact a total of 22,000 PubCo Shares (the “Impact Compensation Shares”) at the closing of the Business Combination. For the avoidance of doubt, to avoid dilution to the Impact Stockholders, the Impact Compensation Shares are excluded from the Impact Merger Consideration and will be deducted from the Zoar Share Consideration to be issued to the Zoar Shareholder at the Closing; and

●	transition services provided by Frank D. Heuszel under the Transition Arrangement Agreement dated June 21, 2025, as amended on February 27, 2026, for a period up to one (1) month period from the Merger Effective Time (unless extended mutually between PubCo and Frank D. Heuszel);

●	the exchange of the Impact Shares held by the directors and officers and/or their affiliates for Impact Merger Consideration (which in total for all Impact Shares represents 4.80% of the total issued and outstanding PubCo Shares at the Closing); and

●	the Merger and Share Exchange Agreement provides that the directors and executive officers of Impact will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies with Westfield (Policy No. LSA-433726M-00) with the policy period from 09/16/2025 to 09/16/2026 and any other insurance policy from a reputable insurance provider with substantially equivalent terms (whether by way of a renewal or otherwise) that is obtained by Impact, following the Business Combination.

In accordance with the above, and as part of the final negotiations of the Merger and Share Exchange Agreement, negotiations between Impact and Zoar were had as to the retention of Impact staff and employees. Pursuant to internal discussions, Zoar decided to not retain any Impact executive management. Zoar Advisor had suggested that Mr. Frank D. Heuszel be kept as a consultant of Zoar for an initial thirty (30) day period to help effectuate the transition, post-merger. Mr. Heuszel and Zoar agreed to the thirty (30) day consulting period, in which Mr. Heuszel would be compensated approximately $29,166 per month.

Certain Information Relating to PubCo

Listing of PubCo Shares

The PubCo’s Shares are not currently traded on a stock exchange. PubCo has applied to list the PubCo Shares on the NYSE Amex under the symbol “ZOAR” upon the Closing of the Business Combination.

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Restriction on Resales

All PubCo Shares issued to the Impact Stockholders, the Zoar Shareholder and the Zoar Advisor in the Business Combination are expected to be freely tradable, except that PubCo Shares issued to persons who become affiliates of PubCo (including those PubCo Shares issued to the Zoar Shareholder, in connection with his service as the Chairman, CEO and director of PubCo) for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of PubCo generally include individuals or entities that control, are controlled by or are under common control with, PubCo and may include the directors and executive officers of PubCo, as well as its principal stockholders.

Emerging Growth Company; Foreign Private Issuer; Controlled Company

PubCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) during which the fifth anniversary of the Closing occurs (the Closing being the date of the first sale of securities under the Registration Statement of which this proxy statement/prospectus is a part), (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Shares held by non-affiliates exceeds $700 million as of the last Business Day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provides an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, PubCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of common shares as well as from Section 16 short swing profit reporting and liability.

Immediately following the completion of the Business Combination, the Zoar Shareholder will control a majority of the voting power of PubCo’s outstanding common shares. As a result, PubCo will be a “controlled company” within the meaning of the corporate governance standards of the NYSE Amex. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the PubCo Board consist of “independent directors” as defined under the rules of the NYSE Amex;

●	the requirement that the PubCo Board form a compensation committee composed of at least two independent directors with a written charter addressing the committee’s responsibilities; and

●	the requirement that nominees of the PubCo Board be selected by either (a) independent directors constituting a majority of the PubCo Board’s independent directors or (b) a nominations committee comprised solely of independent directors.

As a foreign private issuer, PubCo must disclose in its next annual report on Form 20-F that it is a controlled company and the basis for that determination.

Following the Business Combination, PubCo intends to comply with all of the rules generally applicable to U.S. domestic companies listed on NYSE Amex following the Business Combination. However, if we rely on any of these exemptions for “foreign private issuers” or “controlled company” in the future, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE Amex.

Certain Tax Consequences of the Business Combination

Please see the section entitled “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination.”

Appraisal Rights

Appraisal rights are not available to Impact Stockholders in connection with the Business Combination.

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THE MERGER AND SHARE EXCHANGE AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Merger and Share Exchange Agreement, but does not purport to describe all of the terms of the Merger and Share Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and the Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, which are attached as Annex A-1, Annex A-2 and Annex A-3 hereto. We refer to the Merger and Share Exchange Agreement, as it may subsequently be amended, as the “Merger and Share Exchange Agreement.” You are urged to read carefully the Merger and Share Exchange Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Merger and Share Exchange Agreement are governed by the specific language of the Merger and Share Exchange Agreement, and not this summary. For the purposes of this section “The Merger and Share Exchange Agreement”, capitalized terms not defined herein shall have the meaning ascribed to them in the Merger and Share Exchange Agreement.

The Merger and Share Exchange Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger and Share Exchange Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger and Share Exchange Agreement. The representations, warranties and covenants in the Merger and Share Exchange Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. PubCo, Impact, and Zoar do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger and Share Exchange Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger and Share Exchange Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about PubCo, Impact or Zoar or any other matter.

General

On June 21, 2025, Impact, Zoar, PubCo, Merger Sub, and the Zoar Shareholder entered into the Original Merger and Share Exchange Agreement. The Original Merger and Share Exchange Agreement was amended by an amendment dated February 27, 2026, which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Merger and Share Exchange Agreement”), and was further amended by an amendment dated August 13, 2026 (the “Second Amended and Restated Amendment to the Original Merger and Share Exchange Agreement,” and together with the Original Merger and Share Exchange Agreement, the Amended and Restated Amendment to the Original Merger and Share Exchange Agreement, and as it may be subsequently amended from time to time, the “Merger and Share Exchange Agreement”). Pursuant to the Merger and Share Exchange Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar from the Zoar Shareholder.

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Structure of the Business Combination

Pursuant to the Merger and Share Exchange Agreement, the Parties will effect a business combination involving the following transactions:

(a)	Merger Sub shall be merged with and into Impact with Impact being the surviving entity;

(b)	all Impact Share, after giving effect to the NYSE Reverse Split, issued and outstanding immediately prior to the Merger Effective Time, shall thereupon be converted into, and the holders of such Impact Shares shall be entitled to receive, on a pro rata basis, such number of PubCo Shares (subject to such adjustments solely mutually determined by PubCo and Impact) representing 4.80% of the total issued and outstanding PubCo Shares at the Closing;

(c)	simultaneous with or immediately following the Merger, alongside the consummation of the transactions contemplated in respect of the Merger, the Zoar Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Zoar Shareholder, all of the legal and beneficial title to all the issued and outstanding Zoar Shares, and as a result of which, Zoar will become a wholly-owned subsidiary of PubCo;

(d)	simultaneous with the sale, assignment and transfer of all the issued and outstanding Zoar Shares from the Zoar Shareholder to PubCo, PubCo shall issue (i) to the Zoar Shareholder 167,976,000 PubCo Shares representing approximately 93.32% of the total issued and outstanding PubCo Shares, (ii) to Chief Executive Officer of Impact 22,000 PubCo Shares, (iii) to DSS 228,000 PubCo Shares, and (iv) to BMI Capital International LLC a number of shares representing 1.00% of the total issued and outstanding PubCo Shares; and

(e)	simultaneous with or immediately following the Share Exchange, the amended and restated memorandum and articles of association of PubCo shall become effective.

The consummation of the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger and Share Exchange Agreement and the transactions contemplated thereby by the board of directors and the requisite stockholders of Impact and Zoar, (ii) the absence of any law or order by any governmental entity in effect that seeks to enjoin, make illegal, delay or otherwise restrain or prohibits the consummation of the Merger, (iii) NYSE’s approval of the PubCo Shares to be issued in the Merger and the Share Exchange being listed on the NYSE Amex, (iv) NYSE’s approval of the initial listing application, including a conditional approval prior to the Merger Effective Time, (v) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Impact, PubCo, or Zoar contained in the Merger and Share Exchange Agreement and the compliance by each party with the covenants contained in the Merger and Share Exchange Agreement, (vi) the absence of a material adverse effect with respect to each of Impact and Zoar, (vii) the registration statement as contemplated under the Merger and Share Exchange Agreement becoming effective, (viii) Impact having net cash of at least $10,000 at the Closing, (ix) Impact having net debt of $0 at the Closing and (x) delivery of certain certificates and opinions as agreed to between the parties under the Merger and Share Exchange Agreement as of the Merger Effective Time or the Closing, as applicable.

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Closing

The Closing will occur on the next Business Day following the satisfaction, or waiver, of all of the Closing conditions specified in Section 4.1 of the Merger and Share Exchange Agreement, or at any such other date as Impact Zoar may agree in writing.

Representations, Warranties and Covenants

The Merger and Share Exchange Agreement contains customary representations, warranties and covenants of Zoar, Impact, PubCo and Merger Sub relating to, among other things, their ability to enter into the Merger and Share Exchange Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Merger and Share Exchange Agreement.

The Merger and Share Exchange Agreement contains representations and warranties made by Zoar to Impact relating to a number of matters, including the following:

●	organization and standing;

●	qualification to do business under the laws of Nevada;

●	no ownership of other Subsidiaries other than set forth in the disclosure schedules;

●	accurate organizational documents;

●	non-contravention;

●	capitalization;

●	financial statements;

●	absence of changes;

●	absence of undisclosed liabilities;

●	title to assets;

●	real property, leasehold;

●	intellectual property;

●	agreements, contracts and commitments;

●	compliance, permits, restrictions;

●	legal proceedings, orders;

●	tax matters;

●	employee and labor matters, benefit plans;

●	environmental matters;

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●	insurance;

●	no financial advisors;

●	transactions with affiliates;

●	privacy and data security;

●	anti-corruption;

●	sanctions laws;

●	authority to enter into the Merger and Share Exchange Agreement; and

●	No other representation or warranties

The Merger and Share Exchange Agreement contains representations and warranties made by Impact to Zoar relating to a number of matters, including the following:

●	corporate organization and standing;

●	accurate organizational documents;

●	authority to enter into the Merger and Share Exchange Agreement;

●	vote required;

●	non-contravention, consents;

●	capitalization;

●	SEC filings, financial statements;

●	absence of changes;

●	absence of undisclosed liabilities;

●	title to assets;

●	real property, leasehold;

●	intellectual property;

●	agreements, contracts and commitments;

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●	compliance, permits, restrictions;

●	legal proceedings, orders;

●	tax matters;

●	employee and labor matters; benefit plans;

●	environmental matters;

●	insurance;

●	transactions with affiliates;

●	no financial advisors;

●	investment company act;

●	privacy and data security;

●	anti-corruption;

●	sanctions laws; and

●	no other representation or warranties;

The Merger and Share Exchange Agreement contains representations and warranties made by PubCo to Impact and Zoar relating to a number of matters, including the following:

●	due organization; subsidiaries;

●	organizational documents;

●	authority; binding nature of agreement;

●	vote required;

●	non-contravention; consents;

●	capitalization;

●	PubCo activities;

●	No financial advisor;

●	investment company act;

●	taxes; and

●	information supplied;

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Conduct of Business Pending the Business Combination

Zoar has agreed that, during the period from the date of the Merger and Share Exchange Agreement and until the earlier of the termination of such agreement or the Closing (the “Pre-Closing Period”), it will use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. Zoar has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees, and consultants, and preserve the existing relations with Zoar customers, suppliers, and any other significant business relations.

In addition to the general covenants above, Zoar has agreed that during the Pre-Closing Period, subject to specified exceptions, it will not, without the written consent of Impact (which may not be unreasonably conditioned, withheld or delayed) do any of the following actions:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any Zoar Shares or other securities (except for Zoar Shares from terminated employees, directors or consultants of Zoar);

(ii) except as required to give effect to anything in contemplation of the Closing or the proposed acquisition of a business entity in Latvia solely owned by the Zoar Shareholder or his affiliate, amend any of its or its subsidiaries’ charter documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Business Combination;

(iii) other than in the Ordinary Course of Business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issue of (A) any capital stock or other security of Zoar or any of its subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of Zoar or any of its subsidiaries;

(iv) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) adopt, establish or enter into any employee plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company employee plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Internal Revenue Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material tax election; (B) file any amended income or other material tax return; (C) adopt or change any material accounting method in respect of taxes; (D) enter into any material tax closing agreement, settle any material tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment (other than as a result of any extension to file a tax return that is automatically granted); or (F) apply for or surrender any claim for tax refund;

(viii) forgive any loans to any person, including its employees, officers, directors or affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

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Impact has agreed that, during the Pre-Closing Period, it will use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. In addition, Impact agreed that during the Pre-Closing Period, subject to specified exceptions, to certain restrictions, including restrictions on doing any of the following actions:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Impact Shares issued upon the valid exercise or settlement of outstanding Impact options or Impact warrants, upon conversion of the Impact Series A Preferred Stock, and upon conversion of the Promissory Note, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Business Combination and the NYSE Reverse Split;

(iv) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Impact employee plan, including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Impact employee plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Internal Revenue Code, or (C) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (D) hire or engage any officer or employee;

(vii) enter into any material transaction;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Impact intellectual property;

(x) withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications, except for such withdrawal or delay that Zoar is informed of and consented to in writing;

(xi) (A) make, change or revoke any tax election; (B) file any amended income or other material tax return; (C) adopt or change any material accounting method in respect of taxes; (D) enter into any material tax closing agreement, settle any tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment (other than as a result of any extension to file a tax return that is automatically granted); or (F) apply for or surrender any claim for tax refund;

(xii) waive, settle or compromise any pending or threatened legal proceeding against Impact or any of its subsidiaries;

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(xiii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith and Zoar is expressly informed of in writing such contested accountable payable or accrued expenses and consented in writing to such delay or failure to repay in writing);

(xiv) forgive any loans to any person, including its employees, officers, directors or affiliate;

(xv) terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

(xvi) (A) materially change pricing or royalties or other payments set or charged by Impact or any of its subsidiaries to other persons, including without limitation, its customers, collaboration partners and licensees, or (B) agree to materially change pricing or royalties or other payments set or charged by persons to Impact or any of its subsidiaries;

(xvii) enter into, amend or terminate any Impact contract; or

(xviii) agree, resolve or commit to do any of the foregoing.

Conditions to the Closing of the Business Combination

Zoar Restructuring

Within 15 business days of the date of the Merger and Share Exchange Agreement, as a condition precedent to the obligations of Zoar, Impact, PubCo and Merger Sub to consummate the Business Combination, Zoar shall complete a share exchange pursuant to which it shall acquire all issued and outstanding shares of Zoar HK Limited, the Hong Kong operating subsidiary (formerly known as Zoar Limited) (the “Hong Kong Co”).

On June 6, 2025, Zoar entered into a securities purchase agreement with Mr. Visvanats and the Hong Kong Co on July 17, 2025, to acquire all issued and outstanding ordinary shares of the Hong Kong Co from Dr. Visvanats, in exchange for the issuance of 99 ordinary shares, par value $0.0001 per share of Zoar to Dr. Visvanats. As a result, the Hong Kong Co became a wholly-owned subsidiary of Zoar.

Conditions to Each Party’s Obligations

The obligations of Zoar, Impact, PubCo and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by Zoar and Impact of (among others) the following conditions:

●	the expiration of all applicable waiting periods under antitrust laws relating to the Business Combination, the termination of any agreement with or commitment to any governmental authority not to consummate the Business Combination;

●	all required consents under antitrust laws relating to the Business Combination being obtained and remaining in full force and effect;

●	the Proposals being approved by the Impact Stockholders;

●	no governmental authority enacting, issuing, promulgating, enforcing or entering any law or order that the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

●	the PubCo Shares being approved for listing on the NYSE Amex;

●	the F-4 Registration Statement being declared effective by the SEC; and

●	The memorandum and articles of association of PubCo have been amended and restated as described in this proxy statement/prospectus and filed with the Register of Companies of the Cayman Islands.

Conditions to the Merger

The consummation of the Merger is subject to customary closing conditions, including, among others, (i) the adoption of the Merger and Share Exchange Agreement and the transactions contemplated thereby by the board of directors and the requisite stockholders of Impact and Zoar, (ii) the absence of any law or order by any governmental entity in effect that seeks to enjoin, make illegal, delay or otherwise restrain or prohibits the consummation of the Merger, (iii) NYSE’s approval of the shares of PubCo to be issued in the Merger and the Share Exchange being listed on NYSE Amex, (iv) NYSE’s approval of the initial listing application, including a conditional approval prior to the Merger Effective Time, (v) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Impact and PubCo or Zoar and its wholly owned subsidiary, a Hong Kong incorporated company named Zoar Limited (both individually and jointly as applicable, “Zoar”) contained in the Merger and Share Exchange Agreement and the compliance by each party with the covenants contained in the Merger and Share Exchange Agreement, (vi) the absence of a material adverse effect with respect to each of Impact and Zoar, (vii) the registration statement as contemplated under the Merger and Share Exchange Agreement becoming effective, (viii) Impact having net cash of at least $10,000 at the Closing, (ix) Impact having net debt of $0 at the Closing and (x) delivery of certain certificates and opinions as agreed to between the parties under the Merger and Share Exchange Agreement as of the Merger Effective Time or the Closing, as applicable.

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Certain Other Terms of the Merger and Share Exchange Agreement

Impact, Zoar, Merger Sub and PubCo have each made certain representations, warranties and covenants in the Merger and Share Exchange Agreement, including, among other things, covenants by Impact, Zoar and PubCo to conduct their businesses in the ordinary course during the period between the execution of the Merger and Share Exchange Agreement and consummation of the Merger, to refrain from taking certain actions specified in the Merger and Share Exchange Agreement and to use commercially reasonable efforts to cause the conditions of the Merger to be satisfied. Subject to certain exceptions, the Merger and Share Exchange Agreement also requires each of Impact and Zoar to call and hold stockholder meetings and requires the board of directors of each of Impact and Zoar to recommend approval of the transactions contemplated by the Merger and Share Exchange Agreement.

Termination

The obligations of Impact to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Impact of the following conditions:  The Merger and Share Exchange Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of the Merger and Share Exchange Agreement and the Business Combination by the Zoar Shareholder or Impact Stockholders, respectively, as follows:

(a) by mutual written consent of Impact, PubCo, Zoar Shareholder and Zoar;

(b) by either Impact, PubCo, Zoar Shareholder, or Zoar if the Business Combination shall not have been consummated by [●], 2026 (the “End Date”) which may be extended with the mutual consent of Impact, PubCo, Zoar Shareholder and Zoar; provided, however, that the right to terminate the Merger and Share Exchange Agreement under this provision shall not be available if action or failure to act of such party or such party’s subsidiaries has been a principal cause of the failure of the contemplated transactions to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger and Share Exchange Agreement;

(c) by either Impact, PubCo, Zoar Shareholder, or Zoar if a court or other Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination;

(d) by Impact if it has not obtained the approval of the Proposals by the Impact Stockholders within four (4) Business Days after the Registration Statement has become effective in accordance with the provisions of the Securities Act;

(e) by either Impact, PubCo, Zoar Shareholder, or Zoar if (i) a Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Impact Stockholders shall have taken a final vote on the Proposals and (ii) the Proposals shall not have been approved at the Special Meeting (or at any adjournment or postponement thereof) by the Impact Stockholders; provided, however, that once the approval by irrevocable written consent from consenting Impacting Stockholders has been obtained, Impact may not terminate this Agreement pursuant to this provision.

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(f) by PubCo or Zoar if: (i) the Impact Board or any committee withdrew its recommendation for the Proposals to be approved; (ii) the Impact Board made a recommendation change or approved, endorse or recommended any alternative Acquisition Proposal; (ii) Impact entered into any letter of intent or similar document or agreement relating to any alternative Acquisition Proposal; or (iii) Impact engaged in a wilful and material breach of its obligations of the agreement.

(g) by PubCo or Zoar, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger and Share Exchange Agreement by Impact or if any representation or warranty of Impact shall have become inaccurate, in either case, such that the conditions precedent to the Closing would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that PubCo or Zoar is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Impact’s representations and warranties or breach by Impact of any representation, warranty, covenant or agreement is curable by Impact then the Merger and Share Exchange Agreement shall not terminate pursuant to this provision a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from PubCo to Impact of such breach or inaccuracy and its intention to terminate pursuant to this provision; and (ii) Impact ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from PubCo to Impact of such breach or inaccuracy, its intention to terminate pursuant to this provision, and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that the Merger and Share Exchange Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy if such breach by Impact is cured prior to such termination becoming effective);

(h) by Impact, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger and Share Exchange Agreement by Zoar or if any representation or warranty of Zoar shall have become inaccurate, in either case, such that the conditions precedent to the Closing would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Impact is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Zoar’s representations and warranties or breach by Zoar of any representation, warranty, covenant or agreement is curable by Zoar then the Merger and Share Exchange Agreement shall not terminate pursuant to this provision as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Impact to Zoar of such breach or inaccuracy and its intention to terminate pursuant to this provision and (ii) Zoar ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Impact to Zoar of such breach or inaccuracy, its intention to terminate pursuant to this provision, and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant this provision as a result of such particular breach or inaccuracy if such breach by Zoar is cured prior to such termination becoming effective);

(i) by Impact (at any time prior to the approval of the Proposals by the Impact Stockholders) and following compliance with all of the requirements set forth in Section 8.4 and Section 9.3 of the Merger and Share Exchange Agreement, upon the Impact Board authorizing Impact to enter into a Permitted Alternative Agreement; or

(j) by Impact (at any time prior to the approval of the Proposals by the Impact Stockholders) if any of the following occurred if: (i) Zoar board or any committee made a recommendation change or approved, endorse or recommended any alternative Acquisition Proposal; (ii) Zoar entered into any letter of intent or similar document or agreement relating to any alternative Acquisition Proposal; or (iii) Zoar engaged in a wilful and material breach of its obligations of the agreement.

The Party desiring to terminate the Merger and Share Exchange Agreement shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Expenses

Subject to the terms and conditions of the Merger and Share Exchange Agreement, the fees and expenses incurred in connection with the Merger and Share Exchange Agreement will be paid by the party incurring such fees or expenses.

Governing Law

The Merger and Share Exchange Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Amendments

The Merger and Share Exchange Agreement may be amended or modified only by a written agreement executed by the parties.

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ANCILLARY DOCUMENTS AND RELATED AGREEMENTS

Voting and Support Agreements

On June 21, 2025, concurrently with the execution and delivery of the Original Merger and Share Exchange Agreement and as a condition and inducement to Zoar’s willingness to enter into the Original Merger and Share Exchange Agreement, certain stockholders of Impact collectively holding 86.81% of Impact’s shareholding (the “Supporting Shareholders”) as on date of the Agreement on an as-converted basis, executed the Original Voting and Support Agreement, pursuant to which such Supporting Shareholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Impact to adopt the Merger and Share Exchange Agreement and thereby approve the transactions contemplated thereunder and against any offer or proposal, whether written or oral, contemplating or otherwise relating to any merger, consolidation, amalgamation or other similar transaction.

On February 27, 2026, the parties to the Original Voting and Support Agreement entered into an amendment agreement which was rescinded and superseded by an amendment dated June 30, 2026 (the “Amended and Restated Amendment to the Original Voting and Support Agreement”). The Amendment and Restated Amendment to the Original Voting and Support Agreement reflects (i) the increase of the Supporting Shareholders’ Impact shareholding (the “DSS Ownership”) to 88.87%, representing the number of Impact Shares issued to DSS, Inc in connection with the conversion of a revolving promissory note and the number of Impact Shares issued to DSS BioHealth Security, Inc., in connection with the conversion of the Impact series A preferred stock, and (ii) exception to transfer restriction which permits DSS, Inc. and its subsidiaries to transfer Impact Shares by way of bona fide sales for cash or cash equivalents or grant of share pledge, security interest or other liens, subject to the conditions that (a) no such transfer shall in the aggregate reduce the DSS Ownership below 51% of the outstanding Impact Shares immediately prior to the Merger Effective Time, (b) the number of Impact Shares transferred by DSS, Inc. and its Subsidiaries on any trading day shall not exceed 20% of the total trading volume of Impact Shares on the principal trading market on such trading day, and (c) any sale of Impact Shares by DSS, Inc. or any of its Subsidiaries shall not be made at a price per share less than $0.50.

The foregoing summary of the Voting and Support Agreement is subject to, and qualified in its entirety by, the full text of the form of the Original Voting and Support Agreement and the Amended and Restated Amendment to the Original Voting and Support Agreement, copies of which are attached hereto as Annex C-1 and Annex C-2, respectively.

Transition Arrangement Agreement

On June 21, 2025, DSS, Inc., PubCo, Impact and Frank D. Heuszel entered into a transition arrangement agreement (the “Transition Arrangement Agreement”) in order to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger and Share Exchange Agreement and in furtherance of the transactions contemplated thereunder. Pursuant to the agreement, Mr. Heuszel, Impact’s CEO, will be retained as a consultant of PubCo for a period up to one (1) month period from the Merger Effective Time (unless extended mutually between PubCo and Frank D. Heuszel).

On February 27, 2026, the parties to the Original Transition Arrangement Agreement entered into an amendment agreement which was rescinded and superseded by an amendment dated June 30, 2026 which sets forth the hold harmless obligations of DSS, Inc and the agreement to issue DSS Shares in exchange for DSS. Inc.’s cooperation with the extension of the End Date (as defined in the Merger and Share Exchange Agreement) to July 1, 2026 (the “Amended and Restated Amendment to the Original Transition Arrangement”), and which was further amended by an amendment dated August 13, 2026, pursuant to which the parties agreed to issue an additional 100,000 PubCo Ordinary Shares to DSS. Inc. in exchange for its good faith cooperation with the further extension of the End Date to November 20, 2026 (the “Second Amended and Restated Amendment to the Original Transition Arrangement,” together with the Original Transition Arrangement, and the Amended and Restated Amendment to the Original Transition Arrangement, the “Transition Arrangement Agreement”).

The foregoing summary of the Transition Arrangement Agreement is subject to, and qualified in its entirety by, the full text of the form of the Original Transition Arrangement Agreement and the Amended and Restated Amendment to the Original Transition Arrangement Agreement, and the Second Amended and Restated Amendment to the Original Transition Arrangement Agreement, copies of which are attached hereto as Annex D-1, Annex D-2, and Annex D-3, respectively and are incorporated herein by reference.

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CERTAIN TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences of the Business Combination

The following is a discussion of the material U.S. federal income tax consequences of the Business Combination that may be relevant to U.S. Holders (as defined below) of Impact Shares. Subject to the assumptions, qualifications and limitations set forth below, to the extent that this section consists of statements as to matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, this section is the opinion of Sichenzia Ross Ference Carmel LLP.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Impact Shares or, following the Business Combination, of PubCo Ordinary Shares that, for U.S. federal income tax purposes, is or is treated as:

● an individual who is a citizen or resident of the United States;

● a corporation (or other entity taxable as a corporation for U.S. federal income purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

● an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

● a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code, which we refer to as “United States persons”) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative interpretations and court decisions as in effect as of the date of this document, all of which may change, possibly with retroactive effect. This discussion does not address any non-income tax or any foreign, state or local tax consequences of the Business Combination, or the consequences under any proposed Treasury regulations that have not taken effect as of the date of this document. This discussion assumes that the Business Combination will be completed in accordance with the terms of the Merger and Share Exchange Agreement. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences of the Business Combination, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

This discussion only addresses the tax consequences of the Business Combination to U.S. Holders who hold Impact Shares before the Business Combination, and to U.S. Holders of PubCo Shares after the Business Combination, as capital assets and does not purport to be a complete analysis of all potential tax effects of the Business Combination. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Business Combination (whether or not such transactions occur in connection with the Business Combination). It also does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that U.S. Holder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

● U.S. Holders subject to special treatment under U.S. federal income tax laws (for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, or tax-exempt organizations);

● a U.S. Holder that holds Impact Shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

● U.S. Holders that own, directly, indirectly or constructively, by voting power or value, 10% or more of PubCo Ordinary Shares;

● a U.S. Holder whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

● a U.S. Holder that is a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

● a U.S. Holder that holds Impact Shares or PubCo Shares through a pass-through entity or through other entities whose income may be taxed to the U.S. Holder, such as passive foreign investment companies or controlled foreign corporations;

● a U.S. Holder liable for the alternative minimum tax;

● a U.S. Holder who acquired Impact Shares pursuant to the exercise of options or rights or otherwise as compensation or through a tax-qualified retirement plan; or

● a U.S. Holder who actually or constructively owns an interest in Zoar.

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The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanging its Impact Common Stock in the Business Combination or holding or disposing of PubCo Shares received in the Business Combination, generally will depend on the status of the partner and the activities of the partnership. Partnerships and persons treated as partners in partnerships that hold Impact Common Stock or that will hold PubCo Shares should consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of participating in the Business Combination and acquiring, owning and disposing of PubCo Shares.

THIS IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THESE TRANSACTIONS IS COMPLEX. ACCORDINGLY, EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE TRANSACTIONS WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Impact Common Stock

Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger, taken together with the Share Exchange, is intended to qualify for U.S. federal income tax purposes as a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). A transaction is described in Section 351 of the Code if a group of stockholders together contribute property to the capital of a corporation which, following the transfers, they “control”. “Control” refers to ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. In the Business Combination, the Impact stockholders and the Zoar Shareholder are contributing stock in their respective corporations to PubCo in return for control of PubCo within the meaning of Section 351 of the Code. SRFC, counsel for Impact will deliver a tax opinion to the U.S. Holders of Impact Common Stock, dated as of the Closing Date, that the Merger, taken together with the Share Exchange, should qualify as a transaction described in Section 351 of the Code, subject to the discussion below.

Assuming the Merger, taken together with the Share Exchange, qualifies for the Intended Tax Treatment, and subject to the discussion below under the heading “— Additional Requirements for Tax Deferral,” the following are the material U.S. federal income tax consequences of the Business Combination to the U.S. Holders of Impact Shares:

● a U.S. Holder will not recognize gain or loss upon the exchange of Impact Shares for PubCo Shares pursuant to the Business Combination;

● a U.S. Holder’s aggregate tax basis for the PubCo Shares actually received in the Merger will equal the U.S. Holder’s aggregate tax basis in the Impact Shares surrendered in the Merger; and

● the holding period of the PubCo Shares received by a U.S. Holder in the Merger will include the holding period of the U.S. Holder’s Impact Shares surrendered in the Merger.

The U.S. federal income tax consequences described above are limited to the exchange by U.S. Holders of Impact Common Stock for PubCo Shares.

Tax Treatment of the Business Combination under Section 351(a) of the Code

SRFC’s opinion that the Business Combination will constitute a Section 351 transaction will be based on certain assumptions, representations, covenants and undertakings by Zoar and Impact. However, if any of the assumptions, representations, covenants or undertakings by Zoar or Impact is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinion may be affected, and the U.S. federal income tax consequences of the Merger could differ from those described herein. The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination and that are beyond the control of Impact or U.S. Holders of Impact Common Stock. For example, if a portion of the Impact Common Stock or a substantial portion of Impact’s business assets following the Business Combination were sold or disposed of or were subject to an arrangement or agreement to be sold or disposed of by PubCo at or shortly after the time of their exchange in the Business Combination, the Business Combination could fail to qualify as an exchange described under Section 351(a) of the Code. Neither Impact nor Zoar nor PubCo is aware of any such arrangement or agreement, or of any other activities that could affect the qualification of the Business Combination under Section 351 of the Code. As discussed above, neither Impact nor Zoar intends to request any ruling from the IRS as to the U.S. federal income tax consequences of any aspect of the Business Combination (including the Merger), and there is no guarantee that the IRS will not successfully challenge, or that a court would not sustain, the position that the Business Combination qualifies as a transaction described in Section 351(a) of the Code.

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If the Business Combination fails to qualify as a transaction described in Section 351(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of its Impact Shares for PubCo Shares equal to the difference between the fair market value, at the time of the Merger, of the PubCo Shares received in the Merger and such U.S. Holder’s tax basis in the Impact Shares surrendered in the Merger. Such gain or loss would be long-term capital gain or loss if the Impact Shares was held for more than one year at the time of the Merger. In such event, the tax basis of PubCo Shares received in the Merger would equal its fair market value at the time of the Merger and the holding period of such PubCo Shares would commence the day after the Merger.

U.S. Holders of Impact Common Stock are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination, including with respect to its qualification as a nontaxable transaction under Section 351 of the Code.

The remainder of this discussion assumes that the Business Combination will qualify as a transaction described in Section 351(a) of the Code.

Transaction Reporting Requirements

If the Merger qualifies as a transaction described in Section 351 of the Code, each U.S. Holder who owns 5% or more of PubCo after the merger must file a statement with its tax return that provides information about the Merger and about the property that the U.S. Holder transferred in the transaction (such information is described in Treasury Regulation Section 1.351-3). Each U.S. Holder should consult with its own tax advisor about information required to be maintained and filed in connection with the Merger.

Additional Requirements for Tax Deferral

Section 367 of the Code and the Treasury Regulations promulgated thereunder provide that, where a U.S. Holder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify under Section 351(a) of the Code, the U.S. Holder is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Merger to meet these additional requirements, certain transaction reporting requirements (described below) must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target stockholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury Regulations Section 1.367(a)-3(c)(3) must be satisfied. The active trade or business test generally requires (A) PubCo, or any qualified subsidiary of PubCo, to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer and that there be no intention to substantially dispose of or discontinue that trade or business and (B) the fair market value of PubCo must be at least equal to the fair market value of Impact, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i) and (ii) will be met and that condition (iii) will be met as a result of PubCo’s ownership of Zoar. Therefore, the Merger should satisfy the applicable requirements under Section 367 of the Code. (It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Business Combination.)

If the Merger satisfies the requirements of Section 351 of the Code, then there should be no gain recognition under Section 367 by a U.S. Holder receiving PubCo Shares in exchange for its Impact Common Stock so long as either (A) the U.S. Holder is not a “five-percent transferee stockholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) if the U.S. Holder is a “five-percent transferee stockholder” of the transferee non-U.S. corporation, the U.S. Holder enters into a “gain recognition agreement” with the IRS under which the U.S. Holder agrees to recognize gain under certain circumstances (including a sale of the PubCo Shares).

It is not expected that any U.S. Holder of Impact will be a “five-percent transferee stockholder” (since, together, the U.S. Holders of Impact Common Stock are acquiring less than 5% of PubCo). However, should a U.S. Holder own 5% or more of either the total voting power or the total value of the outstanding PubCo Shares after the Business Combination (including, possibly, by virtue of indirect or constructive ownership) such U.S. Holder may want to enter into a valid “gain recognition agreement” under applicable Treasury Regulations and is strongly urged to consult its own tax advisors to determine the particular consequences to it of the Business Combination.

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Whether the requirements described above are met will depend on facts existing at the Merger Effective Time. Therefore, there can be no assurance that Section 367(a) of the Code will not apply to U.S. Holders of Impact Common Stock that participate in the Business Combination. The closing of the Merger is not conditioned upon the receipt of an opinion of counsel that the Merger will not result in gain being recognized by U.S. Holders of Impact Common Stock under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not contest whether the relevant requirements under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder have been met with respect to the Merger or Business Combination, or that a court would not sustain such a challenge.

If, at the Merger Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holders is not satisfied, then a U.S. Holder of Impact Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value of the PubCo Shares as of the closing date over such holder’s tax basis in the Impact Common Stock surrendered by such holder in the Merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Impact Common Stock for more than one year at the Merger Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s holding period in the PubCo Shares received in the Merger, if any, would not include the holding period for the block of Impact Common Stock surrendered in exchange therefor.

The remainder of this discussion assumes that the Business Combination will not result in gain being recognized by U.S. Holders of Impact Common Stock under Section 367(a) of the Code (other than any such holder that would own, actually or constructively, 5% or more (by vote or value) of outstanding PubCo Shares immediately after the Merger).

U.S. Federal Income Tax Considerations of the Ownership and Disposition of PubCo Shares by U.S. Holders

The following is a discussion of the U.S. federal income tax considerations of the ownership and disposition of PubCo Shares by U.S. Holders

Distributions on PubCo Shares

Subject to the discussion below under “Passive Foreign Investment Company Status,” the gross amount of any distribution on PubCo Shares generally would be includible in a U.S. Holder’s gross income as dividend income on the date of receipt to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds PubCo’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, such excess amount generally would be treated first as a non-taxable return of a U.S. Holder’s tax basis in the PubCo Shares, and then to the extent such excess amount exceeds such holder’s tax basis in such PubCo Shares, as capital gain. However, the general rules described above are not likely to apply because PubCo currently does not, and does not intend to, calculate its earnings and profits under U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the general rules described above. Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

The amount of any distribution paid in foreign currency that will be included in the gross income of a U.S. Holder will be the U.S. dollar value of the distribution payment based on the exchange rate in effect on the date such distribution is included in such holder’s income, whether or not the payment is converted into U.S. dollars at that time. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Any dividends paid by PubCo with respect to PubCo Shares will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends paid by PubCo with respect to PubCo Shares will generally constitute “passive category income” for purposes of the foreign tax credit. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances.

Sale, exchange, redemption or other taxable disposition of PubCo Shares

Subject to the discussion below under “Passive Foreign Investment Company Status,” a U.S. Holder generally will recognize capital gain or loss on any sale, exchange, redemption or other taxable disposition of PubCo Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such PubCo Shares. Any gain or loss recognized by a U.S. Holder will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one year at the time of the disposition. Long-term capital gains of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations.

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Passive Foreign Investment Company Status

The treatment of U.S. Holders of PubCo Shares could be materially different from that described above if PubCo is treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

● at least 75% of its gross income for such year is passive income (such as interest, dividends, rents, royalties, net gain from the sale or exchange of property producing such income, and net foreign currency gain); or

● at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, PubCo will be treated as owning its proportionate share of the assets and earning of any other entity treated as a corporation for U.S. federal income tax purposes in which PubCo owns, directly or indirectly, 25% or more (by value) of the stock, and it will take those assets and earnings into consideration in determining whether it is a PFIC.

Under the PFIC rules, if PubCo were considered a PFIC at any time that a U.S. Holder owns PubCo Shares, PubCo would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its PubCo Shares at their fair market value on the last day of the last taxable year in which PubCo is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the PubCo Shares with respect to which the deemed sale election was made would not be treated as shares in a PFIC unless PubCo subsequently becomes a PFIC.

PubCo is not expected to be a PFIC once the Business Combination is complete because the combined assets and income of Dr Ahsley and Impact should prevent PubCo from meeting either the passive assets test or the passive income test. However, PFIC status must be determined on an annual basis and PubCo’s status as a PFIC could arise after the Business Combination if the nature of PubCo’s assets or income changed following the Business Combination.

The determination of PFIC status is complex, is performed on an annual basis, takes into accounts numerous factors and is subject to a number of ambiguities (moreover, proposed U.S. Treasury Regulations governing PFICs, if enacted, may further change the rules for determining PFIC status). U.S. holders of PubCo Shares (particularly U.S. holders who own shares in PubCo prior to the Business Combination), are urged to consult their own tax advisors as to PubCo’s PFIC status. No assurance can be given that PubCo or a subsidiary will not be classified as a PFIC for the current taxable year or any future taxable year.

If PubCo is considered a PFIC at any time that a U.S. Holder holds PubCo Shares, any gain recognized by the U.S. Holder on a sale or other disposition of the PubCo Shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, generally would be allocated ratably over the U.S. Holder’s holding period for the PubCo Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before PubCo became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on PubCo Shares exceeds 125% of the average of the annual distributions on the PubCo Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. In addition, if PubCo is a PFIC and any of its subsidiaries is also a PFIC, a U.S. Holder may also be subject to the adverse tax consequences described above with respect to any gain or “excess distribution” realized or deemed realized in respect of such subsidiary PFIC.

Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment or treatment as a qualified electing fund (“QEF”)) of PubCo Shares if PubCo is considered a PFIC. However, PubCo cannot provide any assurances that it will assist holders of PubCo Shares in determining whether PubCo or any of its subsidiaries is a PFIC for any taxable year, and if PubCo were a PFIC, it does not expect to furnish holders of the PubCo Shares with the tax information necessary to enable a U.S. Holder to make a QEF election. In addition, an election for mark-to-market treatment is unlikely to be available to mitigate any adverse tax consequences with respect to a subsidiary that is also a PFIC. If PubCo is considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in PubCo Shares and the potential consequences related thereto.

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Additional reporting requirements

Certain U.S. Holders may be required to report information relating to their ownership of PubCo Shares, subject to certain exceptions (including an exception for PubCo Shares held in accounts maintained by U.S. financial institutions). Penalties can apply if a U.S. Holder fails to satisfy such reporting requirements, and the statute of limitations on the assessment and collection of all U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date on which such information is required to be reported. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends received by U.S. Holders of PubCo Shares, and the proceeds received on the sale, exchange or redemption of PubCo Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Backup withholding is not an additional tax; amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information in a timely manner. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

This discussion is intended to provide only a summary of certain U.S. federal income tax consequences of the Business Combination to U.S. Holders of Impact Shares or, after the Merger, U.S. Holders of PubCo Shares. It does not address the tax consequences of an exchange of warrants or stock options. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S. or U.S. state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements present the combination of the historical consolidated financial statements of Zoar Labs Limited (“Zoar Labs”), Zoar Limited, the prospective parent company following consummation of the Acquisition (“PubCo” or “Zoar Limited”), and Impact BioMedical, Inc. (“Impact”), adjusted to give effect to the transactions contemplated by the Merger and Share Exchange Agreement dated June 21, 2025 (the “Agreement”), amended February 27, 2026 (“Amendment No. 1”) and August 13, 2026 (“Amendment No.2”) (as amended, the Agreement”). The Agreement was entered into by and among Impact, Zoar Limited, a Cayman Islands exempted company limited by shares (“PubCo”), Zoar Nevada Sub, Inc., a Nevada corporation and wholly-owned subsidiary of PubCo (“Nevada Sub” or “Merger Sub”) and Kanans Visvanats (a.k.a. Kannan Vishwanatth), solely in his capacity as the sole shareholder of Zoar Labs (“Zoar Shareholder”). Pursuant to the Agreement and subject to the terms and conditions set forth therein, (i) Nevada Sub will merged with and into Impact, with Impact surviving the merger as a wholly owned subsidiary of PubCo (the “Merger”), and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar Labs from the Zoar Shareholder (the “Share Exchange”). The Merger and Share Exchange are collectively referred to herein as the “Acquisition”. This Acquisition is anticipated to close during the fourth quarter of 2026.

For purposes of the unaudited pro forma condensed consolidated financial statements, the Acquisition has been reflected as an asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. Based on the terms of the Agreement and the preliminary accounting analysis, Zoar Labs has been determined to be the accounting acquirer. Impact does not meet the definition of a business under ASC 805; accordingly, the Acquisition is expected to be accounted for as an asset acquisition in accordance with the “Acquisition of Assets Rather Than a Business” subsections of ASC 805-50 using a cost accumulation model.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is herein referred to as “Article 11”. Article 11 provides simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments in the unaudited pro forma condensed consolidated financial statements. The Company has also elected not to present the historical consolidated financial statements of Zoar Limited for the period of June 6, 2025 (inception) through March 31, 2026 as the activity to date for Zoar Limited is immaterial to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2026 gives effect to the Acquisition as if it had occurred on March 31, 2026. The unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 2026 gives effect to the Acquisition as if it had occurred on April 1, 2025, the beginning of Zoar Labs’ fiscal year presented.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the separately filed historical consolidated financial statements and accompanying notes of Zoar Labs and Impact, included elsewhere in this proxy statement/prospectus. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which Zoar Labs believes are reasonable under the circumstances.

Zoar Labs has a March 31, fiscal year-end, while Impact has a December 31 fiscal year-end. The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2026 combines Zoar Labs’ audited consolidated statement of operations for the year ended March 31, 2026 and Impact’s audited consolidated statement of operations for the year ended December 31, 2025. Impact’s fiscal year-end differs from Zoar Labs’ fiscal year-end by one fiscal quarter and, accordingly, such periods have been combined in accordance with Rule 11-02(c)(3) of Regulation S-X.

Actual results and valuations may differ materially from the assumptions within the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Acquisition occurred during the specified periods and do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Acquisition. The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the company following the Acquisition.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2026

(in thousands)

	Historical		Transaction Accounting		Pro Forma Balance
	Zoar Labs	Impact	Adjustments		Sheet
	4(A)	4(B)
ASSETS
Cash and cash equivalents	$28,956	$20	$(2,204)	4(f)	$26,752
			(20)	4(g)
Accounts receivable, net	227,780	-	-		227,780
Inventory	301,084	63	244	4(f)	301,328
			(63)	4(g)
Current portion of notes receivable	-	199	-	4(g)	199
Prepaid expenses and other current assets	6,555	95	(95)	4(e)	6,555
			-		-
Advance to executive officer	9	-	-		9
Total current assets	564,384	377	(2,138)		562,623
Property, plant and equipment, net	21,835	-	-		21,835
Operating lease right-of-use assets, net	2,124	-	-		2,124
Deferred offering cost	1,081	-	(1,081)		-
Goodwill	-	-	-		-
Other intangible assets, net	-	16,709	66,190	4(f)	66,190
	-	-	(16,709)	4(g)
Total Assets	$589,424	$17,086	$46,262		$652,772
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,867	374	(374)	4(g)	87,867
Accrued expenses and deferred revenue	1,871	210	(210)	4(g)	1871
Due to related party	1,055	-	-		1,055
Tax payable	64,745	-	-		64,745
Advances from customers	2,000	-	-		2,000
Unsecured loan payable, current	9,217	-	-		9,217
Operating lease liabilities, current	832	-	-		832
Convertible note	-	-	-		-
Note payable, related party	-	1,103	(1,103)	4(a)	-
Total current liabilities	167,587	1,687	(1,687)		167,587
Unsecured loan payable, non-current	3,471	-	-		3,471
Operating lease liabilities, non-current	2,928	-	-		2,928
Deferred tax liability, net	-	688	11,089	4(f)	11,089
	-	-	(688)	4(g)
Total Liabilities	$173,986	$2,375	$8,714		$185,075

Stockholders’ equity
Preferred stock	-	-	-		-
Common shares	-	108	-	4(a)	18
			-	4(b)
			3	4(c)
			(102)	4(d)
			1	4(f)
			(9)	4(g)
			17	4(h)
Additional paid-in capital	53,915	63,150	1,103	4(a)	116,956
			161	4(b)
			(3)	4(c)
			102	4(d)
			52,258	4(f)
			(64,513)	4(g)
			(17)	4(h)
			10,800	4(i)
Accumulated deficit	361,523	(51,794)	(161)	4(b)	350,723
			(95)	4(e)
			-	4(j)
			52,050	4(g)
			(10,800)	4(i)
Total stockholders’ equity of the Company	415,438	11,464	40,795		467,697
Non-controlling interest in subsidiaries	-	3,247	(3,247)	4(g)	-
Total stockholders’ equity	415,438	14,711	37,548		467,697
Total liabilities and stockholders’ equity	$589,424	$17,086	$46,262		$652,772

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED MARCH 31, 2026

(in thousands, except per share amounts)

	Historical
	Zoar Labs	Impact	Impact Adjustments	Impact Proforma	Transaction Accounting Adjustments		Pro Forma Statement of Operations
	5(A)	5(B)	5(C)
Revenues
Product revenue	$651,725	$32	$(32)	$-	$-		$651,725
Cost of revenue	540,545	424	(424)	-	-		540,545
Gross profit (loss)	111,180	(392)	392	-	-		111,180
Operating expenses
Sales, general and administrative compensation (inclusive of stock based compensation)	12,682	873	(873)	-	10,800	5(e)	23,456
					(26)	5(d)
Sales and marketing	4,025	24	(24)	-	-		4,025
Professional Fees	-	1,005	(1,005)	-	-		-
Research and development	1,123	340	(340)	-	181	5(b)	1,304
Depreciation and Amortization	-	1,145	-	1,145	3,851	5(a)	4,996
Rent and utilities	-	74	(74)	-	-		-
Impairment of fixed assets	-	-	-	-	-		-
Impairment of goodwill	-	-	-	-	-		-
Loss on disposal of fixed assets		12	(12)	-	-		-
Other operating expenses	-	417	(417)	-	-		-
Total operating expenses	$17,830	$3,890	$(2,745)	$1,145	$14,806		$33,781
Income (loss) from operations	$93,350	$(4,282)	$3,137	$(1,145)	$(14,806)		$77,399
Other income (expense)
Interest income	-	13	-	13	-		13
Change in fair value of note payable, related party	-	(9,388)	9,388	-	-		-
Interest expense	(683)	(793)	793	-	-		(683)
Loss from operations before income taxes	92,667	(14,450)	13,318	(1,132)	(14,806)		76,729
Income tax expense	14,997	(2,580)	-	(2,580)	(789)	5(c)	11,628
Net Loss	77,670	(11,870)	13,318	1,448	(14,018)		65,100
Loss from operations attributed to noncontrolling interest	-	32	(32)	-	-		-
Net income (loss) attributable to common stockholders	$77,670	$(11,838)	$13,286	$1,448	$(14,018)		$65,100
Basic and diluted income (loss) per share attributable to common shareholders	$388,350	$(0.38)					$0.36	5(f)
Weighted average number of common shares - basic and diluted	200	31,550,457					180,000,000

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of the Transaction

Pursuant to the Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity (the “Merger”), and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding ordinary shares of Zoar Labs from the Zoar Shareholder (the “Share Exchange”). This deal is anticipated to close during the fourth quarter of 2026.

For purposes of the unaudited pro forma condensed consolidated financial statements, the Acquisition has been reflected as an asset acquisition in accordance with ASC 805, Business Combinations. Based on the terms of the Agreement and the preliminary accounting analysis, Zoar has been determined to be the accounting acquirer, and Impact does not meet the definition of a business under ASC 805. Accordingly, the Acquisition is expected to be accounted for as an asset acquisition under ASC 805-50 using a cost accumulation model.

For purposes of the unaudited pro forma condensed consolidated financial statements, the preliminary consideration expected to be transferred in connection with the Acquisition consists of:

●	An issuance of 8,890,000 PubCo Ordinary Shares at $6 per share (or $53.3 million in aggregate) in exchange for all Impact Shares after giving effect to the reverse split of Impact shares (the “NYSE Reverse Split”), representing approximately 4.90% of the total issued and outstanding PubCo Ordinary Shares at Closing.

●	Transaction costs totalling $2.2 million.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect transaction accounting adjustments management believes are necessary to present fairly Zoar Lab’s pro forma results of operations following the closing of the Acquisition for the periods presented.

Zoar Labs has a March 31 fiscal year-end, while Impact has a December 31 fiscal year-end. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2026 combines the audited consolidated balance sheet of Zoar Labs as of March 31, 2026 with Impact’s unaudited condensed consolidated balance sheet as of March 31, 2026. The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2026 combines Zoar Labs’ audited consolidated statement of operations for the year ended March 31, 2026 and Impact’s audited consolidated statement of operations for the year ended December 31, 2025. Impact’s fiscal year-end differs from Zoar Labs’ fiscal year-end by one fiscal quarter and, accordingly, the historical periods have been combined in accordance with Rule 11-02(c)(3) of Regulation S-X.

There were no existing contractual relationships among Zoar Labs and Impact during the periods for which the unaudited pro forma condensed consolidated financial statements are presented, other than arrangements entered into in connection with the Acquisition.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies, differences in stand-alone costs or costs for the integration of Impact’s operations. These unaudited pro forma condensed consolidated financial statements do not purport to represent what the actual consolidated results of operations of Zoar Labs would have been had the Acquisition been completed on the dates assumed, nor are they indicative of future consolidated results of operations or consolidated financial position. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Acquisition.

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Note 3. Accounting Policies

As part of preparing these unaudited pro forma condensed consolidated financial statements, Zoar Labs conducted a preliminary review of the accounting policies of Impact to determine if differences in accounting policies require reclassification or adjustment to conform to Zoar Labs’ accounting policies and classifications, noting none.

Note 4. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro forma notes

(A)	Derived from the audited consolidated balance sheet of Zoar Labs and Subsidiaries as of March 31, 2026.

(B)	Derived from the unaudited condensed consolidated balance sheet of Impact as of March 31, 2026.

Pro forma Transaction Accounting Adjustments

(a)	Represents the conversion of the note payable, related party of $1.1 million to 228,000 shares of Impact common stock, par value $0.001 per share pursuant to the Agreement to Convert Debt to Equity and Other Consideration entered into by Impact Biomedical Inc. and DSS, Inc. and pursuant to the Merger and Share Exchange Agreement to convert debt to equity and other considerations dated July 21, 2025, subsequently amended on February 27,2026 and August 13, 2026. The conversion was recorded as a decrease to the related-party note payable, an increase to common stock for par value, with the excess recorded to additional paid-in capital.

(b)	Represents the issuance of 100,000 shares of Impact common stock as payment of legal fees incurred associated with the Acquisition.

(c)	Represents the issuance of 3,200,000 shares of Impact common stock pursuant to restricted stock units granted to directors and officers, as approved by the Board of Directors.

(d)	Represents the NYSE Reverse Split of the Impact common stock at the rate of 12.556. The effect of the NYSE Reverse Split was recorded to give effect to split Impact’s historical preferred stock, Impact’s historical common stock, the common stock conversion in adjustment 4(a) and the common stock issuances in adjustments 4(b) and 4(c). The NYSE Reverse Split was recorded as a decrease to preferred stock and a decrease to common stock, with the offsetting impact recorded to additional paid-in capital.

	Number of shares before the reverse stock split	Reverse stock split rate	Number of shares after the reverse stock split
Impact common stock	111,349,231	12.556	8,868,000

(e)	Represents the derecognition of $0.1 million of prepaid expenses mainly related to D&O insurance which will be fully utilized prior to Closing.

(f)	Represents the allocation of the total cost of the acquisition, inclusive of Zoar Labs’ transaction costs, to the acquired non-monetary assets based on their relative fair values.

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The following table summarizes the total cost of the acquisition:

PubCo Ordinary Shares issued as Impact Merger Consideration at Closing	8,868,000
PubCo Ordinary Shares issued as compensation shares to CEO of Impact at Closing	22,000
PubCo Ordinary Shares issued at Closing	8,890,000
PubCo Ordinary Shares price (1)	$6.00
Total Consideration at Closing	$53,340
Buyer Acquisition Costs (2)	2,224
Total Cost of Acquisition	$55,564

(1) Estimated PubCo Ordinary Share price as of November 20, 2026.

(2) Includes legal, accounting and miscellaneous expenses directly attributable to the Acquisition.

The following table summarizes the preliminary allocation of the above purchase consideration based on the relative fair value of the assets acquired:

Cash and cash equivalents	$20
Accounts receivable	-
Notes receivable	199
Inventory	244
Intangible assets	66,190
Deferred tax liability	(11,089)
Total Cost of Acquisition	$55,564

The fair value of the developed technology acquired in the Acquisition was recognized on the basis of relative fair value in accordance with ASC 805, which was estimated using an income approach, specifically the multi-period excess earnings method. The significant assumptions utilized in estimated fair value of the developed technology include the Company’s projections for revenue, gross margin, research and development expenses, operating expenses, return on contributory assets, the remaining useful life of the technology, and a discount rate of 23.3%.

A deferred tax liability was recorded for the difference between the book and tax basis of the acquired assets, which were primarily intangible assets. In accordance with ASC 740, this liability was calculated using a simultaneous equation approach because the deferred tax amount affects the value assigned to the assets. The estimated deferred tax liability was approximately $11.1 million and was allocated to the acquired non-monetary assets based on their relative fair values.

(g)	Represents the elimination of Impact’s historical equity and historical value of the assets and liabilities.

(h)

Represents the recapitalization of Zoar Labs pursuant to the Agreement, as amended, including the issuance of 167,976,000 PubCo Ordinary Shares to the Zoar shareholder and 1,334,000 PubCo Ordinary Shares in connection with the Peridot repayment arrangement, for an aggregate of 169,310,000 PubCo Ordinary Shares reflected in this adjustment. The adjustment also reflects the recast of Zoar Labs’ historical equity to the legal capital structure of PubCo.

(i)	Represents the issuance of 1,800,000 PubCo Ordinary Shares at $6.00 per share to BMI Capital International LLC in consideration for underwriting services valued at $10.8 million.

(j)	Represents an accrual for the estimated expenses to be incurred under the Transition Services Agreement entered into between Impact and PubCo upon close of the Business Combination. The total expense to be incurred under the Transition Services Agreement is still under consideration but is not expected to be material.

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Note 5. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A)	Derived from the audited consolidated statement of operations of Zoar Labs and Subsidiaries for the year ended March 31, 2026.

(B)	Derived from the audited consolidated statements of operations of Impact for the year ended December 31, 2025.

(C)	The adjustments are presented to exclude Impact’s historical statements of operations that relate to items not acquired by Zoar Labs and therefore are not included the unaudited pro forma condensed consolidated statements of operations

Pro forma Transaction Accounting Adjustments

(a)	Reflects amortization expense recorded on the acquired intangible assets based on their estimated remaining useful lives ranging from 12.5 to 15.5 years.

(b)	Reflects the recognition of the $0.2 million fair value step-up of inventory acquired into research and development expense. The inventory acquired is expected to be sold within twelve months following the acquisition and therefore the fair value step-up is fully recognized during the year ended March 31, 2026.

(c)	Reflects amortization of the deferred tax liability recognized in connection with adjustment A. The deferred tax liability is amortized over the same useful life of the intangible assets it is allocated to.

(d)	Reflects the reversal of transaction costs expensed by Zoar Labs recognized in presented periods. These costs are capitalized as part of preliminary purchase consideration in adjustment 4(f).

(e)	Represents underwriting expenses of $10.8 million incurred for services provided by BMI Capital International LLC.

(f)	Represents the pro forma net loss per share for the year ended March, 31, 2026. Pro forma basic and diluted net loss per share is computed by dividing the pro forma net loss by the weighted average number of the Company’s common stock outstanding after the closing of the Acquisition.

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INFORMATION ABOUT PUBCO PRIOR TO THE BUSINESS COMBINATION

As of the date of this Registration Statement/Proxy Statement, PubCo has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Merger and Share Exchange Agreement, such as the preparation of this Registration Statement/Proxy Statement. Upon the terms and subject to the conditions of the Merger and Share Exchange Agreement, Impact, PubCo, Zoar and Merger Sub will effect a series of the transactions (i.e. the Business Combination), including the Share Exchange and the Merger, as a result of which PubCo will become of the parent of Zoar and Impact. After the Business Combination, PubCo intends to continue the business of Zoar. For information about PubCo’s management, share capital and corporate governance following the Business Combination, please see the section entitled “Management of PubCo After the Business Combination”, “Description of PubCo Securities”, and “Comparison of Stockholder Rights” in this Registration Statement/Proxy Statement.

Formation

Incorporated on June 6, 2025, PubCo is a Cayman Islands exempted company with limited liability that will become the holding company of Impact and Zoar following the consummation of the Business Combination.

Articles

PubCo’s current memorandum and articles of association include provisions customary for a shell company created for the purpose of effecting a business combination. Upon consummation of the Business Combination, the PubCo’s amended and restated memorandum and articles of association will be substantially in the form set forth in Annex E to this Registration Statement/Proxy Statement. Please see the section entitled “Description of PubCo Securities” elsewhere in this Registration Statement/Proxy Statement for additional information.

Financial Year

PubCo’s fiscal year ends on March 31 of each year.

Subsidiaries

PubCo is the parent company of the Merger Sub, which was incorporated in the state of Nevada on May 12, 2025.

Stockholders

Kanans Visvanats is the sole stockholder at PubCo, holding 100 ordinary shares.

Directors, Officers and Employees

Kanans Visvanats, Zoar’s sole director and stockholder, is the director of PubCo. PubCo does not currently have any executive officer or any other employee.

Business of Merger Sub Before the Business Combination

Merger Sub is a Nevada for-profit corporation and direct, wholly-owned subsidiary of PubCo. Upon the terms and subject to the conditions of the Merger and Share Exchange Agreement, Impact, PubCo, Zoar and Merger Sub will effect a series of the transactions (i.e. the Business Combination), including the Share Exchange and Merger, as a result of which Merger Sub will merge into Impact, with the separate corporate existence of Merger Sub to cease and Impact to become the surviving entity and wholly-owned subsidiary of PubCo.

Merger Sub is incorporated solely for the limited purposes of effecting the transactions contemplated by the Merger and Share Exchange Agreement. Kanans Visvanats, Zoar’s sole director and stockholder, is the sole director and Chief Executive Officer of Impact. It has no officers, employees, subsidiaries or other business and will not survive following the Business Combination.

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ZOAR LIMITED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Zoar Limited (formerly Dr Ashleys Limited) (“Zoar,” “PubCo,” the “Company,” “we,” “us” or “our”) should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The consolidated financial statements include the accounts of Zoar Limited and its wholly owned subsidiary, Zoar Nevada Sub Limited (formerly Dr Ashleys Nevada Sub Inc.) (“Nevada Sub”). All intercompany balances and transactions between Zoar Limited and Nevada Sub have been eliminated in consolidation.

The consolidated financial statements do not include the accounts or historical operating results of Zoar Labs Limited (“Zoar Labs”), Zoar HK Limited (“Zoar HK”) or Dr Vishys SIA Limited (“Dr Vishys”). Although certain of these entities are under common control with PubCo through their common shareholder, they were not subsidiaries of PubCo as of March 31, 2026. Accordingly, the discussion below relates only to PubCo and Nevada Sub unless otherwise indicated.

Certain information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this proxy statement/prospectus.

Corporate History

Zoar Limited is a Cayman Islands exempted company limited by shares incorporated on June 6, 2025. PubCo was formed for the purpose of becoming the ultimate parent company upon consummation of the transactions contemplated by the Merger and Share Exchange Agreement entered into on June 21, 2025, as amended (the “Merger Agreement”).

Nevada Sub was incorporated in Nevada on May 12, 2025 to facilitate the contemplated transaction. On June 10, 2025, Nevada Sub allotted its sole outstanding share to PubCo and became a wholly owned subsidiary of PubCo. During the period from June 6, 2025 (inception) through March 31, 2026, PubCo and Nevada Sub had not commenced revenue-generating operations. Their activities primarily related to corporate organization, professional and administrative matters, and preparation for the contemplated merger and share exchange transaction.

Business Overview

Zoar Limited (“PubCo”) is a Cayman Islands exempted company formed on June 6, 2025 for the purpose of becoming the ultimate parent company following completion of the transactions contemplated by the Merger and Share Exchange Agreement. As of March 31, 2026, PubCo had not commenced revenue-generating operations and its activities were primarily related to corporate organization, transaction preparation and other activities associated with the proposed business combination.

Upon completion of the contemplated transactions, PubCo is expected to become the parent company of Impact BioMedical, Inc. (“Impact”) and Zoar Labs Limited (“Zoar Labs”). Under the terms of the Merger and Share Exchange Agreement, Zoar Nevada Sub Limited, PubCo’s wholly owned subsidiary, will merge with and into Impact, with Impact surviving the merger as a wholly owned subsidiary of PubCo. Simultaneously with or immediately following the merger, PubCo will acquire all of the issued and outstanding equity interests of Zoar Labs, resulting in Zoar Labs also becoming a wholly owned subsidiary of PubCo.

Accordingly, PubCo’s future business, operations, financial condition and results of operations following completion of the contemplated transactions are expected to reflect the operations of Impact and Zoar Labs. Prior to completion of the transactions, however, PubCo remains a non-operating holding company and its historical financial statements do not include the operating results of Zoar Labs, Zoar HK Limited, Dr Vishys SIA Limited “or Impact.”

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Recent Developments

Merger and Share Exchange Agreement

On June 21, 2025, PubCo entered into the Merger Agreement with Impact BioMedical, Inc. (“Impact”), Nevada Sub, Zoar Labs and Kanans Visvanats, the sole shareholder of Zoar Labs. Under the Merger Agreement, subject to satisfaction or waiver of the applicable closing conditions, Nevada Sub will merge with and into Impact, with Impact continuing as the surviving entity and becoming a wholly owned subsidiary of PubCo. Simultaneously with or immediately following the merger, PubCo will acquire all of the issued and outstanding equity interests of Zoar Labs in exchange for PubCo ordinary shares, after which Zoar Labs will also become a wholly owned subsidiary of PubCo.

(a) Formation of Merger Entities

On May 12, 2025, Dr Ashleys Nevada Sub, Inc. was formed as a Nevada corporation in anticipation of the Transaction. On June 6, 2025, Dr Ashleys Limited (now known as Zoar Limited or “PubCo”) was formed as a Cayman Islands exempted company, and on June 12, 2025, Zoar Labs Limited was formed as a Cayman Islands exempted company, in each case in anticipation and preparation for the Transaction. On June 10, 2025, Merger Sub issued one share of common stock, par value $0.0001 per share, to PubCo, thereby becoming a wholly-owned subsidiary of PubCo.

(b) Merger and Share Exchange Agreement

Under the terms of the Merger and Share Exchange Agreement, the Company and Impact agreed to a strategic business combination transaction (the “Transaction”) pursuant to which:

●	Subject to satisfaction or waiver of terms and conditions of the Merger and Share Exchange Agreement, at the Merger Effective Time (as defined in the Merger and Share Exchange Agreement), the Merger Sub will merge (the “Merger”) with and into Impact, with Impact continuing as the surviving entity and becoming a wholly owned subsidiary of PubCo;
●	Immediately following the Merger, PubCo will acquire all of the issued and outstanding equity interests of Zoar Labs.
●	As a result of the foregoing, both Impact and Zoar Labs will become wholly owned subsidiaries of PubCo;
●	Each outstanding share of Impact’s common stock will be exchanged for one ordinary share of PubCo; and
●	The sole stockholder of Zoar Labs, Kanans Visvanats, will receive ordinary shares of PubCo as consideration.
●	Upon completion of the Transaction, PubCo will be listed on the NYSE Amex.

The board of Zoar Labs, PubCo and Impact unanimously approved the Transaction. The Transaction is subject to customary closing conditions, including but not limited to:

●	Receipt of all required regulatory and stockholder approvals;
●	Effectiveness of a registration statement on Form F-4 relating to the Transaction with the U.S. Securities and Exchange Commission (SEC);
●	Delivery of a schedule by Impact evidencing zero net debt;
●	Termination of all employees and employee benefit plans of Impact, with full settlement of all associated obligations;
●	Completion of audited financial statements of both Impact and Zoar Labs for inclusion in applicable regulatory filings; and
●	Approval by the NYSE for the listing of PubCo’s ordinary shares.

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The Transaction is intended to qualify as a tax-deferred transaction under Section 351(a) of the Internal Revenue Code of 1986, as amended, and may also qualify as a tax-free reorganization under Section 368(a). It will be accounted for as a business combination under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

On February 27, 2026, the parties entered into Amendment No. 1 to the Merger Agreement, which modified certain terms and conditions of the transaction. As of March 31, 2026, the contemplated transactions had not been consummated.

On June 30, 2026, the parties entered into an Amended and Restated Amendment that rescinded and superseded the February 27, 2026 amendment and further amended the Merger Agreement. On August 13, 2026, the parties entered into a Second Amended and Restated Amendment. Among other matters, the August 2026 amendment provides for 167,976,000 PubCo ordinary shares as the Company Share Consideration, representing 93.32% of the total issued and outstanding PubCo ordinary shares at closing, increases the aggregate PubCo ordinary shares to be issued to DSS, Inc. at closing to 228,000 shares, and extends the end date for consummation of the contemplated transactions to November 20, 2026, subject to further extension by mutual consent. As of the date of the accompanying financial statements, the contemplated transactions had not been consummated.

Repayment Arrangement and PubCo Guarantee

On June 5, 2026, Zoar HK entered into a repayment agreement with Peridot Capital Solutions Hong Kong Limited (“Peridot”) relating to approximately $8.09 million of accrued but unpaid principal, fees and charges outstanding as of March 24, 2026. In connection with the repayment agreement, PubCo agreed to provide a corporate guarantee of Zoar HK’s repayment obligations. The obligations are also supported by a personal guarantee from Kanans Visvanats and an equitable mortgage over shares pursuant to which PubCo is required to charge not less than 1,334,000 PubCo shares in favor of Peridot. Upon listing, the charged PubCo shares must maintain specified minimum aggregate market value thresholds. These arrangements may expose PubCo to future cash or collateral requirements if Zoar HK does not satisfy its obligations under the repayment agreement.

On June 8, 2026, the High Court of Hong Kong dismissed the winding-up petition previously filed by Peridot against Zoar HK. The related civil recovery action remained pending as of the date of the accompanying financial statements.

Bridge Loan Financing

On July 7, 2026, Merger Sub and Zoar HK, as co-borrowers (the “Borrowers”), entered into a loan agreement (the “Loan Agreement”) with J.J. Astor & Co. (“J.J. Astor” or the “Lender”). Pursuant to the Loan Agreement, the Borrowers were permitted to borrow up to $6.0 million, consisting of an initial tranche of $3.0 million and, subject to the lender’s sole discretion, an additional tranche of up to $3.0 million. The loan agreement was amended on July 10, 2026 to designate July 10, 2026 as the initial funding date.

The Borrowers are required to use the net proceeds of the loans for general working capital purposes. The borrowers’ obligations under the Loan Agreement are guaranteed by Zoar Limited and Zoar Labs, and secured by a senior first-priority lien and security interest in the assets and properties of the borrowers and guarantors pursuant to the related transaction documents. The Loan Agreement includes covenant and default provisions.

On July 10, 2026 and August 28, 2026, the Loan Agreement was funded in two tranches, with a total principal amount of $7.3 million. The total funding amount of the Loan Agreement was $5.5 million, with the Borrowers receiving total proceeds of $5.1 million, net of fees. Each tranche of the Loan Agreement matures on June 29, 2026 and August 20, 2027, respectively. Merger Sub received the net proceeds of both loans and accordingly, is the primary beneficiary of the loan agreement.

Key Factors Affecting Results of Operations

Because PubCo is a recently formed holding company that has not commenced revenue-generating operations, its historical results are not indicative of the operating results of the combined company following completion of the contemplated transaction. The principal factors affecting PubCo’s historical and near-term financial condition are the level and timing of transaction-related and corporate administrative costs, funding provided by its shareholder or other financing sources, the timing and outcome of the contemplated transaction, and obligations arising from guarantees or other arrangements entered into in connection with the transaction.

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If the contemplated transaction is completed, PubCo’s future results of operations and liquidity profile will differ substantially from its historical results because PubCo will become the parent of operating businesses. If the transaction is delayed or not completed, PubCo may continue to incur professional, regulatory, administrative and other costs without generating operating revenue and may require additional financing to satisfy its obligations.

Non-GAAP Financial Measures

In addition to the Company’s results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.

These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors about us. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in our financial statements. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of different companies.

EBITDA

The Company calculates EBITDA as net income (loss) adjusted for (i) interest income (expense), (ii) income taxes, and (iii) depreciation and amortization.

The Company presents EBITDA because we believe it provides investors with a useful supplemental measure to evaluate our operating performance when considered together with our results prepared in accordance with U.S. GAAP. The Company presents EBITDA because management believes it provides investors with supplemental information regarding the Company’s financial performance. For the period presented, EBITDA was equal to net loss because the Company did not recognize interest expense, income tax expense, depreciation or amortization.

EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other financial measures prepared in accordance with U.S. GAAP. Our calculation of EBITDA may differ from similarly titled measures used by other companies.

The following table reconciles net income (loss), the most directly comparable U.S. GAAP measure, to EBITDA (in thousands) for the Company:

For the period from June 6, 2025 (inception) to March 31, 2026
Net loss	$(88,276)
Add (deduct):
Interest expense	-
Income tax expense	-
Depreciation and amortization	-
EBITDA	$(88,276)

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Components of Results of Our Operations

The key components of Pubco’s results of operations include the following:

Revenue

PubCo did not generate operating revenue during the period from June 6, 2025 (inception) through March 31, 2026.

Operating Expense

Operating expenses consist of general and administrative expenses associated primarily with PubCo’s corporate organization, administration, compliance and transaction-related activities.

General and administrative expenses

General and administrative expenses consist primarily of costs associated with corporate organization and administration, including professional fees and other costs incurred in connection with PubCo’s corporate and transaction-related activities

Other income (expense)

PubCo did not recognize interest income, interest expense or other non-operating income or expense during the period from June 6, 2025 (inception) through March 31, 2026.

Results of Operations

Results of Operations for the Period from June 6, 2025 (Inception) through March 31, 2026.

The following table sets forth our results of operations for the period from June 6, 2025 (inception) to March 31, 2026 (in U.S dollars except percentages):

For the period from June 6, 2025 (inception) to March 31, 2026

Sales	-
General and administrative expense	88,276
Operating loss	(88,276)
Non-operating income (expense):
Interest income	-
Interest expense	-
Other income (expense)	-
Net loss	$(88,276)

For the period from June 6, 2025 (inception) through March 31, 2026, PubCo incurred general and administrative expenses of $88,276. Because the Company had no revenue and no other income or expense during the period, operating loss and net loss were each $88,276. The expenses primarily reflect the costs of maintaining PubCo and Nevada Sub and supporting corporate and compliance-related activities. Because PubCo was formed during the current period, there is no comparable prior-year period presented.

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Liquidity and Capital Resources

As of March 31, 2026, we had cash of $23,820 and total liabilities of $112,096, consisting of amounts due to our shareholder for expenses paid or funded on our behalf. The amounts due to our shareholder are unsecured, non-interest-bearing and due on demand. Accordingly, our cash on hand as of March 31, 2026 was not sufficient to satisfy the amount due to our shareholder if repayment of the entire outstanding balance were demanded.

Since our inception, we have not generated revenues from operations. Our liquidity requirements have primarily related to corporate organization, professional and administrative expenses associated with the proposed transactions. These requirements have historically been funded principally through advances from our shareholder. During the period from June 6, 2025 (inception) through March 31, 2026, we received $112,096 of financing from our shareholder and used $88,276 of cash in operating activities, resulting in cash of $23,820 as of March 31, 2026.

We expect to continue to incur professional and administrative-related costs prior to completion of the proposed transactions. In addition, because the amount due to our shareholder is payable on demand, we may be required to obtain additional financing to satisfy our existing obligations and fund our ongoing liquidity requirements. We currently do not generate operating cash flows and therefore expect to remain dependent on shareholder support or other debt or equity financing prior to completion of the proposed transactions.

Subsequent Guarantee and Repayment Obligations

Subsequent to March 31, 2026, PubCo entered into guarantee arrangements relating to repayment and financing obligations of other transaction parties. Although the underlying indebtedness is not reflected as a liability in our March 31, 2026 consolidated balance sheet, these guarantees may require us to make payments if the applicable primary obligors fail to satisfy their obligations.

In connection with the June 5, 2026 repayment agreement between Zoar HK Limited and Peridot Capital Solutions Hong Kong Limited, PubCo provided a corporate guarantee of Zoar HK’s obligations under the repayment arrangement. Accordingly, PubCo may be required to satisfy amounts due under the repayment arrangement if Zoar HK fails to perform its obligations.

In addition, in connection with the July 2026 financing arrangement with J.J. Astor & Co., PubCo guaranteed the obligations of the borrowers under the financing. The financing provides for funding of up to $6.0 million, and the initial promissory note has an original principal amount of approximately $3.98 million and requires 26 bi-weekly payments beginning July 14, 2026, with a maturity date of June 29, 2027. As a guarantor, PubCo could be required to satisfy amounts outstanding under the financing if the borrowers fail to perform their repayment obligations.

Our limited cash resources, the amount due to our shareholder, our expected ongoing operating and transaction-related expenditures, and our potential obligations under these guarantee arrangements could have a material effect on our liquidity. We will require additional sources of capital to fund our obligations if sufficient funding is not provided by our shareholder or the proposed transactions are delayed or not completed.

As a result of our limited cash resources, lack of operating revenues and dependence on shareholder and other external financing, substantial doubt exists about our ability to continue as a going concern. Management’s plans include obtaining additional debt or equity financing and completing the transactions contemplated by the Merger and Share Exchange Agreement. However, these plans have not alleviated the substantial doubt about our ability to continue as a going concern.

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Cash Flows

The following table summarizes our cash flow for the periods indicated (in U.S. dollars) of the Company:

For the period from June 6, 2025 (inception) to March 31, 2026
Net cash (used in)/provided by:
Operating activities	$(88, 276)
Investing activities	-
Financing activities	112, 096
Net (decrease) increase in cash and cash equivalents	$23,820

Cash Flow from Operating Activities

Net cash used in operating activities was $88,276 for the period from June 6, 2025 (inception) through March 31, 2026 and reflected the Company’s net loss for the period.

Cash Flow from Investing Activities

PubCo had no cash flows from investing activities during the period from June 6, 2025 (inception) through March 31, 2026.

Cash Flow from Financing Activities

Net cash provided by financing activities was $112,096 for the period from June 6, 2025 (inception) through March 31, 2026 and consisted entirely of funding from a related party. As a result, cash and cash equivalents increased by $23,820 during the period.

Contractual Obligations and Capital Expenditures

As of March 31, 2026, PubCo’s recorded liabilities consisted of $112,096 due to its related party, which is unsecured, non-interest-bearing and due on demand. PubCo was also party to the Merger Agreement, as amended, under which it had continuing obligations associated with the contemplated transaction.

Subsequent to March 31, 2026, PubCo entered into guarantee and security arrangements in connection with Zoar HK’s repayment agreement with Peridot and guaranteed obligations under the bridge loan financing entered into by Nevada Sub and Zoar HK. These arrangements may result in future cash, collateral or other performance requirements if the underlying borrowers do not satisfy their obligations.

Off-Balance-Sheet Arrangements

As of March 31, 2026, PubCo did not have any material off-balance-sheet arrangements that had, or were reasonably likely to have, a material current or future effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources. Subsequent to March 31, 2026, PubCo entered into the guarantee and security arrangements described above. See “Recent Developments - Repayment Arrangement and PubCo Guarantee” and “Recent Developments - Bridge Loan Financing.”

Critical Estimates

The preparation of PubCo’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Management determined that there were no significant estimates for the period ended March 31, 2026. Accordingly, PubCo does not currently have critical accounting estimates that involve a significant level of estimation uncertainty and that have had or are reasonably likely to have a material impact on its financial condition or results of operations.

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INFORMATION ABOUT IMPACT

The below is an overview of Impact’s business and certain other information about Impact that may be relevant to investors. For purposes of this section the words “we,” “our,” “us,” “Impact,” “Impact” and the “Company” refers to Impact and its subsidiaries.

Overview

Impact Biomedical Inc. (“Impact”, “Impact BioMedical”, “we”, “us”, “our” or the “Company”) discovers, confirms, and patents unique science and technologies which can be developed into new offerings in human healthcare and wellness in collaboration with external partners through licensing, co-development, joint ventures, and other relationships, and currently trades on the NYSE Amex under ticker symbol “IBO”.

By leveraging technology and new science with strategic partnerships, we provide advances in biopharmaceuticals, over the counter direct to consumer wellness offerings, and drug discovery for the prevention, inhibition, and treatment of neurological, oncologic, and inflammatory diseases. In addition to our existing efforts, we continually search for, and evaluate, other potential new offerings to add to our portfolio.

Our business model includes partnering and potentially direct sales for commercialization and distribution. Potential licensors and development partners include pharmaceutical, consumer packaged goods companies and others, who would commercialize Impact technologies in exchange for milestone, and royalty payments. Currently, our operations are conducted, and our assets are owned through our principal subsidiaries: (i) Global BioLife, Inc. (“Global BioLife”), which was incorporated on April 14, 2017, (ii) Impact BioLife Science, Inc. (“Impact BioLife”), which was incorporated on August 28, 2020, (iii) Global BioMedical, Inc. (“Global BioMedical”), which was incorporated on April 18, 2017, and (iv) Sweet Sense, Inc. (“Sweet Sense”), which was incorporated on April 30, 2018.

By leveraging technology and new science with strategic partnerships, we provide advances in biopharmaceuticals and over the counter direct to consumer wellness offerings, and drug discovery for the prevention, inhibition, and treatment of neurological, oncology and immuno-related diseases.

In addition to our existing efforts, we continually search and evaluate other potential new offerings to add to our portfolio.

Below is a list of our principal subsidiaries:

●	Impact BioLife Science, Inc.;
●	Global Biomedical, Inc.;
●	Global BioLife, Inc.; and
●	Sweet Sense, Inc.

Impact BioLife Science, Inc. We are the sole owner of the issued and outstanding common stock of Impact BioLife Science, Inc.

Global Biomedical, Inc. We own 90.9% of Global Biomedical, Inc. issued and outstanding common stock.

Global BioLife, Inc. Through our majority owned subsidiary Global Biomedical, Inc., we own 90% of the issued and outstanding common stock of Global BioLife, Inc.

Sweet Sense, Inc. We are the owner of 100% of the issued and outstanding common stock of Sweet Sense.

Impact BioMedical has several unique and proprietary technologies that are in continuing development.

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Linebacker

Linebacker is a platform of small molecule electrophilically enhanced polyphenol compounds with potential application in oncology (solid tumors), inflammatory disorders, and neurology. Polyphenols are substances found in many nuts, vegetables, and berries. Linebacker compounds are modified Myricetin, which is a common plant-derived flavonoid. Myricetin exhibits a wide range of activities that include strong antioxidant and anti-inflammatory activities (source: NIH).

Linebacker can potentially be developed as monotherapy or co-therapy to down-regulate PIM (proviral integration site for Moloney murine leukemia virus) kinase which plays a key role as an oncogene in various cancers (e.g. colon, lung, prostate, breast). Additional potential applications include inflammatory disorders and neurology.

Linebacker-1 and Linebacker-2 compounds are licensed to ProPhase Laboratories (NASDAQ: PRPH), and we are working closely with ProPhase to proceed, and potentially restructure these license agreements, to optimize asset value.

Composition and method patents are issued to the Company for Linebacker in the U.S. and other countries.

Laetose

Laetose™ technology demonstrates compelling potential in reducing caloric intake and glycemic index in foods, while also inhibiting tumor necrosis factor alpha (TNF-α), a cytokine associated with inflammatory chronic diseases (data on file with Impact).

The patented formulation has potential to inhibit the inflammatory and metabolic response of sugar alone and has potential applications in therapeutic administration to reduce or limit inflammatory or metabolic diseases (e.g., diabetes). Use of Laetose in a daily diet, compared to sugar, could result in 30% lower sugar consumption and lower caloric and glycemic index/load.

Laetose has a unique composition patent allowed in the United States and patents are pending in other countries worldwide.

Impact is actively seeking potential partners for further development and commercialization of Laetose as a consumer-packaged or biopharmaceutical offering worldwide.

Functional Fragrance Formulation (“3F”)

3F is a suite of “functional fragrances” containing specialized botanical ingredients (e.g., terpenes) with potential application as an antimicrobial, or as an additive in insect repellents, detergents, lotions, shampoo, fabrics and other substances to increase effectiveness.

Impact has partnered with the Chemia Corporation (St. Louis, MO) to pursue development of the 3F technology. Chemia is a leading developer and manufacturer of fragrances and flavors.

In addition to Chemia, Impact is actively seeking potential partners for further development and commercialization of 3F worldwide, given the broad application of this technology.

Composition patents have been issued in the U.S. and are pending in other countries.

Equivir

Equivir/Equivir G technology is a novel blend of FDA Generally Recognized as Safe (GRAS) eligible polyphenols (e.g. Myricetin, Hesperetin, Piperine) which have demonstrated antiviral effects with additional potential application as health supplements or medication. Polyphenols are substances found in many nuts, vegetables, and berries. Myricetin is a member of the flavonoid class of polyphenolic compounds with antioxidant properties. Hesperetin is a flavanone and Piperine is an alkaloid, commonly found in black pepper.

Equivir/Equivir G is licensed to ProPhase Laboratories, and we are working closely with ProPhase to proceed, and potentially restructure these license agreements, to optimize asset value.

Method and composition patents are issued in the U.S. and other countries.

Celios®: An advanced air purification technology committed to improving indoor air quality through patented filtration solutions. Designed for efficiency and portability, Celios® systems provide industry-leading air purification that meets the highest standards of cleanliness and safety in home and business environments.

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Method, design, and composition patents are issued in the U.S. and other countries.

Emerging Technology

Impact BioMedical continually evaluates additional proprietary technologies that are in various phases of development. These include, and are not limited to biopharmaceuticals, indoor air quality products, preservatives, bioplastics, and others.

These activities include discussions with potential companies/technologies which, subject to completion of diligence, and approval of the respective management boards, could potentially expand the offerings of Impact Biomedical Inc. There is no assurance that anyone, or all, of these will result in a material transaction and this is exemplary of consistent and ongoing search and discovery efforts within Impact Biomedical Inc.

2024 RECAP

As a relatively new public entity, Impact BioMedical (IBO) has already demonstrated an ability to establish an experienced leadership team, attract investor confidence, build a robust intellectual property(IP) portfolio, and create partnerships for development, registration, and commercialization. The company’s technologies address critical health challenges, with significant market potential in both developed and emerging markets.

Impact is built on a foundation of cutting-edge technologies, strong IP, and partnerships to improve human health and wellness. Progress advanced considerably in 2024:

Intellectual Property:

Three new patent platforms were established in 2024 adding to the 69 issued and more than 60 patents in the Impact portfolio. Accomplishments in 2024 include:

●	The first U.S. Laetose patent representing a novel combination of one or more sugars and myo-inositol, with the potential to inhibit the inflammatory and metabolic response of sugar alone. This could be utilized as a diet supplement or biopharmaceutical, and discussions with potential partners to advance commercialization efforts continue.

●	Expansion of the U.S. 3F patent estate with new compositions and formulations of constituents found in plants and fragrances with application as a natural insect repellent. Applications range from standalone repellents to integrations in shampoos and detergents.

●	Regional expansion of the Linebacker patent estate with granting of a Canadian patent for unique phenolic compounds and pharmaceutical compositions in treating inflammatory related diseases. This platform offers potential relief for conditions such as arthritis, asthma, and inflammatory bowel disease, while mitigating the side effects associated with traditional treatments.

Commercialization/Revenue Generation:

Multiple technology platforms (e.g. Equivir, Celios) are ready for immediate revenue generation and Impact is actively seeking partners to realize these opportunities.

Financial:

Completion of our Initial Public Offering (IPO) in September 2024, provided us with resources to accelerate our research and development initiatives, expand our market presence, and enhance stockholder value.

We successfully restructured our long-term debt during the third quarter of 2024, which improves our financial flexibility, enabling repayment of debt with company equity for 24 months, enabling cash preservation.

In summary, 2024 delivered an improved financial position, platform and regional expansion of IP estate, completion of the first human study with Impact technology (Equivir) with potential for near-term revenue generation, and a dedicated leadership team.

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Reporting Operating Segments:

The Company reports its segment information to reflect the manner in which the Company’s chief operating decision maker (“CODM”) reviews and assesses performance. The Company’s Chief Executive Officer and Chief Operating Officer have joint responsibilities as the CODM and review and assess the performance of the Company as a whole.

The primary financial measures used by the CODM to evaluate performance and allocate resources are net income (loss) and operating income (loss). The CODM uses net income (loss) and operating income (loss) to evaluate the performance of the Company’s ongoing operations and as part of the Company’s internal planning and forecasting processes. Information on Net income (loss) and Operating income (loss) is disclosed in the Consolidated Statements of Operations.

The CODM does not evaluate performance or allocate resources based on segment assets, and therefore such information is not presented in the notes to the financial statements.

Impact BioMedical currently operates as one business segment.

Impact BioMedical has several important and valuable products, technology or compounds that are in continuing development and/or licensing stages:

●	LineBacker: Multi-faceted therapeutic platform for metabolic, neurologic, cancer, and infectious diseases.

●	Equivir: A polyphenol compound that is believed to be successful in antiviral infection treatments. Equivir/Nemovir technology is a novel blend of FDA Generally Recognized as Safe (“GRAS”) eligible polyphenols (e.g., Myricetin, Hesperetin, Piperine) which have demonstrated antiviral effects with additional potential application as health supplements or medication. Polyphenols are sourced from fruits, vegetables, and other natural substances. Myricetin is a member of the flavonoid class of polyphenolic compounds with antioxidant properties. Hesperetin is a flavanone and Piperine is an alkaloid, commonly found in black pepper.

●	Laetose: Laetose technology is derived from a unique combination of sugar and inositol, which demonstrates the ability to inhibit the inflammatory and metabolic response of sugar alone. A sugar alternative which is believed to lower human glycemic indexes and is believed to be a breakthrough alternative sugar aimed to combat diabetes. The use of Laetose in a daily diet, compared to sugar, could result in 30% lower sugar consumption and lower glycemic index/load.

●	3F: A botanical compound believed to serve as an insect repellent and anti-microbial agent. 3F is a unique formulation of specialized ingredients (e.g. terpenes) from botanical sources with demonstrated effect as an insect repellent and an antimicrobial.

●	3F Mosquito Repellent: 3F repellent contains botanical ingredients that mosquitos avoid. These ingredients are scientifically proven1 to affect the mosquito’s receptors, essentially making the insect blind to a human’s presence. This can be utilized as a stand-alone repellent or as an additive in detergents, lotions, shampoo, and other substances to provide mosquito protection.

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●	3F Antimicrobial: 3F antimicrobial contains botanical ingredients known to kill viruses. These ingredients are scientifically proven to inhibit viral replication. This can be utilized as a stand-alone antimicrobial or as an additive in detergents, lotions, shampoo, fabrics, and other substances.

The business model of Impact BioMedical revolves around two methodologies – Licensing and Sales Distribution.

Impact develops valuable and unique patented technologies which will be licensed to pharmaceutical, large consumer package goods companies and other potential partners in exchange for usage licensing and royalties.

Intellectual Property

We strive to protect the intellectual property that we believe is important to our business, including seeking and maintaining patent protection intended to cover the composition of matter of our product candidates, their methods of use, their methods of production, related technologies and other inventions. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, including certain aspects of technical know-how.

Our commercial success depends in part upon our ability to obtain and maintain patent and other proprietary protection for commercially important technologies, inventions and know-how related to our business, defend and enforce our intellectual property rights, particularly our patent rights, preserve the confidentiality of our trade secrets and operate without infringing valid and enforceable intellectual property rights of others.

The patent positions for companies like us are generally uncertain and can involve complex legal, scientific and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our product candidates will be protectable or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently pursuing will be issued as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

Impact Biomedical’s discovery and development capabilities generate intellectual property which is owned and/or licensed from our direct efforts and our research partners.

Patents

We currently have sixty-nine (69) issued patents and more than sixty (60) pending patents in countries worldwide. These include composition and method patents.

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This foundation of intellectual property enables our out-licensing and commercialization efforts.

Trademarks

We have several trademarks related to Impact BioMedical.

Websites:

The primary corporate website we maintain is www.impactbiomedinc.com.

Markets and Competition

Impact Biomedical is focused on the discovery, development, and commercialization of products and technologies to address unmet needs in human healthcare and wellness. Specific areas of focus include specialty biopharmaceuticals, antivirals, antimicrobials, air quality, and consumer healthcare and wellness products, often derived from naturally sourced elements. These efforts compete with many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies, and public and private research institutions.

2026 Reverse Stock Split

Effective November 24, 2025, the Impact’s Board adopted resolutions to effect a Reverse Stock Split of the Company’s issued and outstanding Common Stock. The Majority Stockholders approved the Reverse Stock Split by written consent on December 30, 2025, in lieu of a meeting of stockholders permitted under the NRS and the Company’s Certificate of Incorporation and Bylaws.

Approval of the Corporate Action permits Impact to effect a Reverse Stock Split of our issued and outstanding Common Stock by a ratio of not less than 1-for-12.48 and not more than 1-for-50. In determining the ratio of the Reverse Stock Split, the Impact Board considered, among other things, factors such as:

●	the continuing listing requirements of the New York Stock Exchange American;
●	the historical trading price and trading volume of the Common Stock;
●	the number of shares of its Common Stock issued and outstanding;
●	the then-prevailing trading price and trading volume of its Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for its Common Stock; and
●	prevailing general market and economic conditions.

Background and Reason for the Reverse Stock Split

The Impact Board believes that, among the reasons described above, the number of outstanding shares of its Common Stock and low trading price of its Common Stock have contributed to a lack of interest in Impact from institutional and other investors and has made it difficult for Impact to attract new investors and conduct equity financings on attractive terms. Our Board believes that it may be necessary and prudent for Impact to effectuate the Reverse Stock Split because it would reduce the number of outstanding shares of its Common Stock to a level more consistent with other public companies with comparable market capitalizations.

For the reasons discussed herein, the Board believes that authorizing the Board to effect the Reverse Stock Split is in Impact and its stockholders’ best interests.

Environmental Compliance

It is the Company’s policy to conduct its operations in accordance with all applicable laws, regulations, and other requirements. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, particularly remediation and other compliance efforts that the Company may undertake in the future, in the opinion of management, compliance with the present environmental protection laws, before taking into account estimated recoveries from third parties, will not have a material adverse effect on the Company’s consolidated annual results of operations, financial position or cash flows.

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Government Regulation

We are faced with potential government regulations. If new legislation, regulations, or rules are implemented either by Congress, the U.S. Patent and Trademark Office (the “USPTO”), or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our patent monetization efforts and, in turn, our assets, expenses and revenue. United States patent laws have been amended by the Leahy-Smith America Invents Act. The America Invents Act includes several significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. In addition, the U.S. Department of Justice (“DOJ”) has conducted reviews of the patent system to evaluate the impact of patent assertion entities, such as our Company, on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could adversely impact our ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Moreover, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Corporate History

Impact BioMedical, Inc., incorporated in the State of Nevada on October 16, 2018, through the utilization of its intellectual property rights, or through investment in, or through acquisition of companies in human health and wellness.

Employees

The Company currently has two full-time employee and six shared employees with DSS as of December 31, 2024.

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IMPACT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that involve certain developments, risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections. This discussion should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2025, and 2024 and for the quarter ended June 30, 2026, and the related notes thereto. All dollar amounts referred to in this discussion and analysis are expressed in United States dollars except where indicated otherwise. References in this section to “we”, “our”, “us” and the “Company” generally refer to Impact and its consolidated subsidiaries.

Overview

Impact Biomedical Inc. (“IBO”. “Impact”, “Impact BioMedical”, “we”, “us”, “our” or the “Company”) discovers, confirms, and patents unique science and technologies which can be developed into new offerings in human healthcare and wellness in collaboration with external partners through licensing, co-development, joint ventures, and other relationships, and currently trades on the NYSE American under ticker symbol IBO.

Our business model includes partnering and potentially direct sales for commercialization and distribution. Potential licensors and development partners include pharmaceutical, consumer packaged goods companies and others, who would commercialize IBO technologies in exchange for milestone, and royalty payments. Currently, our operations are conducted, and our assets are owned through our principal subsidiaries: (i) Global BioLife, Inc. (“Global BioLife”), which was incorporated on April 14, 2017, (ii) Impact BioLife Science, Inc. (“Impact BioLife”), which was incorporated on August 28, 2020, (iii) Global BioMedical, Inc. (“Global BioMedical”), which was incorporated on April 18, 2017, and (iv) Sweet Sense, Inc. (“Sweet Sense”), which was incorporated on April 30, 2018.

Below is a list of our principal subsidiaries:

Impact BioLife Science, Inc. We are the sole owner of the outstanding equity of Impact BioLife Science, Inc.

Global Biomedical, Inc. We own 90.9% of Global Biomedical, Inc. outstanding equity.

Global BioLife, Inc. Through our majority owned subsidiary Global Biomedical, Inc., we own 81.8% of the issued and outstanding common stock of Global BioLife, Inc.

Sweet Sense, Inc. We own of 95.5% of the issued and outstanding common stock of Sweet Sense.

Impact BioMedical has several unique and proprietary technologies that are in continuing development.

Linebacker

Linebacker is a platform of small molecule electrophilically enhanced polyphenol compounds with potential application in oncology (solid tumors), inflammatory disorders, and neurology. Polyphenols are substances found in many nuts, vegetables, and berries. Linebacker compounds are modified Myricetin, which is a common plant-derived flavonoid. Myricetin exhibits a wide range of activities that include strong antioxidant and anti-inflammatory activities (source: NIH).

Linebacker can potentially be developed as monotherapy or co-therapy to down-regulate PIM (proviral integration site for Moloney murine leukemia virus) kinase which plays a key role as an oncogene in various cancers (e.g. colon, lung, prostate, breast). Additional potential applications include inflammatory disorders and neurology.

Linebacker-1 and Linebacker-2 compounds have been licensed to ProPhase Laboratories (NASDAQ: PRPH) for development and commercialization worldwide, from which Impact Biomedical could receive future milestone and royalty payments.

Laetose

Laetose™ technology demonstrates compelling potential in reducing caloric intake and glycemic index in foods, while also inhibiting tumor necrosis factor alpha (TNF-α), a cytokine associated with inflammatory chronic diseases (data on file with IBO).

The patented formulation has potential to inhibit the inflammatory and metabolic response of sugar alone and has potential applications in therapeutic administration to reduce or limit inflammatory or metabolic diseases (e.g., diabetes). Use of Laetose in a daily diet, compared to sugar, could result in 30% lower sugar consumption and lower caloric and glycemic index/load.

Laetose has a unique composition patent allowed in the United States and other countries worldwide.

IBO is actively seeking potential partners for further development and commercialization of Laetose as a consumer-packaged or biopharmaceutical offering worldwide.

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Functional Fragrance Formulation (“3F”)

3F is a suite of “functional fragrances” containing specialized botanical ingredients (e.g., terpenes) with potential application as an antimicrobial, or as an additive in insect repellents, detergents, lotions, shampoo, fabrics and other substances to increase effectiveness.

IBO has partnered with the Chemia Corporation (St. Louis, MO) to pursue development of the 3F technology. Chemia is a leading developer and manufacturer of fragrances and flavors.

In addition to Chemia, IBO is actively seeking potential partners for further development and commercialization of 3F worldwide, given the broad application of this technology.

Composition patents have been issued in the U.S. and are pending in other countries.

Equivir

Equivir/Equivir G technology is a novel blend of FDA Generally Recognized as Safe (GRAS) eligible polyphenols (e.g. Myricetin, Hesperetin, Piperine) which have demonstrated antiviral effects with additional potential application as health supplements or medication. Polyphenols are substances found in many nuts, vegetables, and berries. Myricetin is a member of the flavonoid class of polyphenolic compounds with antioxidant properties. Hesperitin is a flavanone and Piperine is an alkaloid, commonly found in black pepper.

Equivir/Equivir G is licensed to ProPhase Laboratories for development and commercialization worldwide. ProPhase Lab’s initial focus is for use as an over-the-counter offering for upper respiratory wellness. Additional applications could be pursued in the future.

Method and composition patents are issued in the U.S. and other countries.

Emerging Technology

Impact BioMedical continually evaluates additional proprietary technologies that are in various phases of development. These include, and are not limited to biopharmaceuticals, indoor air quality products, preservatives, bioplastics, personalized medicine (e.g. genomics, diagnostics), nanotechnology, cannabis products and technology, pain management, and others.

These activities include discussions with potential companies/technologies which, subject to completion of diligence, and approval of the respective management boards, could potentially expand the offerings of Impact Biomedical Inc. There is no assurance that anyone, or all, of these will result in a material transaction and this is exemplary of consistent and ongoing search and discovery efforts within Impact Biomedical Inc.

The Company was incorporated in the State of Nevada as a for-profit company on October 16, 2018, and established a fiscal year end of December 31st. The Company issued 9,000 shares to Global BioMedical Pte. Ltd., which was wholly–owned by Alset International Limited (formally Singapore eDevelopment Limited), a multinational public company, listed on the Singapore Exchange Securities Trading Limited (“SGXST”). On March 31, 2020, the Company issued 125,064,621 shares of common stock to its sole shareholder Global BioMedical Pte. Ltd. On July 24, 2020, the Board approved the Stock Split, pursuant to which each share of the Company’s common stock issued and outstanding was split into nine shares of the Company’s common stock. The numbers of authorized common stock and issued and outstanding common stock in the reporting periods were retrospectively adjusted for the stock split.

On March 12, 2020 Alset International Limited (“Alset”), a related party, Global BioMedical Pte Ltd., a related party, DSS, Inc (“DSS”), a related party, and DSS BioHealth Security Inc. (“DSS BioHealth”), a related party, signed Term Sheets and subsequently on April 21, 2020, these four companies entered into Share Exchange Agreement (“Share Exchange”), based on which Global BioMedical Pte Ltd., agreed to sell all of the issued and outstanding shares of the Company to DSS BioHealth in exchange for the combination of common and preferred shares of DSS. Under the terms of the Share Exchange, DSS issued 483,334 shares of the DSS Common Stock nominally valued at $6.48 per share, and 46,868 newly issued shares of the DSS Series A Convertible Preferred Stock (“Series A Preferred Stock”), with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. Due to several factors, including a discount for illiquidity, the value of the Series A Preferred Stock was discounted from $46,868,000 to $35,187,000, thus reducing the final consideration given to approximately $38,319,000. The Company’s Chairman, Heng Fai Ambrose Chan, a related party, who is also the largest shareholder of Alset, at the time of the signing of the Share Exchange Agreement was the beneficial owner of approximately 18.3% of the outstanding shares of DSS and is the Chairman of the Board of Directors of DSS. On August 21, 2020, the transaction was concluded, and the Company became a direct wholly owned subsidiary of DSS BioHealth. In connection with the acquisition, and the related accounting determination, DSS BioHealth has elected to apply push-down accounting and reflect in its financial statements of Impact BioMedical, the fair value of its assets and liabilities. Utilizing an income approach, the Company has completed its valuations of certain developed technology and pending patents assets acquired in the transaction as well the fair value of the non-controlling interests. More specifically, a Multi-Period Excess Earnings Method (“MPEEM”) estimates the value of an intangible asset by quantifying the amount of residual (or excess) estimated cash flows generated by the asset and discounting those cash flows to the present. These have been valued at approximately $22,260,000 and $3,910,000, respectively, and are included on the Consolidated Balance Sheet on December 31, 2020. Estimated useful life of these assets is twenty years, based on the remaining terms of the related patents, with annual amortization approximating $1,113,000. The Company has also completed its valuation of goodwill and deferred tax liabilities of Impact BioMedical, and has recorded goodwill of approximately $25,093,000, driven by other intangible assets that do not qualify for separate recognition, and a deferred tax liability of approximately $5,234,000. During the Company’s annual review of goodwill, it was deemed necessary to impair it in full during the year ended December 31, 2024.

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Revenue

	Three months ended June 30, 2026	Three months ended June 30, 2025	% Change	Six months ended June 30, 2026	Six months ended June 30, 2025	% Change

Biotech retail sales	$3,000	$7,000	-57%	$10,000	$7,000	43%

Total revenue	$3,000	$7,000	-57%	$10,000	$7,000	43%

Revenue consists of sales of the Company’s retail sales of its Celios air purification technology. It includes online and third-party distributor sales. This is a new product line acquired in February of 2025 via the Company’s transaction with DSS PureAir.

Costs and expenses

	Three months ended June 30, 2026	Three months ended June 30, 2025	% Change	Six months ended June 30, 2026	Six months ended June 30, 2025	% Change

Cost of revenue	$1,000	$1,000	0%	$1,000	$1,000	0%
Sales, general and administrative compensation	167,000	244,000	-32%	346,000	492,000	-30%
Stock-based compensation	-	2,000	-100%	1,440,000	3,000	47900%
Sales and marketing	-	1,000	-100%	1,000	20,000	-95%
Professional Fees	92,000	411,000	-78%	350,000	634,000	-45%
Research and development	76,000	75,000	1%	123,000	178,000	-31%
Depreciation and Amortization	284,000	288,000	-1%	569,000	571,000	0%
Rent and utilities	18,000	18,000	0%	36,000	37,000	-3%
Other operating expenses	67,000	120,000	-44%	134,000	236,000	-43%

Total costs and expenses	$705,000	$1,160,000	-39%	$3,000,000	$2,172,000	38%

Costs of revenue includes all direct costs of the Company’s retail sales of its Celios air purification technology. It includes online and third party distributor sales and consists of materials, third party warehousing, and transportation costs. This asset was acquired during the first quarter of 2025.

Selling, general and administrative compensation costs decreased 32% and 30%, respectively for the three and six months ended June 30, 2026 and 2025, due to reductions in pay for a certain employee of the Company as well as a reduction in bonus accruals year over year.

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Stock based compensation includes expense charges for all stock-based awards to employees, directors, and consultants. Such awards can include option grants, warrant grants, and restricted and unrestricted stock awards. In January 2026, the Company granted and issued 3,200,000 shares of Common Stock to various individuals including executives, board members, audit committee members, etc. The agreement included the individuals rescinding and cancelling any and all unexercised stock options previously granted. The Company recorded stock-based compensation expense of approximately $1,440,000.

Sales and marketing costs, which includes internet and trade publication advertising, press releases, travel and entertainment costs. These decreased 100% and 95% for the three and six months ended June 30, 2026, as compared to the three and six months ended June 30, 2025. The decrease in cost for the three and six months ended June 30, 2025 is due to efforts to reduce cost.

Professional fees decreased 78% and 45% for the three and six months ended June 30, 2026, as compared to the three and six months ended June 30, 2025. These costs consist primarily of consulting and legal services associated with developing and implementing Impact BioMedical’s business plan as well as cost associates with the due diligence in connection with potential merger and/or acquisitions and have decreased as all other engagements of professional services have been eliminated or significantly reduced as the Company explores potential mergers and/or acquisitions.

Research and development costs represent costs consisting primarily of independent, third-party testing of the various properties of each technology the Company owns, research on new technologies as well as cost to patent newly developed technologies and other related fees for the development of new technologies. Research and development increased 1% and decreased 31% for the three and six months ended June 30, 2026, as compared to the three and six months ended June 30, 2025 due primarily to a decrease in spending on identifying new technologies as well as pausing the spend on several in-development technologies.

Depreciation and amortization expense decreased 1% remained flat for the three and six months ended June 30, 2026 as compared to the same periods for June 30, 2025 and represents the amortization of the associated with the developed technology and patents acquired as part of the acquisition of Impact BioMedical by DSS as well as the amortization of the Celios patents acquired during the first quarter of 2025.

Rent and utilities represents costs associated with office space located at 1400 Broadfield Blvd, Suite 100 Houston TX which the Company began subletting from DSS during the first quarter of 2024. These costs remained flat for the three and six months ended June 30, 2026 as compared to the same periods for June 30, 2025 as there were no rent increases.

Other operating expenses consist primarily of office supplies, IT support, travel, third party warehousing cost, and insurance costs. These costs decreased 43% and 42% for the three and six months ended June 30, 2026, as compared to the three and six months ended June 30, 2025 due primarily to efforts by management of the Company to control such costs.

Other Income (Expense)

	Three months ended June 30, 2026	Three months ended June 30, 2025	% Change	Six months ended June 30, 2026	Six months ended June 30, 2025	% Change

Interest income	$2,000	$3,000	-33%	$7,000	$7,000	0%
Change in fair value of note payable, related party	-	(12,942,000)	-100%	-	(12,942,000)	-100%
Interest expense	-	(260,000)	-100%	-	(531,000)	-100%

Total other income	$2,000	$(13,199,000)	100%	$7,000	$(13,466,000)	100%

Interest income is recognized on the Company’s notes receivable. Interest income was relatively flat for three and six months ended June 30, 2026 as compared to the same periods for June 30, 2025 as the outstanding principal balance remained flat.

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Change in fair value of note payable, related party is related to the promissory note with DSS (“DSS Note”). During the fiscal year ended 2024, the Company amended the terms of its outstanding principal balance of the DSS Note. Previously, the Note required repayment solely in cash; however, pursuant to the second amendment executed which went into effect on September 16, 2024, the Company now has the option to settle the Note in either cash or shares of the Company’s common stock, subject to certain conditions. In accordance with ASC 480, Distinguishing Liabilities and Equity, and ASC 825, Financial Instruments, the Company remeasured the fair value of the DSS Note as of the modification date and again as of June 30, 2025. As a result, the Company recognized a fair value adjustment of $12,942,000 for the three and six months ended June 30, 2025. This note was settled and paid off in October 2025.

Interest expense is recognized on the Company’s debt to DSS. Interest expense increased 33% and 0% for the three and six months ended June 30, 2026 as compared to June 30, 2025, due to the settlement and payoff of the outstanding debt in October 2025.

Net loss

	Three months ended June 30, 2026	Three months ended June 30, 2025	% Change	Six months ended June 30, 2026	Six months ended June 30, 2025	% Change

Net loss	$(700,000)	$(14,352,000)	-95%	$(2,983,000)	$(15,631,000)	-81%

For the three and six months ended June 30, 2026 and 2025, the Company recorded decreases in net loss of 95% and 81%. The decrease in net loss is attributable to the Company’s cost is driven by the fair value adjustment to the Company’s debt with DSS recorded during 2025 offset by increases in stock based compensation approximating $1,440,000 recorded in Q1 2026..

LIQUIDITY AND CAPITAL RESOURCES

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

The Company has historically met its liquidity and capital requirements primarily through debt financing. The Company’s management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

Cash Flow from Continuing Operating Activities

Net cash provided by operating activities was $6,000 for the six months ended June 30, 2026 as compared to cash used by operating activities of $1,376,000 for the six months ended June 30, 2025. This fluctuation is driven by less payments of the Company’s accounts payable by approximately $279,000, amounts due to related party of approximately $709,000, as well as decrease in net loss after reconciling items of approximately $419,000

Cash Flow from Investing Activities

Net cash provided by investing activities was $1,000 and $1,000 for the six months ended June 30, 2026 and June 30, 2025, respectively. This activity is due to payments received on notes receivable during 2026 and 2025.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues, or expenses.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in our financial statements and accompanying notes. The financial statements as of December 31, 2025, describe the significant accounting policies and methods used in the preparation of the financial statements. There are no additional material changes to such critical accounting policies as of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

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Revenue

	Year ended December 31, 2025	Year ended December 31, 2024	% Change
Revenue
Biotech retail sales	$32,000	$-	NA

Total Revenue	$-	$-	NA

Revenue - Consists of sales of the Company’s retail sales of its Celios air purification technology. It includes online and third party distributor sales. This is a new product line acquired in February of 2025 via the Company’s transaction with DSS PureAir (see Note 10).

Costs and expenses

	Year ended December 31, 2025	Year ended December 31, 2024	% Change

Cost of revenue	$424,000	$-	N/A
Sales, general and administrative compensation	860,000	699,000	23%
Stock-based compensation	13,000	19,000	-32%
Sales and marketing	24,000	633,000	-96%
Professional Fees	1,005,000	446,000	125%
Research and development	340,000	278,000	22%
Depreciation and Amortization	1,145,000	1,119,000	2%
Rent and utilities	74,000	32,000	131%
Impairment of goodwill	-	25,093,000	-100%
Impairment of fixed assets	-	263,000	-100%
Loss on disposal of fixed assets	12,000	-	N/A
Other operating expenses	417,000	171,000	144%

Total costs and expenses	$4,314,000	$28,753,000	-85%

Costs of revenue includes all direct costs of the Company’s retail sales of its Celios air purification technology. It includes online and third party distributor sales and consists of materials, and transportation costs. This asset was acquired during the first quarter of 2025 and the Company did not incur any related costs in 2024. At December 31, 2025, approximately $419,000 of Celios inventory was impaired.

Selling, general and administrative compensation costs increased 23% for the year ended December 31, 2025, as compared to the year ended December 31, 2024 due to additional headcount year over year as well as bonuses paid or accrued for certain Company personnel.

Stock based compensation includes expense charges for all stock-based awards to employees, directors, and consultants. Such awards can include option grants, warrant grants, and restricted and unrestricted stock awards.

Sales and marketing costs, which includes internet and trade publication advertising, press releases, travel and entertainment costs. These decreased 96% for the year ended December 31, 2025 as compared to the year ended December 31, 2024 due to Company efforts to reduce travel, marketing and entertainment costs.

Professional fees increased 125% for the year ended December 31, 2025, as compared to year ended December 31, 2024. These costs consist primarily of consulting and legal services associated with developing and implementing Impact BioMedical’s business plan, these costs increased in 2025 as the Company began to enact its business plan post IPO as well as due diligence in connection with potential mergers and/or acquisitions.

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Research and development costs represent costs consisting primarily of independent, third-party testing of the various properties of each technology the Company owns possesses as well as research on new technologies. Research and development increased 22% for the year ended December 31, 2025, as compared to year ended December 31, 2024 due to costs incurred on existing and developing patents.

Depreciation and amortization expense increased 2% for year ended December 31, 2025 compared to year ended December 31, 2024 and represents the amortization of the associated with the developed technology and patents as well as the amortization of the Celios patents acquired during the first quarter of 2025.

Rent and utilities represents cost associated with office space located at 275 Wiregrass Pkwy Henrietta, NY 14586 which the Company began subletting from DSS during the first quarter of 2024. During the forth quarter of 2024, the Company increased the amount of space sublet from DSS, driving the increase year over year.

Impairment of goodwill during the 4th quarter of 2024, the Company performed qualitative and quantitative assessments of the goodwill value associated with the Company determined that as of December 31, impairment was required.

Impairment of fixed asset is the impairment of marketing assets in development that in 2024 the Company decided to forego completion.

Loss on disposal of fixed assets represents the net book value of certain assets of the Company that were disposed of during the year ended December 31, 2025.

Other operating expenses consist primarily of office supplies, IT support, sales and marketing costs, travel and insurance costs. These costs increased 144% for year ended December 31, 2025, as compared to year ended December 31, 2024, due primarily to increases in directors and officers insurance obtained post IPO as well as incurring third party warehousing cost associated with storage of the Company’s Celios technology acquired during Q1 of 2025.

Other (Expense) Income

	Year ended December 31, 2025	Year ended December 31,2024	% Change

Interest income	$13,000	$13,000	0%
Change in fair value of note payable, related party	(9,388,000)	5,068,000	-285%
Interest expense	(793,000)	(1,065,000)	-26%

Total other (expense) income	$(10,168,000)	$4,016,000	353%

Interest income is recognized on the Company’s notes receivables. Interest income remained flat for year ended December 31, 2025 as compared to the year ended December 31, 2024 as the outstanding principal balance remained flat.

Change in fair value of note payable, related party is related to the promissory note with DSS (“DSS Note”). During the fiscal year ended 2024, the Company amended the terms of its outstanding principal balance of the DSS Note. Previously, the Note required repayment solely in cash; however, pursuant to the second amendment executed which went into effect on September 16, 2024, the Company now has the option to settle the Note in either cash or shares of the Company’s common stock, subject to certain conditions. In accordance with ASC 480, Distinguishing Liabilities and Equity, and ASC 825, Financial Instruments, the Company remeasured the fair value of the DSS Note as of the modification date and again as of December 31, 2025. As a result, the Company recognized a fair value adjustment (loss) of $9,388,000 for the year ended December 31, 2025 as compared to a gain of $5,068,000 for the year ended December 31, 2024 (see Note 9).

Interest expense is recognized on the Company’s debt to DSS decreased year over year due to debt being converted to equity in October of 2025.

Net Loss

	Year ended December 31, 2025	Year ended December 31, 2024	% Change

Net loss	$(11,870,000)	$(24,770,000)	-52%

For the year ended December 31, 2025, the Company recorded net loss of $11,870,000, as compared to a net loss of $24,770,000 for the year ended December 31, 2024. Net loss for the year ended December 31, 2025 loss is attributable to the Company’s cost associated with additional head count, the incurring 12 months of directors’ and officers’ insurance post IPO, the increase in professional fees associated with the execution of the Company’s business plan, As well as the fair value adjustment (loss) on the Note payable, related party. The decrease in net loss over year is attributable to the Company’s impairment of goodwill as of December 31, 2024 offset the change in fair value (gain) of the amended Note payable, related party. Further, The company recorded a tax benefit of $2,580,000 for the tax year ending December 31, 2025. (See Note 11).

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Liquidity and Capital Resources

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

The Company has historically met its liquidity and capital requirements primarily through debt financing. The Company’s management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

Cash Flow from Operating Activities

Net cash used by operating activities was $1,890,000 for the year ended December 31, 2025 as compared to cash used by operating activities of $2,854,000 for the year ended December 31, 2024. This decrease driven by a reduction in prepaid and other current assets of approximately $391,000, as well as a reduction in cash outlay for accounts payable of approximately $906,000.

Cash Flow from Investing Activities

Net cash provided by investing activities was $3,000 for the year ended December 31, 2025 as compared to $2,000 for the year ended December 31, 2024. This activity remains flat and is associated with interest collected on a Company’s notes receivable.

Cash Flow from Financing Activities

Net cash used by financing activities for the year ended December 31, 2025 was $109,000 and represents borrowings from DSS of $184,000, offset by payments of $293,000. Financing activities for the year ended December 31, 2024 represents $1,124,000 in borrowings from DSS and $3,726,000 in proceeds from the Company’s IPO, net of issuances costs.

Continuing Operations and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

To continue as a going concern, the Company is exploring several options to raise capital including but not limited to, capital raises via its listing on the NYSE American under the ticker symbol IBO as well as debt financing. The Company’s management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during 2025 or 2024.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in our financial statements and accompanying notes. The financial statements as of December 31, 2025, describe the significant accounting policies and methods used in the preparation of the financial statements. There have been no material changes to such critical accounting policies as of the Annual Report on Form 10-K for the year ended December 31, 2025.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets.

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

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The carrying amounts reported in the balance sheet of cash and cash equivalents, prepaids, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of notes receivable approximates their carrying value as the stated or discounted rates of the notes do reflect recent market conditions. The Company’s investments are recorded at cost as the fair value of these investment in is not readily available. The fair value of notes payable approximates its carrying value as the stated interest rate reflects recent market conditions.

Goodwill

Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. FASB ASC Topic 350 provides an entity with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of the qualitative factors considered in applying this test include consideration of macroeconomic conditions, industry and market conditions, cost factors affecting the business, and overall financial performance of the business. If, after completing the assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company will proceed to a quantitative test. If qualitative factors are not deemed sufficient to conclude that the fair value of the reporting unit more likely than not exceeds its carrying value, then a one-step approach is applied in making an evaluation. The evaluation utilizes an income approach (discounted cash flow analysis). The computations require management to make significant estimates and assumptions, including, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital, and earnings growth assumptions. The Company believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. A discounted cash flow analysis requires management to make various assumptions about future sales, operating margins, capital expenditures, working capital, and growth rates. Cash flow projections are derived from one-year budgeted amounts plus an estimate of later period cash flows, all of which are determined by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair values of recognized and unrecognized assets and liabilities of the reporting unit. Projected cash flows, evaluated using a 26.3% discount rate and 3.0% terminal growth, indicated equity fair value far below the carrying amount, driven by limited historical revenues and sustained operating losses. Additional working-capital and related-party debt balance considerations further reduced equity value in the analysis. Taken together, these factors constituted triggering events and supported recording a goodwill impairment in the amount of $25,093,000 as of December 31, 2024 representing the full goodwill balance. Goodwill is $0 as of December 31, 2025.

Intangible Assets

The estimated fair values of acquired intangibles are generally determined based upon future economic benefits such as earnings and cash flows. Acquired identifiable intangible assets are recorded at fair value and are amortized over their estimated useful lives. Acquired intangible assets with an indefinite life are not amortized but are reviewed for impairment at least annually as of December 31st, or more frequently whenever events or changes in circumstances indicate that the carrying amounts of those assets are below their estimated fair values. Impairment is tested under ASC 350. No impairment was recognized as of December 31, 2025 or year ended December 31, 2024.

Continuing Operations and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

To continue as a going concern, the Company is exploring several options to raise capital including but not limited to, capital raises via its listing on the NYSE American under the ticker symbol IBO as well as debt financing. The Company’s management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

Revenue

The Company has adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”). The Company enters into licensing and development agreements with collaborators for the development of its technologies. The terms of these agreements contain multiple performance obligations which may include (i) licenses, or options to obtain licenses, to the Company’s technology, (ii) rights to future technological improvements, and/or (iii) research activities to be performed on behalf of the collaborative partner. Payments to the Company under these agreements may include upfront fees, option fees, exercise fees, payments based upon the achievement of certain milestones, and royalties on product sales. Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under the agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when or as the performance obligation is satisfied at a specific point in time.

The Company recognizes its revenue on the sale of its Celios technology based on when the product is shipped to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for shipped product. Sales and other taxes billed and collected from customers are excluded from revenue.

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INFORMATION ABOUT ZOAR

The below is an overview of Zoar’s business and certain other information about Zoar that may be relevant to investors. For purposes of this section the words “we,” “our,” “us,” “Zoar,” and the “Company” refers to Zoar Bio Labs Limited and its subsidiaries and Dr Vishys SIA Limited.

Our Mission

We strive to be a leading manufacturer of a broad spectrum of active pharmaceutical ingredients (APIs) and intermediates for life-saving drugs across borders to the emerging markets and beyond, leveraging wide-ranging CDMO services.

Overview

We are an established pharmaceutical company that specializes in development, manufacturing and distribution of APIs and intermediates, leveraging our collaboration with our selected CMOs. We provide CDMO services leveraging our proprietary technical knowhow in developing and manufacturing complex APIs and intermediates for special therapeutic areas, including in-depth chemical composition analysis, formulation, API and intermediate manufacturing, and quality control, to produce customized APIs and intermediates meeting customer requirements for product specifications and therapeutic effects, such as unique design in both formulation and manufacturing process. We expect to sell our products under our new brand name “ZoarTM”.

APIs are the main ingredients in a medication that causes the desired effect of the medication, while intermediates are compounds produced as precursors for the synthesis of generating an API. Currently, the customized APIs and intermediates we produce are classified into six (6) main categories by therapeutic effects, consisting of (i) anti-cancer, (ii) anti-coagulants, (iii) anti-malarial, (iv) anti-viral, (v) bronchodilators, and (vi) anti-respiratory. Our CDMO services are backed by a team of seasoned scientists who conduct in-depth chemical composition analysis to address the complex and changing requirements of our customers. We believe our capability of producing anti-cancer APIs and our overall R&D capabilities pave our way to implement our growth strategy of expanding the product offering with orphan drugs.

Our selected CMOs must possess the requisite licenses and regulatory compliance and equipped with the facilities and production capabilities that meet our strict selection standards.

Through our direct sales or distribution by our distributors, we currently offer over 35 pharmaceutical APIs and intermediate products, directly or through our distributors, to more than 35 countries through a robust network of approximately 100 distributors and pharmaceutical partners across Europe, Africa, the Middle East, India, Asia, and Central and South America. Our financial performance has grown rapidly in recent years. Our revenues recorded $556.4 million and $651.7 million in the years ended March 31, 2025 and 2026, respectively, representing an increase of $95.3 million or 17%. Our net income increased from $62.7 million for the year ended March 31, 2025 to $77.7 million for the year ended March 31, 2026 of $15 million or 24%. Our gross profit increased from $93.4 million for the year ended March 31, 2025 to $111.2 million for the year ended March 31, 2026.

Our Corporate History

In 2012, Dr Ashleys Limited, a company incorporated in Hong Kong (the “Hong Kong Co”), was formed by Mr. Visvanats (“Mr. Visvanats”). On August 20, 2025, Dr Ashleys Limited was renamed to “Dr Ashleys HK Limited.” On June 12, 2026, Dr Ashleys HK Limited was renamed to “Zoar HK Limited” (“Zoar HK”).

On June 6, 2025, Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company, was formed as a holding company. On July 7, 2025, Dr Ashleys Bio Labs Limited entered into a securities purchase agreement with Mr. Visvanats and the Hong Kong Co to acquire all issued and outstanding ordinary shares of the Hong Kong Co from Dr. Visvanats, in exchange for the issuance of 99 ordinary shares, par value $0.0001 per share of Dr Ashleys Bio Labs Limited to Dr. Visvanats. As a result, the Hong Kong Co became a wholly-owned subsidiary of Dr Ashleys Bio Labs Limited. On April 14, 2026, Dr Ashleys Bio Labs Limited was renamed to “Zoar Labs Limited.” Dr Ashleys Bio Labs Limited and Zoar Labs Limited are each referred to in this section as “Zoar Labs,” as applicable.

Dr Vishys SIA Limited

In 2014, Rupus Global Limited (“Rupus”) was formed by Mr. Visvanats as a Hong Kong company. On September 16, 2024, Rupus was renamed to “Dr Vishys SIA Limited” (“Dr Vishys”).

On January 1, 2024, Rupus and the Hong Kong Co entered into a business buyout agreement, pursuant to which Rupus agreed to transfer all present and future business assets, trademarks, patents, retained profits, stock and other credits lying in the name of Rupus to the Hong Kong Co, in exchange for the issuance of 117,000,000 ordinary shares, HKD$1 per share of the Hong Kong Co to Dr Visvanats, as the sole shareholder of Rupus. Subsequently, Rupus commenced the transfer of its operations to the Hong Kong Co, which was completed in March 2025, as a result of which, Dr Vishys ceased to have any material operations. The transfer is reflected in the consolidated financial statements for the years ended March 31, 2025 and 2026. On February 12, 2026, with the consent of Impact, Zoar Labs entered into a securities exchange agreement with Mr. Visvanats and Dr Vishys, to acquire all issued and outstanding ordinary shares of the Dr Vishys from Dr. Visvanats, in exchange for the issuance of 100 ordinary shares, par value $0.0001 per share of Zoar Cayman to Dr. Visvanats. As a result, Dr Vishys became a wholly-owned subsidiary of Zoar Cayman. As of the date of this prospectus, Zoar Cayman is in the process of dissolving Dr Vishys, which is expected to be completed after fulfilling the regulatory procedures and is expected to take place as early in the second half of 2026.

Our Strengths

We believe we are uniquely positioned in a competitive market, primarily based on the following factors:

●	Global Reach and Market Penetration: We have established a strong global emerging markets presence, distributing our products across more than 35 countries. This extensive market reach allows us to access diverse markets, increase our customer base and enhance our brand name. By leveraging our global distribution network and established brand name recognition, we are committed to growing the market penetration in our established markets and tap into new markets to continuously expand our global sales.

●	Full-spectrum CDMO services: We provide CDMO services of complex APIs and intermediates for drugs in specific therapeutic areas, including in-depth chemical composition analysis and formulation, manufacturing, and quality control. Our technical team conducts a chemical composition analysis test at our R&D facility equipped with a team of seasoned scientists, along with proprietary manufacturing technology knowhow to ensure accurate and consistent manufacturing of high-quality products. We select qualified CMOs to scale up manufacturing and our technical team ensures proper tech transfers to our CMOs, so that the products are manufactured to our standards. We also perform quality assurance testing to the finished products made by our CMOs prior to delivering them to our clients, to ensure consistent high quality of our products, which meets customer specifications. We are also in the process of building and expanding our own in-house research and manufacturing facilities with the near-term goal of having in-house manufacturing capabilities to ensure quality control and operational efficiency of our products.

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●	Innovative Product Portfolio: We boast a diverse product portfolio that includes both specialty and generic drug APIs and intermediates, leveraging our strength in formulation and manufacturing know-how. This strategic focus allows us to cater to a wide range of medical needs, from common health conditions to rare and complex diseases. By investing in the development of innovative APIs and intermediates, we aim to contribute to addressing various unmet medical needs which potentially help improve the quality of life for patients.

●	Strategic Partnerships and Collaborations: We have forged strategic partnerships and collaborations with reputable healthcare experts, biotech companies and other pharmaceutical manufacturers. These alliances may potentially enhance our research and development capabilities, accelerate our product development, and enhance our market recognition. By working together with key stakeholders, we expect to leverage collective expertise and resources to drive innovation and deliver innovative high-quality healthcare solutions.

●	Commitment to Quality Control and Compliance: We adhere to stringent quality control measures and regulatory standards to ensure the safety and efficacy of our products. Our commitment to quality and compliance has earned us a reputation for reliability and trustworthiness in the pharmaceutical industry, which is evidenced by our long-term business relationships with a variety of pharmaceutical distributors.

●	Visionary and dedicated management team. We are led by a management team with prominent strategic vision, in-depth industry expertise, extensive managerial and operational experience, and proven execution capability. Dr Kanans Visvanats, our founder and Chief Executive Officer, is an award-winning market leader with over a decade of experience in the pharmaceutical industry and a long-term vision for lowering manufacturing costs for pharmaceutical products. Daphne Huang, our Chief Financial Officer, has more than a decade of operating and financial management experience with global private and public companies in industrial manufacturing, pharmaceutical and healthcare, and technology sectors. With the visionary leadership of Mr. Visvanats and executive expertise of Ms. Huang, we are positioned to efficiently manage our growth and development potentials.

Our Growth Strategies

We plan to achieve our mission through the following key strategies:

●	Geographic Expansion: We are focused on continued expansion of our presence in emerging markets with growing healthcare needs. We aim to increase market share in regions like Asia, Middle East, Central and South America, and Africa by establishing local partnerships, distribution channels, and manufacturing networks.

●	Product Portfolio Diversification with APIs and Intermediates to Finished Dosages in New Therapeutic Segments and Orphan Drugs. We aim to broaden our product portfolio by launching new therapeutic segments and enhancing our range of product offerings in all forms from the existing APIs and Intermediates offerings to extending into development and manufacturing of finished dosage drugs for both specialty and generic drugs. Continuous product innovation is essential to meet our customer demand on product specifications and therapeutic effect. We plan to continue growing our orphan drug development and manufacturing capabilities from the existing APIs to finished dosage drugs, as well as expand into selective therapeutic areas leveraging our expertise in developing and manufacturing anti-cancer API products.

●	Development of Latvia facilities with in-house manufacturing and R&D capabilities. While we plan to continue the current lean manufacturing operation model of leveraging production of contract manufacturers, we plan to invest in building our in-house manufacturing capability to ensure better quality control and improve operational efficiency for the manufacturing. Dr. Visvanats, our controlling stockholder, intends to initiate the buildout of a pharmaceutical R&D and manufacturing facility in Latvia. These facilities will enhance our capabilities in producing cost-effective and technologically advanced therapies including orphan drugs, for rare diseases, such as blood cancers and inherited conditions. In terms of improving our R&D capabilities, in addition to growing our R&D team, we expect our R&D facility in Latvia to be dedicated to drug innovation from APIs and intermediates to finished dosage. Upon completion of the Latvia facility, we will be able to achieve our near-term strategy of expanding our R&D capacity and establishing our first in-house manufacturing facility. For more information regarding development of Latvia facilities, see “Risk Factors – Risks Related to Our Business - We may not be able to successfully implement our development of Latvia facilities to build in-house production and improve our in-house R&D capabilities on a timely basis, or at all, which may materially and adversely affect our business operations.”

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●	Collaborations and Partnerships: While we target to develop our in-house R&D capabilities, we believe that it is essential to actively maintain ongoing collaborations and partnerships with leading research institutions, biotechnology firms, and academic organizations for our API portfolios, including leveraging our established relationships with reputable industry players. These strategic alliances enhance our overall R&D capabilities, accelerate development of innovative therapies, and facilitate access to advanced technologies.

●	Developing a robust patent portfolio: Creating a robust patent portfolio is a key growth strategy as it is an important pillar for us to secure a competitive edge and safeguard our innovation for the long-term. By investing in a diverse range of patents, we can protect our intellectual property, prevent competitors from copying its innovations, and open up new revenue streams through licensing agreements. The merger with Impact marks an important step in achieving this key growth initiative.

●	Supply Chain Optimization: We focus on optimizing our supply chain to ensure the timely and efficient delivery of high-quality products. We aim to enhance supply chain resilience by developing in-house manufacturing capabilities, diversifying our supplier base, implementing risk management strategies, and adopting advanced supply chain technologies.

Our Product Process

We are a developer, manufacturer and distributor of customized APIs and intermediates. Our strong formulation and manufacturing knowhow has been the key contributor to our CDMO revenue growth in complex APIs and intermediates for specific therapeutic areas. Our unwavering focus on product quality is evidenced in selective qualifications of CMOs to ensure they possess the production facilities and equipment and recruit qualified personnel that meet our standard requirement, upon tech transfer, as well as our quality assurance control of the products manufactured by our CMOs prior to deliver to our customers. We maintain most of our relationships with CMOs by entering into purchase orders with the CMOs. As of March 31, 2026 and 2025, we had 48 CMOs and 28 CMOs.

We control and design the product development and production process, including chemical composition analysis, formulation, production technology design and guidance, qualify control, and finished production inspection. Our selected contract manufacturers are responsible for manufacturing the products strictly following our manufacturing requirements.

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The below sets forth our production process flow chart:

Collaboration with Apex Drugs Limited

We have entered into a contract manufacturing agreement with Apex Drugs Limited (“Apex”), a corporation based in India, which possesses certain laboratory equipment and ancillary equipment that we may utilize, the necessary manufacturing facility at its plant in Telangana, India and licenses to manufacture certain products specified by us, and the necessary technical know-how in the manufacture of certain products and business and technical knowledge (the “Apex Contract Manufacturing Agreement”) for an initial term of 60 months ending March 31, 2030, renewable at our option.

Pursuant to the Apex Contract Manufacturing Agreement, we agree with Apex on the following:

●	Manufacture – Apex shall manufacture specified products exclusively for us at its Telangana plant on a contract basis in such quantities specified by us. We are responsible for providing the relevant raw materials.

●	License and regulatory compliance – Apex shall obtain and maintain all the necessary approvals and licenses.

●	Equipment and facilities — Apex retains ownership of the plant and premises and grants us right of use only over the premises. We own specified laboratory, R&D, and process equipment installed at the plant.

●	Raw Materials – We supply raw and packaging materials. Improper storage losses are borne by Apex.

●	Quality Assurance – Apex is responsible for in-process testing, batch records and regulatory compliance, and we have inspection and audit rights and right to station representatives at the plant.

●	Pricing – We shall pay conversion charge paid per kg, which includes effluent treatment and solvent recovery, and shall pay rent in specified amounts.

Our Products

Our customized APIs and intermediates are divided into six product categories based on the therapeutic effects, consisting of (i) anti-cancer, (ii) anti-coagulants, (iii) anti-malarial, (iv) anti-viral, (v) bronchodilators, and (vi) anti-respiratory.

Anti-Cancer APIs (including Orphan Drug APIs)

Anti-cancer APIs are the fundamental components of drugs used to treat cancer. Our anti-cancer APIs are used in drugs for the treatment of oncology diseases, leukemia and breast cancer, which function by targeting and inhibiting the proliferation of cancer cells either by directly inducing cell death or by interfering with their ability to multiple. Our anti-cancer APIs are derived from natural origins, synthesized through chemical processes, or produced using advanced biotechnological methods, including monoclonal antibodies.

We believe we may leverage our capability of producing anticancer APIs, together with our overall R&D capabilities, to develop our growth strategy of expanding the product offering in the therapeutic area including adding API and finished dosage offering for orphan drugs. Orphan drugs are treatment developed for rare diseases and collectively represent a significant portion of all cancer diagnosis, although individually rare.

For the year ended March 31, 2026, the sales of anti-cancer category, which include orphan drug APIs and other anti-cancer APIs, accounted for 44.5%, or $289.9 million of our revenue, as compared to 47.3%, or $263.4 million for the year ended March 31, 2025.

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Anti-Coagulant Intermediates

Anti-coagulant intermediates are crucial in the synthesis of active pharmaceutical ingredients (APIs) used to prevent blood clotting. These intermediates serve as the building blocks in the production of final anti-coagulant medications, ensuring the efficacy and safety of the drugs. By optimizing the quality and consistency of these intermediates, pharmaceutical companies can enhance the therapeutic outcomes of anti-coagulant treatments.

For the year ended March 31, 2026, the sales of our anti-coagulant intermediates, account for 7.9%, or $51.4. millions of our sales, as compared to 10.5%, or $58.5 million for the year ended March 31, 2025.

Anti-Malarial APIs

We are a leading anti-malarial API developer, being one of the largest quinine salts distributors in the world. In particular, we have significant market presence in Africa, having leveraged our significant expertise and track record in the research and development of anti-malarial APIs in the past decade. We also supply a variety of APIs in anti-malarial medication formulation, such as artemisinin, chloroquine, and mefloquine.

For the year ended March 31, 2026, the sales of our anti-malarial category, which include APIs, account 5.9%, or $38.6 million of our sales, as compared to 7.0%, or $39.2 million for the year ended March 31, 2025.

Anti-Viral APIs

Anti-viral APIs are essential components in medications formulated to treat viral infections by targeting various stages of the viral life cycle. In recent years, we have developed expertise in producing common anti-viral APIs, including nucleoside and nucleotide analogues, protease inhibitors, non-nucleoside reverse transcriptase inhibitors (NNRTIs), integrase inhibitors, fusion inhibitors, and neuraminidase inhibitors. Our products are now utilized in the treatment of diseases such as HIV, hepatitis, influenza, and herpes, ensuring effective management and control of viral infections.

For the year ended March 31, 2026, the sales of our anti-viral category, which include APIs, account for 4.9%, or $31.9 million of our sales, as compared to 6.3%, or $35.0 million for the year ended March 31, 2025.

Bronchodilator Intermediates

Bronchodilator intermediates are essential compounds used in the synthesis of medications that help relax and open the airways in the lungs. These intermediates play a critical role in ensuring the effectiveness and safety of the final bronchodilator drugs. By maintaining high standards in the production of these intermediates, pharmaceutical companies can improve the therapeutic outcomes for patients with respiratory conditions.

For the year ended March 31, 2026, the sales of our bronchodilator category, which include intermediates, account for 4.1%, or $26.5 million of our sales, as compared to 4.0%, or $22.3 million for the year ended March 31, 2025.

Anti-respiratory APIs

Different from bronchodilator APIs, anti-respiratory APIs encompasses a broader range of medications used to treat various respiratory conditions, including bronchodilators, anti-inflammatory agents, mucolytics, and antibiotics. While bronchodilator APIs focus on relaxing airway muscles, anti-respiratory APIs address a wider spectrum of respiratory issues, such as infections, inflammation, and mucus build-up.

Anti-respiratory intermediates are vital components in the synthesis of medications designed to alleviate respiratory conditions. These intermediates ensure the effectiveness and safety of the final anti-respiratory drugs by providing the necessary chemical structures. By maintaining stringent quality control during the production of these intermediates, pharmaceutical companies can enhance the therapeutic outcomes for patients with respiratory ailments.

For the year ended March 31, 2026, the sales of our anti-respiratory category, which includes both APIs and intermediates, accounts for 20.9%, or $136 million of our sales, as compared to 24.8%, or $138.0 million for the year ended March 31, 2025.

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Quality Control

Our quality control is implemented throughout the whole production life cycle:

●	CMO selection: we conduct thorough inspections on CMO candidates. We only select CMOs who possess the manufacturing certifications and licenses and are equipped with the facilities and personnel meeting our requirements.

●	Chemical composition analysis and formulation: our technical team takes control of the chemical composite analysis and formulation, and prepares the production technology guidance, which guides CMOs with production details to ensure accurate and consistent manufacturing.

●	Inspection: All documents relating to product quantity, quality, material safety data sheet, COA, and shipping document shall be provided to us for inspection. Before products are shipped to customers, our team perform quality assurance verification of the APIs and pharmaceutical intermediates products at the respective warehouse.

Our Sales and Marketing

We currently offer over 35 products that are sold to more than 35 countries across Europe, Africa, the Middle East, India, Asia, and Central and South America via both direct sales to customers and sales to distributors.   Our sales and marketing team is based in our Hong Kong headquarter.

We sell our products to our global distribution networks and pharmaceutical clients. Although we do not have long-term agreements with any of our customers, most of our customers have purchased products from us for five years or more.

Our customers consist of pharmaceutical companies and distributors and most of our end customers are pharmaceutical companies from emerging markets and developed countries. For the fiscal year ended March 31, 2026 and 2025, we had 109 and 98 customers, respectively.

Company Sales Number (in $000)

Africa

Africa is one of the main markets for our products, with total sales of $123.3 million and $124.9 million, accounting for 18.9% and 22.4% of our product revenue for the years ended March 31, 2026 and 2025.

Middle East

The Middle East is one of the main markets for our products, with total sales of $130.6 million and $122.8 million, accounting for 20% and 22.1% of our product revenue for the years ended March 31, 2026 and 2025.

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India

India is one of the main markets for our products, with total sales of $127.6 million and $118.4 million, accounting for 19.6% and 21.3% of our product revenue for the years ended March 31, 2026 and 2025.

Central and South America

Central and South America is one of the main markets for our products, with total sales of $102.6 million and $76.5 million, accounting for 15.7% and 13.7% of our product revenue for the years ended March 31, 2026 and 2025, respectively.

Asia

Asia is one of the main markets for our products, with total sales of $96.3 million and $59.7 million, accounting for 14.8% and 10.7% of our product revenue for the years ended March 31, 2026 and 2025, respectively.

Europe

Europe is a significant market for our products, with total sales of $71.3 million and $54.1 million, accounting for 10.9% and 9.7% of our product revenue for the years ended March 31, 2026 and 2025, respectively.

Research and Development

Our research and development activity mainly focuses on formulation or reformulation of API and intermediates per specifications from our pharmaceutical customers, and develop and improve manufacturing technologies to improve the safety, efficacy or stability of existing APIs, or new APIs which meet the safety, efficacy or stability requirements of relevant therapeutic drug ingredients, per our customer specifications.

We have a small in-house R&D team consisted of 9 employees, led by our founder, Mr. Kanans Visvanats. The in-house R&D team leads concept development, consults on and determines the technical parameters of APIs and intermediates that will be manufactured, offers technical advice, and guides CMOs to complete tech transfers for production of our products.

Intellectual Property

We do not currently own any patents, trademarks or other intellectual property rights. In the past, as our operations primarily involved the use of API and intermediate formulation specifications from our customers or public information, as well as proprietary know-hows and trade secrets, we did not generally require intellectual property license or assignment for our operations. For intellectual property rights generated or arising from our R&D process, we primarily rely on trade secrets, know-how, continuing technological innovation, and confidentiality agreements to develop and maintain our proprietary position, unless any contractual arrangements provide that such intellectual property rights belong to any third parties. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining the physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in our agreements and security measures, either may be breached, and we may not have adequate remedies in the event of such occurrences. In addition, our trade secrets may otherwise become known or independently discovered by competitors.

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As we grow, we intend to develop and maintain protection of our proprietary position by, among other methods, filing or in-licensing patents and applications related to our technology, inventions, and improvements that are important to the development and implementation of our business.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product, if approved, or product candidates or processes, obtain licenses or cease certain activities. Our breach of any license agreement or failure to obtain a license for proprietary rights that we may require to develop or commercialize our future product candidates may have an adverse impact on us. Since patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially longer, and since publication of discoveries in the scientific or patent literature often lags actual discoveries, we cannot be certain of the priority of inventions covered by pending patent applications. Moreover, we may have to participate in interference or opposition proceedings brought by third parties or declared by the USPTO and/or other regulatory agencies. For more information, see “Risk Factors—If we are unable to defend ourselves in patent challenges in the future after the Business Combination, we could be subject to injunctions preventing us from selling our products, or we could be subject to substantial liabilities that could adversely affect our profits and cash flows.”

Corporate Information

Our headquarters are located at 1504, 15th Floor, Peninsula Square, 18 Sung On Street, Hung Hom, Kowloon, Hong Kong, and our telephone number is +345-749-8307. We maintain a website at: www.drashleys.com.

Facilities

We operate from facilities leased from independent third parties. The lease terms range from three (3) to five (5) years, with the option to renew upon expiration.

Type	Address	Size	Term of Lease
Office	Unit 4, 15th Fl, East Wing, Peninsula Sq, No. 18 Sung On Street, Kowloon, Hong Kong	2,500 Sq Ft	March 15, 2025 – March 14, 2027
Warehouse	Unit I, 3rd Fl, Garment Centre, Nos. 576-586 Castle Peak Road, Kowloon, Hong Kong	2,120 Sq Ft	May 15 2025 – April 30, 2026
Factory/Warehouse	Unit II, Survey No.l0, Gaddapotharam Industrial area, Jinnaram Mandal, Sangareddy district Telangana, India 502319	37,000 Sq Ft	April 1, 2025 - Mar 31, 2030

Legal Proceedings

On February 4, 2026, a creditor filed a winding-up petition in the High Court of Hong Kong against Zoar HK relating to approximately $8.09 million of outstanding past-due obligations and accrued interest. As of March 31, 2026, the winding-up petition remained outstanding. The underlying obligations were recognized in the Company’s consolidated financial statements as of March 31, 2026.

Subsequent to March 31, 2026, Zoar HK entered into a repayment agreement with the creditor, and the High Court of Hong Kong dismissed the winding-up petition. The creditor also commenced a civil recovery action relating to the outstanding obligations, which remained outstanding as of the date the consolidated financial statements were available for issuance. See Note 15 - Subsequent events for additional information.

Except for the matter described above, as of March 31, 2026 and March 31, 2025, there were no litigation, arbitration, administrative, or other proceedings that were reasonably likely to have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows, or liquidity.

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Governmental Regulations

For government regulations applicable to our operations, see the section entitled “Regulations Applicable to Zoar.”

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ZOAR LABS LIMITED AND SUBSIDIARIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Zoar Labs Limited (“Zoar Labs” or, together with its subsidiaries, the “Company,” “we,” “us” or “our”) should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The consolidated financial statements include the accounts of Zoar Labs and its wholly owned subsidiaries, Zoar HK Limited (“Zoar HK”) and Dr Vishys SIA Limited (“Dr Vishys”). The transfers of Zoar HK and Dr Vishys to Zoar Labs were transactions among entities under common control and, accordingly, the consolidated financial statements reflect the transferred entities at their historical carrying amounts in accordance with U.S. GAAP. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information contained in this discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Corporate History

In 2012, Dr Ashleys Limited, a company incorporated in Hong Kong (the “Hong Kong Co”), was formed by Mr. Visvanats (“Mr. Visvanats”). On August 20, 2025, Dr Ashleys Limited was renamed to “Dr Ashleys HK Limited.” On June 12, 2026, Dr Ashleys HK Limited was renamed to “Zoar HK Limited” (“Zoar HK”).

On June 6, 2025, Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company, was formed as a holding company. On July 7, 2025, Dr Ashleys Bio Labs Limited entered into a securities purchase agreement with Mr. Visvanats and the Hong Kong Co to acquire all issued and outstanding ordinary shares of the Hong Kong Co from Dr. Visvanats, in exchange for the issuance of 99 ordinary shares, par value $0.0001 per share of Dr Ashleys Bio Labs Limited to Dr. Visvanats. As a result, the Hong Kong Co became a wholly-owned subsidiary of Dr Ashleys Bio Labs Limited. On April 14, 2026, Dr Ashleys Bio Labs Limited was renamed to “Zoar Labs Limited.” Dr Ashleys Bio Labs Limited and Zoar Labs Limited are each referred to in this section as “Zoar Labs,” as applicable.

Dr Vishys SIA Limited

In 2014, Rupus Global Limited (“Rupus”) was formed by Mr. Visvanats as a Hong Kong company. On September 16, 2024, Rupus was renamed to “Dr Vishys SIA Limited” (“Dr Vishys”).

On January 1, 2024, Rupus and the Hong Kong Co entered into a business buyout agreement, pursuant to which Rupus agreed to transfer all present and future business assets, trademarks, patents, retained profits, stock and other credits lying in the name of Rupus to the Hong Kong Co, in exchange for the issuance of 117,000,000 ordinary shares, HKD$1 per share of the Hong Kong Co to Dr Visvanats, as the sole shareholder of Rupus. Subsequently, Rupus commenced the transfer of its operations to the Hong Kong Co, which was completed in March 2025, as a result of which, Dr Vishys ceased to have any material operations. On February 12, 2026, Zoar Labs entered into a Share Exchange Agreement with Dr Vishys and Dr. Kanans Visvanats pursuant to which Zoar Labs acquired all of the issued and outstanding shares of Dr Vishys from Dr. Visvanats in exchange for the issuance of 100 ordinary shares of Zoar Labs, par value $0.0001 per share. Following the share exchange, Dr Vishys became a wholly owned subsidiary of Zoar Labs. As of the date of this prospectus, Zoar Labs is in the process of dissolving Dr Vishys, which is expected to be completed after fulfilling the regulatory procedures and is expected to take place as early in the second half of 2026.

Prior to July 7, 2025, the historical business and operations discussed in this section were conducted by Zoar HK Limited (formerly Dr Ashleys HK Limited (“Zoar HK”) a Hong Kong Co and Dr Vishys SIA Limited (“Dr Vishys”), or its predecessor, Rupus. Zoar HK and Dr Vishys have historically operated under common control and constitute the operating businesses reflected in the consolidated financial statements included elsewhere in this prospectus/proxy statement.

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Following the July 7, 2025 transfer of Zoar HK to Zoar Labs and the February 12, 2026 share exchange involving Dr Vishys, the consolidated financial statements and related discussion and analysis presented in this section reflect the historical results of operations and financial condition of Zoar Labs and its subsidiaries in accordance with the accounting for transactions among entities under common control.

Unless otherwise indicated, references in this section to the “Company,” “we,” “us” or “our” refer collectively to Zoar Labs and its subsidiaries. For additional information regarding the entities included in the consolidated financial statements and the basis of presentation, see Note 1 to the consolidated financial statements of Zoar Labs Limited and Subsidiaries included elsewhere in this prospectus/proxy statement.

Business Overview

We are a global pharmaceutical company focused on the development and supply of Active Pharmaceutical Ingredients (“API” or “APIs”) and intermediates (the “Intermediates”), for special therapeutic treatment areas, and provide contract development and manufacturing-related services (“CDMO”) to pharmaceutical and biotechnology customers worldwide. APIs are the main ingredients in a medication that causes the desired effect of the medication, while intermediates are compounds that are produced during the synthesis of an active pharmaceutical ingredient. We maintain research and development capabilities in India and outsource scale-up and commercial manufacturing of our API products to qualified third-party contract manufacturers.

Through CDMO, the Company provides end-to-end solutions that include custom product development, coordination of scale-up manufacturing through qualified third-party contract manufacturers, and commercialization support. The Company focuses on high-impact therapeutic areas such as oncology, anti-malarial treatments, pain management, HIV/AIDS, COVID-19, and other infectious diseases. The Company maintains a robust research & development operation in India and outsources manufacturing to qualified contract manufacturers in alignment with global regulatory standards.

The Company serves as a key partner to its customers, primarily pharmaceutical and biotechnology firms, by providing a comprehensive portfolio of APIs and intermediates across multiple therapeutic areas, including oncology, anti-malarial treatments, and pain management.

The Company offers over 35 products and markets to more than 35 countries through a robust network of approximately 100 distributor customers and approximately 100 pharmaceutical partners which are the customers of our distributor customers across Europe, Africa, the Middle East, India, Asia, and Latin America. The Company is recognized as a market leader in APIs in Asia-Pacific and continues to expand its footprint globally.

The Company’s revenue is derived from APIs and intermediates manufactured for the Company’s customers, whereby customers commit to purchase APIs and intermediates for various pharmaceutical drugs. Customers will typically pay a non-refundable deposit upfront, which we recognize as contract liability.

Recent Developments

Bridge Loan Financing

On July 7, 2026, Merger Sub and Zoar HK, as co-borrowers (the “Borrowers”), entered into a loan agreement (the “Loan Agreement”) with J.J. Astor & Co. (“J.J. Astor” or the “Lender”). Pursuant to the Loan Agreement, the Borrowers were permitted to borrow up to $6.0 million, consisting of an initial tranche of $3.0 million and, subject to the lender’s sole discretion, an additional tranche of up to $3.0 million. The loan agreement was amended on July 10, 2026 to designate July 10, 2026 as the initial funding date.

The Borrowers are required to use the net proceeds of the loans for general working capital purposes. The borrowers’ obligations under the Loan Agreement are guaranteed by Zoar Limited and Zoar Labs, and secured by a senior first-priority lien and security interest in the assets and properties of the borrowers and guarantors pursuant to the related transaction documents. The Loan Agreement includes covenant and default provisions.

On July 10, 2026 and August 28, 2026, the Loan Agreement was funded in two tranches, with a total principal amount of $7.3 million. The total funding amount of the Loan Agreement was $5.5 million, with the Borrowers receiving total proceeds of $5.1 million, net of fees. Each tranche of the Loan Agreement matures on June 29, 2026 and August 20, 2027, respectively. Merger Sub received the net proceeds of both loans and accordingly, is the primary beneficiary of the loan agreement.

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Repayment Arrangement

On June 5, 2026, Dr Ashleys HK Limited (subsequently renamed Zoar HK Limited on June 12, 2026) entered into a repayment agreement (the “Repayment Agreement”) with a creditor of Zoar HK. As of March 24, 2026, after partial payment, the accrued but unpaid principal and fees and charges totaled $8.09 million.

On February 4, 2026, the creditor filed in the High Court of Hong Kong SAR Court of First Instance a petition for winding-up proceedings against Zoar HK. Further, on April 19, 2026, the creditor filed a claim in the High Court of Hong Kong SAR Court of First Instance seeking recovery of the outstanding balance.

Pursuant to the Repayment Agreement, Zoar HK acknowledged and undertook to repay the outstanding balance in installments by the end of 2026, with late payment charges continuing to accrue until full payment and agreed to reimburse certain legal costs. The Repayment Agreement also contemplates creditor’s withdrawal of related winding-up proceedings upon satisfaction of specified conditions while preserving the creditor’s enforcement rights in the event of default.

As part of the repayment arrangement, Zoar HK’s repayment obligations are secured by multiple forms of collateral and guarantees, including (i) a personal guarantee from the ultimate shareholder, Kanans Visvanats, (ii) a corporate guarantee from Zoar Limited, and (iii) an equitable mortgage over shares, pursuant to which Zoar Limited is required to charge a specified number of shares (and, upon listing, maintain listed shares or other collateral with a minimum aggregate value threshold) in favor of the creditor; these security arrangements are intended to ensure payment of the outstanding balance, grant the creditor enforcement rights (including recourse against guarantors and pledged shares) in the event of default, and may require additional collateral if the value of the pledged shares falls below agreed levels.

On June 8, 2026, the High Court of Hong Kong dismissed the winding-up petition. The civil recovery action remained pending as of the date of this filing.

Merger and Share Exchange Agreement

On June 21, 2025, Zoar entered into a Merger and Share Exchange Agreement with Impact BioMedical Inc. (“Impact”), a Nevada registered biopharmaceutical developer listed on the NYSE Amex under the ticker symbol “IBO,” which agreement was further amended on February 27, 2026 and June 30, 2026 (collectively, the “Merger and Share Exchange Agreement”). The execution and the amendments of the Merger and Share Exchange Agreement (with all transactions contemplated therein referred as “Transaction”) was publicly announced on June 23, 2025, March 4, 2026 and June 30, 2026, respectively.

(a) Formation of Merger Entities

On May 12, 2025, Dr Ashleys Nevada Sub, Inc. was formed as a Nevada corporation in anticipation and preparation for the Transaction. On June 6, 2025, Zoar Labs and Dr Ashleys Limited (now known as Zoar Limited (“PubCo”)), two Cayman Islands exempted company were formed in anticipation and preparation for the Transaction. On June 10, 2025, Merger Sub issued one share of common stock, par value $0.0001 per share, to PubCo, thereby becoming a wholly-owned subsidiary of PubCo.

(b) Merger and Share Exchange Agreement

Under the terms of the Merger and Share Exchange Agreement, the Company and Impact agreed to a strategic business combination transaction (the “Transaction”) pursuant to which:

●	Subject to satisfaction or waiver of terms and conditions of the Merger and Share Exchange Agreement, at the Merger Effective Time (as defined in the Merger and Share Exchange Agreement), the Merger Sub and the PubCo will merge (the “Merger”) with and into Impact, with Impact continuing as the surviving entity and becoming a wholly owned subsidiary of PubCo;
●	Immediately following the Merger, PubCo will acquire all of the issued and outstanding equity interests of Zoar Labs.
●	As a result of the foregoing, both Impact and Zoar Labs will become wholly owned subsidiaries of PubCo;
●	Each outstanding share of Impact’s common stock will be exchanged for one ordinary share of PubCo; and
●	The sole stockholder of Zoar Labs, Kanans Visvanats, will receive ordinary shares of PubCo as consideration.
●	Upon completion of the Transaction, PubCo will be listed on the NYSE Amex.

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The board of Zoar Labs, PubCo and Impact unanimously approved the Transaction. The Transaction is subject to customary closing conditions, including but not limited to:

●	Receipt of all required regulatory and stockholder approvals;
●	Effectiveness of a registration statement on Form F-4 relating to the Transaction with the U.S. Securities and Exchange Commission (SEC);
●	Delivery of a schedule by Impact evidencing zero net debt;
●	Termination of all employees and employee benefit plans of Impact, with full settlement of all associated obligations;
●	Completion of audited financial statements of both Impact and Zoar Labs for inclusion in applicable regulatory filings; and
●	Approval by the NYSE for the listing of PubCo’s ordinary shares.

The Transaction is intended to qualify as a tax-deferred transaction under Section 351(a) of the Internal Revenue Code of 1986, as amended, and may also qualify as a tax-free reorganization under Section 368(a). It will be accounted for as a business combination under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. As of the date these financial statements were authorized for issuance, the Company is in the process of evaluating the preliminary purchase price allocation, including the identification and valuation of assets acquired and liabilities assumed.

Pre-Merger Reorganization

As part of the pre-merger reorganization undertaken in connection with the Transaction contemplated by the Merger and Share Exchange Agreement, dated June 21, 2025 as amended and restated on June 30, 2026 and subsequently amended in August 13 2026 (as amended, the “Merger Agreement”), the following transactions were undertaken.

On July 7, 2025, Zoar Labs, Zoar HK and sole stockholder of Zoar HK, Kanans Visvanats, entered into a securities purchase agreement pursuant to which Zoar Labs issued 99 ordinary shares, par value $0.0001 per share, to Kanans Visvanats, in exchange for the transfer by Kanans Visvanats of all issued and outstanding ordinary shares of Zoar HK to Zoar Labs. As a result, Zoar HK became a wholly-owned subsidiary of Zoar Labs.

On February 12, 2026, Zoar Labs entered into a Share Exchange Agreement with Dr Vishys and Kanans Visvanats, the sole stockholder of Dr Vishys, pursuant to which Zoar Labs acquired all of the issued and outstanding shares of Dr Vishys from Kanans Visvanats in exchange for the issuance of 100 ordinary shares of Zoar Labs, par value $0.0001 per share. As a result, Dr Vishys became a wholly owned subsidiary of Zoar Labs.

On June 30, 2026, the Company, Impact, Merger Sub, Holdco and the DA Shareholder entered into an Amended and Restated Amendment to the Merger Agreement (the “June 2026 Amendment”). The June 2026 Amendment rescinded and superseded in its entirety the February 2026 Amendment and amended certain terms of the Merger Agreement.

Among other changes, the June 2026 Amendment provided for 168,076,000 ordinary shares of the Company as the Company Share Consideration (the “Company Share Consideration”), representing 93.38% of the total issued and outstanding ordinary shares of the Company at closing. The amendment also provided for the issuance at closing of 22,000 ordinary shares of the Company to the Chief Executive Officer of Impact as compensation shares and an aggregate of 128,000 ordinary shares of the Company to DSS, Inc. The June 2026 Amendment also established July 1, 2026 as the end date for consummation of the contemplated transactions, subject to extension by mutual written consent of the applicable parties.

On August 13, 2026, the parties entered into a Second Amended and Restated Amendment to the Merger Agreement (the “August 2026 Amendment”). The August 2026 Amendment reduced the Company Share Consideration to 167,976,000 ordinary shares of the Company, representing 93.32% of the total issued and outstanding ordinary shares of the Company at closing. The August 2026 Amendment also increased the aggregate ordinary shares of the Company to be issued to DSS, Inc. at closing to 228,000 shares and extended the end date for consummation of the contemplated transactions to November 20, 2026, subject to further extension by mutual consent of the applicable parties.

Following completion of these transactions, Zoar HK and Dr Vishys were wholly owned subsidiaries of Zoar Labs. These transactions were undertaken as part of the pre-merger reorganization in preparation for the proposed Transaction.

Key Factors Affecting Results of Operations

The Company believes that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:

Economic Conditions

The Company operates in a complex and highly competitive global pharmaceutical environment, where macroeconomic, regulatory, and industry-specific trends can impact financial performance and strategic execution. Despite these challenges, the Company benefits from a resilient and diversified operating model. Under the leadership of its management, the Company has developed a unique position as a developer and supplier of complex APIs and intermediates. With sales and distribution to over 35 countries across Europe, Africa, the Middle East, India, Asia, and Central and South America, the Company has strategically positioned itself to mitigate geopolitical and trade-related disruptions. Nevertheless, a general downturn in global economic activity could impact pharmaceutical spending, delay procurement cycles, or shift customer priorities—particularly in emerging markets. The recent and potential future changes in global trade policies, including the imposition of tariffs, duties, or other import/export restrictions on pharmaceutical inputs or finished products, could increase procurement and logistics costs, disrupt established supply chains, or impact the competitiveness of certain products in specific markets. While the pharmaceutical industry has historically benefited from limited tariff exposure relative to other sectors, there can be no assurance that future trade measures will not affect raw material sourcing, intermediate manufacturing, or cross-border distribution. These factors could affect order volumes and demand visibility, potentially influencing our revenue trajectory. Additionally, customers may seek lower-cost alternatives or consider vertically integrated solutions, which could have an impact on our ability to maintain or grow our customer base.

Management continues to actively monitor macroeconomic developments and trade-related risks and, where feasible, seeks to mitigate potential adverse impacts through geographic diversification, supplier flexibility, and operational efficiencies. However, adverse changes in economic conditions or trade policies could have a material effect on the Company’s results of operations, financial condition, and future growth prospects.

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The Company’s continued success is also dependent on:

●	Continuing successful execution of sales and marketing strategy including growing business with existing customers and developing commercial relationships with new customers globally;
●	Successfully securing future financing for working capital needs, capital expansion, and R&D activities, including initiatives related to rare disease therapeutics;
●	Maintaining strong strategic partnerships with third-party manufacturers and completing construction of our new European state-of-the-art manufacturing and R&D campus;
●	Navigating evolving regulatory requirements across multiple jurisdictions, including those affecting drug approvals, quality standards, and intellectual property protection;
●	Retaining and attracting qualified scientific, operational, and leadership personnel to support innovation and operational execution; and
●	Managing currency fluctuations and macro-financial conditions such as interest rate changes, which may affect working capital and international operations.

Competition

The global pharmaceutical industry and, in particular, the API and CDMO industry are very competitive. As a specialized CDMO provider, the Company competes with a broad range of players, including vertically integrated pharmaceutical manufacturers, API distributors, and full-service CDMO firms. Competitive pressures are heightened by the ongoing growth of the pharmaceutical sector, increasing demand for cost-effective drug production, and customer preferences for suppliers that meet high standards of quality, reliability, and regulatory compliance.

The principal competitive factors influencing customer decisions include pricing, product quality, manufacturing capacity, regulatory certifications, supply chain reliability, scientific expertise, and professional reputation. Customers may shift to competitors that offer similar technical capabilities with lower pricing, vertically integrated solutions, or faster lead times, which could adversely affect our customer retention and revenue growth.

The global API market is currently dominated by manufacturers in India and China, which together account for over 60% of global API production, according to industry research from Mordor Intelligence. These firms benefit from scale, low-cost manufacturing capabilities, and strategic partnerships that enhance market reach and strengthen their competitive positioning.

To differentiate ourselves in this environment, the Company focuses on complex and specialty APIs, orphan drug development, and proprietary manufacturing technologies. We operate with a global distribution model that reaches more than 35 countries, enabling us to compete on both innovation and access. Our strategy emphasizes regulatory compliance, quality assurance, and expansion into therapeutic areas underserved by traditional providers—such as rare diseases, infectious diseases, and oncology.

While the competitive landscape remains dynamic, we believe that our CDMO model, global reach, technical strength in developing complex API and proprietary manufacturing know-how position us favorably. However, there can be no assurance that we will not face increased pricing pressure, market share erosion, or new entrants disrupting the market with advanced technologies or aggressive pricing strategies. Such developments could have a materially adverse effect on our business, financial condition, and results of operations.

Regulatory Conditions

Global regulations for CDMO are primarily driven by Good Manufacturing Practice (“GMP”) and Good Laboratory Practice (“GLP”) guidelines, as well as International Council for Harmonization (“ICH”) guidelines. While the Company uses contract manufacturers that meet each of the previously mentioned guidelines and conduct vigorous oversight over their operations, significant changes to these requirements could materially affect the industry, including our business.

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Non-GAAP Financial Measures

In addition to the Company’s results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.

These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors about us. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in our financial statements. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of different companies.

EBITDA

The Company calculates EBITDA as net income (loss) adjusted for (i) interest income (expense), (ii) income taxes, and (iii) depreciation and amortization.

The Company presents EBITDA because we believe it provides investors with a useful supplemental measure to evaluate our operating performance when considered together with our results prepared in accordance with U.S. GAAP. Management uses EBITDA for purposes of:

●	Strategic planning, budgeting, and resource allocation; and

●	Comparing operating results on a period-to-period basis, EBITDA removes the effect of certain non-cash expenses and items unrelated to our core operating performance.

EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other financial measures prepared in accordance with U.S. GAAP. Our calculation of EBITDA may differ from similarly titled measures used by other companies.

The following table reconciles net income (loss), the most directly comparable U.S. GAAP measure, to EBITDA (in thousands) for the Company:

	Year Ended March 31,
	2026	2025
Net income (loss)	$77,670	$62,703
Add (deduct):
Interest expense	683	-
Income tax expense	14,997	15,144
Depreciation and amortization	3,032	2,987
EBITDA	$96,382	$80,834

Components of Results of Our Operations

The key components of Zoar Labs’s results of operations include the following:

Revenue

Zoar Labs generates revenue primarily from sales of APIs and intermediates to customers worldwide. API products are generally sold on an FOB shipping point basis, and revenue is recognized when control of the product transfers to the customer at shipment in accordance with the applicable contractual terms. Payment terms are generally up to 120 days.

In certain cases, customers may remit advance payments for a portion of their order. Such prepayments are typically associated with large-volume purchases or arrangements with customers with whom we have an established business history. These amounts are recorded as contract liabilities until the related products are shipped, at which time the revenue is recognized.

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Our API portfolio spans multiple therapeutic areas, including oncology, infectious diseases, rare diseases, and anti-malarial treatments. Revenue mix is influenced by shifts in customer demand, product launches, regulatory approvals, and global health trends.

Several key factors influence revenue performance:

●	Customer Ordering Patterns: Large-volume orders and long-term supply agreements can result in quarter-to-quarter variability in revenue recognition. Periods with significant bulk shipments may lead to higher revenue concentration from a limited number of customers.

●	Product Demand Cycles: Demand for certain APIs may be seasonal or cyclical, particularly in the case of infectious disease treatments, which regional outbreaks, public health initiatives, and procurement schedules from government agencies can impact.

●	Geographic Mix: Sales are denominated in United States Dollars, our functional currency. Sales are geographically diversified, with a significant portion of revenue generated outside the United States.

●	Market and Regulatory Developments: Regulatory approvals, changes in treatment guidelines, and competitive market entries can influence demand for specific APIs. Additionally, government procurement programs in emerging markets can create spikes in demand for specific products.

●	CDMO Activity: Our CDMO business can contribute incremental revenue through custom product development and manufacturing projects, which may vary in timing and scope depending on customer requirements.

The Company expects revenue to continue to reflect both our core API sales and contributions from specialty and orphan drug production as we expand our manufacturing capabilities, particularly with the planned operational launch of our new European facility in 2026. While demand for our APIs remains strong, quarterly results may continue to experience variability due to the timing of large orders, shifts in customer demand, and macroeconomic conditions.

Costs and expenses

Cost of revenue

Cost of revenue of the Company primarily consists of expenses directly associated with the production and delivery of our APIs and intermediates. These costs include raw materials and Intermediates, contract manufacturing fees, labor and overhead, quality assurance and regulatory compliance, and logistics and distribution.

Raw material and intermediate costs represent a significant component of cost of revenue and fluctuate based on global supply–demand dynamics, currency movements, and sourcing geography. Periods of volatility in commodity pricing or disruptions in global supply chains can materially impact on our cost structure.

Contract manufacturing costs also comprise a meaningful portion of our cost of revenue. We engage qualified third-party manufacturers for scale-up and commercial production, and related expenses vary depending on the complexity of the API, batch size, and the regulatory requirements of the target market. While this strategy provides flexibility and scalability, it can lead to variability in margins based on negotiated terms and production efficiency.

Labor and overhead costs include compensation and benefits for personnel involved in quality control, supply chain management and other activities supporting the Company’s operations, as well as applicable facility-related overhead. These costs may fluctuate based on the level of business activity and inflationary pressures in the jurisdictions in which the Company operates.

Overall, fluctuations in cost of revenue are closely linked to product mix, supply chain dynamics, and regulatory obligations. We continue to pursue operational efficiencies, supplier diversification, and cost management initiatives to mitigate the impact of these factors on our results of operations.

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The Company continues to focus on cost optimization through strategic sourcing, manufacturing process improvements, and tighter integration between our R&D and production functions. In the medium term, we expect our investments in manufacturing capabilities, including through our relationships with qualified third-party contract manufacturers, to support cost management, operational scalability and growth in high-value APIs, intermediates and finished dosage products.

Operating Expense

Operating expenses of the Company consist primarily of research and development (R&D) costs, selling, general and administrative (SG&A) expenses, and other operating costs associated with maintaining and growing our business. These expenses support our strategic initiatives, compliance requirements, and day-to-day operations.

Research and Development (R&D)

R&D expenses of the Company relate to the development of new APIs, orphan drugs for rare diseases, and process innovations aimed at improving production efficiency and quality. These costs include:

●	Compensation and benefits for scientists and technical personnel;
●	Laboratory supplies and equipment;
●	Costs associated with clinical studies and regulatory filings; and
●	Depreciation of facilities and equipment used in R&D.

The Company expects R&D spending to remain a key driver of long-term growth, particularly as we expand our orphan drug portfolio and leverage our upcoming European R&D center to accelerate product innovation.

Selling, general and administrative (SG&A)

SG&A expenses of the Company primarily consist of non-API producing activities. These activities include:

●	Employee-related compensation and benefits for management, sales, marketing, human resources, and administrative personnel;

●	Marketing and promotional activities;

●	Professional services such as legal, accounting, and consulting services;

●	Travel and transportation expenses such as shipping and logistics, conveyance expenses;

●	Facilities and office costs, including rent, utilities, and depreciation and amortization;

●	Costs related to regulatory compliance and quality assurance; and

●	General corporate overhead expenses, including, but not limited to, rent, utilities, and insurance.

SG&A may vary period to period due to the timing of marketing campaigns, expansion into new markets, or investments in business infrastructure.

Other income (expense)

Other income (expense) of the Company consists primarily of interest income and expense, and other non-operating items that are not directly related to our core pharmaceutical operations. These items can fluctuate from period to period depending on financing activities, cash management strategies, and macroeconomic factors.

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Interest income

Interest income of the Company consists of interest earned on cash balances, term deposits, and other short-term investments. The level of interest income is influenced by prevailing market interest rates, investment mix, and average cash balances during the reporting period.

Interest expense

Interest expense primarily represents interest incurred on the Company’s supplier financing arrangements. Interest expense was approximately $0.7 million for the year ended March 31, 2026. The Company did not incur material interest expense during the year ended March 31, 2025.

Results of Operations

Results of Operations for the Year Ended March 31, 2026 Compared to the Year Ended March 31, 2025.

The following table sets forth our results of operations for the year ended March 31, 2026 and 2025 (in thousands, except percentages):

	Years ended March 31,		Change
	2026	2025	$	%
Product revenue	$651,725	$556,407	$95,318	17%
Cost of revenue	540,545	462,977	77,568	17%
Gross profit	111,180	93,430	17,750	19%
Operating expenses:
General and administrative expense	12,682	10,591	2,091	20%
Selling expense	4,025	4,299	(274)	(6)%
Research and development expense	1,123	693	430	62%
Total operating expenses	17,830	15,583	2,247	14%
Income from operations	93,350	77,847	15,503	20%
Other income (expenses), net
Other income, net	-	-	-	-
Interest expense	(683)	-	(683)	100%
Total other income, net	(683)	-	(683)	100%
Income before income taxes	92,667	77,847	14,820	19%
Income tax provision	14,997	15,144	(147)	(1)%
Net income	$77,670	$62,703	$14,967	24%

Revenue

The following table sets forth the breakdown of our product revenue by category for the years ended March 31, 2026 and March 31, 2025 (in thousands, except percentages):

		Years ended March 31,		Change
Type	Category	2026	2025	$	%
API	Anti-Cancer	$289,891	$263,417	$26,474	10%
API	Anti-Respiratory	77,442	97,989	(20,547)	(21)%
API	Oncology	60,514	-	60,514	100%
API	Anti-Malarial	38,619	39,199	(580)	(1)%
API	Anti-Viral	31,869	34,982	(3,113)	(9)%
API	Cardio	16,856	-	16,856	100%
Intermediates	Anti-Respiratory	58,643	40,061	18,582	46%
Intermediates	Anti-Coagulants	51,434	58,479	(7,045)	(12)%
Intermediates	Bronchodilators	26,457	22,280	4,177	19%
Total		$651,725	$556,407	$95,318	17%

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Product revenue increased by $95.3 million, or 17%, to $651.7 million for the year ended March 31, 2026, compared to $556.4 million for the year ended March 31, 2025. The increase was primarily attributable to the introduction of Oncology and Cardio as new therapeutic categories, contributing $60.5 million and $16.9 million in sales, respectively, an increase of $26.5 million in sales of Anti-Cancer APIs, an increase of $18.6 million in sales of Anti-Respiratory intermediates, and an increase of $4.2 million in sales of Bronchodilator intermediates, partially offset by a decrease of $20.5 million in sales of Anti-Respiratory APIs, a decrease of $7.0 million in sales of Anti-Coagulant intermediates, a decrease of $3.1 million in sales of Anti-Viral APIs, and a decrease of $0.6 million in sales of Anti-Malarial APIs.

Overall revenue growth was supported by strong new demand in oncology and Cardio, the onboarding of new customers, and deeper penetration with existing customers. Competitive pressures tempered pricing gains, while a favorable shift in product mix toward specialized and tailor-made therapies, including Orphan Drugs, contributed to higher revenue per unit. These factors, together with expanded patient access, adoption of new treatment protocols, and increased patient enrollment, drove a broader uptake of specialty therapies across both established and emerging markets. The decline in Anti-Viral API revenue was primarily due to reduced order volumes, lower market demand as public health conditions improved and customers working through prior inventory.

Looking forward, we expect significant revenue growth as we expand global distribution, launch new therapeutic products, and strengthen our presence in high-growth markets.

Costs and expenses

Cost of revenue

Cost of revenue of the Company increased by $77.6 million, or 17%, to $540.5 million for the year ended March 31, 2026, as compared to $463.0 million from the year ended March 31, 2025. The increase was due to a $67.7 million increase in API expense, of which $34.2 million represents Orphan Drugs expense, and a $9.9 million increase in Intermediates expense.

For the year ended March 31, 2026, cost of APIs increased by $67.7 million as compared to March 31, 2025, primarily due to a $52.8 million increase in Oncology, a $21.6 million increase in Anti-Cancer API expense (including Orphan Drugs), a$15.2 million increase in Cardio API expense, partially offset by an $18.1 million decrease in Anti-Respiratory API expense, $3.2 million decrease in Anti-Viral API expense and $0.5 million decrease in Anti-Malaria API expense resulting from lower order volumes and reduced market demand. The overall increase reflected rising energy and raw material prices, elevated logistics and labor costs, stricter regulatory compliance requirements, and a shift toward more complex and specialized APIs, particularly high-cost Orphan Drugs.

For the year ended March 31, 2026, cost of Intermediates increased by $9.9 million as compared to the year ended March 31, 2025. The increase was driven by a $15 million increase in Anti-Respiratory expense, a $3.4 million increase in Bronchodilators expense, partially offset by a $8.5 million decrease in Anti-Coagulants expense, primarily attributable to raw material inflation, elevated logistics and freight costs from global supply chain disruptions, higher energy and utility expenses, currency volatility, and cost escalation from contract manufacturing partners. Increased demand for complex molecules and new product launches, particularly in oncology and biologics, further contributed to higher production costs.

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Selling expenses

For the year ended March 31, 2026, selling expenses of the Company decreased by $0.3 million, or 6%, to $4.0 million as compared to $4.3 million from the year ended March 31, 2025. The decrease in selling expenses was primarily attributable to a $0.4 million decrease in freight expenses, offset by less than $0.1 million increases of advertising and insurance expenses.

General and Administrative Expenses

For the year ended March 31, 2026, general and administrative (“G&A”) expense increased by $2.1 million, or 20%, to $12.7 million as compared to $10.6 million from the year ended March 31, 2025. The increase is primarily attributable to a $1.3 million increase in professional services for audit, legal, and other consulting-related work, a $1.3 million increase in trade-related fees, offset by a $0.6 million decrease in facilities and office expenses.

We continue to focus on operating discipline, leveraging vendor renegotiations and facilities rationalization, while selectively investing in professional services and commercial travel to support growth and public-company readiness.

Research and Development

Research and Development (R&D) expenses of the Company increased by $0.4 million, or 62%, to $1.1 million for the year ended March 31, 2026, as compared to $0.7 million from the year ended March 31, 2025. The $0.4 million increase was primarily attributable to higher expenditures related to ongoing product development initiatives and testing activities to support our API portfolio expansion.

Other Income (Expense)

Interest expense

Interest expense of the Company was approximately $0.7 million for the year ended March 31, 2026, compared to no interest expense for the year ended March 31, 2025. The increase was attributable to interest incurred on the Company’s supplier financing arrangements during the year ended March 31, 2026.

Interest income

The Company did not recognize any material interest income during the years ended March 31, 2026 and 2025.

Other income

Other income was not material for the years ended March 31, 2026 and 2025. The Company did not record material other income in either period.

Income Tax Provision

Income tax provision was approximately $15.0 million for the year ended March 31, 2026, compared to approximately $15.1 million for the year ended March 31, 2025, representing a decrease of approximately $0.1 million, or 1%. Income before income taxes increased to approximately $92.7 million for the year ended March 31, 2026 from approximately $77.8 million for the year ended March 31, 2025. The decrease in income tax expense, despite the increase in income before income taxes, was primarily attributable to the jurisdictional mix of earnings and the offshore tax treatment applicable to certain profits earned during the period. See Note 8 - Income Taxes to the consolidated financial statements for additional information regarding the Company’s income tax provision.

We expect other income (expense) to remain a relatively small component of our overall financial performance; however, certain factors may influence future results:

●	The pace and structure of financing activities related to growth initiatives;

●	Changes in global interest rate environments;

●	Currency fluctuations associated with our diversified geographic footprint; and

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The Company’s operations in Hong Kong are subject to special considerations and significant risks. These include risks associated with, among others, the political, economic, and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in Hong Kong, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Liquidity and Capital Resources

Sources and Uses of Liquidity

Our principal sources of liquidity are cash on hand, collections from customers, cash generated from operations, related-party funding and supplier financing arrangements. Our principal liquidity requirements include funding inventory purchases, supplier and contract manufacturing obligations, research and development activities, operating expenses and other working capital requirements. As of March 31, 2026, we had cash and cash equivalents of approximately $29.0 million and working capital of approximately $397.9 million, compared with cash and cash equivalents of approximately $29.5 million and working capital of approximately $314.6 million as of March 31, 2025. During the year ended March 31, 2026, we generated approximately $0.6 million of net cash from operating activities.

As of March 31, 2026, we also had approximately $12.7 million outstanding under supplier financing arrangements, of which approximately $9.2 million was classified as current and approximately $3.5 million was classified as non-current. These arrangements finance certain inventory purchases and are presented as unsecured loans payable rather than trade accounts payable because they contain financing characteristics, including extended repayment terms, stated interest rates and contractual repayment schedules.

Management expects cash on hand, anticipated collections of accounts receivable, cash generated from operations, and available financing sources to be sufficient to fund the Company’s working capital requirements and meet its current liabilities as they become due for at least twelve months from the date the consolidated financial statements are issued. If additional liquidity is required, the Company may seek additional shareholder funding or third-party debt financing. The availability and terms of any additional financing cannot be assured.

The Company’s liquidity requirements are significant due to the working capital-intensive nature of its business, including the need to fund inventory purchases, advance payments to suppliers and contract manufacturing organizations (“CMOs”), research and development activities, and capital expenditures associated with strategic growth initiatives.

During the year ended March 31, 2026, the Company experienced significant cash utilization driven primarily by increases in inventory and accounts receivable, and decreases in accounts payable. While management expects collections of outstanding accounts receivable and continued operating profitability to support liquidity, the Company’s ability to meet its obligations is dependent on the timely collection of customer receivables, continued support from trade financing providers and suppliers, and the maintenance of favorable payment terms with CMOs and other vendors.

Supplier Financing Arrangements

During the year ended March 31, 2026, the Company utilized supplier financing arrangements with third-party financing providers to facilitate certain inventory purchases. Under these arrangements, the financing provider settles amounts due to underlying suppliers and the Company repays the financing provider in accordance with contractual repayment schedules.

As of March 31, 2026, approximately $12.7 million was outstanding under these arrangements, consisting of approximately $9.2 million classified as current and $3.5 million classified as non-current unsecured loans payable. During the year ended March 31, 2026, approximately $13.9 million of supplier financing obligations were incurred and approximately $1.2 million of principal was repaid. The Company recognized approximately $0.7 million of related interest expense and approximately $1.0 million of arrangement and processing fees during the year.

Supplier financing obligations incurred when the financing provider settles amounts directly with underlying suppliers are treated as noncash financing activities. Principal repayments are classified as financing cash outflows and cash interest payments are classified as operating activities. See Note 10 Unsecured loan payable to the consolidated financial statements.

Repayment Arrangement

As discussed under “Recent Developments—Repayment Arrangement,” subsequent to March 31, 2026, Zoar HK entered into a Repayment Agreement relating to approximately $8.09 million of outstanding obligations. The required installment payments through December 2026 represent additional demands on the Company’s liquidity and working capital. The Company expects to fund these obligations through available cash, collections of accounts receivable, operating cash flows and, as necessary, available financing sources. Delays in customer collections or reduced availability of financing could adversely affect the Company’s ability to satisfy these obligations when due.

Bridge Loan Financing

On July 7, 2026, Merger Sub and Zoar HK, as co-borrowers (the “Borrowers”), entered into a loan agreement (the “Loan Agreement”) with J.J. Astor & Co. (“J.J. Astor” or the “Lender”). Pursuant to the Loan Agreement, the Borrowers were permitted to borrow up to $6.0 million, consisting of an initial tranche of $3.0 million and, subject to the lender’s sole discretion, an additional tranche of up to $3.0 million. The loan agreement was amended on July 10, 2026 to designate July 10, 2026 as the initial funding date.

The Borrowers are required to use the net proceeds of the loans for general working capital purposes. The borrowers’ obligations under the Loan Agreement are guaranteed by Zoar Limited and Zoar Labs, and secured by a senior first-priority lien and security interest in the assets and properties of the borrowers and guarantors pursuant to the related transaction documents. The Loan Agreement includes covenant and default provisions.

On July 10, 2026 and August 28, 2026, the Loan Agreement was funded in two tranches, with a total principal amount of $7.3 million. The total funding amount of the Loan Agreement was $5.5 million, with the Borrowers receiving total proceeds of $5.1 million, net of fees. Each tranche of the Loan Agreement matures on June 29, 2026 and August 20, 2027, respectively. Merger Sub received the net proceeds of both loans and accordingly, is the primary beneficiary of the loan agreement.

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The proceeds from the bridge loan financing provide an additional source of liquidity following March 31, 2026; however, the related repayment requirements and restrictive covenants also increase the Company’s future contractual cash requirements.

The Company’s operations are working-capital intensive, and the timing of cash collections from customers relative to payments to suppliers and other obligations may result in periods of increased liquidity requirements. Management expects that existing cash resources, collections of accounts receivable and cash generated from operations will be sufficient to meet the Company’s anticipated liquidity requirements for at least the next 12 months. The Company’s ability to meet its liquidity requirements, however, depends in part on the timely collection of accounts receivable and its ability to manage supplier payment terms and other working-capital requirements. The Company may also seek additional financing or other sources of liquidity as necessary to support its operations and growth initiatives.

The Company continues to actively manage liquidity through enhanced working capital monitoring, collection efforts, supplier negotiations, inventory management initiatives and evaluation of additional financing alternatives.

Cash Flows

The following table summarizes our cash flow for the periods indicated (in thousands) of the Company:

	Years Ended March 31,
	2026	2025
Net cash (used in)/provided by:
Operating activities	$623	$122
Investing activities	-	(309)
Financing activities	(1,205)	-
Net (decrease) increase in cash and cash equivalents	$(582)	$(187)

Cash Flow from Operating Activities

For the year ended March 31, 2026, net cash provided by operating activities was approximately $0.6 million, driven by a $77.7 million inflow from net income, $3.0 million from depreciation and amortization, and $0.4 million from non-cash operating lease expense, offset by a $80.5 million outflow from changes in operating assets and liabilities. The $80.5 million cash outflow used in operating assets and liabilities is primarily due to a $50.4 million outflow from inventory, $41.2 million outflow from accounts payable, $10.3 million outflow from accounts receivable, a $1.8 million outflow from advances from customers, and a $0.7 million outflow from operating lease liabilities, partially offset by a $15 million inflow from taxes payable, a $7.7 million inflow from prepaid expenses and other current assets, a $1.0 million inflow from accrued expenses, and a $0.2 million inflow from director advances.

For the year ended March 31, 2025, net cash provided by operating activities was $0.1 million, driven by a $62.7 million inflow from net income, $3.0 million from depreciation and amortization, and $0.3 million from non-cash operating lease expense, offset by a $65.9 million outflow from changes in operating assets and liabilities. The $65.9 million cash outflow used in operating assets and liabilities is primarily due to a $71.3 million outflow from inventory, $47.3 million outflow from accounts receivable, and $7.7 million outflow from prepaid expenses and other current assets, partially offset by a $44.6 million inflow from accounts payable, a $15.1 million inflow from taxes payable, $0.8 million inflow from accrued expenses, and a $0.1 million inflow from lease liabilities and customer advances.

Cash Flow from Investing Activities

There were no cash flows from investing activities during the year ended March 31, 2026. Net cash used in investing activities was approximately $0.3 million during the year ended March 31, 2025, primarily attributable to purchases of property and equipment.

Cash Flow from Financing Activities

Net cash used in financing activities was approximately $1.2 million for the year ended March 31, 2026, consisting of approximately $1.2 million of principal repayments on unsecured supplier financing obligations and approximately $1.1 million of payments for deferred transaction costs, partially offset by approximately $1.1 million of related-party funding.

Contractual Obligations and Capital Expenditures

The Company’s material contractual obligations primarily consist of operating lease commitments and supplier financing obligations. As of March 31, 2026, approximately $12.7 million was outstanding under the Company’s supplier financing arrangements, of which approximately $9.2 million was classified as current and approximately $3.5 million was classified as non-current. The Company also had operating lease obligations as of March 31, 2026. We have entered into various lease arrangements for office space, with terms ranging from one to five years. These leases are generally non-cancellable operating leases. In addition, subsequent to March 31, 2026, the Company entered into the Repayment Agreement and bridge loan financing arrangements described above, which will require cash payments over their respective contractual terms. See “Liquidity and Capital Resources—Repayment Arrangement,” “—Supplier Financing Arrangements” and “—Bridge Loan Financing” above and the related notes to the consolidated financial statements for additional information.

Other than the arrangements disclosed in the consolidated financial statements and elsewhere in this proxy statement/prospectus, the Company did not have any material off-balance-sheet arrangements as of March 31, 2026 that have, or are reasonably likely to have, a material current or future effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources.

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On April 1, 2025, the Company modified its Apex Contract Manufacturing Agreement, reducing the remaining lease term to five years. The modification reflects management’s reassessment of the Company’s operational footprint and capacity requirements. In light of evolving business needs and cost optimization initiatives, the Company renegotiated the Hyderabad lease to better align the remaining lease term with expected utilization and strategic objectives. As a result of the modification, the Company remeasured the related lease liabilities and corresponding right-of-use (“ROU”) assets in accordance with ASC 842.

Additional details regarding our lease arrangements are provided in Note 7, “Leases,” to our financial statements included elsewhere in this filing.

We currently estimate that cash requirements for working capital over the next 12 months will total approximately $168.7 million. This amount includes:

●	Accounts payable: $87.9 million

●	Accrued expenses and other current liabilities: $79.8 million

●	Non-cancellable lease payments: $1.0 million

Based on our historical operating performance and available liquidity position, the Company believes that cash on hand, anticipated collections of accounts receivable, cash generated from operations, and continued access to existing financing arrangements will be sufficient to meet these obligations over the next twelve months. The Company’s ability to satisfy these obligations, however, remains dependent on the timely collection of customer receivables, continued access to trade and supplier financing arrangements, and the maintenance of favorable payment terms with suppliers and other vendors.

Critical Estimates

The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that involve a high degree of judgment and estimation uncertainty, which may have a material impact on the Company’s financial condition and results of operations. These estimates are based on historical experience, current economic conditions, and other relevant factors, and are evaluated on an ongoing basis.

Actual results may differ from these estimates, and such differences could be material. The Company’s critical accounting estimates include, but are not limited to, the following:

Impairment of Long-Lived Assets

Long-lived assets include fixed assets and right-of-use assets. Long-lived assets are reviewed for impairment whenever conditions indicate that the carrying value of the assets may not be fully recoverable. Such impairment tests are based on comparing the pretax undiscounted cash flows expected to be generated by the asset to the recorded value of the asset or other market-based value approaches. If impairment is indicated, the asset value is written down to its market value if readily determined or its estimated fair value based on discounted cash flows. Any significant changes in business or market conditions that vary from current expectations could impact the fair value of these assets and any potential associated impairment. Long-lived assets are amortized using the straight-line method, with the useful life of the assets ranging from two to twenty-years. Amortization of long-lived assets is expensed in the consolidated statement of operations. The Company determined that no indicators of impairment of long-lived assets existed as of March 31, 2026, and March 31, 2025, respectively.

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Leases

ASU 2016-02, Leases (Topic 842), as amended, was adopted on January 1, 2019 utilizing a modified retrospective approach. We adopted the package of practical expedients available at transition that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. Contracts entered into prior to adoption were not reassessed for leases or embedded leases. Upon adoption, we did not use hindsight in determining lease terms and impairment. For lease and non-lease components, we have elected to account for both as a single lease component. We have elected the practical expedient not to recognize leases with an initial term of 12 months or less on our consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease. Variable lease payments are recognized as lease expense as they are incurred.

We determine if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. As most of our leases do not provide an explicit borrowing rate, management uses our incremental borrowing rate based on information available at the commencement date, or at the date of transition for leases transitioned to Topic 842 in determining the present value of the lease payments.

The operating lease right-of-use assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Leases sometimes include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Recently Issued/Adopted Accounting Standards

Refer to the section titled “Recently Issued Accounting Standards Not Yet Adopted” in Note 1 “Summary of Significant Accounting Policies” of the notes to the consolidated financial statements included elsewhere in this prospectus for more information.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of business, the Company is exposed to certain market risks that could impact our financial position, results of operations, and cash flows. Market risk represents the potential for loss arising from adverse changes in financial market prices, interest rates, currency exchange rates, or other economic factors. Our principal market risks relate to credit risk, geographic concentration risk, supply chain risk, and inventory management risk.

Credit Risk – Accounts Receivable

The Company is exposed to credit risk through our accounts receivable arising from API sales. Credit is extended to customers on an unsecured basis, and we periodically evaluate the collectability of receivables in accordance with ASC 326, Financial Instruments – Credit Losses. This evaluation considers customer payment history, creditworthiness, and both current and forward-looking economic conditions. Forward-looking assessments include:

●	Customer-specific developments that may affect future payment behavior;

●	Known risks to the sectors in which our customers operate; and

●	Broader macroeconomic conditions indicating stability or potential volatility in the near term.

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Historically, customers have generally paid within agreed collection terms, and we have a limited history of write-offs. As a result, no allowance for expected credit losses has been recorded as of March 31, 2026 or March 31, 2025.

For the year ended March 31, 2026, our top 10 customers accounted for 24% of revenue, with no single customer representing more than 10% of revenue or accounts receivable. For the year ended March 31, 2025, our top 10 customers accounted for 32% of revenue, with no individual customer exceeding 10%.

Geographic Concentration Risk

As of March 31, 2026 and March 31, 2025, accounts receivable of the Company were concentrated in three regions, Africa, India, and the Middle East, collectively totaling 55% and 65%, respectively. While we monitor payment history and creditworthiness in these regions closely, economic, political, or regulatory instability in these markets could adversely affect collections and liquidity.

Supply Chain Risk

The Company sources API raw materials and manufacturing services from multiple suppliers to mitigate the risk of supply disruptions. For both the year ended March 31, 2026 and March 31, 2025, no single supplier accounted for more than 10% of total material purchases or outstanding accounts payable. While this diversification reduces dependency on individual suppliers, any operational, regulatory, or geopolitical disruptions affecting our supplier base could impact production schedules and order fulfillment.

Inventory Management Risk

The Company’s inventory consists of finished goods valued using the weighted-average cost method. The Company outsources scale-up manufacturing of its API products to qualified contract manufacturers and generally procures inventory based on anticipated customer demand and order requirements. The Company also maintains inventory to support its ability to respond to customer requirements on a timely basis. In evaluating inventory for potential obsolescence or impairment, management considers product damage, expiration status, historical and projected demand and quality compliance. No inventory reserve was recorded as of March 31, 2026 or March 31, 2025.

While our historical experience with credit losses, geographic concentrations, supply chain disruptions, and inventory obsolescence has been favorable, future results could be affected by macroeconomic volatility, regional instability, or changes in customer behavior. We will continue to monitor these exposures and maintain supplier diversification and inventory management practices designed to mitigate these risks.

Controls and Procedures

Following completion of the Transaction, the Company will be subject to the applicable requirements of the Sarbanes-Oxley Act of 2002, including requirements relating to the maintenance and evaluation of internal control over financial reporting. The timing and extent of the Company’s compliance obligations, including any requirement for an independent registered public accounting firm to attest to the effectiveness of internal control over financial reporting, will depend on the Company’s applicable filer status and the availability of exemptions under the JOBS Act and other applicable SEC rules.

In connection with the proposed Business Combination with Impact BioMedical Inc., management is evaluating the Company’s internal control over financial reporting and implementing measures designed to enhance its financial reporting processes and controls in preparation for the requirements applicable to the combined public company following completion of the Business Combination. These efforts include enhancing the Company’s accounting and financial reporting resources, formalizing policies and procedures, strengthening review and oversight controls, and enhancing information technology controls.

Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

(i)	Staffing for financial, accounting and external reporting areas, including segregation of duties;

(ii)	Reconciliation of accounts;

(iii)	Proper recording of expenses and liabilities in the period to which they relate;

(iv)	Evidence of internal review and approval of accounting transactions;

(v)	Documentation of processes, assumptions and conclusions underlying significant estimates; and

(vi)	Documentation of accounting policies and procedures.

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Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financial reporting. Once our management’s report on internal controls is complete, we will retain our independent registered public accounting firm to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

JOBS Act Accounting Election

In April 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” the Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

The Company has chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

We may remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.24 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to the end of such five-year period.

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Internal Control over Financial Reporting

 In the course of preparing and auditing our consolidated financial statements for the years ended March 31, 2026 and 2025, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting as of March 31, 2026. The identified material weaknesses relate to:

(i)	Our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address U.S GAAP technical accounting issues and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and reporting requirements set forth by the SEC.

(ii)	Our lack of formal internal control policies and independent oversight functions necessary to establish a formal risk assessment process, internal control framework and financial reporting processes.

(iii)	Our lack of a sufficiently established information technology control environment, including deficiencies in access management, change management, IT operations and cybersecurity controls.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including:

(i)	Hiring more qualified staff to fill up the key roles in the operations;

(ii)	Providing our relevant finance staff with appropriate training regarding requirements of U.S. GAAP and SEC reporting;

(iii)	Appointing independent directors, establishing an audit committee and strengthening corporate governance and

(iv)	Hiring experienced IT staff with relevant qualifications to formalize and strengthen the key IT control environment.

We will be subject to the requirements to maintain internal controls and that the management performs periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this offering, we were a private company with limited resources. As a result, we may not discover problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of the PubCo Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing the PubCo Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, the price of the PubCo Shares may decline and we may be unable to remain compliant with the NYSE Listing Rules

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INDUSTRY OVERVIEW

Unless the context otherwise requires, all references in this section to “Dr Ashleys,” “we,” “us,” “our,” and the “company” refer to the industry of Dr Ashleys and its consolidated subsidiaries. Market and industry data used throughout, including statements regarding market size and technology, is based on good faith estimates of the company’s management, which in turn are based upon review of internal surveys, independent industry surveys and publications, and other third-party research and publicly available information.

Introduction

The pharmaceutical industry is a dynamic and rapidly evolving sector that encompasses various specialized fields. Among these, the Active Pharmaceutical Ingredients (API) sector, Pharmaceutical Intermediates (“Intermediates”) sectors, Contract Development and Manufacturing Organizations sector (CDMO), and Orphan Drugs sector are sectors that play crucial roles in the development, production, and distribution of medications that improve patient outcomes and address diverse medical needs.

API Market

APIs are the main ingredients in a medication that causes the desired effect of the medication. As APIs are responsible for the therapeutic effects of drugs, their quality and efficacy are critical to the success of pharmaceutical products.

The global API market has evolved significantly over the years, driven by significant advancements in biotechnology, increasing healthcare needs, and growing demands for generic and innovative drugs. As the demand for high-quality pharmaceuticals continues to rise, the API market is expected to grow.

Market Segmentation

The API market can be segmented based on drug type, manufacturer type, synthesis type, and therapeutic application. Specifically:

●	By Drug Type: The API market is divided into two main categories based on drug type: innovative APIs and generic APIs. Innovative APIs are those used in the production of new, patented drugs, while generic APIs are used in the production of off-patent drugs. The demand for generic APIs has been particularly strong due to the expiration of patents for several major drugs, leading to increased production of cost-effective generic medications.
●	By Manufacturer Type: API manufacturers can be classified into two categories: captive manufacturers and merchant API manufacturers. Captive manufacturers produce APIs for their own pharmaceutical products, while merchant API manufacturers produce APIs for sale to other pharmaceutical companies. The merchant API segment has been growing rapidly due to the increasing trend of outsourcing API production to specialized manufacturers.
●	By Synthesis Type: APIs can be synthesized using either synthetic methods or biotechnological methods. Synthetic APIs are produced through chemical synthesis, while biotech APIs are produced using biological processes such as fermentation and recombinant DNA technology. The biotech API segment has been gaining traction due to the growing importance of biologics in the treatment of various diseases.
●	By Therapeutic Application: The API market is also segmented based on therapeutic application, including oncology, cardiovascular and respiratory diseases, diabetes, central nervous system disorders, neurological disorders, and others. The oncology segment holds a significant share of the market due to the high prevalence of cancer and the increasing demand for effective cancer treatments.

Overall, the API market is poised for substantial growth in the coming years, driven by the factors mentioned above. The market segmentation provides valuable insights into the various segments that contribute to the overall market dynamics.

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Market Forecast

The global active pharmaceutical ingredients (API) market is projected to experience significant growth from 2025 to 2033, according to the market research firm, IMARC, in its report entitled Active Pharmaceutical Ingredients Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2025-2033 (the “IMARC API report”).

400
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in Billion US$
243.50
258.44
273.54
288.72
303.92
319.02
333.95
348.61
362.90
2025
2026
2027
2028
2029
2030
2031
2032
2033

Projected Global Market Growth from 2025 to 2033

Source: IMARC

According to the IMARC API report, based on analysis over historical data and trends and assumptions of a stable regulatory environment, continued growth in healthcare spending, market demands and manufacturing expansions, the API market is expected to grow from USD 243.50 billion in 2025 to USD 362.90 billion by 2033, exhibiting a compound annual growth rate (CAGR) of 5.1% during the forecast period.

Projected Market Growth Breakdown by Regions from 2025 to 2033

Source: IMARC

The projected robust growth of the global API market may be attributed to the following factors:

●	Aging Population: The global population is aging, leading to an increase in the prevalence of chronic diseases and a higher demand for medications. This demographic shift is expected to drive the demand for APIs, particularly for drugs targeting age-related conditions such as cardiovascular diseases, diabetes, and neurological disorders.

●	Rising Healthcare Spending: Healthcare spending is on the rise globally, driven by economic growth, increased access to healthcare services, and government initiatives to improve healthcare infrastructure. Higher healthcare expenditures are expected to boost the demand for pharmaceuticals, thereby driving the growth of the API market.

●	Increased Demand for Generics: The expiration of patents for several blockbuster drugs is leading to a surge in the production of generic medications. Generic drugs are more affordable alternatives to branded drugs, and their increasing adoption is expected to drive the demand for APIs used in their production.

●	Strong Demand for APIs for Biologicals: The biotechnology sector is witnessing rapid advancements, leading to the development of innovative biological drugs. These biologics require specialized APIs, and the growing demand for biological therapies is expected to contribute significantly to the API market’s growth.

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Growth Challenges

However, there remain significant challenges that may pose threats to the development of API market participants as they adjust to the changing market conditions, including from:

●	Stringent Regulatory Requirements: The API market is subject to stringent regulatory requirements to ensure the safety, efficacy, and quality of pharmaceutical products. Compliance with these regulations can be complex and costly, posing a significant challenge for manufacturers.

●	High Manufacturing Costs: The production of APIs involves sophisticated processes and high-quality standards, which can result in substantial manufacturing costs. These costs can be a barrier, especially for smaller companies or those operating in regions with less developed infrastructure.

●	Competition from Low-Cost Manufacturers: The API market faces intense competition from manufacturers in emerging markets, particularly in countries like India and China. These manufacturers often benefit from lower production costs, which allows them to offer APIs at more competitive prices. This competition can pressure margins and market share for companies operating in higher-cost regions. However, market participants with substantial presence in India and China may benefit from the relatively mature manufacturing infrastructure these two countries bring.

Looking to the future, market participants in the API markets have to adapt carefully and promptly as the market condition changes. It is expected that market participants who can continuously invest in R&D, leverage low manufacturing margins, deliver high production quality and regulatory compliance, and strategically adjust to market trends may thrive in this competitive market.

Intermediates Market

Pharmaceutical intermediates are compounds that are produced during the synthesis of an active pharmaceutical ingredient (API). They are essential steps in the production process and play a crucial role in the pharmaceutical industry.

Market Size and Trends

A much smaller market compared to the API market, the Pharmaceutical Intermediates Market size is estimated at USD 45.45 billion in 2025, and is expected to reach USD 65.01 billion by 2030, according to Mordor Intelligence in a report entitled Global Pharmaceutical Intermediates Market. However, the market is expected to grow at a faster path with a CAGR of 7.42% during the forecast period (2025-2030).

The market benefits similarly from the macro environment supporting the growth of the API market, including increased healthcare expenditure and infrastructure, prevalence of chronic diseases, and development in R&D activities.

Growing Market Segments

The market can be divided by product type, including chemical intermediates, custom intermediate segments, and bulk drug intermediates. The chemical intermediate segment’s growth is supported by strategic initiatives from market players, including significant investments in research and development for novel intermediate compounds. The growth is further bolstered by the rising adoption of advanced technologies in pharmaceutical manufacturing processes and the increasing complexity of drug development requiring specialized chemical intermediates. Additionally, the segment benefits from the growing trend of outsourcing developmental and manufacturing facilities, particularly in emerging markets.

The custom intermediate segment focuses on exclusive manufacturing of intermediates on defined scales, typically under confidentiality agreements and strict deadlines. Custom intermediates are particularly crucial for pharmaceutical companies developing novel drugs or requiring unique molecular structures. The segment’s significance is enhanced by its ability to provide tailored solutions ranging from milligram to kilogram scales, supporting both research and commercial production phases of drug development. The flexibility and specialized nature of custom intermediates make them indispensable in the pharmaceutical manufacturing landscape.
In addition, the Intermediates market can also be divided based on therapeutic applications, with cardiovascular drugs representing 41% of the market in 2024, according to the Mordor Intelligence report, followed by smaller segments including oral anti-diabetic drugs, anti-infective drugs, antimicrobial drugs and others.

This significant market position of the cardiovascular drug segment is driven by the increasing global burden of cardiovascular diseases and the growing elderly population worldwide. Major pharmaceutical companies are increasingly focusing on developing novel cardiovascular drugs, which has led to heightened demand for specialized intermediates in this segment.

The oral anti-diabetic drugs segment is emerging as the fastest-growing segment in the pharmaceutical intermediates market, projected to grow at approximately 8% during 2024-2029, according to the Mordor Intelligence report. This remarkable growth is primarily attributed to the rising global prevalence of diabetes and increasing adoption of oral medications over injectable treatments. The segment’s growth is further fueled by ongoing research and development activities focused on developing new and more effective oral anti-diabetic medications.

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Competitive Landscape

The Intermediates market has the following competitive characteristics:

●	Major players dominate the industry. The Intermediates market is driven by companies expanding their manufacturing capabilities and enhancing product portfolios through strategic initiatives. Market leaders are heavily investing in research and development to create innovative intermediates and strengthen distribution networks. Companies are adopting sustainable manufacturing practices and green chemistry principles to meet environmental regulations. The industry is trending towards vertical integration, with manufacturers establishing in-house facilities for key intermediates to ensure supply chain security. Additionally, market players are forming strategic partnerships and collaborations to leverage technological expertise and expand their presence, especially in emerging markets.

●	Regional players supplement the fragmented market. The Intermediates market is fragmented, with global conglomerates and specialized regional manufacturers. Large multinational companies dominate high-end segments, leveraging their R&D capabilities, advanced facilities, and global networks. Regional players from emerging economies are gaining prominence in basic and medium-complexity intermediates by offering cost-competitive products and maintaining close relationships with local manufacturers. The market is seeing increased consolidation through mergers and acquisitions, as companies seek to expand their portfolios and strengthen their presence. This trend is particularly evident in regions with strong pharmaceutical manufacturing bases.

●

Innovation and Compliance Drive Market Success. Success in the Intermediates market depends on developing innovative products while maintaining strict quality standards and regulatory compliance. Market leaders are investing in advanced manufacturing technologies and automation to improve production efficiency and ensure consistent product quality. Companies are also focusing on green chemistry solutions and sustainable manufacturing processes to meet environmental regulations and customer preferences. Building strong relationships with suppliers through reliable supply chains and technical support services is crucial for maintaining market share. For new entrants and smaller players, specializing in niche segments and focusing on regional markets present viable growth strategies.

Orphan Drug Market

Orphan drugs are medications designed to treat rare diseases, typically affecting smaller patient populations. For example, in Europe, diseases are considered rare if less than one person per 2,000 in the population has the condition. These drugs are intended for conditions so uncommon that sponsors are hesitant to develop them under standard marketing conditions. They are created to help patients with very serious diseases for which no treatment, or at least no satisfactory treatment, currently exists. The number of rare diseases for which no treatment is currently available is estimated to be between 4,000 to 5,000 worldwide. The drugs which treat rare diseases are called “orphan drugs” due to their limited market, and few pharmaceutical companies pursue research into such products.

However, in recent decades, due to the implementation of legislations from developed markets like U.S., Japan and the European Union that provide incentives, research funds, and tax credits, pharmaceutical companies began to invest more in the development and marketing of novel orphan drugs.

Key Market Segments

The orphan drug market is intricately linked to diseases that pose significant challenges for treatment development. The growing focus on genomics and biomarker research and diagnostics, along with the identification of more prevalent rare diseases and their common causes, as well as advancements in various cancer treatments, have greatly enhanced the potential of many orphan drug candidates.

Projected Global Market Size Breakdown by Disease Type in 2024

Source: IMARC

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Nowadays, pharmaceutical companies are paying increasing attention to the following types of rare diseases:

●	Oncology: Orphan drugs targeting oncology will benefit from the rising incidences of rare cancers and advancements in genomic profiling and precision medicine. Regulatory incentives like market exclusivity and tax credits are encouraging pharmaceutical companies to invest in niche oncology segments with high unmet needs. The expanding pipeline of immunotherapies and targeted biologics, along with improved diagnostic technologies, is facilitating earlier detection and tailored treatments.
●	Hematology: According to an IMARC report entitled Orphan Drugs Market: Global Industry Trends, Share, Size, Growth, Opportunity and Forecast 2025-2033 (“IMARC Orphan Drug report”), in 2024, hematology represented the second largest disease type for global orphan drugs market, accounting for a share of 16.7%. Treatments for rare diseases like Idiopathic Thrombocytopenia Purpura (ITP), Acute Myeloid Leukemia (AML), Lymphocytic Leukemia represent some of the biggest developments in the past several years in rare disease medication, thereby boosting hematology’s market share in the orphan drug sector.
●	Neurology: The industry is increasingly focusing on treatments for neurological conditions, particularly those targeting the central nervous system (CNS). The rising prevalence of rare neurological disorders like Huntington’s disease, amyotrophic lateral sclerosis (ALS), Duchenne muscular dystrophy, and Rett syndrome, which lack effective long-term treatments, is driving this focus. Advances in genomics, biomarker discovery, and precision medicine are enabling the development of targeted therapies tailored to specific genetic profiles, boosting investment in orphan drug research and development.
●	Cardiovascular: Orphan drugs targeting cardiovascular disease (CVD) types will be propelled by increasing awareness and diagnosis of rare cardiovascular conditions such as pulmonary arterial hypertension (PAH), amyloidosis-related cardiomyopathy, and Fabry disease. Advancements in genetic and molecular diagnostics are enabling earlier and more accurate identification of rare CVDs, expanding the eligible patient pool.

Market Trends

According to the IMARC Orphan Drug report, growing at a CAGR of 9.7% during 2019-2024, the global orphan drugs market reached a value of US$ 216.35 Billion in 2024. However, the market growth is expected to accelerate further, we expect the global orphan drugs market to grow at a CAGR of 11.9% during 2025-2033, reaching sales worth nearly US$ 591.42 Billion by 2033. Advances in genomics and personalized medicine are driving the development of targeted therapies for rare diseases. Increased government incentives and regulatory support are encouraging pharmaceutical companies to invest in this niche market.

Global Orphan Drugs Market Projected Growth

Source: IMARC

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Competitive Landscape and Opportunities

There are several unique structural reasons why the orphan drug market has developed significantly over the past few years:

●	High Return on Investment: Major pharmaceutical companies are grappling with challenges such as a limited patient population, patent expirations of branded drugs, stringent regulations, a dwindling product pipeline, decreased R&D productivity, and high regulatory barriers. However, incentives like increased market exclusivity, tax credits, and the waiver of FDA fees under the Orphan Drugs Act of 1983 have driven market growth. Growing competition and pricing uncertainties are pushing companies into the orphan drug space, where they strategically develop molecules for orphan indications.
●	Shorter Development Timelines: Shorter development timelines are positively impacting the orphan drug market. Clinical trials for orphan drugs are significantly shorter, averaging 3.90 years from Phase II to launch, compared to 5.42 years for non-orphan drugs. These trials involve fewer patients, leading to a faster development process and fewer regulatory hurdles. Consequently, orphan drug development is less expensive and offers more cost benefits compared to non-orphan drugs.
●	Assistance from Regulatory Bodies: Regulatory assistance is crucial in boosting the demand for orphan drugs. Support from bodies in the European Union and the United States is invaluable for further development. For example, the European Union’s Committee for Orphan Medical Products is enhancing its role in the life cycle of orphan products by integrating patient views, expanding international cooperation, and collaborating with health technology assessment bodies. Similarly, the EU’s orphan medicinal products regulation incentivizes the development of medicines for rare disease.

However, the industry also faces the following challenges:

●	High Cost Associated with Drug Development: Drug development often faces significant early-stage challenges, especially in clinical trials. The smaller patient pool for rare diseases means lower expected returns compared to non-orphan drugs. Enrolling enough patients to generate significant data is a major challenge, often requiring participation across multiple geographies, which can lead to delays and increased costs. The high cost of development and low return-of-investment can discourage pharmaceutical innovators.
●	Decreased Investment in Marketing: Few biotech and pharmaceutical companies invest heavily in developing new drugs for rare diseases. They are hesitant to market and commercialize orphan drugs due to the low prevalence of these diseases, making it challenging to locate the target population. Consequently, companies prefer investing in larger markets with greater potential. Additionally, increased investment in research and development often results in reduced marketing investment.
●	Pathophysiology and Diagnostics Uncertainties: A major challenge in developing drugs for rare diseases is the limited knowledge about their natural history or pathophysiology. There are fewer qualified clinical investigators and less scientific literature compared to more common diseases. For example, while there are nearly 6,000 publications on arthritis, there are only 25 on MPS-II (Hunter syndrome). Diagnosing rare diseases is also challenging due to their clinical heterogeneity, making it difficult to define outcomes that capture all patients. These factors hinder the growth of the orphan drugs market.

Overall, market participants in the orphan drug sector often have to take a higher risk profile in the early stage of the drug development process before turning such initiatives into a success.

Contract Development and Manufacturing Organizations

Contract Development and Manufacturing Organizations (CDMOs) are specialized service providers that offer comprehensive drug development and manufacturing services to pharmaceutical companies. These organizations play a crucial role in the pharmaceutical industry by enabling companies to bring new drugs to market efficiently and cost-effectively.

CDMOs provide a wide range of services, including drug formulation, process development, clinical and commercial manufacturing, and analytical testing. By outsourcing these complex and resource-intensive tasks to CDMOs, pharmaceutical companies can focus on their core competencies, such as research and marketing, while leveraging the expertise and resources of CDMOs to streamline the drug development process.

The importance of CDMOs in the pharmaceutical industry cannot be overstated. They help reduce the time and cost associated with drug development, improve product quality, and ensure compliance with stringent regulatory requirements. As the pharmaceutical industry continues to evolve, the role of CDMOs is becoming increasingly critical in addressing the growing complexity of drug development and manufacturing processes.

Market Trends

The global CDMO market was estimated at USD 146.0 billion in 2023 and is projected to reach USD 235.5 billion by 2030, growing at a CAGR of 7.2% from 2024 to 2030, according to a report entitled Pharmaceutical CDMO Market Size & Share Report, 2030 by Grand View Research.

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Key factors driving market growth include increased pharmaceutical R&D investments, demand for genetic drugs, prevalence of cancer and age-related disorders, and the need for advanced therapeutics. Additionally, the growth of biosimilars, biologics, personalized medicine, orphan drugs, companion diagnostics, and adaptive trial designs is expected to boost demand for pharmaceutical CDMOs. As companies explore new frontiers, the need to adhere to regulations increases demand for specialized service providers in contract development and manufacturing.

Market Segment

The CDMO market can be segmented based on service type, end-user, and geography. The key segments are as follows:

●	Service Type: API manufacturing; finished dosage form (FDF) development and manufacturing; secondary packaging.
●	Dosage Form: solid oral dosage; sterile injectable; topicals and transdermal; specialty/novel form.
●	Therapeutic Effect: oncology; metabolic and endocrine; cardiovascular; CNS and psychiatry; infectious diseases and vaccine.

In terms of growth segments, by service type, API manufacturing remains the dominant segment, with significant growth potential for years to come. By dosage form, the sector is dominated with solid oral products, which according to a report entitled Global Pharmaceutical CDMO Market by Modor Intelligence, represents 40% of the market share in 2024, but sterile injectables are surging in the market, as more biologics, long-acting antipsychotics, and biosimilar products are launched. Lastly, while oncology products remain the largest market segment, representing 32% in the Mordor report, infectious disease and vaccine products are on the rise.

Growth Challenges and Opportunities

The following factors have contributed to the growth in the CDMO market:

●	Increasing Complexity of Drug Development: The development of new drugs, especially biologics and personalized medicines, is becoming more complex. CDMOs offer the necessary expertise and resources to manage these complexities.

●	Cost-Effective Manufacturing Solutions: APAC’s rise is supported by regional incentives, labor arbitrage, and faster approvals. India aims for a USD 22–25 billion CDMO market by 2035, with streamlined environmental clearances and tax holidays. Brazil and Saudi Arabia are also investing in local drug and vaccine production.
●	Growing Trend of Pharmaceutical Outsourcing: Rising R&D costs and pipeline complexity lead pharmaceutical companies to outsource non-core manufacturing. This is particularly true for sterile biologics and gene-editing therapies, where regulatory and technical challenges increase the value of specialist partners.
●	Increased Demand for Biologics Medicines: Biologics now dominate new-drug filings, driven by antibody-drug conjugates, mRNA vaccines, and cell-based therapeutics. Biologics’ stringent cold-chain, contamination-control, and analytics requirements solidify a preference for full-scope CDMOs with proven regulatory track records.

At the same time, CDMOs also face the following challenges in maintaining their robust growth:

●	Regulatory Hurdles: Divergent dossiers and rolling updates, such as the European Medicines Agency’s new fee rules, raise compliance budgets and prolong variation lead times. CDMOs must operate duplicate quality-management systems and align data-integrity protocols across audits by regulatory agencies which challenges smaller entrants.

●	Talent and Capacity Constraints: According to a report by Contract Pharma published in February 2025, the CDMO industry is facing many challenges of keeping up manufacturing capacity with the demand of new discoveries, including adapting to new specialized production demand. In addition, the industry is also facing a talent retention and recruitment challenge, as the battle for bioprocess engineers, data scientists, regulatory experts heat up.

Looking to the future, more consolidations by larger market participants will be expected to boost specialized manufacturing and expand capacities, while CDMOs that can provide continuous manufacturing innovations and integrated one-stop services will thrive in the market.

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REGULATIONS APPLICABLE TO ZOAR

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on Zoar’s operations and business in Hong Kong and elsewhere. This summary does not purport to be a complete description of all laws and regulations, which apply to Zoar’s business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this proxy statement/prospectus, which may be subject to change.

Laws and Regulations in Hong Kong Relating to Our Business and Operations

The national laws adopted by the PRC are generally not applicable to Hong Kong according to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”). The Basic Law came into effect on July 1, 1997. It is the constitutional document of Hong Kong, which sets out the PRC’s basic policies regarding Hong Kong. The principle of “one country, two systems” is a prominent feature of the Basic Law, which dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover in 1997. Under the principle of “one country, two systems,” Hong Kong’s legal system, which is different from that of the PRC, is based on common law, supplemented by statutes. According to Article 18 of the Basic Law, national laws adopted by the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws in relation to the national flag, national anthem, and diplomatic privileges and immunities.

Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong)

The Import and Export Ordinance and the sub-legislation under it, governs the importation of products into, and the export of products from Hong Kong. Section 6C of the Import and Export Ordinance provides that no importation is allowed of the articles specified in Schedule 1 to the Import and Export (General) Regulations (Chapter 60A of the Laws of Hong Kong) unless with a proper license issued by the Director-General of Trade and Industry under section 3 of the Import and Export Ordinance. Accordingly, importation of pharmaceutical products stated in the said Schedule 1 are subject to licensing control and must be covered by a proper import license.

Section 6D of the Import and Export Ordinance provides that no person shall export any article specified in the second column of Schedule 2 to the Import and Export (General) Regulations to the place specified opposite thereto in the third column of the schedule unless with an export license issued by the Director-General of Trade and Industry under section 3 of the Import and Export Ordinance. Accordingly, exportation of pharmaceutical products stated in the said Schedule 2 are subject to licensing control and must be covered by a proper export license. Regulations 4 and 5 of the Import and Export (Registration) Regulations (Chapter 60E of the Laws of Hong Kong) sets out that every person who imports or exports any article other than an exempted article shall lodge with the Commissioner of Customs and Excise an accurate and complete import or export declaration relating to such article using services provided by a specified body, in accordance with the requirements that the Commissioner may specify. Every declaration shall be lodged within 14 days after the importation or exportation of the article to which it relates.

Any person who fails or neglects to do such declaration within 14 days after the importation or exportation of the article to which it relates without any reasonable excuse shall be liable to (1) a fine at level 1 (currently at HK$2,000) upon summary conviction; and (2) a fine of HK$100 in respect of everyday during his failure or neglect to lodge such declaration in that manner continues commencing from the day following the date of conviction. Regulations 4 and 5 also provide that any person knowingly or recklessly lodges any declaration with the Commissioner that is inaccurate in any material particular shall be liable to a fine at level 3 (currently at HK$10,000) upon summary conviction.

Pharmacy and Poisons Ordinance (Chapter 138 of the Laws of Hong Kong)

The Pharmacy and Poisons Ordinance (Chapter 138 of the Laws of Hong Kong) governs the manufacture, labeling, distribution, dispensing, supply, wholesale and retail sale, possession registration and the import and export of pharmaceutical products or medicines in Hong Kong. Pharmaceutical products or medicines are required to conform to the standards on safety, efficacy and quality before they can obtain registration. Further, pharmaceutical products or medicines have to be registered with the Pharmacy and Poisons Board before they can be offered for sale in Hong Kong.

The Pharmacy and Poisons Regulations (Chapter 138A of the Laws of Hong Kong) provides that no person other than an authorized seller of poisons or a licensed manufacturer selling pharmaceutical products of his own manufacture only shall, by way of wholesale dealing, sell or supply at or from any premises any substance or article consisting of or containing any poison unless he is holder of a wholesale poisons license issued in respect of those premises.

The Pharmacy and Poisons Regulations (Chapter 138A of the Laws of Hong Kong) prescribes the particulars to be labeled on the containers of pharmaceutical products. It provides that no person shall sell or supply any medicine unless it is labeled with particulars printed so as to be clearly legible in English and Chinese, as to dosage and the route and frequency of administration.

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Chinese Medicine Ordinance (Chapter 549 of the Laws of Hong Kong)

The Chinese Medicine Ordinance makes provisions for the registration of practitioners in Chinese medicine; the registration of PCM; the licensing of traders in Chinese medicines; and other related matters.

Section 134 of the Chinese Medicine Ordinance provides that no person shall sell or distribute by way of wholesale, or possess for the purpose of wholesale, any PCM without a wholesaler license in PCM, or at any place other than the premises specified in such license.

Antibiotics Ordinance (Chapter 137 of the Laws of Hong Kong)

The Antibiotics Ordinance controls the sale and supply of penicillin and such other anti-microbial organic substances produced by micro-organisms substances. The Director of Health or any person authorized by him in that behalf may in his absolute discretion issue to any person a permit in writing to deal in any substance to which the Antibiotics Ordinance applies or any preparation of which any such substance is an ingredient or part. Section 5 of the Antibiotics Ordinance provides that no person shall have in his possession or under his control any substance to which the Antibiotics Ordinance applies or any preparation of which any such substance is an ingredient or part, unless, amongst others, such person is the holder of a valid permit issued under the Antibiotics Ordinance to deal in such substance or preparation.

Pesticides Ordinance (Chapter 133 of the Laws of the Hong Kong)

Pesticides are divided into two categories, namely, registered and unregistered under the Pesticides Ordinance. The Pesticides Ordinance provides for the licensing requirements for, inter alia, importing, manufacturing, selling, offering or exposing for sale or supplying for offering to supply pesticides of both registered and unregistered pesticides. Section 7 of the Pesticides Ordinance provides that save under and in accordance with a license issued pursuant to the Pesticides Ordinance, no person shall import into or cause to be imported into Hong Kong, manufacture, sell or offer or expose for sale, or supply or offer to supply, any registered pesticide. Any person who contravenes section 7 of the Pesticides Ordinance commits an offence and is liable on conviction to a fine at level 5 (currently at HK$50,000) and to imprisonment for one year.

Food Safety Ordinance (Chapter 612 of the Laws of Hong Kong)

The Food Safety Ordinance establishes a registration scheme for food importers and food distributors, to require the keeping of records by persons who acquire, capture, import or supply food and to enable food import controls to be imposed. Under the Food Safety Ordinance, “food” is defined to include, inter alia, drink and articles and substances used as ingredients in the preparation of food, which does not include medicine as defined under the Pharmacy and Poisons Ordinance. For the purpose of the Food Safety Ordinance, any food commonly used for human consumption is presumed, unless there is evidence to the contrary, to be intended for human consumption. As such, consumable health and wellness products, such as vitamins and minerals, insofar as they do not constitute medicines for the purpose of the Pharmacy and Poisons Ordinance, are likely to be considered “food” for the purpose of the Food Safety Ordinance.

The Food Safety Ordinance requires that any person who carries on a food importation business or food distribution business to register with the Food and Environmental Hygiene Department as a food importer or food distributor. Any person who does not register but carries on a food importation or distribution business, without reasonable excuse, commits an offense and is liable to a maximum fine of HK$50,000 and imprisonment for six months.

Waste Disposal (Chemical Waste) (General) Regulation (Chapter 354C of the Laws of Hong Kong)

Pursuant to regulation 6 of the Waste Disposal (Chemical Waste) (General) Regulation, producers of chemical waste, which contains substances listed in Schedule 1 to the Waste Disposal (Chemical Waste) Regulation, shall be registered. Pursuant to regulations 8 and 21 of the Waste Disposal (Chemical Waste) Regulation, such chemical waste shall only be collected by licensed waste collectors. Any person who fails to comply with the requirement under regulation 6, 8 or 21 of the Waste Disposal (Chemical Waste) Regulation commits an offense and is liable on conviction to a maximum fine of HK$200,000 and imprisonment for six months.

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Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong)

The Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong) (“SOGO”) aims to codify the laws relating to the sale of goods.

Section 15 of SOGO provides that where there is a contract for the sale of goods by description, there is an implied condition that the goods shall correspond with the description.

Section 16 of SOGO provides that where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of merchantable quality, except that there is no such condition (i) as regards to defects specifically drawn to the buyer’s attention before the contract is made; or (ii) if the buyer examines the goods before the contract is made, as regards defects which that examination ought to reveal; or (iii) if the contract is a contract by sample, as regards defects which would have been apparent on a reasonable examination of the sample.

Pursuant to section 17 of SOGO, where there is a contract for sale by sample, there are implied conditions that (i) the bulk shall correspond with the sample in quality; (ii) the buyer shall have a reasonable opportunity of comparing the bulk with the sample; and (iii) the goods shall be free from any defects, rendering them unmerchantable, which would not be apparent on reasonable examination of the sample.

Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong)

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong) (“SOSO”) ordinance aims to consolidate and amend the laws with respect to the terms to be implied in contract for the supply of services (including a contract for the supply of a service whether or not the goods are also transferred or to be transferred, or bailed or to be bailed by way of hire).

Section 5 of SOSO provides that, where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill. Section 6 of SOSO provides that, where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Trade Description Ordinance (Chapter 362 of the Laws of Hong Kong)

The Trade Description Ordinance (Chapter 362 of the Laws of Hong Kong) provides for, among others, the prohibition of false trade descriptions, false, misleading or incomplete information, false marks and misstatements in respect of goods provided in the course of trade or suppliers of such goods. In general, a person commits an offence punishable by a fine of HK$500,000 and imprisonment for 5 years (on conviction on indictment), or by a fine at level 6 (currently at HK$100,000) and imprisonment for 2 years (on summary conviction) if he:

(a)	in the course of any trade or business:

(i)	applies a false trade description to any goods; or

(ii)	supplies or offers to supply any goods to which a false trade description is applied; or

(b)	has in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied.

Competition Ordinance (Chapter 619 of the Laws of Hong Kong)

The Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”) is to prohibit conduct that prevents, restricts or distorts competition in Hong Kong. It also aims to prohibit mergers that substantially lessen competition in Hong Kong and to provide for incidental and connected matters.

The Competition Ordinance includes:

●	The First Conduct Rule, which prohibits undertakings from making or giving effect to agreements or engaging in a concerted practice, or, as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong;

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●	The Second Conduct rule, which prohibits undertakings which have a substantial degree of market power in a market to abuse that power by engaging in conduct that has as its object or effect the prevention, restriction or distortion of competition in Hong Kong; and

●	The Merger Rule, which prohibits undertakings to directly or indirectly carry out a merger that has, or is likely to have, the effect of substantially lessening competition in Hong Kong.

Upon breach, the Competition Tribunal may impose pecuniary penalty, director disqualifications, and prohibition, damage and other orders on offenders. For pecuniary penalty, section 93 of the Competition Ordinance enables the Competition Tribunal to award a penalty up to 10% of the turnover of the undertakings involved for up to three years in which the contravention occurs.

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

Under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (the “BRO”), every company or individual who carries on a business in Hong Kong is required to apply for a business registration certificate from the Inland Revenue Department within one month from the date of commencement of the business, and to display a valid business registration certificate at the place of business. Business registration does not serve to regulate business activities and it is not a license to trade. Business registration serves to notify the Inland Revenue Department of Hong Kong of the establishment of a business in Hong Kong. Business registration certificate will be issued on submission of the necessary document(s) together with payment of the relevant fee and is renewable every year or every three years (if business operators elect for issuance of business registration certificate that is valid for three years). Any person who fails to apply for business registration shall be guilty of an offence and shall be liable to a fine at level 2 (currently at HK$5,000) and to imprisonment for one year.

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

The Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (the “IRO”) is to govern taxes on property, earnings and profits in Hong Kong. The IRO provides, among other things, that profits tax shall be charged on every company or person carrying on a trade, profession or business in Hong Kong in respect of its or his or her assessable profits arising in or derived from Hong Kong. With effect from the year of assessment of 2018/2019, profits tax rate is at the rate of 8.25% on any part of assessable profits up to HK$2,000,000, and that of 16.5% on any part of assessable profits over HK$2,000,000 for corporate taxpayers. The IRO also contains detailed provisions relating to, among other things, permissible deductions for outgoings and expenses, set-offs for losses and allowances for depreciations of capital assets.

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong)

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”) imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

●	Principle 1 — purpose and manner of collection of personal data;

●	Principle 2 — accuracy and duration of retention of personal data;

●	Principle 3 — use of personal data;

●	Principle 4 — security of personal data;

●	Principle 5 — information to be generally available; and

●	Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense that may lead to a fine and imprisonment.

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The PDPO also gives data subjects certain rights, inter alia:

●	the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

●	if the data user holds such data, to be supplied with a copy of such data; and

●	the right to request correction of any data the individual considers to be inaccurate.

The PDPO criminalizes, including, but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request, and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

Laws and Regulations in Hong Kong Relating to Intellectual Property

Copyright Ordinance (Chapter 528 of the Laws of Hong Kong)

The Copyright Ordinance (Chapter 528 of the Laws of Hong Kong) protects recognized categories of literary, dramatic, musical and artistic work, as well as sound recordings, films, broadcasts and cable programs, and typographical arrangement of published editions. Certain acts such as copying and/or issuing or making available copies to the public of a copyright work without the authorization from the copyright owner would constitute “primary infringement” of copyright which does not require knowledge of infringement.

In addition, a person may incur civil liability for “secondary infringement” under the Copyright Ordinance if that person possess, sells, lets for hire, distributes or deals with a copy of a work which is, and which he knows or has reason to believe to be, an infringing copy of the work for the purposes of or in the course of any trade or business without the consent of the copyright owner. However, the person will only be liable if, at the time he committed the act, he knew or had reason to believe that he was dealing with infringing copies.

Under section 118 of the Copyright Ordinance, a person commits a criminal offence if he, without the consent of the copyright owner of a copyright work, makes for sale or hire an infringing copy of the work or possess an infringing copy of the work with a view to its being, among others, sold or let for hire by any person for the purpose of or in the course of that trade or business.

Under section 119A of the Copyright Ordinance, there is a provision against copying service business which imposes criminal liability when a person, for the purpose of or in the course of a copying service business, possess a reprographic copy of a copyright work as published in a book, magazine or periodical, being a copy that is an infringing copy of the copyright work. It is a defense for the person charged to prove that he did not know and had no reason to believe that the copy of a copyright work in question was an infringing copy of the copyright law.

Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong)

The Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) provides for the registration, use and protection of trademarks. Under section 18 of the Trade Marks Ordinance, it is provided that a person infringes a registered trademark if the person uses in the course of trade or business a sign which is:

(a)	identical to the trademark in relation to goods or services which are identical to those for which it is registered;

(b)	identical to the trademark in relation to goods or services which are similar to those for which it is registered; and the use of the sign in relation to those goods or services is likely to cause confusion on the part of the public;

(c)	similar to the trademark in relation to goods or services which are identical or similar to those for which it is registered; and the use of the sign in relation to those goods or services is likely to cause confusion on the part of the public; or

(d)	identical or similar to the trade mark in relation to any goods or services; the trademark is entitled to protection under the Paris Convention as a well-known trademark; and the use of the sign, being without due cause, takes unfair advantage of, or is detrimental to, the distinctive character or repute of a trademark.
Amen

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A person shall be treated as a party to any use of the material which infringes the registered trademark if he:

(a)	applies or causes to be applied a registered trademark or a sign similar to a registered trademark to material which is intended to be used for labelling or packaging goods; as a business paper; or for advertising goods or services; and

(b)	at the time the trademark or sign was applied to the material, he knew or had reason to believe that its application to the material was not authorized by the owner of the registered trademark or by a licensee.

Trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong unless they are also registered under the Trade Marks Ordinance. Nevertheless, trademarks which are not registered under the Trade Marks Ordinance may still obtain protection by the common law action of passing off, which requires proof of the owner’s reputation in the unregistered trademark and that use of the trademark by third parties will cause damages to the owner.

Laws and Regulations in Hong Kong Relating to Employment

Employment Ordinance (Chapter 57 of the laws of Hong Kong)

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”) provides for, amongst other things, the protection of the wages of employees, to regulate general conditions of employment, and for matters connected therewith. EO provides the following entitlements or protections to an employee: (a) year-end payments; (b) maternity and paternity protection; (c) rest days; (d) protection against anti-union discrimination; (e) severance payment; (f) long service payment; (g) employment protection; (h) sickness allowance; (i) holidays with pay; (j) annual leave with pay.

Under section 25 of the EO, where a contract of employment is terminated, any sum due to the employee shall be paid to him/her as soon as it is practicable and, in any case, not later than seven days after the day of termination. Any employer who willfully and without reasonable excuse contravenes section 25 of the EO commits an offence and is liable to a maximum fine of HK$350,000 and imprisonment for three years.

Further, under section 25A of the EO, if any wages or any sum referred to in section 25(2)(a) of the EO are not paid within seven days from the day on which they become due, the employer shall pay interest at a specified rate on the outstanding amount of wages or sum from the date on which such wages or sum become due up to the date of actual payment. Under section 63CA of the EO, any employer who willfully and without reasonable excuse contravenes section 25A of the EO commits an offence and is liable on conviction to a maximum fine at level 3 (currently at HK$10,000).

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance establishes a statutory minimum wage regime to provide for a minimum wage at an hourly rate for employees employed under a contract of employment under the Employment Ordinance (Chapter 57 of the laws of Hong Kong), save for stipulated exceptions.

Statutory minimum wage became effective on 1 May 2011 and with effect from 1 May 2025, the minimum wage rate is currently set at HK$42.1 per hour. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by this Minimum Wage Ordinance is void.

The Minimum Wage Commission must report on any recommended changes in statutory minimum wage at least once in every two years to the Chief Executive in Hong Kong, and the Chief Executive may adjust the statutory minimum wage having regard to such recommendation.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

Under the Mandatory Provident Fund Schemes Ordinance, employers are required to enroll their regular employees (except for certain exempted persons) aged between at least 18 but under 65 years of age and employed for 60 days or more in a Mandatory Provident Fund (“MPF”) scheme within the first 60 days of employment.

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Section 7A of the Mandatory Provident Fund Schemes Ordinance requires an employer who is employing a relevant employee must, for each contribution period occurring after that commencement (a) from the employer’s own funds, contribute to the relevant registered scheme the amount determined in accordance with Mandatory Provident Fund Schemes Ordinance; and (b) deduct from the employee’s relevant income for that period as a contribution by the employee to that scheme the amount determined in accordance with Mandatory Provident Fund Schemes Ordinance.

For both employees and employers, it is mandatory to make regular contributions into an MPF scheme. For an employee, subject to the maximum and minimum levels of income (HK$25,000 and HK$7,100 per month, respectively before 1 June 2014 or HK$30,000 and HK$7,100 per month, respectively on or after 1 June 2014), an employer will deduct 5% of the relevant income on behalf of an employee as mandatory contributions to a registered MPF scheme with a ceiling of HK$1,250 before 1 June 2014 or HK$1,500 on or after 1 June 2014. Employer will also be required to contribute an amount equivalent to 5% of an employee’s relevant income to the MPF scheme, subject only to the maximum level of income (HK$25,000 per month before 1 June 2014 or HK$30,000 on or after 1 June 2014).

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)

The Occupational Safety and Health Ordinance provides for the safety and health protection of employees in workplaces, both industrial and non-industrial and is therefore applicable to the Hong Kong subsidiary’s employees in general. Among others, employer must, as far as reasonably practicable, ensure the safety and health of employees at work by:

(a)	providing and maintaining plant and work systems that are, so far as reasonably practicable, safe and without risks to health;

(b)	making arrangement for ensuring, so far as reasonably practicable, safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;

(c)	providing all necessary information, instruction, training and supervision to employee as may be necessary to ensure, so far as reasonably practicable, safety and health;

(d)	providing and maintaining the workplace, and safe access to and egress from the workplace that are, so far as reasonably practicable, safe and without risks to health; and

(e)	providing and maintaining work environment that is, so far as reasonably practicable, safe and without risks to health.

Under section 6 of the Occupational Safety and Health Ordinance, failure to comply with any of the above provisions constitutes an offence and the employer is liable on conviction to a fine of HK$10,000,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a maximum fine of HK$10,000,000 and to imprisonment for two years.

The Commissioner for Labor may also issue improvement notices against non-compliance of the Occupational Safety and Health Ordinance, or suspension notices against activity of workplace which may create imminent hazard to the employees. Failure to comply with such notices constitutes an offence punishable by a maximum fine of HK$400,000 and HK$1,000,000 respectively and imprisonment of up to 12 months.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong)

The Occupiers Liability Ordinance regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land.

The Occupiers Liability Ordinance also imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases. The Employees’ Compensation Ordinance in general applies to all full-time and part-time employees who are employed under a contract of service or apprenticeship in any employment.

Under the Employees’ Compensation Ordinance, all employers are required to take out insurance policies to cover their liabilities both under the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees. An employer who fails to comply with the Employees’ Compensation Ordinance to secure an insurance cover is liable on conviction to a maximum fine at level 6 (currently at HK$100,000 and imprisonment for two years.

Under section 5 of the Employees’ Compensation Ordinance, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is generally liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, under section 32 of the Employees’ Compensation Ordinance, an employee who suffers incapacity arising from an occupational disease or dies from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

Under section 15 of the Employees’ Compensation Ordinance, an employer must notify the Commissioner for Labor of any work accident by submitting Form 2 (within 14 days for general work accidents and within seven days for fatal accidents), irrespective of whether the accident gives rise to any liability to pay compensation. If the happening of such accident was not brought to the notice of the employer or did not otherwise come to his knowledge within such period of seven or 14 days (as the case may be), then such notice shall be given not later than seven days or, as may be appropriate, 14 days after the happening of the accident was first brought to the notice of the employer or otherwise came to his knowledge.

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MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

PubCo’s directors and executive officers upon the consummation of the Business Combination will be as follows:

Name	Age	Position
Kanans Visvanats	50	Chairman and Director, Chief Executive Officer and Chief Financial Officer (Interim)
Adrian Anthony Simon Markland	61	Chief Operating Officer
Sameer Ramesh Talim	54	Head of Sales and Marketing
Donald Kalkofen	63	Director Nominee*
Michael Zajas	42	Director Nominee*
Evan Lim	56	Director Nominee*
Neha Kumari	47	Director Nominee*
Maduabuchi Nelson Okey	55	Director Nominee*

*Director nomination will become effective upon Closing of the Business Combination

Kanans Visvanats will serve as Chairman and director of PubCo following the Business Combination. Mr. Visvanats is an experienced academic researcher, entrepreneur, and chemist with more than two decades of experience in the pharmaceutical and chemical industries. Currently, he has served as a director of Zoar since June 2025, and its Chief Executive Officer from June 2025 to February 2026. Mr. Visvanats founded Zoar HK and its predecessor, Rupus Global Limited, in 2012, leading the company as its managing director since its formation through its transformation into an international API developer for pharmaceutical companies. Mr. Visvanats holds a bachelor’s degree in petroleum engineering from Maharashtra Institute of Technology in India, a Joint M.B.A. from Asia e University in Malaysia and Indian Institute of Research and Management in India, and a Ph.D. in business management from Universidad Azteca European Programs. Mr. Visvanats is a fellow of the Royal Society of Chemistry (FRSC), a member of the council of the Institute of Economics, Latvian Academy of Science, and was a 2022-2023 Garwood Innovation Fellow at the Haas School of Business, University of California, Berkeley.

We believe that Mr. Visvanats is qualified to serve as our director because of his familiarity with Zoar’s business and operations and his leadership experience in the pharmaceutical industry.

Adrian Anthony Simon Markland will serve as PubCo’s Chief Operating Officer following the Business Combination. Mr. Markland brings to the company more than three decades of operational management experience in the pharmaceutical industry. Mr. Markland joined of Ashleys HK Limited, Zoar’s HK operating subsidiary, as its Chief Operating Officer, a role he has held since 2013, where he drives the company’s operational excellence, global growth, and cross-departmental performance. Before joining Zoar HK, Mr. Markland served as vice president, operations, of Fung Shing Chemicals Limited, a Hong Kong based pharmaceutical API trading company, from 2005 to 2012. Previously, Mr. Markland served as general manager of SinoChem Trading Co., a pharmaceutical-trading focused subsidiary of the Chinese chemical conglomerate, SinoChem Corporation, from 1997 to 2005. Before joining SinoChem, Mr. Markland served as an operations manager of Medico Asia Ltd., a Hong Kong based pharmaceutical trading company. Mr. Markland received his M.B.A. degree from Hong Kong University of Science and Technology, and his B.A. degree in Business and Marketing from Manchester Metropolitan University, United Kingdom.

Sameer Talim will serve as PubCo’s head of sales and marketing following the Business Combination. Mr. Talim has more than two decades of operational experience in the pharmaceutical industry. Mr. Talim currently serves as head of operations of Zoar HK Limited, Zoar’s HK operating subsidiary, a role he has held since joining the company in 2013. At Zoar HK Limited, his role spans various business functions, ranging from manufacturing oversight, supply chain integration, regulatory compliance, vendor development, to cross-border logistics. Before joining Zoar, Mr. Talim worked for various pharmaceutical companies, including most recently as senior manager, operations, for Benzo Lifescience Limited, an Indian pharmaceutical manufacturer, from 2004 to 2012. In 2018, Mr. Talim was awarded a Certificate for Excellence in Supply Chain Leadership by the Indian Pharmaceutical Association. Dr. Talim received his M.B.A. degree from Marathwada University and Bachelor of Commerce degree from the University of Mumbai, India.

Donald “Don” Kalkofen will serve as a director of PubCo following the Business Combination. Mr. Kalkofen has more than 20 years of experience as a chief financial officer and senior finance executive in the biotechnology, financial services and technology sectors, with experience in capital markets transactions, SEC reporting, U.S. GAAP compliance, internal controls and investor relations. Since May 2026, Mr. Kalkofen has served as Acting Chief Financial Officer of Genvor Incorporated (OTCQB: GNVR), a biotechnology company, through Wave Financial Consulting LLC, and since October 2022, he has served as principal and sole owner of Wave Financial Consulting LLC, a financial consulting practice. From April 2020 to October 2022, Mr. Kalkofen served as Chief Financial Officer of Alpha Cognition Inc. (Nasdaq: ACOG), a CNS-focused biotechnology company developing therapies for neurodegenerative disease, where he oversaw preparations for the company’s initial public offering and helped establish its banking, audit committee and investor relations functions. From February 2019 to April 2020, he served as Chief Financial Officer of Protagonist Therapeutics, Inc. (Nasdaq: PTGX), a clinical-stage biopharmaceutical company, having served as Interim Chief Financial Officer from February 2019 until his appointment as Chief Financial Officer in May 2019, where he supported the company’s implementation of internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act and its equity and debt financing program. Earlier in his career, Mr. Kalkofen held chief financial officer and senior finance positions at West Coast Bancorp and worked as an auditor at PricewaterhouseCoopers. Mr. Kalkofen holds a Bachelor of Arts in accounting from Washington State University and is a Certified Public Accountant (inactive).

We believe that Mr. Kalkofen is qualified to serve as our director because of his extensive public company financial leadership and his experience in accounting, auditing, SEC reporting, capital markets transactions and internal controls.

Michael Zajas will serve as a director of PubCo following the Business Combination. Mr. Zajas has more than 20 years of experience in private equity, structured finance, real estate investment, capital raising and investment management. Since September 2024, Mr. Zajas has served as Chief Investment Officer of 22Beacon Inc., where he is responsible for investment oversight, fund governance and management, capital raising and strategic planning. Since November 2019, he has also served as Managing Partner of Citizen Capital LLC, where his responsibilities include private real estate credit and holding-company investments. From June 2019 to July 2023, Mr. Zajas served as Managing Director of Bennett Capital LLC, where he was responsible for deal sourcing and negotiations. Mr. Zajas holds a Bachelor of Science in business and entrepreneurship and a Master of Real Estate Development from Arizona State University.

We believe that Mr. Zajas is qualified to serve as our director because of his experience in capital allocation, investment oversight, structured finance, risk management and corporate governance.

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Evan Lim will serve as a director of PubCo following the Business Combination. Mr. Lim has nearly two decades of experience in asset management, wealth management and offshore fund distribution in the Asia-Pacific region. Since September 2023, Mr. Lim has served as a Relationship Manager at N PrimePartners Capital in Singapore, where he advises ultra-high-net-worth individuals, family offices and institutional investors on wealth management and direct private investments. He previously founded and led Aries Investments, a Monetary Authority of Singapore-regulated asset management company and served as Chief Executive Officer from December 2021 to April 2023. From November 2018 to December 2021, he served as Senior Vice President on the Wealth Management Indonesian Desk at DBS Bank. Earlier in his career, Mr. Lim served as Chief Executive Officer of Mandiri Investments in Singapore from November 2013 to October 2018 and Director of Offshore Fund Distribution for Asia at Legg Mason Asset Management from June 2010 to October 2013 and served as Associate Director – Investment Counsellor at AVIVA Professional Investment Advisory Services in Singapore from August 2009 to June 2010. Earlier still, Mr. Lim held an Associate Director role in Third-Party Wholesale Southeast Asia at UBS Global Asset Management in Singapore from October 2007 to July 2009, and worked in third-party distribution, marketing and communications at Goldman Sachs Asset Management in New York from August 2005 to October 2007. Mr. Lim holds a bachelor’s degree in accounting from Rutgers University and has completed Modules 3, 5 and 8 under Singapore’s Capital Markets and Financial Advisory Services framework and Levels 1 and 2 under the Singapore Client Advisor Competency Standards.

We believe that Mr. Lim is qualified to serve as our director because of his experience in asset and wealth management, cross-border capital formation, regulated investment businesses and institutional client relationships in the Asia-Pacific region.

Neha Kumari will serve as a director of PubCo following the Business Combination. Dr. Kumari has more than two decades of experience in scientific research and academia, with a focus on biophysics, proteomics, nanobiotechnology, protein biochemistry and drug-delivery systems. Dr. Kumari held a UGC Dr. D. S. Kothari Postdoctoral Fellowship at Savitribai Phule Pune University from December 2016 to December 2019, where she conducted research relating to functionalized nanoparticles and albumin conjugates for drug-delivery applications. She has also served as visiting faculty at the University of Mumbai from January 2016 to December 2016, as a Principal Investigator under the Department of Science and Technology Women Scientist scheme from May 2012 to May 2015, and as a research scientist at the Free University of Berlin from November 2003 to March 2005, and she has undertaken subject-matter advisory work in the biochemical sciences. Dr. Kumari holds a Ph.D. and an M.Sc. in biophysics and a B.Sc. (Hons.) in human biology, each from the All India Institute of Medical Sciences, New Delhi.

We believe that Dr. Kumari is qualified to serve as our director because of her scientific expertise, research experience and academic leadership in fields relevant to PubCo’s research and innovation activities.

We believe that Mr. Alhammadi is qualified to serve as our director because of his international executive and board experience and his expertise in corporate governance, strategic development and the management of large-scale capital projects.

Maduabuchi Nelson Okey will serve as a director of PubCo following the Business Combination. Dr. Okey has more than 20 years of experience founding and leading businesses in Nigeria in the pharmaceutical, healthcare and related sectors. He has served as Chairman of the Enugu State Chapter of the National Association of Nigerian Drug Monitoring since October 2022 In addition, Dr. Okey has founded or chaired several companies and organizations, including MD-Life Sciences Limited, Afrique Biotech West African Limited, Europa Medical Academy and Research Institute, Europa Biocare Limited, O’Nell-Europa Laboratories Ltd. and Organic Way International Ltd. He has also served as chief executive officer of Red Star Cosmetics Ltd, Monalisa & Mitchelle Real Estate Ltd, Achi Joint Hospital Limited and the African Children Against Malaria Attack Initiative. Dr. Okey holds a B.Sc. (Hons.) in medical sciences from the University of Ibadan.

We believe that Dr. Okey is qualified to serve as our director because of his entrepreneurial and leadership experience in Nigeria’s pharmaceutical and healthcare sectors and his experience with pharmaceutical access and drug-monitoring initiatives.

Board of Directors

PubCo’s board of directors will consist of seven directors, including six independent directors, upon the closing of the Business Combination. A director is not required to hold any shares in PubCo to qualify as a director. The listing rules of the NYSE generally require that a majority of an issuer’s board of directors must consist of independent directors.

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A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with PubCo is required to declare the nature of his or her interest at a meeting of PubCo’s directors. A general notice given to the directors by any director to the effect that (a) he or she is a member or officer of any specified company or firm and is to be regarded as interested in any contract or transaction which may after the date of the notice be made with that company or firm; or (b) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with a specified person who is connected with him; shall be deemed a sufficient declaration of interest under PubCo’s amended and restated memorandum and articles of association in relation to any such contract or arrangement, provided that no such notice shall be effective unless either it is given at a meeting of the Board or the director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. PubCo’s board of directors may exercise all of the powers to borrow money, to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds and other securities, whenever money is borrowed or as security for any debt, liability or obligation of PubCo or of any third party. None of PubCo’s directors has a service contract with PubCo that provides for benefits upon termination of service as a director.

Committees of PubCo’s Board of Directors

Upon the closing of the Business Combination, PubCo intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee of its PubCo’s board of directors. PubCo also intends to adopt a charter for each of the three committees upon the closing of the Business Combination. Each committee’s members and functions are described below.

Audit Committee. PubCo’s audit committee will consist of Messrs. Donald Kalkofen, Michael Zajas, and Evan Lim, and will be chaired by Mr. Donald Kalkofen. PubCo has determined that each of the foregoing persons satisfies the “independence” requirements of Section 803 of the NYSE Amex Company Guide and meets the independence standards under Rule 10A-3 under the Exchange Act, as amended. The audit committee oversees PubCo’s accounting and financial reporting processes and the audits of its financial statements. The audit committee will be responsible for, among other things:

●	establishing clear hiring policies for employees or former employees of the independent auditors;
●	reviewing and recommending to PubCo’s board of directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;
●	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by PubCo’s independent auditors at least annually;
●	obtaining a written report from PubCo’s independent auditor describing matters relating to its independence and quality control procedures;
●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;
●	discussing with PubCo’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;
●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;
●	reviewing and recommending the financial statements for inclusion within PubCo’s quarterly earnings releases and to its board of directors for inclusion in its annual reports;
●	discussing the annual audited financial statements with management and the independent registered public accounting firm;
●	reviewing policies with respect to risk assessment and risk management;
●	reviewing the adequacy and effectiveness of PubCo’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;
●	periodically reviewing and reassessing the adequacy of the committee charter;
●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;
●	establishing and overseeing procedures for the handling of complaints and whistleblowing;
●	meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;
●	monitoring compliance with PubCo’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;
●	reporting periodically to PubCo’s Board of Directors; and
●	such other matters that are specifically delegated to PubCo’s audit committee by PubCo’s board of directors from time to time.

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Compensation Committee. PubCo’s compensation committee will consist of Messrs. Donald Kalkofen, Michael Zajas, and Evan Lim, and will be chaired by Mr. Michael Zajas. PubCo has determined that each of the foregoing persons satisfies the “independence” requirements of Section 803 of NYSE Amex Company Guide. The compensation committee assists the PubCo’s board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to PubCo’s directors and executive officers. PubCo’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing and evaluating PubCo’s executive compensation and benefits policies generally;
●	reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;
●	periodically reviewing and reassessing the adequacy of the committee charter;
●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management;
●	reporting periodically to PubCo’s Board of Directors; and
●	such other matters that are specifically delegated to the compensation committee by PubCo’s board of directors from time to time.

Nominating and Corporate Governance Committee. PubCo’s nominating and corporate governance committee will consist of Messrs. Donald Kalkofen, Michael Zajas, and Evan Lim, and be chaired by Mr. Evan Lim. PubCo has determined that each of the foregoing persons satisfies the “independence” requirements of Section 803 of the NYSE Amex Company Guide. The nominating and corporate governance committee will assist the PubCo’s board of directors in selecting individuals qualified to become PubCo’s directors and in determining the composition of the PubCo’s board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to PubCo’s board of directors for election or re-election to PubCo’s board of directors, or for appointment to fill any vacancy or newly created directorships on PubCo’s board of directors;
●	reviewing periodically with PubCo’s board of directors the current composition of PubCo’s board of directors with regards to characteristics such as judgment, experience, expertise, diversity and background;
●	recommending to PubCo’s board of directors such criteria with respect to nomination or appointment of members of its PubCo’s board of directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or NYSE Amex rules, or otherwise considered desirable and appropriate;
●	recommending to PubCo’s board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;
●	periodically reassessing the adequacy of the committee charter;
●	overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and
●	overseeing and leading the self-evaluation of PubCo’s board of directors in its performance and effectiveness as a whole.

Duties and Functions of Directors

Under Cayman Islands law, PubCo’s directors will owe fiduciary duties to PubCo, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in PubCo’s best interests. PubCo’s directors must also exercise their powers only for a proper purpose. PubCo’s directors also owe to PubCo a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

In fulfilling their duty of care to PubCo, PubCo’s directors must ensure compliance with PubCo’s memorandum and articles of association, as amended and restated from time to time. PubCo has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a stockholder may have the right to seek damages in PubCo’s name if a duty owed by PubCo’s directors is breached.

The functions and powers of PubCo’s board of directors include, among others, (i) convening stockholders’ annual and extraordinary general meetings and reporting its work to stockholders at such meetings, (ii) declaring dividends, (iii) appointing directors or officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of PubCo, including the registering of such shares in PubCo’s share register.

Employment Agreements and Indemnification Agreements

We will enter into an employment agreement with each of our executive officers upon the Closing of the Business Combination. Upon the execution of the employment agreements, we will announce in a current report on Form 6-K such material terms and conditions of the agreements, and furnish a copy of each of the employment agreements as an exhibit thereto.

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We will enter into indemnification agreements with each of our directors. Under these agreements, we may agree to indemnify our director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of us.

Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, PubCo intends to develop an executive compensation program that is designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize, and reward individuals who contribute to the long-term success of PubCo. Decisions on the executive compensation program will be made by PubCo’s board of directors and specifically through a compensation committee that PubCo’s board of directors will establish.

Executive Compensation

The policies of PubCo with respect to the compensation of its executive officers and following the Business Combination will be administered by PubCo’s board of directors and specifically through the compensation committee that PubCo’s board of directors will establish. We expect that the compensation policies followed by PubCo will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of PubCo and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

PubCo’s board of directors and the compensation committee may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Director Compensation

It is anticipated that the compensation committee of PubCo’s board of directors will determine the annual compensation to be paid to the members of the Board of PubCo upon completion of the Business Combination.

Terms of Directors and Officers

PubCo’s officers are elected by and serve at the discretion of the board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until his office is otherwise vacated. The office of a director shall be vacated if, among other things, the director (i) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (ii) is found to be or becomes of unsound mind; (iii) resigns by notice in writing to PubCo; (iv) is prohibited by any applicable law or stock exchange rules from being a director; or (v) is removed from office pursuant to any other provisions of PubCo’s amended and restated memorandum and articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable NYSE Amex rules, and unless disqualified by the chairman of the relevant Board meeting, vote in respect of any contract or proposed contract or arrangement in which he or she is interested and may be counted in the quorum at such meeting, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Controlled Company Status

We are a controlled company because Dr. Visvanats, our majority stockholder, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a controlled company, we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

●	our board of directors is not required to be comprised of a majority of independent directors.
●	our board of directors is not subject to the compensation committee requirement; and
●	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. We do not intend to take advantage of these controlled company exemptions. However, if we rely on these controlled company exemptions in the future, you may not be provided with the benefits of certain corporate governance requirements of NYSE applicable to U.S. domestic public companies. See “Risk Factors — Risks related to PubCo Shares—As a “controlled company” under the rules of the NYSE Amex, PubCo may choose to exempt it from certain corporate governance requirements that could have an adverse effect on the PubCo stockholders.”

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Foreign Private Issuer Status

We are an exempted company limited by shares incorporated on June 10, 2025 under the laws of the Cayman Islands. After the consummation of the Business Combination, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on September 30, 2026, assuming the Business Combination is consummated before then. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;
●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;
●	the sections of the Exchange Act requiring insiders to file public reports of our share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, our stockholders will receive less or different information about us than a stockholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status, and, after the consummation of the Business Combination, will be listed on NYSE Amex. NYSE Amex listing rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from NYSE corporate governance standards. Among other things, we are not required to have:

●	a majority of our board of directors consist of independent directors;
●	a compensation committee consisting of independent directors;
●	a nominating committee consisting of independent directors;
●	regularly scheduled executive sessions with only independent directors each year;
●	an annual meeting of stockholders no later than one year after the end of the company’s fiscal-year end; and
●	Stockholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or asset of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control other than by way of mergers and consolidations, or arrangements or reconstructions; and (iv) transactions other than public offerings, mergers and consolidations, or arrangements or reconstructions;

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on NYSE Amex. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other NYSE corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Cayman Islands Companies Act applicable to us at the same time. If we rely on our home country’s corporate governance practices in lieu of certain of the rules of NYSE in the future, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

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DESCRIPTION OF PUBCO SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of PubCo’s amended and restated memorandum and articles of association and applicable Cayman Islands law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of PubCo’s amended and restated memorandum and articles of association, which is attached as Annex E to this proxy statement/prospectus. We urge you to read the full text of PubCo’s amended and restated memorandum and articles of association.

For purposes of this section the words “we” “our” “us” and the “Company” refer to PubCo.

PubCo is a Cayman Islands exempted company and its corporate affairs are governed by the amended and restated memorandum and articles of association, upon the closing of the Business Combination, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, the authorized share capital of PubCo is US$50,000 divided into 500,000,000 ordinary shares of a par value of US0.0001 each.

Upon the completion of the Business Combination, the authorized share capital of the PubCo will be US$50,000 divided into 500,000,000 PubCo Shares.

Following the completion of the Business Combination, PubCo will have 180,000,000 PubCo Shares issued and outstanding. All of the PubCo Shares issued and outstanding have been or will be issued as fully paid.

The following includes a summary of the material provisions of the amended and restated memorandum and articles of association of the PubCo after the completion of the Business Combination and the Cayman Islands Companies Act in so far as they relate to the material terms of PubCo Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of PubCo’s amended and restated memorandum and articles of association attached as Annex E to this proxy statement/prospectus.

Ordinary Shares

General

All of our issued PubCo Shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our stockholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our PubCo Shares are entitled to such dividends as may be declared by ordinary resolutions. Our amended and restated memorandum and articles of association provide that dividends may be declared and paid out of our profits, or out of monies otherwise available for dividend in accordance with the Cayman Islands Companies Act.

Voting Rights

In respect of all matters upon which the ordinary shares are entitled to vote, each PubCo Share is entitled to one vote. Voting at any meeting of stockholders is by a poll.

An ordinary resolution to be passed by the stockholders requires the affirmative vote of a simple majority of votes cast by such stockholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such stockholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

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Directors’ Power to Issue Shares

Subject to applicable law. our amended and restated memorandum and articles of association and where applicable the NYSE rules, our board of directors may, in their absolute discretion and without the approval of the stockholders, cause us to (1) issue, allot and dispose of shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; (2) grant rights over shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding shares, at such times and on such other terms as they think proper; and (3) grant options with respect to shares and issue warrants or similar instruments with respect thereto.

Transfer of Ordinary Shares

Subject to the restrictions contained in our amended and restated memorandum and articles of association, in applicable securities laws and regulation and transfer restrictions contained in contractual arrangements, any of our stockholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing in the usual or common form or any other form approved by our board of directors.

Our board of directors may decline to register any transfer of any ordinary shares unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the designated stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the exchange, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our stockholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon stockholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Islands Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

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Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Islands Companies Act, be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares or any class of shares shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation, redesignation, or issue of shares ranking pari passu with such shares.

General Meetings of Stockholders

Extraordinary general meetings may be convened by a majority of our board of directors. Advance notice of at least seven (7) calendar days is required for the convening of our general meeting of our stockholders. A quorum required for a meeting of stockholders consists of the holders of not less than one-third of the aggregate voting power of all of the ordinary shares present in person or by proxy.

Inspection of Books and Records

Holders of our PubCo Shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our stockholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

Changes in Capital

We may from time to time by ordinary resolution:

●	increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	by subdivision of its existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by the Cayman Islands Companies Act.

Anti-Takeover Provisions

Some provisions of the amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of us or management that stockholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our stockholders.

However, under Cayman Islands law, our directors shall only exercise the rights and powers granted to them under the amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of us.

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COMPARISON OF STOCKHOLDER’S RIGHTS

This section describes the material differences between the rights of Impact Stockholders before the consummation of the Business Combination, and the rights of PubCo stockholders after the Business Combination. These differences in stockholder rights result from the differences between Nevada and Cayman Islands law and the respective governing documents of Impact and PubCo.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Impact stockholders are urged to carefully read the relevant provisions of the Nevada Revised Statutes, the Companies Act (Revised) of the Cayman Islands, Impact’s Amended and Restated Articles of Incorporation and the form of PubCo amended and restated memorandum and articles of association that will be in effect as of consummation of the Business Combination. References in this section to PubCo amended and restated memorandum and articles of association are references thereto as they will be in effect upon consummation of the Business Combination. However, the PubCo amended and restated memorandum and articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of Impact and Zoar or after the consummation of the Business Combination by amendment in accordance with their terms. If the PubCo amended and restated memorandum and articles of association are amended, the below summary may cease to accurately reflect them as so amended.

	Nevada	Cayman Islands
Number of Directors	Under Nevada law, A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors, and for the manner in which the number of directors may be increased or decreased.	Subject to the memorandum and articles of association, the board of directors of a Cayman Islands company may increase the size of the board and fill any vacancies.

Removal of Directors	Under our Bylaws, any one or all of the directors may be removed, with or without cause, at a special meeting of stockholders called for that purpose by a vote of a majority of the voting power of the issued and outstanding stock entitled to vote.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to stockholders, boards may be granted the power to remove a director.

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	Nevada	Cayman Islands
Vacancies on the Board of Directors	Under our Bylaws, newly created directorships resulting from an increase in the number of directors any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other reason may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the departed director and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Subject to the memorandum and articles of association, the board of directors have the power to appoint additional directors in order to fill any vacancies.

Annual General Meeting	Under our Bylaws, an annual meeting of stockholders, for the purpose of electing directors and transacting any other business as may be brought before the meeting, shall be held on the date and time fixed by the board of directors and designated in the notice of the meeting. Failure to hold the annual meeting of stockholders at the designated time shall not affect the validity of any action taken by the corporation.	Under the Cayman Islands law and subject to the articles of association, there is no requirement for a Cayman Islands exempted company to hold an annual general meeting.

Special/General Meeting	Under our Bylaws, special meetings of stockholders may be called by the majority vote of the Board, lead independent director, or by the request of any two directors and the President/Chief Executive Officer. .	Subject to the articles of association, a general meeting of the stockholders of a Cayman Islands exempted company may be called by the directors.

Notice of Special/General Meetings

Under our Bylaws, written notice stating the place (if any), date, and time of the meeting, the means of any electronic communication by which stockholders may participate in the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten 910) days and not more than sixty (60) days before the date of the meeting.

Notice to each stockholder entitled to vote at the meeting shall be given personally, by mail, or by electronic transmission if consented to by a stockholder, by or at the direction of the Secretary or the officer or person calling the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the share transfer records of the Corporation, with postage thereon prepaid.

Any stockholder entitled to notice of a meeting may sign a written waiver of notice delivered to the Corporation either before or after the meeting. A stockholder’s participation or attendance at a meeting shall constitute a waiver of notice, except where the stockholder attends for the specific purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

Subject to a company’s articles of association providing for a longer period, under the Cayman Islands Companies Act, (i) at least five days’ notice has been served on every member; and in default of any regulations as to the persons to summon meetings, three members shall be competent to summon general meetings and any resolutions to be proposed at the meeting.

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	Nevada	Cayman Islands
(
Quorum	Under our Bylaws, at each meeting of stockholders for the transaction of any business, a quorum must be present to organize such a meeting. The presence in person, by means of remote communication, or by proxy of a majority of the voting power constitutes a quorum for the transaction of business at a meeting of stockholders, except as otherwise required by the Articles of Incorporation, our Bylaws and/or Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Act”).	The quorum of a stockholders’ meeting of a Cayman Islands company is set out in its articles of association and the Cayman Islands Companies Act does not specify the quorum requirement .

Proxy	Under our Bylaws, a stockholder may vote either in person or by proxy executed in writing by the stockholder or the stockholder’s attorney-in-fact. Any copy, communication by electronic transmission, or other reliable written reproduction may be substituted for the stockholder’s original written proxy for any purpose for which the original proxy could have been used if such copy, communication by electronic transmission, or other reproduction is a complete reproduction of the entire original written proxy.	Under the Cayman Islands Companies Act, at any meeting of stockholders, a stockholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

	Nevada	Cayman Islands
Preemptive Rights	Under Nevada law, stockholders have no preemptive rights to acquire additional unissued shares in a corporation organized after October 1, 1991 except to the extent the articles of incorporation provide such rights.	Subject to the provisions of a company’s articles of association, under the Cayman Islands law, stockholders have no preemptive rights to subscribe to additional issues of shares or to any security convertible into such shares.

Authority to Allot	Under Nevada law, unless the articles of incorporation provide otherwise, the board of directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including, but not limited to, cash, promissory notes, services performed, contracts for services to be performed or other securities of the corporation. The nature and amount of such consideration may be made dependent upon a formula approved by the board of directors or upon any fact or event which may be ascertained outside the articles of incorporation or the resolution providing for the issuance of the shares adopted by the board of directors if the manner in which a fact or event may operate upon the nature and amount of the consideration is stated in the articles of incorporation	Under the Cayman Islands Companies Act and subject to the memorandum and articles of association, the Directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

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	Nevada	Cayman Islands
or the resolution. The judgment of the board of directors as to the consideration received for the shares issued is conclusive in the absence of actual fraud in the transaction.

Liability of Directors and Officers	Nevada law limits the liability of directors and officer to the corporation liability by law unless the articles of incorporation provide for greater liability, so corporations in Nevada do not have to affirmatively elect to limit the liability of their officers and directors through a provision in their articles of incorporation.	Liability of directors may be limited, except with regard to their own fraud or willful default.

	Nevada	Cayman Islands
Voting Rights	Under Nevada law, unless otherwise provided in the articles of incorporation, or in the certificate of designation establishing the class or series of stock, every stockholder of record of a corporation is entitled to one vote for each share of stock standing in his or her name on the records of the corporation.	Subject to the articles of association, each stockholder is entitled to one vote for each share held by such stockholder.

	Nevada	Cayman Islands

Stockholder Vote on Certain Transactions	Generally, under Nevada law, unless the articles of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, or sale, lease or exchange of all of a corporation’s assets or dissolution requires the approval of the board of directors; and the approval by the vote of the holders of a majority of the voting power of the corporation.

The Cayman Islands Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of stockholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

● the approval at a stockholders’ or creditors’ meeting convened by order of the court, of a majority in number of stockholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of stockholders or creditors, respectively, present and voting, either in person or by proxy; and

● the approval of the court.

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	Nevada	Cayman Islands
Standard of Conduct for Directors	In Nevada, directors and officers must exercise their powers in good faith and with a view to the interests of the corporation. Nevada law requires that directors and officers act on an informed basis, and they may generally rely on information received from certain types of individuals listed by statute. However, a director or officer is not entitled to rely on any such information if he or she has knowledge concerning the matter that would cause reliance to be unwarranted. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider: the interests of the corporation’s employees, suppliers, creditors and customers; the economy of the State and Nation; the interests of the community and of society; and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor. Subject to certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act liable to the corporation or its stockholders or creditors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or stockholders in certain limited circumstances.

	Nevada	Cayman Islands
for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Directors are liable for unlawful distributions made during their tenure, except a director who was present at the meeting where the distribution was authorized and who caused his or her dissent to entered in the meeting minutes or who was not present at the meeting and caused his or her dissent to be entered on learning of the action.
Stockholder Litigation

Under Nevada law, a stockholder may bring a derivative action on behalf of a corporation, alleging injury to the corporation. The plaintiff bringing a derivative action on behalf of a corporation must have been a stockholder at the time of the transaction of which he complains or that his stock thereafter devolved on him by operation of law, and must remain a stockholder throughout the pendency of the suit. The complaint must allege with particularity the efforts, if any, made by the plaintiff to obtain the desired action from the director and, if necessary, from the stockholders and the reasons for the failure to obtain the action or for not making the effort.

Nevada law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff stockholder to furnish a security bond.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A stockholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

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RELATED PARTY TRANSACTIONS

Impact Relationships and Related Party Transactions

General and Administrative Costs

There are certain general and administrative costs incurred by DSS, a related party, on behalf of the Company which are passed through to the Company on a monthly basis. These costs consist of primarily payroll costs for certain DSS employees and are allocated based on estimated time spent on behalf of the Company. Beginning in January 2024 and through September 2024, these costs are approximately $31,000 per month. Beginning October 2024, these costs are approximately $26,000 per month. As of December 31, 2025, the Company incurred approximately $312,000 in related expenses. As of December 31, 2024, the Company incurred approximately $357,000 in related expenses.

Note payable, related party

On December 31, 2020, and later amended, the Company executed a Revolving Promissory Note (“Note”) with DSS, a related party, which accrues interest at a rate of 4.25% and is due in full at the maturity date of September 30, 2030. The Note was further amended on July 24, 2024 with an effective date of September 16, 2024 to i) allow the Company to pay certain principal and/or interest payments owing under the repayment terms in an exchange for potential of equity in the Company, ii) change the quarterly interest due dates to the last day of each calendar quarter (i.e. December 31, March 31, June 30 and September 30), iii) to adjust the On Demand feature so that it starts after the 24th month, iv) continue the planned repayment program commencing on the 37th month and on the last day of each month thereafter through August 31, 2030 to pay a fixed monthly payment of $126,381, v) to continue the scheduled maturity date of September 30, 2030, and vi) adjusts the interest rate to be the WSJ Prime Rate plus 0.50%. This Note is secured by the assets of the Company. As of December 31, 2024 the outstanding balance, inclusive of interest was $8,878,000 (net of change in fair value of the Note of $5,068,000) The $8,878,000 is recorded in Note payable, related party at December 31, 2024 (Note 9). On October 16, 2025, the Company converted its Note payable, related party to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender), which represents a calculation of the outstanding principal and interest approximating $15 million and a stock price utilizing a 10-day Vwap as of June 18, 2025. There are no restrictions placed on the disposition of these shares. As a result of the conversion, the Company recorded a Change in fair value of the note payable, related party of $9,388,000 which is included on the accompanying statement of consolidated operations.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system.

Due to related party

Impact BioMedical Inc. from time to time receives funding from DSS to cover its capital needs. DSS, Inc., beneficially owns approximately 86% of the Company’s voting shares. As of December 31, 2025 and 2024, amounts due to DSS approximate $621,000 and $399,000, respectively. These balances relate to noninterest-bearing funding provided by DSS, and are unsecured,

Zoar Relationships and Related Party Transactions

Repayment Arrangement

On June 5, 2026, Dr Ashleys HK Limited (subsequently renamed Zoar HK Limited on June 12, 2026) entered into a repayment agreement (the “Repayment Agreement”) with Peridot Capital Solutions Hong Kong Limited, a creditor of Zoar HK (“Peridot Capital”) by advancing payments to Zoar HK’s suppliers and then get repaid by Zoar HK on the due dates specified in a payment agreement between Zoar HK and Peridot Capital dated November 11, 2024 (the “Payment Agreement”). As of March 24, 2026, after partial payment, the accrued but unpaid principal and fees and charge was approximately $8.09 million under the Payment Agreement.

As part of the repayment arrangement, Mr. Visvanats, the director and controlling shareholder of the Company, (i) entered into a deed of personal guarantee to guarantee the repayment obligation and (ii) an equitable mortgage over shares, pursuant to which Mr. Kanans is required to charge not less than 1,334,000 PubCo Shares (and, upon listing, maintain charged PubCo Shares at a minimum aggregate market value of at least $8,000,000 and charge more shares to restore the aggregate market value of the charged PubCo Shares to at least $8,000,000 if the market value of the charged PubCo Shares falls below $6,000,000. In addition, PubCo also entered into a Deed of Guarantee to guarantee the repayment obligations.

During the year ended March 31, 2025, the Company advanced funds to an executive officer of the Company. As of March 31, 2025, approximately $0.2 million was due from an executive officer of the Company. During the year ended March 31, 2026, substantially all of the advance was repaid, resulting in approximately $9, 000 remaining due from the director as of March 31, 2026.

During the year ended March 31, 2026, certain expenses and other amounts of the Company were paid on its behalf by Dr. Visvanats and an executive officer of the Company.

As of March 31, 2026, and March 31, 2025, the Company incurred operating expenses that were paid on its behalf by Dr. Kanans Visvanats, the CEO and a director of the Company, and Mark Anthony Adrian, Director of Operations.

As of March 31, 2026, the Company had approximately $1.1 million due to Dr. Visvanats, representing payments made by Dr. Visvanats from his personal funds on behalf of the Company. The amount due is non-interest-bearing and is expected to be settled within the next twelve months.

As of March 31, 2026 and March 31, 2025, the Company also had amounts due from directors of approximately $9,000 and $190,000, respectively.

The following table summarizes amounts due to and from related parties (in thousands of U.S. dollars):

(in thousands of U.S. dollars)	As of March 31,	As of March 31,
	2026	2025
Due from executive officer	$9	$190
Due to related Party	(1,055)	-
Total	$(1,046)	$190

194

BENEFICIAL OWNERSHIP OF IMPACT

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series A Convertible Preferred Stock as of September [__], 2026 by (which gives effect to Impact’s Reverse Stock Split effectuated on [__], 2026):

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of September [__], 2026, pursuant to the exercise of options or warrants and convertible debt are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group. Percentage of ownership of common stock is based on 104,621,23 (calculated on a post split basis) shares of common stock outstanding on September [__], 2026. Percentage of ownership of Series A Convertible Preferred Stock is based on 0 shares of issued and outstanding preferred stock as of September [__], 2026.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock and Series A Convertible Preferred Stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address of all listed stockholders is c/o Impact BioMedical Inc., 275 Wiregrass Pkwy | Henrietta, NY 14586.

Beneficial Ownership of Common Stock

		Percentage of
	Number of Shares(2)	Outstanding Share
Name	Beneficially Owned	Beneficially Owned
Frank D. Heuszel	95,475	*
Mark Suseck	-	*
Todd D. Macko	122	*
Jason Grady	182	*
Elise Brownell	-	*
Melissa Sims	-	*
David Keene	-	*
Christian Zimmerman	-	*
Castel Hibbert	-	*
All officers and directors as a group (9 persons)	95,779	0.8%

5% Stockholders
DSS, Inc. (1)	1,178,882	10.2%
Alset International limited	1,553,904	13.5%
Alset, Inc.	2,560,976	22.3%

*	Less than 1%
(1)	DSS indirectly owns 100% of the shares through DSS BioHealth Security, Inc., its wholly-owned subsidiary.
(2)	Gives effect to the Reverse Stock Split effectuated by Impact on [___], 2026.

195

BENEFICIAL OWNERSHIP OF PUBCO

The following table sets forth information regarding the expected beneficial ownership of PubCo Shares immediately following consummation of the Business Combination, by (i) each person who is expected to be the beneficial owner of more than 5% of the outstanding PubCo Shares, and (ii) the individuals who are expected to be executive officers and directors of PubCo, both individually and as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Beneficial Owner	Total Number of PubCo Shares Beneficially Owned (#)	Percent of Outstanding PubCo Shares (%)
Executive Officers and Directors after the Closing
%
%
All Executive Officers and Directors as a Group			%
5% and Greater Stockholders
%
%

*	- Less than 1%. (1) (2)
196

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, PubCo will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, [   ] PubCo Shares outstanding.

The issuance of PubCo Shares in connection with the Business Combination is being registered pursuant to the Registration Statement of which this proxy statement/prospectus forms a part. This means that all of the PubCo Shares outstanding immediately after the Closing will be freely transferrable without restriction or further registration under the Securities Act, other than PubCo Shares owned by the following persons.

●	Each “Affiliate” of PubCo (as that term is defined pursuant to Rule 144 under the Securities Act (“Rule 144”)) will have its sales into the open market subject to the conditions and restrictions applicable to “control securities” under Rule 144, as described in greater detail below. These include limits on the amount of PubCo Shares an Affiliate can sell into the open market and other restrictions; however, an Affiliate’s sales will not be subject to these restrictions if those sales are registered under the Securities Act.

Sales of substantial amounts of PubCo Shares in the public market could adversely affect prevailing market price of the PubCo Shares.

Rule 144

Rule 144 under the Securities Act permits the public sale of securities that are “restricted securities” (as defined under Rule 144) and securities that are not “restricted securities” but that are held by Affiliates of the issuer, or a person who was an Affiliate within the prior three months (“control securities”), provided, that the sale meets certain applicable restrictions. PubCo expects that none of the PubCo Shares outstanding immediately after the Closing will be “restricted securities.” Accordingly, only stockholders who are Affiliates of PubCo (or who were Affiliates within the prior three months) will have their sales into the open market limited by Rule 144. Affiliates of PubCo after the Closing will generally include its executive offices and directors and stockholders that have a controlling interest in PubCo, which will initially include the Zoar Shareholder. Persons who are Affiliates of PubCo may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

●	1% of the then outstanding PubCo Shares, which, immediately after the Business Combination will equal [ ] PubCo Shares; or

●	the average trading volume of PubCo Shares during the four full calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by Affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo. However, sales of PubCo Shares by Affiliates are not subject to the volume restrictions or other requirements if the sales are conducted off a Registration Statement that is effective under the Securities Act.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, to the extent Zoar adhered to the requirements of Rule 701 in issuing such securities, each of Zoar’s employees, consultants or advisors who purchases equity shares from Zoar in connection with a compensatory stock plan or other written agreement executed prior to the Closing is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective Affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

PubCo is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that PubCo sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by PubCo’s Affiliates. Generally, subject to certain limitations, holders of PubCo’s restricted shares who are not Affiliates of PubCo or who are Affiliates of PubCo by virtue of their status as an officer or director of PubCo may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its Affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of PubCo restricted shares by an officer or director who is an Affiliate of PubCo solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of PubCo restricted shares who will be an Affiliate of PubCo other than by virtue of his or her status as an officer or director of PubCo.

PubCo is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

197

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Securities and Dividends

Impact

Impact Shares are traded on the NYSE Amex under the symbol “IBO” Impact Shares commenced public trading on September 16, 2024.

The following table sets forth, for the calendar quarter and years indicated, the high and low per share sales prices of Impact Shares as reported on the NYSE Amex for the period from September 16, 2024 (the first day on which Impact Shares began trading) through [______], 2026, without giving effect to the NYSE Reverse Split effected on [●], 2026.

	High	Low

Quarter ended September 30, 2024	$3.00	$1.26
Quarter ended December 31, 2024	$3.25	$1.16
Quarter ended March 31, 2025	$6.17	$0.45
Quarter ended June 30, 2025	$1.95	$0.36
Quarter ended September 30, 2025	$0.78	$0.52
Quarter ended December 31, 2025	$0.65	$0.41
Quarter ended March 31, 2026	$0.83	$0.37
Quarter ended June 30, 2026	$0.71	$0.44
July 1, 2026 through September 8, 2026	$0.43	$0.50

Impact has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Zoar

Historical market price information regarding the Zoar Shares is not provided because they do not have a public market. Zoar has not yet paid any dividends in 2024 or 2025.

Price Range of Zoar Securities

Historical market price information regarding the Zoar Shares is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Zoar Shares.

Dividend Policy

Zoar has not paid any cash dividends on the Zoar Shares to date and does not intend to pay cash dividends prior to the Closing. For the foreseeable future, Zoar intends to retain all available funds and any future earnings to fund the development and expansion of its business. The payment of cash dividends in the future will be dependent upon Zoar revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination.

198

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from certain mergers or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under Chapter 92A of the Nevada Revised Statutes, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or qualifies as a “covered securities” under the Securities Act of 1933. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger and Share Exchange Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the Impact Shares are listed on NYSE Amex, a national securities exchange, and because Impact Stockholders are not required by the terms of the Merger and Share Exchange Agreement to accept anything other than PubCo Shares, holders of Impact Shares are not entitled to appraisal rights in connection with the Business Combination.

LEGAL MATTERS

The legality of the PubCo Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for PubCo by Harney Westwood & Riegels. Certain legal matters relating to Hong Kong law will be passed upon for Zoar by Wong Poon Chan Law & Co. Certain legal matters relating to U.S. law will be passed upon for Zoar by Robinson & Cole LLP.

Certain legal matters relating to U.S. law have been passed upon for Impact by Sichenzia Ross Ference Carmel LLP, New York, New York 10036.

EXPERTS

The consolidated financial statement of PubCo as of March 31, 2026, and for the period from June 6, 2025 (inception) to March 31, 2026, included in this proxy statement/prospectus and in the Registration Statement, have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm as stated in their report. Such consolidated financial statement is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Zoar Labs Limited and Subsidiaries as of March 31, 2026, and 2025, and for each of the two years in the period ended March 31, 2026, and 2025, included in this proxy statement/prospectus and in the Registration Statement, have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm as stated in their report. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Impact as of and for the years ended December 31, 2025 and December 31, 2024 included in this proxy statement/prospectus and into the Registration Statement have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

199

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

PubCo is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. PubCo was incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

PubCo’s amended and restated memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and stockholders, be arbitrated.

Substantially all of PubCo’s operations are conducted outside the United States, and all of PubCo’s assets are located outside the United States. A majority of PubCo’s directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a stockholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

PubCo will appoint Cogency as its agent upon whom process may be served in any action brought against it under the securities laws of the United States after the consummation of the Business Combination.

Harney Westwood & Riegels, PubCo’s counsel as to Cayman Islands law, and Wong Poon Chan Law & Co., Zoar’s counsel as to Hong Kong law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Hong Kong would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

200

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the “Foreign Court”, of a debt or definite sum of money against PubCo (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against PubCo, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Hong Kong

Wong Poon Chan Law & Co. has further advised PubCo that foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of the United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong.

HOUSEHOLDING INFORMATION

Unless Impact has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Impact believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Impact Stockholders will be “householding” this proxy statement/prospectus. Impact Stockholders who participate in “householding” will continue to receive separate proxy cards. If Impact Stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, such stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

TRANSFER AGENT

The transfer agent for Impact’s securities is Equiniti Trust Company.

The transfer agent for PubCo’s securities will be VStock Transfer LLC.

201

WHERE YOU CAN FIND MORE INFORMATION

PubCo has filed a Registration Statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that Registration Statement. PubCo’s public filings are also available to the public from the SEC’s website at www.sec.gov.

Impact files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Impact’s public filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, the SEC allows Impact to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Impact has previously filed with the SEC. They contain important information about the companies and their financial condition.

●	Quarterly report on Form 10-Q for the quarter ended June 30, 2026, filed on August 7, 2026.

●	Quarterly report on Form 10-Q for the quarter ended March 31, 2026, filed on May 12, 2026.

●	Annual report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 11, 2026.

●	Quarterly report on Form 10-Q for the quarter ended September 30, 2025 filed on November 7, 2025.

●	Quarterly report on Form 10-Q for the quarter ended June 30, 2025 filed on August 14, 2025.

●	Quarterly report on Form 10-Q for the quarter ended March 31, 2025 filed on May 14, 2025.

●	Annual report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 28, 2025.

●	Quarterly report on Form 10-Q for the quarter ended March 31, 2025 filed on May 14, 2025.

●

Current reports on Form 8-K filed on March 4, 2026, November 06, 2025, July 28, 2026, March 28, 2025, March 13, 2025, October 8, 2024, and September 16, 2024 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

●	The description of the Impact’s Common Stock filed as Form 8-A on August 23, 2024.

As a foreign private issuer, PubCo is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or Impact’s filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact Impact at the following address and telephone number:

Impact BioMedical Inc.

275 Wiregrass Pkwy

Henrietta, NY 14586.

Telephone: 585-325-3610

202

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from the CEO of Impact:

Name:	Frank D. Heuszel
Address:	275 Wiregrass Pkwy | Henrietta, NY 14586
Phone:	(281) 415-6576
E-mail:	frank.heuszel@impactbiomedinc.com

Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are an Impact Stockholder and would like to request documents, please do so by [    ], 2026, or five Business Days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from Impact, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a Registration Statement and constitutes a prospectus of PubCo in addition to being a proxy statement of Impact for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Impact has been supplied by Impact, and all such information relating to Zoar has been supplied by Zoar. Information provided by either Impact or Zoar does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Impact for the Special Meeting. Impact has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Impact, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

203

INDEX TO FINANCIAL STATEMENTS

Zoar Limited

(formerly known as Dr Ashleys Limited)

Zoar Labs Limited and Subsidiaries

Impact BioMedical Inc.

Impact BioMedical Inc.

Impact BioMedical Inc.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Zoar Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Zoar Limited and subsidiary (the “Company”) as of March 31, 2026, and the related consolidated statements of operations, shareholder’s deficit, and cash flows for the period from June 6, 2025 (inception) through March 31, 2026, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2026, and the results of its operations and its cash flows for the period from June 6, 2025 (inception) through March 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss and had a working capital deficit for the period from June 6, 2025 (inception) ended March 31, 2026. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2025.

New York, New York

September 10, 2026

F-2

ZOAR LIMITED

CONSOLIDATED BALANCE SHEETS

(all amounts in USD, except share amount and per share data)

As of March 31,
2026
ASSETS
Current assets:
Cash	$23,820
Total assets	$23,820

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Due to related party	112,096
Total liabilities	112,096
Commitments and contingencies (see note 5)
Shareholder’s deficit:
Ordinary shares, par value $0.0001; 500,000,000 shares authorized; 1 share issued and outstanding as of March 31, 2026.	0
Accumulated deficit	(88,276)
Total shareholder’s deficit	(88,276)
Total liabilities and shareholder’s deficit	$23,820

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ZOAR LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from June 6, 2025 (inception) to March 31, 2026

(all amounts in USD, except share amount and per share data)

For the period from June 6, 2025 (inception) to March 31, 2026
2026
Operating expenses:
General and administrative expense	88,276
Total operating expenses	88,276
Operating loss	(88,276)
Non-operating income (expense):
Interest income	-
Interest expense	-
Other income (expense)	-
Net loss	$(88,276)
$
Weighted average number of shares outstanding – basic and diluted	1
Net loss per share – basic and diluted	(88,276)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ZOAR LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(all in U.S. dollars, except share amounts)

	Ordinary Shares		Paid-in	Accumulated	Total shareholders’
	Share	Amount	capital	deficit	deficit

Balance at June 6, 2025 (Inception)	-	-	-	-	-
Issuance of Ordinary Shares	1	0	0	-	-
Net loss	-	-	-	(88,276)	(88,276)
Balance as of March 31, 2026	1	0	0	(88,276)	(88,276)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ZOAR LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

(all in U.S. dollars)

For the period from June 6, 2025 (inception) to March 31, 2026,
2026
Cash flows from operating activities:
Net loss	$(88,276)
Net cash used in operating activities	(88,276)
Cash flows from financing activities:
Funding from related party	112,096
Net cash provided by financing activities	112,096
Net change in cash and cash equivalents	23,820
Cash at beginning of the year	-
Cash at end of the year	$23,820
Supplemental disclosures of cash flow information:
Cash paid for interest	-
Cash paid for taxes	-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ZOAR LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization and Description of Business

Zoar Limited (formerly Dr Ashleys Limited) (“Zoar” or the “Company”), a Cayman Islands exempted company limited by shares, was formed on June 6, 2025, for the purpose of becoming the ultimate parent company following the transactions contemplated in a merger and share exchange agreement (the “Merger Agreement”) entered into on June 21,2025, by the Company, Impact Biomedical Inc. (“Impact”), Zoar Nevada Sub Limited (formerly Dr Ashleys Nevada Sub Inc.) (“Merger Sub”), a wholly owned subsidiary of the Company, Zoar Labs Limited (formerly Dr Ashleys Bio Labs Limited) (“Holdco”) and Kanans Visvanats, the sole shareholder of the Holdco (“DA Shareholder”). See Note 5. Commitments and Contingencies for details. The Company’s legal headquarters is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Caymans KYI – 1002, Cayman Islands.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Zoar Limited (formerly Dr Ashleys Limited) (the “Parent”) and its wholly owned subsidiary, Merger Sub (collectively the “Company”). Merger Sub became a wholly owned subsidiary of the Parent on June 10, 2025, upon the allotment of its sole outstanding share to the Parent.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions between the Parent and Merger Sub have been eliminated in consolidation.

2.	LIQUIDITY AND GOING CONCERN

Since inception, the Company has not generated operating revenues. As of March 31, 2026, the Company had approximately $23,820 in cash held in bank accounts, was in a negative working capital position, and had incurred cumulative losses of $88,276. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the date these consolidated financial statements are issued, September 10, 2026.

Management’s plans to address these conditions include seeking additional debt and equity financing in the United States (“U.S.”) capital markets and pursuing the completion of the contemplated merger transaction (discussed in Note 1) to support the Company’s working capital requirements and future operations. The Company’s future operating results are subject to various risks and uncertainties, and there can be no assurance that the Company will be able to reduce or eliminate its net losses in the foreseeable future. The Company’s ability to continue as a going concern depends on its ability to successfully execute its business plan, generate sufficient revenues and operating cash flows, and, as necessary, obtain additional financing to meet its obligations as they become due. There can be no assurance that the Company will be successful in generating sufficient revenues or cash flows from operations or obtaining additional financing on acceptable terms, or at all, to fund its ongoing operations and satisfy its obligations.

F-7

After consideration of management’s plans, substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance date of these consolidated financial statements remains as of September 10, 2026.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Standards and Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Basis of accounting

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and have been consistently applied.

Use of estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. There were no significant estimates for the period ended March 31, 2026.

Cash

Cash consists of cash held in bank. As of March 31, 2026, the Company held its cash balance at Citibank. Balances may exceed insured limits and therefore may expose the Company to concentration of credit risk. As of March 31, 2026, the Company did not have cash balances in excess of insured limits and not experienced any losses on such balances.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related costs for personnel in executive management, finance, corporate and business development, and administrative functions. They also include legal fees relating to patent and corporate matters; professional fees for accounting, auditing, tax, and administrative consulting services; insurance costs; administrative travel expenses; and other operating costs.

Comprehensive Loss

Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) 220, Comprehensive Income, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources. Comprehensive loss consists of net loss and other comprehensive income or loss. For the period from June 6, 2025 (inception) to March 31, 2026, the Company had no components of other comprehensive income or loss. Accordingly, comprehensive loss was equal to net loss for the period.

Net Loss per Share

The Company calculates basic and diluted earnings/(net loss) per share under ASC Topic 260, Earnings Per Share. Basic earnings/(net loss) per share is computed by dividing the net income/(loss) by the number of weighted-average common shares outstanding for the period. Diluted earnings/(net loss) is computed by adjusting net income/(loss) based on the impact of any dilutive instruments. Diluted earnings/(net loss) per share is computed by dividing the diluted net income/(loss) by the number of weighted-average common shares outstanding for the period including the effect, if dilutive, of any instruments that can be settled in common shares. When computing diluted net income/(loss) per share, the numerator is adjusted to eliminate the effects that have been recorded in net income/(loss) (net of tax, if any) attributable to any liability-classified dilutive instruments.

F-8

The Company had one ordinary share issued and outstanding during the period from June 6, 2025 (inception) through March 31, 2026 and had no potentially dilutive securities. Accordingly, the weighted-average number of ordinary shares outstanding used in the calculation of both basic and diluted net loss per share was one share, and basic and diluted net loss per share were the same.

For the period from June 6, 2025 (inception) through March 31, 2026, the Company reported a net loss of $88,276, resulting in basic and diluted net loss per share of $88,276 per ordinary share.

Segment Information

The Company applies the provisions of ASC Topic 280, Segment Reporting, including the disclosure requirements of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.

Operating segments are components of an entity for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) for purposes of allocating resources and assessing performance. The Company has identified its Managing Director, who is also the Company’s sole shareholder, as its CODM.

The Company consists of Zoar Limited and its wholly owned subsidiary, Merger Sub. The CODM reviews the financial information of the Company on a consolidated basis for purposes of assessing performance and allocating resources. During the period from June 6, 2025 (inception) through March 31, 2026, the Company had not commenced revenue-generating operations and its activities were primarily related to corporate organization and the contemplated merger transaction. Based on the manner in which the CODM reviews financial information and manages the Company, management has determined that the Company has one operating segment and one reportable segment.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents. As of March 31, 2026, substantially all of the Company’s cash and cash equivalents were maintained with one financial institution. The Company has not experienced any losses on its cash and cash equivalents, and management does not believe that it is exposed to significant credit risk with respect to such balances.

As of March 31, 2026, the Company had not commenced revenue-generating operations and had no accounts receivable. Accordingly, the Company was not subject to concentration of credit risk associated with customers or accounts receivable.

The Company had no material revenue, customer, or supplier concentrations during the period from June 6, 2025 (inception) through March 31, 2026.

Emerging growth company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of the Company’s consolidated financial statements to those of other public companies more difficult.

F-9

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or significant influence.

4.	SHAREHOLDER’S EQUITY

Share Allotment of the Founder Shares

Upon its incorporation on June 6, 2025, the Company issued one ordinary share, par value $0.0001 per share, to the Zoar HK Limited Shareholder, who became the sole shareholder of the Company. As of March 31, 2026, one ordinary share was issued and outstanding. The aggregate par value of the issued and outstanding ordinary share was $0.0001, which rounds to zero in the accompanying consolidated financial statements.

On June 10, 2025, Merger Sub allotted its sole outstanding share of common stock, par value $0.0001 per share, to the Company, resulting in Merger Sub becoming a wholly owned subsidiary of the Company. The equity of Merger Sub Limited has been eliminated in consolidation.

5.	COMMITMENTS AND CONTINGENCIES

Merger

Background

On June 21, 2025, the Company entered into the Merger Agreement with Impact, a Texas-based biopharmaceutical developer listed on the NYSE American under the ticker symbol “IBO,” Merger Sub, Holdco, and the DA Shareholder. Holdco is the parent of the Hong Kong operating subsidiaries Zoar HK Limited and Dr Vishys SIA Limited (“Dr Vishys”), which is not a subsidiary of the Company as of March 31, 2026. The execution of the Merger Agreement was publicly announced on June 23, 2025.

On February 27, 2026, the parties entered into Amendment No. 1 to the Merger Agreement (the “February 2026 Amendment”), which modified certain terms and conditions of the Merger Agreement. As of March 31, 2026, the transactions contemplated by the Merger Agreement were not yet consummated, and the Company remained subject to its obligations under the Merger Agreement, as amended.

The consummation of the transaction remains subject to the satisfaction or waiver of the applicable closing conditions, and there can be no assurance that the transaction will be completed.

On June 30, 2026, the Company, Impact, Merger Sub, Holdco and the DA Shareholder entered into an Amended and Restated Amendment to the Merger Agreement (the “June 2026 Amendment”). The June 2026 Amendment rescinded and superseded in its entirety the February 2026 Amendment and amended certain terms of the Merger Agreement.

Among other changes, the June 2026 Amendment provided for 168,076,000 ordinary shares of the Company as the Company Share Consideration (the “Company Share Consideration”), representing 93.38% of the total issued and outstanding ordinary shares of the Company at closing. The amendment also provided for the issuance at closing of 22,000 ordinary shares of the Company to the Chief Executive Officer of Impact as compensation shares and an aggregate of 128,000 ordinary shares of the Company to DSS, Inc. The June 2026 Amendment also established July 1, 2026 as the end date for consummation of the contemplated transactions, subject to extension by mutual written consent of the applicable parties.

On August 13, 2026, the parties entered into a Second Amended and Restated Amendment to the Merger Agreement (the “August 2026 Amendment”). The August 2026 Amendment reduced the Company Share Consideration to 167,976,000 ordinary shares of the Company, representing 93.32% of the total issued and outstanding ordinary shares of the Company at closing. The August 2026 Amendment also increased the aggregate ordinary shares of the Company to be issued to DSS, Inc. at closing to 228,000 shares and extended the end date for consummation of the contemplated transactions to November 20, 2026, subject to further extension by mutual consent of the applicable parties.

Except as specifically amended, the Merger Agreement remains in full force and effect. As of the date these consolidated financial statements were issued, the contemplated transactions had not been consummated

F-10

Pre-Closing Restructuring

Zoar HK Limited (formerly Dr Ashleys HK Limited), including the accounts of Dr Vishys as the entities were under common control, underwent a pre-closing restructuring (the “Dr Ashleys Pre-Closing Restructuring”):

●	Formation of Zoar Limited (formerly Dr Ashleys Limited): On June 6, 2025, the Company was formed under the name “Dr Ashleys Limited” as a Cayman Islands exempted company by the DA Shareholder, who was issued one ordinary share of the Company, par value $0.0001 and thereby became the sole shareholder of the Company.

●	Formation of Zoar Labs Limited (formerly Dr Ashleys Bio Labs Limited): On June 12, 2025, the Zoar Labs Limited was formed under the name “Dr Ashleys Biolab Limited” as a Cayman Islands exempted company, with the DA Shareholder as the sole shareholder of Zoar Labs Limited. The authorized capital of Zoar Labs Limited is $50 thousand dollars, consisting of 500 million shares at a par value of $0.0001 per share.

●	Contribution of Ownership Interests: Following the formation of Zoar Labs Limited and execution of the Merger Agreement, on July 7, 2025, the DA Shareholder, as sole shareholder of Zoar HK Limited (then known as Dr Ashleys Limited), a Hong Kong registered company (the “HK Sub”), entered into a Sale and Purchase Agreement with Zoar Labs Limited, pursuant to which he contributed 100% of his shareholding in the capital of the HK Sub to Zoar Labs Limited, in exchange for the issuance of 99 ordinary shares of Zoar Labs Limited, par value $0.0001 per share, to the DA Shareholder. As a result of the contribution, the HK Sub became a wholly owned subsidiary of Zoar Labs Limited, and the DA Shareholder owned 100 ordinary shares of Zoar Labs Limited, par value $0.0001 per share.

Formation of Merger Sub

To facilitate the transactions contemplated by the Merger Agreement, Merger Sub was incorporated in the State of Nevada on May 12, 2025 as a Nevada corporation. Following the incorporation of Zoar Limited on June 6, 2025, on June 10, 2025, the Merger Sub authorized the issuance and allotment of its sole outstanding share of common stock, par value $0.0001 per share, to the Company. As a result of the share allotment, the Merger Sub became a direct wholly owned subsidiary of the Company.

Closing Date

On the closing date as provided under the Merger Agreement, subject to the satisfactions of the terms and conditions of the Merger Agreement, (i) the Merger Sub will merge with and into Impact, with Impact continuing as the surviving entity and become a wholly owned subsidiary of the Company, and (ii) each share of common stock of Impact issued and outstanding immediately prior to the closing date after giving effect of certain reverse split as provided under the Merger Agreement, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one ordinary share of the Company, par value $0.0001 per share (all foregoing transactions, collectively, be referred as the “Merger”).

Simultaneous with or immediately following the Merger, the Company shall acquire all of the issued and outstanding of the Zoar Labs Limited (formerly Dr Ashleys Bio Labs Limited) from the DA Shareholder in exchange for the issuance by the Company a number of ordinary shares of the Company, par value $0.0001 per share, to be determined according to the terms of the Merger Agreement, as a result of which the Zoar Labs Limited shall become a wholly-owned Subsidiary of the Company (all foregoing transactions, collectively, be referred as the “Share Exchange”).

Registration and Listing

The Company plans to register the ordinary shares of the Company to be issued by the Company in the Merger and Share Exchange with the U.S. Securities and Exchange Commission and list these ordinary shares of the Company on the NYSE American.

F-11

Conditions and Closing Date

The Merger and transactions contemplated by the Merger Agreement are subject to approval by the stockholders of Impact and the satisfaction of waiver of other customary closing conditions as provided in the Merger Agreement. As of the date of filing of this report, the Merger has not been consummated.

Guarantee and Security Arrangement

On June 5, 2026, Dr Ashleys HK Limited (subsequently renamed Zoar HK Limited on June 12, 2026) entered into a repayment agreement (the “Repayment Agreement”) with Peridot Capital Solutions Hong Kong Limited (“Peridot”), a creditor of Zoar HK, relating to approximately $8,000,000 of accrued but unpaid principal, fees and charges outstanding as of March 24, 2026.

In connection with the Repayment Agreement, Zoar Limited agreed to provide a corporate guarantee of Zoar HK’s repayment obligations. The repayment obligations are also secured by a personal guarantee from the ultimate shareholder, Kanans Visvanats, and an equitable mortgage over shares pursuant to which Zoar Limited is required to charge not less than 1,334,000 PubCo Shares in favor of Peridot. Upon listing, the charged PubCo Shares are required to maintain a minimum aggregate market value of at least $8,000,000. If the aggregate market value of the charged PubCo Shares falls below $6,000,000, additional shares are required to be charged to restore the aggregate market value to at least $8,000,000.

The corporate guarantee and share security provide Peridot with recourse against Zoar Limited and the pledged shares in the event of a default by Zoar HK under the Repayment Agreement and may require Zoar Limited to provide additional collateral if the value of the pledged shares falls below the agreed threshold.

On June 8, 2026, the High Court of Hong Kong dismissed the winding-up petition previously filed by Peridot against Zoar HK. The related civil recovery action against Zoar HK remained pending as of the date of this filing.

6.	RELATED PARTY

Kanans Visvanats, also known as the DA Shareholder, is the sole director and sole shareholder of the Company. The DA Shareholder is also the sole director of Merger Sub. As of March 31, 2026, amounts due to the DA Shareholder totaled approximately $112,000. The amounts represent expenses paid or funded on behalf of the Company and are unsecured, non-interest-bearing and due on demand.

7.	EARNINGS PER SHARE

Schedule of basic and diluted net earnings per share

(in thousands of U.S. dollars, except share amounts and per share data)	For the period from June 6, 2025 (inception) to March 31, 2026
Numerator:
Net loss – basic and diluted	$(88,276)
Denominator:
Weighted-average ordinary shares used in computing net earnings per share – basic and diluted	1
Net loss per share, basic and diluted*	$(88,276)

Basic earnings per share (“EPS”) is calculated by dividing net income/(loss) by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS reflects the potential dilutive securities.

The Company had no potentially dilutive securities outstanding during the period from June 6, 2025 (inception) to March 31, 2026.

8.	SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred through September 10, 2026, the date the financial statements were issued. Management has concluded that the following events represent non-recognized subsequent events. Accordingly, no adjustments have been made to the accompanying consolidated financial statements.

Amendment to Merger and Share Exchange Agreement

Subsequent to March 31, 2026, the parties entered into the June 2026 Amendment and the August 2026 Amendment to the Merger Agreement. See Note 5 - Commitments and Contingencies for a description of those amendments.

Bridge Loan Financing

On July 7, 2026, Merger Sub and Zoar HK, as co-borrowers (the “Borrowers”), entered into a loan agreement (the “Loan Agreement”) with J.J. Astor & Co. (“J.J. Astor” or the “Lender”). Pursuant to the Loan Agreement, the Borrowers were permitted to borrow up to $6.0 million, consisting of an initial tranche of $3.0 million and, subject to the lender’s sole discretion, an additional tranche of up to $3.0 million. The loan agreement was amended on July 10, 2026 to designate July 10, 2026 as the initial funding date.

The Borrowers are required to use the net proceeds of the loans for general working capital purposes. The borrowers’ obligations under the Loan Agreement are guaranteed by Zoar Limited and Zoar Labs, and secured by a senior first-priority lien and security interest in the assets and properties of the borrowers and guarantors pursuant to the related transaction documents. The Loan Agreement includes covenant and default provisions.

On July 10, 2026 and August 28, 2026, the Loan Agreement was funded in two tranches, with a total principal amount of $7.3 million. The total funding amount of the Loan Agreement was $5.5 million, with the Borrowers receiving total proceeds of $5.1 million, net of fees. Each tranche of the Loan Agreement matures on June 29, 2026 and August 20, 2027, respectively. Merger Sub received the net proceeds of both loans and accordingly, is the primary beneficiary of the loan agreement.

F-12

ZOAR LABS LIMITED AND SUBSIDIARIES

F-13

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Zoar Labs Limited and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zoar Labs Limited and Subsidiaries (the “Company”) as of March 31, 2026 and 2025, the related consolidated statements of operations, consolidated statements of equity and cash flows for each of the two years in the period ended March 31, 2026, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2026 and 2025, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

New York, New York
September 10, 2026

F-14

ZOAR LABS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars, except share amounts and per share data)

	As of March 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$28,956	$29,538
Accounts receivable	227,780	217,524
Inventory	301,084	236,789
Prepaid expenses and other current assets	6,555	14,275
Advance to director	9	190
Total current assets	564,384	498,316

Property and equipment, net	21,835	24,867
Operating lease right-of-use assets, net	2,124	9,993
Deferred offering cost	1,081	-
Total assets	$589,424	$533,176

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$87,867	$129,070
Accrued expenses	1,871	899
Due to related party	1,055	-
Tax payable	64,745	49,749
Advances from customers	2,000	3,794
Unsecured loan payable, current	9,217	-
Operating lease liabilities, current	832	181
Total current liabilities	167,587	183,693
Unsecured loan payable, non-current	3,471	-
Operating lease liabilities, non-current	2,928	11,715
Total liabilities	173,986	195,408

Commitments and contingencies (see note 10)
Equity:
Ordinary shares, par value $0.0001 per share; 500,000,000 shares authorized; 200 shares issued and outstanding as of March 31, 2026 and 2025*	0	0
Additional paid-in capital	53,915	53,915
Retained earnings	361,523	283,853
Total equity	415,438	337,768
Total liabilities and equity	$589,424	$533,176

* Share and per-share information is presented on a retrospective basis to reflect the common-control reorganization described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-15

ZOAR LABS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except share amounts and per share data)

	Years ended March 31,
	2026	2025
Product revenue	$651,725	$556,407
Cost of revenue	540,545	462,977
Gross profit	111,180	93,430
Operating expenses:
General and administrative expense	12,682	10,591
Selling expense	4,025	4,299
Research and development expense	1,123	693
Total operating expenses	17,830	15,583
Income from operations	93,350	77,847
Other income (expenses), net
Interest expense	(683)	-
Total other income (expense), net	(683)	-
Income before income taxes	92,667	77,847
Income tax provision	14,997	15,144
Net income	$77,670	$62,703

Weighted average number of ordinary shares outstanding – basic and diluted*	200	200
Net income per share – basic and diluted*	$388,350	$313,515

* Share and per-share information is presented on a retrospective basis to reflect the common-control reorganization described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-16

ZOAR LABS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands of U.S. dollars, except share amounts)

	Ordinary Shares*
	Shares	Amount	Additional paid-in capital	Retained earnings	Total equity

Balance as of March 31, 2024	200	$0	$53,915	$221,150	$275,065
Net Income	-	-	-	62,703	62,703
Balance as of March 31, 2025	200	0	$53,915	$283,853	$337,768
Net Income	-	-	-	77,670	77,670
Balance as of March 31, 2026	200	$0	$53,915	$361,523	$415,438

The number of ordinary shares has been recast retroactively for all periods presented to 200 ordinary shares of Zoar Labs Limited issued in the common-control reorganization completed on February 12, 2026 described in Note 1. The par amount of $0.0001 per share rounds to $0 in thousands.

The accompanying notes are an integral part of these consolidated financial statements.

F-17

ZOAR LABS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

	Years Ended March 31,
	2026	2025
Cash flows from operating activities:
Net Income	$77,670	$62,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,032	2,987
Non cash operating lease expense	415	318
Changes in operating assets and liabilities
Accounts receivable	(10,256)	(47,306)
Executive officer advance	181	(190)
Prepaid expenses and other current assets	7,721	(7,711)
Inventories	(50,428)	(71,361)
Accounts payable	(41,203)	44,633
Accrued expenses	971	827
Income tax payable	14,997	15,144
Operating lease liabilities	(683)	33
Advances from customers	(1,794)	45
Net cash provided by operating activities	623	122
Cash flows from investing activities:
Purchases of property and equipment	-	(309)
Net cash (used in) investing activities	-	(309)
Cash flows from financing activities:
Deferred offering cost	(1,081)	-
Funding from related party	1,055	-
Repayment of unsecured loan payable	(1,179)	-
Net cash used in financing activities	(1,205)	-
Net change in cash and cash equivalents	(582)	(187)
Cash and cash equivalents at beginning of the year	29,538	29,725
Cash and cash equivalents at end of the year	$28,956	$29,538
Supplemental disclosures of cash flow information:
Cash paid for interest	$683	$-
Cash paid for taxes	-	-
Noncash investing and financing activity:
Noncash supplier financing obligations incurred for inventory purchases	13,867	-
Operating lease right-of-use assets derecognized due to lease modification	7,454	-
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	103	120
Purchases of property and equipment included in accounts payable	$-	$46

The accompanying notes are an integral part of these consolidated financial statements.

F-18

ZOAR LABS LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: Nature of the Business, Basis of Presentation, and Summary of Significant Accounting Policies

Organization and Description of Business

Zoar Labs Limited (“Zoar Labs”) was incorporated on June 9, 2025, as an exempted company under the laws of the Cayman Islands. Zoar Labs was formerly known as Dr Ashleys Bio Labs Limited and changed its name to Zoar Labs Limited on April 14, 2026.

Zoar Labs and its subsidiaries (collectively referred to as the “Company”) are principally engaged in development, manufacturing and sale of API products per CDMOs specifications to its global pharmaceutical customers. The Company maintains a dedicated research and development facility in India and outsources scale-up manufacturing of the API products to qualified contract manufacturers.

Reorganization

Prior to the incorporation of Zoar Labs, Zoar HK Limited (“Zoar HK”, a Hong Kong incorporated company former known as Dr Ashleys Limited or Dr Ashleys HK Limited) and Dr Vishys SIA Limited (“Dr Vishys”, a Hong Kong incorporated company) were the operating companies conducting the principal activities of the Company.

In anticipation of a business combination with Impact Biomedical Inc. (“Impact”), the Company undertook a corporate restructuring (the “Reorganization”) to establish Zoar Labs as the parent holding company of the operating entities. The Reorganization was effected through a series of equity transfers and has been accounted for as a reorganization of entities under common control. The steps comprising the Reorganization were as follows:

●	Upon incorporation of Zoar Labs, one ordinary share, par value $0.001 per share, was issued to Dr. Kanans Visvanats.

●	On July 7, 2025, Dr. Kanans Visvanats, the common controlling shareholder, transferred his ownership interest in Zoar HK to Zoar Labs in exchange for 99 ordinary shares of Zoar Labs, par value $0.0001 per share.

●	On February 12, 2026, Zoar Labs entered into a Share Exchange Agreement with Dr Vishys and Dr. Kanans Visvanats pursuant to which Dr. Visvanats exchanged all 117,030,000 issued and outstanding ordinary shares of Dr Vishys for 100 ordinary shares of Zoar Labs, par value $0.0001 per share. Following the share exchange, Dr Vishys became a wholly owned subsidiary of Zoar Labs.

The primary purpose of the Reorganization was to establish a Cayman holding company structure for the existing business in preparation for proposed business combination with Impact. Immediately before and after the Reorganization completed on February 12, 2026, Zoar Labs together with the operating subsidiaries were under the same ultimate control of Dr. Kannas Visvanats. Accordingly, the Reorganization has been accounted for as a transaction among entities under common control.

As a result, the accompanying consolidated financial statements have been prepared as if the current group structure had existed throughout all periods presented. The historical financial statements of the entities involved in the Reorganization have been combined on a carryover basis, and the capital structure of Zoar Labs has been retrospectively adjusted to reflect the Reorganization for all periods presented. Because the subsidiaries were under common control for the entirety of the years ended March 31, 2025 and 2026, their results of operations, financial position, and cash flows have been included in the consolidated financial statements for both periods presented, with equity retrospectively recast to reflect the current organizational structure.

The accompanying consolidated financial statements include the accounts of Zoar Labs and its wholly owned subsidiaries as of March 31, 2026:

Name of Company	Place of Incorporation	Attributable Equity Interest %
Dr Vishys SIA Limited	Hong Kong	100%
Zoar HK Limited	Hong Kong	100%

The consolidated financial statements are presented in United States dollars (“USD”), which is the Company’s functional currency unless otherwise stated. The functional currency of the Company was determined in accordance with the economic factors outlined in ASC 830, Foreign Currency Matters (“ASC 830”). The Company’s purchases, sales, financing activities, and other significant transactions are primarily denominated in USD.

Foreign currency transactions, if any, are recorded at the exchange rate prevailing on the transaction date. The consolidated statement of operations recognizes any resulting foreign exchange gains or losses. The company transacts primarily in its functional currency, so there is no significant exposure to foreign currency fluctuations.

F-19

Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Zoar Labs and its wholly owned subsidiaries, Zoar HK and Dr Vishys. All significant intercompany accounts and transactions have been eliminated in consolidation.

As described above, the transfers of Zoar HK and Dr Vishys to Zoar Labs were transactions between entities under common control. Accordingly, the assets and liabilities transferred have been reflected at their historical carrying amounts, and the consolidated financial statements have been presented as if the companies had been consolidated for all periods presented.

Liquidity

The accompanying consolidated financial statements have been prepared by the Company per U.S. GAAP as set forth by the Financial Accounting Standards Board (“FASB”). References to U.S. GAAP issued by the FASB in these notes to the accompanying consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASUs”).

In assessing the Company’s liquidity, the Company monitors and analyzes its cash on hand and its operating and capital expenditure commitments, and expected cash flows from operations. The Company’s liquidity needs are to meet its working capital requirements, operating expenses, and capital expenditure obligations. Equity financing in the form of capital contribution from the Company’s shareholder and cash generated from operations have been utilized to finance the Company’s working capital requirements. As of March 31, 2026, the Company had working capital of $396.8 million, and the Company had $29.0 million in cash. During the year ended March 31, 2026, generated approximately $0.6 million of net cash from operating activities. Considering all the facts and information, management expects the Company’s cash on hand and available financing sources to be sufficient to fund its working capital requirements and meet its obligations as they become due within twelve months from the date these financial statements are issued. The Company may supplement its cash generated from operations with additional sources of financing, as necessary, including the following:

●	additional equity financing from the Company’s major shareholder; and/or
●	debt financing from a third-party lender.

F-20

Based on the above considerations, management believes that the Company has sufficient funds to meet its working capital requirements and current liabilities as they become due within twelve months from the date these financial statements are issued.

Use of estimates and assumptions

Preparing consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the periods presented. These estimates and assumptions are based on the best information available to management and, depending on the nature of the estimate, can require significant judgments. Changes to these estimates and judgments can have a material impact on the Company’s consolidated financial statements. Actual results could differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and cash on deposit, which are highly liquid investments with original maturities of less than three months.

Accounts Receivable

The Company extends unsecured credit to its customers, typically under standard payment terms of up to 120 days. Accounts receivable are stated at gross realizable value, representing amounts due from customers for goods sold. Management periodically evaluates the collectability of accounts receivable, including those from wholesale partnerships, and determines whether to provide an allowance or if any accounts should be written off based on the history of write-offs, collections, the age of outstanding balances, and current credit conditions. A receivable is past due if the Company has not received payments based on agreed-upon terms. The Company generally requires no security or collateral to support its receivables.

The Company evaluates whether an allowance for doubtful accounts is required under the current expected credit loss (“CECL”) model. The CECL model applies to financial assets measured at amortized cost and requires the Company to reflect expected credit losses over the remaining contractual term of the asset. As the large majority of the Company’s receivables settle within the 120-day payment terms offered to customers, the forecast period under the CECL model is relatively short. The Company uses an aging method to estimate allowances for doubtful accounts under the CECL model as the Company has determined that the aging method adequately reflects expected credit losses, as corroborated by historical loss rates. Past due trade accounts receivable balances are written off when collection efforts have been exhausted.

No write-offs occurred during the years ended March 31, 2026 and 2025. There was no allowance for credit losses recorded as of March 31, 2026, and 2025.

Inventory

Inventory consists of finished goods, valued using the weighted average cost method. Inventories are stated at the lower of cost or net realizable value.

The Company maintains an immaterial balance of raw materials used exclusively for research and development which are expensed upon purchase and therefore are not included in reported inventory. These materials support ongoing efforts to expand the product portfolio and enhance manufacturing capabilities within the pharmaceutical APIs and intermediate sector. Raw materials purchased for research and development are expensed as incurred to research and development expenses within the consolidated statement of operations.

The Company evaluates its inventory items individually, considering factors such as product damage, expiration status, historical and projected demand, and quality compliance to determine whether a reserve for obsolescence, unmarketability, or slow-moving items is necessary. As of March 31, 2026, and March 31, 2025, no inventory reserve was deemed necessary.

F-21

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include (i) advances and trade deposits to third-party API suppliers, and (ii) other prepaid operating costs. Amounts are recorded at cost. Supplier advances move to inventory when goods are received, or to cost of revenue if consumed immediately. Other prepaid amounts are amortized over the period the benefit is received. Recoverability is evaluated each reporting date. Refundable deposits that are financial assets are assessed under ASC 326. Non-refundable deposits are assessed for prepaid-asset impairment. No allowance or impairment was recorded as of March 31, 2026 and 2025.

Deferred Offering Cost

The Company capitalizes specific incremental costs directly attributable to the proposed merger transaction (see Note 1 – Reorganization). Such costs, which primarily consist of legal and other professional fees, are deferred pending completion of the transaction and are classified as a non-current asset. Upon closing of the proposed transaction, qualifying costs will be charged as a reduction of additional paid-in capital in accordance with ASC 340-10-S99-1. If the transaction is abandoned, the deferred costs will be charged to expense.

Property and Equipment

Property, plant, and equipment are stated at historical cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. The Company has determined that all property and equipment recorded as of March 31, 2026 and March 31, 2025 will have an immaterial residual value and will reassess this determination annually. Depreciation is recorded on a straight-line basis over estimated useful life as follows:

Property and Equipment

Software, office and computer equipment	5-7 years
Furniture, fixtures and fittings	7 years
Laboratory equipment	10-15 years
Vehicles	5 years

See note 5 for further discussion of property and equipment for the years ended March 31, 2026, and March 31, 2025.

Long-Lived Assets

Long-lived assets include fixed assets and right-of-use assets. Long-lived assets are reviewed for impairment whenever conditions indicate that the carrying value of the assets may not be fully recoverable. Such impairment tests are based on comparing the pretax undiscounted cash flows expected to be generated by the asset to the recorded value of the asset or other market-based value approaches. If impairment is indicated, the asset value is written down to its market value if readily determined or its estimated fair value based on discounted cash flows. Any significant changes in business or market conditions that vary from current expectations could impact the fair value of these assets and any potential associated impairment. Long-lived assets are depreciated and amortized using the straight-line method, with the useful life of the assets ranging from five to fifteen years. Depreciation and amortization of long-lived assets are expensed in the consolidated statement of operations. The Company determined that no indicators of impairment of long-lived assets existed as of March 31, 2026, and March 31, 2025, respectively.

Contract Liability (Advances from Customers)

The Company’s contract liabilities consist of advances from customers representing consideration received or billed in advance of satisfying the related performance obligations. The Company occasionally invoices its customers in advance of the purchase, subsequent production, and delivery of pharmaceutical ingredients. All amounts recorded on the consolidated balance sheets as of March 31, 2026, and March 31, 2025, were anticipated to be recognized within one year of the consolidated balance sheet date and recorded as current liabilities.

Lease Obligations

The Company determines if a contract is a lease at contract inception. To date, the Company is the lessee in all of its lease arrangements.

Right-of-use assets and operating lease liabilities are recognized at the commencement date based on the present value of remaining lease payments over the lease term. For this purpose, the Company considers only fixed and determinable payments at the time of commencement. The Company reviews all options to extend, terminate, or purchase its right- of-use assets at lease inception. It will include these options in the lease term when they are reasonably certain of being exercised.

F-22

Short-term leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet, and the associated lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term. The Company’s lease contracts do not provide a readily determinable implicit rate. The Company uses its incremental borrowing rate based on information available at lease commencement to determine the present value of lease payments. The Company’s lease agreements may contain variable costs such as common area maintenance, insurance, real estate taxes, or other costs. Variable lease costs are expensed as incurred on the consolidated statements of operations.

The Company reviews all contractual options to extend, terminate, or purchase leased assets at the inception of the lease. It includes such options in the lease term when reasonably certain they will be exercised.

Leases are classified as either operating leases or finance leases at commencement.

The Company evaluates changes to the terms and conditions of its lease arrangements to determine whether such changes represent lease modifications. Lease modifications that are not accounted for as separate contracts generally result in the remeasurement of the lease liability using a revised discount rate as of the effective date of the modification, with a corresponding adjustment to the right-of-use asset. For modifications that decrease the scope of a lease, the Company proportionately reduces the carrying amounts of the right-of-use asset and lease liability and recognizes any resulting difference in the consolidated statements of operations.

Operating leases result in lease expense recognized straight-line over the lease term, with the ROU asset and lease liability presented separately on the consolidated balance sheet.

Finance leases result in the recognition of amortization expenses on the ROU asset and interest expense on the lease liability, presented separately within the consolidated statements of operations.

At each reporting date, the Company assesses whether there have been any indicators that an ROU asset may be impaired, consistent with the accounting for long-lived assets.

Based on the results of this review, all leases were classified as operating leases as of March 31, 2026, and March 31, 2025.

Employee Benefits Plan

The Company operates a defined contribution Mandatory Provident Fund retirement benefits scheme (the “Scheme”) under the Mandatory Provident Fund Schemes Ordinance for all its employees in Hong Kong. Contributions are made based on a percentage of the employees’ basic salaries and are charged to profit or loss as they become payable per the rules of the Scheme. The assets of the Scheme are held separately from those of the Company in an independently administered fund. The Company’s employer contributions vests fully with the employees when contributed into the Scheme, except for the Company’s employer voluntary contributions, which are refunded to the Company when an employee leaves employment before the contributions vest fully, in accordance with the rules of the Scheme.

The Company also operates a defined contribution provident fund (the “Fund”) available to certain employees who joined the Company before December 1, 2000. The Fund operates in a similar way to the MPF Scheme, except that when an employee leaves the Fund before his/her interest in the Company’s employer contributions vests fully, the ongoing contributions payable by the Company are reduced by the relevant amount of the forfeited employer’s contributions.

Employment ordinance long service payment

Certain of the Company’s employees have completed the required number of years of service to the Company to be eligible for long service payment under the Hong Kong Employment Ordinance in the event of their termination. The Company is liable to make such payments if such a termination meets the circumstances specified in the Employment Ordinance.

A provision has not been recognized for such possible payments, as it is not considered probable that the situation will result in a material future outflow of resources from the Company.

Product Revenue

The Company follows the rules and guidance set out under ASC 606, Revenue from Contracts with Customers (“ASC 606”), when recognizing product revenue from contracts with customers. The core principle of ASC 606 requires an entity to recognize revenues to depict the transfer of goods to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods, once performance obligations are satisfied. In accordance with ASC 606, revenues are recognized when the Company satisfies the performance obligations by delivering the promised goods to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods.

F-23

The following five steps are applied to achieve that core principle:

●	Step 1: Identification of the contract, or contracts, with a customer;

●	Step 2: Identification of the performance obligations in the contract;

●	Step 3: Determination of the transaction price, including the identification and estimation of variable consideration;

●	Step 4: Allocation of the transaction price to the performance obligations in the contract; and

●	Step 5: Recognition of revenue when the Company satisfies a performance obligation.

The Company’s primary source of revenue is the provision of APIs to pharmaceutical and biotechnology customers.

The Company typically enters into a master service agreement (“MSA”) or individual sales contracts that govern the overarching terms of the customer relationship. Specific sales are executed through customer-issued purchase orders (“POs”) and corresponding Company quotations, which specify product type, quantity, pricing, and delivery terms. Each purchase order the Company accepts represents a distinct performance obligation to deliver API products to the customer.

Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, when the Company satisfies its performance obligation by transferring control of the goods to the customer. Consistent with the shipping terms under the sales contracts and POs, control transfers at the point of shipment under FOB shipping point terms. Accordingly, revenue is recognized when the API products are shipped from the Company to the customer.

The transaction price is generally based on fixed amounts explicitly stated in the purchase orders and sales invoices, determined by agreed unit prices and quantities. The Company typically offers customers payment terms of 120 days, and customer balances are generally settled within these terms. To date, there have been no product returns, and the Company does not provide rebates, price protection, or other sales incentives to customers. Any sales discounts are reflected directly in the contract price at the time of sale.

The Company applies the practical expedient of expensing incremental costs of obtaining a contract when the amortization period of the asset would have resulted in one year or less. All contracts with customers are standard one-year terms. The Company has no material incremental costs of obtaining contracts with customers that require capitalization as contract assets under ASC 340-40. The Company has not identified any agreements or arrangements qualifying as a significant financing component.

Contract Research & Contract Development and Manufacturing Revenue (“CDMOs”)

Contract research & manufacturing arrangements consist of agreements in which the contract research & contract development and manufacturing organization (“CDMO”) develops and manufactures APIs on behalf of the pharmaceutical client. The performance obligation of the Company is to supply pharmaceutical products to its customers based on customer specification. The selling prices of these products are determined by the Company based on market conditions, product specifications, and customer negotiations, and are reflected as predetermined, standalone selling prices in the contracts. The performance obligation is considered to be satisfied when control of the product is transferred to the customer, typically upon shipment. Control is transferred to the customer when the product leaves the warehouse to be shipped to the customer. API products are sold on an FOB shipping point basis, and the inventory risk and risk of ownership are passed on to the customer at that time. Payment terms for these sales are generally 120 days. Typically, there are no material returns for finished products shipped to customers.

F-24

Management assessed the Company’s arrangements with third-party manufacturers and raw material suppliers under ASC 606 to determine whether the Company acts as a principal (reporting revenue gross) or an agent (reporting revenue net) when transferring customized APIs to customers, based on the control indicators outlined in the standards ASC 606-10-55-36 through 55-40, including the indicators of control outlined in ASC 606-10-55-39.

Based on this evaluation, management concluded that the Company is a principal in these transactions. The Company:

●	Controls the customized API before it is transferred to the customer,
●	Directs third-party manufacturers to produce APIs to the customer’s specifications,
●	Bears inventory and quality risks before shipment,
●	Has discretion over pricing with customers, and
●	Is primarily responsible for fulfilling its obligations under customer contracts

Accordingly, the Company recognizes revenue on a gross basis, as it controls the specified good before it is transferred to the customer and acts as the principal, not the agent, on behalf of its vendors or suppliers.

Cost of Revenue

Cost of products sold includes the cost of the API, processing and manufacturing costs paid to third-party CDMOs and other contract manufacturers, and freight.

Research and Development Expense

Research and development (“R&D”) activities are expensed as incurred. R&D expenses primarily consist of expenses incurred during formulation, clinical research, and validation associated with new product development.

General and Administrative Expense

General and administrative expenses consist primarily of salaries and related costs for personnel in executive management, finance, corporate and business development, and administrative functions. They also include legal fees relating to patent and corporate matters; professional fees for accounting, auditing, tax, and administrative consulting services; insurance costs; administrative travel expenses; and other operating costs.

Selling Expense

Selling expenses include costs incurred to market, promote, and sell customized APIs to customers. These expenses primarily consist of advertising costs, promotional activities, freight and carriage, and costs associated with marketing initiatives designed to create customer demand and support sales. Advertising and sales promotion expenses amounted to $0.3 million for the year ended March 31, 2026, and $0.2 million for the year ended March 31, 2025.

Contingencies

The Company is subject to potential liabilities generally incidental to its business arising out of present and future lawsuits and claims related to product liability, personal injury, contract, commercial, intellectual property, tax, employment, compliance, and other matters that arise in the ordinary course of business. The Company accrues for potential liabilities when it is probable that future costs (including contingent fees and expenses) will be incurred, and such costs can be reasonably estimated. As of March 31, 2026, and March 31, 2025, there were no contingent liabilities concerning any litigation, arbitration, or administrative or other proceedings that are reasonably likely to have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows, or liquidity.

Income Tax

The Company and its subsidiaries are subject to income taxes in the jurisdictions in which they are incorporated or conduct business. Zoar Labs is incorporated in the Cayman Islands, which currently does not impose income taxes on corporations. Zoar HK and Dr Vishys are subject to Hong Kong profits tax in accordance with the Hong Kong Inland Revenue Ordinance. Income tax expense is determined based on the applicable tax laws and enacted tax rates of the relevant taxing jurisdictions.

The charge for taxation is based on actual results for the year as adjusted for items that are non-assessable or disallowed; and it is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

F-25

The Company recognized deferred income taxes when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company records uncertain tax positions based on a two-step process in which (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax expense line in the consolidated statements of operations. The consolidated balance sheets include Accrued interest and penalties on the related tax liability line.

The Company generally applies a six-year statute of limitations for tax matters. However, a tax review may be initiated prior to the filing of the current-year tax return. At the time the current-year tax return is filed, the preceding six years may remain within the applicable review and assessment period. Accordingly, the Company maintains tax payable provisions covering the current tax year and the preceding six tax years, representing a seven-year period of potential tax exposure.

For tax liabilities relating to periods beyond seven years, the Company assesses, based on the facts and circumstances available at the reporting date, whether such liabilities remain subject to assessment or collection by the relevant tax authorities. Where the Company concludes that it is more likely than not that such liabilities will no longer be subject to assessment or collection, the related tax payable provisions are reversed.

Indirect Taxes (e.g., VAT, GST)

The Company’s operations may be subject to value-added tax (“VAT”), goods and services tax (“GST”), or similar consumption-based taxes in the jurisdictions where goods are sold, or services are rendered. Where applicable, the Company assesses whether it is required to register, collect, or remit such taxes under local rules. Input VAT incurred on purchases may be recoverable subject to local eligibility requirements.

As of March 31, 2026 and 2025, the Company has not identified any material exposure related to indirect taxes.

Earnings Per Share

The Company calculates basic and diluted earnings per share under ASC Topic 260, Earnings Per Share. Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding for the period, including the effect, if dilutive, of any instruments that can be settled in ordinary shares. When computing diluted net income per share, the numerator is adjusted to eliminate the effects that have been recorded in net income (net of tax, if any) attributable to any liability-classified dilutive instruments. Share and per-share information has been recast retroactively to the earliest period presented to 200 ordinary shares of Zoar Labs, consistent with the consolidated statements of equity. The Company calculates basic and diluted earnings per share under ASC Topic 260, Earnings Per Share.

Supplier Financing Arrangements

The Company enters into supplier financing arrangements with third-party financing providers to facilitate the purchase of inventory from certain suppliers. Under these arrangements, the financing provider settles amounts due to the underlying suppliers, and the Company becomes obligated to repay the financing provider in accordance with the applicable contractual repayment terms.

F-26

The Company evaluates the substance of these arrangements to determine the appropriate classification of the related obligations. Obligations that represent financing of inventory purchases and contain financing characteristics, including extended repayment terms, stated interest rates and contractual repayment schedules, are classified as borrowings and presented separately from trade accounts payable on the consolidated balance sheets. The current and non-current portions of such obligations are determined based on the contractual repayment dates.

Interest associated with supplier financing obligations is recognized as interest expense over the applicable financing period based on the outstanding principal balance and is presented within other income (expense), net in the consolidated statements of operations. Arrangement and processing fees associated with the supplier financing arrangements are expensed as incurred and are included in general and administrative expenses in the consolidated statements of operations.

For purposes of the consolidated statements of cash flows, supplier financing obligations incurred when the financing provider settles amounts directly with the underlying suppliers are treated as noncash financing activities and are excluded from cash flows from operating and financing activities. Cash repayments of principal are classified as financing activities, while cash payments of interest are classified as operating activities. Significant noncash supplier financing activity is disclosed separately in the consolidated statements of cash flows.

Segment Information

Segments are defined as components of an enterprise for which discrete financial information is available and evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Managing Director, who is also the sole shareholder, is considered to be the CODM. The CODM reviews financial information presented on a consolidated basis for the purpose of allocating resources and evaluating financial performance. In assessing the performance of the Company, the Company has determined it operates as a single operating segment and has one reportable segment. The Company’s principal operations, revenue and decision-making functions are located outside of Hong Kong. See Note 13 for additional information.

Concentrations of Risk

The Company’s cash and cash equivalents are held at three financial institutions. Due to their size, the Company believes these financial institutions represent minimal credit risk. Through the years ended March 31, 2026 and 2025, the Company has not experienced any losses on its cash, cash equivalents.

The Company is subject to credit risk from its accounts receivable related to the sale of APIs. The Company extends credit to customers on an unsecured basis. Expected credit losses are measured at amortized cost, including trade and unbilled receivables, on a collective basis, based on their similar risk characteristics. Expected credit losses are based on historical credit loss experience, review of the current aging or status of accounts receivable, and current and forward-looking views from an economic and industry perspective. Receivables are written off when it is determined that amounts are uncollectible. The Company has a limited history of write-offs. There was no allowance for credit losses as of March 31, 2026, and 2025, respectively. For the year ended March 31, 2026, 10 customers totaled 24% of revenue, with no individual customer exceeding 10% of the Company’s total revenue and total accounts receivable balance. For the year ended March 31, 2025, 10 customers totaled 32% of revenue, with no individual customer exceeding 10% of the Company’s total revenue and total accounts receivable balance.

As of March 31, 2026, the Company’s accounts receivable were subject to significant geographic concentration, with Africa, India, and the Middle East collectively representing 55% of total accounts receivable. Comparatively, as of March 31, 2025, these regions collectively represented 65% of total accounts receivable. The geographic concentration is based on customer location as recorded in the Company’s accounts receivable subledger and underlying customer master data, which reconcile to the reported accounts receivable balance.

The Company evaluates credit risk associated with accounts receivable on an ongoing basis. The Company has not recognized an allowance for expected credit losses as of March 31, 2026, and 2025, based on the payment history and creditworthiness of customers in these regions.

The Company attempts to maintain multiple suppliers for its APIs and manufacturing in order to mitigate the risk of shortfall and inability to supply market demand but is subject to risk due to a limited number of providers. For the year ended March 31, 2026, no individual supplier exceeded 10% of the Company’s total material purchases and outstanding accounts payable balance. For the year ended March 31, 2025, no individual supplier exceeded 10% of the Company’s total material purchases and outstanding accounts payable balance.

F-27

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 modifies the reporting requirements for income tax disclosures related to effective tax rates and cash income taxes paid. Pursuant to ASU 2023-09, public business entities are required to disclose certain categories in the income tax rate reconciliation, as well as additional information for reconciling items that meet a specific quantitative threshold. Additionally, ASU 2023-09 requires annual disclosures of income taxes paid for all entities, including the amount of income taxes paid, net of refunds received, disaggregated by federal, state, and foreign jurisdictions. The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. For entities other than public business entities, the standard is effective for fiscal years beginning after December 15, 2025. The Company adopted ASU 2023-09 for the year ended March 31, 2026. The adoption did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which is intended to provide more detailed information about specified categories of expenses (purchases of inventory, employee compensation, depreciation and amortization) included in certain expense captions presented on the consolidated statements of operations and comprehensive income (loss). The guidance in this ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either (1) prospectively to financial statements issued for periods after the effective date of this ASU or (2) retrospectively to all prior periods presented in the consolidated financial statements. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient that permits an entity, in developing reasonable and supportable forecasts for estimating expected credit losses on current accounts receivable and current contract assets, to assume that current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset. The guidance is effective for annual and interim reporting periods beginning after December 15, 2025, with early adoption permitted. The amendments are required to be applied prospectively. The Company is currently evaluating the impact that the adoption of ASU 2025-05 will have on its consolidated financial statements and related disclosures.

NOTE 2: Revenue Recognition

Revenue Recognition

Revenues are primarily derived from product sales, consisting of APIs developed and manufactured per CDMOs agreement with the Company’s pharmaceutical customers. Revenue is recognized when obligations under the terms of contracts with customers are satisfied, which generally occurs when control of the products is transferred to the customer. The Company typically does not have incremental costs to obtain contracts that would otherwise not have been incurred. The Company does not adjust revenue for the promised amount of consideration for the effects of a significant financing component because the Company’s customers generally pay within the Company’s 120-day payment policy.

All revenue recognized in the accompanying consolidated statements of operations is revenue from contracts with customers. The following table depicts the disaggregation of revenue:

		Years ended March 31,
		2026		2025
Type	Category	Revenue	Percentage of Revenue	Revenue	Percentage of Revenue
API	Anti-Cancer	$289,891	44%	$263,417	47%
API	Anti-Respiratory	77,442	12%	97,989	18%
API	Oncology	60,514	9%	-	0%
API	Anti-Malarial	38,619	6%	39,199	7%
API	Anti-Viral	31,869	5%	34,982	6%
API	Cardio	16,856	3%	-	0%
Intermediates	Anti-Respiratory	58,643	9%	40,061	11%
Intermediates	Anti-Coagulants	51,434	8%	58,479	7%
Intermediates	Bronchodilators	26,457	4%	22,280	4%
Total		$651,725		$556,407

F-28

For the years ended March 31, 2026, or 2025, the Company did not incur any material incremental costs to obtain or fulfill contracts.

The Company records a contract liability when consideration is received, or an amount is billed in advance of satisfying the related performance obligations. Contract liabilities primarily consist of amounts related to customer billings for which the revenue has not yet been recognized under ASC 606.

As of March 31, 2026 and March 31, 2025, the Company had a contract liability of $2.0 million and $3.8 million, respectively, representing advance payments received from customers for products to be delivered in future periods. These amounts are recognized as revenue when the Company satisfies the related performance obligations. Contract liabilities are classified as current liabilities in the accompanying consolidated balance sheets.

During the years ended March 31, 2026 and March 31, 2025, approximately $1.8 million and $3.8 million, respectively, of revenue was recognized from advances from customers outstanding at the beginning of each respective period.

NOTE 3: Accounts Receivable

Accounts receivable represents amounts due from customers for goods delivered in the ordinary course of business. As of March 31, 2026 and 2025, the Company’s accounts receivable consisted entirely of trade receivables. All accounts receivable balances as of March 31, 2026, were subsequently collected in full.

The following table summarizes the Company’s accounts receivable balances as of March 31, 2026, and March 31, 2025:

(in thousands of U.S. dollars)

	As of March 31,
Accounts Receivable:	2026	2025
Accounts receivable, gross	$227,780	$217,524
Less: allowance for expected credit losses	-	-
Accounts receivable, net	$227,780	$217,524

In evaluating the need for an allowance for expected credit losses, the Company periodically evaluates its receivables’ collectability. It considers customer payment history, creditworthiness, and current and future economic conditions. Specifically, management assessed potential forward-looking information in accordance with ASC 326 for factors such as customer-specific developments that could impact future behavior, any known risks to the sectors in which the Company’s customers operate, and any current or broader macroeconomic conditions indicating stability or volatility in the near term. As of March 31, 2026 and March 31, 2025, no allowance for expected credit losses has been recorded.

NOTE 4: Inventories

Inventories consist solely of finished goods valued using the weighted average cost method. The Company generally procures finished goods from third-party suppliers based on anticipated or existing customer orders. As a result, the risk of obsolescence or excess inventory accumulation is limited, and no material inventory write-offs due to obsolescence were recorded for the years ended March 31, 2026 and March 31, 2025.

F-29

The Company continuously monitors inventory levels to ensure alignment with customer demand and production schedules. As of March 31, 2026, approximately 51% of inventory on hand was sold by June 30, 2026, with no material slow-moving or obsolete items identified, supporting the Company’s assessment of active inventory turnover and the absence of a reserve requirement. The principal categories of inventories on March 31, 2026, and 2025 were comprised of the following.

(in thousands of U.S. dollars)

	As of March 31,
Inventory	2026	2025
Finished Goods	$301,084	$236,789
Inventory write-downs	-	-
Total	$301,084	$236,789

NOTE 5: Property and Equipment, net

The following table summarizes the Company’s property and equipment as of March 31, 2026 and 2025. (in thousands of U.S. dollars)

	As of March 31,
Property and Equipment, net:	2026	2025
Software, office and computer equipment	$67	$67
Furniture, fixtures and fittings	$183	$183
Vehicles	$148	$148
Laboratory equipment	$39,326	$39,326
Total	$39,724	$39,724
Less: Accumulated depreciation	(17,889)	(14,857)
Total, net	$21,835	$24,867

Depreciation expense totaled $3.0 million for each of the years ended March 31, 2026, and.

NOTE 6: Leases

The Company leases office and industrial space. All leased facilities are classified as operating leases with remaining lease terms from less than one year to four years as of March 31, 2026. The Company determines if a contract is a lease at contract inception. The Company reviews all options to extend, terminate, or purchase its right-of-use assets at lease inception. It will include these options in the lease term when they are reasonably certain of being exercised. The Company’s lease agreements do not contain any material residual value guarantees or material variable lease payments.

The components of lease costs, which are included in selling, general, and administrative expenses in the consolidated statements of operations for the years ended March 31, 2026, and March 31, 2025, were as follows:

(in thousands of U.S. dollars)

	For the years ended March 31,
	2026	2025
Operating lease costs	$758	$1,396
Total lease cost	$758	$1,396

F-30

The following table sets forth information about our operating lease for the years ended March 31, 2025, and March 31, 2026:

March 31,
Supplemental cash flow and other information	2026
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,043
ROU assets obtained in the exchange for lease liabilities	103
Weighted-average remaining lease term (in years)	3.9
Weighted-average discount rate	6.7%

March 31,
Supplemental cash flow and other information	2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$967
ROU assets obtained in the exchange for lease liabilities	120
Weighted-average remaining lease term (in years)	15
Weighted-average discount rate	6.9%

The Company’s future minimum lease payments for operating leases as of the year ended March 31, 2026, are as follows:

March 31,
Maturities:	2026
2027	$969
2028	1,023
2029	1,074
2030	1,128
2031	94
Thereafter	-
Total Lease Payments	4,288
Less: Interest	(528)
Present Value of Lease Liabilities	$3,760

Lease Modification and Remeasurement

On April 1, 2025, the Company modified its Hyderabad operating lease arrangements, resulting in a reduction of the remaining lease term to five years. As a result of the modification, the Company remeasured the related lease liabilities and corresponding right-of-use (“ROU”) assets in accordance with ASC 842.

As a result of the remeasurement, operating lease right-of-use assets and lease liability decreased by approximately $7.4 million, as of April 1, 2025.

NOTE 7: Income Taxes

In accordance with the relevant tax laws and regulations in Hong Kong, a company with trading activities in Hong Kong is subject to Profits Tax within Hong Kong at the applicable tax rate on its assessable profits. In March 2018, the Hong Kong government introduced a two-tiered Profits Tax rate regime by enacting the Inland Revenue (Amendment) (No.3) Ordinance 2018 (the “Ordinance”). Under the two-tiered Profits Tax rate regime, the first HK$2.0 million of assessable profits of qualifying entity is taxed at 8.25% and the remaining assessable profits at 16.5%. The Ordinance is effective from the year of assessment 2018/19. According to the relevant policy, if no election of the qualifying entity has been made, the whole of the taxpaying entity’s assessable profits will be chargeable to the Profits Tax at the rate of 16.5%. The Company did elect to have its qualifying profits of HK$2.0 million charged at half rate. Under the current laws of Hong Kong, payments of dividends are not subject to withholding tax.

F-31

The income tax provision consists of the following components:

	For the Years Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Current income tax expenses	$14,997	$15,144
Deferred income tax (benefit) expenses	-	-
Income tax expenses	$14,997	$15,144

A reconciliation of the differences between the statutory tax rate and the effective tax rate for enterprise income tax is as follows:

	For the Years Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Profit before income tax	$92,667	$77,847
Hong Kong statutory income tax rate	16.5%	16.5%
Computed income tax expense with HK statutory income tax rate for 1st HKD 2M (with 8.25% tax rate)	42	42
Computed income tax expense with HK statutory income tax rate for those portion > HKD 2M (16.5%)	15,206	12,803
Changes in valuation allowance	(69)	59
Non-deductible depreciation	490	520
Interest expense and penalty on uncertain tax position	1,693	1,720
Reversal of the income tax payable, interest and penalty due to passing of statute of limitations	(2,365)	-
Income tax expense	$14,997	$15,144
Effective tax	16.2%	19.5%

The significant components of deferred taxes were as follows:

(in thousands of U.S. dollars)	For the Years Ended March 31
	2026	2025
Deferred tax assets:
Operating lease liabilities	$620	$1,963
Total deferred tax assets	620	1,963
Less: valuation allowance	(245)	(314)
Total deferred tax assets, net of valuation allowance	375	1,649
Net off against deferred tax liabilities	(375)	(1,649)
Net deferred tax assets	-	-
Deferred tax liabilities:
Right-of-use assets	(375)	(1,649)
Depreciation and amortization	-	-
Net off against deferred tax assets	375	1,649
Total deferred tax liabilities, net	$-	$-

F-32

The changes related to valuation allowance are as follows:

	For the Years Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Balance at beginning of the year	$314	$255
Additions	-	59
Reductions	(69)	-
Balance at end of the year	$245	$314

The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency, and severity of recent losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with tax attributes expiring unused, and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. According to the applicable accounting standards, management has determined that certain deductible temporary differences, primarily related to operating lease liabilities, may not be realized based on the expected timing and availability of future taxable income in the applicable taxing jurisdiction. Accordingly, as of March 31, 2026 and 2025, valuation allowances of $0.2 million and $0.3 million were established as of March 31, 2026 and 2025, respectively.

Uncertain Tax Positions

The Company evaluates uncertain tax positions under ASC 740, recognizing a position only if it is more-likely-than-not to be sustained upon examination based on its technical merits.

The Company has historically taken the position that certain profits of its Hong Kong subsidiaries, principally Zoar HK and, as applicable, Dr Vishys, qualify for offshore treatment under Hong Kong tax law. Management evaluated this position under ASC 740 based on the technical merits and supporting documentation available as of the reporting date and concluded that the position did not meet the more-likely-than-not recognition threshold. Accordingly, the Company has not recognized the related tax benefit and has recorded the associated tax liability, including applicable interest and penalties.

The Company evaluates each uncertain tax position based on its technical merits and recognizes and measures it in accordance with ASC 740. As of March 31, 2026 and 2025, the Company had liabilities for unrecognized tax benefits of $58.4 million and $45.1 million, respectively, which were included in income tax payable on the consolidated balance sheet. The Company’s uncertain tax position primarily relates to its position regarding its HK offshore income exemption. As of March 31, 2026 and 2025, the Company had $58.4 million and $45.1 million, respectively, of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate.

The changes in the amounts of unrecognized tax benefits (excluding interest and penalties) are summarized for the years ended March 31, as follows.

	For the Years Ended March 31,
(in thousands of U.S. dollars)	2026	2025
Balance at beginning of the year	$45,060	$31,636
Increase related to prior year tax positions	-	-
Decrease related to prior year tax positions	-	-
Increase related to current year tax positions	15,719	13,424
Reversal of income tax payable principal, due to statute of limitations expiration	(2,365)	-
Balance at end of the year	$58,414	$45,060

F-33

As of March 31, 2026 and 2025, the Company recognizes accrued interest related to unrecognized tax benefits within its income tax expense. For the fiscal years ended March 31, 2026, and 2025, the Company accrued interest of $1.1 million and $1.2 million, respectively. Additionally, the Company accrued penalties of $0.6 million and $0.5 million, respectively for the same periods. The total accrual for interest as of March 31, 2026 and 2025 was $4.3 million and $3.1 million, respectively. The total accrual for penalties as of March 31, 2026 and 2025 was $2.1 million and $1.6 million, respectively. These amounts are excluded from the amounts of unrecognized tax benefits disclosed above. The accrued interest and penalties, together with the liabilities for unrecognized tax benefits, are included in income tax payable on the Company’s consolidated balance sheets.

As of March 31, 2026, the tax years ended March 31, 2020 through 2026 for the Company’s entities in Hong Kong are generally subject to examination by the Hong Kong tax authorities. The Hong Kong Inland Revenue Department (HKIRD) may make an additional assessment if a taxpayer chargeable to tax has not been assessed or has been assessed at less than the proper amount, within the relevant year of assessment or within six years after the end of that year. This time limit may extend to ten years after the end of the relevant assessment year in cases of fraud or willful evasion.

During the year ended March 31, 2026, the applicable statute of limitations expired with respect to certain previously uncertain tax positions. As a result, the Company derecognized $2.4 million of previously recorded unrecognized tax benefits associated with those tax positions. The reversal is reflected as a decrease in unrecognized tax benefits in the reconciliation above.

NOTE 8: Other Assets and Liabilities

Other assets are summarized for the years ended, as follows:

(in thousands of U.S. dollars)	As of March 31,
Prepaid Expenses and Other Current Assets:	2026	2025
Prepaid expenses	$6,555	$14,275
Total	$6,555	$14,275

Other liabilities are summarized for the years ended, as follows:

(in thousands of U.S. dollars)	As of March 31,
Accrued Expenses:	2026	2025
Accrued professional fees	$1,376	$349
Accrued freight	269	282
Accrued salary payable	125	79
Accrued other	57	158
Accrued travel expenses	23	11
Accrued advertising and promotion expenses	21	20
Total	$1,871	$899

NOTE 9: Unsecured loan payable

The Company has entered into supply chain financing arrangements with Imagro S.p.A. (“Imagro”), an independent third-party export and supply-chain financing provider based in Italy.

Under these arrangements, Imagro provides the financing in connection with the Company’s purchase of goods from certain third-party suppliers, primarily located in India. The suppliers provide the underlying goods to the Company, while Imagro serves as the financing intermediary for a portion of the amounts payable in connection with those purchases. The arrangements generally require a 15% down payment by the Company, with the remaining 85% of the applicable contract price financed through a supplier credit facility. The financed amounts bear interest at 6.78% per annum (3.39% per six-month period). Interest is calculated on the outstanding principal balance for each applicable financing period and is not compounded. As scheduled principal installments are made, the outstanding principal balance is reduced and interest for the subsequent financing period is calculated on the reduced principal balance. Principal is repayable in four equal installments under each arrangement, generally beginning six months following the applicable last shipment date and continuing at approximately six-month intervals thereafter. Three of the arrangements provide for final repayment 24 months following the applicable last shipment date, while one arrangement provides for final repayment 23 months following the last shipment date.

The Company’s obligations under these arrangements are considered financing obligations because the arrangements provide for extended payment terms, stated interest, and contractual repayment schedules. Accordingly, amounts outstanding under the program are presented as unsecured loans payable, rather than accounts payable, on the consolidated balance sheets, with the current and non-current portions determined based on the applicable contractual repayment dates.

F-34

As of March 31, 2026, the outstanding obligations under the supplier financing arrangements were approximately $12.7 million. There were no outstanding obligations under these arrangements as of March 31, 2025. During the year ended March 31, 2026, the Company recognized approximately $0.7 million of interest expense, which is included in other income (expense), net.

A roll forward of the outstanding supplier financing obligations, which are presented within unsecured loans payable on the consolidated balance sheet, is as follows:

	Year Ended March 31
(in thousands of U.S. dollars)	2026	2025
Balance at beginning of period	$-	$-
Supplier financing obligations incurred	13,867	-
Principal repayments	(1,179)	-
Balance at end of period	$12,688	$-

Supplier financing obligations incurred during the year represent noncash financing activities to the extent Imagro settled amounts directly with the underlying suppliers. Such amounts are excluded from the Company’s cash flows from operating and financing activities and are disclosed as noncash investing and financing activities in the accompanying consolidated statements of cash flows. Principal repayments are classified as financing cash outflows. Cash interest payments associated with the arrangements are classified within operating activities.

NOTE 10: Commitments and Contingencies

Litigation

The Company is subject to potential liabilities generally incidental to its business arising out of present and future lawsuits and claims related to product liability, personal injury, contract, commercial, intellectual property, tax, employment, compliance, and other matters that arise in the ordinary course of business. The Company accrues for potential liabilities when it is probable that future costs (including contingent fees and expenses) will be incurred, and such costs can be reasonably estimated. On February 4, 2026, a creditor filed a winding-up petition in the High Court of Hong Kong against Zoar HK relating to approximately $8.09 million of outstanding past-due obligations and accrued interest. As of March 31, 2026, the winding-up petition remained outstanding. The underlying obligations were recognized in the Company’s consolidated financial statements as of March 31, 2026.

Subsequent to March 31, 2026, Zoar HK entered into a repayment agreement with the creditor, and the High Court of Hong Kong dismissed the winding-up petition. The creditor also commenced a civil recovery action relating to the outstanding obligations, which remained outstanding as of the date the consolidated financial statements were available for issuance. See Note 15 - Subsequent events for additional information.

Except for the matter described above, as of March 31, 2026 and March 31, 2025, there were no litigation, arbitration, administrative, or other proceedings that were reasonably likely to have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows, or liquidity.

NOTE 11: Other Income (Expense), net

During the year ended March 31, 2026, the Company recognized approximately $0.7 million of interest expense, primarily related to its supplier financing arrangements with Imagro S.p.A. The Company did not recognize material interest expense during the year ended March 31, 2025. Other income and expense, excluding such interest expense, was not material for either period presented.

F-35

NOTE 12: Earnings Per Share:

Schedule of basic and diluted net earnings per share

(in thousands of U.S. dollars, except share amounts and per share data)	For the years ended March 31,
	2026	2025
Numerator:
Net income – basic and diluted	$77,670	$62,703
Denominator:
Weighted-average ordinary shares used in computing net earnings per share – basic and diluted	200	200
Net income per share, basic and diluted*	$388,350	$313,515

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue ordinary shares were exercised, converted, or otherwise resulted in the issuance of ordinary shares.

The Company had no potentially dilutive securities outstanding during the years ended March 31, 2026 and 2025. Share and per-share information has been recast retroactively to the earliest period presented to reflect 200 ordinary shares of Zoar Labs, consistent with the consolidated statements of equity.

NOTE 13: Segment and Geographic Information:

The Company operates as a single operating and reportable segment, focused on the research, contract development and manufacturing (“CDMO”) and global sale of customized APIs and intermediates. The Company has an R&D facility in which its R&D team develops API products per customer specifications, and then outsources the scaled-up production to qualified contract manufacturers, prior to shipping to customers. The Company serves clients primarily in the pharmaceutical and biotechnology sectors, with sales spanning multiple regions, including India, the Middle East, Africa, Central and South America, Europe and Asia.

The Company’s Chief Operating Decision Maker (“CODM”) is the Managing Director. The CODM assesses the performance of the Company’s single reportable segment and makes operating and resource allocation decisions primarily based on net income, as reported in the consolidated statements of operations. Accordingly, net income represents the measure of segment profit or loss regularly provided to and used by the CODM.

The CODM also reviews revenue and certain operating expense information in assessing the Company’s operating performance. Such information is considered together with the measure of segment profit or loss described above and does not represent a separate measure of segment profit or loss. As the CODM evaluates the Company’s performance on a consolidated basis, the financial information of the single reportable segment is presented in the consolidated financial statements.

F-36

Geographic Information

The following table summarizes revenue by geographic location for the years ended March 31, 2026 and 2025:

(in thousands of U.S. dollars)	For the years ended March 31,
Region	2026	2025
Middle East	$130,583	$122,768
India	127,594	118,367
Africa	123,297	124,866
Central and South America	102,581	76,564
Asia1	96,319	59,769
Europe	71,351	54,073
Total	$651,725	$556,407

Non-monetary long-lived assets primarily consist of property and equipment and operating right-of-use assets.

The following table sets forth the long-lived assets by geographic information for the years ended March 31, 2026 and 2025:

(in thousands of U.S. dollars)	For the years ended March 31,
Region	2026	2025
India	$23,645	$34,427
Asia[1]	80	150
Europe	234	283
Total	$23,959	$34,860

1 Excluding India and the Middle East

Depreciation expense of long-lived assets for the years ended March 31, 2026 and 2025 totaled $3.0 million and $3.0 million, respectively.

NOTE 14: Related Party

As of March 31, 2026, approximately $1.1 million was due to Dr. Visvanats, for payments he made from his personal funds on behalf of the Hong Kong operating subsidiaries. There was no corresponding amount due to Dr. Visvanats as of March 31, 2025.

As of March 31, 2026 and March 31, 2025, the Company also had amounts due from the executive officer of approximately $9,000 and $190,000, respectively.

The following table summarizes amounts due to and from related parties:

(in thousands of U.S. dollars)	As of March 31,	As of March 31,
	2026	2025
Due from executive officer	$9	$190
Due to related party	(1,055)	-
Total	$(1,046)	$190

NOTE 15: Subsequent Events

The Company evaluated subsequent events through the date these consolidated financial statements were available for issuance in September 2026. Except as otherwise reflected in the consolidated financial statements, the following subsequent events did not require adjustment to the accompanying consolidated financial statements.

F-37

Repayment agreement and winding-up petition

On June 5, 2026, Zoar HK entered into a repayment agreement with a creditor relating to approximately $8.09 million of outstanding past-due obligations and accrued interest. Prior to entering into the repayment agreement, the creditor had filed a winding-up petition against Zoar HK in the High Court of Hong Kong and commenced a civil recovery action in the High Court of Hong Kong seeking recovery of the outstanding balance. Pursuant to the repayment agreement, Zoar HK agreed to repay the outstanding balance in installments through December 2026 and reimburse certain legal costs. The repayment agreement provides the creditor with customary enforcement rights, including recourse to the guarantees and pledged collateral in the event of default.

In connection with the repayment arrangement, the obligations are supported by the following security arrangements: (i) a personal guarantee from Dr. Kanans Visvanats; (ii) a corporate guarantee from Zoar Limited (formerly known as Dr Ashleys Limited, also known as “PubCo” in the Merger and Share Exchange Agreement), a Cayman Islands exempted company; and (iii) a charge by way of equitable mortgage over not less than 1,334,000 shares of PubCo held by Dr. Kanans Visvanats upon a contemplated listing of the shares of PubCo.

On June 8, 2026, the High Court of Hong Kong dismissed the winding-up petition previously filed by the creditor against Zoar HK. The status of the related civil recovery action was unchanged as of the date the consolidated financial statements were available for issuance.

Senior-secured bridge loan

On July 7, 2026, Merger Sub and Zoar HK, as co-borrowers (the “Borrowers”), entered into a loan agreement (the “Loan Agreement”) with J.J. Astor & Co. (“J.J. Astor” or the “Lender”). Pursuant to the Loan Agreement, the Borrowers were permitted to borrow up to $6.0 million, consisting of an initial tranche of $3.0 million and, subject to the lender’s sole discretion, an additional tranche of up to $3.0 million. The loan agreement was amended on July 10, 2026 to designate July 10, 2026 as the initial funding date.

The Borrowers are required to use the net proceeds of the loans for general working capital purposes. The borrowers’ obligations under the Loan Agreement are guaranteed by Zoar Limited and Zoar Labs, and secured by a senior first-priority lien and security interest in the assets and properties of the borrowers and guarantors pursuant to the related transaction documents. The Loan Agreement includes covenant and default provisions.

On July 10, 2026 and August 28, 2026, the Loan Agreement was funded in two tranches, with a total principal amount of $7.3 million. The total funding amount of the Loan Agreement was $5.5 million, with the Borrowers receiving total proceeds of $5.1 million, net of fees. Each tranche of the Loan Agreement matures on June 29, 2026 and August 20, 2027, respectively. Merger Sub received the net proceeds of both loans and accordingly, is the primary beneficiary of the loan agreement.

F-38

IMPACT BIOMEDICAL INC

F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Impact Biomedical, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Impact Biomedical, Inc., and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2022.

Jericho, New York

March 11, 2026

F-40

Impact BioMedical, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31,

	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,000	$1,999,000
Accounts receivable	5,000	-
Inventory	63,000	-
Current portion of notes receivable	198,000	184,000
Prepaid expenses and other current assets	142,000	265,000
Total current assets	411,000	2,448,000

Property, plant and equipment, net	-	17,000
Notes receivable	-	17,000
Other intangible assets, net	16,994,000	17,808,000
Total assets	$17,405,000	$20,290,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$347,000	$314,000
Accrued expenses	194,000	194,000
Due to related party	621,000	399,000
Note payable, related party	-	8,878,000
Total current liabilities	1,162,000	9,785,000
Deferred tax liability, net	688,000	3,268,000
Total liabilities	1,850,000	13,053,000

Commitments and contingencies (Note 12)

Stockholders’ equity
Preferred stock, $0.001 par value; 100,000,000 shares authorized, zero shares issued and outstanding (60,496,041 on December 31, 2024); Liquidation value $0.001 per share, zero aggregate. $60,496,041,000 on December 31, 2024).	-	60,000
Common stock, $0.001 par value; 4,000,000,000 shares authorized, 104,621,231 shares issued and outstanding (11,503,955 on December 31, 2024)	105,000	11,000
Additional paid-in capital	62,011,000	41,857,000
Accumulated deficit	(49,507,000)	(37,669,000)
Total stockholders’ equity of the Company	12,609,000	4,259,000
Non-controlling interest in subsidiaries	2,946,000	2,978,000
Total stockholders’ equity	15,555,000	7,237,000

Total liabilities and stockholders’ equity	$17,405,000	$20,290,000

See accompanying notes.

F-41

Impact BioMedical, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31,

	For the Year Ended December 31,
	2025	2024
Revenue:
Biotech retail sales	$32,000	$-
Total revenue	32,000	-

Costs and expenses:
Cost of revenue	424,000	-
Sales, general and administrative compensation (inclusive of stock-based compensation)	873,000	718,000
Sales and marketing	24,000	633,000
Professional Fees	1,005,000	446,000
Research and development	340,000	278,000
Depreciation and Amortization	1,145,000	1,119,000
Rent and utilities	74,000	32,000
Impairment of goodwill	-	25,093,000
Impairment of fixed assets	-	263,000
Loss on disposal of fixed assets	12,000	-
Other operating expenses	417,000	171,000
Total costs and expenses	4,314,000	28,753,000
Operating loss	(4,282,000)	(28,753,000)

Other income (expense):
Interest income	13,000	13,000
Change in fair value of note payable, related party	(9,388,000)	5,068,000
Interest expense	(793,000)	(1,065,000)
Loss from operations before income taxes	(14,450,000)	(24,737,000)

Income tax benefit (expense)	2,580,000	(33,000)
Net loss	$(11,870,000)	$(24,770,000)

Loss from operations attributed to noncontrolling interest	32,000	62,000

Net loss attributable to common stockholders	$(11,838,000)	$(24,708,000)

Earnings per common share:
Basic	$(0.38)	$(2.30)
Diluted	$(0.38)	$(2.30)

Shares used in computing loss per common share:
Basic	31,550,457	10,757,147
Diluted	31,550,457	10,757,147

See accompanying notes.

F-42

Impact BioMedical, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2025	2024
Cash flows from operating activities:
Loss from continuing operations	$(11,870,000)	$(24,770,000)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	1,145,000	1,119,000
Stock based compensation	13,000	19,000
Issuance of shares for professional services rendered	190,000
Accrued interest on notes payable	793,000	1,065,000
Change in deferred tax liability	(2,580,000)	33,000
Change in fair value of note payable, related party	9,388,000	(5,068,000)
Impairment of inventory	419,000
Loss on disposal of fixed assets	12,000	-
Impairment of fixed assets	-	263,000
Impairment of goodwill	-	25,093,000
Decrease (increase) in assets:
Accounts receivable	(1,000)	128,000
Inventory	7,000	-
Prepaid expenses and other current assets	126,000	(265,000)
Increase (decrease) in liabilities:
Accounts payable	470,000	(436,000)
Accrued expenses	(2,000)	(35,000)
Net cash used operating activities	(1,890,000)	(2,854,000)

Cash flows from investing activities:
Payments received on notes receivable	3,000	2,000
Net cash provided by investing activities	3,000	2,000

Cash flows from financing activities:
Borrowings from related party	184,000	-
Payments to related party	(293,000)	-
Borrowings of note payable, related party	-	1,124,000
Issuances of common stock, net of issuance costs	-	3,726,000
Net cash (used) provided by financing activities	(109,000)	4,850,000

Net increase (decrease) in cash	(1,996,000)	1,998,000
Cash and cash equivalents at beginning of year	1,999,000	1,000
Cash and cash equivalents at end of year	$3,000	$1,999,000

See accompanying notes.

F-43

Impact BioMedical, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31,

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Impact	Non- controlling Interest in
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Subsidiary	Total

Balance, December 31, 2023	10,000,000	$10,000	60,496,041	$60,000	$38,113,000	$(12,961,000)	$25,222,000	3,040,000	$28,262,000
							-
Issuance of common stock, net of expenses	1,500,000	1,000	-	-	3,725,000	-	3,726,000	-	3,726,000
Stock based payments	-	-	-	-	19,000	-	19,000	-	19,000
Fractional shares as a result of reverse stock split	3,955	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	(24,708,000)	(24,708,000)	(62,000)	(24,770,000)
Balance, December 31, 2024	11,503,955	$11,000	60,496,041	$60,000	$41,857,000	$(37,669,000)	$4,259,000	$2,978,000	$7,237,000

Balance, December 31, 2024	11,503,955	$11,000	60,496,041	$60,000	$41,857,000	$(37,669,000)	$4,259,000	$2,978,000	$7,237,000

Conversion of note payable, related party to equity	31,939,778	33,000	-	-	19,132,000	-	19,165,000	-	19,165,000
Conversion of preferred shares into common shares	60,496,041	60,000	(60,496,041)	(60,000)	-	-	-	-	-
Acquisition of DSS PureAir assets	545,024	1,000	-	-	819,000	-	820,000		820,000
Stock based compensation	-	-	-	-	13,000	-	13,000	-	13,000
Stock based payments for professional services rendered	136,433	-	-	-	190,000	-	190,000	-	190,000
Net loss	-	-	-	-	-	(11,838,000)	(11,838,000)	(32,000)	(11,870,000)
Balance, December 31, 2025	104,621,231	$105,000	-	$-	$62,011,000	$(49,507,000)	$12,609,000	$2,946,000	$15,555,000

See accompanying notes.

F-44

Impact BioMedical Inc and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Nature of Operations

Impact BioMedical, Inc., incorporated in the State of Nevada on October 16, 2018 (the “Company”, “Impact BioMedical”, “We”, “IBO”), discovers, confirms, and patents unique science and technologies which can be developed into new offerings in human healthcare and wellness in collaboration with external partners through licensing, co-development, joint ventures, and other relationships. By leveraging technology and new science with strategic partnerships, we provide advances in biopharmaceuticals, over the counter direct to consumer wellness offerings, and drug discovery for the prevention, inhibition, and treatment of neurological, oncologic, and inflammatory diseases. In addition to our existing efforts, we continually search for, and evaluate, other potential new offerings to add to our portfolio.

Our business model includes partnering and potentially direct sales for commercialization and distribution. Potential licensors and development partners include pharmaceutical, consumer packaged goods companies and others, who would commercialize IBO technologies in exchange for milestone, and royalty payments. Currently, our operations are conducted, and our assets are owned through our principal subsidiaries: (i) Global BioLife, Inc. (“Global BioLife”), which was incorporated on April 14, 2017, (ii) Impact BioLife Science, Inc. (“Impact BioLife”), which was incorporated on August 28, 2020, (iii) Global BioMedical, Inc. (“Global BioMedical”), which was incorporated on April 18, 2017, and (iv) Sweet Sense, Inc. (“Sweet Sense”), which was incorporated on April 30, 2018.

Impact has several unique and proprietary technologies that are in continuing development:

Linebacker™

Linebacker is a platform of small molecule electrophilically enhanced polyphenol compounds with potential application in oncology (solid tumors), inflammatory disorders, and neurology. Polyphenols are substances found in many nuts, vegetables, and berries. Linebacker compounds are modified Myricetin, which is a common plant-derived flavonoid. Myricetin exhibits a wide range of activities that include strong antioxidant and anti-inflammatory activities.

Linebacker can potentially be developed as monotherapy or co-therapy to down-regulate PIM (proviral integration site for Moloney murine leukemia virus) kinase which plays a key role as an oncogene in various cancers (e.g. colon, lung, prostate, breast). Additional potential applications include inflammatory disorders and neurology.

Linebacker-1 and Linebacker-2 compounds have been licensed to ProPhase Laboratories (NASDAQ: PRPH) for development and commercialization worldwide, from which Impact Biomedical could receive future milestone and royalty payments.

Laetose™

Laetose™ technology demonstrates compelling potential in reducing caloric intake and glycemic index in foods, while also inhibiting tumor necrosis factor alpha (TNF-α), a cytokine associated with inflammatory chronic diseases (data on file with IBO).

The patented formulation has potential to inhibit the inflammatory and metabolic response of sugar alone and has potential applications in therapeutic administration to reduce or limit inflammatory or metabolic diseases (e.g., diabetes). Use of Laetose in a daily diet, compared to sugar, could result in 30% lower sugar consumption and lower caloric and glycemic index/load.

Functional Fragrance Formulation (“3F”)

3F is a suite of “functional fragrances” containing specialized botanical ingredients (e.g., terpenes) with potential application as an antimicrobial, or as an additive in insect repellents, detergents, lotions, shampoo, fabrics and other substances to increase effectiveness. Global BioLife is seeking to commercialize this product. Together with Chemia, we are attempting to license 3F. Any potential profits from the 3F project will be split between Global BioLife and Chemia pursuant to the terms of the 20- year Royalty Agreement.

Equivir™/Equivir G

Equivir/Equivir G technology is a novel blend of FDA Generally Recognized as Safe (GRAS) eligible polyphenols (e.g. Myricetin, Hesperetin, Piperine) which have demonstrated antiviral effects with additional potential application as health supplements or medication. Polyphenols are substances found in many nuts, vegetables, and berries. Myricetin is a member of the flavonoid class of polyphenolic compounds with antioxidant properties. Hesperitin is a flavanone and Piperine is an alkaloid, commonly found in black pepper. Equivir/Equivir G is licensed to ProPhase Laboratories for development and commercialization worldwide

Emerging Technology

IBO continually evaluates additional technologies that are in various phases of development which can be advanced to patent filings and allowances. These include, and are not limited to biopharmaceuticals, indoor air quality products, preservatives, bioplastics, personalized medicine (e.g., genomics, diagnostics), nanotechnology, cannabis products and technology, pain management, and others. These activities include discussions with inventors, scientists, universities, research foundations, and other parties, which, subject to completion of diligence, and approval of the respective management, could potentially expand the offerings of IBO.

As of the date of this report, we have not generated significant revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including possible delays in our research, testing and marketing efforts or wider economic downturns.

F-45

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among consolidated subsidiaries have been eliminated. Non–controlling interest represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.

The consolidated financial statements include all accounts of the entities as of the reporting period ending dates and for the reporting periods as follows:

Name of consolidated subsidiary	State or other jurisdiction of incorporation or organization	Date of incorporation or formation	Attributable interest as of December 31, 2025	Attributable interest as of December 31, 2024

Global BioMedical, Inc.	Nevada	April 18, 2017	90.9%	90.9%
Global BioLife, Inc.	Nevada	April 14, 2017	81.8%	81.8%
BioLife Sugar, Inc	Nevada	April 23, 2018	90.9%	90.9%
Happy Sugar Inc	Nevada	August 17, 2018	81.8%	81.8%
Sweet Sense Inc.	Nevada	April 30, 2018	95.5%	95.5%
Global Sugar Solutions Inc.	Nevada	November 7, 2019	100%	100%
Impact Biolife Science, Inc.	Nevada	April 13, 2021	100%	100%
DSS Biomedical International, Inc.	Nevada	April 9, 2021	100%	100%
DSS Biolife International, Inc.	Nevada	April 9, 2021	100%	100%

As of December 31, 2025, and December 31, 2024, the aggregate noncontrolling interest was equity of $2,946,000 and $2,978,000, respectively, which are separately disclosed on the Consolidated Balance Sheets.

Use of Estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Reclassifications - Costs in the amount of $397,000 associated with research and development have been reclassed from Professional fees to Research and development expenses for year ended December 31, 2024 on the accompanying Consolidated statements of operations to conform with current period presentation. Accrued interest on notes payable, related party year ended December 31, 2024 in the amount of $1,065,000 was reclassed from Borrowings on notes payable, related party on the accompanying Statement of cash flows to conform with current period presentation. Also, $399,000 was reclassed from Accounts payable to Due to related party for year ended December 31, 2024 on the accompanying Consolidated balance sheet to conform with current period presentation.

Earnings (Loss) per Share - Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings (loss) per share is computed like basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Dilutive financial instruments issued or outstanding for the years ended December 31, 2024 include 60,496,041 shares of Series A Convertible Preferred Shares, 880,000 options priced at $3.00 per share expiring on October 31, 2031 and 75,000 warrants priced at $3.75 per share which expired on June 13, 2025. The of Series A Convertible Preferred Shares, were converted into common shares in October of 2025 and the 880,000 options priced at $3.00 per share were forfeited in November 2025 in exchange for stock grants which where distributed in January 2026.

There were no dilutive financial instruments issued or outstanding for the year ended December 31, 2025.

Fair Value of Financial Instruments – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets.

F-46

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts reported in the balance sheet of cash, other receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of notes receivable approximates their carrying value as the stated or discounted rates of the notes do reflect recent market conditions. Notes payable, related party are recorded at fair value based on several factors (see Note 9).

Notes receivable, unearned interest, and related recognition – The Company records all future payments of principal and interest on notes as notes receivable, which are then offset by the amount of any related unearned interest income. For financial statement purposes, the Company reports the net investment in the notes receivable on the consolidated balance sheet as current or long-term based on the maturity date of the underlying notes. Such net investment is comprised of the amount advanced on the loans, adjusting for net deferred loan fees or costs incurred at origination, amounts allocated to warrants received upon origination, and any payments received in advance, if applicable. The unearned interest is recognized over the term of the notes and the income portion of each note payment is calculated so as to generate a constant rate of return on the net balance outstanding. If applicable, any net deferred loan fees or costs, together with discounts recognized in connection with warrants acquired at origination, are accreted as an adjustment to yield over the term of the loan. (Note 4)

Property, Plant and Equipment – Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives or lease period of the assets whichever is shorter. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Research and Development - Research and development costs are expensed as incurred. Total research and development costs were $340,000 for the year ended December 31, 2025, and $278,000 for year ended December 31, 2024.

F-47

Goodwill – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. FASB ASC Topic 350 provides an entity with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Some of the qualitative factors considered in applying this test include consideration of macroeconomic conditions, industry and market conditions, cost factors affecting the business, and overall financial performance of the business. If, after completing the assessment, it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company will proceed to a quantitative test. If qualitative factors are not deemed sufficient to conclude that the fair value of the reporting unit more likely than not exceeds its carrying value, then a one-step approach is applied in making an evaluation. The evaluation utilizes an income approach (discounted cash flow analysis). The computations require management to make significant estimates and assumptions, including, among other things, selection of comparable publicly traded companies, the discount rate applied to future earnings reflecting a weighted average cost of capital, and earnings growth assumptions. The Company believes the estimates and assumptions used in our impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not an impairment is indicated. A discounted cash flow analysis requires management to make various assumptions about future sales, operating margins, capital expenditures, working capital, and growth rates. Cash flow projections are derived from one-year budgeted amounts plus an estimate of later period cash flows, all of which are determined by management. Subsequent period cash flows are developed for each reporting unit using growth rates that management believes are reasonably likely to occur. Impairment of goodwill is measured as the excess of the carrying amount of goodwill over the fair values of recognized and unrecognized assets and liabilities of the reporting unit. Projected cash flows, evaluated using a 26.3% discount rate and 3.0% terminal growth, indicated equity fair value far below the carrying amount, driven by limited historical revenues and sustained operating losses. Additional working-capital and related-party debt balance considerations further reduced equity value in the analysis.

Taken together, these factors constituted triggering events and supported recording a goodwill impairment in the amount of $25,093,000 as of December 31, 2024, representing the full goodwill balance. Goodwill is $0 as of December 31, 2025.

Intangible Assets - The estimated fair values of acquired intangibles are generally determined based upon future economic benefits such as earnings and cash flows. Acquired identifiable intangible assets are recorded at fair value and are amortized over their estimated useful lives. Acquired intangible assets with an indefinite life are not amortized but are reviewed for impairment at least annually as of December 31st, or more frequently whenever events or changes in circumstances indicate that the carrying amounts of those assets are below their estimated fair values. Impairment is tested under ASC 350. No impairment was recognized as of year ended December 31, 2025 or the year ended December 31, 2024 (Note 7).

Recoverability of Long-Lived Assets - We evaluate long-lived assets such as property, equipment and definite lived intangible assets, such as patents, for impairment whenever events or circumstances indicate that the carrying value of the assets recognized in our financial statements may not be recoverable. Factors that we consider include whether there has been a significant decrease in the market value of an asset, a significant change in the way an asset is being utilized, or a significant change, delay or departure in our strategy for that asset, or a significant change in the macroeconomic environment, such as the impact of the COVID-19 pandemic. Our assessment of the recoverability of long-lived assets involves significant judgment and estimation. These assessments reflect our assumptions, which, we believe, are consistent with the assumptions hypothetical marketplace participants use. Factors that we must estimate when performing recoverability and impairment tests include, among others, forecasted revenue, margin costs and the economic life of the asset. If impairment is indicated, we determine if the total estimated future cash flows on an undiscounted basis are less than the carrying amounts of the asset or assets. If so, an impairment loss is measured and recognized.

Our impairment loss calculations require that we apply judgment in identifying asset groups, estimating future cash flows, determining asset fair values, and estimating asset’s useful lives. The Company reviews identifiable amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. Based on the uncertainty of forecasts inherent with a new product, events such as the failure to generate forecasted revenue from new products could result in a non-cash impairment in future periods.

Due to related party - The Company has amounts due to DSS, a related party, resulting from funding advances and shared expenses in the ordinary course of business. As of December 31, 2025, and December 31, 2024, amounts due to the related party totaled $ 621,000 and $399,000, respectively. The amounts are non-interest bearing. and are due upon demand.

Revenue - The Company has adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”). The Company enters into licensing and development agreements with collaborators for the development of its technologies. The terms of these agreements contain multiple performance obligations which may include (i) licenses, or options to obtain licenses, to the Company’s technology, (ii) rights to future technological improvements, and/or (iii) research activities to be performed on behalf of the collaborative partner. Payments to the Company under these agreements may include upfront fees, option fees, exercise fees, payments based upon the achievement of certain milestones, and royalties on product sales. Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under the agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when or as the performance obligation is satisfied at a specific point in time.

F-48

The Company recognizes its revenue on the sale of its Celios technology based on when the product is shipped to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for shipped product. Sales and other taxes billed and collected from customers are excluded from revenue.

Provision for Credit Losses - The Company adopted amended accounting guidance ASC Topic 326 which requires an allowance for credit losses to be deducted from the amortized cost basis of financial assets to present the net carrying value at the amount that is expected to be collected over the contractual term of the asset considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. In estimating expected losses in the loan and lease portfolio, borrower-specific financial data and macro-economic assumptions are utilized to project losses over a reasonable and supportable forecast period. Assumptions and judgment are applied to measure amounts and timing of expected future cash flows, collateral values and other factors used to determine the borrowers’ abilities to repay obligations. After the forecast period, the Company utilizes longer-term historical loss experience to estimate losses over the remaining contractual life of the loans. As of December 31, 2025 and 2024 the Company has deemed that no reserve on credit losses were necessary.

Acquisitions - Acquisition of assets are recorded at their relative fair value based on total accumulated costs of the acquisition. Direct acquisition-related costs are expensed as incurred. This includes all costs related to finding, analyzing and negotiating a transaction. The allocation of the purchase price is an area that requires judgment and significant estimates. Tangible and intangible assets include land, building and improvements, furniture, fixtures and equipment, acquired above market and below market leases, in-place lease value (if applicable). Acquisition-date fair values of assets and assumed liabilities are determined based on replacement costs, appraised values, and estimated fair values using methods like those used by independent appraisers and that use appropriate discount and/or capitalization rates and available market information.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system. Assets acquired included accounts receivable valued at approximately $4,000, prepaid assets of approximately $2,000, inventory valued at approximately $489,000, and intellectual property of the Celios air purification system of approximately $325,000, inclusive of a $330,000 premium paid for the assets acquired. This premium of $330,000 is accounted for in accordance with ASC 805-50, when assets are transferred between entities under common control, the premium should not be recorded as an asset or as part of the transaction price.

Continuing Operations and Going Concern - The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

To continue as a going concern the Company is exploring several options to raise capital including but not limited to, capital raises via its listing on the NYSE American under the ticker symbol IBO as well as debt financing. Although there is no certainty that management plans will be able to satisfy the requirements to continue operating as a going concern, management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

Segment Reporting - In November 2023, the FASB issued ASC 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires enhanced segment disclosures, including expanded information about significant segment expenses, other segment items, and the chief operating decision maker’s use of reported segment information. The amendments also apply to public entities with a single reportable segment and do not change how the Company identifies its operating segments, aggregates operating segments, or determines its reportable segments. The amendments are effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 effective January 1, 2024. Adoption of the standard did not affect the Company’s consolidated financial position, results of operations, or cash flows, but did require expanded disclosures in the notes to the consolidated financial statements related to its single reportable segment.

Income Taxes - In December 2023, the FASB issued ASC 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires enhanced annual income tax disclosures, including additional disaggregation of rate reconciliation information and income taxes paid. The Company adopted ASU 2023-09 effective January 1, 2025. Adoption of the standard did not impact the Company’s consolidated financial position, results of operations, or cash flows, but did require expanded income tax disclosures in the notes to the consolidated financial statements

Recent Accounting Standards - The Financial Accounting Standards Board (FASB) issues various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. There are several new accounting pronouncements issued by FASB which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of December 31, 2025, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Disaggregation of Income Statement Expenses (“DISE”). ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. With the exception of expanding disclosures to include more granular income statement expense categories, we do not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which amends the guidance related to the measurement of credit losses for accounts receivable and contract assets. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently reviewing the provisions of this guidance, has not yet adopted the standard, and does not currently expect adoption of ASU 2025-05 to have a material effect on its consolidated financial statements.

F-49

3. FINANCIAL INSTRUMENTS

Cash, Note payable, related party

The following tables show the Company’s cash, cash equivalents, and note payable, related party by significant investment category as of:

	December 31, 2025
	Adjusted Cost	Unrealized (Gain)/Loss	Fair Value	Cash and Cash Equivalents	Note Payable, Related Party
Cash	$3,000	$-	$3,000	$3,000	$-
Total	$3,000	$-	$3,000	$3,000	$-

	December 31, 2024
	Adjusted Cost	Unrealized (Gain)/Loss	Fair Value	Cash and Cash Equivalents	Note Payable, Related Party
Cash	$1,999,000	$-	$1,999,000	$1,999,000	$-
Level 2
Note payable, related party	13,946,000	(5,068,000)	8,878,000	-	8,878,000
Total	$15,945,000	$(5,068,000)	$10,877,000	$1,999,000	$8,878,000

4. NOTES RECEIVABLE

On February 19, 2021, Impact BioMedical, Inc, entered into a promissory note with an individual. The Company loaned the principal sum of $206,000, with interest at a rate of 6.5%, and maturity date of August 19, 2022 later amended to February 19, 2026. Monthly payments are due on the twenty-first day of each month and continuing each month thereafter until February 19, 2026. This note is secured by certain real property situated in Collier County, Florida. The outstanding principal and interest as of December 31, 2025 is approximately $198,000 and is classified in Current portion of notes receivable on the accompanying consolidated balance sheet. The outstanding principal and interest as of December 31, 2024, approximately $201,000 with $184,000 classified in Current portion of notes receivable and $17,000 classified as Notes receivable on the accompanying consolidated balance sheet. The maturity date of this note is currently being renegotiated.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses at December 31, 2025 of $142,000 driven by $140,000 of prepaid insurance. Prepaid expenses at December 31, 2024 of $265,000 driven by $263,000 of prepaid insurance.

6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following as of:

	Estimated	December 31,	December 31,
	Useful Life	2025	2024
Machinery and equipment	5-10 years	$-	$30,000
Total Cost		-	30,000
Less accumulated depreciation		-	13,000
Property, plant and equipment, net		$-	$17,000

Depreciation expense for the years ended December 31, 2025 and 2024 were approximately $6,000 and $7,000, respectively. As of December 31, 2025 the company disposed of its machinery and equipment and recorded a loss of $12,000.

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7. INTANGIBLE ASSETS

The definite-lived intangible assets, to be amortized over 20 years, balances, and activity for the year ended December 31, 2025 and year ended December 31, 2024 consisted of the following:

		2025			2024
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology assets	20 years	$22,260,000	$5,566,000	16,694,000	$22,260,000	$4,452,000	17,808,000
Acquired assets	1 -17 years	$325,000	$25,000	300,000	$-	$-	-
		$22,585,000	$5,591,000	$16,994,000	$22,260,000	$4,452,000	$17,808,000

The following table represents future amortization of developed technologies for the years ending December 31:

2026	$1,138,000
2027	$1,137,000
2028	$1,130,000
2029	$1,130,000
2030	$1,130,000
thereafter	$11,329,000

8. INVENTORY

Inventory consisted of the following as of December 31:

	December 31, 2025	December 31, 2024
Finished Goods	$63,000	$-
	63,000	-
Less allowance for obsolescence	-	-
	$63,000	$-

9. NOTE PAYABLE, RELATED PARTY

On December 31, 2020, and later amended, the Company executed a Revolving Promissory Note (“Note”) with DSS, a related party, which accrues interest at a rate of 4.25% and is due in full at the maturity date of September 30, 2030. The Note was further amended on July 24, 2024 with an effective date of September 16, 2024 to i) allow the Company to pay certain principal and/or interest payments owing under the repayment terms in an exchange for potential of equity in the Company, ii) change the quarterly interest due dates to the last day of each calendar quarter (i.e. December 31, March 31, June 30 and September 30), iii) to adjust the On Demand feature so that it starts after the 24th month, iv) continue the planned repayment program commencing on the 37th month and on the last day of each month thereafter through August 31, 2030 to pay a fixed monthly payment of $126,381, v) to continue the scheduled maturity date of September 30, 2030, and vi) adjusts the interest rate to be the WSJ Prime Rate plus 0.50%. This Note is secured by the assets of the Company. As of December 31, 2024 the outstanding balance, inclusive of interest was $8,878,000 (net of change in fair value of the Note of $5,068,000) The $8,878,000 is recorded in Note payable, related party at December 31, 2024. On October 16, 2025, the Company converted its Note payable, related party to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender) which represents a calculation of the outstanding principal and interest approximating $15 million and a stock price utilizing a 10-day Vwap as of June 18, 2025. There are no restrictions placed on the disposition of these shares. As a result of the conversion, the Company recorded a Change in fair value of the note payable, related party of $9,388,000 which is included on the accompanying statement of consolidated operations.

The Company accounts for this Note as a liability under ASC 480, Distinguishing Liabilities form Equity (“ASC 480”). In accordance with ASC 825-10, the carrying value of the Note will be recorded at fair value and will be remeasured at each reporting period with the changes in fair value recognized in earnings.

10. STOCKHOLDERS’ EQUITY

On October 31, 2023, the Company effected a reverse stock split of 1 for 55. As of December 31, 2024 there were 3,877,282,251 shares of our Common Stock issued and outstanding which was converted to 70,496,041 shares. Also on October 31, 2023, DSS BioHealth Securities, Inc., the Company’s largest shareholder converted 60,496,041 shares of Common Stock into 60,496,041 shares of Series A Convertible Preferred Shares, reducing its ownership of the Company’s Common Stock from approximately 88% to approximately 12%. On October 16, 2025, DSS BioHealth Security, Inc., elected to convert its 60,496,041 shares of Series A Convertible Preferred Stock into 60,496,041 shares of Impact’s Common Stock. This conversion was approved by Impact’s Board of Directors and Audit Committee.

F-51

On September 16, 2024, Impact Biomedical Inc., entered into an underwriting agreement (the “Underwriting Agreement”) with Revere Securities, LLC., as representative (the “Representative”) of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters in a firm commitment initial public offering (the “Offering”) an aggregate of 1,500,000 of the Company’s shares of common stock, par value $0.001 per share at a public offering price of $3.00 per share. On September 17, 2024, the Company closed the Offering. The total net proceeds to the Company from the Offering, after deducting discounts, expenses allowance and expenses, was approximately $3,726,000. A final prospectus relating to this Offering was filed with the Commission on September 16, 2024. The shares of Common Stock were approved to list on the NYSE American under the symbol “IBO” and began trading there on September 16, 2024. The Company also issued warrants to the Representative and its affiliates (the “Representative’s Warrants”) warrants to purchase the number of shares of Common Stock in the aggregate equal to 5% of the Common Stock to be issued and sold in this offering (including any Shares of Common Stock sold upon exercise of the over-allotment option, if applicable). The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time, in whole or in part, commencing nine (9) months from the date of commencement of sales of the offering and ending on the third anniversary thereof. As of December 31, 2024 only the 1,500,000 shares included in the Offering are freely tradable on the NYSE. The remaining 9,997,703 are restricted from trading for 180 days from the Offering date. As December 31, 2025, all shares are free from restriction for trading.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP.

On February 26, 2025, the Company issued 36,433 shares of the Company’s common stock as payment of legal fees incurred associated with the Company’s initial public offering (“IPO”), registration of shares associated with its equity incentive plan as well as other related services.

On September 23, 2025, the Company issued 100,000 shares of the Company’s common stock as payment of legal fees incurred associated with the Company’s merger and share exchange agreement with Dr. Ashleys Limited.

On October 16, 2025, the Company converted its Note payable, related party (Note 9) to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender).

Equity Incentive Plan – During 2023, the Company’s shareholders adopted the 2023 Employee, Director and Consultant Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides for the issuance of an initial 18,762,000 shares of common stock authorized to be issued for grants of options, restricted stock and other forms of equity to employees, directors and consultants. In addition, on the first day of each calendar year, for a period of not more than ten (10) years, commencing January 1, 2025, or the first business day of the calendar year if the first day of the calendar year falls on a Saturday or Sunday, the shares available under this plan will automatically increase in an amount equal to the lesser of (i) two percent (2%) of the total number of shares of Common Stock outstanding as of December 31 of the preceding fiscal year or (ii) such number of shares of Common Stock as determined by the Board of Directors. Under the terms of the 2023 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment (“ISOs”) under Section 422A of the Internal Revenue Code, or options which do not qualify (“NQSOs”). As of December 31, 2025, there are 18,037,079 shares available under this plan. As of December 31, 2024, there are 18,037,079 shares available under this plan.

Stock-Based Compensation – The Company records stock-based payment expense related to options and warrants based on the grant date fair value in accordance with FASB ASC 718. Stock-based compensation includes expense charges for all stock-based awards to employees, directors and consultants. Such awards include option grants, warrant grants, and restricted stock awards. On October 1, 2024, 880,000 option grants with a purchase price of $3.00 per share were awarded to certain officers, directors and consultants of the Company. These options have various vesting periods, and all expire on October 31, 2031. These options were forfeited in December 2025. The Company recorded stock-based compensation expense of approximately $13,000 and $19,000 for the year ended December 31, 2025 and 2024, respectively, and is included in Sales, general and administrative compensation (inclusive of stock based compensation) on the accompanying Statement of Operations.

F-52

11. INCOME TAXES

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to reverse or such carryforwards are expected to be utilized.

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for the amount of tax benefits which are not expected to be realized.

The components of income tax benefit for the years ended December 31, 2025, and 2024 are as follows:

Income Tax Expense (Benefit)	Year Ended December 31, 2025	Year Ended December 31, 2024
Current tax payable
Federal	$-	$-
State	-	-
Total current tax payable	-	-
Deferred tax
Federal	(1,998,000)	30,000
State	(264,000)	3,000
Total deferred tax	(2,262,000)	33,000
Less increase in valuation allowance	(318,000)	-
Total income tax (benefit) expense	$(2,580,000)	$33,000

Individual components of deferred tax assets and liabilities are approximately as follows:

Deferred Tax Assets & Liabilities:
Deferred Tax assets:
Impairment of investment	$1,050,000	$929,000
Research & development cost	-	519,000
Compensation	36,000	18,000
Net Operating loss	4,344,000	2,950,000
Gross deferred tax assets	5,430,000	4,416,000

Deferred tax liability:
Note payable, related party FMV adjustment	-	(1,148,000)
Intangible assets	(3,744,000)	(3,912,000)
Gross deferred tax liability	(3,744,000)	(5,060,000)

Less valuation allowance	(2,374,000)	(2,625,000)
Net deferred tax liability	$(688,000)	$(3,269,000)

	2025		2024
Statutory United States federal rate	$(3,028,000)	21.0%	$(5,240,000)	21.0%
State income taxes effective rate change	$66,000	-0.5%	$-	0.0%
State income taxes net of federal benefit	$(208,000)	1.4%	$3,000	0.0%
Permanent differences	$908,000	-6.3%	$5,270,000	-21.1%
Change in valuation allowance	$(318,000)	2.2%	$-	0.0%

Effective rate	$(2,580,000)	17.9%	$33,000	-0.1%

As of December 31, 2025, and 2024, the Company has net operating loss carry forwards of approximately $18,702,000 and $13,020,000 respectively. The Company does not have other temporary differences associated with the amortization of intangible assets. As of December 31, 2025, and 2024, the total deferred tax assets carry-forward were $5,430,000 and $4,416,000, respectively. The deferred tax assets could be carried forward indefinitely. The full utilization of the deferred tax assets in the future is dependent upon the Company’s ability to generate taxable income. Considering the development stage of the Company, management believed that it was probable that the Company would not use the entirety of its tax assets in the near future. Accordingly, a valuation allowance of approximately $2,374,000 has been established.

The Company recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2025 and 2024 the Company recognized no interest and penalties.

F-53

12. COMMITMENTS AND CONTINGENCIES

On August 15, 2018, the Company entered into Royalty Agreement with Chemia Corporation (“Chemia”) pursuant to which Chemia transferred to the Company all of its right to 3F (Functional Fragrance Formulation). This agreement has a 20-year term and auto renews for a period of 1 year unless mutually agreed upon by both parties. 3F consists of 3F Mosquito Repellant and 3F Anti-Viral formulations. Based on the Royalty Agreement, the Company should cover all the costs to prepare and finalize necessary patent application and other intellectual property related to 3F. Chemia agreed to support the Company in efforts leading to development of 3F intellectual property and it is licensing. Based on Royalty Agreement any payments received from development, sales, licensing or transfer of 3F technology will be paid 50% to the Company and 50% to Chemia. On November 27, 2018, Company and Chemia signed an Addendum to Royalty Agreement (“Addendum”), according to which the Company granted Chemia a royalty-based limited license for purposes of making and selling fragrances embodying the 3F technology. Based on the Addendum, Chemia should pay the Company 5% of net sales in royalty. On November 8, 2019, both companies entered into Amendment no.1 to Royalty Agreement, based on which certain expenses borne by the Company towards patent application and licensing should be reimbursed to the Company before any royalty payments are made. For the years ended December 31, 2025 and 2024, there were no reimbursements or royalties paid to the Company and the Company cannot be assured that Chemia’s efforts will end up in any future sales of the technology.

On March 19, 2022, Impact BioMedical entered into a License Agreement (“Equivir License”) with a third-party (“Licensee”) where the Licensor is granted the right, amongst other things, to develop, commercialize, and sell the Company’s Equivir technology. In exchange, the Licensee shall pay the Company a royalty of 5.5% of net sales. Under the terms of the Equivir Agreement, the Company shall reimburse the Licensee for 50% of the development costs provided that the development costs shall not exceed $1,250,000. As of December 31, 2025 and December 31, 2024, a liability of $0 has been recorded in relation to the Equivir License.

Employment Agreements – Impact BioMedical has an employment agreement with it CEO Frank Heuszel in which Mr. Heuszel’s agreement contains a mandatory bonus clause of $150,000 for the first year of the employment term, $100,000 for the second year of the employment term, and $100,000 for the third year of the employment term. As of December 31, 2024, approximately $38,000 is accrued for year one of Mr. Heuszel’s bonus. As of December 31, 2025, approximately $96,000 is accrued for year one of Mr. Heuszel’s bonus and $25,000 for the second year of Mr. Heuszel’s bonus.

Contingent Litigation Payments – The Company retains the services of professional service providers, including law firms that specialize in intellectual property licensing, enforcement and patent law. These service providers are often retained on an hourly, monthly, project, contingent or a blended fee basis. In contingency fee arrangements, a portion of the legal fee is based on predetermined milestones or the Company’s actual collection of funds. The Company accrues contingent fees when it is probable that the milestones will be achieved, and the fees can be reasonably estimated. As of December 31, 2025, the Company had not accrued any contingent legal fees pursuant to these arrangements.

Contingent Payments – The Company is not party to any agreements with funding partners who have rights to portions of intellectual property monetization proceeds that the Company receives.

F-54

13. RELATED PARTY TRANSACTIONS

General and Administrative Costs

There are certain general and administrative costs incurred by DSS, a related party, on behalf of the Company which are passed through to the Company on a monthly basis. These costs consist of primarily payroll costs for certain DSS employees and are allocated based on estimated time spent on behalf of the Company. Beginning in January 2024 and through September 2024, these costs are approximately $31,000 per month. Beginning October 2024, these costs are approximately $26,000 per month. As of December 31, 2025, the Company incurred approximately $312,000 in related expenses. As of December 31, 2024, the Company incurred approximately $357,000 in related expenses.

Note payable, related party

On December 31, 2020, and later amended, the Company executed a Revolving Promissory Note (“Note”) with DSS, a related party, which accrues interest at a rate of 4.25% and is due in full at the maturity date of September 30, 2030. The Note was further amended on July 24, 2024 with an effective date of September 16, 2024 to i) allow the Company to pay certain principal and/or interest payments owing under the repayment terms in an exchange for potential of equity in the Company, ii) change the quarterly interest due dates to the last day of each calendar quarter (i.e. December 31, March 31, June 30 and September 30), iii) to adjust the On Demand feature so that it starts after the 24th month, iv) continue the planned repayment program commencing on the 37th month and on the last day of each month thereafter through August 31, 2030 to pay a fixed monthly payment of $126,381, v) to continue the scheduled maturity date of September 30, 2030, and vi) adjusts the interest rate to be the WSJ Prime Rate plus 0.50%. This Note is secured by the assets of the Company. As of December 31, 2024 the outstanding balance, inclusive of interest was $8,878,000 (net of change in fair value of the Note of $5,068,000) The $8,878,000 is recorded in Note payable, related party at December 31, 2024 (Note 9). On October 16, 2025, the Company converted its Note payable, related party to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender), which represents a calculation of the outstanding principal and interest approximating $15 million and a stock price utilizing a 10-day Vwap as of June 18, 2025. There are no restrictions placed on the disposition of these shares. As a result of the conversion, the Company recorded a Change in fair value of the note payable, related party of $9,388,000 which is included on the accompanying statement of consolidated operations.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system.

Due to related party

Impact BioMedical Inc. from time to time receives funding from DSS to cover its capital needs. DSS, Inc., beneficially owns approximately 86% of the Company’s voting shares. As of December 31, 2025 and 2024, amounts due to DSS approximate $621,000 and $399,000, respectively. These balances relate to noninterest-bearing funding provided by DSS, and are unsecured,

14. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31:

	2025	2024

Cash paid for interest	$-	$-

Non-cash investing and financing activities:
Shares issued for the acquisition of DSS PureAir, Inc. assets	$1,150,000	$-
Shares issued for the professional services received	$190,000	$-
Stock based compensation	$13,000	$-
Conversion of debt to equity note payable, related party	$19,165,000	$-
Conversion of preferred shares to common stock	$60,000	$-

15. SUBSEQUENT EVENTS

The Company has evaluated all subsequent events and transactions through March 11, 2026, the date that the condensed consolidated financial statements were available to be issued and noted no subsequent events requiring financial statement recognition or disclosure other than noted below:

In January 2026, the Company granted and issued 3,200,000 shares of Common Stock to various individuals including executives, board members, audit committee members, etc. Agreement included the individuals rescinding and cancelling any and all unexercised stock options previously granted.

F-55

Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2026 (unaudited)	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$20,000	$3,000
Accounts receivable	-	5,000
Inventory	63,000	63,000
Current portion of notes receivable	199,000	198,000
Prepaid expenses and other current assets	95,000	142,000
Total current assets	377,000	411,000

Other intangible assets, net	16,709,000	16,994,000
Total assets	$17,086,000	$17,405,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$374,000	$347,000
Accrued expenses	210,000	194,000
Due to related party	1,103,000	621,000
Total current liabilities	1,687,000	1,162,000
Deferred tax liability, net	688,000	688,000
Total liabilities	2,375,000	1,850,000

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $0.001 par value; 100,000,000 shares authorized, zero shares issued and outstanding on March 31, 2026 (zero on December 31, 2025);	-	-
Common stock, $0.001 par value; 4,000,000,000 shares authorized, 107,821,231 shares issued and outstanding on March 31, 2026 (104,621,231 on December 31, 2025)	108,000	105,000
Additional paid-in capital	63,150,000	61,713,000
Accumulated deficit	(51,794,000)	(49,507,000)
Total stockholders’ equity of the Company	11,464,000	12,311,000
Non-controlling interest in subsidiaries	3,247,000	3,244,000
Total stockholders’ equity	14,711,000	15,555,000

Total liabilities and stockholders’ equity	$17,086,000	$17,405,000

See accompanying notes to the condensed consolidated financial statements.

F-56

Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended March 31,
	2026	2025
Revenue:
Biotech retail sales	$7,000	$-
Total revenue	7,000	-

Costs and expenses:
Sales, general and administrative compensation (inclusive of stock-based compensation)	1,620,000	248,000
Sales and marketing	1,000	19,000
Professional Fees	258,000	223,000
Research and development	46,000	103,000
Depreciation and Amortization	285,000	283,000
Rent and utilities	19,000	19,000
Other operating expenses	67,000	115,000
Total costs and expenses	2,296,000	1,010,000
Operating loss	(2,289,000)	(1,010,000)

Other income (expense):
Interest income	5,000	3,000
Interest expense	-	(271,000)
Loss from operations before income taxes	(2,284,000)	(1,278,000)

Income tax benefit	-	-
Net loss	$(2,284,000)	$(1,278,000)

Loss (income) from operations attributed to noncontrolling interest	(3,000)	11,000

Net loss attributable to common stockholders	$(2,287,000)	$(1,267,000)

Loss per common share:
Basic	$(0.02)	$(0.11)
Diluted	$(0.02)	$(0.11)

Shares used in computing loss per common share:
Basic	107,785,675	12,062,743
Diluted	107,785,675	12,062,743

See accompanying notes to the condensed consolidated financial statements.

F-57

Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ (Deficit) Equity

(unaudited)

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Impact	Non- controlling Interest in
	Share	Amount	Share	Amount	Capital	Deficit	Equity	Subsidiary	Total
Balance, December 31, 2024	11,503,955	$11,000	60,496,041	$60,000	$41,559,000	$(37,669,000)	$3,961,000	3,276,000	$7,237,000
							-
Acquisition of DSS PureAir	545,024	1,000	-	-	819,000	-	820,000	-	820,000
Issuance of common stock for professional services	36,433	-	-	-	29,000	-	29,000	-	29,000
Stock-based payments	-	-	-	-	2,000	-	2,000	-	2,000
Net loss	-	-	-	-	-	(1,267,000)	(1,267,000)	(11,000)	(1,278,000)
Balance, March 31, 2025	12,085,412	$12,000	60,496,041	$60,000	$42,409,000	$(38,936,000)	$3,545,000	$3,265,000	$6,810,000

Balance, December 31, 2025	104,621,231	$105,000	-	$-	$61,713,000	$(49,507,000)	$12,311,000	$3,244,000	$15,555,000

Stock-based compensation	3,200,000	3,000			1,437,000		1,440,000	-	1,440,000
Net loss	-	-	-	-	-	(2,287,000)	(2,287,000)	3,000	(2,284,000)
Balance, March 31, 2026	107,821,231	$108,000	-	$-	$63,150,000	$(51,794,000)	$11,464,000	$3,247,000	$14,711,000

See accompanying notes to the condensed consolidated financial statements.

F-58

Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31,

(unaudited)

	2026	2025
Cash flows from operating activities:
Net loss from operations	$(2,284,000)	$(1,278,000)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	285,000	283,000
Stock-based compensation	1,440,000	2,000
Stock-based payment for professional services received	-	29,000
Accrued interest on notes payable	-	271,000
Decrease in assets:
Accounts receivable	5,000	-
Prepaid expenses and other current assets	47,000	97,000
Increase (decrease) in liabilities:
Accounts payable	27,000	(98,000)
Accrued expenses	16,000	12,000
Net cash used by operating activities	(464,000)	(682,000)

Cash flows from investing activities:

Borrowings on notes receivable	(1,000)	-
Payments received on notes receivable	-	1,000
Net cash (used) provided by investing activities	(1,000)	1,000

Cash flows from financing activities:
Borrowings from related party	482,000	-
Net provided by financing activities	482,000	-

Net increase (decrease) in cash	17,000	(681,000)
Cash and cash equivalents at beginning of period	3,000	1,999,000
Cash and cash equivalents at end of period	$20,000	$1,318,000

See accompanying notes to the condensed consolidated financial statements.

F-59

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note 1. Nature of Operations and Basis of Presentation

Nature of Operations

Impact BioMedical, Inc., incorporated in the State of Nevada on October 16, 2018 (the “Company”, “Impact BioMedical”, “We”, “IBO”), discovers, confirms, and patents unique science and technologies which can be developed into new offerings in human healthcare and wellness in collaboration with external partners through licensing, co-development, joint ventures, and other relationships. By leveraging technology and new science with strategic partnerships, we provide advances in biopharmaceuticals, over the counter direct to consumer wellness offerings, and drug discovery for the prevention, inhibition, and treatment of neurological, oncologic, and inflammatory diseases. In addition to our existing efforts, we continually search for, and evaluate, other potential new offerings to add to our portfolio.

Our business model includes partnering and potentially direct sales for commercialization and distribution. Potential licensors and development partners include pharmaceutical, consumer packaged goods companies and others, who would commercialize IBO technologies in exchange for milestone, and royalty payments. Currently, our operations are conducted, and our assets are owned through our principal subsidiaries: (i) Global BioLife, Inc. (“Global BioLife”), which was incorporated on April 14, 2017, (ii) Impact BioLife Science, Inc. (“Impact BioLife”), which was incorporated on August 28, 2020, (iii) Global BioMedical, Inc. (“Global BioMedical”), which was incorporated on April 18, 2017, and (iv) Sweet Sense, Inc. (“Sweet Sense”), which was incorporated on April 30, 2018.

Impact has several unique and proprietary technologies that are in continuing development:

Linebacker™

Linebacker is a platform of small molecule electrophilically enhanced polyphenol compounds with potential application in oncology (solid tumors), inflammatory disorders, and neurology. Polyphenols are substances found in many nuts, vegetables, and berries. Linebacker compounds are modified Myricetin, which is a common plant-derived flavonoid. Myricetin exhibits a wide range of activities that include strong antioxidant and anti-inflammatory activities.

Linebacker can potentially be developed as monotherapy or co-therapy to down-regulate PIM (proviral integration site for Moloney murine leukemia virus) kinase which plays a key role as an oncogene in various cancers (e.g. colon, lung, prostate, breast). Additional potential applications include inflammatory disorders and neurology.

Linebacker-1 and Linebacker-2 compounds have been licensed to ProPhase Laboratories (NASDAQ: PRPH) for development and commercialization worldwide, from which Impact Biomedical could receive future milestone and royalty payments.

Laetose™

Laetose™ technology demonstrates compelling potential in reducing caloric intake and glycemic index in foods, while also inhibiting tumor necrosis factor alpha (TNF-α), a cytokine associated with inflammatory chronic diseases (data on file with IBO).

The patented formulation has potential to inhibit the inflammatory and metabolic response of sugar alone and has potential applications in therapeutic administration to reduce or limit inflammatory or metabolic diseases (e.g., diabetes). Use of Laetose in a daily diet, compared to sugar, could result in 30% lower sugar consumption and lower caloric and glycemic index/load.

F-60

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Functional Fragrance Formulation (“3F”)

3F is a suite of “functional fragrances” containing specialized botanical ingredients (e.g., terpenes) with potential application as an antimicrobial, or as an additive in insect repellents, detergents, lotions, shampoo, fabrics and other substances to increase effectiveness. Global BioLife is seeking to commercialize this product. Together with Chemia, we are attempting to license 3F. Any potential profits from the 3F project will be split between Global BioLife and Chemia pursuant to the terms of the 20- year Royalty Agreement.

Equivir™/Equivir G

Equivir/Equivir G technology is a novel blend of FDA Generally Recognized as Safe (GRAS) eligible polyphenols (e.g. Myricetin, Hesperetin, Piperine) which have demonstrated antiviral effects with additional potential application as health supplements or medication. Polyphenols are substances found in many nuts, vegetables, and berries. Myricetin is a member of the flavonoid class of polyphenolic compounds with antioxidant properties. Hesperitin is a flavanone and Piperine is an alkaloid, commonly found in black pepper. Equivir/Equivir G is licensed to ProPhase Laboratories for development and commercialization worldwide

Emerging Technology

IBO continually evaluates additional technologies that are in various phases of development which can be advanced to patent filings and allowances. These include, and are not limited to biopharmaceuticals, indoor air quality products, preservatives, bioplastics, personalized medicine (e.g., genomics, diagnostics), nanotechnology, cannabis products and technology, pain management, and others. These activities include discussions with inventors, scientists, universities, research foundations, and other parties, which, subject to completion of diligence, and approval of the respective management, could potentially expand the offerings of IBO.

As of the date of this report, we have not generated significant revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including possible delays in our research, testing and marketing efforts or wider economic downturns.

Note 2. Summary of Significant Accounting and Reporting Policies

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments, unless otherwise indicated) necessary to present fairly our consolidated financial position as of March 31, 2026and December 31, 2025, and the results of our consolidated operations for the interim periods presented. We follow the same accounting policies when preparing quarterly financial data as we use for preparing annual data. These statements should be read in conjunction with the consolidated financial statements and the notes included in our latest annual report on Form 10-K, for the fiscal year ended December 31, 2025 (“Form 10-K”), and our other reports on file with the Securities and Exchange Commission (the “SEC”).

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among condensed consolidated subsidiaries have been eliminated. Non–controlling interest represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.

F-61

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

The condensed consolidated financial statements include all accounts of the entities as of the reporting period ending dates and for the reporting periods as follows:

Name of consolidated subsidiary	State or other jurisdiction of incorporation or organization	Date of incorporation or formation	Attributable interest as of March 31, 2026	Attributable interest as of December 31, 2025

Global BioMedical, Inc.	Nevada	April 18, 2017	90.9%	90.9%
Global BioLife, Inc.	Nevada	April 14, 2017	81.8%	81.8%
BioLife Sugar, Inc	Nevada	April 23, 2018	90.9%	90.9%
Happy Sugar Inc	Nevada	August 17, 2018	81.8%	81.8%
Sweet Sense Inc.	Nevada	April 30, 2018	95.5%	95.5%
Global Sugar Solutions Inc.	Nevada	November 7, 2019	100%	100%
Impact Biolife Science, Inc.	Nevada	April 13, 2021	100%	100%
DSS Biomedical International, Inc.	Nevada	April 9, 2021	100%	100%
DSS Biolife International, Inc.	Nevada	April 9, 2021	100%	100%

As of March 31, 2026, and December 31, 2025, the aggregate noncontrolling interest was equity of $3,247,000 and $3,244,000, respectively, which are separately disclosed on the Condensed Consolidated Balance Sheets.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revision of prior period financial statements

The Company identified and corrected immaterial classification errors in our previously reported Consolidated balance sheet as of December 31, 2025 and 2024. The correction of this error resulted in a reclassified $298,000 from additional paid-in capital to noncontrolling interests within equity to correct an immaterial prior-period classification error.

(Loss) Earnings per Share

Basic (loss) earnings per share is computed by dividing the net (loss) earnings attributable to the common stockholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed like basic (loss) earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the three months ended March 31, 2026, and the year ended December 31, 2025

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets,

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts reported in the balance sheet of cash, other receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of notes receivable approximates their carrying value as the stated or discounted rates of the notes do reflect recent market conditions.

F-62

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Accounts receivable

The Company extends credit to its customers in the normal course of business. The Company performs ongoing credit evaluations and generally does not require collateral. Payment terms are generally 30 days. The Company carries its trade accounts receivable at invoice amounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for credit losses based upon management’s estimates that include a review of the history of past write-offs and collections and an analysis of current credit conditions. In estimating expected losses in the accounts receivable portfolio, customer-specific financial data and macro-economic assumptions are utilized to project losses over a reasonable and supportable forecast period. Assumptions and judgment are applied to measure amounts and timing of expected future cash flows, collateral values and other factors used to determine the customers’ abilities to pay.

At March 31, 2026, and December 31, 2025, the Company had not established a reserve for credit losses. Accounts receivable at March 31, 2026, and December 31, 2025, was $0, and $5,000, respectively. The Company does not accrue interest on past due accounts receivable.

Notes receivable, unearned interest, and related recognition

The Company records all future payments of principal and interest on notes as notes receivable, which are then offset by the amount of any related unearned interest income. For financial statement purposes, the Company reports the net investment in the notes receivable on the condensed consolidated balance sheet as current or long-term based on the maturity date of the underlying notes. Such net investment is comprised of the amount advanced on the loans, adjusting for net deferred loan fees or costs incurred at origination, amounts allocated to warrants received upon origination, and any payments received in advance, if applicable. The unearned interest is recognized over the term of the notes and the income portion of each note payment is calculated so as to generate a constant rate of return on the net balance outstanding. If applicable, any net deferred loan fees or costs, together with discounts recognized in connection with warrants acquired at origination, are accreted as an adjustment to yield over the term of the loan. (Note 4)

Inventory

Inventories consist of filtration systems, which and are stated at the lower of cost or net realizable value on the first-in, first-out (“FIFO”) method. At the closing of each reporting period, the Company evaluates its inventory in order to adjust the inventory balance for obsolete and slow-moving items. No allowance for obsolescence was deemed necessary as of March 31, 2026, and December 31, 2025.

Intangible Assets

The estimated fair values of acquired intangibles are generally determined based upon future economic benefits such as earnings and cash flows. Acquired identifiable intangible assets are recorded at fair value and are amortized over their estimated useful lives. Acquired intangible assets with an indefinite life are not amortized but are reviewed for impairment at least annually as of December 31st, or more frequently whenever events or changes in circumstances indicate that the carrying amounts of those assets are below their estimated fair values. Impairment is tested under ASC 350. No impairment was recognized for the three months ended March 31, 2026, and 2025 (Note 6).

F-63

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Recoverability of Long-Lived Assets

We evaluate long-lived assets such as property, equipment and definite lived intangible assets, such as patents, for impairment whenever events or circumstances indicate that the carrying value of the assets recognized in our financial statements may not be recoverable. Factors that we consider include whether there has been a significant decrease in the market value of an asset, a significant change in the way an asset is being utilized, or a significant change, delay or departure in our strategy for that asset, or a significant change in the macroeconomic environment. Our assessment of the recoverability of long-lived assets involves significant judgment and estimation. These assessments reflect our assumptions, which, we believe, are consistent with the assumptions hypothetical marketplace participants use. Factors that we must estimate when performing recoverability and impairment tests include, among others, forecasted revenue, margin costs and the economic life of the asset. If impairment is indicated, we determine if the total estimated future cash flows on an undiscounted basis are less than the carrying amounts of the asset or assets. If so, an impairment loss is measured and recognized.

Our impairment loss calculations require that we apply judgment in identifying asset groups, estimating future cash flows, determining asset fair values, and estimating asset’s useful lives. The Company reviews identifiable amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. Based on the uncertainty of forecasts inherent with a new product, events such as the failure to generate forecasted revenue from new products could result in a non-cash impairment in future periods.

Due to related party

The Company has amounts due to DSS, a related party, resulting from funding advances and shared expenses in the ordinary course of business. As of March 31, 2026, and December 31, 2025, amounts due to the related party totaled $ 1,103,000 and $621,000, respectively. The amounts are non-interest bearing. and are due upon demand.

Revenue Recognition

The Company has adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”). The Company enters into licensing and development agreements with collaborators for the development of its technologies. The terms of these agreements contain multiple performance obligations which may include (i) licenses, or options to obtain licenses, to the Company’s technology, (ii) rights to future technological improvements, and/or (iii) research activities to be performed on behalf of the collaborative partner. Payments to the Company under these agreements may include upfront fees, option fees, exercise fees, payments based upon the achievement of certain milestones, and royalties on product sales. Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under the agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when or as the performance obligation is satisfied at a specific point in time.

The Company recognizes its revenue on the sale of its Celios technology when control of the Company’s Celios technology products is transferred to the customer in an amount that reflects the consideration the Company expects to receive in exchange for the product, generally when the product is shipped.

The Company’s Celios sales are retail product sales. Customer contracts generally consist of purchase orders, sales confirmations, or similar arrangements. The Company’s primary performance obligation is the delivery of the product to the customer. Revenue is recognized at a point in time, generally upon shipment or delivery, depending on the applicable terms of sale, when control, title, and risk of loss have transferred to the customer and the Company has a right to payment. The transaction price is generally fixed at the stated retail sales price, net of any applicable discounts, returns, credits, or allowances. The Company estimates variable consideration, including returns and allowances, if applicable, and includes such amounts in revenue only to the extent it is probable that a significant reversal of revenue will not occur. Sales, use, and other taxes billed to and collected from customers are excluded from revenue. Shipping and handling activities, if any, are treated as fulfillment activities. Payment terms are generally short-term, and the Company does not have significant financing components, contract assets, or contract liabilities related to its retail sales.

Provision for Credit Losses

The Company adopted amended accounting guidance ASC Topic 326 which requires an allowance for credit losses to be deducted from the amortized cost basis of financial assets to present the net carrying value at the amount that is expected to be collected over the contractual term of the asset considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. In estimating expected losses in the loan and lease portfolio, borrower-specific financial data and macro-economic assumptions are utilized to project losses over a reasonable and supportable forecast period. Assumptions and judgment are applied to measure amounts and timing of expected future cash flows, collateral values and other factors used to determine the borrowers’ abilities to repay obligations. After the forecast period, the Company utilizes longer-term historical loss experience to estimate losses over the remaining contractual life of the loans. As of March 31, 2026 and December 31, 2025 the Company has deemed that no reserve on credit losses were necessary.

F-64

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Share-Based Payments

Compensation cost for stock awards are measured at fair value and the Company recognizes compensation expense over the service period for which awards are expected to vest. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of subjective assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. For equity instruments issued to consultants and vendors in exchange for goods and services the Company determines the measurement date for the fair value of the equity instruments issued at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. The Company record stock-based compensation expense of approximately $1,440,000 and $2,000 for the three months ended March 31, 2026 and 2025, respectively and is included in Sales, general and administrative compensation (inclusive of stock-based compensation) on the accompanying Statement of Operations.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $46,000 and $103,000 for the three months ended March 31, 2026, and 2025, respectively.

Acquisitions

Acquisition of assets are recorded at their relative fair value based on total accumulated costs of the acquisition. Direct acquisition-related costs are expensed as incurred. This includes all costs related to finding, analyzing and negotiating a transaction. The allocation of the purchase price is an area that requires judgment and significant estimates. Tangible and intangible assets include land, building and improvements, furniture, fixtures and equipment, acquired above market and below market leases, in-place lease value (if applicable). Acquisition-date fair values of assets and assumed liabilities are determined based on replacement costs, appraised values, and estimated fair values using methods like those used by independent appraisers and that use appropriate discount and/or capitalization rates and available market information.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system. Assets acquired included accounts receivable valued at approximately $4,000, prepaid assets of approximately $2,000, inventory valued at approximately $489,000, and intellectual property of the Celios air purification system of approximately $325,000, inclusive of a $330,000 premium paid for the assets acquired. This premium of $330,000 is accounted for in accordance with ASC 805-50, when assets are transferred between entities under common control, the premium should not be recorded as an asset or as part of the transaction price.

F-65

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Operations and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

To continue as a going concern the Company is exploring several options to raise capital including but not limited to, capital raises via its listing on the NYSE American under the ticker symbol IBO as well as debt financing. Although there is no certainty that management plans will be able to satisfy the requirements to continue operating as a going concern, management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

Recent Accounting Standards

The Financial Accounting Standards Board (FASB) issues various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. There are several new accounting pronouncements issued by FASB which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of March 31, 2026, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Disaggregation of Income Statement Expenses (“DISE”). ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. With the exception of expanding disclosures to include more granular income statement expense categories, we do not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which amends the guidance related to the measurement of credit losses for accounts receivable and contract assets. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company has adopted this standard and no material effect on its consolidated financial statements has resulted.

F-66

Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note 3. Inventory

Inventory consisted of the following as of:

	March 31, 2026	December 31, 2025
Finished Goods	$63,000	$63,000
Less allowance for obsolescence	-	-
	$63,000	$63,000

Note 4. Notes Receivable

On February 19, 2021, Impact BioMedical, Inc, entered into a promissory note with an individual. The Company loaned the principal sum of $206,000, with interest at a rate of 6.5%, and maturity date of August 19, 2022 later amended to February 19, 2026. Monthly payments are due on the twenty-first day of each month and continuing each month thereafter until February 19, 2026. This note is secured by certain real property situated in Collier County, Florida. The outstanding principal and interest as of March 31, 2026, approximately $199,000 with $199,000 classified in Current portion of notes receivable on the accompanying consolidated balance sheet. The outstanding principal and interest as of December 31, 2025 is approximately $198,000 and is classified in Current portion of notes receivable on the accompanying consolidated balance sheet. The maturity date of this note is currently being renegotiated.

Note 5. Financial Instruments

Cash

The following tables show the Company’s cash, and cash equivalents, by significant investment category as of:

	March 31, 2026
	Adjusted Cost	Unrealized (Gain)/Loss	Fair Value	Cash and Cash Equivalents	Note Payable, Related Party
Cash	$20,000	$-	$20,000	$20,000	$-
Total	$20,000	$-	$20,000	$20,000	$-

	December 31, 2025
	Adjusted Cost	Unrealized (Gain)/Loss	Fair Value	Cash and Cash Equivalents	Note Payable, Related Party
Cash	$3,000	$-	$3,000	$3,000	$-
Total	$3,000	$-	$3,000	$3,000	$-

Note 6. Intangible Assets

The definite-lived intangible assets, to be amortized between 1 and 20 years, balances, and activity for the three months ended March 31, 2026 and year ended December 31, 2025 consisted of the following:

		March 31, 2026			December 31, 2025
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology assets	20 years	$22,260,000	$5,843,000	16,417,000	$22,260,000	$5,566,000	16,694,000
Acquired assets	1 -17 years	$325,000	$33,000	292,000	$325,000	$25,000	300,000
		$22,585,000	$5,876,000	$16,709,000	$22,585,000	$5,591,000	$16,994,000

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Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Amortization expense for the three months ended March 31, 2026 and 2025 was approximately $285,000 and $281,000, respectively.

The following table represents future amortization of developed technologies for the years ending December 31:

2027	$1,138,000
2028	$1,145,000
2029	$1,130,000
2030	$1,130,000
2031	$1,130,000
thereafter	$11,036,000

Note 7. Stockholders’ Equity

On October 31, 2023, DSS BioHealth Securities, Inc., the Company’s largest shareholder converted 60,496,041 shares of Common Stock into 60,496,041 shares of Series A Convertible Preferred Shares, reducing its ownership of the Company’s Common Stock from approximately 88% to approximately 12%. On October 16, 2025, DSS BioHealth Security, Inc., elected to convert its 60,496,041 shares of Series A Convertible Preferred Stock into 60,496,041 shares of Impact’s Common Stock. This conversion was approved by Impact’s Board of Directors and Audit Committee.

The Company records stock-based payment expense related to options and warrants based on the grant date fair value in accordance with FASB ASC 718. Stock-based compensation includes expense charges for all stock-based awards to employees, directors and consultants. Such awards include option grants, warrant grants, and restricted stock awards. On October 1, 2024, 880,000 option grants with a purchase price of $3.00 per share were awarded to certain officers, directors and consultants of the Company. These options have various vesting periods, and all expire on October 31, 2031. Potential proceeds of these grants is $2,640,000 and are fair valued using a Black-Scholes model at approximately $50,000. The Company records stock-based compensation expense of approximately $2,000 for the three months ended March 31, 2025, and is included in Sales, general and administrative compensation (inclusive of stock-based compensation) on the accompanying Condensed Consolidated Statement of Operations. These options were forfeited during the fourth quarter of 2025.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system.

On February 26, 2025, the Company issued 36,433 shares of the Company’s common stock as payment of legal fees incurred associated with the Company’s initial public offering (“IPO”), registration of shares associated with its equity incentive plan as well as other related services.

On September 23, 2025, the Company issued 100,000 shares of the Company’s common stock as payment of legal fees incurred associated with the Company’s merger and share exchange agreement with Dr. Ashleys Limited.

On October 16, 2025, the Company converted its Note payable, related party (Note 8) to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender).

In January 2026, the Company granted and issued 3,200,000 shares of Common Stock to various individuals including executives, board members, audit committee members, etc. The agreement included the individuals rescinding and cancelling any and all unexercised stock options previously granted. The Company recorded stock-based compensation expense of approximately $1,440,000 for the three months ended March 31, 2026, and is included in Sales, general and administrative compensation (inclusive of stock-based compensation) on the accompanying Condensed Consolidated Statement of Operations

Note 8. Related Party Transactions

General and Administrative Costs

There are certain general and administrative costs incurred by DSS, a related party, on behalf of the Company which are passed through to the Company on a monthly basis. These costs consist of primarily payroll costs for certain DSS employees and are allocated based on estimated time spent on behalf of the Company. For the three months ended March 31, 2026, the Company incurred approximately $40,000 in related expenses. For the three months ended March 31, 2025, the Company incurred approximately $78,000 in related expenses.

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Impact Biomedical, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note payable, related party

On December 31, 2020, and later amended, the Company executed a Revolving Promissory Note (“Note”) with DSS, a related party, which accrues interest at a rate of 4.25% and is due in full at the maturity date of September 30, 2030. The Note was further amended on July 24, 2024 with an effective date of September 16, 2024 to i) allow the Company to pay certain principal and/or interest payments owing under the repayment terms in an exchange for potential of equity in the Company, ii) change the quarterly interest due dates to the last day of each calendar quarter (i.e. December 31, March 31, September 30 and September 30), iii) to adjust the On Demand feature so that it starts after the 24th month, iv) continue the planned repayment program commencing on the 37th month and on the last day of each month thereafter through August 31, 2030 to pay a fixed monthly payment of $126,381, v) to continue the scheduled maturity date of September 30, 2030, and vi) adjusts the interest rate to be the WSJ Prime Rate plus 0.50%. This Note is secured by the assets of the Company. As of March 31, 2025, the outstanding balance, inclusive of interest was $9,141,000 (net of change in fair value of the Note of $5,068,000). The $9,141,000 is recorded in Note payable, related party a March 31, 2025. On October 16, 2025, the Company converted its Note payable, related party to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender), which represents a calculation of the outstanding principal and interest approximating $15 million and a stock price utilizing a 10-day Vwap as of June 18, 2025. There are no restrictions placed on the disposition of these shares. As a result of the conversion, the Company recorded a Change in fair value of the note payable, related party of $9,388,000 which is included on the accompanying statement of consolidated operations as of December 31, 2025.

Acquisition of DSS PureAir Assets

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system

Due to related party

Impact BioMedical Inc. from time to time receives funding from DSS to cover its capital needs. DSS, Inc., beneficially owns approximately 86% of the Company’s voting shares. As of March 31, 2026 and December 31, 2025, amounts due to DSS approximate $1,103,000 and $621,000, respectively. These balances relate to noninterest-bearing funding provided by DSS, and are unsecured.

Note 9. Commitments and Contingencies

On August 15, 2018, the Company entered into Royalty Agreement with Chemia Corporation (“Chemia”) pursuant to which Chemia transferred to the Company all of its right to 3F (Functional Fragrance Formulation). This agreement has a 20-year term and auto renews for a period of 1 year unless mutually agreed upon by both parties. 3F consists of 3F Mosquito Repellant and 3F Anti-Viral formulations. Based on the Royalty Agreement, the Company should cover all the costs to prepare and finalize necessary patent application and other intellectual property related to 3F. Chemia agreed to support the Company in efforts leading to development of 3F intellectual property and it is licensing. Based on Royalty Agreement any payments received from development, sales, licensing or transfer of 3F technology will be paid 50% to the Company and 50% to Chemia. On November 27, 2018, Company and Chemia signed an Addendum to Royalty Agreement (“Addendum”), according to which the Company granted Chemia a royalty-based limited license for purposes of making and selling fragrances embodying the 3F technology. Based on the Addendum, Chemia should pay the Company 5% of net sales in royalty. On November 8, 2019, both companies entered into Amendment no.1 to Royalty Agreement, based on which certain expenses borne by the Company towards patent application and licensing should be reimbursed to the Company before any royalty payments are made. For the three months ended March 31, 2026 and 2025, there were no reimbursements or royalties paid to the Company and the Company cannot be assured that Chemia’s efforts will end up in any future sales of the technology.

On March 19, 2022, Impact BioMedical entered into a License Agreement (“Equivir License”) with a third-party (“Licensee”) where the Licensor is granted the right, amongst other things, to develop, commercialize, and sell the Company’s Equivir technology. In exchange, the Licensee shall pay the Company a royalty of 5.5% of net sales. Under the terms of the Equivir Agreement, the Company shall reimburse the Licensee for 50% of the development costs provided that the development costs shall not exceed $1,250,000. As of March 31, 2026 and December 31, 2025, a liability of $0 has been recorded in relation to the Equivir License.

Employment Agreements – Impact BioMedical has an employment agreement with it CEO Frank Heuszel in which Mr. Heuszel’s agreement contains a mandatory bonus clause of $150,000 for the first year of the employment term, $100,000 for the second year of the employment term, and $100,000 for the third year of the employment term. As of March 31, 2026, approximately $96,000 and $50,000 is accrued for year one and year two of Mr. Heuszel’s bonus, respectively. As of December 31, 2025, approximately $96,000 is accrued for year one of Mr. Heuszel’s bonus and $25,000 for the second year of Mr. Heuszel’s bonus.

Contingent Litigation Payments – The Company retains the services of professional service providers, including law firms that specialize in intellectual property licensing, enforcement and patent law. These service providers are often retained on an hourly, monthly, project, contingent or a blended fee basis. In contingency fee arrangements, a portion of the legal fee is based on predetermined milestones or the Company’s actual collection of funds. The Company accrues contingent fees when it is probable that the milestones will be achieved, and the fees can be reasonably estimated. As of March 31, 2026 and December 31, 2025, the Company had not accrued any contingent legal fees pursuant to these arrangements.

Contingent Payments – The Company is not party to any agreements with funding partners who have rights to portions of intellectual property monetization proceeds that the Company receives.

Note 10. Supplemental Cash Flow Information

The following table summarizes supplemental cash flows of noncash investing and financing activities for the three months ended March 31, 2026 and 2025:

	2026	2025
Shares issued in lieu of cash as payment for legal services	$-	29,000
Shares issued for acquisition of DSS PureAir assets	$-	1,150,000

Note 11. Subsequent Events

The Company has evaluated all subsequent events and transactions through May 12, 2026, the date that the condensed consolidated financial statements were available to be issued and noted no subsequent events requiring financial statement recognition or disclosure.

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2026 (unaudited)	December 31, 2025
ASSETS
Current assets:
Cash	$10,000	$3,000
Accounts receivable	-	5,000
Inventory	62,000	63,000
Current portion of notes receivable	197,000	198,000
Prepaid expenses and other current assets	51,000	142,000
Total current assets	320,000	411,000

Other intangible assets, net	16,425,000	16,994,000
Total assets	$16,745,000	$17,405,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$467,000	$347,000
Accrued expenses	248,000	194,000
Due to related party	1,330,000	621,000
Total current liabilities	2,045,000	1,162,000

Deferred tax liability, net	688,000	688,000
Total liabilities	2,733,000	1,850,000

Commitments and contingencies (Note 9)

Stockholders’ equity
Preferred stock, $0.001 par value; 100,000,000 shares authorized, zero shares issued and outstanding (zero on December 31, 2025)	-	-
Common stock, $0.001 par value; 4,000,000,000 shares authorized, 107,821,231 shares issued and outstanding (104,621,231 on December 31, 2025)	108,000	105,000
Additional paid-in capital	63,150,000	61,713,000
Accumulated deficit	(52,492,000)	(49,507,000)
Total stockholders’ equity of the Company	10,766,000	12,311,000
Non-controlling interest in subsidiaries	3,246,000	3,244,000
Total stockholders’ equity	14,012,000	15,555,000

Total liabilities and stockholders’ equity	$16,745,000	$17,405,000

See accompanying notes to the consolidated financial statements.

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Biotech retail sales	$3,000	$7,000	$10,000	$7,000
Total revenue	3,000	7,000	10,000	7,000

Costs and expenses:
Cost of revenue	1,000	1,000	1,000	1,000
Sales, general and administrative compensation (inclusive of stock-based compensation)	167,000	246,000	1,786,000	495,000
Sales and marketing	-	1,000	1,000	20,000
Professional Fees	92,000	411,000	350,000	634,000
Research and development	76,000	75,000	123,000	178,000
Depreciation and Amortization	284,000	288,000	569,000	571,000
Rent and utilities	18,000	18,000	36,000	37,000
Other operating expenses	67,000	120,000	134,000	236,000
Total costs and expenses	705,000	1,160,000	3,000,000	2,172,000
Operating loss	(702,000)	(1,153,000)	(2,990,000)	(2,165,000)

Other income (expense):
Interest income	2,000	3,000	7,000	7,000
Change in fair value of note payable, related party	-	(12,942,000)	-	(12,942,000)
Interest expense	-	(260,000)	-	(531,000)
Loss from operations before income taxes	(700,000)	(14,352,000)	(2,983,000)	(15,631,000)

Income tax benefit	-	-	-	-
Net loss	$(700,000)	$(14,352,000)	$(2,983,000)	$(15,631,000)

Loss (income) from operations attributed to noncontrolling interest	1,000	6,000	(2,000)	17,000

Net loss attributable to common stockholders	$(699,000)	$(14,346,000)	$(2,985,000)	$(15,614,000)

Loss per common share:
Basic	$(0.01)	$(1.18)	$(0.03)	$(1.29)
Diluted	$(0.01)	$(1.18)	$(0.03)	$(1.29)

Shares used in computing loss per common share:
Basic	107,821,231	12,185,412	107,803,551	12,124,146
Diluted	107,821,231	12,185,412	107,803,551	12,124,146

See accompanying notes to the consolidated financial statements.

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholder’s Equity

(unaudited)

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Impact	Non- controlling Interest in
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity	Subsidiary	Total

Balance, December 31, 2024	11,503,955	$11,000	60,496,041	$60,000	$41,559,000	$(37,669,000)	$3,961,000	3,276,000	$7,237,000
							-
Acquisition of DSS PureAir, Inc. assets	545,024	1,000	-	-	819,000	-	820,000	-	820,000
Stock based payments for professional services rendered	136,433	-	-	-	190,000	-	190,000	-	190,000
Stock based payments	-	-	-	-	4,000	-	4,000	-	4,000
Net loss	-	-	-	-	-	(15,614,000)	(15,614,000)	(17,000)	(15,631,000)
Balance, June 30, 2025	12,185,412	$12,000	60,496,041	$60,000	$42,572,000	$(53,283,000)	$(10,639,000)	$3,259,000	$(7,380,000)

Balance, December 31, 2025	104,621,231	$105,000	-	$-	$61,713,000	$(49,507,000)	$12,311,000	$3,244,000	$15,555,000

Stock based compensation	3,200,000	3,000			1,437,000		1,440,000	-	1,440,000
Net income (loss)	-	-	-	-	-	(2,985,000)	(2,985,000)	2,000	(2,983,000)
Balance, June 30, 2026	107,821,231	$108,000	-	$-	$63,150,000	$(52,492,000)	$10,766,000	$3,246,000	$14,012,000

See accompanying notes to the consolidated financial statements.

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Impact BioMedical, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30,

(unaudited)

	2026	2025
Cash flows from operating activities:
Net loss from operations	$(2,983,000)	$(15,631,000)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	569,000	571,000
Stock based compensation	1,440,000	4,000
Stock based payment for professional services received	-	190,000
Accrued interest on notes payable, related party	-	531,000
Change in fair value of note payable, related party	-	12,942,000
Decrease (increase) in assets:
Accounts receivable	5,000	4,000
Inventory	1,000	3,000
Prepaid expenses and other current assets	91,000	98,000
Increase (decrease) in liabilities:
Accounts payable	120,000	(159,000)
Accrued expenses	54,000	71,000
Due to related party	709,000	-
Net cash provided (used) by operating activities	6,000	(1,376,000)

Cash flows from investing activities:
Payments received on notes receivable	1,000	1,000
Net cash provided by investing activities	1,000	1,000

Net increase (decrease) in cash	7,000	(1,375,000)
Cash at beginning of period	3,000	1,999,000
Cash at end of period	$10,000	$624,000

See accompanying notes to the consolidated financial statements.

F-73

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Basis of Presentation

Nature of Operations

Impact BioMedical, Inc., incorporated in the State of Nevada on October 16, 2018 (the “Company”, “Impact BioMedical”, “We”, “IBO”), discovers, confirms, and patents unique science and technologies which can be developed into new offerings in human healthcare and wellness in collaboration with external partners through licensing, co-development, joint ventures, and other relationships. By leveraging technology and new science with strategic partnerships, we provide advances in biopharmaceuticals, over the counter direct to consumer wellness offerings, and drug discovery for the prevention, inhibition, and treatment of neurological, oncologic, and inflammatory diseases. In addition to our existing efforts, we continually search for, and evaluate, other potential new offerings to add to our portfolio.

Our business model includes partnering and potentially direct sales for commercialization and distribution. Potential licensors and development partners include pharmaceutical, consumer packaged goods companies and others, who would commercialize IBO technologies in exchange for milestone, and royalty payments. Currently, our operations are conducted, and our assets are owned through our principal subsidiaries: (i) Global BioLife, Inc. (“Global BioLife”), which was incorporated on April 14, 2017, (ii) Impact BioLife Science, Inc. (“Impact BioLife”), which was incorporated on August 28, 2020, (iii) Global BioMedical, Inc. (“Global BioMedical”), which was incorporated on April 18, 2017, and (iv) Sweet Sense, Inc. (“Sweet Sense”), which was incorporated on April 30, 2018.

Impact has several unique and proprietary technologies that are in continuing development:

Linebacker™

Linebacker is a platform of small molecule electrophilically enhanced polyphenol compounds with potential application in oncology (solid tumors), inflammatory disorders, and neurology. Polyphenols are substances found in many nuts, vegetables, and berries. Linebacker compounds are modified Myricetin, which is a common plant-derived flavonoid. Myricetin exhibits a wide range of activities that include strong antioxidant and anti-inflammatory activities (source: NIH).

Linebacker can potentially be developed as monotherapy or co-therapy to down-regulate PIM (proviral integration site for Moloney murine leukemia virus) kinase which plays a key role as an oncogene in various cancers (e.g. colon, lung, prostate, breast). Additional potential applications include inflammatory disorders and neurology.

Linebacker-1 and Linebacker-2 compounds have been licensed to ProPhase Laboratories (NASDAQ: PRPH) for development and commercialization worldwide, from which Impact Biomedical could receive future milestone and royalty payments.

Laetose™

Laetose™ technology demonstrates compelling potential in reducing caloric intake and glycemic index in foods, while also inhibiting tumor necrosis factor alpha (TNF-α), a cytokine associated with inflammatory chronic diseases (data on file with IBO).

The patented formulation has potential to inhibit the inflammatory and metabolic response of sugar alone and has potential applications in therapeutic administration to reduce or limit inflammatory or metabolic diseases (e.g., diabetes). Use of Laetose in a daily diet, compared to sugar, could result in 30% lower sugar consumption and lower caloric and glycemic index/load.

Functional Fragrance Formulation (“3F”)

3F is a suite of “functional fragrances” containing specialized botanical ingredients (e.g., terpenes) with potential application as an antimicrobial, or as an additive in insect repellents, detergents, lotions, shampoo, fabrics and other substances to increase effectiveness. Global BioLife is seeking to commercialize this product. Together with Chemia, we are attempting to license 3F. Any potential profits from the 3F project will be split between Global BioLife and Chemia pursuant to the terms of the 20- year Royalty Agreement.

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Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Equivir™/Equivir G

Equivir/Equivir G technology is a novel blend of FDA Generally Recognized as Safe (GRAS) eligible polyphenols (e.g. Myricetin, Hesperetin, Piperine) which have demonstrated antiviral effects with additional potential application as health supplements or medication. Polyphenols are substances found in many nuts, vegetables, and berries. Myricetin is a member of the flavonoid class of polyphenolic compounds with antioxidant properties. Hesperitin is a flavanone and Piperine is an alkaloid, commonly found in black pepper. Equivir/Equivir G is licensed to ProPhase Laboratories for development and commercialization worldwide

Emerging Technology

IBO continually evaluates additional technologies that are in various phases of development which can be advanced to patent filings and allowances. These include, and are not limited to biopharmaceuticals, indoor air quality products, preservatives, bioplastics, personalized medicine (e.g., genomics, diagnostics), nanotechnology, cannabis products and technology, pain management, and others. These activities include discussions with inventors, scientists, universities, research foundations, and other parties, which, subject to completion of diligence, and approval of the respective management, could potentially expand the offerings of IBO.

Reporting Operating Segment

The Company reports its segment information to reflect the manner in which the Company’s Chief Operating Decision Maker (“CODM”) reviews and assesses performance. The Company’s Chief Executive Officer and Chief Operating Officer have joint responsibilities as the CODM and review and assess the performance of the Company as a whole. The primary financial measures used by the CODM to evaluate performance and allocate resources are net income (loss) and operating income (loss).

As of the date of this report, we have not generated significant revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including possible delays in our research, testing and marketing efforts or wider economic downturns.

Note 2. Summary of Significant Accounting and Reporting Policies

Basis of Presentation and Principles of Consolidation

The accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments, unless otherwise indicated) necessary to present fairly our consolidated financial position as of June 30, 2026 and December 31, 2025, and the results of our consolidated operations for the interim periods presented. We follow the same accounting policies when preparing quarterly financial data as we use for preparing annual data. These statements should be read in conjunction with the consolidated financial statements and the notes included in our latest annual report on Form 10-K, for the fiscal year ended December 31, 2025 (“Form 10-K”), and our other reports on file with the Securities and Exchange Commission (the “SEC”).

The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include all accounts of the Company and its majority owned and controlled subsidiaries. The Company consolidates entities in which it owns more than 50% of the voting common stock and controls operations. All intercompany transactions and balances among condensed consolidated subsidiaries have been eliminated. Non–controlling interest represents the minority equity investment in the Company’s subsidiaries, plus the minority investors’ share of the net operating results and other components of equity relating to the non–controlling interest.

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Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The consolidated financial statements include all accounts of the entities as of the reporting period ending dates and for the reporting periods as follows:

Name of consolidated subsidiary	State or other jurisdiction of incorporation or organization	Date of incorporation or formation	Attributable interest as of June 30, 2026	Attributable interest as of December 31, 2025

Global BioMedical, Inc.	Nevada	April 18, 2017	90.9%	90.9%
Global BioLife, Inc.	Nevada	April 14, 2017	81.8%	81.8%
BioLife Sugar, Inc	Nevada	April 23, 2018	90.9%	90.9%
Happy Sugar Inc	Nevada	August 17, 2018	81.8%	81.8%
Sweet Sense Inc.	Nevada	April 30, 2018	95.5%	95.5%
Global Sugar Solutions Inc.	Nevada	November 7, 2019	100%	100%
Impact Biolife Science, Inc.	Nevada	April 13, 2021	100%	100%
DSS Biomedical International, Inc.	Nevada	April 9, 2021	100%	100%
DSS Biolife International, Inc.	Nevada	April 9, 2021	100%	100%

As of June 30, 2026, and December 31, 2025, the aggregate noncontrolling interest was equity of $3,246,000 and $3,244,000, respectively, which are separately disclosed on the Consolidated Balance Sheets.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Reclassifications

Costs in the amount of $10,000 associated with third-party logistics services for the three and six months ended June 30, 2025 were reclassed from Cost of revenue to Other operating expenses on the accompanying Condensed Consolidated statements of operations to conform with current period presentation.

Revision of prior period financial statements

The Company identified and corrected immaterial classification errors in our previously reported Consolidated balance sheet as of December 31, 2025 and 2024. The correction of this error resulted in a reclassified $298,000 from additional paid-in capital to noncontrolling interests within equity to correct an immaterial prior-period classification error.

Loss per Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by weighted average number of shares of common stock outstanding during the period. Fully diluted earnings per share is computed like basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were no dilutive financial instruments issued or outstanding for the six months ended June 30, 2026, and the year ended December 31, 2025

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fair Value Measurement Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

● Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets,

● Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

● Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts reported in the balance sheet of cash, other receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of notes receivable approximates their carrying value as the stated or discounted rates of the notes do reflect recent market conditions.

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Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of June 30, 2026 and December 31, 2025.

Accounts receivable

The Company extends credit to its customers in the normal course of business. The Company performs ongoing credit evaluations and generally does not require collateral. Payment terms are generally 30 days. The Company carries its trade accounts receivable at invoice amounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for credit losses based upon management’s estimates that include a review of the history of past write-offs and collections and an analysis of current credit conditions. In estimating expected losses in the accounts receivable portfolio, customer-specific financial data and macro-economic assumptions are utilized to project losses over a reasonable and supportable forecast period. Assumptions and judgment are applied to measure amounts and timing of expected future cash flows, collateral values and other factors used to determine the customers’ abilities to pay.

Accounts receivable at June 30, 2026, and December 31, 2025, was $0, and $5,000, respectively. At June 30, 2026, and December 31, 2025, the Company had not established a reserve for credit losses. The Company does not accrue interest on past due accounts receivable.

Notes receivable, unearned interest, and related recognition

The Company records all future payments of principal and interest on notes as notes receivable, which are then offset by the amount of any related unearned interest income. For financial statement purposes, the Company reports the net investment in the notes receivable on the consolidated balance sheet as current or long-term based on the maturity date of the underlying notes. Such net investment is comprised of the amount advanced on the loans, adjusting for net deferred loan fees or costs incurred at origination, amounts allocated to warrants received upon origination, and any payments received in advance, if applicable. The unearned interest is recognized over the term of the notes and the income portion of each note payment is calculated so as to generate a constant rate of return on the net balance outstanding. If applicable, any net deferred loan fees or costs, together with discounts recognized in connection with warrants acquired at origination, are accreted as an adjustment to yield over the term of the loan. (Note 4)

Inventory

Inventories consist of filtration systems, which and are stated at the lower of cost or net realizable value on the first-in, first-out (“FIFO”) method. At the closing of each reporting period, the Company evaluates its inventory in order to adjust the inventory balance for obsolete and slow-moving items. No allowance for obsolescence was deemed necessary as of June 30, 2026, and December 31, 2025.

Intangible Assets

The estimated fair values of acquired intangibles are generally determined based upon future economic benefits such as earnings and cash flows. Acquired identifiable intangible assets are recorded at fair value and are amortized over their estimated useful lives. Acquired intangible assets with an indefinite life are not amortized but are reviewed for impairment at least annually as of December 31st, or more frequently whenever events or changes in circumstances indicate that the carrying amounts of those assets are below their estimated fair values. Impairment is tested under ASC 350. No impairment was recognized for the six months ended June 30, 2026, and 2025 (Note 6).

Recoverability of Long-Lived Assets

We evaluate long-lived assets such as property, equipment and definite lived intangible assets, such as patents, for impairment whenever events or circumstances indicate that the carrying value of the assets recognized in our financial statements may not be recoverable. Factors that we consider include whether there has been a significant decrease in the market value of an asset, a significant change in the way an asset is being utilized, or a significant change, delay or departure in our strategy for that asset, or a significant change in the macroeconomic environment. Our assessment of the recoverability of long-lived assets involves significant judgment and estimation. These assessments reflect our assumptions, which, we believe, are consistent with the assumptions hypothetical marketplace participants use. Factors that we must estimate when performing recoverability and impairment tests include, among others, forecasted revenue, margin costs and the economic life of the asset. If impairment is indicated, we determine if the total estimated future cash flows on an undiscounted basis are less than the carrying amounts of the asset or assets. If so, an impairment loss is measured and recognized.

Our impairment loss calculations require that we apply judgment in identifying asset groups, estimating future cash flows, determining asset fair values, and estimating asset’s useful lives. The Company reviews identifiable amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. Based on the uncertainty of forecasts inherent with a new product, events such as the failure to generate forecasted revenue from new products could result in a non-cash impairment in future periods.

Due to related party

The Company has amounts due to DSS, a related party, resulting from funding advances and shared expenses in the ordinary course of business. As of June 30, 2026, and December 31, 2025, amounts due to the related party totaled $1,330,000 and $621,000, respectively. The amounts are non-interest bearing. and are due upon demand.

F-77

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Revenue Recognition

The Company has adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”). The Company enters into licensing and development agreements with collaborators for the development of its technologies. The terms of these agreements contain multiple performance obligations which may include (i) licenses, or options to obtain licenses, to the Company’s technology, (ii) rights to future technological improvements, and/or (iii) research activities to be performed on behalf of the collaborative partner. Payments to the Company under these agreements may include upfront fees, option fees, exercise fees, payments based upon the achievement of certain milestones, and royalties on product sales. Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under the agreements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when or as the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when or as the performance obligation is satisfied at a specific point in time.

The Company recognizes its revenue on the sale of its Celios technology when control of the Company’s Celios technology products is transferred to the customer in an amount that reflects the consideration the Company expects to receive in exchange for the product, generally when the product is shipped.

The Company’s Celios sales are retail product sales. Customer contracts generally consist of purchase orders, sales confirmations, or similar arrangements. The Company’s primary performance obligation is the delivery of the product to the customer. Revenue is recognized at a point in time, generally upon shipment or delivery, depending on the applicable terms of sale, when control, title, and risk of loss have transferred to the customer and the Company has a right to payment. The transaction price is generally fixed at the stated retail sales price, net of any applicable discounts, returns, credits, or allowances. The Company estimates variable consideration, including returns and allowances, if applicable, and includes such amounts in revenue only to the extent it is probable that a significant reversal of revenue will not occur. Sales, use, and other taxes billed to and collected from customers are excluded from revenue. Shipping and handling activities, if any, are treated as fulfillment activities. Payment terms are generally short-term, and the Company does not have significant financing components, contract assets, or contract liabilities related to its retail sales.

F-78

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Share-Based Payments

Compensation cost for stock awards are measured at fair value and the Company recognizes compensation expense over the service period for which awards are expected to vest. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of subjective assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. For equity instruments issued to consultants and vendors in exchange for goods and services the Company determines the measurement date for the fair value of the equity instruments issued at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. The Company record stock-based compensation for the three months ended June 30, 2026 and June 30, 2025 approximated $0 and $2,000, respectively. The Company record stock-based compensation expense of approximately $1,440,000 and $3,000 for the six months ended June 30, 2026 and 2025, respectively. These cost included in Sales, general and administrative compensation (inclusive of stock-based compensation) on the accompanying Condensed Consolidated Statement of Operations.

Research and Development

Research and development costs are expensed as incurred. The Company recorded research and development cost for the three months ended June 30, 2026 and June 30, 2025 approximated $76,000 and $75,000, respectively. The Company recorded research and development cost for the six months ended June 30, 2026 and June 30, 2025 approximated $123,000 and $178,000, respectively.

Provision for Credit Losses

The Company adopted amended accounting guidance ASC Topic 326 which requires an allowance for credit losses to be deducted from the amortized cost basis of financial assets to present the net carrying value at the amount that is expected to be collected over the contractual term of the asset considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. In estimating expected losses in the loan and lease portfolio, borrower-specific financial data and macro-economic assumptions are utilized to project losses over a reasonable and supportable forecast period. Assumptions and judgment are applied to measure amounts and timing of expected future cash flows, collateral values and other factors used to determine the borrowers’ abilities to repay obligations. After the forecast period, the Company utilizes longer-term historical loss experience to estimate losses over the remaining contractual life of the loans. As of June 30, 2026 and December 31, 2025 the Company has deemed that no reserve on credit losses were necessary.

Acquisitions

Acquisition of assets are recorded at their relative fair value based on total accumulated costs of the acquisition. Direct acquisition-related costs are expensed as incurred. This includes all costs related to finding, analyzing and negotiating a transaction. The allocation of the purchase price is an area that requires judgment and significant estimates. Tangible and intangible assets include land, building and improvements, furniture, fixtures and equipment, acquired above market and below market leases, in-place lease value (if applicable). Acquisition-date fair values of assets and assumed liabilities are determined based on replacement costs, appraised values, and estimated fair values using methods like those used by independent appraisers and that use appropriate discount and/or capitalization rates and available market information.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system. Assets acquired included accounts receivable valued at approximately $4,000, prepaid assets of approximately $2,000, inventory valued at approximately $489,000, and intellectual property of the Celios air purification system of approximately $325,000, inclusive of a $330,000 premium paid for the assets acquired. This premium of $330,000 is accounted for in accordance with ASC 805-50, when assets are transferred between entities under common control, the premium should not be recorded as an asset or as part of the transaction price.

Continuing Operations and Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. As reflected in the accompanying financial statements the Company has incurred operating losses as well as negative cash flows from operating activities over the past two years. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern.

To continue as a going concern the Company is exploring several options to raise capital including but not limited to, capital raises via its listing on the NYSE American under the ticker symbol IBO as well as debt financing. Although there is no certainty that management plans will be able to satisfy the requirements to continue operating as a going concern, management intends to take additional actions necessary to continue as a going concern. Management’s plans concerning these matters include, among other things, monetization of its intellectual properties, and tightly controlling operating costs.

F-79

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Recent Accounting Standards

The Financial Accounting Standards Board (FASB) issues various Accounting Standards Updates relating to the treatment and recording of certain accounting transactions. There are several new accounting pronouncements issued by FASB which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of June 30, 2026, none of these pronouncements are expected to have a material effect on the financial position, results of operations or cash flows of the Company.

In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Disaggregation of Income Statement Expenses (“DISE”). ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. With the exception of expanding disclosures to include more granular income statement expense categories, we do not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which amends the guidance related to the measurement of credit losses for accounts receivable and contract assets. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company has adopted this standard and no material effect on its consolidated financial statements has resulted.

F-80

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Inventory

Inventory consisted of the following as of:

	June 30, 2026	December 31, 2025
Finished Goods	$62,000	$63,000
Less allowance for obsolescence	-	-
	$62,000	$63,000

Note 4. Notes Receivable

On February 19, 2021, Impact BioMedical, Inc, entered into a promissory note with an individual. The Company loaned the principal sum of $206,000, with interest at a rate of 6.5%, and maturity date of August 19, 2022 later amended to February 19, 2026. Monthly payments are due on the twenty-first day of each month and continuing each month thereafter until February 19, 2026. This note is secured by certain real property situated in Collier County, Florida. The outstanding principal and interest as of June 30, 2026, and December 31, 2025 was approximately $197,000 and $198,000, respectively. As of June 30, 2026, approximately $197,000 is classified in Current notes receivable. As of December 31, 2025, $198,000 is classified in Current notes receivable on the accompanying consolidated balance sheet. The maturity date of this note is currently being renegotiated.

Note 5. Financial Instruments

Cash

The following tables show the Company’s cash by significant investment category as of:

	June 30, 2026
	Adjusted Cost	Unrealized (Gain)/Loss	Fair Value	Cash and Cash Equivalents
Cash	$10,000	$-	$10,000	$10,000
Total	$10,000	$-	$10,000	$10,000

	December 31, 2025
	Adjusted Cost	Unrealized (Gain)/Loss	Fair Value	Cash and Cash Equivalents
Cash	$3,000	$-	$3,000	$3,000
Total	$3,000	$-	$3,000	$3,000

Note 6. Intangible Assets

The definite-lived intangible assets, to be amortized between 1 and 20 years, balances, and activity for the six months ended June 30, 2026 and year ended December 31, 2025 consisted of the following:

		June 30, 2026 (unaudited)			December 31, 2025
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology assets	20 years	$22,260,000	$6,122,000	$16,138,000	$22,260,000	$5,566,000	$16,694,000
Acquired assets	1 -17 years	325,000	38,000	287,000	325,000	25,000	300,000
		$22,585,000	$6,160,000	$16,425,000	$22,585,000	$5,591,000	$16,994,000

F-81

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Amortization expense for the six months ended June 30, 2026 and 2025 was approximately $569,000 and $568,000, respectively.

The following table represents future amortization of developed technologies for the years ending December 31:

2026	$478,000
2027	$1,138,000
2028	$1,130,000
2029	$1,130,000
2030	$1,130,000
thereafter	$11,404,000

Note 7. Stockholders’ Equity

On October 31, 2023, DSS BioHealth Securities, Inc., the Company’s largest shareholder converted 60,496,041 shares of Common Stock into 60,496,041 shares of Series A Convertible Preferred Shares, reducing its ownership of the Company’s Common Stock from approximately 88% to approximately 12%. On October 16, 2025, DSS BioHealth Security, Inc., elected to convert its 60,496,041 shares of Series A Convertible Preferred Stock into 60,496,041 shares of Impact’s Common Stock. This conversion was approved by Impact’s Board of Directors and Audit Committee.

The Company records stock-based payment expense related to options and warrants based on the grant date fair value in accordance with FASB ASC 718. Stock-based compensation includes expense charges for all stock-based awards to employees, directors and consultants. Such awards include option grants, warrant grants, and restricted stock awards. On October 1, 2024, 880,000 option grants with a purchase price of $3.00 per share were awarded to certain officers, directors and consultants of the Company. These options have various vesting periods, and all expire on October 31, 2031. Potential proceeds of these grants is $2,640,000 and are fair valued using a Black-Scholes model at approximately $50,000. The Company records stock-based compensation expense of approximately $2,000 for the three months ended March 31, 2025, and is included in Sales, general and administrative compensation (inclusive of stock-based compensation) on the accompanying Condensed Consolidated Statement of Operations. These options were forfeited during the fourth quarter of 2025.

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system.

On February 26, 2025, the Company issued 36,433 shares of the Company’s common stock as payment of legal fees incurred associated with the Company’s initial public offering (“IPO”), registration of shares associated with its equity incentive plan as well as other related services.

On June 23, 2025, the Company issued 100,000 shares of the Company’s common stock as payment of legal fees incurred associated with the Company’s merger and share exchange agreement with Dr. Ashleys Limited.

On October 16, 2025, the Company converted its Note payable, related party to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender).

In January 2026, the Company granted and issued 3,200,000 shares of Common Stock to various individuals including executives, board members, audit committee members, etc. The agreement included the individuals rescinding and cancelling any and all unexercised stock options previously granted. The Company recorded stock-based compensation expense of approximately $1,440,000 for the six months ended June 30, 2026, and is included in Sales, general and administrative compensation (inclusive of stock-based compensation) on the accompanying Condensed Consolidated Statement of Operations

Note 8. Related Party Transactions

General and Administrative Costs

There are certain general and administrative costs incurred by DSS, a related party, on behalf of the Company which are passed through to the Company on a monthly basis. These costs consist of primarily payroll costs for certain DSS employees and are allocated based on estimated time spent on behalf of the Company For the six months ended June 30, 2025, the Company incurred approximately $77,000 in related expenses. For the six months ended June 30, 2026, the Company incurred approximately $80,000 in related expenses.

F-82

Impact Biomedical, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note payable, related party

On December 31, 2020, and later amended, the Company executed a Revolving Promissory Note (“Note”) with DSS, a related party, which accrues interest at a rate of 4.25% and is due in full at the maturity date of September 30, 2030. The Note was further amended on July 24, 2024 with an effective date of September 16, 2024 to i) allow the Company to pay certain principal and/or interest payments owing under the repayment terms in an exchange for potential of equity in the Company, ii) change the quarterly interest due dates to the last day of each calendar quarter (i.e. December 31, March 31, September 30 and September 30), iii) to adjust the On Demand feature so that it starts after the 24th month, iv) continue the planned repayment program commencing on the 37th month and on the last day of each month thereafter through August 31, 2030 to pay a fixed monthly payment of $126,381, v) to continue the scheduled maturity date of September 30, 2030, and vi) adjusts the interest rate to be the WSJ Prime Rate plus 0.50%. This Note is secured by the assets of the Company. As of June 30, 2025, the outstanding balance, inclusive of interest was $22,352,000 (net of change in fair value of the Note of $12,942,000). The $22,352,000 is recorded in Note payable, related party at June 30, 2025. On October 16, 2025, the Company converted its Note payable, related party to 31,939,778 shares common stock as agreed upon by the Company and DSS (lender), which represents a calculation of the outstanding principal and interest approximating $15 million and a stock price utilizing a 10-day Vwap as of June 18, 2025. There are no restrictions placed on the disposition of these shares. As a result of the conversion, the Company recorded a Change in fair value of the note payable, related party of $9,388,000 which is included on the accompanying statement of consolidated operations as of December 31, 2025.

Acquisition of DSS PureAir Assets

On February 25, 2025, the Company completed the acquisition of certain assets owned by DSS Pure Air, Inc. (DSS PureAir”), a related party, for $1,150,000 to be paid by 545,024 shares of the Company’s common stock calculated on a 10-day VWAP. Assets acquired included accounts receivable, inventory and intellectual property of the Celios air purification system

Due to related party

Impact BioMedical Inc. from time to time receives funding from DSS to cover its capital needs. DSS, Inc., beneficially owns approximately 86% of the Company’s voting shares. As of June 30, 2026 and December 31, 2025, amounts due to DSS approximate $1,330,000 and $621,000, respectively. These balances relate to noninterest-bearing funding provided by DSS, and are unsecured.

Note 9. Commitments and Contingencies

On August 15, 2018, the Company entered into Royalty Agreement with Chemia Corporation (“Chemia”) pursuant to which Chemia transferred to the Company all of its right to 3F (Functional Fragrance Formulation). This agreement has a 20-year term and auto renews for a period of 1 year unless mutually agreed upon by both parties. 3F consists of 3F Mosquito Repellant and 3F Anti-Viral formulations. Based on the Royalty Agreement, the Company should cover all the costs to prepare and finalize necessary patent application and other intellectual property related to 3F. Chemia agreed to support the Company in efforts leading to development of 3F intellectual property and it is licensing. Based on Royalty Agreement any payments received from development, sales, licensing or transfer of 3F technology will be paid 50% to the Company and 50% to Chemia. On November 27, 2018, Company and Chemia signed an Addendum to Royalty Agreement (“Addendum”), according to which the Company granted Chemia a royalty-based limited license for purposes of making and selling fragrances embodying the 3F technology. Based on the Addendum, Chemia should pay the Company 5% of net sales in royalty. On November 8, 2019, both companies entered into Amendment no.1 to Royalty Agreement, based on which certain expenses borne by the Company towards patent application and licensing should be reimbursed to the Company before any royalty payments are made. For the six months ended June 30, 2026 and 2025, there were no reimbursements or royalties paid to the Company and the Company cannot be assured that Chemia’s efforts will end up in any future sales of the technology.

On March 19, 2022, Impact BioMedical entered into a License Agreement (“Equivir License”) with a third-party (“Licensee”) where the Licensor is granted the right, amongst other things, to develop, commercialize, and sell the Company’s Equivir technology. In exchange, the Licensee shall pay the Company a royalty of 5.5% of net sales. Under the terms of the Equivir Agreement, the Company shall reimburse the Licensee for 50% of the development costs provided that the development costs shall not exceed $1,250,000. As of June 30, 2026 and December 31, 2025, a liability of $0 has been recorded in relation to the Equivir License.

Employment Agreements – Impact BioMedical has an employment agreement with it CEO Frank Heuszel in which Mr. Heuszel’s agreement contains a mandatory bonus clause of $150,000 for the first year of the employment term, $100,000 for the second year of the employment term, and $100,000 for the third year of the employment term. As of June 30, 2026, approximately $96,000 and $75,000 is accrued for year one and year two of Mr. Heuszel’s bonus, respectively. As of December 31, 2025, approximately $96,000 is accrued for year one of Mr. Heuszel’s bonus and $25,000 for the second year of Mr. Heuszel’s bonus.

Contingent Litigation Payments – The Company retains the services of professional service providers, including law firms that specialize in intellectual property licensing, enforcement and patent law. These service providers are often retained on an hourly, monthly, project, contingent or a blended fee basis. In contingency fee arrangements, a portion of the legal fee is based on predetermined milestones or the Company’s actual collection of funds. The Company accrues contingent fees when it is probable that the milestones will be achieved, and the fees can be reasonably estimated. As of June 30, 2026 and December 31, 2025, the Company had not accrued any contingent legal fees pursuant to these arrangements.

Contingent Payments – The Company is not party to any agreements with funding partners who have rights to portions of intellectual property monetization proceeds that the Company receives.

Note 10. Supplemental Cash Flow Information

The following table summarizes supplemental cash flows of noncash investing and financing activities for the six months ended June 30, 2026 and 2025:

	2026	2025
Shares issued in lieu of cash as payment for legal services	$-	$190,000
Shares issued for acquisition of DSS PureAir assets	$-	$820,000

Note 11. Subsequent Events

The Company has evaluated all subsequent events and transactions through August 7, 2026, the date that the consolidated financial statements were available to be issued and noted no subsequent events requiring financial statement recognition or disclosure.

F-83

ANNEX A-1

MERGER AND SHARE EXCHANGE AGREEMENT

among:

DR ASHLEYS LIMITED;

IMPACT BIOMEDICAL INC.;

DR ASHLEYS NEVADA SUB, INC.;

DR ASHLEYS BIO LABS LIMITED;

and

DR ASHLEYS SHAREHOLDER

Dated as of June 21, 2025

-i-

5.4.	Vote Required	30
5.5.	Non-Contravention; Consents	31
5.6.	Capitalization	32
5.7.	Financial Statements	33
5.8.	Absence of Changes	33
5.9.	Absence of Undisclosed Liabilities	33
5.10.	Title to Assets	34
5.11.	Real Property; Leasehold	34
5.12.	Intellectual Property	34
5.13.	Agreements, Contracts and Commitments	36
5.14.	Compliance; Permits; Restrictions	38
5.15.	Legal Proceedings; Orders	39
5.16.	Tax Matters	39
5.17.	Employee and Labor Matters; Benefit Plans	41
5.18.	Environmental Matters	42
5.19.	Insurance	42
5.20.	No Financial Advisors	42
5.21.	Transactions with Affiliates	43
5.22.	Privacy and Data Security	43
5.23.	Anti-Corruption	43
5.24.	Sanctions Laws	44
5.25.	No Other Representations or Warranties	44
Section 6.	REPRESENTATIONS AND WARRANTIES OF PUBCO	45
6.1.	Due Organization; Subsidiaries	45
6.2.	Organizational Documents	45
6.3.	Authority; Binding Nature of Agreement	45
6.4.	Vote Required	46
6.5.	Non-Contravention; Consents	46
6.6.	Capitalization	47
6.7.	PubCo Activities	47
6.8.	No Financial Advisor	47
6.9.	Investment Company Act	48
6.10.	Taxes	48
6.11.	Information Supplied	48

-ii-

Section 7.	REPRESENTATIONS AND WARRANTIES OF IMPACT	48
7.1.	Due Organization; Subsidiaries	48
7.2.	Organizational Documents	49
7.3.	Authority; Binding Nature of Agreement	49
7.4.	Vote Required	49
7.5.	Non-Contravention; Consents	50
7.6.	Capitalization	51
7.7.	SEC Filings; Financial Statements	53
7.8.	Absence of Changes	55
7.9.	Absence of Undisclosed Liabilities	55
7.10.	Title to Assets	55
7.11.	Real Property; Leasehold	55
7.12.	Intellectual Property	56
7.13.	Agreements, Contracts and Commitments	58
7.14.	Compliance; Permits; Restrictions	61
7.15.	Legal Proceedings; Orders	62
7.16.	Tax Matters	62
7.17.	Employee and Labor Matters; Benefit Plans	64
7.18.	Environmental Matters	66
7.19.	Insurance	67
7.20.	Transactions with Affiliates	67
7.24.	Anti-Corruption	68
7.25.	Sanctions Laws	68
7.26.	No Other Representations or Warranties	69
Section 8.	CERTAIN COVENANTS OF THE PARTIES	69
8.1.	Operation of Impact’s Business	69
8.2.	Operation of the Company’s Business	71
8.3.	Operation of PubCo’s Business	73
8.4.	Access and Investigation	75
8.5.	No Solicitation	75
8.6.	Notification of Certain Matters	76

-iii-

Section 9.	ADDITIONAL AGREEMENTS OF THE PARTIES	77
9.1.	Registration Statement, Proxy Statement	77
9.2.	Company Shareholder Written Consent	79
9.3.	Special Impact Stockholder Meeting	81
9.4.	Efforts; Regulatory Approvals	83
9.5.	Employee Benefits	85
9.6.	Impact Net Cash	85
9.7.	Impact Net Debt.	87
9.8.	Public Announcements	88
9.9.	Listing	89
9.10.	Tax Matters	89
9.11.	Officers and Directors	90
9.12.	Termination of Certain Agreements and Rights	90
9.13.	Section 16 Matters	90
9.14.	Transition Arrangement	90
Section 10.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	91
10.1.	Effectiveness of Registration Statement	91
10.2.	Regulatory Approvals	91
10.3.	No Restraints	91
10.4.	Board Approval	91
10.5.	Stockholder Approval	91
10.6.	Listing	91
10.7.	Completion of Due Diligence	91
10.8.	Completion of the Company Share Swap	91
10.9.	Company Listed IP	91
Section 11.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF IMPACT	92
11.1.	Accuracy of Representations	92
11.2.	Performance of Covenants	92
11.3.	Documents	92
11.4.	No Company Material Adverse Effect	93
11.5.	Company Stockholder Written Consent	93
11.6.	Opinion	93

-iv-

Section 12.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	93
12.1.	Accuracy of Representations	93
12.2.	Performance of Covenants	94
12.3.	Documents	94
12.4.	No Impact Material Adverse Effect	95
12.5.	NYSE Listing	95
12.6.	Impact Counsel Opinion	95
12.7.	Impact Termination of Contracts and Rights	95
12.8.	Impact Transaction Expense	95
Section 13.	TERMINATION	96
13.2.	Effect of Termination	97
Section 14.	MISCELLANEOUS PROVISIONS	98
14.1.	Non-Survival of Representations and Warranties	98
14.2.	Amendment	98
14.3.	Waiver	98
14.4.	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	98
14.5.	Applicable Law; Jurisdiction	99
14.6.	Assignability	99
14.7.	Notices	99
14.8.	Cooperation	100
14.9.	Severability	100
14.10.	Other Remedies; Specific Performance	100
14.11.	No Third-Party Beneficiaries	100

EXHIBITS:

Exhibit A	Form of Impact Stockholder Voting and Support Agreement

Exhibit B	Form of Transition Arrangement Agreement

Exhibit C	Form of Articles of Merger

-v-

MERGER AND SHARE EXCHANGE AGREEMENT

THIS MERGER AND SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of June 20, 2025, by and among Dr Ashleys Limited, a Cayman Islands exempted company limited by shares (“PubCo”), Impact BioMedical, Inc., a Nevada corporation (“Impact”), Dr Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company limited by shares, and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of the Company (as defined below) ( “Dr Ashleys Shareholder”). Certain capitalized terms used in this Agreement are defined in Section 1.

RECITALS

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company, wholly-owned by Dr Ashleys Shareholder, and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries;

WHEREAS, Dr Ashleys Bio Labs Limited is a newly incorporated Cayman Islands exempted company, wholly-owned by Dr. Ashley Shareholder, which will complete a share swap with a Hong Kong incorporated company wholly-owned by Dr. Ashley Shareholder, Dr Ashleys Limited (“Dr Ashleys HK”), in connection with which Dr Ashley Shareholder will transfer all of his holding of 419,244,533 ordinary shares of Dr Ashleys HK to Dr Ashleys Bio Labs Limited in exchange for a number of the newly issued ordinary shares of Dr Ashleys Bio Lab Limited (the “Company Share Swap”), which shall be completed as soon as commercially practicable after the date of this Agreement.

For the purposes of this Agreement and the representations and the warranties set forth in Section 5, Dr Ashleys HK is deemed to be the Subsidiary of Dr Ashleys Bio Labs, and after the competition of the Company Share Swap, Dr Ashleys HK will be the Subsidiary of Dr Ashleys Bio Labs Limited. The term “Company” shall refer to each of Dr Ashleys Bio Labs Limited and Dr Ashley HK, both individually and jointly (unless otherwise specified).

WHEREAS, Merger Sub was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, the Parties desire and intend to effect certain transactions whereby on and subject to the terms and conditions of this Agreement, (a) Merger Sub will merge with and into Impact, with Impact being the surviving entity, as a result of which, (i) Impact shall become a wholly-owned Subsidiary of PubCo and (ii) each issued and outstanding Impact Share immediately prior to the Effective Time and after giving effect of the NYSE Reverse Split, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one PubCo Ordinary Share (the “Merger”), and (b) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding Company Shares from Dr Ashleys Shareholder in exchange for the issue by PubCo of the Company Share Consideration (the “Share Exchange”), as a result of which the Company shall become a wholly-owned Subsidiary of PubCo;

1

WHEREAS, the Impact Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Impact and its stockholders, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Impact vote to adopt this Agreement and thereby approve the Contemplated Transactions;

WHEREAS, the Company Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of the Company and Dr. Ashleys Shareholder, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that Dr Ashleys Shareholder vote to adopt this Agreement and thereby approve the Contemplated Transactions;

WHEREAS, the sole director of the Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, the sole director of the PubCo Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of PubCo and its sole stockholder, (ii) approved and declared advisable this Agreement and the Ancillary Documents contemplated hereby and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of PubCo votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, Dr Ashleys Shareholder is the sole shareholder of the Company and owns good and valid title of all of the issued and outstanding Company Shares free and clear of any and all Liens.

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, DSS, Inc., a New York corporation, and its subsidiaries (solely in their capacity as stockholders of Impact) (the “Impact Consenting Stockholders”), collectively holding 91,747,370 Impact Shares on an as-converted basis as of the date of this Agreement, representing 86.81% of the Impact Shares on an as-converted basis, are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Impact Stockholder Voting and Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Impact (a) to adopt this Agreement and thereby approve the Contemplated Transactions and (b) against any Acquisition Proposal  .

2

WHEREAS, for U.S. federal income Tax purposes, it is intended that, taken together, the Contemplated Transactions will be treated as a tax-free transaction pursuant to Section 351(a) of the Code and (ii) if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement will constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of the Code and the Treasury Regulations thereunder.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1. Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Impact, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means, with respect to a Party, any transaction or series of related transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which such Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding shares of Impact Common Stock (in the case of Impact) or Company Capital Stock (in the case of the Company) or (iii) in which such Party or any of its Subsidiaries issues securities representing 20% or more of the outstanding shares of Impact Common Stock (in the case of Impact) or Company Capital Stock (in the case of the Company); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the assets of such Party and its Subsidiaries, taken as a whole (as determined by such Party’s board of directors or a committee thereof).

For the avoidance of doubt, any transactions, series of related transactions, agreement or discussion entered into or proposed to enter into by the Company for purposes of raising capital that is otherwise in accordance with the terms of this Agreement shall not be deemed an Acquisition Transaction.

3

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means each agreement, instrument, certificate or document to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement, the Impact Disclosure Schedules, the Company Disclosure Schedules, the Articles of Merger, the Impact Stockholder Voting and Support Agreement and Transition Arrangement Agreement.

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon in good faith by Impact and the Company.

“At the Money Impact Options” shall mean Impact Options with an exercise price equals the Impact Closing Price.

“At the Money Impact Warrants” shall mean Impact Warrants with an exercise price equals the Impact Closing Price.

“BMI Closing Shares” means 1,800,000 shares of PubCo Ordinary Shares, which number is subject to adjustments determined by PubCo, representing 1.00% of the total issued and outstanding PubCo Ordinary Shares of PubCo at the Closing.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any research, development, production, collaboration or similar commercialization partner of the Company or its Subsidiaries with respect to the Company Products, or of Impact or its Subsidiaries with respect to the Impact Products, as applicable.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

4

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of Dr Ashleys Bio Labs Limited.

“Company Capital Stock” means all issued and outstanding Company Shares.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Section 5.6(a).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Exclusively Licensed Intellectual Property” means any and all Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company, or to which the Company has or purports to have any other exclusive right, but excluding agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 5.1(a), 5.1(b), 5.2, 5.3, 5.4 and 5.20.

“Company Inbound License” means any Company Contract pursuant to which the Company is granted any license or obtains any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under (a) any Intellectual Property of any other Person that is material to the business of the Company taken as a whole (or to the further research, development and commercialization of Company Products as currently planned by Company), in each case, other than (i) agreements between the Company and its employees or consultants, with this exception limited to the extent of the assignment of Intellectual Property created by such individuals to the Company thereunder and (ii) agreements for any Third Party non-customized commercially available object code software licensed to the Company on generally available, standard commercial pricing and other terms for less than $250,000; or (b) any Company Exclusively Licensed Intellectual Property.

5

“Company Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by the Company or its Subsidiaries (“Company Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has or purports to have any other right (“Company Licensed Intellectual Property”).

“Company Key Employee” means (i) any executive officer of the Company or any of its Subsidiaries; and (ii) any employee of the Company or any of its Subsidiaries that reports directly to the Company Board.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business, or (f) general economic or political conditions or conditions generally affecting the industries (including changing tariff regimes) in which the Company and its Subsidiaries operate.

“Company Share Consideration” means 169,560,000 shares of PubCo Ordinary Shares, representing 94.20% of the total issued and outstanding PubCo Ordinary Shares at the Closing, without giving effect to the Compensation Shares which will be issued as part of the Share Exchange in accordance with Section 3.2. For the avoidance of doubt, in the event of issuance of the Compensation Shares in accordance with Section 3.2(d) at the Closing, the Company Share Consideration will be reduced by such number of Compensation Shares.

“Company Shares” means the ordinary shares, $0.0001 par value per share, of Dr Ashleys Bio Labs Limited.

“Company Outbound License” means any Company Contract pursuant to which the Company grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Company Intellectual Property that is material to the business of the Company taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for the Company or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of the Company or any Subsidiary thereof and another Subsidiary of the Company.

6

“Company Product” means the product that the Company discovers, commercializes, produces, or distributes, individually or jointly.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal with respect to the Company (other than by Impact or an Affiliate thereof and other than actions made in compliance with Section 8.5), (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal with respect to the Company or (c) upon willful and material breach of the Company’s obligations set forth in the first sentence of Section 8.5(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 24 2025, between the Company and Impact.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means, collectively, the Share Exchange and the Merger contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Drug Governmental Authority” means any Governmental Authority having jurisdiction over the safety, efficacy, approval, research, development, testing, labeling, manufacture, packaging, import, export, storage, sale, commercialization or distribution of Company Products or Impact Products, such as the FDA, the European Medicines Agency, or the United Kingdom Medicines and Healthcare Products Regulatory Agency.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each compensation, severance, termination protection, change in control, transaction bonus, retention or similar contract, plan, program, arrangement, policy or guidelines, and (iii) each other plan, program, arrangement or policy providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, tax gross-up, vacation benefits, insurance (including any self-insured arrangement), health, medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case whether or not written.

7

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Nevada common law. In no event shall “Fraud” hereunder include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

8

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 11, 50, 54, 56 and 312 and all comparable standards of any other applicable Drug Governmental Authority.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Parts 11 and 58, and all comparable standards of any other applicable Drug Governmental Authority.

“Good Manufacturing Practices” means the requirements set forth at 21 U.S.C. § 351(a)(2)(B) and in the regulations for drugs contained in 21 C.F.R. Parts 11, 210, 211 and 600-680, and all comparable standards of any other applicable Drug Governmental Authority.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including NYSE).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Healthcare Laws” means all applicable health care Laws, including (i) any and all federal, state and local fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)) and the regulations promulgated pursuant to such statutes and equivalent non-U.S. statutory and regulatory provisions; (ii) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; (iii) the health care fraud and false statement provisions of HIPAA; (iv) applicable Laws which are cause for exclusion from any federal health care program and the regulations promulgated pursuant to such statutes and equivalent non-U.S. statutory and regulatory provisions; (v) the federal health care program civil monetary penalty (42 U.S.C. § 1320a-7a) and exclusion authorities (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such statutes; (vi) the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and the regulations promulgated thereunder and equivalent non-U.S. statutory and regulatory provisions; and (vii) all applicable Laws, rules, regulations, orders, judgments, decrees and injunctions administered by the FDA and other applicable regulatory authorities, including those governing recordkeeping, manufacturing, testing, development and approval of any Company Product or Impact Product, including but not limited to FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610, each as may be amended from time to time and equivalent non-U.S. statutory and regulatory provisions.

9

“Healthcare Submissions” means all required material filings, declarations, listings, registrations, reports or submissions, including adverse event reports.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and their implementing regulations.

“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Impact Associate” means any current or former employee, independent contractor, officer or director of Impact.

“Impact Balance Sheet” means the audited balance sheet of Impact as of December 31, 2024, included in Impact’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

“Impact Board” means the board of directors of Impact prior to the Effective Time.

“Impact Capitalization Representations” means the representations and warranties of Impact set forth in Sections 7.6(a) and 7.6(d).

“Impact Closing Price” means the volume weighted average closing trading price of a share of Impact Common Stock on NYSE for the five (5) consecutive trading days ending three (3) trading days immediately prior to the date of the public announcement of this Agreement.

“Impact Common Stock” means the common stock, $0.001 par value per share, of Impact.

“Impact Contract” means any Contract: (a) to which Impact is a party, (b) by which Impact or any Impact Intellectual Property or any other asset of Impact is bound or under which Impact has any obligation or (c) under which Impact has or may acquire any right or interest.

“Impact Employee Plan” means any Employee Plan that Impact or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Impact or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

10

“Impact Fundamental Representations” means the representations and warranties of Impact and Merger Sub set forth in Sections 7.1(a), 7.1(b), 7.2, 7.3, 7.4 and 7.21.

“Impact D&O Insurance” means the directors and officers insurance with Westfield (Policy No. LSA-433726M-00) with the policy period from 09/16/2024 to 09/16/2025 and any other insurance policy from a reputable insurance provider with substantially equivalent terms (whether by way of a renewal or otherwise) that is obtained by Impact.

“Impact Intellectual Property” means (i) any and all Intellectual Property owned or purported to be owned, solely or jointly, by Impact or its Subsidiaries (“Impact Owned Intellectual Property”), and (ii) any and all Intellectual Property owned by any other Person and licensed or purported to be licensed to Impact or its Subsidiaries or to which Impact or any of its Subsidiaries has or purports to have any other right (“Impact Licensed Intellectual Property”).

“Impact Key Employee” means (i) an executive officer of Impact; and (ii) any employee of Impact that reports directly to the Impact Board or to an executive officer of Impact.

“Impact Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Impact Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Impact or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Impact Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Impact Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Impact Common Stock may be taken into account in determining whether an Impact Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Impact that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries (including changing tariff regimes) in which Impact or any of its Subsidiaries operates (other than to the extent contemplated by the succeeding clause (g)), (g) any government shutdown or slowdown, (h) the sale or winding down of the Impact’s business or operations as they exist prior to the Closing, and the sale, license or other disposition of the Impact Pre-Closing Assets in compliance with the terms of this Agreement and applicable Law, or (i) any change in the cash position of Impact and its Subsidiaries which results from operations in the Ordinary Course of Business.

“Impact Net Cash” means, the aggregate amount of cash balance in bank as of the Closing evidenced by account statement(s) issued by the banks and certified by Impact’s chief financial officer (the “Certified Bank Statement”) where Impact maintains its corporate accounts.

11

“Impact Net Debt” means all liability, indebtedness, expense, and trade payables of Impact and its Subsidiaries that are due and payable as of the Closing Date or otherwise invoiced on or prior to the Closing Date, excluding the ordinary course operation expense incurred and billed on monthly basis relating to leasing of the Celio Warehouse in Dallas pursuant to the warehouse service agreement between DSS PurerAir, Inc. and Western Packaging North Inc., dated September 1, 2024, as set forth in Section 7.13 of the Impact Disclosure Schedule.

“Impact Options” means options to purchase shares of Impact Common Stock granted by Impact, whether or not granted pursuant to any Impact Stock Plan.

“Impact Outbound License” means any Impact Contract pursuant to which Impact grants any license or any other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Impact Intellectual Property that is material to the business of Impact taken as a whole to any other Person, in each case, other than any (a) outbound non-exclusive license agreements entered into in the ordinary course of business consistent with past practice and where the grants of rights are (i) solely to commercial service providers to perform services for Impact or (ii) incidental to any assays or other materials obtained from third parties under material transfer agreements or other similar contracts, in each case, consistent with industry standard, and (b) agreements between any of Impact or any Subsidiary thereof and another Subsidiary of Impact.

“Impact Series A Preferred Stock” means the series A preferred stock of Impact at $0.001 par value per share.

“Impact Product” means the science and technologies and products that Impact discovers, confirms, patents, produces, sells or distributes or commercializes.

“Impact Shares” means shares of Impact Common Stock.

“Impact Triggering Event” shall be deemed to have occurred if: (a) Impact shall have failed to include in the Proxy Statement the Impact Board Recommendation, (b)(i) the Impact Board or any committee thereof shall have made an Impact Board Adverse Recommendation Change or (ii) the Impact Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal with respect to an acquisition of Impact (other than by the Company or an Affiliate thereof and other than actions made in compliance with Section 8.5 (except for an Impact Board Adverse Recommendation Change)), (c) Impact shall have entered into any letter of intent or similar document or any similar Contract relating to any Acquisition Proposal or (d) upon willful and material breach of Impact’s obligations set forth in the first sentence of Section 8.5.

“Impact Warrants” means warrants exercisable for the purchase or issuance of any shares of Impact Common Stock.

“In the Money Impact Options” shall mean Impact Options with an exercise price less than the Impact Closing Price.

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“In the Money Impact Warrants” shall mean Impact Warrants with an exercise price less than the Impact Closing Price.

“Insiders” means the officers and directors of Impact.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature throughout the world, including all (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-examinations, and substitutions thereof and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, trade dress, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, and related registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information, including manufacturing information, methods and processes, assays, materials, engineering and other manuals and drawings, operating procedures, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data and similar data and information (collectively, “Trade Secrets”); (v) rights of privacy or publicity; (vi) rights in software, data and databases, and industrial property rights; (vii) embodiments of any of the foregoing, and (viii) rights to assert, claim, enforce or sue and collect damages or seek other remedies for any past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of NYSE or the Financial Industry Regulatory Authority). For the avoidance of doubt, the term “Law” includes any and all Environmental Laws, Healthcare Laws and Privacy Laws.

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“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Merger Consideration” means:

(i) for each Impact Share (after giving effect to the NYSE Reverse Split) that is issued and outstanding immediately prior to the Effective Time, one PubCo Ordinary Share to be issued in exchange for such Impact Share in accordance with Section 2.6, and

(ii) for all Impact Shares (after giving effect to the NYSE Reverse Split) that are issued and outstanding immediately prior to the Effective Time and exchangeable for the PubCo Ordinary Shares in accordance with Section 2.6, approximately 8,640,000 shares of PubCo Ordinary Shares, which number is subject to adjustments mutually agreed by PubCo and Impact, to be issued in exchange for all such Impact Shares, representing 4.80% of the total issued and outstanding PubCo Ordinary Shares at the Closing.

For the avoidance of doubt, the Impact Shares that are entitled to be converted into the Merger Consideration include the Impact Common Stock issued upon the valid exercise or settlement of outstanding In the Money Impact Options (if any) and In the Money Impact Warrants (if any), upon conversion of the Impact Series A Preferred Stock, and upon conversion of the Promissory Note, as applicable.

“Merger Sub Board” means the board of directors of Merger Sub.

“NYSE” means the New York Stock Exchange American.

“NRS” means the Nevada Revised Statutes.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Orderly Transition” means orderly transition of Impact’s business and operations in connection with the Contemplated Transactions.

“Ordinary Course of Business” means, in the case of each of the Company and Impact, such actions taken in the ordinary course of its normal operations and consistent with its past practices, as applicable.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

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“Out of the Money Impact Options” shall mean Impact Options with an exercise price greater than the Impact Closing Price.

“Out of the Money Impact Warrants” shall mean Impact Warrants with an exercise price greater than the Impact Closing Price.

“Promissory Note” means the second amended and restated promissory note dated September 16, 2024 between Impact and DSS, Inc.

“Party” or “Parties” means the PubCo, Company, Impact, Merger Sub and Dr Ashleys Shareholder, either individually or jointly, as applicable.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Financials or the Impact Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Impact, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person that are subject to regulation by the Privacy Laws.

“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including but not limited to HIPAA; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“PubCo Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of PubCo.

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“PubCo Board” means the board of directors of PubCo.

“PubCo Capital Stock” means the PubCo Ordinary Shares.

“PubCo Charter” means the articles of incorporation of PubCo.

“PubCo Equity Incentive Plan” means equity incentive plan for PubCo, in form and substance to be mutually agreed by PubCo, Company and Impact prior to the Closing.

“PubCo Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a PubCo Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the PubCo or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a PubCo Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19 and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, the any change in the cash position of the PubCo and its Subsidiaries which results from operations in the Ordinary Course of Business, or (e) general economic or political conditions or conditions generally affecting the industries (including changing tariff regimes) in which the Company and its Subsidiaries operate.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“NYSE Reverse Split” means a reverse stock split of all outstanding shares of Impact Common Stock at a reverse stock split ratio mutually agreed by Impact and the Company that is effected by Impact, for the purpose of maintaining compliance with NYSE listing requirements or of maintaining compliance with Impact’s authorized share count, or for other purposes as mutually agreed by the parties.

“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).

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“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to export items (including hardware, software, or technology) and/or services, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the U.S. Department of State, and any other similar Laws of any other jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Time” means the time that is immediately prior to the Effective Time.

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 70% for these purposes) that: (a) was not obtained or made as a result of a breach of (or a violation of) Section 8.5(a) by Impact, (b) is on terms and conditions that the Impact Board or the Company Board, as applicable (or any committee thereof) determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any binding written offer by the other Party to the Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, it deems are more favorable, from a financial point of view, to Impact’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any debt financing conditions (and if debt financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

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“Tax Return” means any return (including any information return), report, statement, declaration, claim of refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Impact, and solely to the extent due at the Closing Date, the aggregate amount (without duplication) of all costs, fees and expenses incurred by Impact or any of its Subsidiaries, or for which Impact or any of its Subsidiaries are liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including without limitation (a) any fees and expenses of legal counsel and accountants, fees and expenses reasonably expected to be payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Impact in connection with the Contemplated Transactions; (b) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) the fees and expenses in connection with the printing, mailing and distribution of the Registration Statement and any amendments and supplements thereto; (d) the NYSE Fee (as defined in Section 9.14), and (e) the fees of the Transfer Agent.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	9.6(e)

Antitrust Laws	9.4(b)

Articles of Merger	2.1

Agreement	Preamble

BMI	3.2(c)

Cash Determination Time	9.6(a)

Certifications	7.7(a)

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Term	Section
Closing	4.1

Closing Date	4.1

Closing Filing	9.8(b)

Closing Press Release	9.8(b)

Company	Recitals

Company Board Adverse Recommendation Change	9.2(c)

Company Audited Financial Statements	9.1(e)

Company Board Recommendation	9.2(b)

Company Certificate	3.3(a)(ii)

Company Disclosure Schedule	5

Company Financials	5.7(a)

Company Material Contract	5.13(a)

Company Notice Period	9.2(c)

Company Real Estate Leases	5.11

Company Registered IP	10.3

Company Required F-4 or S-4 Information	9.1(d)

Company Real Estate Leases	9.1(d)

Company Share Swap	Recitals

Company Shareholders	9.2(a)

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Term	Section
Company Shareholder Written Consents	9.2(a)

Compensation Shares	3.2(d)

CTA	7.14(c)

Debt Determination Time	9.7(a)

Debt Dispute Notice	9.7(b)

Dissenting Shares	2.14(b)

Dr Ashleys HK	Recitals

Dr Ashleys Shareholder	Preamble

DTC	2.10

Effective Time	2.3

GAAP	5.7(a)

Impact	Preamble

Impact Board Adverse Recommendation Change	9.3(c)

Impact Board Recommendation	9.3(b)

Impact Consenting Stockholders	Recitals

Impact Contract	7.13(a)

Impact Disclosure Schedule	7

Impact Grant Date	7.6(f)

Impact Licensed Agreements	7.13(a)(ix)

Impact Net Debt Calculation	9.7(a)

Impact Net Debt Schedule	9.7(a)

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Term	Section
Impact Notice Period	9.3(b)

Impact Real Estate Leases	7.11

Impact Registered IP	7.12(a)

Impact SEC Documents	7.7(a)

Impact Second Board Recommendation	9.3(b)

Impact Stock Plan	7.6(c)

Impact Stockholder Meeting	9.1(a)

Impact Stockholder Voting and Support Agreement	Recitals

IND	7.14(c)

Intended Tax Treatment	2.13

Liability	5.9

Merger	Recitals

Merger Sub	Preamble

Net Cash Dispute Notice	9.6(b)

NYSE Fee	9.9

NYSE Listing Application	9.9

Post-Closing Welfare Plan	9.6(b)

PubCo	Preamble

PubCo and Surviving Corporation Directors	9.11

PubCo Disclosure Schedule	6
Pre-Closing Period	8.1(a)

Privacy Policies	5.22

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Term	Section
Proxy Statement	9.1(a)

Registration Statement	9.1(a)

Required Company Shareholder Vote	5.4

Required PubCo Shareholder Vote	6.4

Required Impact Stockholder Vote	7.4

Dr Ashleys Shareholder	Recitals

Signing Filing	9.8(b)

Signing Press Release	9.8(b)

Share Exchange	Recitals

Specified Impact Stockholder Meeting	9.1(a)

Specified Impact Stockholder Matters	9.1(a)(vi)

STF	3.3(a)(i)

Surviving Corporation	2.1

Transition Arrangement Agreement	9.14

Transfer Agent	2.10

WARN	5.17(d)

1.2. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule, PubCo Disclosure Schedule or Impact Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 5, Section 6 or Section 7, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule, PubCo Disclosure Schedule, or the Impact Disclosure Schedule shall qualify other sections and subsections in Section 5, Section 6 or Section 7, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

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Section 2. MERGER

2.1. The Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and the articles of merger to be filed relating to the Merger, (the “Articles of Merger”), in substantially the form attached hereto as Exhibit C, and in accordance with the applicable provisions of the NRS, Impact and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Impact with Impact being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Impact shall continue as the surviving company and a wholly owned direct Subsidiary of PubCo. Impact, as the surviving company after the Merger, is hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation.”

2.2. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Impact and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Impact and Merger Sub set forth in this Agreement to be performed after the Effective Time. As a result of the Merger, Impact will become a wholly-owned subsidiary of PubCo.

2.3. Effective Time. Impact, Merger Sub and PubCo shall cause the Merger to be consummated by filing the executed Articles of Merger with the Secretary of State of the State of Nevada in accordance with Chapter 92A of the NRS. The Merger shall become effective at the time when the Articles of Merger has been duly filed with the Secretary of State of the State of Nevada or at such later time as may be agreed by Impact and Merger Sub (with the prior written consent of the Company) in writing and specified in the Articles of Merger (the “Effective Time”).

2.4. Organizational Documents; Directors and Officers. The certificate of incorporation and bylaws of Impact as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety in the form of the certificate and bylaws of the Merger Sub as in effect immediately prior to the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation, except that, at the Effective Time, Impact shall amend its articles of incorporation and bylaws to (i) change the name “Dr Ashleys Nevada Sub, Inc.” to “Dr Ashleys USA Inc.” , (ii) effect the NYSE Reverse Split, and (iii) make such other changes as PubCo, in its sole discretion, may believe appropriate, until thereafter amended in accordance with such articles of incorporation and bylaws and applicable Law.

2.5. Directors and Officers of Surviving Corporation. At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated by the Company, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their resignation or removal in accordance with the Organizational Documents of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified. At the Effective Time, the board of directors and officers of Impact shall resign and automatically cease to hold office.

2.6. Effect of Merger on Impact Shares and Merger Sub Shares

(a) Impact Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Impact or PubCo, each Impact Share (after giving effect to the NYSE Reverse Split) that is issued and outstanding immediately prior to the Effective Time, shall thereupon be converted into, and the holder of such Impact Share shall be entitled to receive, the Merger Consideration. Each Impact Share converted into the right to receive the Merger Consideration pursuant to this Section 2.6(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time, and each holder of each such Impact Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration into which each such Impact Share shall have been converted in the Merger.

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(b) Impact Preferred Stock and Impact Promissory Note.

(i) In accordance with the terms of the Impact Series A Preferred Stock, immediately prior to the Effective Time, each share of the issued and outstanding shares of Impact Series A Preferred Stock shall convert into one share of Impact Common Stock, and be included as outstanding shares of Impact Common Stock immediately prior to the Effective Time for purposes of Section 2.6(a).

(ii) Impact has agreed with DSS, Inc. to convert the outstanding principal amount and accrued interest (if any) under the Promissory Note into 91,747,370 Impact Shares prior to the Effective Time (provided that the number of shares to be issued to DSS Inc. in respect of the conversion under the Promissory Note may be subject to change based on the conversion rate as may be agreed to between Impact and DSS, Inc. between the date of this Agreement and the Effective Time).

(c) Impact Options and Impact Warrants.

(i) Impact Options. As of immediately prior to the Effective Time, each Impact Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In the Money Impact Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, immediately prior to the Effective Time a number of shares of Impact Common Stock equal to the number of shares underlying such Impact Option. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Impact Common Stock in accordance with the preceding sentence shall be satisfied by Impact withholding from issuance that number of shares of Impact Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Impact Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. At the Effective Time, each Out of the Money Impact Option and At the Money Impact Option shall be cancelled for no consideration. Prior to the Closing, the Impact Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

(ii) Impact Warrants. As of immediately prior to the Effective Time, each Impact Warrants that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In the Money Impact Warrants that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, immediately prior to the Effective Time a number of shares of Impact Common Stock equal to the number of shares underlying such Impact Warrants. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Impact Common Stock in accordance with the preceding sentence shall be satisfied by Impact withholding from issuance that number of shares of Impact Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Impact Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. At the Effective Time, each Out of the Money Impact Warrant and At the Money Impact Warrant shall be cancelled for no consideration. Prior to the Closing, the Impact Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

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(d) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Impact stockholders or PubCo, each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Surviving Corporation, PubCo, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.7. Satisfaction of Rights. All securities issued upon the surrender of Impact Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided, that any restrictions on the sale and transfer of Impact Shares shall also apply to PubCo Ordinary Shares so issued in exchange.

2.8. Lost, Stolen or Destroyed Impact Certificates. In the event any certificates representing Impact Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, PubCo shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 2.6.

2.9. Stock Transfer Books. At the Effective Time, the register of security holders of Impact shall be closed, and there shall be no further registration of transfers of Impact Shares thereafter on the records of Impact.

2.10. Appointment of Transfer Agent. Until the Closing, the Parties agree to retain the transfer agent currently appointed by Impact, namely Equiniti Trust Company, LLC (the “Transfer Agent”) as its agent, for the purpose of (a) exchanging Impact Shares for PubCo Ordinary Shares in accordance with Section 2.6(a) and (b) issuing the Company Share Consideration in accordance with Section 3.2. The Transfer Agent shall (i) exchange each Impact Share for the Merger Consideration, (ii) issue the Company Share Consideration, and (iii) take or cause to be taken such actions as are necessary to update PubCo’s register of security holders to reflect the actions contemplated by clauses (i) and (ii) of this sentence, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Articles of Merger, the NRS customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

2.11. Exchange of Book-Entry Shares.

(a) Exchange Procedures. Promptly after the Closing Date, PubCo shall cause the Transfer Agent to mail to each holder of record of Impact Shares that were converted pursuant to Section 2.6(a) into the Merger Consideration instructions for use in effecting the surrender of the Impact Shares in exchange for Merger Consideration in a form acceptable to the Company and Impact. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of an Impact Share that was converted pursuant to Section 2.6(a) into Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration applicable to the surrendered shares in book-entry form, without interest (subject to any applicable withholding Tax). Each PubCo Ordinary Share to be delivered as Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo and Impact shall jointly cause the Transfer Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Impact Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of Impact Shares surrendered or shall have established to the reasonable satisfaction of PubCo and the Company that such Tax either has been paid or is not applicable.

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(b) Distributions with Respect to Exchanged Common Shares. Each PubCo Ordinary Share to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holders of whole PubCo Ordinary Shares issued in exchange for Impact Shares pursuant to Section 2.6(a) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole PubCo Ordinary Shares.

(c) No Transfer. After the Effective Time, there shall be no further transfer on the records of Impact of Impact Shares which have been converted, pursuant to this Agreement, into the right to receive the Merger Consideration set forth herein.

2.12. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Impact and Merger Sub, the officers and directors of Impact and PubCo are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.13. Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, it is intended that, taken together, the Share Exchange and the Merger will qualify as (a) an exchange under Section 351(a) of the Code and (b) as a “reorganization” under Section 368(a) of the Code and this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder ((a) and (b), together, the “Intended Tax Treatment”). The Parties further agree and acknowledge that the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of Impact (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8(c)) None of the Parties nor any of their respective Affiliates has taken or has agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent, taken together, the Merger and the Share Exchange from qualifying as an exchange described in Section 351 of the Code or as a reorganization within the meaning of Section 368(a) of the Code.

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2.14. Appraisal Rights.

(a) Subject to the limitations set forth in the Impact Stockholder Voting and Support Agreement, to the extent the stockholder is entitled to appraisal rights under Chapter 92A of NRS, Impact Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such Impact Shares in accordance with the NRS (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described Section 2.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of PubCo Capital Stock held by them in accordance with the NRS, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the NRS. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Impact Capital Stock under the NRS (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.6 and 2.8.

(b) Impact shall give PubCo and the Company a list of dissenting stockholders as well as prompt written notice of any demands by dissenting stockholders received by Impact, withdrawals of such demands and any other instruments served on the Impact and any material correspondence received by Impact in connection with such demands, and Impact shall have the right to participate in all negotiations and proceedings with respect to such demands. Impact shall not, except with PubCo’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 3. SHARE EXCHANGE

3.1. Exchange of Company Shares. At the Closing (defined below) and subject to and upon the terms and conditions of this Agreement and the Organizational Documents of the Company, Dr Ashleys Shareholder shall sell, assign and transfer to PubCo, and PubCo shall purchase, acquire, assume and accept from the Dr Ashleys Shareholder, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant Organizational Documents) and together with all rights attaching to the Company Shares at the Closing (defined below) (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Closing). Following the Closing, Dr Ashleys Bio Labs Limited will be a wholly-owned Subsidiary of PubCo.

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3.2. Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to Dr Ashleys Shareholder in exchange for such Dr Ashleys Shareholder’s Company Shares shall consist of the issuance of a number of PubCo Ordinary Shares equal to the Company Share Consideration.

(b) PubCo shall issue to Dr Ashleys Shareholder the Company Share Consideration at the Closing.

(c) PubCo shall issue to BMI Capital International LLC (or its designees) (the “BMI”) the BMI Closing Shares at the Closing.

(d) PubCo shall issue to Frank D. Heuszel, the Chief Executive Officer of Impact a total of 22,000 shares of PubCo Ordinary Shares (“Compensation Shares”) at the Closing. For the avoidance of doubt, to avoid dilution to the Impact Shareholders, the Compensation Shares are excluded from the Merger Consideration and will be deducted from the Company Share Consideration to be issued to Dr Ashleys Shareholder at the Closing.

3.3. Transfer of Company Shares and Other Undertakings.

(a) At or prior to the Closing, Dr Ashleys Shareholder shall deliver or procure the delivery to PubCo of:

(i) a duly executed stock transfer form in respect of his Company Shares to effect the transfer of his Company Shares (the “STF”);

(ii) share certificates representing the Company Shares (“Company Certificate”), if his Company Shares are certificated (in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to PubCo, the Dr Ashleys Shareholder may instead deliver to PubCo an indemnity for lost certificate in form and substance reasonably acceptable to PubCo);

(b) At the Closing, the Company shall deliver or procure the delivery to PubCo of a copy of the executed resolution of the Company Board, or similar authorization, (i) approving the form of the STF and the transfer of the Company Shares from Dr Ashleys Shareholder to PubCo and (ii) instructing the Transfer Agent to update the Company’s register of security holders such that PubCo is entered in the register of members as the sole holder of all of the Company Shares.

3.4. Dr. Ashleys Shareholder Consent. Dr Ashleys Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Contemplated Transactions. Dr Ashleys Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of Dr Ashleys Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents and any other agreement in respect of the Company to which Dr Ashleys Shareholder is a party or bound and all applicable Laws. Dr Ashleys Shareholder hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents or otherwise as may affect the Contemplated Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, Company and Dr Ashleys Shareholder hereby waive any obligations of any other Person pursuant to the Company’s Organizational Documents to the extent they relate to the Contemplated Transactions

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3.5. Withholding. Impact, PubCo, the Dr Ashleys Shareholder, the Transfer Agent, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 4. CLOSING

4.1. Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 10, 11 and 12, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of signatures, on the next Business Day after all of the Closing conditions set forth in this Agreement have been satisfied or waived, or at such other date, time or place as the Company and Impact may agree (the date at which the Closing is actually held being the “Closing Date”). Closing signatures may be transmitted by e-mailed PDF files or by facsimile.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedule delivered by the Company to Impact (the “Company Disclosure Schedule”), the Company represents and warrants to Impact and Merger Sub as follows:

5.1. Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 5.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of the Company and the respective equity ownership held by the Company in each Subsidiary.

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(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Other than as set forth in Section 5.1(a) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no other Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

5.2. Organizational Documents. The Company has delivered to Impact accurate and complete copies of the Organizational Documents of the Company and its Subsidiaries in Section 5.2 of the Company Disclosure Schedule. The Company is not in breach or violation of its Organizational Documents in any material respect.

5.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Company Shareholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Impact and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.4. Vote Required. The written consent or affirmative votes of Dr Ashleys Shareholder are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Shareholder Vote”).

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5.5. Non-Contravention; Consents.

(a) Subject to (i) obtaining the Required Company Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(v) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for (i) obtaining the Required Company Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not Company Material Contracts, and in the case of such filings, notices or Consents under Company Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect).

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(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the Companies Act , to the extent applicable to the Company, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.

5.6. Capitalization.

(a) As of the date hereof, the authorized capital of the Company consists of 500,000,000 shares of Company Shares.

(b) All of the outstanding Company Capital Stock as set out in Section 5.6(a) have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 5.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) As of the date hereof, the Company does not have any option plan or any other plan, program, agreement or arrangement providing for an equity-based compensation for any Person.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(e) All outstanding Company Capital Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

5.7. Financial Statements.

(a) Section 5.7(a) of the Company Disclosure Schedule includes true and complete copies of the Company’s (i) consolidated audited balance sheets and related audited statements of operations, changes in statements of stockholders’ equity and cash flows, and notes thereto as of or for the twelve (12) months ended March 31, 2023 and 2024; and (ii) consolidated unaudited balance sheets and related unaudited statements of operations, changes in statements of stockholders’ equity and cash flows, and notes thereto as of or for the twelve (12) months ended March 31, 2025 (the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

5.8. Absence of Changes. Except as set forth on Section 5.8 of the Company Disclosure Schedule, between March 31, 2025 and the date of this Agreement, each of the Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 8.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

5.9. Absence of Undisclosed Liabilities. Since March 31, 2025, the Company and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Company Financials; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Company Financials; (iii) Liabilities to perform under Contracts entered into by the Company or its; (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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5.10. Title to Assets. Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Financials and (b) all other tangible assets reflected in the books and records of the Company and its Subsidiaries as being owned by the Company or the Subsidiaries. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

5.11. Real Property; Leasehold. Other than set forth in Section 5.11 of the Company Disclosure Schedule, the Company and its Subsidiaries do not own and have never owned any real property. The Company has made available to Impact (a) an accurate and complete list of all real properties with respect to which the Company or its Subsidiaries directly or indirectly hold a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

5.12. Intellectual Property.

(a) With respect to Patents, each material item of Company Registered IP to be delivered in accordance with Section 10.9 is subsisting and, to the Knowledge of the Company, all issued Patents within the Company Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Company Registered IP that are currently due have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or, to the Knowledge of the Company, threatened regarding any Company Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Company Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Company Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Company Owned Intellectual Property pursuant to which both (i) the Company has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Company Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Company Intellectual Property. To the Knowledge of the Company, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d) The Company Owned Intellectual Property is solely and exclusively owned by the Company or its Subsidiaries free and clear of any Encumbrance, other than Permitted Encumbrances. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Exclusively Licensed Intellectual Property is solely and exclusively in-licensed by the Company, and (ii) the other Company Licensed Intellectual Property is in-licensed by the Company, in each case of the foregoing clauses (i) and (ii), free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Contemplated Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by the Company on the same terms and conditions thereafter. To the Knowledge of the Company, the Company owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of the Company as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by the Company of the Intellectual Property of other Persons. No current or to the director, officer, employee or to the Knowledge of the Company, contractor of, or consultant to, the Company or its Subsidiaries owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of the Company, has alleged that they own or have any such claim, right or interest) to or in any Company Intellectual Property.

(e) To the Knowledge of the Company, the operation of the business of the Company does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Company Products as currently planned by the Company will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company, nor, to the Knowledge of the Company, any of the licensors of the Company, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or, to the Knowledge of the Company, has been threatened, against the Company or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither the Company nor Company Owned Intellectual Property is subject to any Order as of the date hereof, neither the Company nor, to the Knowledge of the Company, any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates to the Company’s use or other exploitation in any manner of any Company Intellectual Property or of any other Intellectual Property owned by any other Person.

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(g) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) The Company has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in the Company Intellectual Property and, to the Knowledge of the Company, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) To the Knowledge of the Company, each item of Company Intellectual Property that is Company Registered IP owned by the Company is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Except as contained in license, distribution and service agreements entered into in the ordinary course of business by Company (i) the Company is not bound by any Company Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company, taken as a whole and (ii) the Company has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k) The Company has delivered or made available to Impact, a complete and accurate copy of all Company Inbound Licenses and all Company Outbound Licenses. With respect to each of the material Company Inbound Licenses and Company Outbound Licenses: (i) to the Knowledge of the Company, each such agreement is valid, binding on, enforceable against the Company, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.

5.13. Agreements, Contracts and Commitments.

(a) Section 5.13(a) of the Company Disclosure Schedule identifies each of the following types of Company Contracts that is in effect as of the date of this Agreement, and the definitive agreements in respect of the Contemplated Transactions (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) that relates to any material bonus, deferred compensation, or severance plans or arrangements;

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(ii) evidencing a commitment by the Company or any of its Subsidiaries to make a future capital expenditure in excess of $2,500,000;

(iii) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of $2,500,000(excluding loans by the Company to wholly-owned Subsidiaries in the Ordinary Course of Business);

(iv) providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(v) (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company or any of its Subsidiaries granted any Person an exclusive license under any Company Intellectual Property;

(vi) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company or any of its Subsidiaries;

(vii) that is a settlement, conciliation or similar Contract with or approved by any Governmental Authority (A) pursuant to which the Company or any of its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the conduct of the Company or any of its Subsidiaries (other than customary confidentiality obligations);

(viii) with any Governmental Authority, except for materials transfer agreements, agreements with academic institutions and non-disclosure agreements entered into in the Ordinary Course of Business;

(ix) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(x) relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(xi) requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $2,500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (C) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries, in each case, except for Company Contracts entered into in the Ordinary Course of Business; or

(xii) with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company or any of its Subsidiaries in connection with the Contemplated Transactions.

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(b) The Company has delivered or made available to Impact accurate and complete copies of all Company Material Contracts that are in written form, including all amendments thereto, The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

5.14. Compliance; Permits; Restrictions.

(a) Each of the Company and its Subsidiaries is and, since April 1, 2023, has been in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries, and, since April 1, 2023, the Company has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries holds, and since April 1, 2023 has held, all Governmental Authorizations necessary for the Company and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Governmental Authorizations held by the Company and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and, to the Knowledge of the Company, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and the Company and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

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5.15. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

5.16. Tax Matters.

(a) Each of the Company and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to the Company and its Subsidiaries have been paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. The Company and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Company and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) None of the Company and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with the Company’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Company and its Subsidiaries.

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(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no dispute, audits, examinations, assessments or other actions concerning any Tax Liability of the Company and its Subsidiaries pending or, to the Knowledge of the Company, threatened by any Governmental Authority against, or with respect to, the Company and its Subsidiaries that remains unpaid, and none of the Company and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(f) None of the Company and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(g) None of the Company and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Tax Law), other than any affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Tax Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(h) None of the Company and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of the Company, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) The Company is not and has not been a United States real property holding corporation within the meaning the Section 897(c)(2) of the Code in the last five (5) years.

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(j) Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

5.17. Employee and Labor Matters; Benefit Plans.

(a) The Company is, and has been since April 1, 2023, in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements, except where the failure to so comply has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company does not have, or since April 1, 2024 has not had, any material Liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

(b) The Company is not a party to, nor does it have a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of the Company and, as of the date hereof, there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company for the purpose of forming or joining a labor union or works council. Since April 1, 2024 to the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, or, to the Knowledge of the Company, any threat thereof, affecting the Company or any of its employees.

(c) There is not, and since April 1, 2023 has not been, any Legal Proceeding pending, or to the Knowledge of the Company, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of the Company, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to the Company, taken as a whole.

(d) Within the past three (3) years, the Company has not implemented any plant closing or layoff of employees that (in either case) violated the United States Worker Adjustment and Retraining Notification Act, as amended, or any similar state, local or foreign law (together, “WARN”) and the Company has not incurred any material Liability under WARN that remains unsatisfied.

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(e) As of the date hereof, the Company does not have any Company Employee Plan.

(f) The Company does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of the Company.

5.18. Environmental Matters. Each of the Company and its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company or its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material Liability under any Environmental Law.

5.19. Insurance. The Company has delivered to Impact accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries as set forth in Section 5.19 of the Company Disclosure Schedule. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, none of the Company and it Subsidiaries has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of the Company and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or its Subsidiaries, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or its Subsidiaries of its intent to do so.

5.20. No Financial Advisors. Except as set forth on Section 5.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

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5.21. Transactions with Affiliates. Section 5.21 of the Company Disclosure Schedule describes any material transactions or relationships, since April 1, 2023 between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.22. Privacy and Data Security. Since April 1, 2023, each of the Company and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information, except for such non-compliance as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since April 1, 2023, the Company and its Subsidiaries have complied in all material respects with each of their respective written and published policies concerning the privacy of Personal Information (“Privacy Policies”), if applicable and required. The Company and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and the Company and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of the Company and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of the Company and its Subsidiaries has received written notice (or, to the Knowledge of the Company, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of the Company and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, to Knowledge of the Company, threatened against any of the Company and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

5.23. Anti-Corruption.

(a) Neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has not received any written communication (or, to the Knowledge of the Company, any other communication) that alleges any of the foregoing. To the Knowledge of the Company, the Company has disclosed to Impact any and all allegations that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.

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(b) There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or Liability arising under or relating to any Anti-Corruption Law.

5.24. Sanctions Laws. In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and in the past five (5) years, there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of the Company threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Neither the Company nor any director, officer or employee of any of the Company, is a Sanctioned Person. In the past five (5) years, the Company has not had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

5.25. No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Impact nor any other person on behalf of Impact makes any express or implied representation or warranty with respect to Impact or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Impact set forth in Section 7 (in each case as qualified and limited by the Impact Disclosure Schedule)), none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 6. REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as set forth in the written disclosure schedule delivered by the PubCo to Impact and the Company (the “PubCo Disclosure Schedule”), the PubCo represents and warrants to Impact and the Company as follows:

6.1. Due Organization; Subsidiaries.

(a) Each of the PubCo and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 6.1(a) of the Company Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of the Company and the respective equity ownership held by the Company in each Subsidiary.

(b) Each of the PubCo and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a PubCo Material Adverse Effect.

(c) Other than the Subsidiaries set forth in Section 6.1(a) of the PubCo Disclosure Schedule, the PubCo has no Subsidiaries, and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. PubCo is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. PubCo has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. PubCo has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

6.2. Organizational Documents. PubCo has delivered to Impact and the Company accurate and complete copies of the Organizational Documents of PubCo in Section 6.2 of the PubCo Disclosure Schedule. PubCo is not in breach or violation of its Organizational Documents in any material respect.

6.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required PubCo Shareholder Vote, PubCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The PubCo Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the PubCo vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the PubCo and assuming the due authorization, execution and delivery by Impact, Merger Sub, and the Company, constitutes the legal, valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.

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6.4. Vote Required. The written consent or affirmative vote of a majority of PubCo Ordinary Shares are the only votes of the holders of any class or series of PubCo Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required PubCo Shareholder Vote”).

6.5. Non-Contravention; Consents.

(a) Subject to (i) obtaining the Required PubCo Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, neither (x) the execution, delivery or performance of this Agreement by the PubCo, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of PubCo’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the PubCo, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the PubCo;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material contracts of PubCo, or give any Person the right to: (A) declare a default or exercise any remedy under any material contracts of PubCo, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any material contracts of PubCo, (C) accelerate the maturity or performance of any material contracts of PubCo or (D) cancel, terminate or modify any term of any material contracts of PubCo, except in the case of any nonmaterial breach, default, penalty or modification, except as would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect; or

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(v) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the PubCo or any of its Subsidiaries, except as would not be reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect.

(b) Except for (i) obtaining the Required PubCo Shareholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions (in each case except under Company Contracts that are not PubCo Material Contracts, and in the case of such filings, notices or Consents under PubCo Material Contracts, except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a PubCo Material Adverse Effect).

(c) The PubCo Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the Companies Act, to the extent applicable to PubCo, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions.

6.6. Capitalization. As of the date hereof, the authorized capital of PubCo consists of 500,000,000 PubCo Ordinary Shares. Prior to giving effect to the Contemplated Transactions, PubCo does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub.

6.7. PubCo Activities. Since its formation, PubCo (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.

6.8. No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of PubCo.

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6.9. Investment Company Act. PubCo is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

6.10. Taxes. To the Knowledge of PubCo, there is no plan or intention to cause PubCo to be liquidated (for federal income Tax purposes) following the Transactions.

6.11. Information Supplied. None of the information supplied or to be supplied by PubCo expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Contemplated Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to Impact Shareholders with respect to the consummation of the Contemplated Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Impact, the Company, Dr Ashleys Shareholder or any of their respective Affiliates.

Section 7. REPRESENTATIONS AND WARRANTIES OF IMPACT

Except (i) as set forth in the written disclosure schedule delivered by Impact to the Company (the “Impact Disclosure Schedule”) or (ii) as disclosed in the Impact SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Impact SEC Documents shall be deemed to be disclosed in a section of the Impact Disclosure Schedule only if it is reasonably apparent from a reading of such Impact SEC Documents that it would be applicable to such section or subsection of the Impact Disclosure Schedule, Impact represents and warrants to the Company as follows:

7.1. Due Organization; Subsidiaries.

(a) Each of Impact and its Subsidiaries is a corporation or other legal entity duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations in all material respects under all Contracts by which it is bound. Section 7.1(a) of the Impact Disclosure Schedule sets forth an accurate and complete list of Subsidiaries of Impact and the shareholders of each Subsidiary.

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(b) Each of Impact and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Impact Material Adverse Effect.

(c) Except as set forth on Section 7.1(a) of the Impact Disclosure Schedule, Impact has no other Subsidiaries and Impact does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Impact is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Impact has not agreed and is not obligated to make, nor is Impact bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Impact has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

7.2. Organizational Documents. Impact has delivered to the Company accurate and complete copies of the Organizational Documents of Impact and its Subsidiaries. None of Impact and it Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

7.3. Authority; Binding Nature of Agreement. Subject to obtaining the Required Impact Stockholder Vote, Impact has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions that are contemplated to be consummated by it. The Impact Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Impact and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Impact Shares to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Impact vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Impact and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Impact, enforceable against Impact in accordance with its terms, subject to the Enforceability Exceptions.

7.4. Vote Required. The affirmative vote of the holders of a majority of the Impact Shares (including the shares into which the Impact Series A Preferred Stock and Promissory Note convert in accordance with Section 2.6(b), and the shares into which the In the Money Impact Options (if any) and In the Money Impact Warrants (if any) convert in accordance with Section 2.6(c)) properly cast is the only vote of the holders of any class or series of Impact’s capital stock necessary (i) to approve the issuance of Impact Shares to the stockholders of the Company pursuant to the terms of this Agreement (the “Required Impact Stockholder Vote”).

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7.5. Non-Contravention; Consents.

(a) Subject to (i) obtaining the Required Impact Stockholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, neither (x) the execution, delivery or performance of this Agreement by Impact, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Impact or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Impact or its Subsidiaries or any of the assets owned or used by Impact or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Impact or its Subsidiaries or that otherwise relates to the business of Impact, or any of the assets owned, leased or used by Impact; or

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Impact Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Impact Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Impact Contract, (C) accelerate the maturity or performance of any Impact Contract or (D) cancel, terminate or modify any term of any Impact Contract, except in the case of any nonmaterial breach, default, penalty or modification;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) obtaining the Required Impact Stockholder Vote, (ii) compliance with any applicable requirement of the HSR Act (if applicable) and the expiration or termination of the required waiting periods, or the receipt of other Consents thereunder, (iii) any filings required with the NYSE or the SEC with respect to the Contemplated Transactions, (iv) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) such filings that are expressly contemplated by this Agreement, Impact was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions, and in the case of such filings, notices or Consents under Impact Contracts (except as the failure to make such filing, give such notice or obtain such Consent would not reasonably expected to have, individually or in the aggregate, a Impact Material Adverse Effect).

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7.6. Capitalization.

(a) The authorized capital stock of Impact consists of (i) 4,000,000,000 shares of Impact Common Stock of which 12,085,412 shares have been issued and are outstanding as of the date of this Agreement and (ii) 100,000,000 shares of Impact Series A Preferred Stock, par value $0.001 per share, of which 60,496,041 have been issued and are outstanding as of the date of this Agreement. Impact does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Impact Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Impact Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Impact Common Stock is subject to any right of first refusal in favor of Impact. There is no Impact Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Impact Common Stock. Impact is not under any obligation, nor is Impact bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Impact Common Stock or other securities. There are no repurchase rights held by Impact with respect to shares of Impact Common Stock (including shares issued pursuant to the exercise of stock options). With respect to any equity securities in Impact subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election.

(c) Except for Impact Biomedical 2023 Employee, Director and Consultant Equity Incentive Plan (the “Impact Stock Plan”) as set forth in Section 7.6(c)) of the Impact Disclosure Schedule, Impact does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Impact has reserved 5,000,000 shares of Impact Common Stock for issuance under the Impact Stock Plan, of which 4,080,000 shares have been reserved for issuance upon exercise or settlement of Impact Options and Impact Warrants, as applicable, granted under the Impact Stock Plan, and 920,000 shares remain available for future issuance pursuant to the Impact Stock Plan. Section 7.6(c)(i) of the Impact Disclosure Schedule sets forth the following information with respect to each Impact Option and Impact Warrant outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Impact Common Stock subject to such Impact Option and Impact Warrant at the time of grant, (iii) the number of shares of Impact Common Stock subject to such Impact Option and Impact Warrant as of the date of this Agreement, (iv) the exercise price of such Impact Option and Impact Warrant, as applicable, (v) the date on which such Impact Option and Impact Warrants was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Impact Option and Impact Warrant, as applicable, expires, (viii) whether such Impact Option and Impact Warrant, as applicable, is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (ix) in the case of an Impact Option and Impact Warrant, as applicable, the plan pursuant to which such Impact Option or Impact Warrant was granted. Impact has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Impact has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Impact Stock Plan and any amendments thereto.

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(d) Except for the outstanding Impact Options and Impact Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Impact, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Impact, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Impact is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Impact. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Impact. The treatment of the Impact Options and the Impact Warrants under this Agreement do not violate the terms of the Impact Stock Plan.

(e) All outstanding shares of Impact Common Stock, Impact Options, and Impact Warrants have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Impact Options and Impact Warrants granted pursuant to the Impact Stock Plan, (i) each grant of an Impact Option or Impact Warrants was duly authorized no later than the date on which the grant of such Impact Option and Impact Warrants was by its terms to be effective (the “Impact Grant Date”) by all necessary corporate action, including, as applicable, approval by the Impact Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Impact Option and Impact Warrant grant was made in accordance with the terms of the Impact Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Impact Option was not less than the fair market value of a share of Impact Common Stock on the applicable Impact Grant Date.

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7.7. SEC Filings; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Impact with the SEC since February 12, 2021 (the “Impact SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Impact SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Impact SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Impact SEC Documents (collectively, the “Certifications”) were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable Laws.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Impact SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Impact and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Impact and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments that are not individually or in the aggregate material). No financial statements of any Person other than Impact and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Impact.

(c) Impact’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to Impact within the meaning of Regulation S-X under the Exchange Act and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as disclosed under Section 7.7(f) of the Impact Disclosure Schedule, Impact has not received any comment letter from the SEC or the staff thereof or any correspondence from NYSE or the staff thereof relating to the delisting or maintenance of listing of the Impact Common Stock on NYSE. Impact has not disclosed any unresolved comments in the Impact SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Impact, the Impact Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

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(f) Except as disclosed in Schedule 7.7(f) of the Impact Disclosure Schedule, Impact is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of NYSE.

(g) Impact maintains, and has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Impact and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Impact Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Impact and its Subsidiaries that could have a material effect on Impact’s financial statements. Neither Impact nor Impact’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Impact, which is reasonably likely to adversely affect Impact’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of Impact who have a significant role in Impact’s internal control over financial reporting. Impact maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in Impact’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Impact’s management as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of Impact have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. Impact is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(h) None of Impact or any of its Subsidiaries has effected, entered into or created, or has any commitment to effect, enter into or create, any securitization transaction or “off-balance sheet arrangement” (as defined in Section 2.03 of Form 8-K under the Exchange Act).

(i) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Impact SEC Documents. (i) None of the Impact SEC Documents is the subject of ongoing SEC review and (ii) there are no material inquiries or investigations by the SEC or any internal investigations pending or threatened in writing regarding any accounting practices of Impact.

(j) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), none of Impact or any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Impact.

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7.8. Absence of Changes. Between December 31, 2024 and the date of this Agreement, Impact has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Impact Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 8.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

7.9. Absence of Undisclosed Liabilities. Since December 31, 2022, Impact and its Subsidiaries do not have any Liabilities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Impact Balance Sheet; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Impact Balance Sheet; (iii) Liabilities to perform under Contracts entered into by Impact or its Subsidiaries (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any lawsuit); (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

7.10. Title to Assets. Each of Impact and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Impact Balance Sheet and (b) all other tangible assets reflected in the books and records of Impact as being owned by Impact. All of such assets are owned or, in the case of leased assets, leased by Impact or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

7.11. Real Property; Leasehold. Neither Impact nor any of its Subsidiaries owns or has ever owned any real property. Impact has made available to the Company (a) an accurate and complete list of all real properties with respect to which Impact directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Impact or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Impact Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

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7.12. Intellectual Property.

(a) Section 7.12(a) of the Impact Disclosure Schedule contains a true and complete list of all issued Patents, Marks and Copyrights included in the Impact Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (such registrations and applications, the “Impact Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (ii) the application or registration number, and (iii) the date of filing, or issuance or registration. Each material item of Impact Registered IP, except for Patents, is subsisting, valid and enforceable. With respect to Patents, each material item of Impact Registered IP is subsisting and, to the Knowledge of Impact, all issued Patents within the Impact Registered IP are valid and enforceable. All filing, registration, maintenance, renewal and similar fees applicable to any Impact Registered IP that are due for 2025 have been paid, and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other office or agency in the applicable jurisdictions for the purposes of filing, registering and maintaining such items, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect. To the Knowledge of Impact, for all granted patents and pending patent applications, each inventor or their assignee, as applicable has assigned all of his or her rights and interests in such patents and patent applications to Impact.

(b) No interference, opposition, reissue, reexamination, or cancellation proceeding or other Legal Proceeding (other than routine ordinary course proceedings as part of patent prosecution) is pending or to the Knowledge of Impact, threatened regarding any Impact Intellectual Property, including with respect to the scope, validity, enforceability, registration, priority, inventorship or ownership of, or rights to, any Impact Intellectual Property.

(c) All founders, key employees and any other employees, contractors, consultants or other personnel involved in the development of Impact Owned Intellectual Property have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Impact Owned Intellectual Property pursuant to which both (i) Impact has obtained ownership of and are the exclusive owners of all right, title and interest in and to such Impact Owned Intellectual Property, and (ii) such personnel are bound by commercially reasonable confidentiality obligations with respect to all Impact Intellectual Property. To the Knowledge of Impact, no such personnel are in violation of any such agreements, or of any agreements with any prior employer or other Person with respect to development of any Impact Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(d) Impact Owned Intellectual Property is solely and exclusively owned by Impact free and clear of any Encumbrance, other than Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect, the Impact Licensed Intellectual Property is in-licensed by Impact, free and clear of any Encumbrance, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the Transactions, and all Intellectual Property subject thereto will be owned or in-licensed by Impact on the same terms and conditions thereafter. Impact owns or has a valid and enforceable license to use all material Intellectual Property necessary for, or used or held for use in, the operation of the business of Impact as presently conducted; provided that the foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement, misappropriation or other violation by Impact of the Intellectual Property of other Persons. No current or former director, officer, employee or to the Knowledge of Impact, contractor of, or consultant to, Impact owns or has any claim, right (whether or not currently exercisable) or interest (or, to the Knowledge of Impact, has alleged that they own or have any such claim, right or interest) to or in any Impact Intellectual Property.

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(e) To the Knowledge of Impact, the operation of the business of Impact as of the date of this Agreement does not infringe, misappropriate or otherwise violate, and as currently conducted has not infringed, misappropriated or otherwise violated, and the further research, development and commercialization of Impact Products as currently planned by Impact will not infringe, misappropriate or otherwise violate, any Intellectual Property owned by any other Person, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect. As of the date hereof, neither Impact, nor, to the Knowledge of Impact, any of the licensors of Impact, has received any notice or claim alleging any such infringement, misappropriation or other violation, including any so-called “invitation to license” letter. As of the date hereof, no Legal Proceeding, is pending or to the Knowledge of Impact, has been threatened, against Impact or such licensors relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(f) Neither Impact nor Impact Owned Intellectual Property is subject to any Order as of the date hereof, and neither Impact nor, to the Knowledge of Impact, any of its licensors has entered into or is a party to any agreement made in settlement of any pending litigation or other Legal Proceeding, which in any case restricts, impairs or relates Impact’s to use or other exploitation in any manner of any Impact Intellectual Property or of any other Intellectual Property owned by any other Person.

(g) To the Knowledge of Impact, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Impact Intellectual Property, and no Legal Proceeding has been asserted or is pending or has been threatened against any Person alleging any such infringement, misappropriation or other violation of any Impact Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(h) Impact has taken commercially reasonable steps necessary to maintain and protect the secrecy and confidentiality (including limitations on use) of all Trade Secrets and other confidential information included in Impact Intellectual Property and, to the Knowledge of Impact, there has not been any unauthorized use, disclosure of or access to any such Trade Secrets or other confidential information, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(i) To the Knowledge of Impact, each item of Impact Intellectual Property that is Impact Registered IP owned by Impact is and at all times has been filed and maintained in compliance with all applicable Law all filings, payments, and other actions required to be made or taken to maintain such item of Impact Registered IP in full force and effect have been made by the applicable deadline, except as would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(j) Except as contained in agreements entered into in the ordinary course of business by Impact as of the Closing Date or as disclosed in Section 7.12(j) of the Impact Disclosure Schedule, (i) Impact is not bound by any Impact Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to Impact, taken as a whole and (ii) Impact has not ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation, or violation of any material Intellectual Property right.

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(k) Impact has delivered or made available to Impact, a complete and accurate copy of all Impact License Agreements as set forth in Section 7.12(k) of the Impact Disclosure Schedule. With respect to each of the material Impact License Agreements: and except as disclosed in Section 7.12(k)(iii) of the Impact Disclosure Schedule (i) each such agreement is valid, binding on, enforceable against Impact, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Impact has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Impact nor to the Knowledge of Impact, no other party to any such agreement, is in breach or default thereof in any material respect.

7.13. Agreements, Contracts and Commitments.

(a) Section 7.13(a) of the Impact Disclosure Schedule identifies each of the following types of Impact Contracts that is in effect as of the date of this Agreement, (each, an “Impact Contract” and collectively, the “Impact Contracts”):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) that relates to any bonus, deferred compensation, or severance plans or arrangements;

(iii) evidencing a commitment by Impact or any of its Subsidiaries to make a future capital expenditure;

(iv) a relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services;

(v) (A) that includes (1) any “most favored nations” terms or conditions, including with respect to pricing, (2) containing exclusivity obligations or otherwise limiting the freedom or right of Impact or any of its Subsidiaries to sell, distribute or manufacture any products or services for another person, or (3) any rights of first refusal, rights of first negotiation or similar obligations or restrictions, including such rights which provide a right of first negotiation or refusal to purchase, lease, sublease, license, sublicense, use, possess or occupy any securities, assets (including Intellectual Property) or other interest of Impact or any of its Subsidiaries or (B) containing any provision or covenant that materially limits, or purports to materially limit, the ability of Impact or its Subsidiaries taken as a whole to engage in any line of business (whether generally or in any geographic area) or compete with any Person or in any line of business or geographic area;

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(vi) relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by Impact or any of its Subsidiaries;

(vii) providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(viii) providing for indemnification or guaranty to a third party;

(ix) (A) pursuant to which any Person granted Impact an exclusive license under any Intellectual Property, or (B) pursuant to which Impact or any of its Subsidiaries granted any Person an exclusive license under any Impact Intellectual Property (the “Impact License Agreements”);

(x) that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of development, regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of Impact or any of its Subsidiaries;

(xi) that is a settlement, conciliation or similar Contract with or approved by any Governmental Authority (A) pursuant to which Impact or any of its Subsidiaries will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the conduct of Impact or any of its Subsidiaries (other than customary confidentiality obligations);

(xii) with any Governmental Authority, except for materials transfer agreements, agreements with academic institutions and non-disclosure agreements entered into in the Ordinary Course of Business;

(xiii) that is a clinical trial agreement, clinical study agreement or similar agreement;

(xiv) (A) that is a collective bargaining agreement or (B) with any labor organization;

(xv) that prohibits the payment of dividends or distributions in respect of the capital stock of Impact or any of its Subsidiaries, the pledging of the capital stock or other equity interests of Impact or any of its Subsidiaries or the issuance of any guaranty by Impact or any of its Subsidiaries;

(xvi) relating to the disposition or acquisition of assets or any ownership interest in any Entity;

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(xvii) requiring payment by or to Impact or any of its Subsidiaries after the date of this Agreement pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Impact or any of its Subsidiaries, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Impact or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Impact or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Impact or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Impact or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Impact or any of its Subsidiaries, in each case, except for Impact Contracts entered into in the Ordinary Course of Business;

(xviii) with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Impact or any of its Subsidiaries in connection with the Contemplated Transactions;

(xix) that (A) was entered into with any present or former officer, director or employee of Impact or any of its Subsidiaries (other than indemnification agreements or any Employee Plans entered into in the ordinary course of business) or (B) is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(b) Impact has delivered or made available to the Company accurate and complete copies of all Impact Contracts, including all amendments thereto. There are no Impact Contracts that are not in written form. Impact has not nor, to Impact’s Knowledge as of the date of this Agreement, has any other party to an Impact Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Impact Contract in such manner as would permit any other party to cancel or terminate any such Impact Contract, or would permit any other party to seek damages. As to Impact and its Subsidiaries, as of the date of this Agreement, each Impact Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Impact Contract to change any material amount paid or payable to Impact under any Impact Contract or any other material term or provision of any Impact Contract.

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7.14. Compliance; Permits; Restrictions.

(a) Each of Impact and its Subsidiaries is, and has been in compliance in all material respects with all Laws applicable to Impact and its Subsidiaries, and Impact has not received any written notice alleging any actual or suspected material violation with respect to any applicable Laws, or been charged with any unresolved material violation of any applicable Law, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Impact Material Adverse Effect.

(b) Each of Impact and its Subsidiaries holds, and has held, all Governmental Authorizations necessary for Impact and its Subsidiaries to lawfully own, lease or otherwise hold and operate its properties and assets and conduct its business in the manner in which its business is currently being conducted, except where failure to hold such Governmental Authorizations is not, and would not reasonably be expected to be, individually or in the aggregate, material to Impact and its Subsidiaries, taken as a whole. The Governmental Authorizations held by Impact and its Subsidiaries are (i) valid and in full force and effect and (ii) are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any termination, suspension, revocation or nonrenewal thereof (and to the Knowledge of Impact, no such termination, suspension, revocation or nonrenewal has been otherwise threatened in writing), and Impact and its Subsidiaries are in compliance with the terms and requirements thereof, except in the case of each of clauses (i) and (ii) as would not reasonably be expected to be, individually or in the aggregate, material to Impact and its Subsidiaries, taken as a whole.

(c) To the Knowledge of Impact, except with respect to any Impact Product for which Impact has withdrawn and/or terminated the new drug application (“IND” or “Investigational New Drug”) and/or clinical trial application (“CTA”), as applicable, and excluding any compassionate use/named patient activities not sponsored by Impact, Impact has made available to the Company complete and accurate copies of (i) each investigational new drug application and all material correspondence relating to clinical trial applications submitted to the FDA or any other Drug Governmental Authority by or on behalf of Impact, including any supplements or amendments thereto, relating to any Impact Product, (ii) all final preclinical study and clinical trial results or reports relating to any Impact Product, (iii) all documents in the possession of Impact or its Subsidiaries related to inspections by any Drug Governmental Authority, in each case relating to any Impact Product, (iv) all material information relating to adverse drug experiences, events or reactions or other safety information obtained or otherwise received by Impact relating to any Impact Product, and (v) clinical trial databases, clinical trial master files, and statistical programs for ongoing and completed clinical trials and studies in the possession of Impact or its Subsidiaries or in a Collaboration Partner’s possession, relating to any Impact Product. Impact has a complete log of the material correspondence described in clause (i) of this section, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Impact and its Subsidiaries, taken as a whole.

(d) As of the date of this Agreement, neither Impact nor any of its Subsidiaries has any current or future obligation or requirement to issue any safety reports to the FDA or any other Drug Governmental Authority on any matter, including with respect to any investigational IND or CTA, including with respect to any Impact Product, and any such prior obligation or requirement has either been terminated by the FDA or other applicable Drug Governmental Authority or has been transferred to a third party without any further requirement on the part of Impact in respect of such drug safety reporting or otherwise.

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7.15. Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and to the Knowledge of Impact, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Impact or any of its Subsidiaries or any Impact Associate (in his or her capacity as such) or any of the material assets owned or used by Impact or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Impact or any of its Subsidiaries, or any of the material assets owned or used by Impact or any of its Subsidiaries is subject. To the Knowledge of Impact, no officer or other Impact Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Impact or any of its Subsidiaries or to any material assets owned or used by Impact or any of its Subsidiaries.

7.16. Tax Matters.

(a) Each of Impact and its Subsidiaries have filed with the appropriate Governmental Authority all income and other material Tax Returns that are required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and owing by or with respect to Impact and its Subsidiaries have been timely paid regardless of whether such Taxes have been shown as due and payable on any Tax Return. Impact and its Subsidiaries have established on their relevant books and records, in accordance with GAAP, reserves that are adequate for the payment of any income or other material Taxes not yet due and payable. None of Impact and its Subsidiaries currently is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than customary extensions that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of Impact and its Subsidiaries that arose in connection with any failure to pay any material Tax, other than Permitted Encumbrances.

(b) Each of Impact and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) None of Impact and its Subsidiaries has executed any power of attorney with respect to Taxes which will continue in effect after the Closing other than any customary powers of attorney entered into with Impact’s Tax Return preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of Impact and its Subsidiaries.

(d) Except as would not be material to Impact and its Subsidiaries, taken as a whole, Impact and its Subsidiaries have: (i) complied with all applicable Laws relating to the payment, reporting and withholding (including any amount not withheld because of exemption or similar circumstance) of Taxes; (ii) within the manner prescribed by applicable Law, remitted to the proper Governmental Authority (or is properly holding for such remittance) all amounts required to be so withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party; (iii) properly collected and remitted sales, value added, and similar Taxes with respect to sales made to, or purchases made by, its customers or users; and (iv) as applicable, received and retained the appropriate certification or similar documentation to establish an exemption from withholding.

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(e) No deficiencies of Taxes with respect to Impact or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There is no dispute, audits, examinations, assessments or other actions concerning any Tax Liability of Impact and its Subsidiaries pending or, to the Knowledge of Impact, threatened by any Governmental Authority against, or with respect to, Impact and its Subsidiaries that remains unpaid, and none of Impact and its Subsidiaries has received written notice of any threatened audits, examinations or assessments relating to any Taxes.

(f) There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Impact or any of its Subsidiaries. Neither Impact nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(g) None of Impact and its Subsidiaries has waived any statute of limitations in respect of Taxes (other than as a result of any extension to file a Tax Return that is automatically granted) or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(h) None of Impact and its Subsidiaries has constituted a “distributing corporation” or “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) None of Impact and its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(j) None of Impact and its Subsidiaries are party to any agreements relating to the allocation or sharing of Taxes, including Tax indemnity agreements, other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

(k) None of Impact and its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or similar provision of local, state or non-U.S. Law), other than any affiliated group of which Impact is the common parent or (ii) has any Liability for the Taxes of any Person (other than Impact and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or non-U.S. Law) as a transferee or successor, or by contract other than customary commercial contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax.

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(l) Except as set forth on Section 7.16(l) of the Impact Disclosure Schedule, none of Impact and its Subsidiaries is subject to Tax in any jurisdiction other than the jurisdiction in which it is organized, by virtue of having a permanent establishment, fixed place of business or, to the Knowledge of Impact, otherwise. As of the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where Impact or any of its Subsidiaries does not file Tax Returns that Impact or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(m) Impact is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(n) Neither Impact nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take or refrain from taking any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

7.17. Employee and Labor Matters; Benefit Plans.

(a) Impact is and has been in compliance with all applicable Laws and Orders governing labor or employment, including Laws and Orders relating to employment practices, wages, hours, leaves, harassment, retaliation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and Laws and Orders in respect of any reduction in force, including notice, information and consultation requirements. During the past six (6) years, properly classified, pursuant to the Code and all other applicable Laws, all workers and individual independent contractors that have provided services to Impact. Impact does not have, or has not had, any material Liability with respect to any misclassification of any person as an independent contractor, consultant, temporary worker or contingent worker rather than as an “employee,” or with respect to any employee leased from another employer.

(b) Since January 1, 2021, Impact has not been a party to, nor has it had a duty to bargain for, any collective bargaining agreement or other Contract with a labor union or works council representing any of its employees, there are no labor organizations representing any employees of Impact and, as of the date hereof, there is not, to the Knowledge of Impact, any attempt to organize any employees of Impact for the purpose of forming or joining a labor union or works council. To the date hereof, there has been no strike, slowdown, picketing, lockout, job action, work stoppage, union organizing activity or other labor dispute, to the Knowledge of Impact, or any threat thereof, affecting Impact or any of its employees.

(c) There is not, and since January 1, 2021, has not been, any Legal Proceeding pending, or, to the Knowledge of Impact, threatened in writing relating to employment, including relating to wages and hours, leave of absence, break and meal periods, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term-disability policy, safety, retaliation, libel, wrongful discharge, harassment, reasonable accommodations, immigration or discrimination matters involving any employee of Impact, including unfair labor practices, misclassification of independent contractors or consultants, unlawful retaliation, discrimination or harassment complaints, in each case that is material to Impact, taken as a whole.

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(d) Within the past three (3) years, Impact has not implemented any plant closing or layoff of employees that (in either case) violated WARN and Impact has not incurred any material Liability under WARN that remains unsatisfied.

(e) Section 7.17(e) of the Impact Disclosure Schedule sets forth a correct and complete list of each material Impact Employee Plan. Impact has made available to Company, with respect to each material Impact Employee Plan, accurate and complete copies (as applicable) of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Impact Employee Plan, a written description of the material terms thereof, (ii) the most recent determination letter or opinion letter issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto and (vi) all material correspondence with a Governmental Authority received in the last three (3) years with respect to such Impact Employee Plan.

(f) Each Impact Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and to the Knowledge of Impact, there are no circumstances that would reasonably be expected to cause the loss of such qualification.

(g) Each Impact Employee Plan has been operated, maintained and administered in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code. As of the date hereof, no Legal Proceeding or governmental audit is pending with respect to any Impact Employee Plan (other than routine claims for benefits) and, to the Knowledge of Impact, no such Legal Proceeding or governmental audit is threatened; and there are no governmental investigations pending or, to the Knowledge of Impact, threatened in connection with any Impact Employee Plan, the assets of any trust under any Impact Employee Plan or the plan sponsor, the plan administrator or any fiduciary under any Impact Employee Plan.

(h) Neither Impact nor any of its respective directors, officers, employees or agents has, with respect to any Impact Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to Impact or any Impact Employee Plan or for which Impact has any future indemnification obligation, except, in each case, as would not reasonably be expected, individually or in the aggregate, to result in material Liability to Impact.

(i) None of Impact nor any of its respective ERISA Affiliates sponsors, maintains or contributes or is obligated to contribute to, or has ever sponsored, maintained or contributed or been obligated to contribute to, or has or is reasonably expected to have any direct or indirect Liability with respect to, any (i) plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA, or (v) any health or other welfare arrangement that is self-insured by Impact.

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(j) No Impact Employee Plan provides for, and Impact does not have any present or future obligation to provide, post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(k) Impact does not have any obligation to pay or provide any tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer, director or other service provider of Impact.

(l) To the extent applicable, all Impact Employee Plans maintained primarily for the benefit of employees outside of the United States comply with applicable Laws, and all such plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions, except, in each case, as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material Liability to Impact.

(m) Neither the execution of this Agreement, nor the consummation of the Merger (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Impact of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(n) Each Impact Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and maintained in compliance in all material respects with the requirements of Section 409A of the Code and the applicable guidance thereunder.

7.18. Environmental Matters. Impact and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Impact of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Impact nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Impact or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Impact, there are no circumstances that may prevent or interfere with Impact’s or any of its Subsidiaries’ compliance with any Environmental Law in the future. To the Knowledge of Impact, (i) no current or prior owner of any property leased or controlled by Impact or any of its Subsidiaries has received any written notice or other communication relating to property owned or leased at any time by Impact or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Impact or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Impact nor any of its Subsidiaries has any material Liability under any Environmental Law.

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7.19. Insurance. Impact has made available to the Company accurate and complete copies or summaries of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Impact and its Subsidiaries. Each of such insurance policies is in full force and effect and Impact and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, neither Impact nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Impact and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Impact or such Subsidiary for which Impact or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Impact or any of its Subsidiaries of its intent to do so.

7.20. Transactions with Affiliates. No event has occurred that would be required to be reported by Impact pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 7.20 of the Impact Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Impact as of the date of this Agreement.

7.21. No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Impact.

7.22. Investment Company Act. Impact is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

7.23. Privacy and Data Security. Each of Impact and its Subsidiaries has complied with all applicable Privacy Laws, including with respect to the collection, acquisition, use, storage and transfer (including cross-border transfer) of Personal Information. Impact and its Subsidiaries have complied in all material respects with each of their respective Privacy Policies, if applicable and required. Impact and its Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Information that are designed to achieve compliance in all material respects with Privacy Laws, and Impact and its Subsidiaries are in compliance in all material respects with such policies and procedures. There have been no material breaches or material violations of any security measures of Impact and its Subsidiaries, or any material unauthorized access, use or disclosure of any Personal Information. None of Impact and its Subsidiaries has received written notice (or, any other communication) of (a) any material violation or breach, or alleged material violation or breach, of Privacy Laws and/or Privacy Policies, or (b) any claims against any of Impact and its Subsidiaries by any Person, and there is no Legal Proceeding pending or, to the Knowledge of Impact, threatened against any of Impact and its Subsidiaries, alleging a violation or breach of Privacy Laws and/or Privacy Policies.

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7.24. Anti-Corruption.

(a) Neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact), or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), has directly or indirectly (i) given any funds (whether of Impact or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since August 21, 2020, neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), has not received any written communication (or, to the Knowledge of Impact, any other communication) that alleges any of the foregoing. To the Knowledge of Impact, Impact has disclosed to the Company any and all allegations that have been made of any potential wrongdoing by Impact, or by any director, officer, employee, agent or representative of Impact (acting in the capacity of a director, officer, employee, agent or representative of Impact) with respect to any Anti-Corruption Law.

(b) There are not, and, since August 21, 2020, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of Impact, threatened against Impact, any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact). Since August 21, 2020, neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or Liability arising under or relating to any Anti-Corruption Law.

7.25. Sanctions Laws. Since August 21, 2020, neither Impact, nor any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and since August 21, 2020, there have not been, any Legal Proceedings, allegations, investigations or inquiries concerning any actual or suspected violations of any Sanctions Law pending or, to the Knowledge of Impact, threatened in writing against Impact, any director or officer or, to the Knowledge of Impact, any employee of Impact (acting in the capacity of a director, officer or employee of Impact) or, to the Knowledge of Impact, any representative or agent of Impact (acting in the capacity of a representative or agent of Impact). Neither Impact, nor any director, officer or employee of any of Impact, is a Sanctioned Person. Since August 21, 2020, neither Impact has had, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.

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7.26. No Other Representations or Warranties. Impact hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Impact or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 5 (in each case as qualified and limited by the Company Disclosure Schedule)), none of Impact nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 8. CERTAIN COVENANTS OF THE PARTIES

8.1. Operation of Impact’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, or (ii) as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 13 and the Closing (the “Pre-Closing Period”), Impact shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Impact Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b) During the Pre-Closing Period, Impact shall keep current and timely file (subject to extension pursuant to Rule 12b-25 promulgated by the SEC) all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Impact Common Stock on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the PubCo Ordinary Shares. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, or (iv) as set forth in Section 8.1(b) of the Impact Disclosure Schedule, Impact shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

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(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Impact Common Stock issued upon the valid exercise or settlement of outstanding Impact Options or Impact Warrants, upon conversion of the Impact Series A Preferred Stock, and upon conversion of the Promissory Note, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and the NYSE Reverse Split;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Impact Employee Plan, including, for avoidance of doubt, any equity awards plans, (B) cause or permit any Impact Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, or (C) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (D) hire or engage any officer or employee;

(vii) enter into any material transaction;

(viii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any Impact Intellectual Property;

(x) withdraw any patent applications that have been submitted with the relevant patent agencies, or delay in responding any inquiries from the relevant patent agencies with respect to the submitted patent applications, except for such withdrawal or delay that the Company are informed of and consented to in writing;

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(xi) (A) make, change or revoke any Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(xii) waive, settle or compromise any pending or threatened Legal Proceeding against Impact or any of its Subsidiaries;

(xiii) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses (provided, however, that any such accounts payable or accrued expenses need not be paid if the validity or amount thereof shall at the time be contested in good faith and the Company are expressly informed of in writing such contested accountable payable or accrued expenses and consented in writing to such delay or failure to repay in writing);

(xiv) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xv) terminate or modify, or fail to exercise renewal rights with respect to, any insurance policy;

(xvi) (A) materially change pricing or royalties or other payments set or charged by Impact or any of its Subsidiaries to other Persons, including without limitation, its customers, Collaboration Partners and licensees, or (B) agree to materially change pricing or royalties or other payments set or charged by Persons to Impact or any of its Subsidiaries;

(xvii) enter into, amend or terminate any Impact Contract; or

(xviii) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Impact prior to the Effective Time. Prior to the Effective Time, Impact shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

8.2. Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

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(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing or the proposed acquisition of a business entity in Latvia solely owned by Dr Ashleys Shareholder or his affiliate, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issue of (A) any capital stock or other security of the Company or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

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(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Impact, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

8.3. Operation of PubCo’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period PubCo shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Material Contracts of PubCo.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Impact and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, PubCo shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of PubCo Ordinary Shares or other securities;

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(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issue of: (A) any capital stock or other security of PubCo or any of its Subsidiaries, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of PubCo or any of its Subsidiaries;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) adopt, establish or enter into any Company Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Company Employee Plan to be amended other than as required by Law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, (D) increase or amend the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or engage any officer or employee;

(vi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company Intellectual Property (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(vii) (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment (other than as a result of any extension to file a Tax Return that is automatically granted); or (F) apply for or surrender any claim for Tax refund;

(viii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(ix) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(x) agree, resolve or commit to do any of the foregoing.

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(c) Nothing contained in this Agreement shall give Impact, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

8.4. Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Impact, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Impact or the Company pursuant to this Section 8.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 8.4, no access or examination contemplated by this Section 8.4 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

8.5. No Solicitation.

(a) Each of Impact and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making or submission of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding Impact or the Company (as applicable) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations (other than to inform any Person of the existence of the provisions of this Agreement) with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (except as provided in Section 9.2 and Section 9.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (except as provided in Section 9.2 and Section 9.3), or (vi) publicly propose, resolve or agree to do any of the foregoing (except as provided in Section 9.2 and Section 9.3).

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(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

8.6. Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Impact, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Impact Key Employee or Company Key Employee (as applicable) of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 10, Section 11 or Section 12, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Impact Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 10, Section 11 or Section 12 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 8.6 shall not be deemed to be a breach for purposes of Section 11.2 or Section 12.2, as applicable, unless such failure to provide such notice was knowing and intentional.

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Section 9. ADDITIONAL AGREEMENTS OF THE PARTIES

9.1. Registration Statement, Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Impact and PubCo shall prepare with the assistance of the Company and file with the SEC (i) a proxy statement relating to the Impact Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form F-4 or Form S-4  (in PubCo’s discretion), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form F-4 or Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of PubCo Ordinary Shares to be issued by virtue of the Contemplated Transactions. Impact and PubCo with the assistance of the Company shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Impact shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Impact Common Stock pursuant to the Contemplated Transactions. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties that is required by Law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Impact Stockholders to vote, at a special meeting of Impact Stockholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Impact Stockholder Meeting”), in favor of resolutions approving:

(i) the adoption and approval of this Agreement and the Contemplated Transactions by Impact Stockholders in accordance with Impact’s Organizational Documents, the NRS and the rules and regulations of the SEC and NYSE (including the adoption of the PubCo Charter and Bylaws effective as of the Closing and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing);

(ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto;

(iii) the adoption of the NYSE Reverse Split;

(iv) to the extent the consent of Impact Stockholders is required under the applicable Law, appointment of the PubCo and Surviving Corporation Directors;

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(v) the adoption and approval the PubCo Equity Incentive Plan for PubCo, in the form and substance to be mutually agreed by the PubCo, Impact and the Company;

(vi) such other matters as Impact and the Company shall hereafter mutually determine to be necessary or advisable in order to effect the Transactions contemplated herein (the approvals described in foregoing clauses (i) to (vi), collectively, the “Specified Impact Stockholder Matters”); and

(vii) the adjournment of the Special Impact Stockholder Meeting, if necessary or desirable in the reasonable determination of Impact in consultation with PubCo.

(b) Impact covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the NRS as well as the SEC form requirements, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Impact for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Impact shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Impact’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Impact or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Impact filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Impact stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Impact shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Impact Common Stock issuable in connection with the Contemplated Transactions for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

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(d) The Company shall reasonably cooperate with Impact and provide, and cause its Representatives to provide, Impact and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Impact to be included in the Registration Statement (collectively, the “Company Required F-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Impact a consent letter of the Company’s independent accounting firm, dated no more than three (3) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Impact), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Impact may not file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Impact has included the Company Required Form F-4 or S-4 Information in the Registration Statement in substantially the same form as it was provided to Impact by the Company pursuant to this Section 9.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Impact for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

(e) As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to Impact audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Company Audited Financial Statements”). Each of the Company Audited Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements.

9.2. Company Shareholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Dr Ashleys Bio Labs Limited shall have obtained the approval by written consent from shareholders of Dr Ashleys Bio Labs Limited (collectively, the “Company Shareholders”) sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to of the Companies Act, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to the Companies Act, a copy of which will be attached thereto, and (iii) acknowledging that by its approval of the Share Exchange it is not entitled to appraisal rights with respect to its shares in connection with the Share Exchange and thereby waives any rights to receive payment of the fair value of its capital stock under the Companies Act (the “Company Shareholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

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(b) The Company agrees that: (i) the Company Board shall approve this Agreement and the Contemplated Transactions and recommend that the Company Shareholders vote to adopt and approve this Agreement and the Contemplated Transactions (the recommendation of the Company Board that the Company Shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) except as provided in Section 9.2(c), the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Impact, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Impact or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 9.2(b), and subject to compliance with Section 8.5 and this Section 9.2, if at any time prior to approval and adoption of this Agreement by the Required Company Shareholder Vote, Dr Ashleys Bio Labs Limited receives a Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Impact (collectively, a “Company Board Adverse Recommendation Change”), if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Dr Ashleys Bio Labs Limited has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period negotiated with Impact to the extent required by clause (y) below and (iii) if after Impact shall have delivered to Dr Ashleys Bio Labs Limited a written offer to alter the terms or conditions of this Agreement during the Company Notice Period pursuant to clause (y) of the proviso to this sentence, the Company Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Impact receives written notice from Dr Ashleys Bio Labs Limited confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Impact shall be entitled to deliver to Dr Ashleys Bio Labs Limited one or more counterproposals to such Acquisition Proposal and Dr Ashleys Bio Labs Limited will, and cause its Representatives to, negotiate with Impact in good faith (to the extent Impact desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company Shareholders would receive as a result of such potential Superior Offer), Dr Ashleys Bio Labs Limited shall be required to provide Impact with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 9.2(c) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions).

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(d) Dr Ashleys Bio Labs Limited’s obligation to solicit the consent of its stockholders to sign the Company Shareholder Written Consents in accordance with Section 9.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Inquiry, Acquisition Proposal or Company Board Adverse Recommendation Change.

9.3. Special Impact Stockholder Meeting.

(a) Impact shall take all action necessary under applicable Law to call, give notice of and hold the Special Impact Stockholder Meeting to consider and vote upon the Specified Impact Stockholder Matters. The Special Impact Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than thirty (30) days after the effective date of the Registration Statement. Impact shall take reasonable measures to ensure that all proxies solicited in connection with the Special Impact Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Special Impact Stockholder Meeting, or a date preceding the date on which the Special Impact Stockholder Meeting is scheduled, Impact reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Impact Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient Impact Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Impact Stockholder Meeting, Impact may postpone or adjourn, or make one or more successive postponements or adjournments of, the Special Impact Stockholder Meeting as long as the date of the Impact Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments, provided, however, that more than one postponement or adjournment shall not be permitted without the Company’s prior written consent.

(b) Subject to Section 9.3, Impact agrees that (i) the Impact Board shall recommend that the holders of Impact Common Stock vote to approve the Specified Impact Stockholder Matters and (ii) the Proxy Statement shall include a statement to the effect that the Impact Board recommends that Impact’s stockholders vote to approve the Specified Impact Stockholder Matters (such recommendation of the Impact Board being referred to as the “Impact Board Recommendation”). In addition, the Impact Board shall recommend that the holders of Impact Common Stock vote to approve the other Impact Stockholder Matters (the “Impact Second Board Recommendation”).

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(c) Notwithstanding anything to the contrary contained in Section 9.3(b), and subject to compliance with Section 8.5 and this Section 9.3(c), if at any time prior to approval and adoption of this Agreement by the Required Impact Stockholder Vote, if Impact receives a Superior Offer, the Impact Board may withhold, amend, withdraw or modify the Impact Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Impact Board Recommendation) in a manner adverse to the Company (collectively, a “Impact Board Adverse Recommendation Change”), approve, endorse or recommend an Acquisition Proposal that constitutes a Superior Offer or enter into any agreement or other Contract contemplating or otherwise relating to an Acquisition Proposal that constitutes a Superior Offer, if, but only if, following the receipt of and on account of such Superior Offer: (i) the Impact Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (ii) Impact has, and has caused its financial advisors and outside legal counsel to, during the Impact Notice Period negotiated with the Company to the extent required by clause (y) below, and (iii) if after the Company shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Impact Notice Period pursuant to clause (y) of the proviso to this sentence, the Impact Board (or a committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Impact confirming that the Impact Board has determined to change its recommendation at least four (4) Business Days in advance of the Impact Board Adverse Recommendation Change (the “Impact Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Impact Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Impact Notice Period, the Company shall be entitled to deliver to Impact one or more counterproposals to such Acquisition Proposal and Impact will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, to attempt to make the applicable Acquisition Proposal cease to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Impact’s stockholders would receive as a result of such potential Superior Offer), Impact shall be required to provide the Company with notice of such material amendment and the Impact Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Impact Notice Period following such notification during which the parties shall comply again with the requirements of this Section 9.3(c) and the Impact Board shall not make an Impact Board Adverse Recommendation Change prior to the end of such Impact Notice Period as so extended (it being understood that there may be multiple extensions). In addition, notwithstanding anything to the contrary in Section 9.3(b), at any time prior to the adoption of this Agreement by the Required Impact Stockholder Vote, the Impact Board may withhold, amend, withdraw or modify the Impact Second Board Recommendation in its exercise of its fiduciary duties.

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(d) Nothing contained in this Agreement shall prohibit Impact or the Impact Board (or a committee thereof) from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that in no event shall this Section 9.3(d) permit a definitive Impact Board Adverse Recommendation Change without complying with the provisions of this Section 9.3. For the avoidance of doubt, no statement that Impact is unable to take a position or is considering its position or a “stop, look and listen” communication shall constitute an Impact Board Adverse Recommendation Change.

(e) Impact’s obligation to call, give notice of and hold the Impact Stockholder Meeting in accordance with Section 9.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any Impact Board Adverse Recommendation Change (unless this Agreement is terminated in connection therewith).

9.4. Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities), to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement, and to cooperate with each other in all matters relating to the Orderly Transition.

(b) In furtherance and not in limitation of Section 9.4(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Contemplated Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any fees, costs and expenses in connection with any filings required under Antitrust Laws pursuant to this Section 9.4(b) shall be split between the Company and Impact with each of Company and Impact to pay 95.2% and 4.8%, respectively of such fees, costs and expenses.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to PubCo, during the Pre-Closing Period, Impact, PubCo and Merger Sub shall take all reasonable actions necessary to cause PubCo to qualify as “foreign private issuer” as such term is defined Rule 3b-4 under the Exchange Act and to maintain such status through the Closing.

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9.5. Employee Benefits.

(a) Immediately prior to the Effective Time, Impact shall have taken all action necessary to terminate all employees and consultants of Impact. Any and all of such amounts payable and other liabilities or obligations that Impact is required to pay or otherwise satisfy in full prior to the Closing pursuant to the to the foregoing provisions shall constitute liabilities of Impact. Immediately prior to the Effective Time, Impact shall make payment or otherwise satisfy in full (i) any and all compensation and benefits to which any and all employees and/or former employees (including consultants and former consultants) of Impact are or will be entitled to in connection with their employment with Impact and (ii) any and all post-termination severance pay and benefits to which any employees and/or former employees of Impact are or will be entitled to in connection with and following the termination of their employment with Impact. Impact shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 7.17 or contemplated by Section 8.1(b) of the Impact Disclosure Schedule, subject to the provisions of such agreements.

(b) Immediately prior to the Effective Time, Impact shall have taken all action necessary to terminate each Impact Employee Plan. Immediately prior to the Effective Time, Impact shall make payment or otherwise satisfy in full any and all amounts payable and other liabilities or obligations of Impact in connection with the termination of such Impact Employee Plans. Any and all of such amounts payable and other liabilities or obligations that Impact is required to pay or otherwise satisfy in full prior to the Closing pursuant to the to the foregoing provisions shall constitute liabilities of Impact.

(c) This Section 9.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.5 shall confer upon any other Person any rights or remedies of any nature whatsoever. Nothing contained herein shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 9.5 shall not create any right in any employee or any other Person to any continued employment with the Company, the Surviving Corporation, Impact or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

9.6. Impact Net Cash.

(a) Impact will deliver to the Company the Certified Bank Statement(s) dated as of the date of the Anticipated Closing Date (the “Cash Determination Time”) certified by Impact’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Impact) evidencing the Impact Net Cash in an amount no less than $10,000.

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(b) The Company shall have the right to dispute any part of the Certified Bank Statement by delivering a written notice to that effect to Impact (a “Net Cash Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to Impact Net Cash and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If the Company notifies Impact in writing that it has no objections to the Certified Bank Statement, then the Impact Net Cash as set forth in the Certified Bank Statement shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Cash at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Net Cash Dispute Notice on or prior to the Closing Date, then Representatives of Impact and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Impact Net Cash, which agreed upon the Impact Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Cash at the Cash Determination Time for purposes of this Agreement.

(e) If Representatives of Impact and the Company are unable to negotiate an agreed-upon determination of Impact Net Cash as of the Cash Determination Time after delivery of the Net Cash Dispute Notice (or such other period as Impact and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Impact Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Impact and the Company. If the parties are unable to select an independent auditor within five (5) Business Days, then either Impact or the Company may thereafter request that the New York City Office of the International Centre for Dispute Resolution of the American Arbitration Association (“AAA”) make such selection. Impact and the Company shall promptly deliver to an accounting firm mutually agreed by Impact and the Company (“Accounting Firm”) the Certified Bank Statement and the Dispute Notice, and Impact and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Impact and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Impact and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Impact Net Cash made by the Accounting Firm shall be made in writing delivered to each of Impact and the Company, shall be final and binding on Impact and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Cash at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 9.6(e). The fees and expenses of the Accounting Firm shall be allocated between Impact and the Company in the same proportion that the disputed amount of the Impact Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Impact Net Cash amount. If this Section 9.6(e) applies as to the determination of the Impact Net Cash at the Cash Determination Time, upon resolution of the matter in accordance with this Section 9.6(e), the Parties shall not be required to determine Impact Net Cash again even though the Closing may occur later than the Anticipated Closing Date, except that either Impact and the Company may request a redetermination of Impact Net Cash if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

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9.7. Impact Net Debt.

(a) No later than five (5) Business Days before the Anticipated Closing Date, Impact (the “Debt Determination Time”) will deliver to the Company a schedule (the “Impact Net Debt Schedule”) setting forth, in reasonable detail, Impact’s good faith, estimated calculation of Impact Net Debt (the “Impact Net Debt Calculation”) as of the Debt Determination Time prepared and certified by Impact’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Impact). Impact shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used in preparing the Impact Net Debt Schedule and, if reasonably requested by the Company, Impact’s accountants at reasonable times and upon reasonable notice.

(b) The Company shall have the right to dispute any part of the Impact Net Debt Calculation by delivering a written notice to that effect to Impact (a “Debt Dispute Notice”). Any Debt Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Impact Net Debt Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If the Company notifies Impact in writing that it has no objections to the Impact Net Debt Calculation or, if the Company does not deliver a Debt Dispute Notice as provided in Section 9.7(b) prior to the Anticipated Closing Date, then the Impact Net Debt Calculation as set forth in the Impact Net Debt Calculation shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Debt Calculation at the Cash Determination Time for purposes of this Agreement.

(d) If the Company delivers a Debt Dispute Notice on or prior to the Anticipated Closing Date, then Representatives of Impact and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Impact Net Debt, which agreed upon the Impact Net Debt amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Debt at the Cash Determination Time for purposes of this Agreement.

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(e) If Representatives of Impact and the Company are unable to negotiate an agreed-upon determination of Impact Net Debt as of the Cash Determination Time pursuant to Section 9.7(d) within three (3) days after delivery of the Dispute Notice (or such other period as Impact and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Impact Net Debt shall be referred to an independent auditor of recognized national standing jointly selected by Impact and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Impact or the Company may thereafter request that the New York City Office of the International Centre for Dispute Resolution of the AAA make such selection. Impact and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Impact Debt Schedule and the Dispute Notice, and Impact and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Impact and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Impact and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Impact Net Debt made by the Accounting Firm shall be made in writing delivered to each of Impact and the Company, shall be final and binding on Impact and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Impact Net Debt at the Cash Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 9.7(e). The fees and expenses of the Accounting Firm shall be allocated between Impact and the Company in the same proportion that the disputed amount of the Impact Net Debt that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Impact Net Cash amount. If this Section 9.7(e) applies as to the determination of the Impact Net Debt at the Cash Determination Time, upon resolution of the matter in accordance with this Section 9.7(e), the Parties shall not be required to determine Impact Net Debt again even though the Closing may occur later than the Anticipated Closing Date, except that either Impact and the Company may request a redetermination of Impact Net Debt if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.

9.8. Public Announcements.

(a) The Parties agree that, during the Pre-Closing Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Contemplated Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of the Company, PubCo and Impact, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within twenty four (24) hours thereafter), PubCo shall issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release and within four (4) Business Days of execution of this Agreement, Impact shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by federal securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty four (24) hours thereafter), PubCo shall issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, PubCo shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by federal securities Laws which Impact shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

9.9. Listing. At or prior to the Effective Time, each of Impact, the Company and PubCo shall use their commercially reasonable efforts to cause (i) PubCo’s initial listing application(s) with NYSE (or another national securities exchange) in connection with the Contemplated Transactions to be approved by NYSE (or such other national securities exchange), including conditional approval prior to the Effective Time (“NYSE Listing Application”), (ii) PubCo to satisfy all applicable initial listing requirements of NYSE (or another national securities exchange) in order to trade immediately following the completion of the Contemplated Transactions, and (iii) the PubCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on NYSE, subject to official notice of issuance, in each case prior to the Closing Date. All NYSE fees associated with any action contemplated by this Section 9.9 due at or prior to the Effective Time (the “NYSE Fee”) shall be borne by Impact.

9.10. Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Contemplated Transactions to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b) Impact shall promptly notify the Company if, at any time before the Effective Time, Impact becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment. The Company shall promptly notify Impact if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment.

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(c) Impact and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Contemplated Transactions that are required or permitted to be filed on or before the Effective Time. Each of Impact and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Contemplated Transactions.

9.11. Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons appointed by the Company, are elected or appointed, as applicable, to the positions of officers or directors of PubCo and the Surviving Corporation (the “PubCo and Surviving Corporation Directors”), as set forth therein, to serve in such positions effective as of the Effective Time. If any such Person is unable or unwilling to serve as officer or director of PubCo or the Surviving Corporation, as set forth therein, the Company shall designate a successor.

9.12. Termination of Certain Agreements and Rights. Except as set forth on Section 9.12 of the Impact Disclosure Schedule, each of Impact and the Company shall, prior to the Effective Time (as defined below), use commercially reasonable efforts to cause (i) any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Impact and any holders of Impact Common Stock and Impact Series A Preferred Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, (ii) any insurance policies or subscription of services, and (iii) all commercial, employment and other contracts to which Impact or any of its Subsidiary if a party, to be terminated immediately prior to the Effective Time, without any Liability being imposed on the part of Impact or the Surviving Corporation (the “Termination of Agreements and Rights”). Impact shall undertake commercially reasonable efforts to obtain extension of Impact D&O Insurance as applicable until the Closing Date on terms that are commercially and financially reasonable, provided that with respect to the Impact D&O Insurance for which Impact obtains extension, Impact shall deliver a termination notice to the relevant insurance providers and obtain mutual agreements with the Insurer to (i) stop any forthcoming automatic renewal and to (ii) effect the termination of the Impact D&O Insurance on the Closing Date.

For the avoidance of doubt, with respect to the agreements set forth in Section 9.12 of the Impact Disclosure Schedule that are not terminated prior to the Effective Time, the relevant Impact Net Debt should be reduced to $0.

9.13. Section 16 Matters. Prior to the Effective Time, Impact shall take all such steps as may be required to cause any acquisitions of Impact Common Stock and any options to purchase Impact Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Impact, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

9.14. Transition Arrangement. Prior to the Effective Time, PubCo, Impact, Frank D. Heuszel, and such applicable Impact Consenting Stockholders shall have entered into a transition arrangement agreement (the “Transition Arrangement Agreement”), substantially in the form attached hereto as Exhibit B.

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Section 10. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

10.1. Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

10.2. Regulatory Approvals. Any applicable waiting periods (or any extensions thereof) under any Antitrust Law, including the HSR Act (if applicable), shall have expired or otherwise been terminated.

10.3. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

10.4. Board Approval. (a) Impact shall have obtained the Impact Board approval of this Agreement, the Ancillary Documents, the Contemplated Transactions and the Specified Impact Stockholder Matters, and (b) the Company shall have obtained the Company Board approval of this Agreement, the Ancillary Documents, the Contemplated Transactions and the Specified Impact Stockholder Matters.

10.5. Stockholder Approval. (a) Impact shall have obtained the Required Impact Stockholder Vote with respect to the Specified Impact Stockholder Matters and (b) the Company shall have obtained the Required Company Shareholder Vote.

10.6. Listing. The approval of NYSE Listing Application have been obtained and the PubCo Ordinary Shares to be issued in the Contemplated Transactions pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on NYSE.

10.7. Completion of Due Diligence. Due diligence on Impact and the Company has been completed to the satisfaction of Robinson & Cole LLP and BMI.

10.8. Completion of the Company Share Swap. The Company Share Swap shall have been completed within 15 business days of date of this Agreement resulting in Dr Ashleys HK being the wholly-owned Subsidiary of Dr Ashleys Bio Labs Limited.

10.9. Company Listed IP. Within 15 business days of the date of this Agreement, The Company shall deliver to Impact a list of all issued Patents included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the Office of the Controller General of Patents, Designs and Trade Marks (i.e., Indian Patent Office) or any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such item, (i) the jurisdiction of application/registration, (iii) the date of filing, publication or issuance or registration and expiration date, and (iv) description of the patent, for each such item.

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Section 11. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF IMPACT

The obligations of Impact to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Impact, at or prior to the Closing, of each of the following conditions:

11.1. Accuracy of Representations. The Company Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

11.2. Performance of Covenants. The Company and PubCo shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

11.3. Documents. Impact shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Director of the Company certifying (i) that the conditions set forth in Sections 11.1, 11.2, 11.4 and 11.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in Section 5.16 is true and accurate in all respects as of the Closing Date;

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(b) a fairness opinion of Dr Ashleys Limited by Corporate Valuation Advisor; and

11.4. No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

11.5. Company Stockholder Written Consent. The Company Shareholder Written Consent executed by Dr Ashleys Shareholder shall be in full force and effect.

11.6. Opinion.

(a) Wong Poon Chan Law & Co., Hong Kong counsel for the Company, shall have furnished to Impact their written opinion, dated such Closing Date, in form and substance satisfactory to Impact;

(b) Harney Westwood & Riegels, Cayman counsel for the Company, shall have furnished to Impact in the form and substance satisfactory to the Impact, dated such Closing Date, in form and substance satisfactory to Impact, with respect to such matters as Impact may reasonably request; and

(c) Robinson & Cole LLP shall have furnished to Impact a tax opinion, dated such Closing Date, in form and substance satisfactory to Impact, with respect to solely the sections of the U.S. federal income tax disclosure in the Form F-4 or S-4 that address the U.S. federal income tax consequences to certain of Impact’s U.S. and non-U.S. shareholders of owning and disposing of PubCo Stock after the Contemplated Transactions.

Section 12. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Share Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

12.1. Accuracy of Representations. Each of the Impact Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Impact Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Impact and PubCo contained in this Agreement (other than the Impact Fundamental Representations and the Impact Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Impact Material Adverse Effect (without giving effect to any references therein to any Impact Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Impact Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

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12.2. Performance of Covenants. Impact shall not have breached or failed to perform in any material respect any agreements or covenants required to be performed or complied with by either of them under this Agreement at or prior to the Effective Time.

12.3. Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Impact dated as of the Effective Time certifying that the conditions set forth in Sections 12.1, 12.2, 12.4 and 12.7 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated and effective as of the Effective Time executed by the officers and directors of Impact who are not to continue as officers or directors of Impact pursuant to Section 9.11 hereof;

(c) the Certified Bank Statement in accordance with Section 9.6 evidencing the Net Cash in the amount of $10,000 or above;

(d) the Impact Net Debt Schedule in accordance with Section 9.7 evidencing the Net Debt in the amount of $0;

(e) the signed Impact Stockholder Voting and Support Agreement by the Impact Consenting Stockholders, in substantially the form attached hereto as Exhibit A dated as of the date of this Agreement;

(f) the signed Transition Arrangement Agreement in substantially the form attached hereto as Exhibit B dated as of the date of this Agreement;

(g) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), together with written authorization for the Company to deliver such notice to the IRS on behalf of Impact after the Closing, and in each case, in form and substance reasonably acceptable to the Company;

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(h) a certificate from its secretary or other executive officer dated as of the Effective Time certifying as to, and attaching, (A) copies of Impact’s Organizational Documents as in effect as of the Effective Time (immediately prior to the Effective Time), (B) the resolutions of Impact’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Impact Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Impact is or is required to be a party or otherwise bound; and

(i) a good standing certificate (or similar documents applicable for such jurisdictions) for Impact dated as of the Effective Time.

12.4. No Impact Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Impact Material Adverse Effect that is continuing.

12.5. NYSE Listing. The PubCo Ordinary Shares shall be listed on NYSE as of immediately prior to the Closing; provided, that the condition in this Section 12.5 shall not be available to the Company if the Company has refused or unreasonably delayed, withheld or conditioned its consent to actions by Impact to maintain or regain, as applicable, the listing of Impact Common Stock on NYSE.

12.6. Impact Counsel Opinion. Sichenzia Ross Ference Carmel LLP shall have furnished to Impact a tax opinion, dated such Closing Date, in form and substance satisfactory to the Company, solely with respect to the tax consequences to the Impact shareholders of this Agreement.

12.7. Impact Termination of Contracts and Rights. Impact has provided written agreements or such other documents to the satisfaction of the Company, evidencing that Impact has completed the Termination of Agreements and Rights without any Liability being imposed on the part of Impact or the Surviving Corporation pursuant to Section 9.12 hereof.

12.8. Impact Transaction Expense. Impact has paid in full the Transaction Expenses on or prior to the Cash Determination Date with receipts or other documents to the satisfaction of the Company, evidencing the full payment of such Transaction Expenses.

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Section 13. TERMINATION

13.1. Termination. This Agreement may be terminated prior to the Closing Date (whether before or after adoption of this Agreement by the Company Shareholders and whether before or after approval of the Specified Impact Stockholder Matters by Impact’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Impact, PubCo, Dr Ashleys Shareholder and the Company;

(b) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if the Contemplated Transactions shall not have been consummated by March 1, 2026 (the “End Date”) which may be extended with the mutual consent of Impact, PubCo, Dr Ashleys Shareholder and the Company; provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available if action or failure to act of such Party or such Party’s Subsidiaries has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if a court or other Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Impact if the Required Company Shareholder Vote shall not have been obtained within four (4) Business Days after the Registration Statement has become effective in accordance with the provisions of the Securities Act;

(e) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if (i) the Special Impact Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Impact’s stockholders shall have taken a final vote on the Specified Impact Stockholder Matters and (ii) the Specified Impact Stockholder Matters shall not have been approved at the Special Impact Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Impact Stockholder Vote; provided, however, that once the approval by irrevocable written consent from Impacting Consenting Shareholders has been obtained, Impact may not terminate this Agreement pursuant to this Section 13.1(e).

(f) by PubCo or the Company if an Impact Triggering Event shall have occurred;

(g) by PubCo or the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Impact or if any representation or warranty of Impact shall have become inaccurate, in either case, such that the conditions set forth in Section 11.1 or Section 11.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that PubCo or the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Impact’s representations and warranties or breach by Impact of any representation, warranty, covenant or agreement is curable by Impact then this Agreement shall not terminate pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from PubCo to Impact of such breach or inaccuracy and its intention to terminate pursuant to this Section 13.1(g) and (ii) Impact ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from PubCo to Impact of such breach or inaccuracy, its intention to terminate pursuant to this Section 13.1(g), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(g) as a result of such particular breach or inaccuracy if such breach by Impact is cured prior to such termination becoming effective);

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(h) by Impact, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 12.1 or Section 12.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Impact is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company of any representation, warranty, covenant or agreement is curable by the Company then this Agreement shall not terminate pursuant to this Section 13.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty-(30) day period commencing upon delivery of written notice from Impact to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 13.1(h) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Impact to the Company of such breach or inaccuracy, its intention to terminate pursuant to this Section 13.1(h), and its enumeration of all of the specific commercially reasonable efforts that it believes ought to be taken to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 13.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(i) by Impact (at any time prior to the approval of the Specified Impact Stockholder Matters by the Required Impact Stockholder Vote) and following compliance with all of the requirements set forth in Section 8.4 and Section 9.3, upon the Impact Board authorizing Impact to enter into a Permitted Alternative Agreement; or

(j) by Impact (at any time prior to the Required Company Shareholder Vote being obtained) if a Company Triggering Event shall have occurred.

(k) The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

13.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 13.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 13.2 and Section 14 (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party of any Liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

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Section 14. MISCELLANEOUS PROVISIONS

14.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Impact and PubCo contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate after the Closing, and only the covenants that by their terms survive the Closing and this Section 14 shall survive Closing.

14.2. Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, PubCo, Merger Sub, Impact and Dr Ashleys Shareholder at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Impact Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, PubCo, Merger Sub, Impact and Dr Ashley Shareholder.

14.3. Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

14.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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14.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any Federal or State court sitting in New York, New York, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 14.5, (c) irrevocably and unconditionally waives any objection to laying venue in any such action or proceeding in such courts, (d) irrevocably and unconditionally waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 14.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury. The Parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any Party and may be enforced in any other courts to whose jurisdiction any Party is or may be subject, by suit upon such judgment.

14.6. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

14.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to Impact, to: c/o Impact BioMedical Inc 275 Wiregrass Pkwy Henrietta, NY 14586. Attention: Frank D. Heuszel Email: frank.heuszel@impactbiomedinc.com	with a copy (which will not constitute notice) to: Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 Attn: Darrin M. Ocasio; Email: dmocasio@srfc.law

If to PubCo or the Company at or prior to the Closing, to:

c/o Dr Ashleys Bio Labs Limited

1504, Peninsula Sq 18

Sung On Street

Kowloon, Hong Kong

Attention: Dr. Kanans Visvanats

Email: dkv@drashleys.com

with a copy (which will not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue

Chrysler East Building, 20th Floor

New York, NY 10017
Attn: Mitchell L. Lampert; Joy Hui
Email: mlampert@rc.com; jhui@rc.com

If to Dr Ashleys Shareholder, to: c/o Dr Ashleys Bio Labs Limited 1504, Peninsula Sq 18 Sung On Street Kowloon, Hong Kong Attention: Dr. Kanans Visvanats Email: dkv@drashleys.com with a copy (which will not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue

Chrysler East Building, 20th Floor

New York, NY 10017
Attn: Mitchell L. Lampert; Joy Hui
Email: mlampert@rc.com; jhui@rc.com

If to PubCo or the Company after the Closing, to: c/o Dr Ashleys Bio Labs Limited 1504, Peninsula Sq 18 Sung On Street Kowloon, Hong Kong Attention: Dr. Kanans Visvanats Email: dkv@drashleys.com with a copy (which will not constitute notice) to:

Robinson & Cole LLP

666 Third Avenue

Chrysler East Building, 20th Floor

New York, NY 10017
Attn: Mitchell L. Lampert; Joy Hui
Email: mlampert@rc.com; jhui@rc.com

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14.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

14.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

14.10. Other Remedies; Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

14.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Dr AshleyS Limited

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

[Signature Page to Merger and Share Exchange Agreement]

S-1

WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

IMPACT BIOMEDICAL INC.

By:	/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	Chief Executive Officer

S-2

WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DR ASHLEYS NEVADA SUB, INC.

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director and Chief Executive Officer

S-3

WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DR ASHLEYS BIO LABS LIMITED

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

S-4

Dr Ashleys Shareholder

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats

S-5

EXHIBIT A

Form of Impact Stockholder Voting and Support Agreement

[Omitted]

S-6

EXHIBIT B

Form of Transition Arrangement Agreement

[Omitted]

S-7

EXHIBIT C

Form of Articles of Merger

[Omitted]

S-8

ANNEX A-2

AMENDED AND RESTATED AMENDMENT TO THE MERGER AND SHARE EXCHANGE AGREEMENT

This Amended and Restated Amendment to the Merger and Share Exchange Agreement, dated as of June 30, 2026 (this “Amendment”), by and among Zoar Limited (formerly known as “Dr Ashleys Limited”), a Cayman Islands exempted company limited by shares (“PubCo”), Impact BioMedical, Inc., a Nevada corporation (“Impact”), Dr Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Zoar Labs Limited (formerly known as “Dr Ashleys Bio Labs Limited”), a Cayman Islands exempted company limited by shares (“Zoar Labs”), and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of the Company (as defined in the Initial Merger Agreement (as defined below)) (“Dr Ashleys Shareholder”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Initial Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, PubCo, Zoar Labs, Impact, Merger Sub, and Zoar Shareholder are parties (the “Parties”) to the Merger and Share Exchange Agreement dated as of June 21, 2025 (the “Initial Merger Agreement”);

WHEREAS, the parties previously entered into that certain Amendment No. 1 to the Merger and Share Exchange Agreement, dated as of February 27, 2026 (the “Prior Merger Amendment”); and

WHEREAS, the parties now desire that the Prior Merger Amendment be rescinded, superseded and replaced in its entirety by this Amendment, such that from and after the effectiveness of this Amendment, the Merger and Share Exchange Agreement shall mean the Initial Merger Agreement, as amended only by this Amendment; and

WHEREAS, in accordance with the terms of Section 14.2 of the Initial Merger Agreement, the Parties desire to enter into this Amendment (together with the Initial Merger Agreement, the “Merger Agreement”) to amend the Initial Merger Agreement further as set forth herein to modify certain terms and conditions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. AMENDMENT TO THE MERGER AGREEMENT

1.1 Rescission and Superseding Effect.

(a) The parties hereby acknowledge and agree that that certain Amendment No. 1 to the Merger and Share Exchange Agreement, dated as of February 27, 2026, by and among the parties hereto (the “Prior Merger Amendment”), is hereby rescinded in its entirety and shall be of no further force or effect from and after the effectiveness of this Amendment.

(b) From and after the effectiveness of this Amendment, the rights and obligations of the parties with respect to the subject matter of the Merger Agreement shall be determined solely pursuant to (i) the Transition Arrangement Agreement, dated as of June 21, 2025, as amended only by this Amendment, and (ii) no provision added, deleted, replaced or modified by the Prior Merger Amendment shall have any continuing force or effect unless such provision is expressly set forth in this Amendment.

(c) For the avoidance of doubt, this Amendment is not intended to amend, restate, affirm, ratify or continue the Prior Merger Amendment, but instead is intended to replace the Prior Transition Amendment in its entirety.

(e) Notwithstanding the foregoing, the rescission of the Prior Merger Amendment shall not, in and of itself, invalidate any ministerial act previously taken in reasonable reliance thereon prior to the date hereof; provided, however, that from and after the date hereof no party shall have any further rights or obligations under the Prior Merger Amendment except to the extent, if any, expressly preserved in this Amendment.

1.2. The tenth WHEREAS clause of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows:

“WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, DSS, Inc., a New York corporation, and its subsidiaries (solely in their capacity as stockholders of Impact) (the “Impact Consenting Stockholders”), collectively holding 92,980,843 Impact Shares on an as-converted basis as of the date of this Agreement, representing 88.87% of the Impact Shares on an as-converted basis, are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Impact Stockholder Voting and Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Impact (a) to adopt this Agreement and thereby approve the Contemplated Transactions and (b) against any Acquisition Proposal.”

1.3. The definition of “Company Share Consideration” under Section 1.1(a) of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows:

“Company Share Consideration” means 168,076,000 shares of PubCo Ordinary Shares, representing 93.38% of the total issued and outstanding PubCo Ordinary Shares at the Closing.”

1.4. Section 1.1(c) of the Initial Merger Agreement shall be re-designated as Section 1.1(b).

1.5. The following definition shall be inserted immediately after the definition of “Dr Ashleys Shareholder” in Section 1.1(b) of the Merger Agreement.

……
DSS Shares	Section 3.2(d)
DSS Shares First Batch	Section 3.2(d)
DSS Shares Second Batch	Section 3.2(d)

1.6. Section 2.6(b) of the Initial Merger Agreement shall be deleted in its entirety and replaced with “[Reserved]”:

1.7. Section 2.10 of the Initial Merger Agreement shall be deleted in its entirety and shall be replaced as follows:

“Until the Closing, the Parties agree to retain Vstock Transfer LLC (the “Transfer Agent”) as the “transfer agent” of PubCo, as such term is defined under 12 C.F.R. Part 341, for the purpose of (a) exchanging Impact Shares for PubCo Ordinary Shares in accordance with Section 2.6(a) and (b) issuing the Company Share Consideration, Compensation Shares, DSS Shares and BMI Closing Shares in accordance with Section 3.2. The Transfer Agent shall (i) exchange each Impact Share for the Merger Consideration, (ii) issue the Company Share Consideration, Compensation Shares and DSS Shares, and (iii) take or cause to be taken such actions as are necessary to update PubCo’s register of security holders to reflect the actions contemplated by clauses (i) and (ii) of this sentence, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Articles of Merger, the NRS customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.”

1.8. Section 3.2(d) of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows:

“(d) PubCo shall issue to Frank D. Heuszel, the Chief Executive Officer of Impact, a total of 22,000 shares of PubCo Ordinary Shares (“Compensation Shares”), and to DSS, Inc., 53,000 PubCo Ordinary Shares (the “DSS Shares First Batch”) and 75,000 PubCo Ordinary Shares (the “DSS Shares Second Batch,” together with the “DSS Shares First Batch,” the “DSS Shares”) at the Closing. Subject to the effectiveness of the Registration Statement, upon issuance, such Compensation Shares and DSS Shares shall be registered and freely tradable by the respective holder(s) under the Securities Act, subject only to any restrictions imposed by any applicable laws or regulations.”

1.9 Section 5.9 of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows and Schedule 5.9 of the Company Disclosure Schedule as set forth in Exhibit A hereto will be inserted into the Company Disclosure Schedule:

“5.9. Absence of Undisclosed Liabilities. Since, except for the liabilities as disclosed in Schedule 5.9 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities or obligations specifically disclosed, reflected or reserved against in the Company Financials; (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Company Financials; (iii) Liabilities to perform under Contracts entered into by the Company or its; (iv) Liabilities incurred in connection with the Contemplated Transactions; and (v) Liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

1.10. Section 5.15(a) of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows and Schedule 5.15(a) of the Company Disclosure Schedule as set forth in Exhibit B hereto will be inserted into the Company Disclosure Schedule:

“(a) Except as set forth in Schedule 5.15(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.”

1.11. Section 6.7(d) of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows:

“6.7. PubCo Activities. Since its formation, other than activities described in Schedule 6.7 of the PubCo Disclosure Schedule, PubCo (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.”

1.12 The document as set forth in Exhibit C hereto shall be inserted into Schedule 5.2 of the Company Disclosure Schedule ..

1.13 The document as set forth in Exhibit D hereto shall be inserted into Schedule 6.2 of the PubCo Disclosure Schedule.

1.14 Schedule 6.7 of the PubCo Disclosure Schedule as set forth in Exhibit E hereto shall be inserted into the PubCo Disclosure Schedule,

1.15 Section 13.1(b) of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows:

“(b) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if the Contemplated Transactions shall not have been consummated by July 1, 2026 (the “End Date”) which may be extended with the mutual written consent of Impact, PubCo, Dr Ashleys Shareholder and the Company; provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available if action or failure to act of such Party or such Party’s Subsidiaries has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;”.

1.16 Section 7.15(a) of the Initial Merger Agreement shall be deleted in its entirety and replaced as follows and Schedule 7.15(a) of the Impact Disclosure Schedule, as set forth in Exhibit F hereto, shall be inserted into the Impact Disclosure Schedule:

“(a) Except as set forth on Section 7.15(a) of the Impact Disclosure Schedule, there is no pending Legal Proceeding and to the Knowledge of Impact, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Impact or any of its Subsidiaries or any Impact Associate (in his or her capacity as such) or any of the material assets owned or used by Impact or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.”

SECTION 2. EFFECTIVENESS OF AMENDMENT

Upon the execution and delivery hereof, the Prior Merger Amendment shall be rescinded and superseded in its entirety as set forth in Section 1.1 of this Amendment, and the Initial Merger Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendments made hereby were originally set forth in the Initial Merger Agreement. This Amendment and the Initial Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendment shall not operate so as to render invalid or improper any action heretofore taken under the Initial Merger Agreement. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

SECTION 3. GENERAL PROVISION

1.8. Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Section 14 of the Initial Merger Agreement shall apply to this Amendment, as applicable.

1.9. Merger Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Initial Merger Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

ANNEX A-3

AMENDED AND RESTATED AMENDMENT TO THE MERGER AND SHARE EXCHANGE AGREEMENT

This Second Amended and Restated Amendment to the Merger and Share Exchange Agreement, dated as of August 13, 2026 (this “Amendment”), by and among Zoar Limited (formerly known as “Dr Ashleys Limited”), a Cayman Islands exempted company limited by shares (“PubCo”), Impact BioMedical, Inc., a Nevada corporation (“Impact”), Dr Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Zoar Labs Limited (formerly known as “Dr Ashleys Bio Labs Limited”), a Cayman Islands exempted company limited by shares (“Zoar Labs”), and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of the Company (as defined in the Initial Merger Agreement (as defined below)) (“Dr Ashleys Shareholder”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Initial Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, PubCo, Zoar Labs, Impact, Merger Sub, and Zoar Shareholder are parties (the “Parties”) to the Merger and Share Exchange Agreement dated as of June 21, 2025 (the “Initial Merger Agreement”);

WHEREAS, the parties has entered into an amended and restated amendment to the Initial Merger Agreement, dated June 30, 2026 (the “Amended and Restated Amendment to the Merger and Share Exchange Agreement”);

WHEREAS, in accordance with the terms of Section 14.2 of the Initial Merger Agreement, the Parties desire to enter into this Amendment (together with the Initial Merger Agreement, the Amended and Restated Amendment to the Merger and Share Exchange Agreement, the “Merger Agreement”) to amend the Merger Agreement further as set forth herein to modify certain terms and conditions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. AMENDMENT TO THE MERGER AGREEMENT

1.1. The definition of “Company Share Consideration” under Section 1.1(a) of the Merger Agreement shall be deleted in its entirety and replaced as follows:

“Company Share Consideration” means 167,976,000 shares of PubCo Ordinary Shares, representing 93.32% of the total issued and outstanding PubCo Ordinary Shares at the Closing.”

1.2. The following definition shall be inserted immediately after the definition of “Dr Ashleys Shareholder” in Section 1.1(b) of the Merger Agreement.

DSS Shares Third Batch	Section 3.2(d)

1.3. Section 3.2(d) of the Amended and Restated Merger Agreement shall be deleted in its entirety and replaced as follows:

“(d) PubCo shall issue to Frank D. Heuszel, the Chief Executive Officer of Impact, a total of 22,000 shares of PubCo Ordinary Shares (“Compensation Shares”), and to DSS, Inc., 53,000 PubCo Ordinary Shares (the “DSS Shares First Batch”), 75,000 PubCo Ordinary Shares (the “DSS Shares Second Batch”), 100,000 PubCo Ordinary Shares (the “DSS Shares Third Batch,” together with the “DSS Shares First Batch” and the “DSS Shares Second Batch,” the “DSS Shares”) at the Closing. Subject to the effectiveness of the Registration Statement, upon issuance, such Compensation Shares and DSS Shares shall be registered and freely tradable by the respective holder(s) under the Securities Act, subject only to any restrictions imposed by any applicable laws or regulations.”

1.4. Section 13.1(b) of the Merger Agreement shall be deleted in its entirety and replaced as follows:

“(b) by either Impact, PubCo, Dr Ashleys Shareholder, or the Company if the Contemplated Transactions shall not have been consummated by November 20, 2026 (the “End Date”) which may be extended with the mutual consent of Impact, PubCo, Dr Ashleys Shareholder and the Company; provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available if action or failure to act of such Party or such Party’s Subsidiaries has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;”

SECTION 2. GENERAL PROVISION

2.1. Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Section 14 of the Initial Merger Agreement shall apply to this Amendment, as applicable.

2.2 Merger Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Initial Merger Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

IMPACT BIOMEDICAL INC.

By:

Name:	Frank D. Heuszel

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

ZOAR Limited

By:

Name:	Daphne Y. Huang

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

ZOAR LABS LImited

By:

Name:	Daphne Y. Huang

Title:	Chief Executive Officer

WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

DR ASHLEYS NEVADA SUB, INC.

By:

Name:	Daphne Y. Huang

Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

Dr. Ashley SHAREHOLDER

By:

Name:	Kanans Visvanats

ANNEX B

January 28, 2026

Board of Directors

Impact Biomedical, Inc.

275 Wiregrass Pkwy

Henrietta, NY 14586

Re:	Fairness Opinion

Members of the Board of Directors:

This letter sets forth our opinion as to the fairness, from a financial point of view, to Impact Biomedical, Inc. (“Impact”), a publicly traded company, and, as a result, to its respective equity holders, of the proposed merger transaction with Dr. Ashleys Ltd (“Ashleys”). The terms of the transaction, as outlined in the Agreement and Plan of Merger and Reorganization, involves a reverse merger between a wholly-owned subsidiary of Impact (“Merger Sub”) and a Cayman Island incorporated Company which holds ownership of the equity interests of Ashleys. Upon consummation of the merger, Merger Sub will cease to exist and Ashleys will become a wholly owned subsidiary of Impact (hereinafter, Impact on a combined basis with Ashleys referred to as “Post-Merger Impact”). In exchange, the shareholders of Impact will receive a 4.8% equity interest in Impact on a post transaction, fully diluted basis (hereinafter the merger is referred to as the “Transaction”).

The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger and Reorganization. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement and Plan of Merger and Reorganization.

We have been requested by the Board of Directors of Impact to render our opinion with respect to the fairness of the Transaction, from a financial point of view, to Impact and, as a result, its respective equity holders. We have not been requested to opine as to, and our opinion does not in any manner address, Impact’s underlying business decision to proceed with or effect the Transaction or the likelihood of consummation of the Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Agreement and Plan of Merger and Reorganization, or any class of such persons (however, we note that, to our knowledge, no such compensation is contemplated). Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Impact might engage. We are not legal, tax, accounting, technology, science, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, technology, science, or regulatory matters relating to Impact or Ashleys. We understand and have assumed that Impact has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, technology, science, regulatory, and other professionals.

Board of Directors

January 28, 2026

In connection with our engagement, we first estimated the Fair Market Value of each of i) Impact on a consolidated basis with its respective subsidiaries and ii) Ashleys on a consolidated basis with their respective subsidiaries, each on an individual basis immediately before the Transaction. We then estimated the Fair Market Value of Post-Merger Impact on a consolidated basis with its respective subsidiaries after giving effect to the Transaction.

For purposes of this evaluation, the term “Fair Market Value” is defined as the amount for which the equity of each of i) Impact on a consolidated basis with its respective subsidiaries and ii) Ashleys on a consolidated basis with its respective subsidiaries, each on an individual basis before the Transaction, and Post-Merger Impact on a consolidated basis with its respective subsidiaries after giving effect to the Transaction, would be sold by a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts. Such Fair Market Value was determined by us by comparing the amount for which a willing buyer and willing seller (neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts ) would acquire the outstanding equity securities of each of Impact and Ashleys (I) consolidated with their respective subsidiaries and immediately before giving effect to the Transaction, and (II) Post-Merger Impact on a consolidated basis with its respective subsidiaries immediately after giving effect to the Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and Plan of Merger and Reorganization, and the specific terms of the Agreement and Plan of Merger and Reorganization, (2) certain publicly available business and financial information that we deemed to be generally relevant concerning Impact and Ashleys and the industries in which each entity operates, (3) financial and operating information with respect to the business, operations and prospects of Impact and Ashleys including financial projections with respect to the future financial performance of Impact and Ashleys, as reviewed and approved by management (“Projections”), (4) the individual balance sheets of Impact (as of December 31, 2025) and Ashleys (as of December 31, 2025), (5) a comparison of the projected financial performance of Impact and Ashleys with those of other companies and businesses that we deemed relevant. In addition, we have had discussions with the management of Impact and Ashleys concerning the business, operations, assets, liabilities, financial condition and prospects of Impact and Ashleys, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In the course of our evaluation, we reviewed the financial performance of certain other companies engaged in the same or related industries whose shares are publicly traded and the valuation multiples indicated for those publicly traded companies. We further conducted a valuation of Impact and Ashleys based upon the Projections provided by management and performed such other studies and analyses and considered such other factors as we deemed appropriate. We have conducted a valuation of the total equity of Impact and Ashleys, but have not conducted a separate valuation of its underlying assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities).

Corporate Valuation Advisors, Inc.

Board of Directors

January 28, 2026

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of Impact and Ashleys that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of Impact and Ashleys, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Impact and Ashleys as to the future financial performance of Impact and Ashleys and each entity will perform in accordance with such Projections. We assume no responsibility for, and we express no view as to any such Projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Impact or Ashleys and have not made or obtained any evaluations or appraisals of the underlying assets or liabilities of Impact and Ashleys. We have not evaluated the solvency or creditworthiness of Impact and Ashleys or the combined entities or any other party to the Agreement and Plan of Merger and Reorganization, or whether Impact and Ashleys is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Impact and Ashleys to pay its respective obligations when they come due. In addition, we have relied on the assessments of Impact and Ashleys ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements.

In addition, you have not authorized us to, and we did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Transaction, (b) participate in the structuring or negotiation of the Transaction, (c) advise the Board of Directors of Impact or any other party with respect to alternatives to the Transaction, or (d) identify or introduce to the Board of Directors of Impact or any other party any prospective investors, lenders or other participants in the Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. Our opinion addresses only the fairness of the Transaction, from a financial point of view, to Impact and, as a result, its respective equity holders. We express no opinion as to, and our opinion does not address, any other terms, aspects, or implications of the Transaction or the Agreement and Plan of Merger and Reorganization or any related agreements, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analysis, (ii) the appropriate capital structure of Impact or Ashleys or whether Impact or Ashleys should be issuing debt or equity securities or a combination of both, and (iii) the prices at which securities of Impact or Ashleys may trade, be purchased or sold at any time, including following announcement or consummation of the Transaction. Our opinion should not be viewed as providing any assurance that the market value of the securities of Impact or Ashleys after the consummation of the Transaction will be in excess of the market value of Impact or Ashleys securities owned by such security holders at any time prior to the announcement or consummation of the Transaction. In addition, we make no representation or warranty regarding the adequacy of this opinion or the analyses underlying this opinion for the purpose of Impact or Ashleys compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

Corporate Valuation Advisors, Inc.

Board of Directors

January 28, 2026

We have assumed that the executed Transaction agreement will conform in all material respects to the latest Agreement and Plan of Merger and Reorganization reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and Plan of Merger and Reorganization. We have also assumed, at the direction of Impact or Ashleys management, that all material governmental, regulatory and third-party approvals, consents and releases for the Transaction will be obtained within the constraints contemplated by the Agreement and Plan of Merger and Reorganization and that the Transaction will be consummated in accordance with the terms of the Agreement and Plan of Merger and Reorganization without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Impact or Ashleys has obtained such advice as it deemed necessary from qualified professionals.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Impact in connection with its evaluation as to whether to affect the Transaction and does not constitute a recommendation as to how the Board of Directors should vote with respect to the Transaction. We will receive a fee as compensation for our services in rendering this opinion. Our fee is not contingent upon the successful consummation of the Transaction.

Based upon the foregoing, and subject to the limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to Impact and, as a result, its respective equity holders.

Very truly yours,

Corporate Valuation Advisors, Inc.

Corporate Valuation Advisors, Inc.

ANNEX C-1

Execution Version

IMPACT STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of June 21, 2025, by and among Dr~~.~~ Ashleys Limited, a Cayman Islands exempted company (“PubCo”), Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company (the “Company”), Dr Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Impact BioMedical Inc., a Nevada corporation (“Impact”), Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national (“Dr Ashleys Shareholder”), DSS, Inc., DSS BioHealth Security, Inc. and DSS PureAir, Inc., each being a stockholder of Impact (each, the “Stockholder”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Impact, Company, PubCo, the Merger Sub and Dr Ashleys Shareholder, have entered into an Merger and Share Exchange Agreement (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”).On and subject to the terms and conditions set forth in the Merger Agreement, (a) the Merger Sub will merge with and into Impact with Impact being the surviving entity, as a result of which, (i) Impact shall become a wholly-owned Subsidiary of PubCo and (ii) each issued and outstanding Impact Share immediately prior to the Effective Time and after giving effect of the NYSE Reverse Split, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one PubCo Ordinary Share (the “Merger”), and (b) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding Company Shares from Dr~~.~~ Ashleys Stockholder in exchange for the issue by PubCo of the Company Share Consideration, as a result of which the Company shall become a wholly-owned Subsidiary of PubCo.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Impact Common Stock as indicated in Appendix A.

WHEREAS, all of the Stockholders hold a total of a total of 91,747,370 Shares on an as-converted basis as of the date of this Agreement representing 86.81% on a fully diluted basis after giving effect to the conversion of the Impact Series A Preferred Shares and the Promissory Notes held by the Stockholders as set out in Schedule I hereto.

WHEREAS, as an inducement to the willingness of the Impact to enter into the Merger Agreement, the Stockholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

1

(b) “Shares” means (i) all shares of Impact Common Stock owned, beneficially or of record, by the Stockholders as of the date hereof on an as converted basis as set forth under Schedule I, (provided that the number of shares to be issued to DSS, Inc. in respect of the conversion under the Promissory Note may be subject to change based on the conversion rate as may be agreed to between Impact and DSS, Inc. between the date of this Agreement and the Closing Date) and (ii) all additional shares of Impact Common Stock acquired by the Stockholders, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date.

(d) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. Each Stockholder covenants to the Company as follows:

(a) Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date, the Stockholder shall not Transfer any of the Stockholder’s Shares, or publicly announce its intention to Transfer any of its Shares, in each case, including any Transfer by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), or either voluntarily or involuntarily, offer to Transfer or consent to any Transfer or enter into any contract, option or other agreement or understanding with respect to the Transfer of any or all of such Stockholder’s Shares.

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Authority, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement, nor shall the Stockholder take any action or agree or commit to take any action that would make any representation or warranty of such Stockholder contained in this Agreement untrue or incorrect or have the effect of preventing or materially delaying the Stockholder from or in performing its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Impact Stockholder Matters and against any Acquisition Proposals.

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3. Agreement to Vote Shares. Each Stockholder covenants to the Company as follows:

(a) Until the Closing Date, at any meeting of the stockholders of Impact, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Impact with respect to the Specified Impact Stockholder Matters, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the Specified Impact Stockholder Matters, (B) against any Acquisition Proposal, and (C) in favor of an adjournment of the meeting of the stockholders of Impact, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Specified Impact Stockholder Matters.

(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this Section 3.

(c) In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Impact by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(d) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, no amendment, supplement, modification, or waiver of any provision of the Merger Agreement shall be made without the prior written consent of DSS, Inc. (“DSS”), which written consent shall not be unreasonably withheld or unduly delayed. Furthermore, the Stockholder shall not be obligated to vote in favor of any such change unless such prior written consent has been duly obtained.

4. Action in Stockholder Capacity Only. Notwithstanding anything in this Agreement to the contrary, each Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of Impact, and this Agreement shall not limit or otherwise affect the actions or inactions of any Affiliate, representative or designee of the Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of any other Person, unless such record holder or beneficial owner, as applicable, of its Shares is otherwise a Consenting Stockholder. Nothing herein shall limit or affect the Stockholder’s ability to act as a director of the Company in the taking of any actions (or failure to act) in his or her capacity as a director of the Company if such action (or failure to act) would be inconsistent with the exercise of his or her fiduciary duties as a director of the Company.

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5. Irrevocable Proxy. Each Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of Impact or pursuant to any applicable written consent of the stockholders of Impact, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Impact, and any individual designated in writing by Impact, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Impact stockholders or at any meeting of the Impact stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. Impact agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein, each Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. For the avoidance of doubt, this irrevocable proxy shall not be exercised in any manner that is inconsistent with any consent rights, protective provisions, or termination rights granted to the Stockholder under this Agreement. Furthermore, for the avoidance of doubt, no vote shall be cast, and no consent shall be given, pursuant to this proxy with respect to any amendment, modification, or waiver of the Merger Agreement or the Contemplated Transactions, unless DSS has provided its prior written consent to such action, which consent shall not be unreasonably withheld or undue delayed, to the extent it would materially affect DSS’ rights, obligations, or interests as a stockholder of Impact. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

6. No Solicitation. From and after the date hereof until the Closing Date, the Stockholder will not, and will not permit any entity under such Stockholder’s control to, take any action that Impact is prohibited from taking pursuant to Section 8.5 of the Merger Agreement.

7. Documentation and Information. The Stockholder shall permit and hereby authorizes Impact PubCo and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Impact, PubCo or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Each of Impact, PubCo and the Company is an intended third-party beneficiary of this Section 7.

8. No Exercise of Appraisal Rights; Waivers. The Stockholder hereby irrevocably and unconditionally (a) waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that Stockholder may have by virtue of, or with respect to, any Shares (including all rights under Section 92A of the NRS) and (b) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute or voluntarily aid or participate in any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Merger Agreement by the Impact Board, breaches any fiduciary duty of the Impact Board or any member thereof; provided, that the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of Impact.

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9. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants, to the Company as follows:

(a) (i) The Stockholder is the beneficial or record owner of the shares of Impact Common Stock indicated in Schedule I (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Schedule I), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement or any lock-up agreement entered into by and between the Stockholder, the Company and Impact); and (ii) the Stockholder does not beneficially own any securities of Impact other than the shares of Impact Common Stock and rights to purchase shares Impact Common Stock set forth in Schedule I.

(b) With respect to any Stockholder that is an entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement.

(c) Except as otherwise provided in this Agreement, the Stockholder has full power, legal capacity and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter contemplated by this Agreement.

(d) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable Law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

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(e) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.

(f) The execution, delivery or performance of this Agreement by the Stockholder will not contravene, conflict with or result in (i) a violation of any of the provisions of the Stockholder’s organizational documents, (ii) any Law or any Order by which the Stockholder, or any of the assets owned or used by the Stockholder, is subject; (iii) a violation or breach of, or result in a default under, any provision of any contract to which the Stockholder is a party; or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Stockholder.

(g) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Impact, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Impact, PubCo, Merger Sub, the Company or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Impact, PubCo and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(h) With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

10. Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earlier of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, or (b) the Closing Date; provided, however, that (i) Section 11 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any party hereto from any liability for fraud or for any material and willful breach of this Agreement prior to the Effective Time.

11. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company, PubCo, or Impact may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions provided that such further assurances shall be reasonably requested.

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12. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(c) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Federal or State court sitting in New York, New York , (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 12(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12(k) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(d) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party (in whole or in part, whether by operation of law or otherwise), and any attempted or purported assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Any purported assignment of rights or delegation of performance obligations in violation of this Section 12(d) is void.

(e) No Third Party Rights. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder other than the parties hereto to the extent expressly set forth herein.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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(g) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to the Company, PubCo, Dr Ashleys Shareholder, Merger Sub or Impact, to the address, electronic mail address provided in the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address or electronic mail address shown below Stockholder’s signature to this Agreement. In addition, the Impact shall concurrently provide DSS Inc. with copies of all material notices, proposed amendments, and other substantive communications exchanged among the primary parties to the Merger Agreement that could reasonably be expected to (i) affect DSS’s rights or obligations under this Agreement, (ii) impact the terms of the Merger Agreement relevant to DSS, or (iii) influence the likelihood or timing of the Closing.

(i) Confidentiality. Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Impact has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, partners, members, stockholders, parents, subsidiaries, attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than Impact, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Impact, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Impact to the extent practicable. The Company is an intended third-party beneficiary of this Section 12(i).

(j) Interpretation. When reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule I to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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Schedule I

Name	Common Shares	Common Shares convertible from the Impact Series A Preferred Stock (on a 1:1 basis)	Common Stock Convertible from the Promissory Note (Conversion rate of $0.50 per share as on date of this Agreement*)
DSS, Inc.	794,958	0	29,911,347
DSS BioHealth Security, Inc.	0	60,496,041	0
DSS PureAir, Inc	545,024	0	0

* The shares of common stock convertible from the Promissory Note held by DSS, Inc. may be subject to change between the date of this Agreement and the Closing Date based on the conversion rate as may be agreed to between Impact and DSS, Inc.

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WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

IMPACT BIOMEDICAL INC.

By:	/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Dr. Ashley Limited

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Dr Ashley Bio LABS LImited

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

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WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DR. ASHLEYS NEVADA SUB, INC.

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director and Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Dr. Ashley STOCKHOLDER

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats

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WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DSS, INC.:

By:	/s/ Jason Grady
Name:	Jason Grady
Title:	CEO

Email (For Notice):

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WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DSS BIOHEALTH SECURITY, INC.:

By:	/s/ Jason Grady
Name:	Jason Grady
Title:	CEO

Email (For Notice):

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WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DSS PUREAIR, INC.:

By:	/s/ Jason Grady
Name:	Jason Grady
Title:	CEO

Email (For Notice):

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ANNEX C-2

AMENDED AND RESTATED AMENDMENT TO IMPACT STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Amended and Restated Amendment to Impact Stockholder Voting and Support Agreement, dated as of June 30, 2026 (this “Amendment”), by and among Zoar Limited, a Cayman Islands exempted company (“PubCo”), Zoar Labs Limited, a Cayman Islands exempted company (the “Company”), Dr Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Impact BioMedical Inc., a Nevada corporation (“Impact”), Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national (“Dr Ashleys Shareholder”), DSS, Inc., DSS BioHealth Security, Inc. and DSS PureAir, Inc., each being a stockholder of Impact (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Initial Voting and Support Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, PubCo, Company, Impact, Merger Sub, Dr Ashleys Shareholder and the Stockholders are parties (the “Parties”) to the Voting and Support Agreement dated as of June 21, 2025 (the “Initial Voting and Support Agreement”); and

WHEREAS, the parties previously entered into that certain Amendment No. 1 to Impact Stockholder Voting and Support Agreement, dated as of February 27, 2026 (the “Prior Voting Amendment”); and

WHEREAS, the parties now desire that the Prior Voting Amendment be rescinded, superseded and replaced in its entirety by this Amendment, such that from and after the effectiveness of this Amendment, the Impact Stockholder Voting and Support Agreement shall mean the Initial Voting and Support Agreement, as amended only by this Amendment; and

WHEREAS, in accordance with the terms of Section 12(a) of the Initial Voting and Support Agreement, the Parties desire to enter into this Amendment (together with the Initial Voting and Support Agreement, the “Impact Stockholder Voting and Support Agreement”) to amend the Initial Voting and Support Agreement as set forth herein and to rescind and supersede the Prior Voting Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. AMENDMENT TO THE VOTING AND SUPPORT AGREEMENT

1.1 Rescission and Superseding Effect.

(a) The parties hereby acknowledge and agree that that certain Amendment No. 1 to Impact Stockholder Voting and Support Agreement, dated as of February 27, 2026, by and among the parties hereto (the “Prior Voting Amendment”), is hereby rescinded in its entirety and shall be of no further force or effect from and after the effectiveness of this Amendment.

(b) From and after the effectiveness of this Amendment, the rights and obligations of the parties with respect to the subject matter of the Impact Stockholder Voting and Support Agreement shall be determined solely pursuant to (i) the Impact Stockholder Voting and Support Agreement, dated as of June 21, 2025, as amended only by this Amendment, and (ii) no provision added, deleted, replaced or modified by the Prior Voting Amendment shall have any continuing force or effect unless such provision is expressly set forth in this Amendment.

(c) For the avoidance of doubt, this Amendment is not intended to amend, restate, affirm, ratify or continue the Prior Voting Amendment, but instead is intended to replace the Prior Voting Amendment in its entirety.

(d) Notwithstanding the foregoing, the rescission of the Prior Voting Amendment shall not, in and of itself, invalidate any ministerial act previously taken in reasonable reliance thereon prior to the date hereof; provided, however, that from and after the date hereof no party shall have any further rights or obligations under the Prior Voting Amendment except to the extent, if any, expressly preserved in this Amendment.

1.2. The third WHEREAS clause of the Initial Voting and Support Agreement shall be deleted in its entirety and replaced as follows:

“WHEREAS, all of the Stockholders hold a total of 92,980,843 Shares on an as-converted basis as of the date of this Agreement representing 88.87% on a fully diluted basis after giving effect to the conversion of the Impact Series A Preferred Shares and the Promissory Notes held by the Stockholders as set out in Schedule I hereto.”

1.3. Schedule I shall be deleted in its entirety and replaced as follows:

Name	Common Shares
DSS, Inc.	32,484,802
DSS BioHealth Security, Inc.	60,496,041

1.4 Section 2(c) shall inserted into Section 2 of the Initial Voting and Support Agreement as follows:

“(c) Notwithstanding anything to the contrary in Section 2(a) of the Initial Voting and Support Agreement or in any definition of “Transfer” therein:

(i) DSS, Inc. and its Subsidiaries shall be permitted, solely for liquidity purposes, to Transfer, by way of bona fide secondary sales for cash or cash equivalents or grant of share pledge, security interest or other liens, Impact Shares held by them; provided that in no event shall DSS, Inc. and its Subsidiaries reduce the ownership by DSS, Inc. and its Subsidiaries of Impact Shares below fifty-one percent (51%) of the outstanding Impact Shares immediately prior to the Effective Time;

(ii) the number of Impact Shares Transferred by DSS, Inc. and its Subsidiaries on any trading day pursuant to this Section 1.4(c) shall not exceed twenty percent (20%) of the total trading volume of Impact Shares on the principal trading market on such trading day;

(iii) any sale of Impact Shares by DSS, Inc. or any of its Subsidiaries pursuant to this Section 1.4(c) shall not be made at a price per share less than $0.50; and

(v) DSS, Inc. shall comply with all applicable laws, rules and regulations, including, without limitation, the volume limitations set forth in Rule 144 under the Securities Act of 1933, as amended.”

For the avoidance of doubt, any Transfers pursuant to this Section 1.4(c) shall constitute Transfers of existing Impact Shares held by DSS, Inc. or its Subsidiaries and shall not involve the issuance of any new shares of capital stock by Impact, and nothing in this Amendment shall be construed as authorizing or requiring Impact to issue additional Impact Shares to DSS, Inc. or any other Person in connection with such Transfers.

SECTION 2. EFFECTIVENESS OF AMENDMENT

Upon the execution and delivery hereof, the Prior Voting Amendment shall be rescinded and superseded in its entirety as set forth in Section 1.1 of this Amendment, and the Initial Voting and Support Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendments made hereby were originally set forth in the Initial Voting and Support Agreement. This Amendment and the Initial Voting and Support Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendment shall not operate so as to render invalid or improper any action heretofore taken under the Initial Voting and Support Agreement. Upon the effectiveness of this Amendment, each reference in the Initial Voting and Support Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Initial Voting and Support Agreement shall refer to the Impact Stockholder Voting and Support Agreement as amended by this Amendment.

SECTION 3. GENERAL PROVISION

3.1 Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Section 12 of the Initial Voting and Support Agreement shall apply to this Amendment, as applicable.

3.2 Voting and Support Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Initial Voting and Support Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

ANNEX D-1

Execution Version

TRANSITION ARRANGEMENT AGREEMENT

This Transition Arrangement Agreement (this “Agreement”) is made and entered into as of June 21, 2025, by and among Dr. Ashleys Limited, a Cayman Islands exempted company (“PubCo”), Impact BioMedical Inc., a Nevada corporation (“Impact”), Frank D. Heuszel (“Impact CEO”), and DSS, Inc. (“DSS”). PubCo, Impact, Impact CEO and DSS may be referred to individually herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Impact, PubCo, Dr Ashleys Nevada Sub, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the PubCo (“Merger Sub”), Dr Ashleys Bio Labs Limited, a Cayman Islands exempted company limited by shares (the “Company”), and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of the Company (“Dr Ashleys Shareholder”) have entered into a Merger and Share Exchange Agreement (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (i) Merger Sub shall be merged with and into Impact with Impact being the surviving entity, and (ii) simultaneous with or immediately following the Merger, PubCo shall acquire all of the issued and outstanding Company Shares from Dr. Ashleys Shareholder.

WHEREAS, in connection with the Contemplated Transactions (as defined under the Merger Agreement), and in order to provide for an orderly transition of Impact’s business and operations to PubCo pursuant to the terms of the Merger Agreement post the Effective Time (the “Transition”), the Parties agree it will be necessary for each of the Parties to provide assistance and cooperation for a certain period from the Effective Time to facilitate the Transition.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be bound legally, agree as follows:

Section 1. Provision of Transition Services and the Transition Arrangement.

1.1. Impact CEO Arrangement

(a) From the Effective Time, Impact CEO shall provide certain Transition-related services to PubCo as reasonably requested by PubCo with respect to the Transition (“Transition Services”) for a period up to one (1) month period from the Effective Time (the “Transition Period”). The Transition Period can be further extended by mutual consent of PubCo and Impact CEO. For the avoidance of doubt, during the Transition Period, Impact CEO will no longer hold the position as chief executive officer and will solely act as an independent contractor to PubCo and its Subsidiaries. Neither Impact CEO nor the PubCo shall be the agent, principal, partner or otherwise of the other and no party has any responsibility or authority to act for or on behalf of the other party in any manner.

(b) The specific terms, limitations and conditions of the Transition Services to be provided by Impact CEO shall be as set forth herein and in the respective consulting agreement to be entered into between the PubCo and the Impact CEO.

(c) Impact CEO hereby acknowledges that PubCo shall be solely responsible to pay his compensation and benefits for the Transition Services in such details as mutually agreed upon by the PubCo and the Impact CEO.

(d) Each of the Impact CEO, Impact and DSS acknowledges that Dr Ashleys does not agree to be privy to any other contracts by and between Impact CEO, Impact and DSS, and will not bring any actions or proceeds against Dr Ashleys for any disputes arising from such contracts.

1.2. Impact COO Arrangement

(a) Impact represents to PubCo that within five (5) Business Days of the date of this Agreement, it will deliver an employment termination notice to Mark Suseck (“Impact COO”), with the last day of his employment being the Closing Date (the “Impact COO Notice Period”), in compliance with the terms and conditions of the employment letter between Impact and Impact COO (the “Impact COO Transition”). For the avoidance of doubt, Impact shall be solely responsible for the compensation and benefits of Impact COO during the Impact COO Notice Period and has no right to claim any compensation from the Company, PubCo, Merger Sub or Dr Ashleys Shareholder.

1.3. Impact CFO Arrangement

(a) Todd Macko will continue as the chief financial officer (CFO) of Impact until the effectiveness of the Registration Statement on Form S-4 or F-4 (“Impact CFO Transition”, together with the Transition Services and Impact COO Transition, the “Transition Arrangement”)), unless otherwise further extended upon by mutual consent of PubCo and DSS (the “CFO Transition Period”). For the avoidance of doubt, DSS shall be solely responsible for the compensation and benefits of Todd Macko during the CFO Transition Period and has no right to claim any compensation from the Company, PubCo, Merger Sub or Dr Ashleys Shareholder.

Section 2. Limitation on Authority.

2.1. Subject to the terms and conditions hereof, in respect of the Transition Services, the Impact CEO will not have any responsibility or authority under this Agreement, directly or indirectly, with respect to the operation or management of PubCo’s business or operations during the Transition Period.

Section 3. Level and Quality of Transition Arrangements.

3.1. Impact hereby represents, warrants and agrees that the Transition Arrangements shall be performed in good faith, in accordance with applicable law, and in a manner substantially similar to the manner in which the services were generally performed for Impact in connection with the business of Impact prior to the Effective Time.

Section 4. Cooperation.

4.1. The Parties will use good faith, reasonable efforts to cooperate with each other in all matters relating to performing the Transition Arrangement. Such cooperation will require any Party to obtain any consents, licenses or approvals necessary or required to permit such Party to perform its obligations hereunder that it does not already possess or are otherwise not readily accessible. In such event, the Parties agree to consult with one another in good faith to determine an equitable path to obtain any such required consents, licenses or approvals. Notwithstanding the foregoing, none of Impact, the Consultants or DSS will be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same.

4.2. To the extent that performance of any obligation by either Party is conditioned upon the other Party’s acts (or acts of a third party related to such other party), and such other party (or third party) fails to act, the obligation of such Party shall be suspended until such time as such other party (or third party) acts as required.

Section 5. Miscellaneous Provisions.

5.1. Amendment. Neither this Agreement nor any term or provision hereof may be amended, modified, waived or supplemented orally, but only by a written consent executed by the parties hereto.

5.2. Hold Harmless. Impact and DSS shall hold Dr Ashleys harmless from any claims, demands, suits or other forms of liability that may arise against them or for or on account of any action taken by them to terminate the employment of the Impact CEO, Impact CFO and Impact COO in connection with the Merger.

5.3. Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.4. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (as defined in the Merger Agreement) shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.5. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of any Federal or State court sitting in New York, New York, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 5.5, (c) irrevocably and unconditionally waives any objection to laying venue in any such action or proceeding in such courts, (d) irrevocably and unconditionally waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury. The Parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any Party and may be enforced in any other courts to whose jurisdiction any Party is or may be subject, by suit upon such judgment.

5.6. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

5.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to Impact or Frank D. Heuszel:	with a copy (which will not constitute notice) to:

c/o Impact BioMedical Inc	Sichenzia Ross Ference Carmel LLP
275 Wiregrass Pkwy Henrietta, NY 14586.	1185 Avenue of the Americas, 31st Floor New York, New York 10036
Attention: Frank D. Heuszel	Attn: Darrin M. Ocasio
Email: frank.heuszel@impactbiomedinc.com	Email: dmocasio@srfc.law

If to PubCo, to:	with a copy (which will not constitute notice) to:

c/o Dr Ashleys Bio Labs Limited	Robinson & Cole LLP
1504, Peninsula Sq 18	666 Third Avenue
Sung On Street	Chrysler East Building, 20th Floor
Kowloon, Hong Kong	New York, NY 10017
Attention: Dr. Kanans Visvanats	Attn: Mitchell L. Lampert; Joy Hui
Email: dkv@drashleys.com	Email: mlampert@rc.com; jhui@rc.com

If to Dr Ashleys Shareholder, to:	with a copy (which will not constitute notice) to:

c/o Dr Ashleys Bio Labs Limited	Robinson & Cole LLP
1504, Peninsula Sq 18	666 Third Avenue
Sung On Street	Chrysler East Building, 20th Floor
Kowloon, Hong Kong	New York, NY 10017
Attention: Dr. Kanans Visvanats	Attn: Mitchell L. Lampert; Joy Hui
Email: dkv@drashleys.com	Email: mlampert@rc.com; jhui@rc.com

If to DSS, to:	with a copy (which will not constitute notice) to:

c/o DSS, Inc.	Sichenzia Ross Ference Carmel LLP
275 Wiregrass Pkwy	1185 Avenue of the Americas, 31st Floor
West Henrietta, NY 14586	New York, New York 10036
Attention: Todd D. Macko	Attn: Darrin M. Ocasio
Email: todd.macko@dssworld.com	Email: dmocasio@srfc.law

5.8. Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transition Services and to carry out the intent and purposes of this Agreement.

5.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.10. Other Remedies; Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

5.11. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Dr AshleyS Limited

By:	/s/ Kanans Visvanats
Name:	Kanans Visvanats
Title:	Director

[Signature Page to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Impact BioMedical Inc.

By:	/s/ Frank D. Heuszel
Name:	Frank D. Heuszel
Title:	Chief Executive Officer

[Signature Page to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

fRANK D. HEUSZEL

By:	/s/ Frank D. Heuszel

[Signature Page to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

DSS, INC.

By:	/s/ Jason Grady
Name:	Jason Grady
Title:	CEO

[Signature Page to Transition Arrangement Agreement]

ANNEX D-2

[EXECUTION VERSION]

AMENDED AND RESTATED AMENDMENT TO TRANSITION ARRANGEMENT AGREEMENT

This Amended and Restated Amendment to Transition Arrangement Agreement, dated as of June 30, 2026 (this “Amendment”), by and among Zoar Limited, a Cayman Islands exempted company (“PubCo”), Impact BioMedical Inc., a Nevada corporation (“Impact”), Frank D. Heuszel (“Impact CEO”), and DSS, Inc. (“DSS”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Original Transition Arrangement Agreement (as defined below) or the Merger Agreement.

W I T N E S S E T H:

WHEREAS, PubCo, Impact, Impact CEO, and DSS are parties (the “Parties”) to the Transition Arrangement Agreement dated as of June 21, 2025 (the “Original Transition Arrangement Agreement”);

WHEREAS, the parties previously entered into that certain Amendment No. 1 to Transition Arrangement Agreement, dated as of February 27, 2026 (the “Prior Transition Amendment”); and

WHEREAS, the parties now desire that the Prior Transition Amendment be rescinded, superseded and replaced in its entirety by this Amendment, such that from and after the effectiveness of this Amendment, the Transition Arrangement Agreement shall mean the Original Transition Arrangement Agreement, as amended only by this Amendment; and

WHEREAS, in accordance with the terms of Section 5.1 of the Original Transition Arrangement Agreement, the Parties desire to enter into this Amendment (together with the Original Transition Arrangement Agreement, the “Transition Arrangement Agreement”) to amend the Original Transition Arrangement Agreement as set forth herein and to rescind and supersede the Prior Transition Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. AMENDMENT TO THE ORIGINAL TRANSITION ARRANGEMENT AGREEMENT

1.1 Rescission and Superseding Effect.

(a) The parties hereby acknowledge and agree that that certain Amendment No. 1 to Transition Arrangement Agreement, dated as of February 27, 2026, by and among the parties hereto (the “Prior Transition Amendment”), is hereby rescinded in its entirety and shall be of no further force or effect from and after the effectiveness of this Amendment.

(b) From and after the effectiveness of this Amendment, the rights and obligations of the parties with respect to the subject matter of the Transition Arrangement Agreement shall be determined solely pursuant to (i) the Transition Arrangement Agreement, dated as of June 21, 2025, as amended only by this Amendment, and (ii) no provision added, deleted, replaced or modified by the Prior Transition Amendment shall have any continuing force or effect unless such provision is expressly set forth in this Amendment.

(c) Without limiting the generality of the foregoing, any provision inserted by the Prior Transition Amendment relating to DSS Obligations, Funding Obligations, support or funding of Impact through Closing, ensuring Impact’s performance under the Merger Agreement, or support for co-signing loan agreements, is hereby deleted in its entirety, nullified and superseded, and shall not survive except to the extent expressly restated in this Amendment.

(d) For the avoidance of doubt, this Amendment is not intended to amend, restate, affirm, ratify or continue the Prior Transition Amendment, but instead is intended to replace the Prior Transition Amendment in its entirety.

(e) Notwithstanding the foregoing, the rescission of the Prior Transition Amendment shall not, in and of itself, invalidate any ministerial act previously taken in reasonable reliance thereon prior to the date hereof; provided, however, that from and after the date hereof no party shall have any further rights or obligations under the Prior Transition Amendment except to the extent, if any, expressly preserved in this Amendment.

1.2. Section 5 will be inserted into the Original Transition Arrangement Agreement as follows:

“Section 5. DSS Cooperation

5.1 Hold Harmless. DSS shall hold Dr Ashleys harmless from any claims, demands, suits or other forms of liability that may arise against them or for or on account of any action taken by them to terminate the employment of the Impact CEO, Impact CFO, Impact COO and any other employees of Impact in connection with the Merger (the “Hold Harmless Obligation”).

5.2 DSS Cooperation Shares. In exchange for the good faith cooperation of DSS with the extension of the End Date (as defined in the Merger Agreement) so that the parties shall have additional time by which to consummate the Contemplated Transactions (as defined under the Merger Agreement) and with accommodating Dr Ashleys with the Hold Harmless Obligation, DSS shall be entitled to receive as part of the Share Exchange at Closing: (a) 53,000 PubCo Ordinary Shares (the “First Batch DSS Shares”), and (b) 75,000 PubCo Ordinary Shares (the “Second Batch DSS Shares,” together with the First Batch DSS Shares, “DSS Cooperation Shares”). The DSS Cooperation Shares shall be fully-paid and non-assessable and, subject to the effectiveness of the Registration Statement, shall be registered and fully-tradable by DSS under the Securities Act, subject only to any restrictions imposed by any applicable laws or regulations.

1.3. Section 5 of the Original Transition Arrangement Agreement shall be re-designated as Section 6, and the subsections of Section 5 shall be re-designated accordingly.

1.4. The content of Section 5.2 of the Original Transition Arrangement Agreement shall be deleted and replaced with “[Reserved]”.

1.5. A new subsection 12 shall be added to Section 6 of the Transition Arrangement Agreement (as re-designated pursuant to Section 1.3 of this Amendment) as follows:

6.12 Termination upon Termination of Merger Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement shall automatically terminate as of the effective time of such termination of the Merger Agreement, and no Party shall have any further rights or obligations hereunder, except for those provisions which by their terms expressly survive termination and any rights or liabilities that have accrued prior to such termination.

SECTION 2. EFFECTIVENESS OF AMENDMENT

Upon the execution and delivery hereof, the Prior Transition Amendment shall be rescinded and superseded in its entirety as set forth in Section 1.1 of this Amendment, and the Original Transition Arrangement Agreement shall thereupon be deemed to be amended as set forth herein and with the same effect as if the amendments made hereby were originally set forth in the Original Transition Arrangement Agreement. This Amendment and the Original Transition Arrangement Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendment shall not operate so as to render invalid or improper any action heretofore taken under the Original Transition Arrangement Agreement. Upon the effectiveness of this Amendment, each reference in the Original Transition Arrangement Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Original Transition Arrangement Agreement shall refer to the Transition Arrangement Agreement as amended by this Amendment.

SECTION 3. GENERAL PROVISION

3.1. Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Section 5 of the Original Transition Arrangement Agreement shall apply to this Amendment, as applicable.

3.2. Transition Arrangement Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Transition Arrangement Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

ANNEX D-3

AMENDED AND RESTATED AMENDMENT TO TRANSITION ARRANGEMENT AGREEMENT

This Second Amended and Restated Amendment to Transition Arrangement Agreement, dated as of August 13, 2026 (this “Amendment”), by and among Zoar Limited, a Cayman Islands exempted company (“PubCo”), Impact BioMedical Inc., a Nevada corporation (“Impact”), Frank D. Heuszel (“Impact CEO”), and DSS, Inc. (“DSS”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Original Transition Arrangement Agreement (as defined below) or the Merger Agreement.

W I T N E S S E T H:

WHEREAS, PubCo, Impact, Impact CEO, and DSS are parties (the “Parties”) to the Transition Arrangement Agreement dated as of June 21, 2025 (the “Original Transition Arrangement Agreement”);

WHEREAS, the parties entered into to the amended and restated amendment to the Transition Arrangement Agreement, dated as of June 30, 2026 (the “Amended and Restated Amendment to Transition Arrangement Agreement”); and

WHEREAS, in accordance with the terms of Section 5.1 of the Original Transition Arrangement Agreement, the Parties desire to enter into this Amendment (together with the Original Transition Arrangement Agreement and the Amended and Restated Amendment to the Transition Arrangement Agreement, the “Transition Arrangement Agreement”) to amend the Transition Arrangement Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. AMENDMENT TO THE ORIGINAL TRANSITION ARRANGEMENT AGREEMENT

1.1.	Section 5.2 shall be deleted in its entirety and replaced with the following:

5.2 DSS Cooperation Shares. In exchange for the good faith cooperation of DSS with the extension of the End Date (as defined in the Merger Agreement) so that the parties shall have additional time by which to consummate the Contemplated Transactions (as defined under the Merger Agreement) and with accommodating Dr Ashleys with the Hold Harmless Obligation, DSS shall be entitled to receive as part of the Share Exchange at Closing: (a) 53,000 PubCo Ordinary Shares (the “First Batch DSS Shares”), (b) 75,000 PubCo Ordinary Shares (the “Second Batch DSS Shares”), and (c) 100,000 PubCo Ordinary Shares (the “Third Batch DSS Shares,” together with the First Batch DSS Shares and the Second Batch DSS Shares, the “DSS Cooperation Shares”). The DSS Cooperation Shares shall be fully-paid and non-assessable and, subject to the effectiveness of the Registration Statement, shall be registered and fully-tradable by DSS under the Securities Act, subject only to any restrictions imposed by any applicable laws or regulations.

SECTION 2. GENERAL PROVISION

2.1. Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms, agreements and provisions of Section 5 of the Original Transition Arrangement Agreement shall apply to this Amendment, as applicable.

2.2. Transition Arrangement Agreement in Effect. Except as specifically and explicitly provided for in this Amendment, the Transition Arrangement Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

ZOAR Limited

By:

Name:	Daphne Y. Huang

Title:	Chief Executive Officer

[Signature Page to Amendment to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

IMPACT BIOMEDICAL INC.

By:

Name:	Frank D. Heuszel

Title:	Chief Executive Officer

[Signature Page to Amendment to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

fRANK D. HEUSZEL

By:

[Signature Page to Amendment to Transition Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

DSS, INC.

By:

Name:	Jason Grady

Title:	Chief Executive Officer

[Signature Page to Amendment to Transition Arrangement Agreement]

ANNEX E

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

Dr Ashleys Limited

(adopted by a Special Resolution passed on [●] and effective on [●])

1.	The name of the Company is Dr Ashleys Limited.

2.	The Registered Office of the Company will be situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.	The authorised share capital of the Company is US$[50,000] divided into [500,000,000] Ordinary Shares of par value of US$0.0001 each. Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorised share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Dr Ashleys Limited

(adopted by a Special Resolution passed on [●] and effective on [●])

TABLE A

The regulations contained or incorporated in Table A in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”	means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, whether by blood, marriage or adoption, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended, restated and/or substituted from time to time;

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman”	means the chairman of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Communication Facilities”	means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

“Company”	means Dr Ashleys Limited, a Cayman Islands exempted company limited by Shares;

“Companies Act”	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”	means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its initial public offering of the Shares, or which has otherwise been notified to Shareholders;

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“electronic”	has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Commission) or other electronic delivery methods as otherwise decided and approved by not less than a majority of the vote of the Board;

“electronic record”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Ordinary Resolution”	means a resolution:

(a)

passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company held in accordance with these Articles (in computing the majority when a poll is demanded regard shall be had to the number of votes to which each Shareholder is entitled by these Articles); or

	(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the capital of the Company, designated as an Ordinary Share and having the rights provided for in these Articles;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present”	means, in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorised representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

“Register”	means the register of members of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder”	means a Person who is registered as the holder of one or more Shares in the Register;

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“Virtual Meeting”	means any general meeting of the Shareholders (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)	any phrase introduced by the terms “including”, “include” or “in particular” or similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(i)	any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(j)	any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be conducted as the Directors see fit.

5.	The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid for by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office. For so long as any Shares are listed on the Designated Stock Exchange, title to such listed Shares may be evidenced and transferred in accordance with the Designated Stock Exchange Rules that are or shall be applicable to such listed Shares. The register of members maintained by the Company in respect of such listed Shares (whether the principal register or a branch register) may be kept by recording the particulars required by Section 40 of the Companies Act in a form otherwise than legible (provided it is capable of being reproduced in a legible form) if such recording otherwise complies with the Designated Stock Exchange Rules that are or shall be applicable to such listed Shares.

SHARES

8.	Subject to these Articles and where applicable the Designated Stock Exchange Rules, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Shareholders, cause the Company to:

(a)	issue, allot, or otherwise dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, at such times and on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)	grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares and issue warrants or similar instruments with respect thereto, at such times and on such terms and having such rights and being subject to such restrictions as they may from time to time determine.

9.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Subject to the applicable Designated Stock Exchange Rules, the Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 12 and subject to the applicable Designated Stock Exchange Rules, the Directors may issue from time to time, out of the authorised share capital of the Company, series of preferred shares in their absolute discretion and without approval of the Shareholders; provided, however, before any preferred shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)	whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially and adversely varied with the consent in writing of the holders of two-thirds of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting, all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially and adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

14.	A Shareholder may only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

15.	Every share certificate of the Company shall bear such legends as may be required under applicable laws, including the Securities Act.

16.	No certificate shall be issued representing shares of more than one class.

17.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Shareholder upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

18.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person. In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

19.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

20.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

21.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

22.	For giving effect to any such sale the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

23.	The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

24.	Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

25.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

26.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

27.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

28.	The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

29.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Shareholder paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30.	If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

31.	The notice shall name a further day (not earlier than the expiration of fourteen calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

32.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

33.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

34.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

35.	A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

36.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

37.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

38.	The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares. Subject to these Articles, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

39.

(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)	The Directors may also decline to register any transfer of any Share unless:

(i)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one Class of Shares;

(iii)	the instrument of transfer is properly stamped, if required;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

40.	The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty calendar days in any calendar year.

41.	All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within two calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

42.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

43.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

44.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

45.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

46.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

47.	The Company may by Ordinary Resolution:

(a)	increase its share capital by new Shares of such amount as it thinks appropriate;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a Class of Shares has been authorised by the Company, no resolution of the Company in general meeting is required for the issuance of Shares of that Class and the Directors may issue Shares of that Class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes shares with different voting rights, the designation of each Class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)	subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum of Association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

48.	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, Liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

49.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

50.	Subject to the provisions of the Companies Act, the Designated Stock Exchange Rules (where applicable) and these Articles, the Company may:

(a)	issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board, or are otherwise authorised by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

51.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

52.	The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

53.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

54.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

55.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

56.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

57.

(a)	The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)	At these meetings, the report of the Directors (if any) shall be presented.

58.

(a)	The Chairman or a majority of the Directors (acting by a resolution of the Board) may call general meetings, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)	A Shareholders’ requisition is a requisition of Shareholders holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of the total number of votes attaching to all issued and outstanding Shares that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)	If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

(e)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

59.	At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by holders of a majority of the Shareholders having a right to attend and vote at the meeting Present or, in the case of a corporation or other non-natural person, represented by its duly authorised representative or proxy.

60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.	No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present shall be a quorum for all purposes.

62.	If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

63.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities will be utilised (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilise such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

64.	The Chairman, if any, shall preside as chairman at every general meeting of the Company. If there is no such Chairman, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

65.	The chairman of any general meeting shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)	The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)	If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

66.	The chairman of any general meeting at which a quorum is Present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

67.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

68.	At any general meeting a resolution put to the vote of the meeting shall be decided by poll.

69.	A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

70.	All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

71.	Subject to any rights and restrictions for the time being attached to any Share on a poll every Shareholder Present in person or represented by its duly authorised representative or proxy shall have one (1) vote for each Ordinary Share of which such Shareholder is the holder.

72.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

73.	Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

74.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

75.	On a poll votes may be given either personally or by proxy.

76.	Each Shareholder, other than a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

77.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

78.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

79.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

80.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

81.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

82.	If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Shareholder holding the number and Class of Shares specified in such authorisation.

DIRECTORS

83.

(a)	Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors , the exact number of Directors to be determined from time to time by the Board of Directors.

(b)	The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Company may by Ordinary Resolution appoint any person to be a Director.

(d)	The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the Board.

(e)	An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Any Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board .

84.	A Director may be removed from office by an Ordinary Resolution, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by an Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

85.	The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

86.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Shareholder of the Company shall nevertheless be entitled to attend and speak at general meetings.

87.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

88.	The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

89.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

90.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

91.	Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

92.	Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their Members to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

93.	The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

94.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit or otherwise required by the Designated Stock Exchange Rules; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

95.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

96.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

97.	The Directors from time to time and at any time may (and where applicable, in accordance with the requirements of the Designated Stock Exchange rules) establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

98.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

99.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

100.	The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

101.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

102.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

103.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

104.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;

(e)	is prohibited by law from being a director; or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

105.	The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

106.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

107.	Subject to Designated Stock Exchange Rules, the quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed the presence of two (2) Directors then in office shall constitute a quorum. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

108.	A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

109.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

110.	Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

111.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

113.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

114.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

115.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

116.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

117.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

118.	A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS

119.	Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

120.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

121.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalising dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

122.	Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

123.	The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

124.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

125.	If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

126.	No dividend shall bear interest against the Company.

127.	Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

128.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

129.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

130.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorised by the Directors.

131.	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

132.	The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

133.	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

134.	The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

135.	The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

136.	Subject to the Companies Act, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

137.	Notwithstanding any provisions in these Articles and subject to the Companies Act, the Directors may resolve to capitalise an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)	employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Shareholders; or

(b)	any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Shareholders.

SHARE PREMIUM ACCOUNT

138.	The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

139.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

140.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognised courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

141.	Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognised courier service.

142.	Any Shareholder Present at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

143.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

144.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

145.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

146.	Subject to the relevant laws, rules and regulations applicable to the Company, no Shareholder shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Shareholders of the Company to communicate to the public.

147.	Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Shareholders including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

148.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. To the extent permissible under applicable laws, the Shareholders waive any claim or right of action that they may have, both individually and on the Company’s behalf, against any Director in relation to any action or failure to take action by such Director in the performance of his or her duties with or for the Company, except in respect of any dishonesty, willful default or fraud of such Director.

149.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud.

FINANCIAL YEAR

150.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 March in each calendar year and shall begin on 1 April in each calendar year.

NON-RECOGNITION OF TRUSTS

151.	No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

152.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Shareholders in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any asset upon which there is a liability.

153.	If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

154.	Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

155.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty calendar days in any calendar year.

156.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

157.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

158.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies in the Cayman Islands to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

159.	The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company .

EXCLUSIVE FORUM

160.	For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognised under the laws of the United States from time to time).

161.	Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring the Share issued pursuant to deposit agreements, cannot waive compliance with the federal securities laws of the United States and the rules and regulations thereunder with respect to claims arising under the Securities Act and shall be deemed to have notice of and consented to the provisions of this Article. Without prejudice to the foregoing, if the provision in this Article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company.

ANNEX F

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☒ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information: (Constituent, Acquired or Merging)

Entity Name: Dr Ashleys Nevada Sub, Inc.

Jurisdiction: Nevada | Entity Type*: domestic corporation

If more than one entity being acquired or merging please attach additional page.

2. Entity Information: (Resulting, Acquiring or Surviving)

Entity Name: Impact BioMedical Inc.

Jurisdiction: Nevada | Entity Type*: domestic corporation

3. Plan of Conversion, Exchange or Merger: (select one box)

☐ The entire plan of conversion, exchange or merger is attached to these articles.

☒ The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity. The entire plan of exchange or merger is on file at the registered office of the acquiring corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the acquiring entity (NRS 92A.200).

☐ The complete executed plan of conversion for the resulting domestic limited partnership is on file at the records office required by NRS 88.330. (Conversion only)

4. Approval: (If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☒ B. The plan was approved by the required consent of the owners of:
- ☒ Acquired/merging
- ☐ Acquiring/surviving

☐ C. Approval of plan of exchange/merger for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Dr Ashleys Nevada Sub, Inc.
Name of acquired/merging entity

Impact BioMedical Inc.
Name of acquiring/surviving entity

5. Effective Date and Time: (Optional)

Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

** corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

Page 1 of 4
Revised: 8/1/2023

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 92A.205

This filing completes the following: ☐ Conversion ☐ Exchange ☒ Merger

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

4. Approval Continued:
(If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☒ B. The plan was approved by the required consent of the owners of:
- ☐ Acquired/merging
- ☒ Acquiring/surviving

☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Dr Ashleys Nevada Sub, Inc.
Name of acquired/merging entity

Impact BioMedical Inc
Name of acquiring/surviving entity

4. Approval Continued:
(If more than one entity being acquired or merging please attach additional approval page.)

Exchange/Merger:
Owner's approval (NRS 92A.200) (options a, b or c must be used for each entity)

☐ A. Owner's approval was not required from the:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ B. The plan was approved by the required consent of the owners of:
- ☐ Acquired/merging
- ☐ Acquiring/surviving

☐ C. Approval of plan of exchange for Nevada non-profit corporation (NRS 92A.160):

Non-profit Corporations only: The plan of exchange/merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.
- ☐ Acquired/merging
- ☐ Acquiring/surviving

Name of acquired/merging entity

Name of acquiring/surviving entity

** corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust.*

Page 2 of 4
Revised: 8/1/2023

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

6.Forwarding Address for Service of Process: (Conversion and Mergers only, if resulting/surviving entity is foreign)	Name ______ Country ______ Care of: ______ Address ______ City ______ State ______ Zip/Postal Code ______
7. Amendment, if any, to the articles or certificate of the surviving entity. (NRS 92A.200): (Merger only) **	See exhibit attached.
	** Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.
8. Declaration: (Exchange and Merger only)	**Exchange:** ☐ The undersigned declares that a plan of exchange has been adopted by each constituent entity (NRS 92A.200). **Merger:** (Select one box) ☒ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200). ☐ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).
9. Signature Statement: (Required)	☐ **Conversion:** A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity. Signatures - must be signed by: 1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87). 2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it. ______ Name of constituent entity

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.
Page 3 of 4
Revised: 8/1/2023

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Articles of Conversion/Exchange/Merger

NRS 92A.200 and 91A.205

9. Signature Statement Continued: (Required)

☐ **Exchange:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or a member if there are no Managers; A trustee of each Nevada business trust (NRS 92A.230)

Unless otherwise provided in the certificate of trust or governing instrument of a business trust, an exchange must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the exchange.

The articles of exchange must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

☒ **Merger:**

Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230).

The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

10. Signature(s): (Required)

Name of acquired/merging entity

X ______________________________
Signature (Exchange/Merger) | Title | Date

If more than one entity being acquired or merging please attach additional page of informaiton and signatures.

Name of acquiring/surviving entity

X ______________________________
Signature (Exchange/Merger) | Title | Date

X ______________________________
Signature of Constituent Entity (Conversion) | Title | Date

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Form will be returned if unsigned.
This form must be accompanied by appropriate fees.

Page 4 of 4
Revised: 8/1/2023

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

IMPACT BIOMEDICAL INC.

The undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the Nevada Revised Statutes of the State of Nevada (the “NRS”), certify as follows:

ARTICLE I

The name of the Corporation is Dr Ashleys USA Inc. (the “Corporation”).

ARTICLE II

The Corporation shall have a perpetual existence.

ARTICLE III

The name of Corporation’s registered agent in the State of Nevada is VCorp Agent Services, Inc.

ARTICLE IV

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE V

The total number of shares of all classes which the Corporation shall have authority to issue is 10,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation.

1.	Voting.

i.	The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Articles of Incorporation (which, as used herein, shall mean the Articles of incorporation of the Corporation, as amended from time to time). There shall be no cumulative voting in the election of directors or on any other matter.

ii.	The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 78.390 of the NRS.

3.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to the requirements of applicable law.

4.	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

ARTICLE VI

Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Articles of Incorporation, the Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, modify or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders. The stockholders of the Corporation may not adopt, amend or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Articles of Incorporation, by the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote thereon.

ARTICLE X

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Articles of Incorporation or the Bylaws, from time to time, to amend, alter or repeal any provision of this Articles of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Articles of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE XI

To the fullest extent and in the manner permitted by applicable law, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation or of a class or series of stockholders may be taken without a meeting of the stockholders or of such class or series of stockholders upon the consent in writing signed by such stockholders who would have been entitled to vote the minimum number of votes that would be necessary to authorize the action at a meeting at which all the stockholders entitled to vote thereon were present and voting.

ARTICLE XII

Special meetings of stockholders may be called only by the Board of Directors, the chairperson of the Board of Directors, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer), and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Supreme Court of Nevada of the State of Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the NRS or this Articles of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of this Articles of Incorporation or the Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Supreme Court having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Supreme Court of the State of Nevada dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Nevada. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIV

Notwithstanding any other provisions of law, this Articles of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XIV or Article VI, VII, VIII, IX, X, XI, XII or XIII of this Articles of Incorporation.

I, the undersigned, do make, file and record this Amended and Restated Articles of Incorporation, as of the [  ], 2025.

By:
Kanans Visvanats
Sole Director

ANNEX G

(pending)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

II. Section 60 of the Business Corporation Act provides as follows:

Indemnification of directors and officers:

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall, be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

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Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description

2.1**	Merger and Share Exchange Agreement, dated as of June 21, 2025, by and among Dr Ashleys Limited, Impact BioMedical Inc., Dr Ashleys Nevada Sub, Inc., Dr Ashleys Bio Labs Limited and Kanans Visvanats (included as Annex A-1 of the proxy statement/prospectus).

2.2**	Amended and Restated Amendment to the Merger and Share Exchange Agreement, dated as of June 30, 2026, by and among Zoar Limited, Impact BioMedical Inc., Dr Ashleys Nevada Sub, Inc., Zoar Labs Limited and Kanans Visvanats (included as Annex A-2 of the proxy statement/prospectus).

2.3**	Second Amended and Restated Amendment to the Merger and Share Exchange Agreement, dated as of August 13, 2026, by and among Zoar Limited, Impact BioMedical Inc., Dr Ashleys Nevada Sub, Inc., Zoar Labs Limited and Kanans Visvanats (included as Annex A-3 of the proxy statement/prospectus).

2.4**	Form of Articles of Merger (included as Annex F of the proxy statement/prospectus).

3.1**	Memorandum and Articles of Association of Dr Ashleys Limited

3.2**	Form of Amended and Restated Memorandum and Articles of Association of Zoar Limited (included as Annex F of the proxy statement/prospectus).

3.3**	Memorandum and Articles of Association of Dr Ashleys Bio Labs Limited

3.4**	Amended and Restated Articles of Incorporation of Impact BioMedical Inc., dated July 29, 2020, and as amended by the certificate of amendment dated November 21, 2023.

3.5**	Certificate of designation of Impact BioMedical Inc.

3.6**	Bylaws of Impact BioMedical Inc.

4.1**	Form of Underwriter Warrant of Impact BioMedical Inc.

5.1**	Form of Opinion of Harney Westwood & Riegels with respect to the validity of the ordinary shares of Zoar Limited to be issued.

8.1†	Form of Opinion of Sichenzia Ross Ference Carmel LLP with respect to certain U.S. tax matters.

10.1**	Voting and Support Agreement by and among Dr Ashleys Limited, Dr Ashleys Nevada Sub, Inc., Impact BioMedical Inc., Dr Ashleys Bio Labs Limited, Kanans Visvanats and certain stockholders of Impact BioMedical Inc., dated June 21, 2025 (included as Annex C-1 of the proxy statement/prospectus).

10.2**	Amended and Restated Amendment to Voting and Support Agreement by and among Zoar Limited, Dr Ashleys Nevada Sub, Inc., Impact BioMedical Inc., Zoar Labs Limited, Kanans Visvanats and certain stockholders of Impact BioMedical Inc., dated June 30, 2026 (included as Annex C-2 of the proxy statement/prospectus).

10.3**	Transition Arrangement Agreement by and among Dr Ashleys Limited, Impact BioMedical Inc., Frank D. Heuszel and DSS, Inc., dated June 21, 2025 (included as Annex D-1 of this proxy statement/prospectus).

10.4**	Amended and Restated Amendment to Transition Arrangement Agreement by and among Zoar Limited, Impact BioMedical Inc., Frank D. Heuszel and DSS, Inc., dated June 30, 2026 (included as Annex D-2 of this proxy statement/prospectus).

10.5**	Second Amended and Restated Amendment to Transition Arrangement Agreement by and among Zoar Limited, Impact BioMedical Inc., Frank D. Heuszel and DSS, Inc., dated August 13, 2026 (included as Annex D-3 of this proxy statement/prospectus).

10.6**	Form of Indemnity Agreement by and between Zoar Limited and directors and officers of Zoar Limited.

10.7**	Form of Executive Employment Agreement by and between Zoar Limited and officers of Zoar Limited.

10.8**	Form of Director Offer Letter by and between Zoar Limited and directors of Zoar Limited.

10.9**	Technology and Patent Assignment Agreement, dated February 20, 2018, by and between Kanan Vishwanatth and Rupus Global Limited.

10.10**	Contract Manufacturing Agreement, by and between Dr. Ashleys Limited (Hong Kong) and Apex Drugs Limited, dated April 1, 2025.

10.11**	Tenancy Agreement, by and between Marc Steven Limited and Dr Ashleys Limited (Hong Kong), dated Marcy 14, 2025.

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10.12†	Partial Settlement of Debt, dated March 24, 2025, by and between Impact BioMedical Inc. and DSS, Inc.

10.13**	Revolving Promissory Note, dated December 31, 2020 and amended on March 31, 2023, by and between Impact BioMedical Inc. and DSS, Inc.

10.14**	Engagement Letter of BMI Capital International LLC dated February 14, 2024, and amendments dated January 28, 2025 and August 28, 2025, respectively.

10.15**	Business Buyout Agreement, dated January 1, 2024, by and between Dr Ashleys HK Limited and Rupus Global Limited.

10.16**	Share Exchange Agreement, dated February 12, 2026, by and between Dr Ashleys Bio Labs Limited, Dr Vishys SIA Limited and Kanans Visvanats.

10.17**	Repayment Agreement, dated June 5, 2026, by and between Peridot Capital Solutions Hong Kong Limited and Dr Ashleys HK Limited.

10.18**	Deed of Guarantee, dated June 5, 2026, by and between Zoar Limited and Peridot Capital Solutions Hong Kong Limited

10.19**	Equitable Mortgage Over Shares, dated June 2026, by and among Dr Kanans Visvanats, Zoar Limited and Peridot Capital Solutions Hong Kong Limited

21.1**	Subsidiaries of Zoar Limited.

23.1**	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).

23.2†	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 8.1).

23.4**	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of Zoar Limited.

23.5**	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of Zoar Labs Limited and Subsidiaries.

23.6**	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm of Impact BioMedical Inc.

23.7**	Consent of Tian Yuan Law Firm (included in Exhibit 99.9)

23.8**	Consent of Wong Poon Chan Law & Co. (included in Exhibit 99.8).

99.1†	Form of Proxy Card for Impact BioMedical Inc.’s Special Meeting of Stockholders.

99.2**	Updated Fairness Opinion of Corporate Valuation Advisors, Inc. (included as Annex B of this proxy statement/prospectus).

99.3**	Consent of Donald Kalkofen to be named as a director of Zoar Limited.

99.4**	Consent of Michael Zajas to be named as a director of Zoar Limited.

99.5**	Consent of Evan Lim to be named as a director of Zoar Limited.

99.6**	Consent of Neha Kumari to be named as a director of Zoar Limited.

99.7**	Consent of Maduabuchi Nelson Okey to be named as a director of Zoar Limited.

99.8**	Form of Opinion of Wong Poon Chan Law & Co. regarding certain Hong Kong law matters.

99.9**	Form of Opinion of Tian Yuan Law Firm regarding certain PRC law matters.

107**	Filing Fee Table.

†	To be filed.
**	Filed herewith.

(b) Financial Statements

See page F-1 for an index of financial statements included in this registration statement on Form F-4.

Item 22. Undertakings

A. PubCo hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. PubCo hereby undertakes:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D. The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Riga, Latvia, on September 10, 2026.

Zoar Limited

By:	/s/ Kannas Visvanats
Name:	Kannas Visvanats
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on September 10, 2026.

Signature	Title

/s/ Kannas Visvanats
Kannas Visvanats	Chief Executive Officer, Chief Financial Officer (Interim) and Director (Principal Executive Officer and Principal Financial Officer and Accounting Officer)

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this Registration Statement on Form F-4 on the September 10, 2026.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President of Cogency

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